As filed with the Securities and Exchange Commission on December 16, 2003

Registration No. 333-108282

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 5

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NMP, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	7370	27-0064104
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification Number)

825 Battery Street

San Francisco, CA 94111

(415) 733-0500

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Lawrence S. Kramer

Chairman and Chief Executive Officer

NMP, Inc.

825 Battery Street

San Francisco, CA 94111

(415) 733-0500

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Robert S. Townsend, Esq. Lior Zorea, Esq. Jaclyn Liu, Esq. Morrison & Foerster LLP	Thomas H. Kennedy, Esq. Scott R. Ehrlich, Esq. Seth A. Cohen, Esq. Skadden, Arps, Slate, Meagher & Flom LLP

425 Market Street	Four Times Square
San Francisco, CA 94105	New York, NY 10036
(415) 268-7000	(212) 735-3000

Approximate date of commencement of proposed sale of the securities to the public:  As soon as practicable after this registration statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐ __________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐ __________

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

MERGER AND OTHER PROPOSALS—YOUR VOTE IS VERY IMPORTANT

To the Stockholders of MarketWatch.com, Inc. and Pinnacor Inc.:

On July 22, 2003, the boards of directors of MarketWatch.com, Inc. and Pinnacor Inc. unanimously approved a merger agreement for the merger of MarketWatch and Pinnacor. A new holding company, NMP, Inc., to which we refer as the “combined company” or “Holdco” in this joint proxy statement-prospectus, has been formed and, upon the completion of the proposed merger, will own the businesses of MarketWatch and Pinnacor. After the merger is completed, Holdco will be renamed “MarketWatch.com, Inc.” MarketWatch will be renamed “MarketWatch Media, Inc.” and Pinnacor will continue to be named “Pinnacor Inc.” If we can do so without adverse tax consequences to the former stockholders of MarketWatch and Pinnacor, shortly after consummation of the merger, we will merge each of MarketWatch Media and Pinnacor into Holdco. Holdco intends to apply to list its common stock on the Nasdaq National Market under the symbol “MKTW,” the same ticker symbol currently used by MarketWatch.

Upon the effectiveness of the merger, MarketWatch stockholders will receive one share of Holdco common stock for each share of MarketWatch common stock they own. Pinnacor stockholders will receive either $2.42 in cash or 0.2659 of a share of Holdco common stock for each share of Pinnacor common stock they own, which stock exchange ratio, based on the closing price of MarketWatch common stock on July 22, 2003, the last day of trading before public announcement of the proposed merger, and December 12, 2003, is valued at $2.42 and $2.24, respectively. The value of the stock exchange ratio will fluctuate based on the trading price of MarketWatch common stock and may differ from the value stated above on the date of the Pinnacor special stockholders meeting.

In addition to the actions of the board of directors of MarketWatch and Pinnacor relating to the merger, the board of directors of Holdco has unanimously adopted, contingent upon the completion of the merger, a 2004 stock incentive plan and a 2004 employee stock purchase plan. The board of directors of Holdco has initially reserved a total of 4,300,000 shares of Holdco common stock under the stock incentive plan and a total of 500,000 shares of Holdco common stock under the employee stock purchase plan.

The boards of directors of both MarketWatch and Pinnacor unanimously recommend that their respective stockholders vote FOR the adoption of the merger agreement and the transactions contemplated by the merger agreement.

The board of directors of Holdco unanimously recommends that the stockholders of MarketWatch and Pinnacor, as the future stockholders of Holdco after the completion of the merger, vote FOR approval and adoption of (A) the 2004 stock incentive plan, and (B) the 2004 employee stock purchase plan.

We urge you to read this entire document, including the section describing the risks associated with the merger, the combined company, the separate businesses of MarketWatch and Pinnacor, and Holdco common stock that begins on page 29.

We strongly support the merger of MarketWatch and Pinnacor and join with our boards of directors in enthusiastically recommending that you vote in favor of the merger.

Sincerely,	Sincerely,

Lawrence S. Kramer	Kirk Loevner
Chairman and Chief Executive Officer	Chairman and Chief Executive Officer
MarketWatch.com, Inc.	Pinnacor Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger of MarketWatch and Pinnacor or determined if this joint proxy statement-prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This joint proxy statement-prospectus is dated             , 2003, and is first being mailed to the stockholders of MarketWatch and Pinnacor on or about             , 2003.

ADDITIONAL INFORMATION

This joint proxy statement-prospectus incorporates important business and financial information about MarketWatch, Pinnacor and Holdco from other documents that are not included in or delivered with this joint proxy statement-prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this joint proxy statement-prospectus by requesting them in writing or by telephone or over the Internet from the appropriate company at one of the following addresses:

MarketWatch.com, Inc.	Pinnacor Inc.
Anna Yen, Investor Relations	Rowan Hajaj, Investor Relations
825 Battery Street	601 West 26th Street, 13th Floor
San Francisco, CA 94111	New York, NY 10001
(415) 733-0500	(212) 691-7900
email: investor_relations@marketwatch.com	email: investorrelations@pinnacor.com

If you would like to request any documents, please do so by             , 2003 in order to receive them before the special meetings.

See “Where You Can Find More Information” that begins on page 207.

MARKETWATCH.COM, INC.

825 Battery Street

San Francisco, CA 94111

Notice of Special Meeting of the MarketWatch.com, Inc. Stockholders

            , 2004 at      a.m., local time

To the Stockholders of MarketWatch.com, Inc.:

Notice is hereby given that a special meeting of stockholders of MarketWatch.com, Inc. will be held on             , 2004 at      a.m., local time, at 825 Battery Street, San Francisco, CA 94111 for the following purposes:

1.	To consider and vote upon a proposal to adopt a merger agreement for the merger of MarketWatch and Pinnacor whereby MarketWatch and Pinnacor will become wholly owned subsidiaries of a new holding company, Holdco, and each share of MarketWatch common stock outstanding on the closing date will be exchanged for one share of Holdco common stock. The adoption of the merger agreement will also constitute approval of the MarketWatch merger and the other transactions contemplated by the merger agreement, including the issuance of shares of Holdco common stock in the Pinnacor merger.

2.	To consider and vote upon a proposal to adopt a 2004 stock incentive plan for Holdco.

3.	To consider and vote upon a proposal to adopt a 2004 employee stock purchase plan for Holdco.

4.	To transact any other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

These items of business are described in the attached joint proxy statement-prospectus. Holders of record of MarketWatch common stock at the close of business on November 19, 2003, the record date, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

Your vote is very important, regardless of the number of shares you own. Please vote as soon as possible to make sure your shares are represented at the special meeting. To vote your shares, you may complete and return the enclosed proxy card. If you are a holder of record, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct them on how to vote your shares. If you do not vote, you abstain from voting or you do not instruct your broker or bank on how to vote, it will have the same effect as voting against the adoption of the merger proposal but will have no effect on the vote for the adoption of the equity plan proposals.

Thank you for your support.

Sincerely,

Lawrence S. Kramer Chairman and Chief Executive Officer

San Francisco, California

            , 2003

PINNACOR INC.

601 West 26th Street, 13th Floor

New York, NY 10001

Notice of Special Meeting of the Pinnacor Inc. Stockholders

            , 2004 at      a.m., local time

To the Stockholders of Pinnacor Inc.:

We will hold a special meeting of the stockholders of Pinnacor Inc. on             , 2004 at      a.m., local time, at 601 West 26th Street, 13th Floor, New York, NY 10001, for the following purposes:

1.	To consider and vote upon a proposal to adopt a merger agreement for the merger of MarketWatch and Pinnacor whereby MarketWatch and Pinnacor will become wholly owned subsidiaries of a new holding company, Holdco, and each share of Pinnacor common stock outstanding on the closing date will be exchanged, at the election of the holder, for either $2.42 in cash or 0.2659 of a share of Holdco common stock. Subject to the proration rules described in this joint proxy statement-prospectus, you may elect to receive cash, Holdco common stock or a combination of both in exchange for your shares of Pinnacor common stock. The adoption of the merger agreement will also constitute approval of the Pinnacor merger and the other transactions contemplated by the merger agreement.

2.	To consider and vote upon a proposal to adopt a 2004 stock incentive plan for Holdco.

3.	To consider and vote upon a proposal to adopt a 2004 employee stock purchase plan for Holdco.

4.	To transact any other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

These items of business are described in the attached joint proxy statement-prospectus. Holders of record of Pinnacor common stock at the close of business on November 19, 2003, the record date, are entitled to vote at the special meeting and any adjournments or postponements of the special meeting.

Your vote is very important, regardless of the number of shares you own. Please vote as soon as possible to make sure your shares are represented at the special meeting. To vote your shares, you may complete and return the enclosed proxy card. If you are a holder of record, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct them on how to vote your shares. If you do not vote, you abstain from voting or you do not instruct your broker or bank on how to vote, it will have the same effect as voting against the adoption of the merger proposal and will have no effect on the vote for the adoption of the equity plan proposals.

Thank you for your support.

Sincerely,

Kirk Loevner Chairman and CEO

New York, New York

            , 2003

i

(continued)

ii

(continued)

iii

(continued)

iv

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  Why are MarketWatch and Pinnacor proposing to merge?

A:  MarketWatch and Pinnacor are proposing to merge to create a combined company that is expected to be a market-leading provider of online business news and financial applications to the general public, as well as organizations in numerous industries, including banking, brokerage and media. The merger will combine MarketWatch’s premium-branded news, tools and charting capabilities with Pinnacor’s broad set of financial applications and extensive customization and integration capabilities. Specifically, MarketWatch and Pinnacor are proposing to merge for the following reasons, as well as others described in this joint proxy statement-prospectus:

•	the combined company expects to be able to advance the long-term strategic goals of MarketWatch and Pinnacor, including licensing news and information services to financial services firms and institutional users, as well as offering new products and services to Pinnacor’s current wireless and business information customers and corporate portal partners; and

•	the combined company expects to be able to bring new products to market more rapidly since it will have a larger high-quality and dedicated technical staff.

Q:  What will I receive in the merger?

A:  If you are a MarketWatch stockholder, you will receive one share of Holdco common stock in exchange for each share of MarketWatch common stock you hold.

If you are a Pinnacor stockholder, you will receive, subject to proration, either $2.42 in cash or 0.2659 of a share of Holdco common stock in exchange for each share of Pinnacor common stock you hold. Holdco will not issue fractional shares. Rather, you will receive cash payments, without interest, in place of any fractional share of Holdco common stock you would otherwise have received.

Q:  If I am a Pinnacor stockholder, what will determine if I will receive Holdco common stock, cash or a combination of both?

A:  You may make election to receive either cash, Holdco common stock or a combination of cash and stock in exchange for your shares of Pinnacor common stock. However, depending on what the other Pinnacor stockholders elect to receive as consideration and the proration rules, you may not receive your preferred type of consideration. For a complete description of the proration rules, see “Summary of the Joint Proxy Statement-Prospectus” beginning on page 1 and “The Merger Agreement—The Pinnacor Merger Proration Rules” beginning on page 99.

Q:  What do I need to do now?

A:  There are three steps you should take now:

1.    Carefully read and consider the information contained in this joint proxy statement-prospectus.

2.    Vote your shares on the merger and the equity plan proposals.

3.    If you are a Pinnacor stockholder, you may elect the form of merger consideration you prefer to receive, subject to the proration rules described in this joint proxy statement-prospectus.

Q:  How do I vote if I am a stockholder of record?

A:  If you are a stockholder of record, you can vote on the merger and the equity plan proposals by either:

•	giving your proxy by either mailing your properly completed proxy card or by telephone; or

•	voting in person at your respective special stockholders meeting.

If you are not going to vote in person at the respective MarketWatch or Pinnacor special meeting, you should deliver your proxy as soon as possible so that your shares of MarketWatch or Pinnacor common stock will be voted. If you are a MarketWatch stockholder of record, you may vote by proxy by (1) completing, signing, dating and returning the YELLOW proxy card in the pre-addressed envelope provided, or (2) using the telephone. If you are a Pinnacor stockholder of record, you may vote by proxy by (1) completing, signing, dating and returning the WHITE proxy card in the pre-addressed envelope provided, or (2) using the telephone. For specific instructions on how to use the telephone to vote by proxy, please refer to the instructions on your proxy card.

Q:  How do I vote if I hold my shares in street name?

A:  If you hold shares in street name, that is through a broker, dealer, bank or other financial institution that serves as your nominee, you can vote for the merger and the equity plans by either:

•	instructing the nominee who holds your shares on how to vote by either mailing your properly completed voting instruction card provided to you by the nominee or by telephone; or

•	voting in person at your respective special stockholders meeting, so long as you obtain a signed proxy from the nominee who holds your shares, giving you the right to vote those shares.

If you are not going to vote in person at the respective MarketWatch or Pinnacor special meeting, you must provide the nominee with instructions on how to vote your shares. The nominee cannot vote or make an election with respect to your shares without receiving instructions from you. Please check the voting instruction card used by your nominee on how to instruct your nominee by telephone on how to vote your shares.

Q:  What if I don’t vote?

A:  If you do not vote, you abstain from voting or you do not instruct your broker, dealer, bank or other financial institution on how to vote if you hold your shares in street name, it will have the same effect as a vote against the adoption of the merger proposal but will have no effect on the vote for the adoption of the equity plan proposals. Therefore, we urge you to vote.

If you submit your proxy but do not indicate how you want to vote on the proxy card, your proxy will be counted as a vote in favor of the adoption of the merger and equity plan proposals.

Q:  If I am a Pinnacor stockholder, how do I elect to receive cash, shares of Holdco common stock or a combination of cash and Holdco common stock?

A:  If you have a preference for receiving cash, Holdco common stock or a combination of cash and Holdco common stock, you must complete the enclosed BLUE form of election indicating your preference, and return it to Mellon Investor Services LLC, the exchange agent. The certificate(s) representing your Pinnacor common stock must accompany the BLUE form of election for your election to be valid.

Your completed BLUE form of election and your Pinnacor stock certificate(s) should be delivered to Mellon Investor Services in the enclosed self-addressed envelope. If you choose to send the materials by mail, it is recommended that they be sent by registered mail, appropriately insured, with return receipt requested. The method of delivery of your completed BLUE form of election and stock certificate(s) is at your election and risk.

Your BLUE form of election along with the share certificate(s) representing your Pinnacor common stock must be returned to Mellon Investor Services no later than the election deadline, which is 5:00 p.m., Eastern Time, on the date of the Pinnacor special meeting of stockholders. Pinnacor stockholders who hold their shares in street name, that is with a broker, dealer, bank or other financial institution, and who wish to make an election will have to instruct their nominee that holds their shares to make an election on their behalf. For a more detailed description of the election procedures, see “The Merger Agreement—Making the Election” beginning on page 105.

Q:  If I am a Pinnacor stockholder, can I change or revoke my election with respect to the merger consideration?

A:  Yes. You may change your election by delivering a later dated BLUE form of election to Mellon Investor Services before the election deadline, which is 5:00 p.m., Eastern Time, on the date of the Pinnacor special meeting of stockholders. You may also revoke your election by written notice of revocation to Mellon Investor Services before the election deadline.

Q:  If I am a Pinnacor stockholder, am I required to complete a form of election in order to receive my merger consideration?

A:  No. If you do not make an election, you will still receive your portion of the merger consideration. However, you will receive the merger consideration in whatever form (cash, Holdco common stock or both) that remains after giving effect to the preferences of other Pinnacor stockholders that do make elections and the application of the proration rules described in this joint proxy statement-prospectus. Therefore, if you have a preference for receiving either cash, shares of Holdco common stock or a combination of both in exchange for your shares of Pinnacor common stock, and do not make an election, we cannot take your preference into consideration.

Q:  Should I send in my stock certificates now?

A:  MarketWatch stockholders will not need to send in their share certificate(s) in connection with the merger. This is because after the completion of the merger, Holdco will be renamed MarketWatch.com, Inc., the same company name on the existing MarketWatch share certificates and, in connection with the merger, MarketWatch stockholders will receive one share of Holdco common stock for each share of MarketWatch common stock held prior to the merger. After the merger is completed, your existing MarketWatch share certificate(s) represent(s) your ownership of the same number of shares of Holdco common stock as set forth on the certificate(s).

For Pinnacor stockholders, you should only send in your stock certificate(s) with your proxy if you have decided to make an election to receive cash, Holdco common stock or a combination of both. If you choose to receive cash, Holdco common stock or a combination of cash and Holdco common stock, your stock certificates must accompany the BLUE form of election. Pinnacor stockholders who hold their shares in street name, that is with a broker, dealer, bank or other financial institution that serves as their nominee, and who wish to make an election must instruct their nominee who holds their shares to make an election on their behalf. For a more detailed description of the election procedures, see “The Merger Agreement—Making the Election” beginning on page 105.

For Pinnacor stockholders not making an election, please do not send in your stock certificates with your proxy. After the merger is completed, you will receive a transmittal form and written instructions on how to exchange your Pinnacor stock certificate(s) for cash, Holdco common stock or a combination of both.

Q:  Will I receive a physical stock certificate for the shares of Holdco common stock that are delivered to me in the merger?

A:  If you are a record holder of MarketWatch common stock, you will continue to hold your current MarketWatch share certificate(s) which, after the completion of the merger, will represent your ownership of the same number of shares of Holdco common stock as set forth on the certificate(s).

If you are a record holder of Pinnacor common stock, your Holdco common stock will be issued under Holdco’s direct registration system. This means your Holdco common stock will be held in an account maintained by Mellon Investor Services, Holdco’s transfer agent. If you want a physical stock certificate, you can make a request to Mellon Investor Services at any time.

After the completion of the merger, whether you are a former MarketWatch or Pinnacor stockholder, if you hold your shares in street name, that is through a broker, dealer, bank or other financial institution that serves as your nominee, you will initially hold your Holdco common stock through that nominee.

Q:  Will I be able to trade the Holdco common stock that I receive in connection with the merger?

A:  The shares of Holdco common stock issued in connection with the merger will be freely tradable, unless you are an affiliate of Pinnacor, MarketWatch or Holdco. Generally, persons who are deemed to be affiliates of Pinnacor or MarketWatch must comply with Rule 145 under the Securities Act of 1933 if they wish to sell or otherwise transfer any shares of Holdco common stock received in connection with the merger. Persons who are deemed to be affiliates of Holdco must comply with Rule 144 under the Securities Act of 1933 if they wish to sell or otherwise transfer any shares of Holdco common stock. You will be notified if you are such an affiliate.

Q:  Where will shares of Holdco common stock be listed?

A:  We have applied to list Holdco common stock on the Nasdaq National Market under the proposed symbol “MKTW,” the same ticker symbol currently used by MarketWatch.

Q:  Will I receive dividends on my Holdco common stock?

A:  Holdco does not currently intend to pay dividends on its common stock.

Q:  When do you expect the merger to be completed?

A:  We are working to complete the merger as quickly as possible. We expect to complete the merger during the first quarter of 2004.

Q:  How can I obtain admission to the Pinnacor or MarketWatch special stockholder meeting?

A:  You are entitled to attend the Pinnacor special stockholder meeting only if you were a Pinnacor stockholder as of the close of business on November 19, 2003, the record date for the Pinnacor special meeting, or hold a valid proxy for the special meeting. You are entitled to attend the MarketWatch special stockholder meeting only if you were a MarketWatch stockholder as of the close of business on November 19, 2003, the record date for the MarketWatch special meeting, or hold a valid proxy for the special meeting. You should be prepared to present photo identification for admittance. In addition, if you are a record holder, your name is subject to verification against the list of record holders on the record date prior to being admitted to the special meeting. If you are not a record holder but hold shares in street name, that is with a broker, dealer, bank or other financial institution, you should be prepared to provide proof of beneficial ownership on the record date, such as your most recent account statement prior to the record date, or similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above upon request, you will not be admitted to the special meeting.

Q:  Who can help answer my questions?

A:  If you have any questions about the merger or equity plan proposals, how to submit your proxy, voting instructions, in the case of Pinnacor stockholders, how to submit your BLUE form of election, or if you need additional copies of this joint proxy statement-prospectus, the enclosed proxy card, or BLUE form of election for Pinnacor stockholders, you should contact:

•	if you are a MarketWatch stockholder:

Anna Yen, Investor Relations

MarketWatch.com, Inc.

825 Battery Street

San Francisco, CA 94111

(415) 733-0500

email: investor_relations@marketwatch.com

•	if you are a Pinnacor stockholder:

Mellon Investor Services LLC

Attn: Reorganization Department

85 Challenger Road

Ridgefield Park, NJ 07660

Within the U.S., Canada or Puerto Rico: (877) 215-4706 (Toll Free)

Outside the U.S.: (201) 329-8660 (Collect)

SUMMARY OF THE JOINT PROXY STATEMENT-PROSPECTUS

This summary highlights selected information in this joint proxy statement-prospectus and may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement-prospectus and the other documents to which we refer for a more complete understanding of the merger and equity plan proposals. In particular, you should read the documents attached to this joint proxy statement-prospectus, including the merger agreement that is attached as Annex A.

The Companies (see pages 146 and 168)

MarketWatch.com, Inc.

825 Battery Street

San Francisco, CA 94111

(415) 733-0500

http://www.marketwatch.com

MarketWatch is a leading financial media company that provides Web-based, comprehensive, real-time business news, financial programming and analytic tools through its two award-winning Web sites, CBS.MarketWatch.com and BigCharts.com, and licenses a wide array of content and tools in custom-designed formats for brokerages and other online businesses. MarketWatch also sells subscription-based content, including the Hulbert Financial Digest, The Calandra Report, and other premium products. It produces the syndicated CBS MarketWatch Weekend television program, airs financial reports over the CBS Television Network, and provides business and financial news updates every 30 minutes on the MarketWatch Radio Network. As a leading financial media company, more than 800 stories, briefs and headlines are created each market day by over 80 MarketWatch journalists in nine news bureaus around the world. The company was formed in 1997 and has important strategic relationships with its principal stockholders, CBS Broadcasting Inc., or CBS, and Pearson International Finance Ltd., or Pearson.

MarketWatch has over 200 employees. Headquartered in San Francisco, California, MarketWatch has facilities and news bureaus around the world, including New York, Los Angeles, Minneapolis, Washington, Chicago, Boston, Dallas, London and Tokyo.

Pinnacor Inc.

601 West 26th Street, 13th Floor

New York, NY 10001

(212) 691-7900

http://www.pinnacor.com

Pinnacor is an outsourced provider of information and analytical applications to financial services companies and global corporations. Pinnacor delivers information-based applications and tools as well as customized data and news packages that help businesses cost-effectively serve their external or internal clients. Pinnacor’s solutions include market data and investment analysis tools for financial services firms, critical business information for the enterprise, and personalized portal applications and messaging services for wireless carriers and ISPs.

Pinnacor’s outsourced solutions provide:

•	technology and services for aggregating third-party and proprietary data;

•	extensive licensed databases of current and historical news, company fundamentals, market data and a broad spectrum of other information;

•	a broad set of pre-built, customizable application modules ranging from custom filtered news to portfolio tracking applications; and

•	flexible technology to enable customization and integration of information and applications into customer environments.

Pinnacor was incorporated in 1993 as The Interactive Connection, Inc. Until 1997, Pinnacor’s primary business focus was centered on Web design, development and consulting. In late 1998, Pinnacor’s business focus evolved into the aggregation and syndication of customized information over the Internet. In January 1999, Pinnacor changed its name from The Interactive Connection, Inc. to ScreamingMedia, Inc. and in August 2000, Pinnacor issued shares of its common stock to the public in its initial public offering. In August 2001, Pinnacor acquired Stockpoint, Inc. to increase its penetration into the financial services market and enhance its suite of hosted financial services applications. In October 2002, Pinnacor changed its name from ScreamingMedia, Inc. to Pinnacor Inc. to better support its evolution as a solutions provider for financial services and enterprise businesses and to better reflect its increasingly high-quality customer base. In November 2002, Pinnacor expanded its market share in the financial services industry through the purchase of the operating assets of Inlumen, Inc.

Pinnacor has over 480 customers and over 150 employees. Pinnacor is headquartered in New York, New York, has a sales office in San Francisco, California and development offices in Coralville, Iowa and Jerusalem, Israel.

Holdco and Merger Subs

NMP, Inc., referred to in this joint proxy statement-prospectus as “Holdco” or “the combined company,” Maple Merger Sub, Inc. and Pine Merger Sub, Inc., are newly formed corporations that have not, to date, conducted any activities other than those incident to their formation, the matters contemplated by the merger agreement and the preparation of this joint proxy statement-prospectus. Pursuant to the merger agreement, Maple Merger Sub, a wholly-owned subsidiary of Holdco, will merge with and into MarketWatch, with MarketWatch as the surviving corporation, which merger is referred to in this joint proxy statement-prospectus as the “MarketWatch merger.” Also pursuant to the merger agreement, Pine Merger Sub, another wholly-owned subsidiary of Holdco, will merge with and into Pinnacor, with Pinnacor as the surviving corporation, which merger is referred to in this joint proxy statement-prospectus as the “Pinnacor merger.” The combination of MarketWatch and Pinnacor through the MarketWatch merger and the Pinnacor merger is referred to as the “merger” in this joint proxy statement-prospectus. Upon the completion of the merger, MarketWatch and Pinnacor will become wholly-owned subsidiaries of Holdco. The business of the combined company will be the businesses currently conducted by MarketWatch and Pinnacor. After the merger is completed, Holdco will be renamed “MarketWatch.com, Inc.” MarketWatch, one of Holdco’s operating subsidiaries after the merger, will be renamed “MarketWatch Media, Inc.” and Pinnacor, the other Holdco operating subsidiary after the merger, will continue to be named “Pinnacor Inc.” If we can do so without adverse tax consequences to the former stockholders of MarketWatch and Pinnacor, shortly after consummation of the merger, we will merge each of MarketWatch Media and Pinnacor into Holdco. For further information, see “—The Structure of the Merger” on page 3 below and “The Merger Agreement—Structure of the Merger” on page 98.

Vote Required (see page 57)

The Merger Proposal

MarketWatch Stockholders.    The affirmative vote of a majority of the outstanding shares of MarketWatch common stock entitled to vote on the record date is required for the adoption of the merger agreement and the transactions contemplated by the merger agreement. Pursuant to a voting and waiver agreement (as further described below in this summary section and in greater detail beginning on page 120) executed in connection with the merger agreement, CBS and Pearson, representing approximately 65% of the outstanding shares of MarketWatch common stock entitled to vote at the MarketWatch special meeting, have agreed to vote for the adoption of the merger agreement, the MarketWatch merger and the issuance of shares of Holdco common stock in the Pinnacor merger.

Pinnacor Stockholders.    The affirmative vote of a majority of the outstanding shares of Pinnacor common stock entitled to vote on the record date is required for the adoption of the merger agreement and the transactions contemplated by the merger agreement. Pursuant to voting agreements (as further described below in this summary section and in greater detail beginning on page 119) executed in connection with the merger agreement, certain significant stockholders, executive officers and directors of Pinnacor and their affiliates, representing approximately 27% of the outstanding shares of Pinnacor common stock entitled to vote at the Pinnacor special meeting, have agreed to vote for the adoption of the merger agreement and the approval of the Pinnacor merger.

The Equity Plan Proposals

MarketWatch and Pinnacor Stockholders.    The affirmative vote of a majority of the combined number of shares of the MarketWatch common stock, represented in person or by proxy, at the MarketWatch special meeting, and the number of shares of Pinnacor common stock, represented in person or by proxy, at the Pinnacor special meeting that are exchanged into shares of Holdco common stock in connection with the Pinnacor merger, on an as converted to Holdco common stock basis, is required for the adoption of Holdco’s 2004 stock incentive plan and 2004 employee stock purchase plan.

Recommendation of the Boards of Directors

The Merger Proposal

MarketWatch Board of Directors.    Based on careful consideration, the MarketWatch board of directors unanimously determined that the merger with Pinnacor is advisable, consistent with and in furtherance of the long-term business strategy of MarketWatch, and in the best interests of MarketWatch and its stockholders, and unanimously approved the merger agreement and the transactions contemplated by the merger agreement. The MarketWatch board of directors unanimously recommends that the MarketWatch stockholders vote FOR the proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement.

Pinnacor Board of Directors.    Based on careful consideration, the Pinnacor board of directors unanimously determined that the Pinnacor merger is advisable, consistent with and in furtherance of the long-term business strategy of Pinnacor, and fair to, and in the best interests of, Pinnacor and its stockholders, and unanimously approved the merger agreement and the transactions contemplated by the merger agreement. The Pinnacor board of directors unanimously recommends that the Pinnacor stockholders vote FOR the proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement.

The Equity Plan Proposals

Holdco Board of Directors.    The Holdco board of directors unanimously recommends that the stockholders of MarketWatch and Pinnacor, as the future stockholders of Holdco after the completion of the merger, vote FOR the adoption of Holdco’s 2004 stock incentive plan and 2004 employee stock purchase plan.

The Structure of the Merger

To accomplish the combination of their businesses, MarketWatch and Pinnacor agreed to the formation of a new holding company, Holdco, with two wholly-owned subsidiaries, Maple Merger Sub and Pine Merger Sub.

At the time the merger is completed, Maple Merger Sub will merge with and into MarketWatch and MarketWatch will be the surviving corporation, and Pine Merger Sub will merge with and into Pinnacor and Pinnacor will be the surviving corporation.

After the merger is completed, each of MarketWatch and Pinnacor will be a wholly-owned subsidiary of Holdco. Holdco, which is currently named “NMP, Inc.,” will be renamed “MarketWatch.com, Inc.” MarketWatch, one of Holdco’s operating subsidiaries after the merger, will be renamed “MarketWatch Media, Inc.” and Pinnacor, the other Holdco operating subsidiary after the merger, will continue to be named “Pinnacor Inc.” Holdco, MarketWatch Media, and Pinnacor will be separate companies after the merger is completed; however, if the combination of each of MarketWatch Media and Pinnacor into Holdco would not, when considered with the Pinnacor merger and the MarketWatch merger, result in recognition of income by the Pinnacor stockholders (except to the extent of cash received in the Pinnacor merger), the MarketWatch stockholders, Pinnacor, MarketWatch, or Holdco, shortly after consummation of the merger, we will merge each of MarketWatch Media and Pinnacor into Holdco.

The organization and ownership percentages of the companies before and after the merger is illustrated below:

The Summary of the Material Terms of the Merger (see page 98)

Closing and Effective Time of the Merger.    The merger agreement provides that the closing will take place as soon as practicable after the satisfaction or waiver of the conditions to the merger contained in the merger agreement, unless some other time or date is agreed upon by MarketWatch and Pinnacor. The effective time of the merger will be the time when the certificate of merger for each of the MarketWatch merger and the Pinnacor merger is filed in accordance with the relevant provisions of Delaware law.

Pinnacor Merger Consideration.    In the Pinnacor merger, a holder of Pinnacor common stock may elect to receive, for each share of Pinnacor common stock, either $2.42 in cash or 0.2659 of a share of Holdco common stock, also referred to as the exchange ratio. If a Pinnacor stockholder holds more than one share of Pinnacor common stock, that stockholder can elect to receive cash, stock, or a combination of cash and stock for their shares of Pinnacor common stock, but may ultimately receive a different mix of consideration than that elected based on the proration rules described below. Under the terms of the merger agreement, the aggregate cash consideration that Pinnacor stockholders will receive in the Pinnacor merger is $44.0 million, and accordingly, at the closing, an aggregate of approximately 18,181,818 shares of Pinnacor common stock will be exchanged for cash, with the remaining outstanding shares of Pinnacor common stock being exchanged for Holdco common stock at the exchange ratio. Assuming that 40,911,519 shares of Pinnacor common stock are outstanding as of the closing of the merger, approximately 22,729,701 shares of Pinnacor common stock will be exchanged for Holdco common stock, at the exchange ratio of 0.2659. Pinnacor stockholders will receive cash in lieu of a fractional share of Holdco common stock. Elsewhere in this joint proxy statement-prospectus we refer to these share numbers on an approximate basis. Also, see page 28 for a table showing the high and low sales prices of each of MarketWatch and Pinnacor common stock as reported by the Nasdaq National Market for certain periods indicated in the table. The closing sales price of each of MarketWatch and Pinnacor common stock as reported by the Nasdaq National Market on July 22, 2003, the last trading date before the merger was announced, was $9.10 and $2.22, respectively.

Proration Rules.    Since Pinnacor stockholders may, in the aggregate, elect to receive more cash than the $44.0 million that will be distributed in the Pinnacor merger, or alternatively, Pinnacor stockholders may, in the aggregate, elect to receive more stock than the number of shares of Holdco common stock available for distribution in the Pinnacor merger, the aggregate consideration will be apportioned between the Pinnacor stockholders based on the proration rules described below. Therefore, you may not receive the mix of consideration that you elect with respect to all of your shares of Pinnacor common stock. For a more detailed description of these proration rules, including examples of how the proration rules would work under various scenarios, see “The Merger Agreement—The Pinnacor Merger Proration Rules” beginning on page 99.

Making the Election.    Each Pinnacor stockholder can make an election to receive cash, Holdco common stock or a combination of both by delivering to Mellon Investor Services, the exchange agent, a completed BLUE form of election (which BLUE form of election is included with this joint proxy statement-prospectus) together with the certificate(s) representing their shares of Pinnacor common stock and any other required documentation specified in the BLUE form of election. The BLUE form of election, stock certificate(s) and other documentation must be received by the exchange agent no later than 5:00 p.m., Eastern Time, on the date of the Pinnacor special meeting of stockholders.

Pinnacor stockholders who hold their shares in “street name,” that is, with a broker, dealer, bank or other financial institution that serves as their nominee, and who wish to make an election will have to instruct their nominee who holds their shares to make an election on their behalf before the election deadline of 5:00 p.m., Eastern Time, on the date of the Pinnacor special meeting of stockholders. For a more detailed description of the election procedures, see “Questions and Answers about the Merger” and “The Merger Agreement—Making the Election” beginning on page 105.

MarketWatch Merger Consideration.    In the MarketWatch merger, each share of MarketWatch common stock will be exchanged for one share of Holdco common stock.

Treatment of Stock Options, Warrants, Stock Purchase Rights and Restricted Stock.

MarketWatch Stock Options and Stock Purchase Rights.    When the MarketWatch merger is completed, each outstanding MarketWatch stock option will be converted into an option to purchase the same number of shares of Holdco common stock at an exercise price per share equal to the exercise price per share of MarketWatch common stock subject to the option before the conversion. The assumption of MarketWatch options by Holdco will not affect the vesting schedule or the other terms of such options, which will continue to be covered by the terms of MarketWatch’s 1998 stock incentive plan and the individual option agreement. In addition, each outstanding stock purchase right under the MarketWatch 2000 employee stock purchase plan will be converted into a right to purchase the same number of shares of Holdco common stock at a purchase price per share equal to the purchase price per share of MarketWatch common stock at which such stock purchase right was exercisable before the conversion.

Pinnacor Stock Options and Warrants.    Upon the completion of the merger, each outstanding Pinnacor stock option will become fully vested and each outstanding Pinnacor stock option and warrant will be converted into a stock option or warrant, as applicable, to purchase the number of shares of Holdco common stock that is equal to the number of shares of Pinnacor common stock that could have been purchased before the merger upon the exercise of such option or warrant, multiplied by 0.2659 and rounded down to the nearest whole share. The exercise price per share of Holdco common stock for the converted option or warrant will be equal to the exercise price per share of Pinnacor common stock subject to the option or warrant before the conversion divided by 0.2659 and rounded up to the nearest whole cent. After the conversion, such stock options and warrants shall nonetheless remain governed by the terms of the plans and agreements under which the options and warrants were granted.

Pinnacor Restricted Stock.    Each share of Pinnacor restricted common stock will be exchanged for either 0.2659 of a share of Holdco restricted common stock or $2.42 in cash, subject to proration. Any shares of Holdco restricted common stock issued pursuant to the exchange will be subject to the same restrictions applicable to the shares of Pinnacor restricted common stock prior to the conversion. Any cash issued pursuant to the conversion will be held in an escrow account for the benefit of such holder until such time as the shares of Pinnacor restricted common stock would have vested. Notwithstanding the foregoing, each share of Pinnacor restricted common stock held by Kirk Loevner and David Obstler will become fully vested upon the completion of the merger. For a more complete discussion of the interests of Pinnacor’s directors and executive officers in the merger, see “Interests of Certain Pinnacor Directors and Executive Officers in the Merger” on page 88.

Pinnacor Employee Stock Purchase Plan.    The current offering period under the Pinnacor employee stock purchase plan will terminate immediately prior to the closing of the Pinnacor merger. At that time, each outstanding purchase right under the plan will be automatically exercised and all accumulated payroll deductions will be applied toward the purchase of shares of Pinnacor common stock. Each such share of Pinnacor common stock purchased upon the exercise of such purchase right will be treated as any other outstanding share of Pinnacor common stock, and the purchaser will be entitled to elect to receive, subject to proration, cash, Holdco common stock or a combination of both as the merger consideration in connection with the Pinnacor merger.

“No Solicitation” Provisions.    Until the merger is completed or the merger agreement is terminated, the merger agreement contains detailed provisions prohibiting Pinnacor from seeking an alternative transaction and requiring Pinnacor to notify MarketWatch of any inquiries, requests or proposals relating to or for any such alternative transactions. The merger agreement does not, however, prohibit Pinnacor from considering and potentially recommending a bona fide written superior proposal from a third party. For further information see “The Merger Agreement—No Other Negotiations Involving Pinnacor” beginning on page 110.

Conditions to the Completion of the Merger.    The merger agreement contains detailed provisions regarding the obligations of MarketWatch and Pinnacor to complete the merger. These obligations are subject to the satisfaction or waiver (where permissible) of a number of conditions, including the following mutual conditions:

•	continuing effectiveness of the Form S-4 registration statement of which this joint proxy statement-prospectus is a part;

•	the absence of legal restraints to the consummation of the merger, including the receipt of all regulatory clearances, as necessary;

•	delivery of the tax opinions described in “Material United States Federal Income Tax Consequences of the Merger” beginning on page 90;

•	the necessary approval by the MarketWatch and Pinnacor stockholders must have been obtained; and

•	the Holdco common stock to be issued in the merger must have been authorized for quotation on the Nasdaq National Market.

Of the five conditions described above only the second and third conditions may be waived. Neither MarketWatch nor Pinnacor anticipates that either of these conditions will be waived. After the adoption of the merger agreement by the MarketWatch or Pinnacor stockholders, if a waiver of these conditions requires stockholder approval by law, then MarketWatch or Pinnacor, as the case may be, will seek stockholder approval of such a waiver.

The obligation of MarketWatch to complete the MarketWatch merger and the issuance of shares of Holdco common stock in the Pinnacor merger are subject to the fulfillment at or prior to the effective time of the merger of the following additional conditions, any one or more of which may be waived by MarketWatch:

•	the representations and warranties of Pinnacor must be true and correct at the effective time of the merger;

•	Pinnacor must have performed and complied with all of its covenants and agreements in all material respects on or before the closing of the merger;

•	Pinnacor shall have notified the holders of the warrants issued in connection with Pinnacor’s acquisition of Stockpoint, Inc. that the warrants will expire on a certain date, such date to be before the closing of the merger, so that as of the closing such warrants will not be outstanding and therefore will not be assumed by Holdco; and

•	there shall have been no material adverse effect on the business of Pinnacor.

The obligation of Pinnacor to complete the Pinnacor merger is subject to the fulfillment at or prior to the effective time of the merger of the following additional conditions, any one or more of which may be waived by Pinnacor:

•	the representations and warranties of MarketWatch must be true and correct at the effective time of the merger;

•	MarketWatch must have performed and complied with all of its covenants and agreements in all material respects on or before the closing of the merger; and

•	there shall have been no material adverse effect on the business of MarketWatch.

For further details, see “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 115.

Termination of the Merger Agreement.    The merger agreement contains detailed provisions regarding the ability of MarketWatch and Pinnacor to terminate the merger agreement at any time prior to the completion of the merger. Such provisions include the right of either MarketWatch or Pinnacor to terminate the merger agreement:

•	by mutual written consent of MarketWatch and Pinnacor;

•	if the merger has not been completed on or before March 31, 2004;

•	if there is a court or other governmental authority order, decree or ruling that is final and nonappealable preventing the consummation of the merger;

•	if the merger agreement has failed to receive the requisite vote for adoption at the special meeting of the Pinnacor stockholders; or

•	if the merger agreement and approval of the issuance of shares of Holdco common stock to the Pinnacor stockholders have failed to receive the requisite vote at the special meeting of MarketWatch stockholders.

Furthermore, MarketWatch may terminate the merger agreement if:

•	Pinnacor or the Pinnacor board of directors takes or fails to take certain required actions; or

•	Pinnacor materially breaches certain of its representations, warranties or covenants in the merger agreement.

Furthermore, Pinnacor may terminate the merger agreement if:

•	the Pinnacor board of directors has authorized Pinnacor to enter into a binding written agreement that constitutes a superior proposal; or

•	MarketWatch materially breaches certain of its representations, warranties or covenants in the merger agreement.

For further details, see “The Merger Agreement—Termination of the Merger Agreement” beginning on page 116.

Termination Fee and Expenses (see pages 117 and 118)

If the merger agreement is terminated under specified circumstances, Pinnacor may be required to pay a termination fee of $3.0 million, which represents approximately 3% of the pro-forma total purchase price of Pinnacor of $106.0 million, and/or expense fees of up to $1.5 million, to MarketWatch. If the merger agreement is terminated under other specified circumstances, MarketWatch may be required to pay expense fees of up to $1.5 million to Pinnacor. For further details, see “The Merger Agreement—Expenses” beginning on page 117 and “The Merger Agreement—Termination Fee” beginning on page 118.

Tax Consequences of the Merger (see page 90)

Neither MarketWatch nor Pinnacor will be required to complete the merger unless they each receive a legal opinion to the effect that the MarketWatch merger and the Pinnacor merger will qualify as nontaxable transactions for United States federal income tax purposes, except with respect to the receipt of cash in the Pinnacor merger. Assuming they so qualify, no gain or loss will be recognized by MarketWatch, Pinnacor or the MarketWatch stockholders solely as a result of the merger. The tax consequences to a Pinnacor stockholder in such case depend upon the consideration received by the stockholder:

•	Holders of Pinnacor common stock who receive solely shares of Holdco common stock pursuant to the Pinnacor merger generally will not recognize gain or loss. However, a Pinnacor stockholder will generally recognize gain or loss, if any, in connection with any cash the holder receives in lieu of a fractional share of Holdco common stock.

•	Holders of Pinnacor common stock who receive solely cash for their Pinnacor common stock will generally recognize gain or loss equal to the difference between the amount of cash received for their Pinnacor common stock and their tax basis in their shares of Pinnacor common stock.

•	Holders receiving a combination of Holdco common stock and cash for their Pinnacor common stock generally will not recognize any loss they may realize (other than with respect to cash received in lieu of a fractional share of Holdco common stock). Such holders will generally recognize gain equal to the lesser of (1) the amount of cash received and (2) the excess of the “amount realized” in the transaction (i.e., the fair market value of the Holdco common stock at the effective time of the Pinnacor merger plus the amount of cash received) over their tax basis in their Pinnacor common stock.

•	All or a portion of any gain recognized by a Pinnacor stockholder may be treated as ordinary income rather than capital gain.

Tax matters relating to the merger are very complicated and the tax consequences of the merger to you will depend on the facts of your own situation. You are urged to consult your own tax advisors for a full understanding of the tax consequences of the merger to you.

Opinion of MarketWatch’s Financial Advisor (see page 74)

In deciding to approve the adoption of the merger agreement, the MarketWatch board of directors received and considered the written opinion of its financial advisor, UBS Securities, LLC, referred to in this joint proxy statement-prospectus as UBS, that, as of the date of its opinion, and based on and subject to various assumptions, matters considered and limitations described in its opinion, the consideration to be paid to holders of Pinnacor common stock was fair, from a financial point of view, to MarketWatch. The full text of UBS’s written opinion is attached as Annex B to this joint proxy statement-prospectus. MarketWatch urges its stockholders to read the opinion of UBS in its entirety.

Opinion of Pinnacor’s Financial Advisor (see page 80)

In connection with the transaction, the Pinnacor board of directors received a written opinion from Citigroup Global Markets Inc., referred to in this joint proxy statement-prospectus as Citigroup, as to the fairness, from a financial point of view, of the Pinnacor merger consideration. The full text of Citigroup’s written opinion dated July 22, 2003 is attached to this joint proxy statement-prospectus as Annex C. We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. Citigroup’s opinion was provided to the Pinnacor board of directors in connection with its evaluation of the Pinnacor merger consideration, does not address any other aspect of the transaction or any related transaction and does not constitute a recommendation to any stockholder as to the form of the Pinnacor merger consideration to be elected or how such stockholder should vote or act on any matters relating to the proposed transaction.

Overview of the Comparison of Rights of Holders of MarketWatch Common Stock, Pinnacor Common Stock and Holdco Common Stock (see page 122)

Holdco’s authorized capital stock will consist of 50,000,000 shares of common stock and 5,000,000 shares of preferred stock. MarketWatch’s current authorized capital stock consists of 30,000,000 shares of common stock and 5,000,000 shares of preferred stock. Pinnacor’s current authorized capital stock consists of 100,000,000 shares of common stock and 20,000,000 shares of preferred stock. There will be no material differences between the rights of holders of MarketWatch common stock and Holdco common stock. The material differences between the rights of holders of Pinnacor common stock and Holdco common stock are summarized below:

•	Pinnacor’s certificate of incorporation requires the affirmative vote of at least 80% of its stockholders to take certain actions, including the approval of “business combinations” with interested stockholders, the amendment of certain provisions of Pinnacor’s certificate of incorporation and the adoption, amendment, alteration or repeal of its bylaws. Except as otherwise required by law, Holdco’s certificate of incorporation will only require the affirmative vote of a majority of the shares of capital stock for all actions that may be taken by stockholders.

•	Pinnacor currently has a classified board of directors but Holdco will not.

•	Holdco’s directors may be removed, with or without cause, by the affirmative vote of a majority of the shares entitled to vote in the election of directors. Pinnacor’s stockholders may only remove directors for cause.

•	Holdco’s stockholders will have the ability to take action by written consent. Pinnacor’s stockholders are explicitly denied such a right.

Share Ownership of Directors and Executive Officers

MarketWatch.    At the close of business on the record date for the MarketWatch special meeting, directors and executive officers of MarketWatch and their affiliates beneficially owned and were entitled to vote 0.6% percent of the 17,474,460 shares of MarketWatch common stock outstanding on that date.

Pinnacor.    At the close of business on the record date for the Pinnacor special meeting, directors and executive officers of Pinnacor and their affiliates beneficially owned and were entitled to vote 27.5% percent of the 40,911,519 shares of Pinnacor common stock outstanding on that date.

Appraisal Rights (see page 95)

Under Delaware law, MarketWatch stockholders are not entitled to appraisal rights in connection with the MarketWatch merger, but Pinnacor stockholders are entitled to appraisal rights in connection with the Pinnacor merger, subject to conditions discussed more fully elsewhere in this joint proxy statement-prospectus. Appraisal rights entitle dissenting Pinnacor stockholders, if such rights are perfected, to receive payment in cash for the fair value of their shares of Pinnacor common stock. The fair value of the Pinnacor common stock may be more or less than the merger consideration to be paid to non-dissenting Pinnacor stockholders in the Pinnacor merger. To preserve your appraisal rights, if you wish to exercise them, you must not vote in favor of the adoption of the merger agreement and the Pinnacor merger and you must follow specific procedures. Failure to follow the steps required by law for perfecting appraisal rights may lead to the loss of those rights, in which case the dissenting stockholder will be treated in the same manner as a non-dissenting stockholder. See Annex D for a reproduction of Section 262 of the Delaware General Corporation Law, which relates to the appraisal rights of dissenting stockholders. Because of the complexity of law relating to appraisal rights, Pinnacor stockholders who are considering objecting to the Pinnacor merger are encouraged to read these provisions carefully and should consult their own legal advisors.

Risks Associated with the Merger, the Holdco Common Stock, MarketWatch and Pinnacor (see page 29)

The merger (including the possibility that the merger may not be completed) poses a number of risks to each of MarketWatch and Pinnacor and their respective stockholders. In addition, the combined company, MarketWatch and Pinnacor are subject to various risks associated with their businesses and industry. You are encouraged to read and consider all of these risks carefully.

Interests of Directors and Executive Officers in the Merger (see pages 11, 87 and 88)

Some of the directors and executive officers of MarketWatch and Pinnacor have interests in the merger that are different from, or are in addition to, the interests of their company’s stockholders. With respect to MarketWatch directors and executive officers, these interests include the continuation of their directorships and management positions with the combined company. Although the compensation structure for executive officers and directors of the combined company has not been determined, MarketWatch executive officers and directors who will continue as executive officers and directors of the combined company will receive compensation substantially comparable to that which they currently receive from MarketWatch. See page 133 for more information about the current compensation structure for executive officers of MarketWatch and page 130 for the current compensation structure for directors of MarketWatch.

With respect to Pinnacor directors and executive officers, these interests include (i) a bonus payment of $300,000 to Kirk Loevner upon the termination or constructive termination of his employment after the consummation of the merger, (ii) a bonus payment to David Obstler of $150,000 after the consummation of the merger and an additional $150,000 upon the termination or constructive termination of his employment after the consummation of the merger, (iii) the possible continuation of their directorships for certain of Pinnacor’s directors with the combined company, (iv) accelerated vesting of options to purchase 2,638,071 shares of Pinnacor common stock held in the aggregate by Pinnacor directors and executive officers, (v) lapse of restrictions with respect to 100,000 and 50,000 shares of Pinnacor restricted common stock held by Mr. Loevner and Mr. Obstler, respectively, and (vi) the right to continued indemnification and insurance coverage by the combined company for acts or omissions in their capacities as directors and officers of Pinnacor occurring prior to the Pinnacor merger and asserted within five years after the completion of the Pinnacor merger. In addition, Pinnacor currently maintains employment agreements that provide for the payment of severance upon a termination of employment by Pinnacor (or the combined company after the merger) without “cause” or by the executive officer for “good reason” in amounts equal to (assuming the termination of each of their employment is effective as of December 1, 2003) $490,000 for Mr. Loevner, $402,344 for Mr. Obstler and $107,500 for William Staib. However, the consummation of the merger will not by itself constitute a “good reason.” In the event that such severance payments are subject to the excise tax imposed on “parachute payments” under Section 4999 of the Internal Revenue Code, the executive officers are entitled to receive a gross-up payment for any amounts payable by such executive officers, including any excise tax payable in respect of such gross-up payment.

Overview of Holdco’s 2004 Stock Incentive Plan (see page 195)

If approved by the stockholders of MarketWatch and Pinnacor, a total of 4,300,000 shares of Holdco common stock will be initially reserved for issuance under the stock incentive plan. In addition, the maximum aggregate number of shares which may be issued pursuant to all awards will be increased by any shares (up to a maximum of 2,700,000 shares) that are represented by awards under MarketWatch’s 1998 equity incentive plan, which will be assumed by Holdco in connection with the merger, that are forfeited, expire or cancelled without delivery of the shares or which result in forfeiture of the shares back to Holdco on or after the closing date of the merger. The stock incentive plan provides for the grant of stock options, restricted stock, stock appreciation rights, dividend equivalent rights, performance units and performance shares. Stock options granted under the stock incentive plan may be either incentive stock options or non-qualified stock options. Employees, directors and consultants of Holdco and any parent or subsidiary of Holdco, including MarketWatch and Pinnacor after the completion of the merger, are eligible to participate in the stock incentive plan. The stock incentive plan will terminate ten years from the date of its approval by the stockholders of MarketWatch and Pinnacor, unless terminated earlier by the Holdco board of directors.

Overview of Holdco’s 2004 Employee Stock Purchase Plan (see page 201)

If approved by the stockholders of MarketWatch and Pinnacor, as the future stockholders of Holdco after the completion of the merger, a total of 500,000 shares of Holdco common stock will be initially reserved for issuance under the purchase plan. The number of shares reserved for issuance under the purchase plan will increase annually beginning on the first business day of the 2005 calendar year by an amount equal to the lesser of (i) 200,000 shares, (ii) the number of shares purchased under the purchase plan in the preceding calendar year, or (iii) a lesser number of shares determined by the Holdco board of directors. The purchase plan will provide the employees of Holdco and its designated parents or subsidiaries, including MarketWatch and Pinnacor after the completion of the merger, with an opportunity to purchase Holdco common stock through payroll deductions. Employees (including officers and directors) of Holdco and any designated parent or subsidiary of Holdco are eligible to participate in the purchase plan. Members of the Holdco board of directors who are not employees are not eligible to participate. The purchase plan will terminate ten years from the date of its approval by the stockholders of MarketWatch and Pinnacor, unless terminated earlier by the Holdco board of directors.

Board of Directors and Management Following the Merger (see page 128)

We have agreed that, after the completion of the merger, Holdco will have eleven directors comprised of (i) the current nine directors of MarketWatch, consisting of two directors nominated by CBS (Andrew Heyward and Peter Glusker), two directors nominated by Pearson (Phil Hoffman and Zachary Leonard), Christie Hefner, Bob Lessin, Douglas W. McCormick, Jeffrey Rapport and Lawrence S. Kramer, who is currently the Chairman and Chief Executive Officer of MarketWatch as well as the Chairman of the board of directors of Holdco, and (ii) two directors to be nominated by Pinnacor. In addition, we have agreed that after the completion of the merger the executive officers of Holdco will consist of MarketWatch’s current executive officers.

Overview of Voting Agreements with Pinnacor Stockholders (see page 119)

MarketWatch entered into voting agreements with certain significant stockholders, executive officers and directors of Pinnacor and their affiliates pursuant to which they agreed to vote all their shares of Pinnacor common stock in favor of approval of the merger agreement, the Pinnacor merger, the transactions contemplated by the Pinnacor merger and any matter that could reasonably be expected to facilitate the Pinnacor merger. As of the record date for the Pinnacor special meeting, the signatories to the voting agreements in the aggregate owned shares representing approximately 27% of the Pinnacor common stock entitled to vote at the Pinnacor special meeting.

Overview of Voting and Waiver Agreement with CBS and Pearson (see page 120)

Pinnacor entered into a voting and waiver agreement with CBS and Pearson pursuant to which CBS and Pearson agreed to vote all of their shares of MarketWatch common stock in favor of approval of the merger agreement, the MarketWatch merger and the issuance of shares of Holdco common stock in the Pinnacor merger. Additionally, each has waived its participation right to purchase additional shares of Holdco common stock to maintain its respective percentage ownership in Holdco after the merger. CBS and Pearson have reserved the right to transfer their shares to a non-affiliated party who would not be required to vote in favor of the merger. As of the record date of the MarketWatch special meeting, CBS and Pearson in the aggregate owned shares representing approximately 65% of the MarketWatch common stock entitled to vote at the MarketWatch special meeting.

MarketWatch Summary Historical Condensed Consolidated Financial Data

You should read the following table in conjunction with MarketWatch’s historical consolidated financial statements and related notes and MarketWatch’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in MarketWatch’s annual reports, quarterly reports and other information on file with the Securities and Exchange Commission. See “Where You Can Find More Information” beginning on page 207.

The consolidated statements of operations data for the fiscal years ended December 31, 2000, 2001 and 2002 and the consolidated balance sheet data as of December 31, 2001 and 2002 have been derived from audited consolidated financial statements of MarketWatch included elsewhere in this joint proxy statement-prospectus. The consolidated statements of operations data for the fiscal years ended December 31, 1998 and 1999 and the consolidated balance sheet data as of December 31, 1998, 1999 and 2000 are derived from MarketWatch’s audited financial statements not included in this joint proxy statement-prospectus.

The consolidated balance sheet data as of September 30, 2003 and the consolidated statements of operations data for the nine-month periods ended September 30, 2002 and 2003 are based upon unaudited quarterly condensed consolidated financial statements of MarketWatch included elsewhere in this joint proxy statement-prospectus.

The information as of September 30, 2003 and for the nine-month periods ended September 30, 2002 and 2003 is unaudited and has been prepared on the same basis as the annual consolidated financial statements of MarketWatch. In the opinion of MarketWatch management, this information reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information for the periods presented. The results of operations for the nine-month period ended September 30, 2003 are not necessarily indicative of the results that may be expected for the full year ended December 31, 2003, or any future period.

MarketWatch.com, Inc.

Selected Financial Data

(in thousands, except per share data)

	Years Ended December 31,					Nine Months Ended September 30,
	1998	1999	2000	2001	2002	2002	2003
						(unaudited)
Consolidated Statements of Operations Data
Net revenues:
Advertising	$5,115	$19,053	$37,557	$20,797	$18,969	$13,545	$16,481
Licensing	1,285	5,262	15,809	24,775	24,631	18,667	16,176
Subscriptions	627	620	541	284	924	598	1,137

Total net revenues	7,027	24,935	53,907	45,856	44,524	32,810	33,794
Cost of net revenues	2,837	9,901	21,012	18,623	16,339	12,394	13,028

Gross profit	4,190	15,034	32,895	27,233	28,185	20,416	20,766

Operating expenses:
Product development	1,468	4,762	8,725	8,308	6,954	5,194	5,040
General and administrative	3,429	8,948	14,211	12,600	11,315	8,584	8,545
Sales and marketing	11,547	33,430	47,130	29,975	20,279	17,690	7,439
Purchased in-process research and development	—	200	—	—	—	—	—
Amortization of goodwill and intangibles	—	29,984	51,382	51,542	—	—	—
Restructuring costs	—	—	—	1,409	—	—	—

Total operating expenses	16,444	77,324	121,448	103,834	38,548	31,468	21,024

Loss from operations	(12,254)	(62,290)	(88,553)	(76,601)	(10,363)	(11,052)	(258)
Interest income (expense)	(159)	1,412	2,285	1,554	710	545	384
Loss in joint venture	—	—	(4,995)	(1,476)	—	—	—

Net income (loss)	$(12,413)	$(60,878)	$(91,263)	$(76,523)	$(9,653)	$(10,507)	$126

Basic net income (loss) per share	$(1.38)	$(4.68)	$(5.83)	$(4.60)	$(0.57)	$(0.62)	$0.01

Diluted net income (loss) per share	$(1.38)	$(4.68)	$(5.83)	$(4.60)	$(0.57)	$(0.62)	$0.01

Shares used in the calculation of basic net income (loss) per share	9,000	13,004	15,659	16,648	16,959	16,925	17,267

Shares used in the calculation of diluted net income (loss) per share	9,000	13,004	15,659	16,648	16,959	16,925	18,503

	December 31,					September 30, 2003
	1998	1999	2000	2001	2002
						(unaudited)
Consolidated Balance Sheet Data
Cash and cash equivalents	$140	$9,500	$45,356	$37,637	$43,328	$47,855
Working capital (deficit)	(5,889)	18,544	48,868	38,194	41,040	45,011
Total assets	4,487	156,855	144,240	77,513	78,645	82,906
Advances from DBC (1)	3,946	—	—	—	—	—
Total stockholders’ equity (deficit)	(3,130)	149,148	133,417	69,051	70,297	72,003

(1)	Advances from DBC by DBC Online/News at October 28, 1997 were neither paid by MarketWatch.com LLC, the predecessor company to MarketWatch.com, Inc., nor assumed by MarketWatch.com, Inc.

Pinnacor Summary Historical Consolidated Financial Data

You should read the following table in conjunction with Pinnacor’s historical consolidated financial statements and related notes and Pinnacor’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Pinnacor’s annual reports, quarterly reports and other information on file with the Securities and Exchange Commission. See “Where You Can Find More Information” beginning on page 207.

The consolidated statements of operations data for the fiscal years ended December 31, 2000, 2001 and 2002 and the consolidated balance sheet data as of December 31, 2001 and 2002 have been derived from audited consolidated financial statements of Pinnacor included elsewhere in this joint proxy statement-prospectus. The consolidated statements of operations data for the fiscal years ended December 31, 1998 and 1999 and the consolidated balance sheet data as of December 31, 1998, 1999 and 2000 are derived from Pinnacor’s audited financial statements not included in this joint proxy statement-prospectus.

The consolidated balance sheet data as of September 30, 2003 and the consolidated statements of operations data for the nine-month periods ended September 30, 2002 and 2003 are based upon unaudited quarterly condensed consolidated financial statements of Pinnacor included elsewhere in this joint proxy statement-prospectus.

The information as of September 30, 2003 and for the nine-month periods ended September 30, 2002 and 2003 has been prepared on the same basis as the annual consolidated financial statements of Pinnacor. In the opinion of Pinnacor management, this nine month information reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information for the periods presented. The results of operations for the nine-month period ended September 30, 2003 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2003, or any future period.

Pinnacor Inc.

Selected Financial Data

(in thousands, except per share data)

	Years Ended December 31,					Nine Months Ended September 30,
	1998	1999	2000	2001	2002	2002	2003
						(unaudited)
Consolidated Statements of Operations Data

Net revenue	$567	$2,985	$21,865	$30,952	$34,566	$26,364	$25,128

Operating expenses:
Cost of services	142	1,017	5,902	9,211	11,480	8,558	8,690
Research and development	152	1,049	6,355	7,853	7,414	5,737	5,425
Sales and marketing	139	4,028	20,763	14,512	9,052	7,501	4,658
General and administrative	354	3,872	10,847	13,113	7,200	5,398	5,542
Depreciation and amortization	26	451	3,634	5,456	4,135	3,234	2,389
Stock-based compensation	350	6,062	17,576	881	(189)	(356)	40
Restructuring and asset abandonment charge	—	—	—	12,239	2,463	2,463	—

Total operating expenses	1,163	16,479	65,077	63,265	41,555	32,535	26,744

Operating loss	(596)	(13,494)	(43,212)	(32,313)	(6,989)	(6,171)	(1,616)

Other income (expense):
Interest income	—	381	3,446	4,158	1,963	1,571	912
Interest expense	(11)	(53)	(378)	(494)	(307)	(242)	(132)
Impairment of investments	—	—	—	(400)	—	—	—
Other	(3)	—	—	—	—	—	—

Total other income (expense), net	(14)	328	3,068	3,264	1,656	1,329	780

Net loss	(610)	(13,166)	(40,144)	(29,049)	(5,333)	(4,842)	(836)
Deemed preferred stock dividends	—	(102)	(50,523)	—	—	—	—

Loss applicable to common stockholders	$(610)	$(13,268)	$(90,667)	$(29,049)	$(5,333)	$(4,842)	$(836)

Basic and diluted net loss per common share	$(0.35)	$(1.08)	$(4.00)	$(0.73)	$(0.13)	$(0.11)	$(0.02)

Basic and diluted weighted-average number of shares of common stock outstanding	1,731	12,298	22,680	39,670	42,022	42,529	40,534

	December 31,					September 30, 2003
	1998	1999	2000	2001	2002
						(unaudited)
Consolidated Balance Sheet Data
Cash and cash equivalents	$120	$22,122	$58,306	$15,189	$15,098	$29,041
Marketable securities	—	—	39,820	48,925	35,611	18,691
Working capital	24	21,930	93,631	47,249	41,820	41,935
Total assets	274	32,370	122,267	117,175	100,868	95,836
Capital lease obligation, less current portion	—	647	3,400	1,858	1,181	418
Redeemable convertible preferred stock	—	27,434	—	—	—	—
Total stockholders’ equity (deficit)	(190)	(549)	109,175	91,472	84,401	83,494

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

The following unaudited pro forma combined condensed financial statements have been prepared to give effect to the proposed business combination of MarketWatch and Pinnacor using the purchase method of accounting and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma combined condensed financial statements. These pro forma statements were prepared as if the business combination had been completed as of September 30, 2003 for balance sheet purposes and as of January 1, 2002 for statements of operations purposes. Pinnacor’s acquisition of substantially all of the assets of Inlumen, Inc. (“Inlumen”) on November 20, 2002 is also treated as having occurred on January 1, 2002.

The unaudited pro forma combined condensed financial statements are presented for illustrative purposes only and are not necessarily indicative of the financial position or results of operations that would have actually been reported had the business combination occurred as of September 30, 2003 for balance sheet purposes and as of January 1, 2002 for statements of operation purposes, nor is it necessarily indicative of future financial position or results of operations. The pro forma combined condensed financial statements include adjustments, which are based upon preliminary estimates, to reflect the allocation of purchase price to the fair value of the acquired assets and assumed liabilities of Pinnacor, before any integration adjustments. The final allocation of the purchase price will be determined after the completion of the business combination and will be based upon actual fair value of the net tangible and intangible assets acquired as well as liabilities assumed.

It is management’s expectation that based on the finalization of the purchase price allocation and other considered factors, the pro forma adjustments will not materially differ from the preliminary allocation estimates presented in these pro forma condensed combined financial statements with the exception of costs relating to the anticipated restructuring. Upon the completion of the business combination, it is the combined company’s intention to implement certain integration plans. Such plans will not be formalized until the completion of the business combination, and in this specific respect, the final allocation of the purchase price may differ materially from initial estimation.

As soon as possible after completion of the business combination, the combined company intends to restructure certain business operations of Pinnacor, with such activities involving the formulation of a detailed integration plan. The plan is anticipated to contain an assessment of exit and relocation plans and potential involuntary employee terminations, with the finalization and communication of the plan occurring as soon as possible after consummation of the business combination and in no event longer than one year from the date of completion of the business combination. Since management cannot reasonably anticipate its restructuring plans at this time, the unaudited pro forma combined condensed financial statements included in this joint proxy statement-prospectus do not include any adjustments for the combined company’s intended restructuring of certain business operations of Pinnacor.

These unaudited pro forma combined condensed financial statements are based upon the respective historical consolidated financial statements of MarketWatch, Pinnacor and Inlumen and should be read in conjunction with the historical consolidated financial statements of MarketWatch and Pinnacor and related notes contained in other sections of this joint proxy statement-prospectus.

Certain reclassifications have been made to the Pinnacor historical balance sheet and the Inlumen statement of operations information previously reported by Pinnacor to conform with MarketWatch’s presentation.

Holdco

Unaudited Pro Forma Combined Condensed Balance Sheet

(in thousands)

	MarketWatch September 30, 2003	Pinnacor September 30, 2003	Pro Forma Adjustments		Pro Forma Balance Sheet September 30, 2003
Current assets:
Cash and cash equivalents	$47,855	$29,041	$(44,000	)(a)	$32,896
Marketable securities	—	18,691			18,691
Accounts receivable, net	5,804	4,262			10,066
Prepaid expenses	2,255	1,865	(465	)(e)	3,655

Total current assets	55,914	53,859	(44,465)		65,308
Property plant and equipment, net	4,435	4,531			8,966
Intangible assets, net	—	1,946	(1,946	)(c)
			7,800	(c)	7,800
Goodwill	22,429	34,888	(34,888	)(c)
			53,655	(c)	76,084
Other assets	128	612			740

Total assets	$82,906	$95,836	$(19,844)		$158,898

Current liabilities:
Accounts payable	3,270	5,445			8,715
Accrued expenses	6,169	—	2,500	(d)	8,669
Current portion of capital lease obligations	—	1,059			1,059
Accrued restructuring expenses	—	551			551
Deferred revenue	1,464	4,869	(1,001	)(e)	5,332

Total current liabilities	10,903	11,924	1,499		24,326

Noncurrent liabilities:
Capital lease obligations, less current portion	—	418			418
Deferred tax liability	—		3,120	(q)	3,120

Total noncurrent liabilities	—	418	3,120		3,538

Total liabilities	10,903	12,342	4,619		27,864

Stockholders’ equity:
Common stock	180	453	(453	)(b)
			60	(h)	240
Additional paid-in capital	322,508	225,593	(225,593	)(b)
			59,432	(h)	381,940
Treasury stock	—	(4,301)	4,301	(b)	—
Warrants	—	1,708	(1,708	)(b)	—
Deferred compensation	—	(316)	316	(b)	—
			(161	)(f)	(161)
Accumulated other comprehensive income	—	156	(156	)(b)	—
Accumulated deficit	(250,685)	(139,799)	139,799	(b)
			(300	)(i)	(250,985)

Total stockholders’ equity	72,003	83,494	(24,463)		131,034

Total liabilities and stockholders’ equity	$82,906	$95,836	$(19,844)		$158,898

See accompanying notes to the Unaudited Pro Forma Combined Condensed Financial Statements

Holdco

Unaudited Pro Forma Combined Condensed Statement of Operations

(in thousands, except per share data)

	MarketWatch Year Ended December 31, 2002	Pinnacor Year Ended December 31, 2002	Inlumen From January 1, 2002 to November 20, 2002	Reclassifications		Pro Forma Adjustments		Pro Forma Year Ended December 31, 2002
Net revenues:
Advertising	$18,969	$—	$—					$18,969
Licensing	24,631	34,566	4,558					63,755
Subscriptions	924	—	—					924

Total net revenues	44,524	34,566	4,558					83,648
Cost of net revenues	16,339	11,480	2,129	$(310	)(p)
				771	(n)	$1,008	(g)	31,417

Gross profit	28,185	23,086	2,429	(461)		(1,008)		52,231

Operating expenses:
Product development	6,954	7,414	—	310	(p)	(33	)(f)
				1,683	(n)	(121	)(m)
				1,950	(o)			18,157
General and administrative	11,315	7,200	3,386	507	(n)	(667	)(f)
				1,714	(o)	(57	)(m)	23,398
Sales and marketing	10,436	9,052	19	976	(n)	971	(f)
				385	(o)	(106	)(m)	21,733
Compensation	—	—	4,238	(4,238	)(o)			—
CBS in-kind advertising	9,843	—	—					9,843
Amortization of intangibles	—	198	—			342	(g)	540
Depreciation	—	3,937	—	(3,937	)(n)			—
Stock based compensation	—	(189)	—	189	(o)			—
Restructuring	—	2,463	—					2,463

Total operating expenses	38,548	30,075	7,643	(461)		329		76,134

Loss from operations	(10,363)	(6,989)	(5,214)	—		(1,337)		(23,903)
Interest and other income (expense), net	710	1,656	(1,033)			(816	)(a)
						359	(l)	876

Net loss	$(9,653)	$(5,333)	$(6,247)			$(1,794)		$(23,027)

Net loss per share:
Basic and diluted	$(0.57)	$(0.13)						$(1.00)

Weighted average shares outstanding used to compute:						(42,022	)(k)
Basic and diluted	16,959	42,022				6,037	(j)	22,996

See accompanying notes to the Unaudited Pro Forma Combined Condensed Financial Statements

Holdco

Unaudited Pro Forma Combined Condensed Statement of Operations

(in thousands, except per share data)

	MarketWatch Nine Months Ended September 30, 2003	Pinnacor Nine Months Ended September 30, 2003	Reclassifications		Pro Forma Adjustments		Pro Forma Nine Months Ended September 30, 2003
Net revenues:
Advertising	$16,481	$—					$16,481
Licensing	16,176	25,128					41,304
Subscriptions	1,137	—					1,137

Total net revenues	33,794	25,128					58,922

Cost of net revenues	13,028	8,690	$(228	)(p)
			307	(n)	$756	(g)	22,553

Gross profit	20,766	16,438	(79)		(756)		36,369

Operating expenses:
Product development	5,040	5,425	228	(p)	29	(f)
			946	(n)
			6	(o)			11,674
General and administrative	8,545	5,542	367	(n)	(40	)(f)
			40	(o)			14,454
Sales and marketing	7,439	4,658	412	(n)	38	(f)
			(6	)(o)			12,541
CBS in-kind advertising	—	—					—
Amortization of intangibles	—	357			48	(g)	405
Depreciation	—	2,032	(2,032	)(n)			—
Stock-based compensation	—	40	(40	)(o)			—

Total operating expenses	21,024	18,054	(79)		75		39,074

Loss from operations	(258)	(1,616)	—		(831)		(2,705)

Interest and other income (expense), net	384	780			(268	)(a)	896

Net income (loss)	$126	$(836)			$(1,099)		$(1,809)

Net income (loss) per share:
Basic	$0.01	$(0.02)					$(0.08)

Diluted	$0.01	$(0.02)					$(0.07)

Weighted average shares outstanding used to compute:					(40,534	)(k)
Basic	17,267	40,534			6,037	(j)	23,304

					(40,534	)(k)
Diluted	18,503	40,534			6,037	(j)	24,540

See accompanying notes to the Unaudited Pro Forma Combined Condensed Financial Statements

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

1.    Basis of Pro Forma Presentation

On July 22, 2003, MarketWatch and Pinnacor entered into a definitive agreement whereby MarketWatch will acquire Pinnacor. Under the terms of the agreement, a new company, NMP, Inc. (“Holdco”), was formed to combine the businesses of MarketWatch and Pinnacor. Each Pinnacor stockholder will receive either $2.42 in cash or 0.2659 of a share of Holdco common stock for each share of Pinnacor common stock they own. Subject to the proration rules described in this joint proxy statement-prospectus, Pinnacor stockholders may elect to receive cash, Holdco common stock or a combination of both in exchange for their shares of Pinnacor common stock. Each MarketWatch stockholder will receive one share of Holdco common stock for each share of MarketWatch common stock they own. Each option and warrant to purchase shares of Pinnacor common stock outstanding as of the closing of the Pinnacor merger will be assumed by Holdco. The respective number of shares of Holdco common stock issuable upon the exercise of such options or warrants, as the case may be, will be equal to the number of shares of Pinnacor common stock that could have been purchased before the merger upon the exercise of such options or warrants, as the case may be, multiplied by 0.2659, the exchange ratio, and rounded down to the nearest whole share. The respective exercise price for such options or warrants, as the case may be, will be equal to the exercise price per share of Pinnacor common stock subject to such options or warrants, as the case may be, divided by 0.2659 and rounded up to the nearest whole cent. Each outstanding option to purchase MarketWatch common stock will be assumed by Holdco. The number of shares of Holdco common stock issuable upon the exercise of such options will be equal to the number of shares of MarketWatch common stock that could have been purchased before the merger upon the exercise of such options. The exercise price of such options will be equal to the exercise price per share of MarketWatch common stock subject to such options before the merger. Holdco will account for the business combination as a purchase.

On November 20, 2002, Pinnacor completed the acquisition of substantially all of the assets of Inlumen, a transaction accounted for as a purchase. Pinnacor acquired all of the operating assets of Inlumen in exchange for $2.4 million in cash, net of cash received of approximately $66,000, and $188,000 of acquisition costs. The purchase price resulted in the allocation of approximately $2.3 million to goodwill and other intangible assets and approximately $350,000 to net tangible assets.

The unaudited pro forma combined condensed balance sheet at September 30, 2003 combines the MarketWatch and Pinnacor consolidated balance sheets at September 30, 2003 as if the proposed business combination had been consummated on that date.

The unaudited pro forma combined condensed statements of operations for the year ended December 31, 2002 and for the nine month period ended September 30, 2003 give effect to the proposed business combination as if it had occurred on January 1, 2002. Additionally, the pro forma combined condensed statement of operations reflects the November 20, 2002 acquisition by Pinnacor of substantially all of the assets of Inlumen as if it had occurred on January 1, 2002. Accordingly, the results of Inlumen’s operations prior to November 20, 2002 have been presented alongside Pinnacor’s consolidated statement of operations, which includes the results of Inlumen’s operations since November 20, 2002.

The merger structure described in this joint proxy statement-prospectus will not result in a change in control of MarketWatch. Accordingly, under accounting principles generally accepted in the United States, the assets and liabilities transferred from MarketWatch will be accounted for at historical cost. Therefore, no pro forma statements of MarketWatch showing the effect of the reorganization are included in this joint proxy statement-prospectus.

2.    Preliminary Purchase Price

The unaudited pro forma combined condensed financial statements reflect an estimated purchase price of approximately $106.0 million. The preliminary fair market value of Holdco’s common stock to be issued was determined using the five-trading-day average price of MarketWatch’s common stock surrounding the date the business combination was announced of $8.74 per share. The preliminary fair market value of Holdco’s stock options and warrants to be issued for the Pinnacor stock options and warrants assumed was determined using the Black-Scholes option-pricing model. The following assumptions were used to perform the calculations: expected life of 48 months for options and a remaining contractual life of eight to ten months for warrants, risk-free interest rate of 1.51%, expected volatility of 60% and no expected dividend yield. The final purchase price is dependent on the actual number of shares of common stock exchanged, the actual number of options and warrants assumed, and actual direct transaction costs. The final purchase price will be determined upon the completion of the business combination. The estimated total purchase price of the proposed business combination is as follows (in thousands):

Value of Holdco common stock to be issued	$52,762
Value of Holdco options and warrants to be issued	6,730
Cash consideration	44,000
Estimated direct transaction costs	2,500

Total estimated purchase price	$105,992

Under the purchase method of accounting, the total estimated purchase price is allocated to Pinnacor’s net tangible and intangible assets based upon their estimated fair value as of the date of the completion of the business combination. Based upon the estimated purchase price, the purchase price allocation, which is subject to change based on Holdco’s final analysis, is as follows (in thousands):

Tangible assets acquired	$58,537
Intangible assets:
Developed technology	4,050
Customer base	3,750
In-process research and development	300
Goodwill	53,655

Total assets acquired	120,292

Liabilities assumed	(11,341)
Deferred tax liability	(3,120)
Deferred stock-based compensation	161

Net assets acquired	$105,992

A preliminary estimate of $8.1 million has been allocated to amortizable intangible assets with useful lives ranging from 4 to 7 years as follows: developed technology—4 years and customer base—7 years. A preliminary estimate of $250,000 has been allocated to in-process research and development, which will be expensed upon the completion of the business combination.

A preliminary residual purchase price of $53.7 million has been recorded as goodwill. Goodwill represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired. In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” goodwill will not be amortized and will be tested for impairment at least annually.

The allocation of the purchase price was determined based on a preliminary valuation of assets to be acquired and liabilities to be assumed determined with the assistance of a draft independent appraisal. This allocation was based on the estimated fair value of these assets determined by the draft independent appraisal.

The estimate of fair value of the Pinnacor customer base was prepared using an income approach. This approach valued the subject asset at the present value of the expected net future cash flows that were attributable to that asset. Revenues from the existing customer base were estimated taking into consideration current contracts, expected contract renewal rates, expected customer attrition and expected changes in future pricing. Cost of goods sold, operating expenses and contributory asset charges associated with the expected revenues from the existing customer base were deducted from the revenue estimates. The value of the existing customer base was then calculated as the risk adjusted after-tax present value of the expected future cash flows attributable to the customer base over its estimated useful life of seven years.

The fair values of Pinnacor’s developed technology and in-process research and development were assessed using an income approach. This approach valued the subject asset at the present value of the expected future cash flows that were attributable to that asset. Pinnacor’s expected future revenues were allocated to developed technology, in-process research and development and future technology based on an analysis of the aggregate development efforts invested into each of the developed technology and in-process research and development, the expected useful life of each technology class, the expected obsolescence of the technology and the expected contribution of future technology. Cost of goods sold, operating expenses and contributory asset charges associated with the allocated revenues were deducted from the revenue estimates. The values of the developed technology and in-process research and development were then calculated as the risk adjusted after-tax present value of the expected future cash flows attributable to the each respective class of technology over the estimated useful life of five years.

Pinnacor’s acquired technology includes certain additional products that may allow Holdco to develop more comprehensive products and pursue expanded market opportunities. These opportunities, along with the ability to hire the Pinnacor workforce, and the expected operating synergies in the two businesses, were significant contributing factors to the establishment of the purchase price, resulting in the recognition of a significant amount of goodwill.

The following attributes of the two businesses combining were considered significant contributing factors to the establishment of the purchase price, resulting in the recognition of the significant amount of goodwill.

(i)  Pinnacor’s acquired technology includes certain additional products that may allow the combined company to develop more comprehensive products and pursue expanded market opportunities. Management expects to be able to offer existing customers of each company new product offerings by selling MarketWatch news content to existing Pinnacor customers and selling Pinnacor financial tools, customization and integration services to existing MarketWatch customers. The business combination is also anticipated to allow the combined company to more effectively develop a long term strategic goal of focusing on financial services and institutional customers and to pursue potential new business opportunities through content and product provision to wireless access providers and via corporate portals and intranets currently managed by Pinnacor.

(ii)  The ability to hire the Pinnacor workforce, which will include a significant number of experienced engineering, development and technical staff with specialized knowledge of the sector in which the combined company will operate.

(iii)  Potential operating synergies are anticipated to arise and are likely to include cost savings, estimated at $5.7 million for fiscal 2004, from the elimination of redundant data content provision, data center operations and expenses associated with operating as a public company and limited reductions in overlapping staffing positions and general facility costs.

3.    Pro Forma Adjustments

There were no intercompany balances or transactions between MarketWatch and Pinnacor. Certain reclassifications have been made to the Pinnacor historical balance sheet and the Pinnacor and Inlumen statements of operations information previously reported by Pinnacor to conform to MarketWatch’s presentation.

The accompanying unaudited pro forma combined financial statements have been prepared as if the business combination was completed on September 30, 2003 for balance sheet purposes and as of January 1, 2002 for statement of operations purposes and reflect the following pro forma adjustments:

(a)	To reflect the cash portion for the proposed business combination of $44.0 million and resulting decrease in interest income.

(b)	To eliminate the historical stockholders’ equity of Pinnacor.

(c)	To eliminate Pinnacor’s existing intangible assets and to establish amortizable intangible assets and non-amortizable goodwill resulting from the proposed business combination.

(d)	To record estimated direct transaction costs of approximately $2.5 million to be incurred by MarketWatch related to the proposed business combination. Actual amounts could differ significantly upon close of the proposed business combination.

(e)	To eliminate deferred revenue and deferred costs related to setup services previously provided to customers and to record the estimated fair value of deferred revenue related to ongoing obligations.

(f)	To record deferred stock-based compensation related to the issuance of restricted stock, eliminate amortization of Pinnacor’s historical deferred stock-based compensation and reflect the amortization of deferred stock-based compensation on a straight-line basis resulting from the proposed business combination.

(g)	To eliminate the amortization of Pinnacor’s historical intangible assets and reflect amortization of the amortizable intangible assets on a straight-line basis resulting from the proposed business combination. The weighted average life of amortizable intangible assets approximates 5.4 years.

(h)	To record the estimated fair value of the shares of Holdco common stock and options and warrants to purchase Holdco common stock to be issued for the shares of Pinnacor common stock to be exchanged, and the options and warrants exercisable for Pinnacor common stock to be assumed in the proposed business combination.

(i)	To record a one-time charge for the write-off of in-process research and development resulting from the proposed business combination.

(j)	Basic net loss per share is calculated by dividing the net loss for the period by the weighted average common stock outstanding for the period, inclusive of the 6.0 million shares of Holdco common stock estimated to be issued in the proposed business combination. As the pro forma combined condensed statement of operations for all periods presented shows a net loss, weighted average basic and diluted shares are the same.

(k)	To eliminate the Pinnacor common stock outstanding at the end of the period for the net loss calculation for the proposed business combination.

(l)	To record an adjustment to reverse the recorded loss of $359,000 related to Inlumen’s equity investments that were not acquired by Pinnacor.

(m)	To record an adjustment to decrease depreciation expense of $284,000 related to Inlumen’s fixed assets that were not acquired by Pinnacor.

The following reclassifications have been made to the Pinnacor and Inlumen historical income statement information previously reported by Pinnacor and Inlumen to conform to MarketWatch’s presentation:

(n)	Depreciation of fixed assets is presented as a component of cost of net revenues, product development, general and administrative, and sales and marketing expense based on headcount associated with the cost.

(o)	Compensation and stock based compensation is presented as a component of product development, general and administrative, and sales and marketing expense based on the job responsibility of the individual employee associated with the cost.

(p)	Datasource fees associated with the production of certain products are presented as product development expense.

(q)	To record a deferred tax liability at the statutory rates for federal and California jurisdictions relating to the amortizable intangible assets.

Comparative Historical and Pro Forma Per Share Data

The following table presents certain unaudited historical per share and combined pro forma per share data of MarketWatch and Pinnacor after giving effect to the proposed business combination using the purchase method of accounting. The pro forma data does not purport to be indicative of the results of future operations or the results that would have occurred had the business combination been consummated at the beginning of the periods presented. The information set forth below should be read in conjunction with the historical consolidated financial statements and notes thereto of MarketWatch and Pinnacor included in other sections of this joint proxy statement-prospectus, and the unaudited pro forma combined condensed financial data included elsewhere in this joint proxy statement-prospectus. The unaudited pro forma per share data combine the results of operations of MarketWatch and Pinnacor for the year ended December 31, 2002, the results of operations of MarketWatch and Pinnacor for the nine months ended September 30, 2003, and MarketWatch’s financial position at September 30, 2003 with Pinnacor’s financial position at September 30, 2003. No cash dividends have ever been declared or paid on MarketWatch common stock or Pinnacor common stock.

	Year Ended December 31, 2002	Nine Months Ended September 30, 2003
MarketWatch:
Historical per common share data:
Net income (loss) per basic and diluted share	$(0.57)	$0.01
Net book value per share(1)	—	$4.14

Pinnacor:
Historical per common share data:
Net loss per basic and diluted share	$(0.13)	$(0.02)
Net book value per share(1)	—	$2.04

Holdco:
Pro forma combined per common share data:
Net loss per combined company’s share(2)
Basic	$(1.00)	$(0.08)
Diluted	$(1.00)	$(0.07)
Net loss per equivalent Pinnacor basic and diluted share(3)	$(0.26)	$(0.02)
Net book value per combined company’s share(1)	—	$5.62
Net book value per equivalent Pinnacor share(3)	—	$1.50

(1)	The historical net book value per share of MarketWatch common stock is computed by dividing stockholders’ equity by the number of shares of common stock outstanding at September 30, 2003. The historical net book value per share of Pinnacor common stock is computed by dividing stockholders’ equity by the number of shares of common stock outstanding at September 30, 2003. The pro forma net book value per share of the combined company’s common stock is computed by dividing the pro forma stockholders’ equity by the pro forma number of shares of combined company’s common stock outstanding as of September 30, 2003, assuming the business combination had occurred as of that date.
(2)	Shares used to calculate unaudited pro forma net loss per basic and diluted share were computed by adding 6.1 million shares of Holdco’s common stock assumed to be issued at the closing of the proposed business combination to MarketWatch’s weighted average shares outstanding.
(3)	The equivalent pro forma combined per share value of Pinnacor common stock is calculated by multiplying the pro forma combined amounts by the exchange ratio of 0.2659 of a share of Holdco common stock for each share of Pinnacor common stock. The exchange ratio does not include the $2.42 per share cash consideration.

Comparative Per Share Market Price Data

There is currently no public market for shares of Holdco common stock. Holdco will use reasonable best efforts to cause the Holdco common stock to be approved for listing on the Nasdaq National Market. The proposed symbol for the Holdco common stock is “MKTW,” the same ticker symbol currently used by MarketWatch.

The following table shows the high and low sale prices of the MarketWatch common stock as reported by the Nasdaq National Market for the periods indicated. MarketWatch has never paid a cash dividend and does not anticipate paying any cash dividends in the foreseeable future.

Pinnacor common stock is traded on the Nasdaq National Market under the symbol “PCOR.” Pinnacor common stock traded under the symbol “SCRM” until November 1, 2002, at which time it changed its name to Pinnacor Inc., and its common stock commenced trading under the symbol “PCOR.” The following table shows the high and low sale prices of the Pinnacor common stock as reported by the Nasdaq National Market for the periods indicated. Pinnacor has never paid a cash dividend and does not anticipate paying any cash dividends in the foreseeable future.

	MarketWatch Sale Price		Pinnacor Sale Price
	High	Low	High	Low
Year Ended December 31, 2001
First Quarter	$6.25	$2.91	$5.22	$1.63
Second Quarter	$4.29	$2.07	$3.51	$1.00
Third Quarter	$3.01	$1.06	$3.02	$1.26
Fourth Quarter	$4.71	$1.50	$2.60	$1.16
Year Ended December 31, 2002
First Quarter	$4.50	$3.11	$2.59	$1.71
Second Quarter	$5.49	$3.90	$2.40	$1.42
Third Quarter	$4.93	$3.81	$1.80	$1.07
Fourth Quarter	$5.05	$3.88	$1.50	$1.05
Year Ending December 31, 2003
First Quarter	$7.76	$4.73	$1.40	$1.21
Second Quarter	$9.78	$6.65	$2.00	$1.21
Third Quarter	$9.12	$7.50	$2.40	$1.90
Fourth Quarter (through December 12, 2003)	$9.52	$8.05	$2.48	$2.13

On July 22, 2003, the last full trading day before the public announcement of the proposed business combination, the high and low sale prices for the MarketWatch common stock, as reported on the Nasdaq National Market, were $9.10 and $8.86, respectively. The high and low sale prices for the Pinnacor common stock on the same day, as reported on the Nasdaq National Market, were $2.22 and $2.15, respectively.

The following table sets forth the closing sale price of the MarketWatch common stock, as reported on the Nasdaq National Market, and the Pinnacor common stock, as reported on the Nasdaq National Market, on July 22, 2003, the last full trading day prior to the public announcement of the proposed business combination, and             , 2003, the latest practicable trading day prior to the printing of this joint proxy statement-prospectus.

	Closing Sales Price
	MarketWatch		Pinnacor
Price per share:

July 22, 2003		$9.10		$2.22
, 2003	$		$

You are advised to obtain current market quotations for the common stock of MarketWatch and Pinnacor. The market price of the common stock of both companies is subject to fluctuation. The value of shares of Holdco common stock that holders of Pinnacor common stock will receive in the proposed Pinnacor merger and the value of the Pinnacor common stock they surrender may increase or decrease.

RISK FACTORS

In deciding whether to vote for adoption of the merger agreement, you should carefully consider the following risk factors, which are material to the merger, the combined company after the merger, the MarketWatch business, the Pinnacor business and the Holdco common stock.

Risks Relating to the Merger

The combined company may fail to realize the anticipated benefits of the merger if it does not successfully implement its integration strategy.

The failure of the combined company to meet the challenges involved in integrating the operations of MarketWatch and Pinnacor successfully or otherwise to realize any of the anticipated benefits of the merger, including cost savings, could seriously harm the results of operations of the combined company. Integrating the companies is a complex, time-consuming and expensive process that, without proper planning and implementation, could cause significant disruptions. The success of the integration process will also depend on the retention of existing key employees of each company and maintaining positive employee morale during a period of transition. To realize the anticipated benefits of the merger, management of the combined company must develop strategies and implement a business plan that will:

•	effectively combine Pinnacor’s financial applications and customization capabilities with MarketWatch’s news, tools and charting capabilities to offer new and existing customers a broader set of content and applications;

•	successfully leverage the opportunities for cross-promotion of the combined company’s expanded products and services to the existing customers of MarketWatch and Pinnacor and coordinate sales and marketing efforts to effectively communicate the capabilities of the combined company; and

•	retain existing customer and vendor relationships by demonstrating to them that the merger will not adversely affect customer service standards or business focus and helping them conduct business easily with the combined company.

The successful execution of the post-merger integration strategy will involve considerable risks and may not be successful.

If management of the combined company is unable to minimize the potential disruption of the combined company’s ongoing business and distraction of the management during the integration process, the anticipated benefits of the merger may not be realized. Realizing the benefits of the merger will depend in part on the integration of technology, operations and personnel while maintaining adequate focus on the core businesses of the combined company. In particular, there are difficulties in incorporating acquired technologies and rights into the combined company’s products and services. Also, there may be overlaps in the current product and services offerings of MarketWatch and Pinnacor which could negate some of the anticipated benefits and enhanced revenue opportunities resulting from the merger. We cannot assure you that any cost savings, greater economies of scale and other operational efficiencies, as well as revenue enhancement opportunities anticipated from the combination of the two businesses, including from cross promotion of the combined company’s products and services, will occur. The combined company’s operating expenses may increase significantly over the near term due to the increased headcount, expanded operations and expense or changes related to the merger. To the extent that the combined company’s expenses increase but its revenues do not, there are unanticipated expenses related to the integration process, or there are significant costs associated with presently unknown liabilities, the combined company’s business, operating results and financial condition may be materially and adversely affected. Failure to minimize the numerous risks associated with the post-merger integration strategy also may adversely affect the trading price of Holdco common stock.

With respect to Pinnacor stockholders, in the event you elect to receive and, subject to the proration rules described in this joint proxy statement-prospectus, do receive Holdco common stock as merger consideration, you will receive 0.2659 of a share of Holdco common stock for each share of Pinnacor common stock you own irrespective of the market price of Pinnacor or MarketWatch common stock before the completion of the merger.

Upon the completion of the Pinnacor merger, each share of Pinnacor common stock will be exchanged for either 0.2659 of a share of Holdco common stock or $2.42 in cash. The market values of MarketWatch common stock and Pinnacor common stock have varied since MarketWatch and Pinnacor entered into the merger agreement and will continue to vary in the future due to changes in the business, operations or prospects of MarketWatch and Pinnacor, market assessment of the merger, market and economic considerations and other factors. The dollar value of Holdco common stock that Pinnacor stockholders elect to receive as merger consideration will depend on the market value of Holdco common stock at the time of the completion of the Pinnacor merger, which may be different from, and lower than, the closing price of MarketWatch common stock on the last full trading day preceding public announcement of the merger or the last full trading day prior to the date of this joint proxy statement-prospectus or the date of the special meetings. Moreover, the completion of the Pinnacor merger may occur some time after stockholder approval has been obtained. There will be no adjustment to the exchange ratio, and the parties do not have a right to terminate the merger agreement, based upon changes in the market price of either MarketWatch common stock or Pinnacor common stock. Pinnacor stockholders are urged to obtain recent market quotations for the MarketWatch and Pinnacor common stock.

Pinnacor stockholders may receive consideration that is different from that which they elected to receive.

In the Pinnacor merger, Holdco will issue a fixed number of shares of Holdco common stock based on the fixed exchange ratio of 0.2659 and the number of shares of Pinnacor common stock outstanding at the closing of the merger and $44.0 million in cash. Accordingly, we cannot assure you that a Pinnacor stockholder will receive the form of consideration that such stockholder elects to receive with respect to any or all shares of Pinnacor common stock held by such stockholder. If elections are made by Pinnacor stockholders that would result in an oversubscription of the pool of cash, those electing to receive cash will have the cash consideration reduced by a pro rata amount and will receive a portion of their consideration in the form of Holdco common stock. If elections are made by Pinnacor stockholders that would result in an oversubscription of the pool of Holdco common stock, those electing to receive stock will have the stock consideration reduced by a pro rata amount and will receive a portion of their consideration in the form of cash. Accordingly, there is a risk that you will receive a portion of the merger consideration in a form that you do not elect, which could result in, among other things, tax consequences that differ from those that would have resulted had you received the form of consideration you elected (including with respect to the recognition of taxable gain to the extent cash is received). For more information about the tax consequences, see “Material United States Federal Income Tax Consequences of the Merger” beginning on page 90.

MarketWatch and Pinnacor expect to incur significant costs associated with the merger.

MarketWatch estimates that it will incur direct transaction costs of approximately $2.5 million associated with the merger. MarketWatch’s direct transaction costs will be included as part of the cost associated with the merger for accounting purposes if the merger is consummated, or will be expensed if the merger is not completed. Pinnacor estimates that it will incur direct transaction costs of approximately $1.8 million which will be expensed in the quarter they are incurred. In addition, MarketWatch and Pinnacor cannot assure you that these will be the only charges associated with the merger and believe the combined company may incur charges to operations in the quarter in which the merger is completed or the following quarters, to reflect costs associated with integrating the two businesses. In addition, the combined company may incur additional material charges in future periods to reflect additional costs associated with potential unknown liabilities.

If the merger is not completed, the stock price and future business and operations of each of MarketWatch and Pinnacor could be harmed.

If the merger is not completed, both MarketWatch and Pinnacor may be subject to the following material risks, among others:

•	depending on the nature of the termination, Pinnacor may be required to pay MarketWatch a termination fee of $3.0 million and/or MarketWatch’s transaction expenses of up to $1.5 million, or MarketWatch may be required to pay Pinnacor’s transaction expenses of up to $1.5 million;

•	there may be a decline in revenues or a disruption of business due to customer and employee uncertainty surrounding the future direction of the product and service offerings and the strategy of MarketWatch or Pinnacor on a stand-alone basis; and

•	the market price of MarketWatch and Pinnacor common stock may decline to the extent that the current market price of the respective stocks reflects a market assumption that the merger will be completed and will be successful.

Further, if the merger is not completed, MarketWatch would not derive the strategic benefits expected to result from the merger, such as creating a more complete and balanced product and services portfolio, and MarketWatch’s ability to internally develop such a comprehensive portfolio may be cost prohibitive. In addition, if the merger is not completed, Pinnacor would not derive the strategic benefits expected to result from the merger such as access to MarketWatch’s premium-branded news, tools and charting capabilities. Also, if the merger is terminated and the Pinnacor board of directors decides to seek another merger or business combination, it is not certain that Pinnacor would be able to find a partner willing to pay an equivalent or more attractive price than that which is to be paid by MarketWatch.

Employee uncertainty related to the merger could harm the combined company.

Employees of MarketWatch and Pinnacor may experience uncertainty about their future role with the combined company until or after strategies with regard to the combined company are announced or executed. The integration team that will be working on effectively combining MarketWatch and Pinnacor may streamline the combined company’s operations to achieve cost savings or in response to general economic conditions. We cannot assure you that any such efforts will yield the intended effects. The integration process may cause disruptions among employees or erode employee morale. Employee uncertainty may adversely affect the combined company’s ability to attract new personnel to fill key positions that may become available upon integration of the two businesses or to retain current employees necessary to implement the combined company’s strategies, either of which may disrupt the operations of the combined company. We cannot assure you that the combined company will succeed in retaining current MarketWatch and Pinnacor employees, nor can we assure you that the management of the combined company will succeed in motivating continuing employees and keeping them focused on the strategies and goals of the combined company during potential workforce reductions and other distractions relating to the merger.

Customers and content providers of MarketWatch and Pinnacor, including various significant customers and content providers, may delay or cancel business arrangements, or seek to modify existing relationships, as a result of concerns over the merger or to extract negotiation leverage.

The announcement, pendency and closing of the merger could cause potential customers of MarketWatch and Pinnacor to delay or cancel contracts for products and services as a result of concerns over the merger. In particular, prospective customers could be reluctant to purchase the combined company’s products and services due to uncertainty about the direction of the combined company’s products and services or the combined company’s willingness to support and service existing products. Moreover, existing customers may seek to modify their relationship with MarketWatch and Pinnacor to extract leverage in connection with current or anticipated contract negotiations. Similarly, existing content providers of each of MarketWatch and Pinnacor may seek to modify the terms of their vendor arrangements to extract leverage in connection with current or anticipated contract negotiations. A delay or cancellation of purchases of products and services by potential customers or modification of current arrangements by existing customers, as well as termination or modification of existing vendor relationships, could have an adverse effect on the business, results of operations or financial condition of the combined company.

The combined company’s operating results may suffer as a result of purchase accounting treatment, the impact of goodwill and other intangibles relating to the merger.

Under U.S. generally accepted accounting principles, the combined company will account for the merger using the purchase method of accounting. Under purchase accounting, the combined company will record the cash consideration, the market value of its common stock issued in connection with the merger, the fair value of the options and warrants to purchase MarketWatch common stock and Pinnacor common stock that will become options and warrants to purchase Holdco common stock and the amount of direct transaction costs as the cost associated with the merger. The combined company will allocate the total estimated purchase price to net tangible assets, amortizable intangible assets, intangible assets with indefinite lives and in-process research and development, based on their fair values as of the date of the completion of the merger and the excess of the purchase price over those fair values as goodwill. The portion of the estimated purchase price allocated to in- process research and development, currently anticipated to be approximately $300,000, will be expensed by the combined company in the quarter in which the merger is completed. The combined company will incur additional depreciation and amortization expense over the useful lives of certain of the net tangible and intangible assets acquired in connection with the merger. In addition, to the extent the value of goodwill or intangible assets with indefinite lives become impaired, the combined company may be required to incur material charges relating to the impairment of those assets. As a result, the combined company’s results of operations or stock price may be materially harmed due to depreciation, amortization, in-process research and development and potential impairment charges that may be recorded in future periods.

Directors and executive officers of MarketWatch have potential interests in the merger that differ from, or are in addition to, those of the stockholders of MarketWatch.

A number of directors and executive officers of MarketWatch who support and approve the adoption of the merger agreement have employment, compensation and other benefit arrangements that provide them with interests in the merger that differ from, or are in addition to, your interests. Lawrence S. Kramer, Chairman and Chief Executive Officer of MarketWatch, is currently Chairman and Chief Executive Officer of Holdco. Kathleen Yates, President and Chief Operating Officer of MarketWatch, will serve as President and Chief Operating Officer of the combined company, Joan P. Platt, Chief Financial Officer of MarketWatch, will serve as Chief Financial Officer of the combined company, and the other executive officers of MarketWatch will serve as the executive officers of the combined company. In addition, the current directors of MarketWatch are the directors of Holdco. Although the compensation structure for executive officers and directors of the combined company has not been determined, MarketWatch’s executive officers and directors who will continue as executive officers and directors of the combined company will receive compensation substantially comparable to that which they currently receive from MarketWatch.

The continuation of directorships and management positions with the combined company may influence the directors and executive officers of MarketWatch to support the adoption of the merger agreement. As a result, these directors and officers may be more likely to support the merger than if they did not have these interests. The stockholders of MarketWatch should consider whether these interests may have influenced these directors and officers to support or recommend the merger.

Directors and executive officers of Pinnacor have potential interests in the merger that differ from, or are in addition to, those of the stockholders of Pinnacor.

A number of directors and executive officers of Pinnacor who support and approve the adoption of the merger agreement have compensation, severance and other benefit arrangements that provide them with interests in the merger that differ from, or are in addition to, your interests. Pinnacor will nominate two members to the board of directors of the combined company. Current directors and officers of Pinnacor who will not become directors and officers of the combined company will have indemnification arrangements with the combined company such that they will be entitled to continued indemnification and insurance coverage after the merger for acts or omissions in their capacities as directors and officers of Pinnacor occurring prior to the Pinnacor merger and asserted within five years after the completion of the Pinnacor merger.

Certain executive officers of Pinnacor are entitled to receive severance payments in the event that their employment is terminated by Pinnacor (or the combined company after the merger) without “cause” or by the executive officer for “good reason.” While the consummation of the merger will not by itself constitute a “good reason,” the severance payments would be triggered if the executive officer is terminated as a result of the merger if such executive officer is terminated without “cause.” Assuming that the termination of each of their employment is effective as of December 1, 2003, Mr. Loevner’s potential severance payment equals $490,000, David Obstler’s potential severance payment equals $402,344 and William Staib’s potential severance payment equals $107,500, each pursuant to employment agreements that existed prior to the execution of the merger agreement. Also, Mr. Loevner is entitled to a bonus in the amount of $300,000 upon the completion of the merger and the termination or constructive termination of his employment and Mr. Obstler is entitled to a bonus in the amount of $150,000 upon the completion of the merger and an additional bonus in the amount of $150,000 upon his termination or constructive termination after the completion of the merger. In addition, the Pinnacor restricted common stock held by Messrs. Loevner and Obstler will become fully vested and all restrictions with respect to such restricted stock will lapse upon the completion of the merger.

Moreover, all outstanding options to purchase Pinnacor common stock, including those held by Pinnacor directors and executive officers, will become fully vested and exercisable in connection with the merger. As of November 19, 2003, Kevin Clark holds options to purchase 1,674,836 shares, Mr. Loevner holds options to purchase 2,171,260 shares, Mr. Obstler holds options to purchase 1,114,778 shares, Kevin O’Connor holds options to purchase 70,000 shares, John Sculley holds options to purchase 100,000 shares, James Davis holds options to purchase 100,000 shares, and Mr. Staib holds options to purchase 509,387 shares, of Pinnacor common stock. Of these options to purchase an aggregate of 5,740,261 shares of Pinnacor common stock, options to purchase 2,638,071 shares of Pinnacor common stock are not currently vested.

The possible continuation of directorships with the combined company, the receipt of severance or other benefits, the accelerated vesting of options and restricted stock and the entitlement to indemnification and insurance coverage may influence the directors and executive officers of Pinnacor to support the adoption of the merger agreement. As a result, these directors and officers may be more likely to support the merger than if they did not have these interests. The stockholders of Pinnacor should consider whether these interests may have influenced these directors and officers to support or recommend the merger.

Pinnacor, Pinnacor’s current directors, a Pinnacor officer and MarketWatch are involved in a securities class action litigation in connection with the Pinnacor merger that may have a negative impact on the timing, or successful completion, of the merger.

On July 24, 2003, a shareholder class action lawsuit was filed against Pinnacor, Pinnacor’s current directors, a Pinnacor officer and MarketWatch in the Delaware Court of Chancery. The plaintiffs filed an amended complaint on September 17, 2003, which named Holdco, Pine Merger Sub and Maple Merger Sub as defendants to the action. The lawsuit purports to be a class action filed on behalf of holders of Pinnacor’s common stock who allegedly are or will be threatened with injury arising from actions by the defendants in connection with the merger. The lawsuit alleges that Pinnacor’s directors breached their fiduciary duties in proceeding with the merger by agreeing to a proposed purchase price that fails to adequately compensate Pinnacor stockholders for the loss of control of the company. The lawsuit alleges that MarketWatch knowingly aided and abetted these breaches of fiduciary duty in some unspecified way. The lawsuit also alleges that the Registration Statement on Form S-4, which includes this joint proxy statement-prospectus, contains material misrepresentations and omissions which render it defective. The lawsuit seeks an unspecified amount of damages and also an injunction against the consummation of the proposed merger. The plaintiff has moved for expedited discovery and have requested the production of documents from Pinnacor and MarketWatch. Pinnacor and MarketWatch have begun producing documents responsive to the plaintiff’s request. The defense of this litigation may increase the expenses of MarketWatch and Pinnacor in consummating the proposed merger, and may divert the attention and resources of the integration team. An adverse outcome in this litigation could delay, or eliminate the possibility of, a successful completion of the merger, or if the merger were permitted to proceed, seriously harm the business, results of operations and cash flows of the combined company. In addition, the combined company may be the target of other securities class action or similar litigation in the future.

Risks Relating to the Combined Company

The following risk factors assume that the merger is successfully completed and describe the risks of the ongoing operations relating to the combined company.

The combined company will have a limited operating history and may not be able to implement its growth strategy.

MarketWatch was formed in 1997 and Pinnacor was formed in 1993. Both MarketWatch and Pinnacor have limited operating histories and, to date, neither has achieved profitability on an annual basis. For the nine months ended September 30, 2003, MarketWatch incurred operating losses of approximately $258,000, and Pinnacor incurred operating losses of approximately $1,616,000. As a consequence, the combined company, being an integration of these two businesses, will be subject to the risks and uncertainties frequently encountered by early stage companies that operate primarily in the new and rapidly evolving markets for Internet products and services. In order to successfully achieve its growth strategy, the combined company must diversify its revenue stream by penetrating new market segments, including financial services firms and institutional users, as well as increase its advertising and licensing revenues. Also, the combined company must develop competitive content, products and services or acquire them to attract new customers.

However, the growth of the combined company will be affected by factors outside its control, including the introduction of new content, products and services by competitors and the increased use of the Web, particularly as an effective advertising medium. Also, circumstances relating to the combined company’s existing and potential customers may also affect the growth of its business, including the consolidation of customers or potential customers in market segments within which the combined company will predominately operate, potentially reducing customers and revenues, and a freeze or reduction in spending by customers or potential customers.

The combined company’s future growth may not be as successful as currently anticipated by MarketWatch and Pinnacor, and lower than anticipated growth will likely materially and adversely affect the stock price of the common stock of the combined company.

Quarterly operating results of the combined company may fluctuate due to a number of factors.

Because of the limited operating histories of MarketWatch and Pinnacor and the uncertain nature of the rapidly changing markets they serve, the prediction of future results of operations is very difficult. In addition, period-to-period comparisons of operating results are not likely to be meaningful because operating results of the combined company may fluctuate significantly as a result of a variety of factors, many of which are outside its control. These factors include:

•	the amount and timing of capital expenditures and other costs relating to the expansion of the combined company’s operations, acquisitions or restructuring activities;

•	fluctuating and unpredictable demand for advertising on the combined company’s Web sites, and licensing of the combined company’s news, tools and applications, due to increased competition;

•	the combined company’s ability to enter into, or renew on favorable terms, its advertising, licensing, vendor and marketing and distribution agreements, and the timing of such agreements;

•	seasonal fluctuations of advertising revenue as advertisers spend less in the first and third calendar quarters and user traffic on MarketWatch’s online media properties have historically been lower during the summer and during year-end vacation and holiday periods; and

•	the amount and timing of the combined company’s costs associated with its product and service development, and sales and marketing, efforts.

We expect the combined company’s revenues will come from a mix of advertising, content licensing, broadcasting and subscription service fees. The combined company’s operating expenses will be based on the then current expectations of the combined company’s future revenues and may be relatively fixed in the short term. If the combined company generates less revenue than expected, management may not be able to quickly reduce the combined company’s spending in response. The combined company also may, from time to time, make certain pricing, service or marketing decisions that adversely affect its revenues in a given quarterly or annual period. Any shortfall in the combined company’s revenues would have a direct impact on its operating results for a particular quarter and these fluctuations could affect the market price of its common stock in a manner unrelated to its long-term operating performance.

The combined company will depend on advertising revenues to grow its business and attain profitability, and if advertising revenues were to decline, its results of operations and business would be harmed.

Revenues from advertising will be important to the combined company’s business. Over the last two years, there has been a significant softening in demand for advertising services due to decreased spending on Web advertising by companies and general uncertainty about the economy. In addition, threats of conflict or military action involving the United States may further disrupt business, curb spending by companies or otherwise slow down economic recovery. Failure of the Web advertising market to recover would harm the combined company’s business.

A portion of the combined company’s online advertising revenue will come from financial services companies that may be adversely affected by market downturns, which would result in these companies spending less for online advertising. If the combined company does not diversify its advertiser base and continue to attract advertisers from other industries, its business could be adversely affected. Moreover, diversification of its advertising base may require the combined company to adapt to different requirements and expectations that new advertisers may have with respect to advertising programs which could result in the combined company experiencing significant marketing, sales, development and other expenses which may depress the combined company’s earnings.

In addition, sales of advertisements by the combined company will likely occur under short-term contracts, which are difficult to forecast accurately. Advertisers generally will have the right to cancel an advertising campaign on short notice without penalty. However, a portion of the combined company’s expense levels will be fixed over the short term. The combined company may not be able to adjust spending quickly enough to compensate for any unexpected revenue shortfall. Accordingly, the cancellation or deferral of advertising agreements could have a material adverse effect on the financial results of the combined company.

The growth of the combined company’s advertising business will depend on the acceptance of the Web as an effective advertising medium.

Generally, the combined company will compete with traditional advertising media, such as print, radio and television, for a share of advertisers’ total advertising budgets. The combined company’s advertising business would fail to expand or its advertising revenue would decrease if the Web were not perceived as an effective advertising medium. Also, advertisers that have traditionally relied upon other advertising media may be reluctant to advertise on the Web, especially given the general uncertainty in the economy. Advertisers that already have invested substantial resources in other advertising methods may be reluctant to adopt a new advertising strategy and may find it more difficult to measure the effectiveness of Web advertising. In addition, the combined company’s advertising revenues could be adversely affected if it were unable to adapt to new forms of Web advertising or if “filter” software programs that limit or prevent advertising from being delivered to a Web user’s computer are widely adopted and limit the commercial viability of Web advertising. Therefore, advertising revenues would be adversely affected if the combined company’s Web sites are not perceived to offer desirable opportunities for online advertising.

The combined company will depend on licensing revenues to grow its business and attain profitability, and if licensing revenues were to decline, its business could be harmed.

Revenues from the licensing of its content, applications and tools to customers will be important to the combined company’s business. Licensing revenues depend on new customer contracts and customer contract renewals, and could decrease if the combined company does not generate new licensing business or existing customers renew for lesser amounts, terminate early or forego renewal. The ability to retain existing customers and attract new customers will depend on the combined company’s ability to develop new products and services and market acceptance of such products and services, neither of which may occur. Furthermore, the combined company will derive a significant percentage of its licensing revenue from specific market segments such as brokerages, financial services companies, banks and asset management providers. Consolidation in these market segments could cause the combined company to have a reduced number of existing and potential customers. If the combined company does not diversify its client base and continue to attract customers from other industries, its business could be adversely affected.

The combined company is in a highly competitive industry and some of its competitors may be more successful in attracting and retaining customers.

The market for Internet services and products is relatively new, intensely competitive and rapidly changing. The number of Web sites on the Internet competing for consumers’ attention and spending has proliferated and we expect that competition will continue to intensify. The combined company will compete, directly and indirectly, for advertisers, viewers, members, licensing customers and content providers with the following categories of companies:

•	publishers and distributors of traditional off-line media, such as television, radio and print, including those targeted to business, finance and investing needs, many of which have established or may establish Web sites, such as The Wall Street Journal and CNN;

•	general purpose consumer online services such as AOL and MSN, each of which provides access to financial and business-related content and services;

•	Web sites targeted to business, finance and investing needs, such as TheStreet.com and the Motley Fool;

•	Web search and retrieval and other online services, such as Google, Yahoo!, Lycos and other high-traffic Web sites, which offer quotes, financial news and other programming and links to other business and finance-related Web sites;

•	data companies that provide value-added tools, including charts, portfolios and stock screeners, such as Reuters and Thomson Financial Corporation;

•	providers of standardized and customized investment research tools, such as SmartMoney;

•	publishers of financial news for an institutional audience, such as Reuters and Dow Jones;

•	application service providers and information aggregators, such as Edgar Online, who aggregate information and either host private-label applications that use such data or deliver such data in the form of feeds to customers;

•	financial software vendors, that have already, or may in the future, develop extensions to their software capabilities to be able to manage external information as efficiently as internal information; and

•	in-house development staffs of customers who develop technology solutions, often in conjunction with consulting and systems integration firms.

We anticipate that the number of direct and indirect competitors will increase in the future. Many of the combined company’s existing competitors, as well as a number of potential new competitors, have longer operating histories in the Web market, greater name and brand recognition, a larger customer base, higher amounts of user traffic and significantly greater financial, technical and marketing resources. Such competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies, make more attractive offers to potential employees, marketing and distribution partners, advertisers and content providers and may be able to respond more quickly to new or emerging technologies and changes in Web user requirements. Further, we cannot assure you that the combined company’s competitors will not develop products and services that are equal or superior to, or that achieve greater market acceptance than, the combined company’s offerings. Increased competition could also result in price reductions for the combined company’s advertising or licensed content and tools, reduced margins, operating losses or loss of market share, any of which would materially adversely affect the combined company’s business, results of operations and financial condition.

The combined company will depend on CBS for a number of services and other rights, and its business would be materially adversely affected if CBS were to terminate its strategic relationship with the combined company.

MarketWatch’s license agreement with CBS will be assigned to the combined company effective upon the completion of merger. As a result, the combined company will have the right to use the CBS name and logo, as well as CBS Television Network news content in connection with the operation of the CBS.MarketWatch.com Web site. This license agreement will expire on October 29, 2005 and CBS has no obligation to renew it. Also, under specific circumstances, CBS may terminate the license agreement earlier. If the combined company were not able to renew its license agreement with CBS or if CBS were to terminate the license agreement earlier than October 29, 2005, the combined company would need to change the name of the CBS.MarketWatch.com Web site and devote substantial resources toward building a new brand name for the Web site. Regardless of such expenditures, the combined company may not be able to continue to attract a sufficient amount of user traffic and advertisers to its Web sites without the CBS name and logo or promotion from CBS.

Furthermore, the combined company will be subject to a number of restrictions in consideration for the license grant and the provision of news content from CBS. For example, CBS can require the combined company to remove any content on its Web sites that CBS determines conflicts with, interferes with or is detrimental to its reputation or business or that CBS deems inappropriate. The combined company would also be required to conform to CBS’s guidelines for the use of its trademarks. CBS has the right to approve all materials, such as marketing materials, that include any CBS trademarks. CBS will also have control over the visual and editorial presentation of television news content provided by CBS on the combined company’s Web sites. Because of these restrictions, the combined company may be limited in performing its desired marketing and branding activities using the CBS trademark, and if it fails to comply with CBS’s restrictions, CBS may terminate the license agreement.

The combined company will depend on Pearson for a number of services and other rights, and its business would be materially adversely affected if Pearson were to terminate its strategic relationship with the combined company.

MarketWatch’s service agreement with Pearson will be assigned to the combined company effective upon the merger. As a result, the combined company will receive real-time financial data for dissemination to licensing clients and subscribers from Pearson. If Pearson were to suspend delivery of delayed financial data or if it were to fail to provide such financial data satisfactorily, the combined company would be required to perform these services internally or obtain these services from another provider. The combined company may not be able to replace these services on cost effective or commercially reasonable terms or, if the combined company were to choose to perform these services internally, it may not be able to perform them adequately. This obligation expires on October 29, 2005 or, at such earlier time (i) as the services agreement is terminated; (ii) upon the occurrence of a change of control of Pearson, as defined in the stockholders’ agreement; or (iii) at such time as Pearson shall hold less than 10% of the combined company’s then-outstanding voting securities.

The interests of CBS and Pearson could conflict with the interests of the other stockholders of the combined company and, given their substantial stock ownership, the combined company may not be able to resolve any future conflict with either of them on terms in its favor.

Upon the completion of the merger, CBS and Pearson in the aggregate will own approximately 48% of Holdco’s outstanding common stock. CBS and Pearson may experience conflicts of interest in their business dealings with the combined company with respect to decisions involving business opportunities and other similar matters. For example:

•	CBS could license its name and logo to other Web sites or Internet services that deliver general news, sports and entertainment. These sites or services could also offer financial news, so long as delivering comprehensive stock quotes and financial news to consumers in the English language is not their primary function and their principal theme and format;

•	Pearson could also establish an advertising-supported Web site;

•	CBS or Pearson could license their respective content to other Web sites or Internet services; or

•	CBS or Pearson could make certain investments in other Web sites or Internet services.

The occurrence of any of the above actions could adversely affect the combined company’s business. For example, these sites or services supported by CBS or Pearson could compete with the combined company, or CBS and Pearson might promote these other sites or services more actively than they promote the combined company’s Web sites and services.

If the combined company fails to effectively combine the sales and marketing forces of MarketWatch and Pinnacor, its sales could suffer.

The combined company may experience disruption in sales and marketing activities in connection with its efforts to integrate the sales forces and sales channels of MarketWatch and Pinnacor, and it may be unable to effectively correct such disruptions or achieve its sales and marketing objectives after integration. As a result, the combined company may fail to take full advantage of the combined sales forces. The combined company also may not succeed in hiring, retaining, integrating and motivating its sales force. In addition, sales cycles and sales models for the various services and products of MarketWatch and Pinnacor may vary from service to service and product to product. The combined company’s sales personnel that are not accustomed to the different sales cycles and approaches of MarketWatch and Pinnacor required for the promotion of specific services or products may experience delays and difficulties in selling these newly integrated services and products. The respective sales approaches of MarketWatch and Pinnacor may be ineffective in promoting the other entity’s services or products. The occurrence of any of the above events may materially harm the combined company’s business, financial condition or operating results.

The merger may disrupt certain of Pinnacor’s information licensing relationships.

MarketWatch creates proprietary content such as business news reports that could be viewed as competitive with the content generated by certain companies with which Pinnacor currently has information licensing relationships. Furthermore, as with MarketWatch, the combined company will operate using the CBS brand and will be approximately 48% owned by Pearson and CBS, who also create content that competes with certain of Pinnacor’s current information licensing providers. Prior to the merger, Pinnacor had no affiliations other than non-exclusive licensing relationships with its content-generating companies, and could therefore claim to be “content-neutral” when negotiating information licensing agreements. Therefore, certain of Pinnacor’s license providers who object to licensing information to another content provider or a company affiliated with CBS or Pearson, might alter or terminate their relationship with the combined company.

The combined company must develop and maintain a “brand identity” for its products and services in order to attract and expand its user, advertiser and customer base.

We believe that establishing and maintaining the current brands of MarketWatch are critical aspects of our efforts to attract and expand the combined company’s user, advertiser and customer base. We also believe that the importance of brand recognition will increase due to the growing number of Internet sites and the relatively low barriers to entry. Promotion and enhancement of the current brands of MarketWatch will depend largely on the combined company’s success in providing high-quality products and services. In order to attract and retain Internet users and to promote and maintain the MarketWatch brands, the combined company may find it necessary to increase expenditures devoted to creating and maintaining brand loyalty. In addition, in the event of any breach or alleged breach of security or privacy involving its services, or if any third party undertakes illegal or harmful actions utilizing its membership, communications or commerce services, the combined company could suffer substantial adverse publicity and impairment of its brands or reputation. If any of these events occur, the combined company’s business, operating results or financial condition could be materially and adversely affected.

Protecting the combined company’s intellectual property rights will be costly and difficult.

The combined company will rely primarily on a combination of copyrights, trademarks, trade secret laws, its user policy and content license and user agreement restrictions on disclosure and use to protect its intellectual property, such as its content, copyrights, trademarks and trade secrets. The combined company will also enter into confidentiality agreements with new employees and consultants, and seek to control access to and distribution of its other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain, misappropriate, infringe or use the content on the combined company’s Web sites or its other intellectual property without authorization. A failure to protect the combined company’s intellectual property could seriously harm its business, operating results or financial condition. In addition, the combined company may need to engage in litigation in order to enforce its intellectual property rights in the future or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs or diversion of management and other resources, either of which could have an adverse effect on the combined company’s business, operating results or financial condition.

If the combined company cannot continue to develop and market new and enhanced products and services that achieve market acceptance in a timely manner, its revenues may suffer.

We believe that the combined company’s Web sites will be more attractive to advertisers if we develop a larger audience comprised of demographically favorable users, which substantially depends on the introduction of additional or enhanced products and services. Similarly, the combined company would attract additional licensing customers from more diverse market segments if it has premium content complemented by an assortment of financial applications and tools. If the products and services the combined company introduces in the future are not favorably received, the combined company may not succeed in retaining current users to access its Web sites and licensing customers to use its products and services, or attract new users and licensing customers, either of which would make the combined company less attractive to advertisers and customers and reduce its advertising and licensing revenues. In addition, the combined company may seek to license additional technology or content in order to enhance its current features or to introduce new services. However, any such licenses may not be available on commercially reasonable terms, if at all. The loss of or inability to obtain or maintain any of these technology or content licenses could result in delays in the introduction of new services until equivalent technology or content, if available, is identified, licensed and integrated. If the combined company’s new products and services do not achieve sufficient market acceptance and generate anticipated revenues, the combined company may not be able to recoup the costs of developing, marketing and maintaining such products and services.

If the combined company fails to keep pace with rapid technological change, changing customer demands and evolving industry standards, it will not be able to compete.

The combined company’s market is characterized by rapidly changing technology, evolving industry standards and frequent new product announcements, which are exacerbated by the growth of the Web and the intense competition in its industry. The process of developing new products and services related to the combined company’s business is complex and uncertain, and failure to anticipate the changing needs of its users and customers and emerging technological and market trends could significantly harm the combined company’s results of operations. In order to successfully adapt to its rapidly changing market, the combined company must continually improve the performance, features and reliability of its products and services. The combined company could incur substantial costs improving its products, services or infrastructure in order to adapt to these changes and compete within its industry. The combined company’s business could be adversely affected if it were to incur significant costs without adequate results or if it were unable to successfully adapt to these changes.

Undetected errors or failures found in new products and services may result in loss of or delay in market acceptance of the combined company’s products and services, which could seriously harm its business.

The combined company’s products may contain undetected software errors or failures when first introduced or as new versions are released. Despite testing by the combined company and by its customers, errors may not be found in new products until after delivery to its customers. Similarly, the combined company may experience difficulties that could delay or prevent it from introducing new services. These new services may contain errors that are discovered only after the services are introduced. The combined company may need to significantly modify the design of the products or implementation of the services to correct these errors. The combined company’s business could be adversely affected if undetected errors cause its user and customer base to reject the new products and services.

If the combined company does not effectively manage the transition from existing products and services to new products and services, its revenues may suffer.

If the combined company does not make an effective transition from existing products and services to new products and services, its revenues may be seriously affected. Transition from current products and services to new products and services can be difficult due to delays in product and service development, variations in product and service costs, delays in customer purchases of existing products or services in anticipation of new product or service introductions and customer demand for the new products and services. The combined company’s revenues and gross margins also may suffer due to the timing of product or service introductions by its competitors, particularly when a product has a short life cycle or a competitor introduces a new product just before the combined company’s own product introduction. Furthermore, sales of the combined company’s new products and services may replace sales of some of the current products and services of MarketWatch and Pinnacor, offsetting the benefit of even a successful product or service introduction. If the combined company were to experience delays in new product or service introductions, or inaccurately estimate the market effects of new product or services introductions by its competitors, future demand for its products and services and its revenues may be seriously affected.

If the combined company does not effectively manage the integration of technology platforms, there could be disruptions in customer service which could seriously harm its business.

The combined company must integrate the two different technology platforms upon which MarketWatch and Pinnacor currently conduct their business. This integration must occur while the combined company continues to provide products and services to its customers. Any difficulties that may arise in the execution of this integration could result in delays and problems relating to the combined company’s products and services, thereby damaging its reputation for reliability, and its efforts to retain existing customers or acquire new customers.

The combined company will depend on key personnel who may not continue to work for the company.

We believe that the combined company’s future success will depend in part on its continued ability to attract, integrate, retain and motivate highly qualified sales, technical, editorial and managerial personnel, and on the continued service of its senior management. Although the combined company will have employment agreements with some of its key executives, none of them will be bound by an employment agreement that prevents them from terminating their employment with the combined company, at any time, for any reason. At times, each of MarketWatch and Pinnacor has experienced difficulties in attracting and retaining new personnel. Furthermore, in connection with the Pinnacor merger, options to purchase Pinnacor common stock currently held by Pinnacor employees will become fully vested and exercisable, which may adversely affect the combined company’s ability to retain such employees following the merger. If the combined company cannot successfully attract, integrate, retain and motivate a sufficient number of qualified personnel, it may harm the combined company’s ability to successfully conduct its business in the future.

As a result of the merger, the combined company will be a larger and broader organization, and if the combined company’s executive team is unable to effectively manage the combined company, its operating results may suffer.

As a result of the merger, the combined company will be a much larger organization with more employees and greater geographical presence. The combined company will have an additional presence in New York, New York, which is Pinnacor’s current headquarters, an additional sales office in San Francisco, California, and development offices in Coralville, Iowa and Jerusalem, Israel. The combined company’s management team will face challenges inherent in efficiently managing an increased number of employees over larger geographic distances, including the need to implement appropriate systems, policies, benefits and compliance programs. The inability to manage successfully the geographically more diverse and substantially larger combined organization, or any significant delay in implementing appropriate systems, policies, benefits and compliance programs for the combined company, could have a material adverse effect on the combined company after the merger and, as a result, on the market price of its common stock.

The combined company may be subject to intellectual property infringement claims relating to third party technology which would be costly to defend and may limit its ability to use certain technologies in the future.

The combined company will license certain technology, data and content from third parties. In these license agreements, the licensors will generally agree to defend, indemnify and hold the combined company harmless from any claim by a third party that the licensed technology or content infringes any third party’s intellectual property rights. However, we cannot assure you that the outcome of any litigation between such licensors and a third party or between the combined company and a third party will not lead to royalty obligations for which the combined company is not indemnified or for which such indemnification is insufficient or unavailable from the licensors or that the combined company will be able to obtain any additional license on commercially reasonable terms, if at all. In addition, in connection with the merger, the combined company will acquire some third-party intellectual property rights licensed to either MarketWatch or Pinnacor prior to the merger. As a result, such third parties may impose additional restrictions on the business of the combined company that had not been imposed on the business of either MarketWatch or Pinnacor prior to the merger.

The combined company’s content license arrangements may subject it to intellectual property infringement and indemnification claims which would be costly to defend.

In the combined company’s content license agreements, it will generally agree to defend, indemnify and hold its licensees harmless from any claim by a third party that the licensed content infringes any third party’s intellectual property rights. Infringement or other claims may be asserted or prosecuted against the combined company and/or its clients in the future whether resulting from its internally developed intellectual property or technology or content licensed from third parties. Any future assertions or prosecutions could materially adversely affect the combined company’s business, results of operations or financial condition. Any such claims, whether they are with or without merit, could be time-consuming, result in costly litigation and divert the attention of technical personnel and management or require the combined company to introduce new content, technology or trademarks, develop non-infringing technology or content or enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on acceptable terms, if at all. In the event of a successful claim of infringement against the combined company and its failure or inability to introduce new technology or content, develop non-infringing technology or content or license the infringed or similar technology or content on a timely basis, the combined company’s business, results of operations or financial condition could be materially adversely affected.

The combined company may have difficulty scaling and adapting its existing Web site architecture to accommodate increased traffic and technology advances.

The combined company’s business will rely on its ability to serve Web pages in a consistent and timely manner. In the past, MarketWatch’s Web sites have experienced significant increases in traffic when there were significant business or financial news stories. In addition, the combined company will seek to further increase its user base. If the traffic on the combined company’s Web sites grows at a rate that its communication lines cannot support, the combined company’s Web pages will be served at a slower rate or they may not be served at all.

The combined company will also rely on third-party providers for all of its bandwidth capacity. If these providers are unable to maintain their service level agreements or if the combined company is unable to obtain additional bandwidth as its traffic grows, its business would be adversely affected. The combined company may in the future experience downtime and other problems due to server problems or capacity limitations.

The successful operation of the combined company’s business depends upon the supply of critical elements from other companies and any interruption in that supply could cause service interruptions or reduce the quality of its product and services offerings.

The combined company will depend on multiple information providers, such as Comtex, FT Interactive Data, Dow Jones, Reuters and Thomson Financial Corporation, to provide information and data feeds on a timely basis. The combined company’s Web sites could experience disruptions or interruptions in service due to the failure or delay in the transmission or receipt of this information by its information providers which would be beyond the combined company’s control. In addition, the combined company’s customers will depend on Internet service providers, online service providers and other Web site operators for access to the combined company’s Web sites. Each of MarketWatch and Pinnacor has experienced outages in the past, and the combined company could experience outages, delays and other difficulties due to system failures unrelated to its systems in the future. Many of these occurrences could diminish the user’s experience or even result in users perceiving the combined company’s Web sites as not functioning properly and therefore result in the loss of customers to other Web sites or sources to obtain their business, financial and other news and information.

Unauthorized break-ins and other disruptions to the combined company’s Web sites could harm its business.

The combined company’s servers may be vulnerable to computer viruses, physical or electronic break-ins or similar disruptions, which could lead to interruptions, delays or loss of data. A number of popular Web sites have experienced attacks from “hackers” and other intrusions. Any disruption resulting from these actions may harm the combined company’s business, may be very expensive to remedy, may not be fully covered by the combined company’s insurance policies, could damage the combined company’s reputation, and could discourage new and existing users from using the combined company’s Web sites. The combined company may also incur significant costs to protect its Web sites against the threat of security breaches. The combined company will also provide indemnification to some of its licensing customers for unauthorized access to and use of customer data as a result of break-ins or other unauthorized access. The combined company’s defense of any action brought against it based upon improper access to confidential customer data or indemnification of the combined company’s licensing customers for similar claims brought against them could be costly and involve significant distraction of the combined company’s management and other resources. Also, the combined company’s operations will depend upon its ability to protect systems against damage from fire, earthquakes, power loss, telecommunications failure and other events beyond its control. Although the combined company expects to carry insurance policies for any such disruptions and its indemnification arrangements with licensing customers, these policies may not adequately compensate it for any losses that may occur due to any failures or interruptions in its systems.

Web security concerns could hinder Internet commerce.

The need to securely transmit confidential information over the Internet has been a significant barrier to electronic commerce and communications over the Web. Any well-publicized compromise of security could deter people from using the Web or from using it to conduct commercial transactions that involve the transmission of confidential information, such as stock trades or purchases of goods or services. Because many of the combined company’s advertisers seek to encourage people to use the Web to conduct financial transactions or purchase goods or services, the combined company’s business could be adversely affected if Internet commerce declines due to security concerns.

The combined company could face liability related to its storage of personal information about its users.

The combined company will have a privacy policy that will require it not to willfully disclose any individually identifiable information about any user to a third party without the user’s consent. Despite this policy, however, if third persons were able to penetrate the combined company’s network security or otherwise misappropriate its users’ personal information or credit card information, the combined company could be subject to liability, including claims for unauthorized purchases with credit card information, impersonation or other similar fraud claims and misuses of personal information, such as for unauthorized marketing purposes. New privacy legislation may further increase this type of liability. California, for example, recently passed a privacy law that would apply to a security breach that affects unencrypted, computerized personal information of a California resident. Furthermore, the combined company could incur additional expenses if additional regulations regarding the use of personal information were introduced or if federal or state agencies were to investigate the combined company’s privacy practices.

The combined company could face liability for the information displayed on its Web sites or distributed to its customers.

The combined company may be subject to claims for libel, slander, defamation, negligence, copyright or trademark infringement or claims based on other theories of legal liability relating to the information it publishes on its Web sites or licenses to its customers. These types of claims have been brought, sometimes successfully, against online services as well as other print publications in the past. The combined company could also be subject to claims based upon the content that is accessible from its Web sites through links to other Web sites. Moreover, because the combined company will license some data and content from third parties, it may have further exposure to these types of claims. Although the combined company generally will obtain representations as to the origin and ownership of content licensed from third parties and generally will obtain indemnification from these third parties to cover a breach of any such representation, the combined company may not receive representations or indemnification that are sufficient to cover all liability relating to the third-party content.

Moreover, the indemnification provided by these parties may be insufficient to provide adequate compensation for any breach of such representations. The combined company’s defense of any action brought against it based upon the content that is accessible from its Web sites could be costly and involve significant distraction of its management’s time and other resources. Although the combined company will carry general liability insurance, its insurance may not cover claims of these types or may be inadequate to indemnify it for all liability that may be imposed on it.

If the combined company distributes information to unauthorized recipients, it may have to pay damages to its information providers.

The combined company’s proprietary software technologies will enable it to deliver information it receives from participating information providers only to customers who have been authorized to access that information. However, the combined company may inadvertently distribute information to a customer who is not authorized to receive it. In addition, the combined company could be exposed to liability arising from the activities of its customers or its customers’ users relating to the unauthorized duplication of, or insertion of inappropriate material into, the information the combined company supplies to its customers which in turn is supplied to its customers’ users. Any of these occurrences could subject the combined company to a claim for damages from the information provider or harm the combined company’s reputation in the marketplace.

Changes in current advertising pricing models could seriously harm the operating results of the combined company.

No standard has been widely accepted to measure the effectiveness of Web advertising so different pricing models are used to sell advertising on the Web. It is difficult to predict which, if any, will emerge as the industry standard. This makes it difficult to project the combined company’s future advertising rates and revenues. For example, advertising rates based on the number of “click throughs,” or user requests for additional information made by clicking on the advertisement, instead of rates based solely on the number of impressions, or times an advertisement is displayed, could adversely affect the combined company’s revenues.

The combined company may be susceptible to third-party software programs that serve pop-up advertisements on its Web sites.

Third-party software programs are increasingly used to deliver selected advertisements based on Web sites visited by a user. These advertisements usually are in the form of pop-up ads that are often based on the content the user is viewing at a particular time. Often this software is downloaded onto the user’s computer without the user’s knowledge, understanding or consent, as the software often comes bundled with other applications that the user downloads, such as file-sharing software or media players. The software can then track the user’s Web surfing habits and display content, such as pop-up ads, that most users do not realize are not connected to the Web site they are then viewing. The pop-up ads may compete with the advertising, services and products that the combined company may sell on its Web sites, potentially infringe its copyrights, and could lead to confusion for its customers as the pop-up software deceives the user as to the origin of the advertisement. Also, the combined company’s customers may blame it for defects in the services and products promoted by the pop-up ads or for fraud perpetrated against them in connection with such pop-up ads, either of which could damage the combined company’s reputation or result in the incurrence of significant damages by the combined company. If the prevalence of such forms of software continue to increase and no restrictions are placed on their usage, the combined company’s business may be harmed.

Acquisitions and strategic investments may result in increased expenses, difficulties in integrating target companies and diversion of management’s attention.

The combined company anticipates that from time to time it may review one or more acquisitions or strategic investments or other opportunities to expand its range of technology, services and products and to gain access to new markets. Growth through acquisitions or strategic investments entails many risks, including the following:

•	management’s attention may be diverted during the acquisition and integration process;

•	costs, delays and difficulties of integrating the acquired company’s operations, technologies and personnel into its existing operations, organization and culture; and

•	higher than expected expenses resulting from any undisclosed or potential legal liabilities of the acquired company, including intellectual property, employment, warranty, or product liability-related problems.

If realized, any of these risks could have a material adverse effect on the combined company’s business, financial condition and operating results. Also, the issuance of new equity or debt securities to pay for acquisitions would dilute the holdings of existing stockholders.

The combined company will depend on the continued growth in use of the Web, particularly for financial news and information, as well as in the continued performance and reliability of the Web.

Because the combined company will depend in part on advertising revenue to achieve profitability, its business depends on businesses and consumers continuing to increase their use of the Web for obtaining news and financial information as well as for conducting commercial transactions. The combined company’s advertising revenue and therefore its business would be adversely affected if Web usage, particularly for obtaining news and financial information and for conducting commercial transactions, does not continue to grow. Web usage may be inhibited for a number of reasons, such as inadequate network infrastructure, security concerns, inconsistent quality of service and availability of cost-effective, high-speed service.

In the event Web usage grows, the Internet infrastructure may not be able to support the demands placed on it by this growth or its performance and reliability may decline. Web sites have experienced interruptions in their service as a result of outages and other delays occurring throughout the Internet network infrastructure. If these outages or delays frequently occur in the future, Web usage in general and usage of the combined company’s Web sites in particular, could grow more slowly or decline.

The combined company will depend upon the stability and success of the financial markets.

The target customers for some of the combined company’s products include a range of financial services organizations, including investment advisors, brokerage firms and banks. The success of many of the combined company’s customers is intrinsically linked to the financial markets. The combined company believes that demand for its products could be disproportionately affected by fluctuations, disruptions, instability or downturns in the financial markets that may cause customers or potential customers to exit the industry or delay, cancel or reduce any planned expenditures for the combined company’s products. In addition, a slowdown in the formation of new financial services organizations could cause a decline in demand for the combined company’s products. The combined company believes that a continuing economic downturn in the financial markets would negatively impact the demand for its products, which could have a materially adverse effect on its business and results of operations.

The combined company will depend on its strategic relationships with other Web sites.

The combined company will depend on establishing and maintaining distribution relationships with high-traffic Web sites for a portion of its traffic. There is intense competition for placements on these sites, and the combined company may not be able to enter into such relationships on commercially reasonable terms, if at all. Even if the combined company were to enter into distribution relationships with these Web sites, they themselves may not attract a significant number of users and therefore, the combined company’s Web sites may not receive the desired user traffic from these relationships. Moreover, the combined company may have to pay significant fees to establish or maintain these types of relationships.

Occasionally, the combined company may enter into agreements with advertisers, content providers or other high-traffic Web sites that require it to exclusively feature these parties in certain sections of its Web sites. Existing and future exclusivity arrangements may prevent the combined company from entering into other content agreements, advertising or sponsorship arrangements or other strategic relationships. Many companies that the combined company may pursue for a strategic relationship also offer competing services. As a result, these competitors may be reluctant to enter into strategic relationships with the combined company. The combined company’s business could be adversely affected if it is unable to establish and maintain additional strategic relationships on commercially reasonable terms or if any of its strategic relationships do not result in increased use of its Web sites.

The combined company will depend on third-party software to track and measure the delivery of advertisements and it could be difficult to replace these services.

It will be important to the combined company’s advertisers that it accurately measures the demographics of its user base and the delivery of advertisements on its Web sites. The combined company will depend on third parties to provide these measurement services. If third parties are unable to provide these services, the combined company would be required to perform them itself. This could cause the combined company to incur additional costs. Companies may not advertise on the combined company’s Web sites or may pay less for advertising if they do not perceive the combined company’s measurements of user base and delivery methods to be reliable.

Legal uncertainties and government regulation of the Internet could inhibit the growth of the Internet.

Many legal questions relating to the Internet remain unclear and these areas of uncertainty may be resolved in ways that damage the combined company’s business. It may take years to determine whether and how existing laws governing matters such as intellectual property, privacy, libel and taxation apply to the Internet. In addition, new laws and regulations that apply directly to Internet communications, commerce and advertising are becoming more prevalent. For example, the U.S. Congress has passed Internet-related legislation concerning copyrights, taxation and the online privacy of children. As the use of the Internet grows, there may be calls for further regulation, such as more stringent consumer protection laws. Finally, the combined company’s distribution arrangements and customer contracts could subject it to the laws of foreign jurisdictions in unpredictable ways.

These possibilities could affect the combined company adversely in a number of ways. New regulations could make the Internet less attractive to users, resulting in slower growth in its use and acceptance than is expected. The combined company may be affected indirectly by legislation that fundamentally alters the practicality or cost-effectiveness of utilizing the Internet, including the cost of transmitting over various forms of network architecture, such as telephone networks or cable systems, or the imposition of various forms of taxation on Internet-related activities. Complying with new regulations could result in additional cost to the combined company, which could reduce its profit margins or leave the combined company at risk of potentially costly legal action.

After the merger, directors, executive officers and several large stockholders of the combined company will beneficially own approximately 56.5% of Holdco’s common stock, and their interests could conflict with yours.

Following the merger, Holdco’s directors and executive officers, and three large stockholders, CBS, Pearson and General Atlantic Partners 69, L.P. and their affiliates, will beneficially own approximately 56.5% of Holdco’s outstanding common stock. As a result of their ownership, the directors, executive officers and three large stockholders of Holdco collectively will be able to control all matters requiring stockholder approval, if acting together, including the election of directors, amendments to its charter documents and approval of significant corporate transactions. Such concentration of ownership may also have the effect of delaying or preventing a change in control of Holdco even if such a change of control may be beneficial to its stockholders. The interests of the directors, executive officers and significant stockholders of Holdco may differ from yours and they may not necessarily act in accordance with your interests.

The effective tax rate of the combined company is uncertain.

The overall effective tax rate of the combined company is uncertain. Although the combined company will attempt to optimize its overall effective tax rate, it is currently impossible to predict the effective tax rate of the combined company accurately. The combination of the operations of MarketWatch and Pinnacor may result in an overall effective tax rate for the combined company that is higher than the currently reported tax rate of either MarketWatch or Pinnacor, and it is possible that the combined effective tax rate of MarketWatch and Pinnacor as a combined company may exceed the weighted average of the pre-merger tax rates of MarketWatch and Pinnacor.

Some anti-takeover provisions contained in Holdco’s bylaws, as well as provisions of Delaware law, could limit a takeover attempt.

Pursuant to Holdco’s bylaws, a special meeting of stockholders may be called only by the Chairman of the board of directors, a majority of the board of directors, the Chief Executive Officer or by any holder of at least 25% of the Holdco common stock. Also, nomination of directors at the annual meeting and the bringing of business before an annual or special meeting of stockholders require prior written notice and adherence to specific procedures.

As a Delaware corporation, Holdco is also subject to provisions of Delaware law, including Section 203 of the Delaware General Corporation law, which prevents some stockholders from engaging in certain business combinations without specified required approvals of either the board of directors of Holdco or its stockholders.

Any provision of Holdco’s bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for Holdco stockholders (including former Pinnacor stockholders who become Holdco stockholders upon the completion of the merger) to receive a premium for their shares of Holdco common stock, and could have a continuing negative impact on the price that some investors are willing to pay for Holdco common stock.

New laws and regulations affecting corporate governance may impede the combined company’s ability to retain and attract board members and executive officers, and increase the costs associated with being a public company.

On July 30, 2002, President George W. Bush signed into law the Sarbanes-Oxley Act of 2002. The new act is designed to enhance corporate responsibility through new corporate governance and disclosure obligations, increase auditor independence and impose tougher penalties for securities fraud. In addition, the Securities and Exchange Commission and National Association of Securities Dealers have adopted rules in furtherance of the act and are considering adopting others. This act and the related new rules and regulations will likely have the effect of increasing the complexity and cost of the combined company’s corporate governance and the time its executive officers spend on such issues, and may increase the risk of personal liability for its board members, Chief Executive Officer, Chief Financial Officer and other executives involved in the combined company’s corporate governance process. As a result, it may become more difficult for the combined company to attract and retain board members and executive officers involved in the corporate governance process. In addition, each of MarketWatch and Pinnacor has experienced, and we anticipate the combined company will experience, increased costs associated with being a public company, including additional legal, professional and independent auditor fees.

The continuing conflict in Iraq, future terrorist attacks and threats of or actual war may negatively impact all aspects of the combined company’s operations, revenues, costs and stock price.

The continuing conflict in Iraq and future terrorist acts or acts of war (wherever located around the world), as well as events occurring in response to or in connection with them, may cause damage or disruption to the operations of the combined company and its customers, partners and suppliers. Any of these events could cause consumer confidence and spending, including spending on the Web, to decrease, which may impact the combined company’s online advertising revenues, ability to attract new licensing customers and other aspects of its operations in ways that cannot presently be predicted. The combined company will be predominantly uninsured for losses and interruptions caused by terrorist acts and acts of war. Also, volatility in the United States and worldwide financial markets and economies has contributed to volatility in the stock prices of U.S. publicly traded companies. The continuing conflict in Iraq and further acts of terrorism or civil disturbances in the United States or elsewhere could have a significant impact on the combined company’s operating results, revenues and costs.

The stock price of Holdco common stock may decline as compared to the current stock prices of MarketWatch or Pinnacor.

There is no prior public market for the Holdco common stock, and an active public market for the Holdco common stock may not develop or be sustained. The market price of Holdco common stock could be subject to significant fluctuations. Some of the factors that could affect the trading price of Holdco common stock are:

•	negative market reaction to the merger of MarketWatch and Pinnacor;

•	quarterly variations in the combined company’s operating results;

•	changes in revenue or earnings estimates, publication of research reports by analysts, or speculation in the press or investment community;

•	strategic actions by the combined company or its competitors, such as acquisitions or restructurings; or

•	general market conditions, and domestic and international economic factors, unrelated to the combined company’s performance.

The realization of any of the risks described above and the other applicable risks described in this “Risk Factors” section could have a significant and adverse effect on the market price of Holdco common stock. We cannot assure you that you will be able to resell your shares of Holdco common stock received in the merger at any particular price, if at all.

Substantial sales of Holdco common stock may occur in connection with the merger, which could cause its stock price to decline.

As of the date of the completion of the merger, Holdco will have approximately 23,518,000 shares of its common stock outstanding. Other than shares of Holdco common stock held by affiliates of MarketWatch, Pinnacor and Holdco, which are subject to transfer restrictions under applicable securities laws, approximately 9,142,000 shares of Holdco common stock will be eligible for immediate resale in the public market. Pursuant to the terms of the merger agreement, the outstanding options granted to Pinnacor employees will become fully accelerated and will become immediately exercisable and the restricted stock granted to some of Pinnacor’s executive officers will be free from restrictions, and such stock options and restricted stock will be converted into the right to receive Holdco common stock based on the exchange ratio of 0.2659. There will be outstanding options to purchase approximately 4,257,000 shares of Holdco common stock that will become fully vested. Furthermore, as a result of the proration rules described in this joint proxy statement-prospectus, contrary to their preferences, Pinnacor stockholders may receive Holdco common stock instead of cash as the merger consideration. This may result in such Pinnacor stockholders desiring to immediately sell their Holdco common stock after the completion of the merger. We are unable to predict whether significant amounts of Holdco common stock received as merger consideration will be sold in the open market following the merger. We are also unable to predict whether a sufficient number of interested buyers will be in the market at that time. Any sales of substantial amounts of Holdco common stock in the public market, or the perception that such sales might occur, could harm the market price of Holdco common stock.

Market prices of Internet companies have been highly volatile and the market price for Holdco common stock may be volatile as well.

The stock market has experienced significant price and trading volume fluctuations, and the market prices of shares of Internet companies generally have been extremely volatile and have experienced sharp declines. Broad market fluctuations may adversely affect the trading price of Holdco common stock regardless of its actual performance. In the past, following periods of volatility in the market price of a public company’s securities, securities class action litigation has often been instituted against that company. Such litigation could result in substantial costs and a diversion of management’s attention and resources.

The combined company’s ability to pay dividends is limited.

The combined company currently intends to retain all future earnings to fund the development and growth of its business and, therefore, does not anticipate paying any dividends. Neither MarketWatch nor Pinnacor has achieved profitability on an annual basis, and we cannot predict if and when the combined company will achieve sufficient net profits to declare dividends. The combined company’s plan not to declare any dividends could adversely affect the market price of its common stock particularly in light of the recent market trend to favor dividend paying stocks due to the equalization of tax rates on dividend income as compared to capital gains.

Risks Relating to the MarketWatch Business

In addition to the following risks that are specific to the MarketWatch business, MarketWatch is also subject to most of the same risks described in greater detail in the section captioned “Risks Relating to the Combined Company” and the results of operations and financial condition of MarketWatch may be adversely affected by such risks.

The MarketWatch business relies significantly on revenue from advertising, which is difficult to forecast accurately.

A significant amount of MarketWatch’s revenue comes from advertisements displayed on its Web sites. MarketWatch derives a majority of its revenue from the sale of advertisements under short-term contracts, which are difficult to forecast accurately. In addition, MarketWatch’s advertising packages are sold in campaigns ranging from less than two weeks to a year or more. Advertisers generally have the right to cancel a campaign with two weeks notice without penalty. In cases where the advertisers are promoting services, payments received by MarketWatch are often contingent on the amount of services sold through such advertisements placed on MarketWatch’s Web sites. Some of MarketWatch’s advertisers are Internet companies that, in certain cases, may lack the financial resources to fulfill their commitments. Accordingly, it is difficult to accurately forecast these advertising revenues. MarketWatch’s expense levels are based in part on expectations of future revenues and are fixed over the short term with respect to certain categories. MarketWatch may be unable to adjust spending quickly enough to compensate for any unexpected revenue shortfall. Accordingly, the cancellation or deferral of advertising agreements could have a material adverse effect on the financial results of the MarketWatch business.

Furthermore, some of the existing brokerage and financial services companies and customers in other markets that MarketWatch targets have merged, and additional mergers may occur in the future, which would further reduce the number of MarketWatch’s existing and potential customers. For example, in the prior year, Ameritrade, one of MarketWatch’s customers, acquired Datek, which was also one of MarketWatch’s customers. As a result, MarketWatch’s online advertising revenue was adversely affected.

The MarketWatch business depends on licensing revenues, and if licensing revenues were to decline, its business could be harmed.

Licensing revenue is very important to the MarketWatch business. Licensing revenue depends on new customer contracts and customer contract renewals, and could decrease if new business is not found or if customers renew for lesser amounts, terminate early or forego renewal. MarketWatch derives a significant percentage of its licensing revenue from a small number of large clients and from brokerages and financial services companies. In many cases, the amount of licensing revenue depends on the number of qualified account holders these customers have each month. If the number of qualified account holders were to decrease, MarketWatch’s licensing revenue could decrease. A number of these brokerages and financial services companies have experienced a decrease in account holders as a result of the recent market downturn. The growth of MarketWatch’s licensing revenue could also be limited as there are a limited number of brokerages and financial services companies. In addition, certain license contracts guarantee the performance of MarketWatch’s Web sites. If MarketWatch’s sites were to not perform as guaranteed, its licensing revenue would be adversely affected.

Some of the licensing tools MarketWatch has created and currently markets to existing and potential customers require users to disclose personally identifiable information and allow MarketWatch access to such confidential information. Due to concerns about user privacy issues, existing and potential licensing customers may be deterred from licensing these tools, which could harm MarketWatch’s future licensing revenue.

MarketWatch receives a portion of the data incorporated in its licensing products from third parties, some of which are competitors. For example, MarketWatch receives data from Dow Jones and Thomson Financial Corporation. If they or others perceive MarketWatch as a competitor, they may discontinue providing services to MarketWatch. Also, some of MarketWatch’s third-party data providers have restrictions on access to and use of their data, which may make MarketWatch’s licensing of products incorporating such data less attractive to MarketWatch’s existing and potential customers which in turn may adversely affect MarketWatch’s licensing revenue.

Further, a substantial portion of MarketWatch’s licensing revenue comes from media and financial services companies, which have been adversely affected by the recent market downturn. If MarketWatch does not diversify its client base and continue to attract customers from other industries, its business could be adversely affected. Moreover, some of the existing brokerage and financial services companies and customers in other markets that MarketWatch targets may have merged and additional mergers may occur in the future, which would further reduce the number of its existing and potential customers and adversely affect its licensing revenue. For example, in the prior year, Ameritrade, one of MarketWatch’s customers, acquired Datek, which was also one of MarketWatch’s customers. As a result, MarketWatch’s licensing revenue was adversely affected.

MarketWatch’s ability to develop and bring new products and services to market and to further develop and improve existing products and services will be limited if the merger with Pinnacor is not consummated.

Pinnacor has developed products and services that MarketWatch does not currently possess that MarketWatch would like to offer to its existing customers. In addition, Pinnacor has a significant engineering, development and technical staff that is dedicated to the development and enhancement of Pinnacor’s existing products and services. If the merger is not consummated, MarketWatch’s current engineering, development, and technical staff would be more limited than that of the combined company and may not be able to develop on a timely basis, if at all, products and services similar to Pinnacor’s existing products and services or new products and services, or otherwise further develop or improve its existing products and services.

MarketWatch is involved in a securities class action litigation and is at risk of additional similar litigation.

MarketWatch is a party to a securities class action litigation relating to its initial public offering. The plaintiffs in the class action litigation allege that the underwriters in the initial public offering agreed to allocate stock in the offering to certain investors in exchange for excessive and undisclosed commissions and agreements by those investors to make additional purchases of stock in the aftermarket at pre-determined prices. The plaintiffs further allege that the prospectus for MarketWatch’s initial public offering was false and misleading in violation of securities laws because MarketWatch did not disclose these arrangements. The defense of the litigation has increased and may continue to increase MarketWatch’s expenses and divert its management’s attention and resources, and an adverse outcome in this litigation could seriously harm its business, results of operations and cash flows. In addition, MarketWatch may in the future be the target of other securities class action or similar litigation. For more information about the securities class action litigation, see page 97.

Because two of MarketWatch’s large stockholders currently beneficially own approximately 65% of the MarketWatch common stock, they have substantial control over the management of MarketWatch and significant sales of stock held by them could have a negative effect on MarketWatch’s stock price.

CBS and Pearson currently beneficially own approximately 65% of MarketWatch’s outstanding common stock. Each of CBS and Pearson is also entitled to nominate four representatives on MarketWatch’s board of directors. Currently, each of CBS and Pearson has two representatives on MarketWatch’s board of directors. As a result of their ownership and board positions, CBS and Pearson individually and collectively are able to significantly influence all matters requiring stockholder approval, including the election of directors, amendments to charter documents and approval of significant corporate transactions. Such concentration of ownership may also have the effect of delaying or preventing a change in control of MarketWatch even if such a change in control may be beneficial to MarketWatch’s stockholders generally. In addition, sales of significant amounts of shares held by either of CBS or Pearson, or the prospect of these sales, could adversely affect the market price of MarketWatch’s common stock.

Risks Relating to the Pinnacor Business

In addition to the following risks that are specific to the Pinnacor business, Pinnacor is also subject to most of the same risks described in greater detail in the section captioned “Risks Relating to the Combined Company” and the results of operations and financial condition of Pinnacor may be adversely affected by such risks.

The announcement and pendency of the proposed merger between MarketWatch and Pinnacor could adversely affect Pinnacor’s business.

Pinnacor’s business, results of operations and cash flows could be affected by the announcement and pendency of the proposed merger. Since Pinnacor’s revenue could be adversely affected if its customers delay, defer, or cancel purchases pending consummation of the proposed merger. Current and prospective customers could be reluctant to purchase services due to potential uncertainty about the direction of the combined company’s product offerings and its support and service of existing products. To the extent that the announcement and pendency of the proposed merger creates uncertainty among customers such that one large customer, or a significant group of small customers, delays purchase decisions pending consummation of the proposed merger, Pinnacor’s results of operations and ability to operate profitably could be negatively affected. Decreased revenue and a failure to be profitable could have a variety of adverse effects, including negative consequences to business relationships with, and ongoing obligations to, customers, suppliers, business partners, and others with whom Pinnacor has business relationships.

Pinnacor may suffer additional negative consequences if the proposed merger is not completed, which could adversely affect its business, results of operations and stock price, including the following:

•	Pinnacor would not realize the benefits expected from becoming a part of a combined company with MarketWatch, including the potentially enhanced financial and competitive position;

•	Activities relating to the proposed merger and related uncertainties may divert the attention of Pinnacor’s management from day-to-day business and cause disruptions among its employees and to its relationships with customers and business partners, thus detracting from the ability to grow revenue and minimize costs and possibly leading to a loss of revenue and market position that may not be able to be regained if the proposed merger does not occur;

•	The market price of Pinnacor common stock could decline following an announcement that the proposed merger has been abandoned, to the extent that the current market price reflects a market assumption that the transaction will be completed;

•	Pinnacor could be required to pay MarketWatch a termination fee and provide reimbursement to MarketWatch for certain incurred costs;

•	Pinnacor would remain liable for its costs related to the proposed merger, such as legal and accounting fees and financial advisory fees; or

•	Pinnacor may not be able to take advantage of alternative business opportunities or effectively respond to competitive pressures.

Pinnacor has a history of significant operating losses.

Pinnacor has incurred operating losses in every quarter since Pinnacor began its current line of business in 1998 except in the third quarter of 2002 when Pinnacor reported an operating profit due to the non-recurring reversal of previously recorded restructuring charges. While Pinnacor’s operating losses have narrowed in recent quarters, its ability to achieve profitability will depend on its ability to generate and sustain higher net sales while maintaining reasonable expense levels. Pinnacor cannot be certain that if it were to achieve profitability, it would be able to sustain or increase that profitability.

Pinnacor does not have a proven track record of selling its new technology offerings.

Pinnacor has developed and introduced new products and services that have a very limited track record. It is uncertain whether there will be a significant demand for Pinnacor’s new products and services by either its current or prospective clients. If the investment Pinnacor has made in producing and selling these new products and services does not result in significant sales, Pinnacor’s business may be materially adversely affected.

Some of Pinnacor’s customers are startup companies that pose credit risks and their failure to pay their bills has led to a loss of revenue for Pinnacor, a trend that may continue.

While the majority of Pinnacor’s customers are large and mid-sized enterprise customers, a number of its customers are smaller startup companies. Many of these companies have limited operating histories, operate at a loss and have limited cash reserves and limited access to additional capital. With some of these customers, Pinnacor has experienced difficulties collecting accounts receivable. As a result, Pinnacor’s allowance for doubtful accounts as of December 31, 2001, December 31, 2002 and September 30, 2003, was approximately $1,130,000, $620,000 and $570,000, respectively. While Pinnacor’s bad debt expense has narrowed significantly in recent quarters, it may continue to encounter these difficulties in the future. If any significant part of Pinnacor’s customer base were unable or unwilling to pay their fees for services and products provided by Pinnacor for any reason, Pinnacor’s business would suffer.

Losing major information providers may leave Pinnacor with insufficient information to retain and attract customers.

Pinnacor does not generate original content or data and is therefore highly dependent upon third-party information providers. If Pinnacor were to lose several of its major information providers and were not able to obtain similar content or data from other sources, its services and products would be less attractive to existing and potential customers. In addition, Pinnacor cannot be certain that it will be able to license content or data from its current or new providers on favorable terms in the future, if at all.

Pinnacor changed its name to Pinnacor Inc., a name that has no prior name recognition in its industry. If Pinnacor is unable to maintain its reputation and expand its name recognition, Pinnacor may have difficulty attracting new business and retaining current customers and employees, and Pinnacor’s business may suffer.

Pinnacor believes that establishing and maintaining a good reputation and name recognition is critical for attracting and retaining customers and employees. Pinnacor also believes that the importance of reputation and name recognition is increasing in the industries in which it operates, and will continue to increase. If Pinnacor’s reputation is damaged or diminished because of Pinnacor’s name change in October 2002, or if potential customers are not familiar with Pinnacor or the services Pinnacor provides, Pinnacor may be unable to attract new, or retain existing, customers and employees. Promotion and enhancement of Pinnacor’s name will depend largely on Pinnacor’s success in continuing to provide effective services. If customers do not perceive Pinnacor’s services to be effective or of high quality, Pinnacor’s brand name and reputation will suffer.

Pinnacor is effectively controlled by Pinnacor’s executive officers and directors and the interests of these stockholders could conflict with your interests.

Pinnacor’s executive officers and directors, in the aggregate, currently beneficially own approximately 27% of Pinnacor’s outstanding common stock. As a result, these stockholders, if acting together, would be able to exert considerable influence on any matters requiring approval by Pinnacor’s stockholders, including the election of directors, amendments to its charter and bylaws and the approval of significant corporate transactions. The ownership position of these stockholders could delay, deter or prevent a change in control of Pinnacor and could adversely affect the price that investors might be willing to pay in the future for shares of its common stock.

It may be difficult for a third party to acquire Pinnacor, which could depress its stock price.

Delaware corporate law and Pinnacor’s certificate of incorporation and bylaws contain provisions that could have the effect of delaying, deferring or preventing a change in control of the company that stockholders may consider favorable or beneficial. These provisions could discourage proxy contests and make it more difficult for Pinnacor stockholders to elect directors and take other corporate actions. These provisions could also limit the price that investors might be willing to pay in the future for shares of Pinnacor common stock. These provisions include:

•	a staggered board of directors, so that it would take three successive annual meetings to replace all directors;

•	prohibition of stockholder action by written consent;

•	advance notice requirements for the submission by stockholders of nominations for election to the board of directors and for proposing matters that can be acted upon by stockholders at a meeting; and

•	the requirement that Pinnacor obtain the affirmative vote of 80% of its outstanding shares of capital stock in order to approve certain business combinations with interested stockholders and to amend certain sections of its certificate of incorporation and bylaws.

Pinnacor has not entered into confidentiality and invention assignment agreements with all of its employees.

Pinnacor has entered into confidentiality and invention assignment agreements with many, but not all, of its employees and contractors, and nondisclosure agreements with many, but not all, of the parties Pinnacor does business with in order to limit access to and disclosure of Pinnacor’s proprietary information. Pinnacor cannot assure you that such contractual arrangements or the other steps Pinnacor has taken will be sufficient to protect Pinnacor’s intellectual property from infringement or misappropriation. Moreover, others may independently develop similar or superior technologies.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This joint proxy statement-prospectus contains information about future expectations and plans of Holdco, MarketWatch and Pinnacor that constitute such “forward-looking statements” for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These statements may include statements regarding the period following the completion of the merger, the expected timetable for completing the merger, the benefits and synergies of the proposed merger, future opportunities for the combined company and any other statements about future expectations, benefits, goals, plans or prospects.

Words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance, or the merger of MarketWatch and Pinnacor, identify forward-looking statements. All forward-looking statements are based on present expectations of future events and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In addition to the risks related to the combined company, MarketWatch and Pinnacor, the factors relating to the merger and to the market price of the Holdco common stock discussed under Risk Factors, among others, could cause actual results to differ materially from those described in the forward-looking statements. These factors include: relative value of the Holdco common stock and the common stock of MarketWatch and Pinnacor, the ability to realize cost savings from the proposed merger, conflicts of interest of directors and executive officers of MarketWatch and Pinnacor in recommending the proposed merger, the ability of MarketWatch and Pinnacor to consummate the proposed merger and to successfully integrate their operations and employees, customer reaction to the announcement of the proposed merger, as well as the timely development and market acceptance of new and updated products and services of the combined company and the effect of competition on the combined company’s business. Stockholders are cautioned not to place undue reliance on the forward-looking statements, which speak only of the date of this joint proxy statement-prospectus. None of MarketWatch, Pinnacor or Holdco is under any obligation, and each expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

All subsequent forward-looking statements attributable to MarketWatch, Pinnacor or Holdco or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

THE SPECIAL MEETINGS

Joint Proxy Statement-Prospectus

This joint proxy statement-prospectus is being furnished to you in connection with the solicitation of proxies by the boards of directors of MarketWatch and Pinnacor of the MarketWatch and Pinnacor stockholders in connection with the merger proposal and by the board of directors of Holdco of the MarketWatch and Pinnacor stockholders, as the future stockholders of Holdco after the completion of the merger, in connection with the equity plan proposals.

This joint proxy statement-prospectus is first being furnished to the stockholders of MarketWatch and Pinnacor on or about             , 2003.

Date, Time and Place of the Special Meetings

The special meetings are scheduled to be held as follows:

MarketWatch.com, Inc.	Pinnacor Inc.
Special Stockholder Meeting	Special Stockholder Meeting
, 2004 at a.m., local time	, 2004 at a.m., local time
825 Battery Street	601 West 26th Street, 13th Floor
San Francisco, CA 94111	New York, NY 10001

Purpose of the Special Meetings

The special meetings are being held so that the stockholders of each of MarketWatch and Pinnacor may consider and vote upon a proposal to adopt the merger agreement for the merger of MarketWatch and Pinnacor. A new holding company, Holdco, has been formed and, upon completion of the merger, will own the businesses of MarketWatch and Pinnacor. Pursuant to the merger agreement, Maple Merger Sub, a wholly-owned subsidiary of Holdco, will merge with and into MarketWatch, with MarketWatch as the surviving corporation. Also pursuant to the merger agreement, Pine Merger Sub, another wholly-owned subsidiary of Holdco, will merge with and into Pinnacor, with Pinnacor as the surviving corporation. The combination of MarketWatch and Pinnacor through the MarketWatch merger and the Pinnacor merger is referred to as the “merger” in this joint proxy statement-prospectus. Upon the completion of the merger, MarketWatch and Pinnacor will become wholly-owned subsidiaries of Holdco. The adoption of the merger agreement will also constitute approval of the merger and the other transactions contemplated by the merger agreement. In addition, the purpose of the special meetings is to seek the approval of the MarketWatch and Pinnacor stockholders, as the future stockholders of Holdco after the completion of the merger, for the adoption of Holdco’s 2004 stock incentive plan and 2004 employee stock purchase plan. Furthermore, any other business that may properly come before the special meetings or any adjournment or postponement of the special meetings will also be transacted at the respective special meetings.

If the stockholders of MarketWatch and Pinnacor adopt the merger agreement, upon the completion of the merger:

•	MarketWatch stockholders will receive one share of Holdco common stock in exchange for each share of MarketWatch common stock they own; and

•	Pinnacor stockholders will receive either $2.42 in cash or 0.2659 of a share of Holdco common stock in exchange for each share of Pinnacor common stock they own. Subject to the proration rules described in this joint proxy statement-prospectus, Pinnacor stockholders may elect to receive cash, Holdco common stock or a combination of both in exchange for their shares of Pinnacor common stock.

In addition, if the stockholders of MarketWatch and Pinnacor adopt the equity plan proposals, Holdco’s 2004 equity incentive plan and 2004 employee stock purchase plan will be effective upon the completion of the merger.

Stockholder Record Date for the Special Meetings

MarketWatch.    MarketWatch’s board of directors has fixed the close of business on November 19, 2003 as the record date for determination of the MarketWatch stockholders entitled to notice of and to vote at the MarketWatch special meeting. On the record date, there were 17,474,460 shares of MarketWatch common stock outstanding, held by approximately 266 holders of record.

Pinnacor.    Pinnacor’s board of directors has fixed the close of business on November 19, 2003 as the record date for determination of the Pinnacor stockholders entitled to notice of and to vote at the Pinnacor special meeting. On the record date, there were 40,911,519 shares of Pinnacor common stock outstanding, held by approximately 349 holders of record.

Voting Rights

MarketWatch.    With respect to the merger and equity plan proposals, holders of MarketWatch common stock are entitled to one vote for each share of MarketWatch common stock held as of the record date for the special meeting. An automated system administered by MarketWatch’s transfer agent will tabulate votes cast by proxy. A representative of MarketWatch’s transfer agent will act as the inspector of elections for the MarketWatch special meeting and will tabulate the votes cast in person at the MarketWatch special meeting.

Pinnacor.    With respect to the merger proposal, holders of Pinnacor common stock are entitled to one vote for each share of Pinnacor common stock held as of the record date for the special meeting. With respect to the equity plan proposals, holders of Pinnacor common stock whose shares are exchanged into Holdco common stock in the Pinnacor merger are entitled to 0.2659 of a vote for each such exchanged share of Pinnacor common stock and holders of Pinnacor common stock whose shares are exchanged for cash in the Pinnacor merger, whether by election of the Pinnacor stockholder or by the application of the proration rules described in this joint proxy statement-prospectus, are not entitled to a vote on the equity plan proposals. All Pinnacor stockholders are encouraged to vote on the merger and the equity plan proposals, regardless of whether or not a Pinnacor stockholder elects to receive all or a portion of the merger consideration in cash. We will not know at the time of the Pinnacor special meeting the allocation of the merger consideration. As a result, due to the proration rules described elsewhere in this joint proxy statement-prospectus, Pinnacor stockholders who elect to receive all or a portion of the merger consideration in cash and therefore would not otherwise be entitled to vote upon the equity plan proposals with respect to the Pinnacor common stock to be exchanged for cash, may instead receive Holdco common stock, in which case such Pinnacor stockholders would be entitled to vote upon the equity plan proposals. All Pinnacor stockholders are entitled to vote upon the merger proposal, regardless of whether a Pinnacor stockholder elects to receive cash or stock as the merger consideration.

With respect to the merger proposal, an automated system administered by Pinnacor’s transfer agent will tabulate votes cast by proxy, and a representative of Pinnacor’s transfer agent will act as the inspector of elections for the Pinnacor special meeting and will tabulate the votes cast in person at the Pinnacor special meeting for the merger proposal. After the exchange agent determines which shares of Pinnacor common stock are exchanged into Holdco common stock in the Pinnacor merger, an automated system administered by Pinnacor’s transfer agent will then tabulate the votes cast by those shares, whether by proxy or in person, with respect to the equity plan proposals.

Vote Needed for a Quorum, Effect of Abstentions and Broker “Non-Votes”

A quorum is required for stockholders of MarketWatch and Pinnacor to conduct business at the respective special meetings. The holders of a majority of the shares of MarketWatch common stock entitled to vote on the record date of the MarketWatch special meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business at the MarketWatch special meeting. Similarly, the holders of a majority of the shares of Pinnacor common stock entitled to vote on the record date of the Pinnacor special meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Pinnacor special meeting.

Under the Delaware General Corporation Law, as it relates to determining the presence of a quorum at the respective special meetings, abstaining votes and broker “non-votes” are counted as present and are, therefore, included for purposes of determining whether a quorum of shares is present. An abstention is counted as a share present and entitled to be voted at the respective special meetings and will have the same effect as a “no” vote with respect to the merger proposal but will have no effect on the vote with respect to the equity plan proposals. A broker “non-vote” occurs when a broker or nominee holding shares for a beneficial owner does not vote on a particular matter because the broker or nominee does not have the discretionary voting power with respect to that matter and has not received instructions from the beneficial owner. With respect to the proposals to be presented and voted upon at both the MarketWatch and Pinnacor special meetings, a broker or nominee who holds shares for a beneficial owner is prohibited from giving a proxy to vote the beneficial owner’s shares without instructions from the beneficial owner. As a result, a broker “non-vote” will have the same effect as a “no” vote with respect to the merger proposal but will have no effect on the vote with respect to the equity plan proposals.

Vote Required for Adoption of the Merger and Equity Plan Proposals

Merger Proposal

MarketWatch.    The affirmative vote of a majority of the outstanding shares of the MarketWatch common stock entitled to vote on the record date is required to adopt the merger agreement and the transactions contemplated by the merger agreement. See page 120 for a discussion about the voting and waiver agreement that Pinnacor entered into with CBS and Pearson pursuant to which CBS and Pearson agreed to vote their shares of MarketWatch common stock in favor of approval of the merger agreement, the MarketWatch merger and the issuance of shares of Holdco common stock in the Pinnacor merger. As of the record date, CBS and Pearson owned approximately 65% of the outstanding shares of MarketWatch common stock entitled to vote at the MarketWatch special meeting.

Pinnacor.    The affirmative vote of a majority of the outstanding shares of the Pinnacor common stock entitled to vote on the record date is required to adopt the merger agreement and the transactions contemplated by the merger agreement. See page 119 for a discussion about the voting agreements that MarketWatch entered into with certain significant stockholders, executive officers and directors of Pinnacor and their affiliates, pursuant to which the signatories to the voting agreement agreed to vote in favor of the merger agreement, the Pinnacor merger and the transactions contemplated by the Pinnacor merger. As of the record date, the signatories to the voting agreements owned approximately 27% of the outstanding shares of Pinnacor common stock entitled to vote at the Pinnacor special meeting.

Equity Plan Proposals

The affirmative vote of a majority of the combined number of shares of the MarketWatch common stock, represented in person or by proxy, at the MarketWatch special meeting and the Pinnacor common stock, represented in person or by proxy, at the Pinnacor special meeting that are exchanged into shares of Holdco common stock in connection with the Pinnacor merger, on an as converted to Holdco common stock basis, is required for the adoption of Holdco’s 2004 stock incentive plan and 2004 employee stock purchase plan.

Method of Voting

Both MarketWatch and Pinnacor stockholders are being asked to vote the shares held directly in their name as stockholders of record and any shares they hold in street name as beneficial owners. Shares held in street name are shares held by a broker, dealer, bank or other financial institution.

The method of voting differs for the shares held by a record holder and the shares held in street name. Record holders will receive proxy cards. Holders of shares in street name will receive voting instruction cards in order to instruct their nominees on how to vote.

YELLOW proxy cards and voting instruction cards are being solicited on behalf of the MarketWatch board of directors from MarketWatch stockholders of record in favor of the merger proposal and of the Holdco board of directors from MarketWatch stockholders in favor of the equity plan proposals.

WHITE proxy cards and voting instruction cards are being solicited on behalf of the Pinnacor board of directors from Pinnacor stockholders in favor of the merger proposal and of the Holdco board of directors from Pinnacor stockholders in favor of the equity plan proposals.

MarketWatch and Pinnacor stockholders may also vote by proxy by using the telephone. For specific instructions on how to use the telephone to vote by proxy for the MarketWatch or Pinnacor special meeting, please refer to the instructions on your proxy card.

If you are a stockholder of record, you may also vote in person at your respective MarketWatch or Pinnacor special meeting. If you hold shares in street name, you may not vote in person at your respective MarketWatch or Pinnacor special meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares. You will also need to present photo identification and comply with the other procedures described in “Special Meeting Admission Procedures” on page 59 below.

Stockholders may receive more than one set of voting materials, including multiple copies of this joint proxy statement-prospectus and multiple proxy cards or voting instruction cards. For example, stockholders who hold shares in more than one brokerage account will receive a separate voting instruction card for each brokerage account in which shares are held. MarketWatch and Pinnacor stockholders of record whose shares are registered in more than one name will receive more than one YELLOW or WHITE proxy card, as the case may be. In addition, stockholders who own shares of both MarketWatch and Pinnacor common stock will receive a YELLOW and WHITE proxy card from both MarketWatch and Pinnacor.

Read the voting instruction card and proxy card carefully. A stockholder should execute all the proxy card(s) and voting instruction card(s) received in order to make sure all of your shares are voted.

Grant of Proxies

All shares of MarketWatch common stock represented by properly executed proxies or voting instruction cards received before or at the MarketWatch special meeting and all shares of Pinnacor common stock represented by properly executed proxies or voting instruction cards received before or at the Pinnacor special meeting will, unless the proxies or voting instructions are revoked, be voted in accordance with the instructions indicated on those proxies or voting instruction cards. If no instructions are indicated on a properly executed proxy card or voting instruction card, the shares will be voted FOR the adoption of: (A) the merger agreement and the transactions contemplated by the merger agreement, (B) Holdco’s 2004 stock incentive plan, and (C) Holdco’s 2004 employee stock purchase plan. You are urged to mark the boxes on the proxy card or the voting instruction card, as the case may be, to indicate how to vote your shares.

Neither MarketWatch nor Pinnacor expects that any matter other than the adoption of (A) the merger agreement and the transactions contemplated by the merger agreement, (B) Holdco’s 2004 stock incentive plan, and (C) Holdco’s 2004 employee stock purchase plan will be brought before its special meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to those matters, unless authority to do so is specifically withheld on the proxy card or the voting instructions card, as the case may be.

Revocation of Proxies

A stockholder may revoke his or her proxy at any time before it is voted by:

•	if you are a record holder of MarketWatch common stock or Pinnacor common stock:

•	if you are a MarketWatch stockholder, notifying in writing the Secretary of MarketWatch at 825 Battery Street, San Francisco, CA 94111;

•	if you are a Pinnacor stockholder, notifying in writing the Secretary of Pinnacor at 601 West 26th Street, 13th Floor, New York, NY 10001;

•	granting, signing and returning by mail a subsequently dated proxy or by using the telephone voting procedures; or

•	appearing in person and voting at the special meeting.

•	if you hold the shares of MarketWatch common stock or Pinnacor common stock in street name, that is, with a broker, dealer, bank or other financial institution, follow the instructions from such nominee on how to revoke or modify your voting instructions.

Attendance at the respective special meeting will not in and of itself constitute revocation of a proxy.

Solicitation of Proxies

MarketWatch and Pinnacor will equally share the expenses incurred in connection with the printing and mailing of this joint proxy statement-prospectus. Pinnacor has retained Mellon Investor Services to assist in the solicitation of proxies at an estimated cost of $10,000 plus reimbursement of expenses. MarketWatch and Pinnacor will also request banks, brokers and other intermediaries holding shares of MarketWatch or Pinnacor common stock beneficially owned by others to send this joint proxy statement-prospectus to, and obtain proxies from, the beneficial owners and will reimburse the holders for their reasonable expenses in so doing, for which the costs are not anticipated to exceed $25,000. Solicitation of proxies by mail may be supplemented by telephone, telegram and other electronic means, advertisements and personal solicitation by the directors, officers or employees of MarketWatch and Pinnacor. No additional compensation will be paid to directors, officers or employees of MarketWatch and Pinnacor for such solicitation.

Postponement or Adjournment of Meeting

If a quorum is not present or represented at either the MarketWatch or Pinnacor special meeting, both MarketWatch and Pinnacor bylaws permit a majority of either MarketWatch or Pinnacor stockholders entitled to vote at the respective special meeting, present in person or represented by proxy, to postpone or adjourn the meeting, without notice other than an announcement at the special meeting, until a quorum is present or represented. In the event that there are insufficient shares represented in person or by proxy at either the MarketWatch or Pinnacor special meeting to constitute a quorum required for conduct of business at either special meeting, the persons named as proxies for either special meeting may propose one or more postponements or adjournments of either meeting until a quorum is present or represented by proxy.

Special Meeting Admission Procedures

You should be prepared to present photo identification for admittance at either the MarketWatch or Pinnacor special meeting. In addition, if you are a record holder of either MarketWatch or Pinnacor common stock, your name is subject to verification against the list of record holders of the MarketWatch or Pinnacor common stock, as the case may be, on the record date prior to being admitted to the special meeting. If you are not a record holder but hold shares in street name, that is, with a broker, dealer, bank or other financial institution that serves as your nominee, you should be prepared to provide proof of beneficial ownership on the record date, such as your most recent account statement prior to the record date, or similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above upon request, you will not be admitted to the special meeting.

THE MERGER

This section of the joint proxy statement-prospectus describes certain material aspects of the merger. While we believe that the following description covers the material terms of the merger, this summary may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement-prospectus including the section titled “The Merger Agreement” and the other documents to which we refer for a more complete understanding of the merger.

Background of the Merger

In early March 2002, Kirk Loevner, Chief Executive Officer of Pinnacor, requested a meeting with Larry Kramer, Chief Executive Officer of MarketWatch, and Bill Bishop, Executive Vice President and General Manager of MarketWatch, in MarketWatch’s offices in San Francisco, California, to discuss possible ways to collaborate on and share branded content.

On March 6, 2002, Mr. Loevner met Messrs. Kramer and Bishop at MarketWatch’s offices in San Francisco and discussed the progress of Pinnacor’s business and the marketplace environment of both companies. The meeting addressed several possible collaboration opportunities between MarketWatch and Pinnacor and the potential for a broader relationship between MarketWatch and Pinnacor, including MarketWatch’s purchase of some or all of Pinnacor’s business, Pinnacor acquiring MarketWatch’s licensing division, or creating a strategic partnership between the two companies. Following the meeting, various discussions regarding a potential acquisition of Pinnacor by MarketWatch continued from time to time during the next several months between Messrs. Loevner and Kramer and other representatives of the companies.

On April 18, 2002, Pinnacor held a regularly scheduled board of directors meeting at which Mr. Loevner notified the board that he had spoken to MarketWatch and discussed several possible collaboration opportunities between MarketWatch and Pinnacor and the potential for a broader relationship between MarketWatch and Pinnacor.

On August 23, 2002, MarketWatch and Pinnacor entered into a non-disclosure agreement to facilitate the exchange of confidential and proprietary information. Until August 23, 2002, discussions between Pinnacor and MarketWatch were limited in scope and involved only publicly available information. As is customary, Pinnacor and MarketWatch often enter into non-disclosure agreements with third parties, such as potential customers and strategic partners, with whom they are in discussions that may involve the exchange of confidential or non-public information. As discussions became more involved in August 2002, and MarketWatch and Pinnacor agreed to exchange confidential and proprietary information and to arrange for a management presentation of Pinnacor’s business, it became prudent for the parties to enter into a non-disclosure agreement. Following execution of the non-disclosure agreement, Mr. Loevner and David Obstler, Chief Financial Officer of Pinnacor, led a presentation regarding Pinnacor’s business to MarketWatch’s management team in New York. On September 9, 2002, Messrs. Loevner and Obstler made a similar presentation in New York City to Peter Glusker, a member of MarketWatch’s board of directors and a member of MarketWatch’s M&A committee. These meetings were intended to explore the level of mutual interest in a potential acquisition of Pinnacor by MarketWatch.

On October 22, 2002, Messrs. Loevner and Kramer and Kathleen Yates, President and Chief Operating Officer of MarketWatch, had a lunch meeting at MarketWatch’s San Francisco offices, to discuss a possible acquisition of Pinnacor by MarketWatch and the strategic fit of MarketWatch and Pinnacor.

From November 2002 until March 2003, discussions between MarketWatch and Pinnacor continued, including discussions about relative valuations and price. In particular, during this time MarketWatch conducted a preliminary financial due diligence review in order to determine a preliminary valuation for Pinnacor.

In the three years since its initial public offering, Pinnacor has pursued a broad range of corporate and strategic developments, including both internal development and a focus on external opportunities. Such focus resulted in Pinnacor’s successful acquisition of Stockpoint in August 2001 and Inlumen in November 2002 and their subsequent successful integration with other Pinnacor businesses.

In December 2002, Pinnacor submitted a bid for a real-time financial information service that was being sold by a major financial information company. In conjunction with the bid, Pinnacor had discussions with a private equity firm regarding a potential investment in convertible equity of the combined entity. At this time, in order to allow Pinnacor’s senior management to benefit from the knowledge and experience in the area of mergers and acquisitions of certain members of Pinnacor’s board of directors, Pinnacor’s M&A committee was established with James Robinson, David Hodgson and Kevin O’Connor as members. While originally formed in connection with this December 2002 acquisition bid, the M&A committee’s charge was expanded to all merger and acquisition activity. The smaller size and extensive experience of its members, Pinnacor believes, allowed the Pinnacor M&A committee to reduce logistical burdens in scheduling meetings and to be more responsive to the transaction process. The financial information company ultimately accepted a bid from another bidder.

In January 2003, Mr. Kramer contacted Mr. Loevner. In response to Pinnacor’s expressed willingness to consider an acquisition proposal, Mr. Kramer presented the broad terms of a transaction, including a preliminary indication of price. Following the determination by Pinnacor’s board of directors that MarketWatch’s preliminary indication of price (which was deemed by Pinnacor’s board of directors to be in the range of $1.62-$1.75 per outstanding share of Pinnacor common stock) was insufficient, Mr. Loevner contacted Mr. Kramer to report that this preliminary indication of price would not be acceptable.

During January and February 2003, MarketWatch conducted a preliminary financial due diligence review of Pinnacor, which included a conference call between the management teams on February 12, 2003, to assess the possible synergies and growth opportunities that could be generated from a potential business combination. Specifically, the parties discussed potential cost synergies, such as the elimination of duplicate fees associated with being a public company and the general assessment of potential synergies from staff reductions, and potential revenue synergies including the cross-selling of each other’s products to existing customers.

In January, February and March 2003, Pinnacor received a number of expressions of interest from private equity companies in “going private” type transactions. No formal offers were solicited or received.

In addition, in February 2003, after receipt of an inquiry regarding a potential business combination, Pinnacor conducted a due diligence session with another company in the industry, referred to as the Other Bidder. Further meetings and due diligence sessions with the Other Bidder took place in February and March 2003.

In mid-February and March 2003, Pinnacor also submitted proposals to acquire three companies in the financial planning and wealth management software sector.

On February 21, February 25 and March 21, 2003, MarketWatch’s management team held various teleconference meetings with MarketWatch’s M&A committee, which consists of Peter Glusker, Robert Lessin and Philip Hoffman, and discussed general due diligence and valuation matters relating to a proposed combination with Pinnacor. At the March 21 meeting, MarketWatch’s management team made a presentation to the MarketWatch M&A committee generally outlining the rationale for a proposed combination with Pinnacor.

On February 24, 2003, the Pinnacor board of directors held a meeting and, among other business matters reviewed, discussed the progress with MarketWatch as well as the possibility of Pinnacor acquiring companies in the financial planning and wealth management software sector in addition to those for which bids had already been made.

On March 14, 2003, Pinnacor met with a representative of an investment banking firm (which was not Citigroup) to discuss a range of possible merger and acquisition alternatives, both as buyer and seller.

On March 24, 2003, Pinnacor received an acquisition offer of $1.50 per share from the Other Bidder. Pinnacor’s board of directors rejected the terms of this offer as inadequate. The Other Bidder communicated that this was its best and final offer. Also, on March 24, 2003, Pinnacor received a preliminary, non-binding proposal of $2.00 per share from MarketWatch, along with a draft of a proposed confidentiality and exclusivity agreement.

On March 26, 2003, the Pinnacor board of directors received an update from Messrs. Loevner and Obstler on several possible transactions, including the transaction with MarketWatch, a possible transaction with the Other Bidder and the concept of a “going private” transaction. In light of the Other Bidder’s market reputation as a reputable but tough negotiator, Pinnacor’s board of directors did not believe that the Other Bidder would increase its offer. Due to the limited, non-substantive nature of the “going private” discussions, and the fact that no formal offers were solicited or received, Pinnacor’s board of directors determined that a “going private” transaction would not result in the best use of Pinnacor’s cash or be a likely method to maximize stockholder value.

On March 31, 2003, the Pinnacor M&A committee met with Messrs. Loevner and Obstler to discuss possible strategies going forward, and determined to engage a financial advisor to assist Pinnacor in the process.

On April 2, 2003, Bill Ford and Mr. Hodgson, Managing Members of General Atlantic Partners, LLC, an affiliate of Pinnacor’s largest stockholders (General Atlantic Partners 69, L.P., GAP Coinvestment Partners II, L.P. and GapStar, LLC), met with Mr. Kramer to discuss the March 24, 2003 non-binding proposal from MarketWatch and to discuss the range of stock and cash consideration to be paid by MarketWatch in a possible acquisition of Pinnacor. Following these discussions, on April 4, 2003, Pinnacor delivered to MarketWatch a counter-proposal that proposed an acquisition for approximately 5.5 to 6.0 million shares of MarketWatch common stock, plus cash in the amount of $48.5 million, and the payment by MarketWatch of Pinnacor’s transaction costs.

During March 2003, MarketWatch met with several different investment banking firms in New York and San Francisco in order to select a financial advisor in connection with an acquisition of Pinnacor. MarketWatch selected UBS as its financial advisor for several reasons, including UBS’s significant experience in similar transactions and its familiarity with MarketWatch and its business. On April 7, 2003, MarketWatch retained UBS to serve as its financial advisor.

On April 9, 2003, MarketWatch made a revised proposal whereby Pinnacor would be acquired for approximately 5.5 to 6.0 million shares of MarketWatch common stock, plus cash in the amount of Pinnacor’s cash balance at closing net of Pinnacor’s transaction costs and outstanding debt. Although Pinnacor did not accept this proposal, the parties decided to move forward with due diligence and merger discussions, with an understanding that economic terms would be reconsidered at a later date.

In early April 2003, Pinnacor received a counter-offer from one of the companies in the financial planning and wealth management software sector for which Pinnacor had submitted a bid. The counter-offer sought materially different terms, including a substantial increase in price requested by the target company in an amount that exceeded Pinnacor’s view of such company’s value, which were not acceptable to Pinnacor, and Pinnacor declined to rebid. The selling company subsequently accepted a bid from another bidder. In mid-April 2003, negotiations resulting from another one of Pinnacor’s bids to acquire a company in the financial planning and wealth management software sector were terminated by Pinnacor. Based on preliminary due diligence, the Pinnacor board believed that it would be a better use of time and resources to concentrate its efforts on the potential MarketWatch transaction.

In mid-April 2003, Pinnacor retained Citigroup to act as its financial advisor. After meeting with several different investment banks, Pinnacor selected Citigroup as its financial advisor for several reasons, including

Citigroup’s significant experience and successful track record in Pinnacor’s industry and access to a senior team of professionals to work on the business combination with MarketWatch.

On April 28, 2003, MarketWatch’s M&A committee held a telephonic meeting to discuss the status of the possible acquisition of Pinnacor by MarketWatch.

On April 30, 2003, Messrs. Loevner and Kramer met in New York to further discuss the process, valuations and related matters surrounding a possible acquisition of Pinnacor by MarketWatch.

On May 1, 2003, in order to facilitate the exchange of due diligence materials and ensure that such materials remained confidential, MarketWatch and Pinnacor entered into a confidentiality and exclusivity agreement. In addition to standard non-disclosure provisions, the confidentiality and exclusivity agreement contained a 30-day exclusivity period during which Pinnacor was not permitted to solicit or engage in discussions with other potential acquirers. As is customary, MarketWatch requested the exclusivity arrangement to justify its expenditure of time and resources. Pinnacor considered this factor balanced against the restrictions imposed by the exclusivity and the 30-day exclusivity period and determined to enter into the exclusivity arrangement. After execution of the confidentiality and exclusivity agreement, representatives of MarketWatch made a presentation to Pinnacor regarding its business model, strategy, operations and financial results. The same day, MarketWatch’s board of directors held a regularly scheduled board meeting in New York during which the MarketWatch management made a presentation regarding Pinnacor’s business model, strategy and operations, after which the MarketWatch board discussed the possibility of a proposed combination with Pinnacor.

After entering into the confidentiality and exclusivity agreement on May 1, 2003, Pinnacor and MarketWatch, together with their respective legal, financial and accounting advisors, conducted extensive due diligence, which continued through the signing of the definitive merger agreement at the end of July 2003.

On May 12, 2003, Messrs. Loevner and Kramer and Ms. Yates met in MarketWatch’s San Francisco offices to discuss the current Pinnacor organization and to identify potential issues that would need to be resolved in order to complete the proposed business combination. In particular, the parties reviewed the Pinnacor organization chart and the roles of key employees.

On May 13, 2003, Messrs. Loevner and Obstler, and William Staib, Executive Vice President, Technology, and Rowan Hajaj, Vice President, Corporate Development of the Pinnacor management team made a presentation in Monterey, California, to Messrs. Kramer and Bishop, Ms. Platt, Ms. Yates, Doug Appleton, General Counsel, Scott Kinney, Executive Vice President, Licensing, and James Thingelstad, Chief Technology Officer of the MarketWatch management team, along with MarketWatch’s financial advisor, regarding Pinnacor’s business model, strategy, operations and financial results. Pinnacor’s financial advisor was also present at that meeting.

On May 15 and 16, 2003, Ms. Yates, Ms. Platt and Joe Brichler, Controller of MarketWatch, along with MarketWatch’s financial advisor, met with Messrs. Obstler and Hajaj and Robert Peck, Controller of Pinnacor, along with Pinnacor’s financial advisor, in New York, to review and discuss financial and business due diligence.

On May 29 and 30, 2003, as part of Pinnacor’s due diligence of MarketWatch, MarketWatch representatives made a presentation to Pinnacor representatives, including Pinnacor’s financial advisor, in San Francisco, regarding its business model, strategy, operations and financial results. MarketWatch’s financial advisor was also present at that meeting.

On May 31, 2003, the parties amended the May 1, 2003 confidentiality and exclusivity agreement to provide for an extension of the exclusivity period from May 31, 2003 until June 29, 2003.

In June 2003, Pinnacor made a second bid for one of the companies in the financial planning and wealth management software sector for which it had originally bid in March 2003. This bid was ultimately rejected in early July 2003. Also, in June 2003, in addition to the three bids made for the financial planning and wealth management software companies, Pinnacor submitted a bid for the financial information division of a large media company in the first round of an auction process, but after a request for an increase in price in an amount that significantly exceeded Pinnacor’s view of such company’s value, did not submit a second round bid.

Also in June 2003, Mr. Loevner’s office received a call from the assistant to an executive at another financial information company requesting a meeting with Pinnacor to discuss a potential transaction. Due to Pinnacor’s confidentiality and exclusivity obligations to MarketWatch, Mr. Loevner did not respond to this inquiry. Pinnacor’s confidentiality and exclusivity agreement with MarketWatch expired on June 29, 2003.

On June 6, 2003, a meeting was held in San Francisco where Mr. Kramer and Ms. Yates made a presentation to Messrs. Loevner and Hodgson regarding MarketWatch’s business model, strategy, operations and financial results. Also, on June 6, 2003, Mr. Loevner met separately with Mr. Kramer to discuss the progress of discussions and issues related to accomplishing a transaction.

On June 17, 2003, MarketWatch’s M&A committee held a telephonic meeting to discuss the status of the possible acquisition of Pinnacor by MarketWatch.

On June 18, 2003, the Pinnacor board of directors held a meeting with Pinnacor’s management and financial advisor to discuss the status of the mutual due diligence process. At this meeting, the Pinnacor board of directors authorized continued discussions with MarketWatch regarding the proposed business combination.

On June 26 and 27, 2003, MarketWatch’s M&A committee held telephonic meetings to discuss the status of negotiations of the proposed transaction and to meet with MarketWatch’s management and its financial and legal advisors. MarketWatch’s management reviewed with MarketWatch’s M&A committee the strategic rationale for the merger and the results of management’s business, operations, risk management, financial, accounting, regulatory and legal due diligence investigation of Pinnacor and responded to questions by MarketWatch’s M&A committee. After receiving approval from its M&A committee, MarketWatch provided Pinnacor with a written non-binding preliminary proposal setting forth proposed terms for an acquisition of Pinnacor. The terms included proposed consideration of approximately 5.75 million shares of MarketWatch common stock, plus cash in the amount of $42.9 million.

From June 27 to July 9, 2003, MarketWatch and Pinnacor discussed the valuation of Pinnacor, including the assumptions underlying their respective valuations. MarketWatch and Pinnacor also reviewed and discussed the results of their respective preliminary analyses of the business combination, including the potential strategic synergies of the business combination and business integration of the combined company.

On July 1, 2003, the Pinnacor M&A committee held a telephonic meeting with Pinnacor’s management and legal and financial advisors to discuss the proposal delivered by MarketWatch on June 27, 2003. At this meeting, Pinnacor’s financial advisor reviewed with the Pinnacor M&A committee financial aspects of MarketWatch’s proposal. After full discussion, the Pinnacor board of directors rejected MarketWatch’s proposal as inadequate.

On July 8, 2003, MarketWatch representatives made a presentation to Pinnacor’s board of directors regarding its business model, strategy, operations and financial results. Following the presentation, Pinnacor submitted a written counter-proposal which proposed an acquisition by MarketWatch of Pinnacor for approximately 6.9 million shares of MarketWatch common stock, plus cash in the amount of $46.5 million.

On July 9, 2003, MarketWatch’s board of directors held a telephonic meeting to discuss the status of negotiations of the proposed transaction and to meet with MarketWatch’s management and its financial and legal advisors. MarketWatch’s management reviewed with MarketWatch’s board of directors the strategic rationale for the merger and responded to questions by MarketWatch’s board of directors. After receiving approval from its board of directors, MarketWatch rejected Pinnacor’s July 8, 2003 counter-proposal and submitted a revised written proposal to acquire Pinnacor for approximately 6.25 million shares of MarketWatch common stock, plus cash in an amount equal to Pinnacor’s cash balance at closing, net of transaction costs and outstanding debt.

On July 11, 2003, Pinnacor’s M&A committee held a telephonic conference call with Messrs. Loevner and Obstler and Pinnacor’s legal and financial advisors to discuss the status of negotiations of the proposed transaction and next steps.

On July 12, 2003, MarketWatch and its legal counsel delivered drafts of the merger agreement, the voting agreement, the affiliate agreement and the voting and waiver agreement for the proposed transaction to Pinnacor and its representatives. From July 12, 2003 through July 22, 2003, MarketWatch, Pinnacor and their representatives exchanged drafts of the merger agreement, the voting agreement, the affiliate agreement and the voting and waiver agreement and held extensive negotiations relating to the terms and conditions of those agreements, including, but not limited to, (i) the merger consideration, (ii) the treatment of stock options, restricted stock and warrants to purchase Pinnacor’s common stock, (iii) the respective representations and warranties made by the parties, (iv) the various conditions to the closing of the merger, (v) the conduct of Pinnacor prior to closing, (vi) the termination and expense fees and the events triggering such fees, and (vii) the treatment of Pinnacor employees after completion of the proposed merger. During this time, the parties continued to perform their respective due diligence investigations.

On July 16, 2003, Pinnacor rejected MarketWatch’s July 9, 2003 price proposal, and based on extensive discussions regarding Pinnacor’s expected closing cash balance and other valuation matters, communicated a counter-proposal of approximately 6.6 million shares of MarketWatch common stock, plus cash in the amount of $45.4 million. MarketWatch subsequently notified Pinnacor that its counter-offer was not accepted.

On July 17, 2003, after further price negotiations, in particular relating to the cash portion of the consideration, MarketWatch agreed to acquire Pinnacor for approximately 6.5 million shares of common stock, plus cash in the amount of $44 million, subject to approval of the boards of directors of MarketWatch and Pinnacor. The parties agreed to negotiate the other transaction terms as part of the process of reaching agreement on definitive acquisition documents. The final agreement on consideration was reached after significant negotiations. Initially, based on its desire not to utilize its cash resources, MarketWatch sought to acquire Pinnacor solely for stock and require Pinnacor to distribute out its cash on its balance sheet that the parties agreed was not necessary for business purposes. After further negotiation and consultation with their respective advisors, the parties agreed that MarketWatch would acquire Pinnacor for a combination of cash and stock, with the $44.0 million cash consideration being a negotiated amount that was based on estimates of Pinnacor’s cash. Given the amount of cash consideration relative to the value of the stock consideration, the parties’ respective tax advisors determined that the new holding company structure permitted the Pinnacor stockholders to receive the stock portion of the merger consideration on a “tax-free” basis.

On July 18, 2003, MarketWatch’s board of directors held a telephonic meeting to discuss the status of negotiations of the proposed transaction and to meet with MarketWatch’s management and its financial and legal advisors to discuss the current terms of the proposed merger. Following these discussions, MarketWatch’s board of directors approved proceeding with the negotiations of the proposed transaction on the terms then under discussion.

Also on July 18, the Pinnacor M&A committee held a telephonic meeting with Pinnacor’s management and legal and financial advisors to discuss MarketWatch’s current proposal and the status of negotiations. After full discussion, the Pinnacor M&A committee authorized Pinnacor’s management and advisors to continue negotiations with MarketWatch regarding the proposed transaction.

From July 18 through July 22, 2003, MarketWatch and Pinnacor and their representatives continued to exchange revised drafts of the merger agreement, the voting agreement, the affiliate agreement and the voting and waiver agreement and participated in a series of conference calls in which they extensively negotiated the final terms of such agreements, subject to approval of the boards of directors of MarketWatch and Pinnacor. In the course of such negotiations, among other things, the merger consideration was agreed to, the representations and warranties made by Pinnacor were narrowed, the restrictions on the conduct of Pinnacor’s business were refined, the conditions to the completion of the proposed merger and the provisions regarding termination of the merger agreement were limited, the amount of the termination fee was reduced and the events triggering payment of such fees were limited and the consequences of termination and the terms and delivery of the voting agreements were finalized.

On the morning of July 22, 2003, Pinnacor’s board of directors held a telephonic meeting to discuss the status of negotiations of the proposed transaction and to meet with Pinnacor’s senior management and legal and financial advisors. Members of Pinnacor’s senior management and Pinnacor’s advisors discussed with the Pinnacor board of directors the results of their business, operations, financial, accounting, regulatory, legal and other due diligence review of MarketWatch and reviewed the terms and conditions of the merger agreement that had been negotiated. Pinnacor’s legal advisors made a presentation concerning the fiduciary duties under applicable law of Pinnacor’s directors in considering the proposed business combination with MarketWatch. Pinnacor’s legal advisors also outlined the major legal provisions of the transaction, including stockholder approval and restrictions to be imposed on Pinnacor by the “no shop” provision. A written copy of the summary of the terms of the merger agreement and the voting agreements, which had been distributed to each director, together with complete drafts of such documents, prior to the meeting, was reviewed. Also at this meeting, Citigroup reviewed with the Pinnacor board of directors its financial analysis of the Pinnacor merger consideration and informed the Pinnacor board of directors that, assuming no material changes in the transaction, it would be in a position to render to the Pinnacor board of directors in connection with the execution of the merger agreement an opinion as to the fairness, from a financial point of view, of the Pinnacor merger consideration to be received by holders of Pinnacor common stock. Citigroup’s opinion was subsequently delivered to the Pinnacor board of directors that evening when the merger agreement was executed.

Pinnacor’s board of directors engaged in extensive discussion and consideration of the proposed transaction, the potential alternatives to the transaction and the benefits and risks of entering into the merger agreement, including the possible effect on Pinnacor’s existing business, compared to continuing as a stand alone entity. After full deliberation, the Pinnacor board of directors resolved (i) that it was advisable, consistent with and in furtherance of the long-term business strategy of Pinnacor, and fair to, and in the best interests of, Pinnacor and its stockholders, for Pinnacor to enter into a strategic business combination with MarketWatch upon the terms and subject to the conditions of the merger agreement, (ii) to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, and (iii) to recommend that the Pinnacor stockholders approve and adopt the merger agreement and the transactions contemplated by the merger agreement.

On July 22, 2003, MarketWatch’s board of directors held a telephonic meeting to review the proposed terms of the merger and the merger agreement and voting agreements. MarketWatch’s General Counsel described in detail to MarketWatch’s board of directors the terms of the merger agreement and ancillary agreements and advised MarketWatch’s board of directors of the legal standards applicable to their consideration of the proposed business combination with Pinnacor. A written copy of the summary of the terms of the merger agreement and the voting agreements, which had been distributed to each director prior to the meeting, together with complete drafts of such documents, was reviewed. Following that presentation, UBS made a presentation and explained their fairness opinion letter to MarketWatch’s board of directors. After making its presentation and answering the questions of the board, UBS informed MarketWatch’s board of directors that, assuming no material changes in the transaction, it would render to MarketWatch’s board of directors in connection with the execution of the merger agreement an opinion as to the fairness to MarketWatch, from a financial point of view, of the consideration to be paid by Holdco to the holders of Pinnacor common stock in the transaction. After further deliberation with MarketWatch management and its advisors, MarketWatch’s board of directors resolved (i) that it was advisable and in the best interests of MarketWatch and its stockholders to enter into a strategic combination with Pinnacor in order to advance the long-term strategic business interests of MarketWatch upon the terms and subject to the conditions set forth in the merger agreement, (ii) to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, and (iii) to recommend that the MarketWatch stockholders approve and adopt the merger agreement and the transactions contemplated by the merger agreement. UBS’s opinion was subsequently delivered to MarketWatch’s board of directors following execution of the merger agreement.

In the evening of July 22, 2003, MarketWatch and Pinnacor signed the merger agreement. Also in the evening of July 22, 2003, MarketWatch and certain Pinnacor stockholders entered into voting agreements pursuant to which those Pinnacor stockholders each agreed to vote their shares of Pinnacor common stock, representing in the aggregate approximately 27% of the outstanding Pinnacor common stock, in favor of the proposed business combination. In addition, Pinnacor, and CBS and Pearson, holders of approximately 65% of MarketWatch’s outstanding common stock, entered into a voting and waiver agreement to vote in favor of the proposed business combination and to waive their participation rights to maintain their respective percentage ownership in Holdco comparable to their current respective percentage ownership in MarketWatch.

On July 23, 2003, MarketWatch and Pinnacor issued a joint press release announcing the transaction.

Recommendation of the MarketWatch Board of Directors; MarketWatch’s Reasons for the Merger with Pinnacor

Highlights of the MarketWatch Board Meeting to Approve the Merger

At a meeting held on July 22, 2003, the MarketWatch board of directors unanimously:

•	determined that it was advisable and in the best interests of MarketWatch and its stockholders to enter into a strategic combination with Pinnacor in order to advance the long-term strategic business interests of MarketWatch upon the terms and subject to the conditions set forth in the merger agreement;

•	approved and adopted the merger agreement and the transactions contemplated by the merger agreement;

•	determined to recommend to the MarketWatch stockholders that they approve and adopt the merger agreement and the transactions contemplated by the merger agreement; and

•	directed that a special meeting of stockholders be called for the purpose of approving the MarketWatch merger and the issuance of Holdco common stock to the Pinnacor stockholders in connection with the Pinnacor merger.

Material Information and Factors Considered When Making Merger Determination

Throughout the process, the MarketWatch board of directors consulted with MarketWatch’s senior management, its legal advisors, including its General Counsel and its outside legal counsel, and its financial advisor, and considered the following material information and factors in reaching its determination to approve the merger with Pinnacor:

•	the reasons set forth below for why MarketWatch’s board of directors believes that the merger is expected to be beneficial to MarketWatch and its stockholders;

•	the merger consideration, including the premium to be paid for each share of Pinnacor common stock, as well as the approximate 74% ownership interest in the combined company to be held by MarketWatch’s stockholders;

•	presentations by senior members of MarketWatch’s management regarding the strategic advantages of combining with Pinnacor, operational aspects of the transaction and the results of management’s operational and legal due diligence review;

•	the MarketWatch board of directors’ knowledge of MarketWatch and the industries in which MarketWatch competes and its belief that the combined company will have increased business opportunities as a result of the merger;

•	the strength of the management team of the combined company;

•	current financial market conditions and historical market prices, volatility and trading information with respect to MarketWatch and Pinnacor common stock, including the consideration that Pinnacor stockholders would have the right to elect to receive for each share of Pinnacor common stock they own $2.42 in cash or 0.2659 of a share of Holdco common stock, which stock exchange ratio, based on the closing price of MarketWatch common stock on July 22, 2003, the last day of trading before public announcement of the proposed merger, was valued at $2.42, and that the merger consideration for each share of Pinnacor common stock represents a premium of approximately nine percent over the trading value of Pinnacor common stock on July 22, 2003;

•	the view of MarketWatch’s management as to the financial condition, results of operations, businesses prospects, operations technology, management and competitive position of MarketWatch and Pinnacor before and after giving effect to the merger with Pinnacor based on management’s due diligence and publicly available reports filed with the Securities and Exchange Commission;

•	the strategic fit of MarketWatch and Pinnacor, including the belief that the merger with Pinnacor has the potential to enhance stockholder value through the numerous growth opportunities and synergies resulting from combining the two companies’ complementary strengths and assets, including additional opportunities for growth in customer base, penetration of new market segments, cross-promotions and operating efficiencies;

•	the opportunities and alternatives available to MarketWatch if the merger with Pinnacor were to not be undertaken, including pursuing an acquisition of, or business combination or joint venture with, entities other than Pinnacor;

•	the opportunities and alternatives available to Pinnacor if the merger with MarketWatch were to not be undertaken, including an acquisition of or combination with Pinnacor by a MarketWatch competitor;

•	the analyses and presentation of UBS on the financial aspects of the proposed merger and their written opinion to the effect that, as of July 22, 2003, and based on and subject to various assumptions, matters considered and limitations described in its opinion, the consideration to be paid to holders of Pinnacor common stock was fair, from a financial point of view, to MarketWatch, a copy of UBS’s written opinion is attached to this joint proxy statement-prospectus as Annex B;

•	the terms and conditions of the merger agreement, including (i) the fact that the exchange ratio and the cash consideration for each share of Pinnacor common stock are fixed which is consistent with (A) MarketWatch’s objective that its stockholders receive approximately 74% of the combined company regardless of changes in the trading price of the MarketWatch common stock after execution of the merger agreement, and (B) the parties’ objective of distributing a specific amount of cash to Pinnacor’s stockholders in the merger; (ii) the limitations on the interim business operations of each of MarketWatch and Pinnacor; (iii) the conditions to consummation of the merger; (iv) the circumstances under which the merger agreement could be terminated and the size and impact of the termination and expense fees associated with a termination; and (v) the advice of MarketWatch’s financial and legal advisors that the provisions of the merger agreement were reasonable in the context of the transaction;

•	the terms and conditions of the voting agreements with certain significant stockholders, executive officers and directors of Pinnacor and their affiliates to vote in favor of the merger with MarketWatch;

•	the corporate governance arrangements established for the combined company, including the board composition and designation of key senior management, as well as the establishment of an integration committee, which are designed to promote the smooth integration of the businesses;

•	the likelihood of the completion of the merger with Pinnacor;

•	the expected tax treatment of the merger with Pinnacor for U.S. federal income tax purposes;

•	the interests of the officers and directors of MarketWatch and Pinnacor in the merger, including the matters described under “Interests of Certain MarketWatch Directors and Executive Officers in the Merger,” beginning on page 87; and

•	the impact of the merger on MarketWatch’s stockholders, customers and employees.

Material Positive Factors Considered

The MarketWatch board of directors believes that the merger with Pinnacor will create a combined company that is a market-leading provider of online business news and financial applications to organizations in numerous industries, including banking, brokerage and media. By combining MarketWatch’s premium-branded news, tools and charting capabilities with Pinnacor’s broad set of financial applications and extensive customization and integration capabilities, the combined company is expected to be able to advance the strategic goals of MarketWatch and Pinnacor and will provide the potential for stronger operating and financial results than either company could achieve on its own.

The MarketWatch board of directors believes the following are key specific reasons that the merger of MarketWatch and Pinnacor will be beneficial to MarketWatch and in the best interests of its stockholders:

•	MarketWatch expects to be able to offer existing customers of each company new product offerings by selling MarketWatch news to existing Pinnacor customers and selling Pinnacor tools to existing MarketWatch customers. This cross-selling activity is expected to contribute to the improvement of MarketWatch’s licensing business;

•	MarketWatch expects its ability to develop and bring new products and services to market and to further develop and improve existing products and services will, over time, be enhanced by the addition of Pinnacor’s engineering, development and technical staff;

•	MarketWatch expects to be able to realize cost savings, estimated at $5.7 million for fiscal 2004, through the elimination of redundant expenses in content provider and other agreements, data center operations and public company expenses, as well as through the elimination of some overlapping staff positions;

•	MarketWatch expects that the combined company will be able to compete more effectively in a rapidly changing and expanding, as well as highly competitive, environment;

•	MarketWatch expects the merger to position the combined company to execute a long-term goal of licensing news and information services to financial services firms and institutional users;

•	MarketWatch expects to gain entry into a new business opportunity in providing content and tools to wireless access providers; and

•	MarketWatch expects to also gain new distribution outlets for its news product through corporate portals and intranets managed in part by Pinnacor.

Material Negative Factors Considered

The MarketWatch board of directors also considered the potential adverse consequences of other factors on the proposed merger with Pinnacor, including:

•	the challenges of combining the businesses, assets and workforces of two companies and the risks of not achieving the expected operating efficiencies or growth;

•	the risk of diverting management’s focus and resources from other strategic opportunities and from operational matters while working to implement the merger;

•	the risk that, notwithstanding the long-term benefits of the merger, the combined company’s financial results and stock price might decline in the short term;

•	the likelihood that the combined company will not begin to realize the benefits of the anticipated synergies and cost savings until 2004;

•	the risk that despite the efforts of the combined company, key management and other personnel may leave the combined company;

•	the risks associated with fluctuations in the stock prices of MarketWatch and Pinnacor common stock prior to the completion of the merger;

•	the risk of a disruption of sales momentum as a result of uncertainties created by the announcement of the merger;

•	the effect of the public announcement of the merger, or the failure to complete the merger, on the direction of MarketWatch’s business, the demand for its products and services, its relationships with strategic partners and suppliers, its future operating results, its stock price and its ability to attract and retain key management and marketing, sales, technical and other personnel;

•	the substantial charges to be incurred in connection with the merger, including costs of integrating the businesses and transaction expenses arising from the merger;

•	based on the number of shares of MarketWatch common stock outstanding on July 22, 2003, the last full trading day prior to the public announcement of the proposed merger, upon the completion of the merger, former Pinnacor stockholders will hold approximately 26%, and former MarketWatch stockholders will hold approximately 74%, of the outstanding Holdco common stock, which represents a dilution to the equity interests of MarketWatch stockholders in connection with the merger of approximately 26%;

•	other applicable risks described in the section entitled “Risk Factors” beginning on page 29; and

•	the risk of payment of termination and expense fees to Pinnacor under the merger agreement if the merger with Pinnacor were not consummated.

This discussion of the information and factors considered by the MarketWatch board of directors is not intended to be exhaustive, but includes the material factors considered. The MarketWatch board did not assign any particular weight or rank to the factors it considered in approving the merger. In considering the factors described above, individual members of the MarketWatch board may have given them different weight. The MarketWatch board considered all these factors as a whole, and overall unanimously concluded that the above risks are outweighed by the potential benefits of the merger and determined that it is advisable, consistent with and in furtherance of MarketWatch’s long-term business strategy, and in the best interests of MarketWatch and its stockholders, for MarketWatch to merge with Pinnacor upon the terms and subject to the conditions of the merger agreement.

In considering the recommendation of the MarketWatch board of directors to approve and adopt the merger agreement, approve the MarketWatch merger and the issuance of Holdco common stock in the Pinnacor merger, MarketWatch stockholders should be aware that certain officers and directors of MarketWatch have interests in the proposed merger that are different from, or in addition to, the interests of MarketWatch’s stockholders generally. The MarketWatch board of directors was aware of these interests and considered them in approving the merger agreement, the MarketWatch merger and the issuance of Holdco common stock in the Pinnacor merger. See the section entitled “Interests of Certain MarketWatch Directors and Executive Officers in the Merger” beginning on page 87.

Recommendation of the Pinnacor Board of Directors; Pinnacor’s Reasons for the Merger with MarketWatch

Highlights of the Pinnacor Board Meeting to Approve the Merger

At a meeting held on July 22, 2003, the Pinnacor board of directors unanimously:

•	determined that the merger is advisable, consistent with and in furtherance of the long-term business strategy of Pinnacor, and fair to, and in the best interests of Pinnacor and its stockholders;

•	approved and adopted the merger agreement, the Pinnacor merger and the transactions contemplated by the merger agreement and the Pinnacor merger;

•	directed that the proposed transaction be submitted for consideration by the Pinnacor stockholders at the Pinnacor special meeting;

•	resolved to recommend that the Pinnacor stockholders vote FOR the proposal to approve and adopt the merger agreement and approve the Pinnacor merger;

•	determined that as a result of the merger the value of the Pinnacor stockholders’ investment is likely to be higher than what the value would be if Pinnacor were not to enter into the merger agreement; and

•	determined that the opportunities created by the merger to increase stockholder value more than offset the risks inherent in the merger.

Material Information and Factors Considered When Making Merger Determination

In reaching its decision, the Pinnacor board of directors consulted with Pinnacor’s senior management, as well as its legal counsel and its financial advisor, and considered the following material factors.

Material Positive and Neutral Factors Considered

(1)    the merger will present, based on the then current market price for MarketWatch common stock, the opportunity for the holders of Pinnacor common stock to receive a premium of approximately nine percent over the trading value of Pinnacor common stock on July 22, 2003, the last day of trading before public announcement of the proposed merger, while at the same time allowing Pinnacor’s stockholders to participate in a combined company positioned to benefit from new growth opportunities;

(2)    the Pinnacor board of directors’ knowledge of Pinnacor and the industries in which the Pinnacor businesses compete and its belief that the combined company will compete in those industries more effectively as a result of the merger;

(3)    historical information concerning MarketWatch and Pinnacor’s respective businesses, prospects, financial performance and condition, operations technology, management and competitive position, including public reports concerning results of operations during the most recent fiscal year and fiscal quarter for each company as filed with the Securities and Exchange Commission;

(4)    the strength of the management team of the combined company;

(5)    other strategic alternatives for Pinnacor, including organic growth as an independent company, the potential to enter into strategic relationships with third parties or acquire or combine with third parties, none of which the Pinnacor board believed would increase the value of a Pinnacor stockholder’s investment more than the proposed business combination with MarketWatch;

(6)    management’s view of the financial condition, results of operations and businesses of MarketWatch and Pinnacor before and after giving effect to the merger;

(7)    current financial market conditions and historical market prices, volatility and trading information with respect to the common stock of MarketWatch and Pinnacor;

(8)    the written opinion, dated July 22, 2003, of Citigroup to the Pinnacor board as to the fairness, from a financial point of view and as of the date of the opinion, of the Pinnacor merger consideration, as more fully described below under the caption “Opinion of Pinnacor’s Financial Advisor.” A copy of Citigroup’s written opinion is attached to this joint proxy statement-prospectus as Annex C;

(9)    the fact that the Pinnacor merger provides for a fixed exchange ratio for those Pinnacor stockholders who elect to receive shares of Holdco common stock as merger consideration and, as a result would be consistent with Pinnacor’s objective that the Pinnacor stockholders would receive approximately 26% of the combined company, regardless of changes in the trading price of the MarketWatch common stock after execution of the merger agreement, even though the value of Holdco common stock to be received by Pinnacor stockholders upon the completion of the Pinnacor merger may be higher or lower than the value of MarketWatch common stock at the time the merger agreement was signed;

(10)    the ability of Pinnacor stockholders to elect to receive shares of Holdco common stock in the Pinnacor merger, thereby giving them the opportunity to continue as equity owners of the combined company after the Pinnacor merger;

(11)    the ability to complete the Pinnacor merger as a transaction in which Pinnacor stockholders will not recognize gain for U.S. federal income tax purposes, except to the extent of any cash received in exchange for their shares of Pinnacor common stock and except in connection with cash received for a fractional share of Holdco common stock;

(12)    the Pinnacor board of directors’ belief, after considering the advice of counsel, that the parties should be able to satisfy all conditions to the completion of the merger, including the receipt of the necessary regulatory approvals, if any, in accordance with the terms of the merger agreement;

(13)    the terms of the merger agreement regarding third-party proposals, including (a) that the Pinnacor board of directors may, under certain circumstances, furnish information to a party making, and enter into discussions or negotiations regarding, a proposal that the Pinnacor board of directors concludes, after consultation with and taking into account advice from Pinnacor’s financial advisor and outside legal counsel, may reasonably be expected to result in a superior proposal, (b) that the Pinnacor board of directors may withdraw or modify its recommendation of the Pinnacor merger after receiving a superior proposal and after determining, taking into account advice from its outside legal counsel, that submitting the superior proposal to the Pinnacor stockholders is necessary in order to comply with its fiduciary duties, (c) the potential payment to MarketWatch of a termination fee after terminating the merger agreement, and (d) the potential negative effect of such provisions, combined with voting agreements executing by stockholders representing approximately 27% of the shares of Pinnacor common stock outstanding, on a third party’s willingness to acquire or otherwise combine with Pinnacor and that such provisions may discourage an alternative transaction that Pinnacor stockholders may consider more favorable or beneficial;

(14)    the fact that Pinnacor stockholders will have an opportunity to vote on the proposed merger;

(15)    the belief that the terms of the merger agreement, including the parties’ representations, warranties and covenants and the conditions to their respective obligations, are reasonable;

(16)    the fact that both CBS and Pearson, holders of approximately 65% of the outstanding shares of MarketWatch common stock, entered into voting and waiver agreements whereby they agreed to vote in favor of the issuance of shares of Holdco common stock offered as consideration in the Pinnacor merger and agreed to waive the exercise of their participation rights with respect to the issuance of shares of Holdco common stock;

(17)    the impact of the Pinnacor merger on the employees of Pinnacor, and the specific protections for Pinnacor employees, including the acceleration of all outstanding options, the maintenance of compensation and benefits through December 31, 2003, and a pro rata bonus payment earned in compliance with its bonus structure based on the number of days an employee was employed by Pinnacor, all of which were negotiated as part of the merger agreement; and

(18)    the interests that certain directors and executive officers of Pinnacor may have with respect to the Pinnacor merger in addition to their interests as stockholders of Pinnacor generally. See the section entitled “Interests of Certain Pinnacor Directors and Executive Officers in the Merger” beginning on page 88.

In reaching its determination, the Pinnacor board of directors considered the factors described above to be generally positive, as advantages or opportunities, with the exception of the factor described in clause (13) above, which figured both positively and negatively, and the factors described in clauses (9), (17) and (18) above, which the Pinnacor board of directors considered to be neutral.

Material Negative Factors Considered

The Pinnacor board of directors also identified and considered the following potentially negative material factors in its deliberations concerning the merger:

(1)    the risk that the potential benefits sought in the merger might not be fully realized, including:

•	the belief of Pinnacor management that the combined company will not begin to realize the benefits of the anticipated synergies until 2004;

•	possible difficulties in integrating two organizations of the size and complexity of MarketWatch and Pinnacor, which could delay or negate some of the expected benefits of the merger;

•	the risk that, notwithstanding the long-term benefits of the merger, the financial results and stock price of the combined company might decline in the short term;

•	possible effects on the long-term stock price and financial results of the combined company if the benefits of the merger are not obtained on a timely basis or at all;

(2)    the challenges of integrating the management teams, strategies, cultures and organizations of the companies;

(3)    the risk that, despite the efforts of the combined company, key management and other personnel may leave the combined company;

(4)    the risks associated with fluctuations in the stock price of MarketWatch and Pinnacor common stock prior to the completion of the merger;

(5)    the risk of a disruption of sales momentum as a result of uncertainties created by the announcement of the merger;

(6)    the possibility that the merger might not be completed, even if approved by each company’s stockholders, including the possible termination and expense fees payable by Pinnacor to MarketWatch;

(7)    the effect of the public announcement of the merger, or the possibility that the merger might not be completed, on demand for Pinnacor’s products and services, relationships with strategic partners, operating results, stock price and ability to attract and retain key management and marketing, sales, technical and other employees;

(8)    the substantial charges to be incurred in connection with the merger, including costs of integrating the businesses and transaction expenses arising from the merger;

(9)    based on the number of shares of MarketWatch common stock outstanding on July 22, 2003, the last full trading day prior to the public announcement of the proposed merger, upon the completion of the merger, former Pinnacor stockholders will hold approximately 26%, and former MarketWatch stockholders will hold approximately 74%, of the outstanding Holdco common stock, which represents a dilution to the equity interests of Pinnacor stockholders in connection with the merger of approximately 74%; and

(10)    other applicable risks described in the section entitled “Risk Factors” beginning on page 29.

The Pinnacor board of directors believes that the above risks are outweighed by the potential benefits of the merger and determined that it is advisable, consistent with and in furtherance of Pinnacor’s long-term business strategy, and fair to, and in the best interests of, Pinnacor and its stockholders, for Pinnacor to enter into a strategic business combination with MarketWatch on the terms and subject to the conditions of the merger agreement.

The Pinnacor board of directors did not find it necessary to, and did not quantify or otherwise assign relative weights to, the foregoing factors or determine that any factor was of particular importance. Rather, the Pinnacor board of directors views its recommendation as being based on the totality of the information presented to and considered by it. The Pinnacor board of directors considered all these factors and determined that these factors, as a whole, supported the conclusions and recommendations described above.

In considering the recommendation of the Pinnacor board of directors to approve and adopt the merger agreement and approve the Pinnacor merger, Pinnacor stockholders should be aware that certain directors and executive officers of Pinnacor have certain interests in the proposed merger that are different from, and in addition to, the interests of Pinnacor stockholders generally. The Pinnacor board of directors was aware of these interests and considered them in approving the merger agreement and the Pinnacor merger. See the section entitled “Interests of Certain Pinnacor Directors and Executive Officers in the Merger” beginning on page 88.

As of December 31, 2002, Pinnacor had net operating loss carryforwards of approximately $74.9 million, which would be available to reduce future taxable income. Such loss carryforwards expire on various dates beginning in the year 2008 if not utilized. In addition, the amount of such carryforwards may currently be subject to limitation under the Internal Revenue Code section 382 ownership change rules and would become subject to further limitations, on account of such ownership change rules, as a result of the merger. While the Pinnacor board of directors was aware of the loss carryforwards, due to the uncertainties involved in the ability to utilize such loss carryforwards, the Pinnacor board of directors did not place significance on such loss carryforwards when evaluating continuation of Pinnacor on a standalone basis or in considering the impact of the merger.

Opinion of MarketWatch’s Financial Advisor

On July 22, 2003, UBS delivered to the MarketWatch board of directors its written opinion to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in the opinion, the consideration to be paid to holders of Pinnacor common stock was fair, from a financial point of view, to MarketWatch.

The full text of UBS’s written opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS. This opinion is attached as Annex B and is incorporated into this joint proxy statement-prospectus by reference. UBS’s opinion is directed only to the fairness, from a financial point of view, of the consideration to MarketWatch and does not address any other aspect of the transaction or any related transaction. The opinion does not address the relative merits of the transaction as compared to other business strategies or transactions that might be available with respect to MarketWatch or the underlying business decision of MarketWatch to effect the transaction. The opinion does not constitute a recommendation to any stockholder of MarketWatch as to how to vote with respect to the transaction. You are encouraged to read this opinion carefully in its entirety. The summary of UBS’s opinion below is qualified in its entirety by reference to the full text of UBS’s opinion.

In arriving at its opinion, UBS:

•	reviewed certain publicly available business and historical financial information relating to MarketWatch and Pinnacor;

•	reviewed certain internal financial information and other data relating to the business and financial prospects of MarketWatch, including estimates and financial forecasts prepared by the management of MarketWatch, that were provided to it by MarketWatch and not publicly available;

•	reviewed certain internal financial information and other data relating to the business and financial prospects of Pinnacor, including estimates and financial forecasts prepared by managements of MarketWatch and Pinnacor and not publicly available;

•	conducted discussions with members of the senior managements of MarketWatch and Pinnacor concerning the respective businesses and financial prospects of MarketWatch, Pinnacor and the combined company;

•	reviewed publicly available financial and stock market data with respect to MarketWatch, Pinnacor and other companies in lines of businesses that UBS believed to be generally comparable to those of MarketWatch and Pinnacor;

•	compared the financial terms of the transaction with the publicly available financial terms of other transactions that UBS believed to be generally relevant;

•	considered pro forma effects of the merger on the combined company’s financial statements and reviewed certain estimates of synergies expected to result from the merger prepared by the MarketWatch management;

•	reviewed drafts of the merger agreement; and

•	conducted other financial studies, analyses and investigations, and considered other information as UBS deemed necessary or appropriate.

In connection with its review, with MarketWatch’s consent, UBS did not assume any responsibility for independent verification for any of the information reviewed by UBS for the purpose of its opinion and, with MarketWatch’s consent, UBS relied on that information being complete and accurate in all material respects. With respect to the financial forecasts, estimates, pro forma effects and calculations of synergies that it reviewed, UBS assumed, at MarketWatch’s direction, that they had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of each company as to the future performance of their respective companies and the combined company. In addition, UBS assumed, with MarketWatch’s approval, that future financial results, including synergies, will be achieved at the times and in the amounts projected by the management of MarketWatch. In particular, UBS assumed that the aggregate cash portion of the consideration will be approximately equal to Pinnacor’s cash balance at closing, less fees and expenses. UBS also assumed, with MarketWatch’s consent, that the MarketWatch merger and the Pinnacor merger will qualify for U.S. federal income tax purposes as exchanges within the meaning of Section 351 of the Internal Revenue Code, and that the MarketWatch merger will also constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and the regulations promulgated thereunder. UBS further assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the transaction would be obtained without any adverse effect on MarketWatch, Pinnacor, the combined company and/or the transaction.

UBS’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and information made available to UBS as of, the date of its opinion. UBS was not asked to, and it did not, offer any opinion as to the terms of the merger agreement or related documents or the form of the merger. In addition, at MarketWatch’s direction, UBS did not make any independent evaluation or appraisal of any of the assets or liabilities, contingent or otherwise, of MarketWatch or Pinnacor and was not furnished with any evaluation or appraisal. UBS expressed no opinion as to the value of the Holdco common stock when issued in the transaction or the prices at which the Holdco common stock will trade in the future. Except as described above, MarketWatch imposed no other instructions or limitations on UBS with respect to the investigations made or the procedures followed by UBS in rendering its opinion.

In connection with rendering its opinion to the MarketWatch board, UBS performed a variety of financial and comparative analyses which are summarized below. The analyses were based on the closing prices of MarketWatch and Pinnacor common stock on July 18, 2003. The following summary is not a complete description of all analyses performed or factors considered by UBS in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the analysis of selected public companies and the analysis of selected precedent transactions summarized below, no company or transaction used as a comparison is either identical or directly comparable to MarketWatch, Pinnacor or to the merger. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

UBS believes that its analyses and the summary below must be considered as a whole, and that selecting portions of its analyses and factors without considering all analyses and factors could create a misleading or incomplete view of the processes underlying UBS’s analyses and opinion. None of the analyses performed by UBS was assigned greater significance or reliance by UBS than any other. UBS arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole. UBS did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis.

The estimates of the future performance of MarketWatch and Pinnacor provided by the MarketWatch management or derived from public sources in or underlying UBS’s analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, UBS considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of MarketWatch and Pinnacor. Estimates of the financial value of companies do not necessarily purport to be appraisals or to reflect the prices at which companies actually may be sold.

The consideration to be paid to holders of Pinnacor common stock was determined through negotiation between MarketWatch and Pinnacor and the decision to enter into the merger agreement was solely that of the MarketWatch board of directors. UBS’s opinion and financial analyses were only one of many factors considered by the MarketWatch board in its evaluation of the merger and should not be viewed as determinative of the views of the MarketWatch board of directors or management with respect to the merger or the merger consideration.

The following is a brief summary of the material financial analyses performed by UBS and reviewed with the MarketWatch board of directors in connection with its opinion relating to the proposed merger. The financial analyses are consistent with the type of financial analyses UBS would generally undertake in transactions of this type. The financial analyses summarized below include information presented in tabular format. In order to fully understand UBS’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of UBS’s financial analyses.

Enterprise Value Analysis.    UBS performed an enterprise value analysis comparing the relative enterprise value contribution of Pinnacor based on the market value of the MarketWatch common stock and Pinnacor common stock for the twelve months preceding July 18, 2003. This analysis indicated an enterprise value contribution of Pinnacor to MarketWatch equal to 27.8% on July 18, 2003. The following table sets forth the high, median and low enterprise value contributions for the time periods indicated:

Period	High	Median	Low
Current	27.8%	27.8%	27.8%
30-Day	28.6	25.7	20.7
60-Day	28.6	23.0	17.8
90-Day	28.6	21.0	6.0
180-Day	28.6	14.2	2.7
1 year	28.6	7.2	(27.4)

Contribution Analysis.    UBS reviewed the contributions of MarketWatch and Pinnacor to the combined company’s revenue, earnings before interest, taxes, depreciation and amortization, or EBITDA, earnings before interest and taxes, or EBIT, and enterprise value for the estimated fiscal years 2003 and 2004 (such estimates provided by the respective company’s management for 2003 and by the MarketWatch management for 2004). The enterprise value contribution analysis set forth below compares relative contribution at market prices versus relative contribution assuming the consideration paid to Pinnacor stockholders. This analysis indicated the following relative contributions (excluding synergies) of MarketWatch and Pinnacor:

	Percentage Contribution to Combined Company
	MarketWatch	Pinnacor
Revenue
2003	58.8%	41.2%
2004	63.0	37.0
EBITDA
2003	55.4	44.6
2004	67.9	32.1
EBIT
2003	18.0	82.0
2004	71.1	28.9
Enterprise Value
Market prices	71.7	28.3
Consideration to Pinnacor stockholders	66.1	33.9

Discounted Cash Flow Analysis.    UBS performed a discounted cash flow analysis based on the stand-alone net present values of cash flows of MarketWatch and Pinnacor and pro forma net present values of cash flows of Pinnacor. UBS derived the implied reference ranges by applying a range of EBITDA terminal values of 6.0x to 12.0x and discount rates ranging from 12.0% to 18.0%. The multiples used for the EBITDA terminal values are consistent with the historical averages for MarketWatch and Pinnacor as well as other comparable companies. The discount rates used in the discounted cash flow analyses are discount rates that in the professional judgment of UBS are appropriate for use in connection with companies like MarketWatch and Pinnacor. The implied per share range referred to below is the price per share indicated by dividing the various values derived by analyses by the applicable number of outstanding shares of common stock. The following tables set forth the per share range of discounted cash flow values for MarketWatch and Pinnacor and for Pinnacor assuming all synergies are realized (based on estimates provided by the respective company’s management for 2003 and by the MarketWatch management for 2004):

Implied Per Share Range for MarketWatch

$7.63 - $13.02

Implied Per Share Range for Pinnacor

$1.56 - $2.15

Implied Per Share Range for Pinnacor with Synergies

$2.99 - $4.95

Analysis of Comparable Companies and Other Information Services Companies.    UBS compared selected financial information for MarketWatch and Pinnacor with corresponding financial information of selected publicly held companies in the information services industry. UBS selected these companies for comparison because they are information service companies with operations in certain respects comparable to MarketWatch and Pinnacor. These companies included the following:

Comparable Companies	Other Information Services Companies
• ProQuest Company	• The Thomson Corporation
• Barra, Inc.	• Moody’s Corporation
• InfoSpace, Inc.	• Reuters Group plc
• OneSource Information Services, Inc.	• Dow Jones & Company, Inc.
• The Dun & Bradstreet Corporation
• Interactive Data Corporation
• FactSet Research Systems Inc.

UBS reviewed the total enterprise values of the selected companies as a multiple of revenue and EBITDA for the latest twelve months and estimated fiscal years 2003 and 2004. Financial data for the selected companies were based on publicly available information available at the time of the announcement of the transaction. UBS compared the multiples derived from the selected companies with corresponding multiples for Pinnacor based on the consideration to be paid to Pinnacor stockholders on a stand alone basis and assuming all synergies are realized. This analysis indicated the following implied high, mean, median and low market value multiples for the selected companies by category and the implied multiples for the consideration to be paid to Pinnacor stockholders:

	Total Enterprise Value as a Multiple of:
	Latest twelve months revenue		Estimated fiscal year 2003 revenue		Estimated fiscal year 2004 revenue
Implied Multiples for Selected Comparable Companies
High	4.2	x	3.9	x	3.7	x
Mean	2.2		2.1		1.9
Median	1.7		1.6		1.5
Low	1.2		1.2		1.1
Implied Multiples for Selected Other Information Services Companies
High	8.0		7.8		7.1
Mean	3.9		3.7		3.4
Median	3.0		2.9		2.7
Low	0.8		1.0		1.0
Implied Multiple for MarketWatch	2.5		2.4		1.9
Implied Multiples for Pinnacor Consideration
Pinnacor	1.7		1.7		1.6
Pinnacor including 100% of synergies	1.7		1.7		1.5

	Total Enterprise Value as a Multiple of:
	Latest twelve months EBITDA		Estimated fiscal year 2003 EBITDA		Estimated fiscal year 2004 EBITDA
Implied Multiples for Selected Comparable Companies
High	20.2	x	12.7	x	11.1	x
Mean	11.6		9.7		8.1
Median	9.7		10.0		8.0
Low	6.5		5.9		5.4
Implied Multiples for Selected Other Information Services Companies
High	16.5		15.7		13.5
Mean	12.2		12.0		10.9
Median	10.8		10.9		10.9
Low	7.5		8.3		7.5
Implied Multiple for MarketWatch	NM	*	13.4		11.3
Implied Multiples for Pinnacor Consideration
Pinnacor	NM		17.5		14.8
Pinnacor including 100% of synergies	NM		13.4		4.9

*	“NM” = Not meaningful.

Analysis of Selected Precedent Transactions.    UBS reviewed the implied enterprise values in the selected merger and acquisition transactions in the financial data and/or technology industries announced in 2002 and 2003 set forth in the table below. UBS selected these transactions for comparison because they relate to acquisitions of companies in certain respects comparable to MarketWatch and Pinnacor.

Acquiror	Target
• Yahoo! Inc.	• Overture Services Inc.
• USA Interactive, Inc.	• Lending Tree, Inc.
• USA Interactive, Inc.	• Hotels.com
• USA Interactive, Inc.	• Expedia, Inc.
• Reuters Group plc	• Multex.com Inc.
• Interactive Data Corporation	• S&P Comstock, Inc.
• The Dun & Bradstreet Corporation	• Hoover’s, Inc.

UBS reviewed the enterprise value in the selected transactions as multiples of latest twelve months and estimated 2003 revenue and EBITDA. UBS then compared the implied multiples derived from the selected transactions with corresponding multiples implied in the merger. Multiples for the selected transactions were based on publicly available information available at the time of the announcement of the transaction. This analysis indicated the following implied enterprise value multiples in the selected transactions, as compared to the multiples implied in the merger:

	Total Enterprise Value as a Multiple of:
	Latest twelve months Revenue		Estimated 2003 Revenue		Latest twelve months EBITDA		Estimated 2003 EBITDA
High	11.2	x	7.8	x	40.3	x	27.4	x
Mean	3.5		2.8		26.1		19.0
Median	2.3		2.1		25.6		19.4
Low	0.7		0.6		12.8		12.3
Pinnacor consideration	1.7		1.7		NM	*	17.5
Pinnacor consideration (including 100% of synergies)	1.7		1.7		NM		13.4

*	“NM” = Not meaningful.

Historical Premiums Paid Analysis.    UBS reviewed selected purchase price per share premiums paid or to be paid in mergers and acquisitions in excess of $25 million in the technology industry, announced from January 1, 2002 through July 22, 2003. This analysis indicated high, mean, median and low premiums to the targets’ closing stock prices prior to the announcement of the applicable transaction as set forth in the following table. This analysis also indicated implied premiums for Pinnacor for the periods indicated and current premiums as indicted in the table below.

	Historical Premiums Paid
	1 Week	1 Month	3 Month
High	239.6%	267.5%	560.0%
Mean	42.9	48.8	69.4
Median	30.4	36.5	63.2
Low	(15.3)	(22.7)	(38.7)
Implied Pinnacor consideration premium	10.6	31.4	90.2
Pinnacor consideration premium to current enterprise value	30.0%
Pinnacor consideration premium to current price	10.6

EPS Accretion/Dilution Analysis.    UBS analyzed the potential pro forma financial effect of the merger on MarketWatch based on the combined company’s estimated earnings per share for the fourth quarter of 2003 and fiscal year 2004, assuming net cost synergies in the fourth quarter of 2003 and net cost and revenue synergies in 2004. This analysis indicated that the merger would be accretive to MarketWatch’s estimated earnings per share in the fourth quarter of 2003 and for the fiscal year 2004, excluding one-time restructuring charges, the expensing of in process research and development and the amortization of intangibles. The actual results achieved by the combined company may vary from projected results and the variations may be material.

Other Factors.    In rendering its opinion, UBS also reviewed and considered other factors, including:

•	the historical price performance and trading volumes for the MarketWatch common stock and Pinnacor common stock; and

•	other financial, synergy and cash balance analyses provided by the MarketWatch management.

Miscellaneous.    Under the terms of its engagement, subject to the closing of the merger, MarketWatch has agreed to pay UBS a fee of $750,000 for services delivered in connection with the merger. In addition, MarketWatch has agreed to reimburse UBS for its reasonable expenses, including fees and disbursements of counsel, and to indemnify UBS and related parties against liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement. Over the past two years, MarketWatch has not paid to UBS any other fees for banking and related services.

MarketWatch selected UBS as its financial advisor in connection with the merger because UBS is an internationally recognized investment banking firm with substantial experience in similar transactions and is familiar with MarketWatch and its business. UBS is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

In the ordinary course of business, UBS, its successors and its affiliates may actively trade in the securities of MarketWatch and Pinnacor for their own accounts and the accounts of their customers and, accordingly, may at any time hold a long or short position in those securities.

Opinion of Pinnacor’s Financial Advisor

Pinnacor has retained Citigroup as its exclusive financial advisor in connection with the transaction. In connection with this engagement, Pinnacor requested that Citigroup evaluate the fairness, from a financial point of view, of the consideration provided for in the Pinnacor merger. Citigroup delivered to the Pinnacor board of directors a written opinion, dated July 22, 2003, to the effect that, as of that date and based on and subject to the matters described in its opinion, the Pinnacor merger consideration was fair, from a financial point of view, to holders of Pinnacor common stock.

In arriving at its opinion, Citigroup:

•	reviewed execution forms of the merger agreement and related documents;

•	held discussions with senior officers, directors and other representatives and advisors of Pinnacor and senior officers and other representatives and advisors of MarketWatch concerning the businesses, operations and prospects of Pinnacor and MarketWatch;

•	examined publicly available business and financial information relating to Pinnacor and MarketWatch;

•	examined financial forecasts, including adjustments to such forecasts, and other information and data for Pinnacor and MarketWatch provided to or otherwise discussed with Citigroup by the managements of Pinnacor and MarketWatch, including information relating to the potential strategic implications and operational benefits anticipated by the managements of Pinnacor and MarketWatch to result from the transaction;

•	reviewed the financial terms of the transaction as described in the merger agreement in relation to, among other things, current and historical market prices and trading volumes of Pinnacor common stock and MarketWatch common stock, historical and projected operating data of Pinnacor and MarketWatch, and the capitalization and financial condition of Pinnacor and MarketWatch;

•	considered, to the extent publicly available, the financial terms of other transactions effected that Citigroup considered relevant in evaluating the transaction;

•	analyzed financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citigroup considered relevant in evaluating those of Pinnacor and MarketWatch;

•	evaluated potential pro forma financial effects of the transaction on MarketWatch; and

•	conducted other analyses and examinations and considered other financial, economic and market criteria as Citigroup deemed appropriate in arriving at its opinion.

In rendering its opinion, Citigroup assumed and relied, without independent verification, on the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and upon the assurances of the managements of Pinnacor and MarketWatch that no relevant information was omitted or remained undisclosed to Citigroup. With respect to financial forecasts and information and data relating to Pinnacor and MarketWatch provided to or otherwise reviewed by Citigroup, Citigroup was advised by the managements of Pinnacor and MarketWatch that the forecasts (including adjustments to such forecasts) and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Pinnacor and MarketWatch as to the future financial performance of Pinnacor and MarketWatch, the potential strategic implications and operational benefits (including their amount, timing and achievability) anticipated to result from the transaction and the other matters covered by such forecasts and other information and data. Citigroup also assumed, with Pinnacor’s consent, that the transaction would be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory and third-party approvals, consents and releases for the transaction, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Pinnacor or MarketWatch or the contemplated benefits of the transaction. Representatives of Pinnacor advised Citigroup, and Citigroup further assumed, that the final terms of the merger agreement and related documents would not vary materially from those reflected in the execution forms reviewed by Citigroup. Citigroup also assumed, with Pinnacor’s consent, that the transaction would be treated as a tax-free transaction for Pinnacor, MarketWatch and Holdco for U.S. federal income tax purposes. Citigroup did not express any opinion as to what the value of Holdco common stock actually would be when issued or the price at which Holdco common stock would trade or otherwise be transferable at any time.

Citigroup did not make, and was not provided with, an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of Pinnacor or MarketWatch, and did not make any physical inspection of properties or assets of Pinnacor or MarketWatch. Citigroup was not requested to, and it did not, solicit third-party indications of interest in the possible acquisition of all or a part of Pinnacor. Citigroup also was not requested to consider, and its opinion did not address, the relative merits of the transaction as compared to any alternative business strategies that might exist for Pinnacor or the effect of any other transaction in which Pinnacor might engage. Citigroup’s opinion was necessarily based on information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Citigroup as of the date of its opinion. Although Citigroup evaluated the Pinnacor merger consideration from a financial point of view, Citigroup was not asked to and it did not recommend the specific consideration payable in the transaction, which was determined through negotiation between Pinnacor and MarketWatch. Except as described above, Pinnacor imposed no other instructions or limitations on Citigroup with respect to the investigations made or procedures followed by Citigroup in rendering its opinion.

The full text of Citigroup’s written opinion dated July 22, 2003, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this joint proxy statement-prospectus as Annex C and is incorporated into this joint proxy statement-prospectus by reference. Citigroup’s opinion was provided to the Pinnacor board of directors in connection with its evaluation of the Pinnacor merger consideration and relates only to the fairness of the Pinnacor merger consideration from a financial point of view, does not address any other aspect of the transaction or any related transaction and does not constitute a recommendation to any stockholder as to the form of the Pinnacor merger consideration to be elected or how such stockholder should vote or act on any matters relating to the proposed transaction.

In preparing its opinion, Citigroup performed a variety of financial and comparative analyses, including those described below. The summary of these analyses is not a complete description of the analyses underlying Citigroup’s opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Accordingly, Citigroup believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Citigroup considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of Pinnacor and MarketWatch. No company, transaction or business used in those analyses as a comparison is identical to Pinnacor, MarketWatch or the transaction, and an evaluation of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

The estimates contained in Citigroup’s analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates contained in, and the results derived from, Citigroup’s analyses are inherently subject to substantial uncertainty.

Citigroup’s opinion and analyses were only one of many factors considered by the Pinnacor board of directors in its evaluation of the transaction and should not be viewed as determinative of the views of the Pinnacor board or management with respect to the transaction or the consideration payable to holders of Pinnacor common stock in the transaction.

The following is a summary of the material financial analyses, each of which is a standard valuation methodology customarily undertaken in transactions of this type, performed by Citigroup in connection with the rendering of its opinion to the Pinnacor board of directors. The financial analyses summarized below include information presented in tabular format. In order to fully understand Citigroup’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Citigroup’s financial analyses. For purposes of the summary of Citigroup’s financial analyses, the term “implied per share value of the Pinnacor merger consideration” refers to the cash election consideration in the Pinnacor merger of $2.42 per share and the implied per share value of the stock election consideration in the Pinnacor merger based on the exchange ratio provided for in the Pinnacor merger of 0.2659 and the per share closing price of MarketWatch common stock on July 22, 2003 of $9.10.

Pinnacor Analyses

Selected Companies Analysis

Using publicly available information, Citigroup reviewed the market values and trading multiples of Pinnacor and the following 11 selected publicly held companies in the financial data provider and subscription-focused financial data provider industries:

Financial Data Providers	Subscription-Focused Financial Data Providers
• The Thomson Corporation	• FactSet Research Systems Inc.
• Reuters Group plc	• Advent Software, Inc.
• The Dun & Bradstreet Corporation	• TheStreet.com, Inc.
• Interactive Data Corporation	• OneSource Information Services, Inc.
• Barra, Inc.	• EDGAR Online, Inc.
• Value Line, Inc.

All multiples were based on closing stock prices on July 22, 2003, the last trading day before public announcement of the proposed transaction. Estimated financial data for the selected companies were based on publicly available research analysts’ estimates. Estimated financial data for Pinnacor were based on internal estimates of Pinnacor’s management. Citigroup compared firm values, calculated as equity value plus debt less cash and cash equivalents, as multiples of calendar year 2003 estimated revenue and earnings before interest, taxes, depreciation and amortization, referred to as EBITDA. Citigroup then applied a range of selected multiples of calendar year 2003 estimated revenue and EBITDA derived generally from Pinnacor’s trading multiples and the trading multiples of the selected companies, taking into account, among other things, the market capitalization and historical and projected EBITDA performance of the selected companies relative to those of Pinnacor, to corresponding financial data of Pinnacor. This analysis indicated the following approximate implied per share equity reference range for Pinnacor, as compared to the implied per share value of the Pinnacor merger consideration:

Implied Per Share Equity Reference Range for Pinnacor	Implied Per Share Value of Pinnacor Merger Consideration
$1.90 - $2.25	$2.42

Precedent Transactions Analysis

Using publicly available information, Citigroup reviewed the transaction value multiples paid in the following eight selected transactions in the financial data provider and other technology-related industries:

Acquiror	Target
• Reuters Group plc	• Multex.com Inc.
• SunGard Data Systems Inc.	• HTE Inc.
• SunGard Data Systems Inc.	• Caminus Corp.
• Interactive Data Corporation	• S&P ComStock Inc.
• The Dun & Bradstreet Corporation	• Hoover’s, Inc.
• Fidelity National Information Solutions, Inc.	• Factual Data Corp.
• Moody’s Corp.	• KMV LLC
• TIBCO Software Inc.	• Talarian Corp.

All multiples for the selected transactions were based on publicly available financial information at the time of announcement of the relevant transaction. Estimated financial data for Pinnacor were based on internal estimates of Pinnacor’s management. Citigroup compared firm values in the selected transactions as multiples of calendar year 2003 estimated revenue and EBITDA. Citigroup then applied a range of selected multiples of calendar year 2003 estimated revenue and EBITDA derived from the selected transactions to corresponding data of Pinnacor for calendar year 2003 and for the 12 months ending March 31, 2004, with particular focus on the EBITDA performance of Pinnacor and the target companies involved in the selected transactions and on the EBITDA multiples derived from the Multex.com Inc./Reuters Group plc and Hoovers, Inc./The Dun & Bradstreet Corporation transactions given that the target companies’ calendar year 2003 EBITDA generally was not publicly available for the other selected transactions. This analysis indicated the following approximate implied per share equity reference range for Pinnacor, as compared to the implied per share value of the Pinnacor merger consideration:

Implied Per Share Equity Reference Range for Pinnacor	Implied Per Share Value of Pinnacor Merger Consideration
$2.15 - $2.45	$2.42

Discounted Cash Flow Analysis

Citigroup performed a discounted cash flow analysis to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Pinnacor could generate over calendar years 2003 through 2008 under two cases, a “management case,” which was based on internal estimates of Pinnacor’s management for calendar years 2003 and 2004 and extrapolated for calendar years 2005 through 2008 based on guidance from Pinnacor’s management, and an “adjusted case,” which was based on the management case adjusted downward to reflect a 50% sensitivity to Pinnacor’s calendar year 2004 revenue growth as estimated by Pinnacor’s management and lower long-term EBITDA margins. Given Pinnacor’s lack of pre-tax operating income historically against which net operating loss carryforwards, referred to as NOLs, could be utilized and the absence of a business plan prepared by Pinnacor’s management reflecting Pinnacor’s ability to utilize NOLs in the future, the possible impact, if any, of Pinnacor’s NOLs was excluded in each case for purposes of the analysis. Citigroup derived an implied equity reference range for Pinnacor by applying a range of EBITDA terminal value multiples of 8.0x to 10.0x to Pinnacor’s calendar year 2008 estimated EBITDA under each case. In selecting this EBITDA terminal value multiples range, Citigroup considered the trading multiples of the financial data provider companies referred to above under “Pinnacor Analyses—Selected Companies Analysis.” The present value of the cash flows and terminal values were calculated using discount rates ranging from 10.0% to 18.0%, based generally on the weighted average cost of capital for Pinnacor and the selected companies referred to above under “Pinnacor Analyses—Selected Companies Analysis” and below under “MarketWatch Analyses—Selected Companies Analysis” (other than The Thomson Corporation, The Dun & Bradstreet Corporation, Interactive Data Corporation and FactSet Research Systems Inc. given their larger market capitalization relative to Pinnacor and the other selected companies). This analysis indicated the following approximate implied per share equity reference ranges for Pinnacor under each case, as compared to the implied per share value of the Pinnacor merger consideration:

Implied Per Share Equity Reference Range for Pinnacor		Implied Per Share Value of Pinnacor Merger Consideration
Management Case	Adjusted Case
$2.11 - $2.77	$1.94 - $2.50	$2.42

MarketWatch Analyses

Selected Companies Analysis

Using publicly available information, Citigroup reviewed the market values and trading multiples of MarketWatch and the following nine selected publicly held companies in the online media industry:

•	Yahoo! Inc.
•	Monster Worldwide, Inc.
•	aQuantive, Inc.
•	Ask Jeeves, Inc.
•	CNET Networks, Inc.
•	FindWhat.com
•	LookSmart, Ltd.
•	Bankrate, Inc.
•	TheStreet.com, Inc.

All multiples were based on closing stock prices on July 22, 2003. Estimated financial data for the selected companies were based on publicly available research analysts’ estimates. Estimated financial data for MarketWatch were based on internal estimates of MarketWatch’s management. Citigroup compared firm values as multiples of calendar year 2003 estimated revenue and calendar years 2003 and 2004 estimated EBITDA. Citigroup then applied a range of selected multiples of calendar year 2003 estimated revenue and calendar years 2003 and 2004 estimated EBITDA derived generally from MarketWatch’s trading multiples and the trading multiples of the selected companies, excluding outliers and taking into account, among other things, the business model of the selected companies relative to that of MarketWatch, to corresponding financial data of MarketWatch. This analysis indicated the following approximate implied per share equity reference range for MarketWatch, as compared to the closing price of MarketWatch common stock on July 22, 2003:

Implied Per Share Equity Reference Range for MarketWatch	Closing Price of MarketWatch Common Stock on July 22, 2003
$7.00 - $10.50	$9.10

Discounted Cash Flow Analysis

Citigroup performed a discounted cash flow analysis to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that MarketWatch could generate over calendar years 2003 through 2008. Estimated financial data for MarketWatch were based on internal estimates of MarketWatch’s management as adjusted by Pinnacor’s management. In order to conform to the approach undertaken in Citigroup’s discounted cash flow analysis on Pinnacor, the possible impact, if any, of MarketWatch’s NOLs was excluded for purposes of this analysis. Citigroup derived an implied equity reference range for MarketWatch by applying a range of EBITDA terminal value multiples of 8.0x to 10.0x to MarketWatch’s calendar year 2008 estimated EBITDA. Given the history of negative EBITDA performance until 2003 among most of the selected companies referred to above under “MarketWatch Analyses—Selected Companies Analysis,” in selecting this EBITDA terminal value multiples range, Citigroup considered the trading multiples of the financial data provider companies referred to above under “Pinnacor Analyses—Selected Companies Analysis.” The present value of the cash flows and terminal values were calculated using discount rates ranging from 10.0% to 18.0%, based generally on the weighted average cost of capital for Pinnacor and the selected companies referred to above under “Pinnacor Analyses—Selected Companies Analysis” and “MarketWatch Analyses—Selected Companies Analysis” (other than The Thomson Corporation,

The Dun & Bradstreet Corporation, Interactive Data Corporation and FactSet Research Systems Inc. given their larger market capitalization relative to MarketWatch, Pinnacor and the other selected companies). This analysis indicated the following approximate implied per share equity reference range for MarketWatch, as compared to the closing price of MarketWatch common stock on July 22, 2003:

Implied Per Share Equity Reference Range for MarketWatch	Closing Price of MarketWatch Common Stock on July 22, 2003
$7.05 - $10.06	$9.10

Illustrative Pro Forma Analysis

Citigroup reviewed hypothetical trading prices of Holdco common stock derived by applying the calendar year 2004 estimated EBITDA trading multiple for MarketWatch based on the closing price of MarketWatch common stock on July 22, 2003 to the combined calendar year 2004 estimated EBITDA for Pinnacor and MarketWatch, under three synergy scenarios, referred to as Case 1, Case 2 and Case 3. Case 1 assumed that 100% of the potential synergies anticipated by the managements of Pinnacor and MarketWatch to result from the transaction were realized. Cases 2 and 3 assumed 50% and 0% realization of anticipated potential synergies, respectively, in order to review hypothetical trading prices of Holdco common stock in the event that anticipated potential synergies were not fully realized. Citigroup then compared these hypothetical trading prices to the closing price of MarketWatch common stock on July 22, 2003. Citigroup also reviewed the calendar year 2004 estimated EBITDA trading multiples for Holdco under each synergy scenario that would result in Holdco common stock having a trading price equal to the closing price of MarketWatch common stock on July 22, 2003, referred to as the breakeven trading multiples. Estimated financial data for Pinnacor were based on internal estimates of Pinnacor’s management, and estimated financial data for MarketWatch were based on internal estimates of MarketWatch’s management. Estimates of potential synergies were developed by the managements of Pinnacor and MarketWatch for use in evaluating the transaction. This analysis indicated that, based on the calendar year 2004 estimated EBITDA trading multiple for MarketWatch derived from the closing price of MarketWatch common stock on July 22, 2003, the proposed transaction could be accretive to the hypothetical trading prices derived for Holdco common stock under each synergy scenario considered. This analysis also indicated the following calendar year 2004 estimated EBITDA breakeven trading multiples for Holdco under each synergy scenario:

Calendar Year 2004 Estimated EBITDA Breakeven Trading Multiple for Holdco
With 0% Synergies	With 50% Synergies	With 100% Synergies
14.6x	11.7x	9.4x

The actual results achieved by Holdco may vary from projected results and the variations may be material. Citigroup did not express any opinion as to what the value of Holdco common stock actually would be when issued or the price at which Holdco common stock would trade or otherwise be transferable at any time.

Other Factors

In rendering its opinion, Citigroup also reviewed and considered other factors for informational purposes, including:

•	the relationship between movements in Pinnacor common stock and MarketWatch common stock, movements in the common stock of selected companies in related industries and movements in the Nasdaq Composite Index;

•	the trading volume of Pinnacor common stock at various price ranges during the one-year period ended July 22, 2003;

•	the multiples of Pinnacor’s and MarketWatch’s calendar year 2002 revenue and EBITDA and calendar years 2003 and 2004 estimated revenue and EBITDA implied by the closing prices of Pinnacor common stock and MarketWatch common stock on July 22, 2003;

•	the premiums implied for Pinnacor in the Pinnacor merger relative to the closing price of Pinnacor common stock and the corresponding firm value for Pinnacor on July 22, 2003 and the average closing prices of Pinnacor common stock and the corresponding firm values for Pinnacor over various trading periods ended July 22, 2003, based on the closing price of MarketWatch common stock and the average closing prices of MarketWatch common stock over the same trading periods;

•	the multiples of Pinnacor’s calendar year 2002 revenue and EBITDA and estimated revenue and EBITDA for calendar years 2003 and 2004 and for the four fiscal quarters ending March 31, 2004 implied by the Pinnacor merger consideration; and

•	illustrative implied per share values for the Pinnacor merger consideration based on a range of hypothetical calendar year 2004 estimated EBITDA trading multiples for Holdco common stock, assuming that 100% of the potential synergies anticipated by the managements of Pinnacor and MarketWatch to result from the transaction were realized and that all holders of Pinnacor common stock elected to receive stock election consideration in the Pinnacor merger and received a prorated portion of the cash election consideration.

Miscellaneous

Under the terms of its engagement, Pinnacor has agreed to pay Citigroup for its financial advisory services upon completion of the transaction an aggregate fee based on the total consideration payable in the transaction. The aggregate fee payable to Citigroup is currently estimated to be approximately $1.1 million. Pinnacor also has agreed to reimburse Citigroup for reasonable travel and other expenses incurred by Citigroup in performing its services, including reasonable fees and expenses of its legal counsel, and to indemnify Citigroup and related persons against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

In the ordinary course of business, Citigroup and its affiliates may actively trade or hold the securities of Pinnacor and MarketWatch for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in those securities. Citigroup and its affiliates in the past have provided services to affiliates of Pinnacor unrelated to the transaction, for which services Citigroup and its affiliates have received compensation totaling approximately $9.0 million during the past two years. Citigroup and its affiliates also in the past have provided, and in the future may provide, services to MarketWatch and its affiliates, and currently are providing services to affiliates of MarketWatch, unrelated to the transaction, for which services Citigroup and its affiliates have received and expect to receive compensation. In addition, Citigroup and its affiliates, including Citigroup Inc. and its affiliates, may maintain relationships with Pinnacor, MarketWatch and their respective affiliates.

Pinnacor selected Citigroup as its exclusive financial advisor based on Citigroup’s reputation, experience and familiarity with Pinnacor and its business. Citigroup is an internationally recognized investment banking firm that regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Interests of Certain MarketWatch Directors and Executive Officers in the Merger

In considering the recommendation of the board of directors of MarketWatch to vote for the proposal to adopt the merger agreement, MarketWatch stockholders should be aware that the executive officers and members of the board of directors of MarketWatch have agreements or arrangements that provide them with interests in the merger that differ from, or are in addition to, those of MarketWatch stockholders generally. The MarketWatch board of directors was aware of these agreements and arrangements during its deliberations of the merits of the merger with Pinnacor and in determining to recommend to the stockholders of MarketWatch that they vote for the approval of the merger agreement. These agreements and arrangements are summarized below.

Governance Structure and Management Positions after the Merger.    We have agreed that, after the completion of the merger, Holdco will have eleven directors comprised of (i) the current nine directors of

MarketWatch, consisting of two directors nominated by CBS (Andrew Heyward and Peter Glusker), two directors nominated by Pearson (Phil Hoffman and Zachary Leonard), Christie Hefner, Bob Lessin, Jeffrey Rapport, Douglas W. McCormick and Lawrence S. Kramer, who is currently the Chairman and Chief Executive Officer of MarketWatch as well as the Chairman of the board of directors of Holdco, and (ii) two directors to be nominated by Pinnacor. Moreover, each committee of the board of directors of the combined company will, at the closing, be comprised of the same directors currently designated by MarketWatch on its comparable committees of its board of directors. In accordance with the existing practice of MarketWatch, it is expected that the directors of the combined company who are also full-time employees of the combined company, or its operating subsidiaries, MarketWatch and Pinnacor after the merger, and the directors of the combined company who are deemed to be affiliates will receive no additional compensation for their services as directors. Although the compensation to be paid to each non-employee and independent director of the combined company has not been determined by the board of the combined company, we currently anticipate that their compensation will be substantially comparable to MarketWatch’s current compensation structure for its non-employee and independent directors. For a description of the current compensation arrangement with the directors of MarketWatch, see page 130.

Furthermore, the current MarketWatch executive officers will become the executive officers of the combined company. Although the compensation structure for the executive officers of the combined company has not been determined by the board of the combined company, we currently anticipate that their compensation will be substantially comparable to MarketWatch’s current compensation structure for its executive officers. For a description of the compensation structure and employment agreements of the current executive officers of MarketWatch, see pages 133 and 135.

MarketWatch Stock Options.    Pursuant to the terms of the merger agreement, each MarketWatch stock option granted to MarketWatch executive officers and non-employee directors outstanding immediately prior to the completion of the merger will be converted, upon the completion of the merger, into an option to purchase the same number of shares of Holdco common stock at an exercise price per share equal to the exercise price per share of MarketWatch common stock subject to the option before the conversion. Each outstanding stock option will continue to be governed by the terms of MarketWatch’s 1998 stock incentive plan and the respective stock option agreement after the completion of the merger. The completion of the merger will not affect the exercisability or vesting schedule of the stock options previously granted to MarketWatch executive officers and non-employee directors. Subject to the receipt of the requisite vote of the MarketWatch and Pinnacor stockholders approving Holdco’s 2004 stock incentive plan, all new stock options to purchase Holdco common stock to be granted to executive officers and non-employee directors of Holdco are expected to be governed by Holdco’s 2004 stock incentive plan described on page 195.

As of November 19, 2003, the directors and executive officers of MarketWatch beneficially owned 1,299,151 shares of MarketWatch common stock, including stock options to purchase 1,193,248 shares of MarketWatch common stock, exercisable within 60 days of November 19, 2003, collectively representing approximately 7.0% of the outstanding shares of MarketWatch common stock.

Section 16.    MarketWatch has agreed to approve in advance the disposition of MarketWatch common stock and the acquisition of Holdco common stock by any officer or director of MarketWatch who is subject to Section 16 of the Exchange Act with the intent of exempting these transactions from Section 16(b) of the Exchange Act.

Interests of Certain Pinnacor Directors and Executive Officers in the Merger

In considering the recommendation of the board of directors of Pinnacor to vote for the proposal to adopt the merger agreement, stockholders of Pinnacor should be aware that the executive officers and members of the board of directors of Pinnacor have agreements or arrangements that provide them with interests in the Pinnacor merger that differ from, or are in addition to, those of Pinnacor stockholders generally. The Pinnacor board of directors was aware of these agreements or arrangements during its deliberations of the merits of the merger with

MarketWatch and in determining to recommend to the Pinnacor stockholders that they vote for the approval of the merger agreement. These agreements or arrangements are summarized below.

Bonus and other Severance Arrangements.    In 2003, in recognition of services provided in connection with the merger agreement, the Pinnacor board of directors approved a bonus of $300,000 payable to each of Kirk Loevner and David Obstler upon the occurrence of the following events:

•	to Mr. Loevner, a one-time payment of $300,000 in the event of a termination or “constructive termination” of Mr. Loevner’s employment within 12 months after the closing of the Pinnacor merger; and

•	to Mr. Obstler, a payment of $150,000 upon the closing of the Pinnacor merger and a payment of $150,000 upon the termination or “constructive termination” of Mr. Obstler’s employment within 12 months after the closing of the Pinnacor merger.

In addition, Pinnacor currently maintains employment agreements with Mr. Loevner, Mr. Obstler and William Staib pursuant to which each of them is entitled to receive a severance payment in the event that his employment is terminated by Pinnacor (or the combined company after the merger) without “cause” or by the executive officer for “good reason.” While the consummation of the merger will not by itself constitute a “good reason,” the severance payments will be triggered if the executive officer is terminated as a result of the merger if such executive officer is terminated without “cause.” In the event of such a termination of employment and assuming that the termination of each of their employment is effective as of December 1, 2003, Messrs. Loevner, Obstler and Staib would be entitled to receive severance payments in the amounts of $490,000, $402,344 and $107,500, respectively. In the event that such severance payments are subject to excise tax imposed on “parachute payments” under Section 4999 of the Internal Revenue Code, the executive officers are entitled to receive a gross-up payment for any amounts payable by them, including any excise tax payable in respect of such gross-up payment. See the section entitled “Certain Relationships and Related Transactions with Respect to Pinnacor” beginning on page 140.

Section 16.    Pinnacor and MarketWatch have agreed to approve in advance the disposition of Pinnacor common stock and the acquisition of Holdco common stock by any officer or director of Pinnacor who is subject to Section 16 of the Exchange Act with the intent of exempting these transactions from Section 16(b) of the Exchange Act.

Equity-Based Incentive Plans.    As of November 19, 2003, Pinnacor’s directors and executive officers held options to acquire an aggregate of 5,740,261 shares of Pinnacor common stock, of which options to acquire an aggregate of 2,638,071 shares of Pinnacor common stock are unvested, with an average weighted exercise price of $1.77 per share. As is the case with all outstanding options to acquire Pinnacor common stock, the unvested options will become fully vested and all the options held by Pinnacor’s directors and executive officers will be converted upon the completion of the Pinnacor merger into options to acquire an aggregate of approximately 1,526,335 shares of Holdco common stock with a weighted average exercise price of approximately $6.66 per share. In addition, upon the completion of the Pinnacor merger, restrictions with respect to 100,000 shares of restricted Pinnacor common stock currently held by Mr. Loevner and 50,000 shares of restricted Pinnacor common stock currently held by Mr. Obstler will lapse and such shares will become fully vested.

Appointment of Directors.    In accordance with the terms of the merger agreement, two members of the board of directors of the combined company will be nominated by Pinnacor. Although the compensation structure for directors of the combined company has not been determined, the directors of the combined company will receive compensation substantially comparable to that which is currently received by MarketWatch directors. See the sections captioned “Compensation for Members of the Board of Directors of the Combined Company” and “Compensation of MarketWatch Directors” beginning on page 130 for a description of the expected arrangements for these two nominees to the combined company’s board of directors.

Indemnification and Directors and Officers Insurance.    Holdco agreed to honor the obligations of Pinnacor pursuant to indemnification agreements between Pinnacor and its officers, directors and employees entered into before the completion of the Pinnacor merger. Holdco also agreed for five years after the completion of the Pinnacor merger to indemnify Pinnacor’s officers, directors and employees before the closing to the extent of the indemnification provisions included in Pinnacor’s current certificate of incorporation and bylaws. In addition, for five years after the completion of the Pinnacor merger, Holdco has agreed to maintain the same directors and officers’ liability insurance maintained on the date of the merger agreement by Pinnacor covering those directors and officers of Pinnacor who had been covered by such insurance at the time the merger agreement was executed, or, in the alternative, Holdco has agreed to maintain run-off or tail policies or endorsement policies providing coverage on substantially the same terms and conditions, for claims arising out of acts or conduct occurring on or prior to the completion of the Pinnacor merger and asserted within five years after the completion of the Pinnacor merger. However, Holdco is not required to pay, on an annual basis, more than 150% of the current annual premium paid by Pinnacor for that insurance, and if such insurance would exceed more than 150% of the current premium paid by Pinnacor, Holdco is required to purchase the maximum coverage possible for such amount.

Material United States Federal Income Tax Consequences of the Merger

The following discussion, to the extent relating to MarketWatch and its stockholders, is the opinion of Morrison & Foerster LLP, counsel to MarketWatch, and, to the extent relating to Pinnacor and its stockholders, is the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Pinnacor, concerning the material U.S. federal income tax consequences of the merger generally applicable to MarketWatch and Pinnacor stockholders. The following discussion is based upon the Internal Revenue Code of 1986, as amended, or the Code, the regulations promulgated under the Code, and existing administrative interpretations and court decisions, all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of the following discussion. This discussion does not address all aspects of U.S. federal income taxation that may be important to you in light of your particular circumstances or if you are subject to special rules, such as rules relating to:

•	stockholders who are neither citizens nor residents of the United States or that are partnerships, foreign corporations or foreign estates or trusts;

•	financial institutions;

•	tax-exempt organizations;

•	insurance companies;

•	dealers in securities;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	investors in pass-through entities;

•	stockholders who acquired their stock pursuant to the exercise of options or similar derivative securities, through a tax-qualified retirement plan or otherwise as compensation; and

•	stockholders who hold their stock as part of a hedge, straddle or other risk reduction, constructive sale or conversion transaction.

The discussion below does not address the tax consequences of the merger under foreign, state or local tax laws, the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the merger, whether or not any such transactions are undertaken in connection with the merger, including without limitation any transaction in which MarketWatch or Pinnacor common stock is acquired or shares of Holdco common stock are disposed of, or the tax consequences to holders of options, warrants or similar rights to acquire MarketWatch or Pinnacor common stock. This discussion assumes you hold your shares of MarketWatch or Pinnacor common stock, as the case may be, as capital assets within the meaning of Section 1221 of the Code (generally, as an investment).

It is intended that the MarketWatch merger and the Pinnacor merger (and any subsequent mergers of Holdco, MarketWatch and Pinnacor) will be treated as transfers in which no gain or loss will be recognized by Holdco, MarketWatch, Pinnacor or the MarketWatch stockholders, and in which Pinnacor stockholders will recognize gain only to the extent of cash received. It is a condition to the completion of the merger that Pinnacor have received an opinion from Skadden, Arps, Slate, Meagher and Flom LLP, counsel to Pinnacor, to the effect that, in the absence of any subsequent mergers of Holdco, MarketWatch and Pinnacor, the MarketWatch merger and the Pinnacor merger, taken together, will be treated as a transfer governed by Section 351 of the Code, or that any immediate merger of Pinnacor and Holdco following the closing date in accordance with the terms of the Agreement, taken together with the Pinnacor merger, will constitute a “reorganization” within the meaning of Section 368(a) of the Code. It is also a condition to completion of the merger that MarketWatch have received an opinion from Morrison & Foerster LLP, counsel to MarketWatch, to the effect that, in the absence of subsequent mergers of Holdco, MarketWatch and Pinnacor, the MarketWatch merger and the Pinnacor merger, taken together, will be treated as a transfer governed by Section 351 of the Code and the MarketWatch merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code, or that any immediate mergers of Pinnacor and Holdco and MarketWatch and Holdco following the closing date, in accordance with the terms of the Agreement, taken together with the Pinnacor and MarketWatch mergers, will each constitute a “reorganization” within the meaning of Section 368(a) of the Code. Neither MarketWatch nor Pinnacor intends to waive the condition relating to the receipt of the tax opinions after receipt of stockholder approval of the merger without resoliciting the approval of their stockholders to the extent the material tax consequences of the merger to such stockholders are expected to differ from those described below under “Tax Consequences to MarketWatch Stockholders” and “Tax Consequences to Pinnacor Stockholders.”

Tax Consequences to MarketWatch Stockholders.    Assuming that the MarketWatch merger and Pinnacor merger will be treated as transfers governed by Section 351 of the Code or that the MarketWatch merger (either on its own or taken together with a merger of MarketWatch into Holdco immediately following the MarketWatch merger) will be treated as a “reorganization” qualifying under the provisions of Section 368(a) of the Code for federal tax purposes, or both, a MarketWatch stockholder who exchanges MarketWatch common stock for Holdco common stock in the MarketWatch merger will not recognize any gain or loss upon such exchange. The tax basis of the Holdco common stock received by such holder will be the same as the tax basis of the MarketWatch common stock surrendered, and the holding period of the Holdco common stock will include the holding period of the MarketWatch common stock surrendered in exchange therefor.

Tax Consequences to Pinnacor Stockholders.    Assuming that the MarketWatch merger and Pinnacor merger will be treated as transfers governed by Section 351 of the Code for federal tax purposes, or that a subsequent combination of Holdco and Pinnacor, taken together with the Pinnacor merger, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the following are the material U.S. federal income tax consequences of the Pinnacor merger to Pinnacor stockholders who do not exercise appraisal rights in connection with the Pinnacor merger.

Considerations in Choosing an Election.    The federal income tax consequences of the Pinnacor merger to a Pinnacor stockholder generally will depend on whether the holder exchanges its Pinnacor common stock for cash, Holdco common stock or a combination of cash and Holdco common stock. The actual federal income tax consequences to each Pinnacor stockholder of making a cash election or a stock election will not be known at the time the election is made because Pinnacor stockholders will not know at such time if, or to what extent, the proration procedures will apply.

Exchange Solely for Cash.    In general, a holder who receives solely cash in exchange for all of the shares of Pinnacor common stock actually owned by such holder will recognize gain or loss equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the shares of Pinnacor common stock surrendered. Except as discussed below under “Possible Recharacterization of Gain as a Dividend,” any such gain or loss will be capital gain or loss, and generally will be long-term capital gain or loss if the holder’s holding period with respect to the Pinnacor common stock surrendered is more than one year at the effective time of the

Pinnacor merger. Gain or loss must be calculated separately for each “block” of Pinnacor common stock (i.e., shares of Pinnacor common stock acquired at the same time in a single transaction).

Exchange Solely for Holdco Common Stock.    A holder who receives solely Holdco common stock in exchange for all of the shares of Pinnacor common stock actually owned by such holder will not recognize any gain or loss on the exchange, except in respect of cash received instead of a fractional share of Holdco common stock (as discussed below). The aggregate adjusted tax basis of the shares of Holdco common stock received in the Pinnacor merger will be equal to the aggregate adjusted tax basis of the shares of Pinnacor common stock surrendered, excluding any portion of such basis allocated to fractional shares. The holding period of the Holdco common stock will include the period during which the shares of Pinnacor common stock were held.

Exchange for a Combination of Holdco Common Stock and Cash.    Except as discussed below in respect of cash received instead of a fractional share of Holdco common stock, a holder who exchanges all of the shares of Pinnacor common stock actually owned by such holder for a combination of Holdco common stock and cash will recognize all or a portion of any gain realized in the transaction, but will not recognize any loss realized in the transaction. Gain or loss will be calculated separately for each block of Pinnacor common stock surrendered. For this purpose, all of the cash and Holdco common stock received by a Pinnacor stockholder pursuant to the Pinnacor merger will be allocated proportionately among the blocks of Pinnacor common stock surrendered by such holder.

The amount of gain recognized with respect to each block of Pinnacor common stock surrendered will be the lesser of (i) the sum of the amount of cash and the fair market value of the Holdco common stock allocable to such block of Pinnacor common stock over the holder’s adjusted tax basis in such block, and (ii) the amount of cash received with respect to such block of Pinnacor common stock. For example, if a holder of Pinnacor common stock owns a single block of common stock (i.e., all stock was purchased on the same date at the same price) with an adjusted tax basis of $1,000, which is exchanged for $500 in cash and Holdco common stock with a fair market value of $1,100, the amount of gain recognized would be limited to $500, the amount of cash received, since this amount is less than the sum of the amount of cash and the fair market value of the Holdco common stock received ($500 + $1,100) over the holder’s adjusted tax basis ($1,000) in the Pinnacor common stock surrendered. If, however, the holder’s adjusted tax basis in the Pinnacor common stock surrendered was $1,200, then the amount of gain recognized would be limited to $400, the sum of the amount of cash and the fair market value of the Holdco common stock received ($500 + $1,100) over the holder’s adjusted tax basis ($1,200) in the Pinnacor common stock surrendered.

A loss realized on one block of stock may not be used to offset a gain realized on another block of stock. Except as discussed below under “Possible Recharacterization of Gain as a Dividend,” any recognized gain will be capital gain, and will generally be long-term capital gain if the holder’s holding period with respect to the Pinnacor common stock surrendered is more than one year at the effective time of the Pinnacor merger.

The aggregate tax basis of Holdco common stock received (including a fractional share for which cash is received) by a holder who receives a combination of Holdco common stock and cash will equal the aggregate adjusted tax basis of the shares of Pinnacor common stock surrendered by such holder pursuant to the Pinnacor merger, reduced by the amount of cash received by the holder pursuant to the Pinnacor merger (excluding any cash received instead of a fractional share of Holdco common stock) and increased by the amount of gain (including any gain treated as a dividend, but excluding any gain or loss with respect to a fractional share, as described below), if any, recognized by the holder on the exchange. The holding period of the Holdco common stock will include the holding period of the shares of Pinnacor common stock surrendered. These basis and holding period rules should be applied separately to each block of Pinnacor common stock that a holder surrenders in the Pinnacor merger.

Cash in Lieu of Fractional Shares.    A holder of Pinnacor common stock who receives cash in lieu of a fractional share of Holdco common stock in the Pinnacor merger will be deemed to have received that fractional share in the Pinnacor merger and then to have had the fractional share redeemed in exchange for cash. The stockholder will recognize gain or loss equal to the difference between the cash received for the fractional share and the portion of the stockholder’s tax basis in the shares of Pinnacor common stock surrendered in the Pinnacor merger that is allocable to the fractional share. Except as discussed below under “Possible Recharacterization of Gain as a Dividend,” any such gain or loss will be capital gain or loss, and generally will be long-term capital gain or loss if the Pinnacor common stock has been held by the holder for more than one year at the effective time of the Pinnacor merger.

Exercise of Appraisal Rights.    Regardless of the status of the Pinnacor merger as a nontaxable transaction, if you exercise appraisal rights in connection with the Pinnacor merger and receive cash payment for all of your shares of Pinnacor common stock, you generally will recognize gain or loss. Except as discussed below under “Possible Recharacterization of Gain as a Dividend,” any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if you have held your shares of Pinnacor common stock for more than one year at the time of payment.

Possible Recharacterization of Gain as a Dividend.

If the Pinnacor merger is followed immediately by a merger of Pinnacor with and into Holdco and a Pinnacor stockholder receives cash in connection with the Pinnacor merger, it is possible that some or all of any gain recognized by such stockholder will be treated as a dividend if the receipt of such cash has the effect of a dividend. A receipt of cash that has the effect of a dividend will be treated as a dividend and taxable as ordinary income (but generally subject to tax at a maximum rate of 15%) to the extent of such U.S. Holder’s allocable portion of accumulated earnings and profits, with any excess being treated as capital gain from the sale or exchange of property.

In determining whether gain recognized with respect to cash received by a Pinnacor stockholder will be treated as a dividend, the holder will be treated as if the portion of the Pinnacor common stock exchanged for cash had instead been exchanged solely for Holdco common stock, followed immediately by a redemption of such hypothetical stock by Holdco for cash, referred to in this discussion as the “hypothetical redemption.” Under that analysis, any gain recognized by a Pinnacor stockholder will be capital gain rather than dividend income if the hypothetical redemption is “not essentially equivalent to a dividend” or is “substantially disproportionate” with respect to such stockholder, taking into account, in each case, the stockholder’s actual and constructive ownership of Holdco common stock.

The hypothetical redemption would be “not essentially equivalent to a dividend” with respect to a Pinnacor stockholder if, based on all the facts and circumstances, the redemption resulted in a “meaningful reduction” in such holder’s percentage ownership of Holdco common stock. The Internal Revenue Service has indicated in a published ruling that a stockholder in a publicly held corporation whose relative stock interest in the corporation is minimal and who exercises no control over corporate affairs is generally treated as having had a meaningful reduction in his or her stock after a redemption transaction if his or her percentage stock ownership in the corporation has been reduced to any extent, taking into account the shareholder’s actual and constructive ownership before and after the hypothetical redemption.

The hypothetical redemption transaction would be “substantially disproportionate” with respect to a Pinnacor stockholder if the percentage of Holdco common stock actually and constructively owned by such holder immediately after the hypothetical redemption were less than 80% of the percentage of Holdco common stock actually, hypothetically and constructively owned by such holder immediately before the hypothetical redemption.

Because the application of the above-described tests depends upon each stockholder’s particular circumstances, Pinnacor stockholders are urged to consult their tax advisors as to the possibility that all or a portion of any cash received in exchange for their Pinnacor common stock will be treated as a dividend and with respect to the consequences thereof, including the eligibility of Pinnacor stockholders that are corporations for a dividends-received-deduction and the eligibility of other Pinnacor stockholders for a reduced tax rate of 15% or 5% generally applicable to certain dividends.

The recharacterization described above is relevant only if Pinnacor is merged into Holdco in connection with the Pinnacor merger. If Pinnacor continues in existence following the Pinnacor merger, gain recognized by a Pinnacor stockholder will generally be capital gain without regard to the recharacterization rules described above.

Additional Tax Considerations.    The tax opinions of Skadden, Arps, Slate, Meagher & Flom LLP and Morrison & Foerster LLP referred to above will be dated as of the effective date of the merger, will be based on then-existing law and will assume the absence of changes in existing facts. The opinions also will rely on, among other things, customary assumptions and representations contained in certificates executed by officers of MarketWatch and Pinnacor dated on or before the date of the opinions, which shall not have been withdrawn or modified in any material respect as of the effective time of the merger. The opinions will neither bind the Internal Revenue Service, or the IRS, nor preclude the IRS from adopting a contrary position, and it is possible that the IRS may successfully assert a contrary position in litigation or other proceedings. Neither MarketWatch nor Pinnacor will request a ruling from the IRS in connection with the merger.

The foregoing discussion is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger. In addition, the discussion does not address tax consequences which may vary with, or are contingent on, your individual circumstances. Moreover, the discussion does not address any non-income tax or any foreign, state or local tax consequences of the merger. Accordingly, you are strongly urged to consult with your tax advisor to determine the particular U.S. federal, state, local or foreign income or other tax consequences to you of the merger.

Accounting Treatment of the Merger

We intend to account for the merger of MarketWatch and Pinnacor under the purchase method of accounting for business combinations. For more details about purchase accounting see Note 2, “Preliminary Purchase Price” to the “Notes to Unaudited Pro Forma Combined Condensed Financial Statements” beginning on page 22.

Regulatory Matters

Based on information currently available, each of MarketWatch and Pinnacor believes that the transactions contemplated by the merger agreement do not require an antitrust notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the HSR Act, and the rules promulgated thereunder by the Federal Trade Commission, or the FTC. Therefore, MarketWatch and Pinnacor do not expect to give any such notifications. However, if, prior to the closing, there is a change in the factual circumstances requiring the notification of one or more of the transactions contemplated by the merger agreement, the merger may not be consummated until such notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice, or the Antitrust Division, and the specified waiting period requirements have been satisfied. Although each of MarketWatch and Pinnacor believes that the transactions contemplated by the merger agreement do not require an antitrust notification and changes in factual circumstances that would require such notification are unlikely, we cannot assure you that such circumstances will not change and result in MarketWatch and Pinnacor making such notifications.

In the event an HSR Act notification is required, the waiting period under the HSR Act will expire at 11:59 p.m. Eastern Time 30 days after the appropriate notifications have been made, unless the parties making such notification receive a request for additional documents, or the Antitrust Division and the FTC terminate the waiting period prior thereto. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties may engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue.

The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the merger regardless of whether notification of the transaction is made under the HSR Act. At any time before or after the consummation of the merger of MarketWatch and Pinnacor, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger or seeking divestiture of substantial assets of MarketWatch and/or Pinnacor. At any time before or after the consummation of the merger and notwithstanding the absence of any HSR Act notification requirement, or if an HSR Act notification has been made, notwithstanding the fact that the HSR Act waiting period may have expired, any state could take such action under such state’s antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the merger or seeking divestiture of substantial assets of MarketWatch and/or Pinnacor. Under certain circumstances, private parties may also seek to take legal action under applicable antitrust laws.

MarketWatch and Pinnacor believe that the merger can be effected in compliance with federal and state antitrust laws. However, we cannot assure you that a challenge to the consummation of the merger on antitrust grounds will not be made or that, if such a challenge were made, MarketWatch and Pinnacor would prevail or would not be required to accept certain conditions, possibly including certain divestitures of substantial assets of MarketWatch and/or Pinnacor, in order to consummate the merger.

Appraisal Rights

Pinnacor stockholders have the right to dissent from the Pinnacor merger and receive the fair cash value of all their Pinnacor common stock instead of receiving the merger consideration in the Pinnacor merger if such stockholders have complied with Section 262 of the Delaware General Corporation Law, or DGCL, a copy of which is attached to this joint proxy statement-prospectus as Annex D. Holders of stock options or warrants for Pinnacor common stock are not entitled to appraisal rights.

Below is a summary of the steps you must take if you are a Pinnacor stockholder and you wish to exercise your appraisal rights. You are strongly urged to read Section 262 of the DGCL carefully and in its entirety if you are considering to exercise your appraisal rights. Failure to comply with the procedure set forth in Section 262 may terminate your appraisal rights.

1.    You must make a written demand for appraisal.

You must deliver a written demand for appraisal to Pinnacor Inc. at 601 West 26th Street, 13th Floor, New York, NY 10001, Attention: Secretary, before the vote on the Pinnacor merger is taken at the Pinnacor special meeting. A vote against the merger alone will not constitute a valid demand for appraisal, and you therefore must provide written notice separate from your proxy. A demand for appraisal should be signed by or on behalf of the stockholder exactly as the stockholder’s name appears on the stockholder’s stock certificates. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be executed in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a record holder; however, in the demand, the agent must identify the record owner or owners and expressly disclose that the agent is executing the demand as an agent for the record owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights for the shares held for one or more beneficial owners and not exercise rights for the shares held for other beneficial owners. In this case, the written demand should state the number of shares for which appraisal rights are being demanded. When no number of shares is stated, the demand will be presumed to cover all shares held of record by the nominee.

2.    You must refrain from voting for approval of the merger.

You must not vote your shares of Pinnacor common stock for approval of the Pinnacor merger. You can terminate your right to appraisal, even if you have previously filed a written demand for appraisal, if you return a signed proxy and:

(A)    fail to vote against approval and adoption of the merger agreement and the approval of the Pinnacor merger; or

(B)    fail to note that you are abstaining from voting.

3.    You must continuously hold your shares of Pinnacor common stock.

You must continuously hold your shares of Pinnacor common stock from the date you make the demand for appraisal through the completion of the Pinnacor merger.

4.    Petition with the Delaware Court of Chancery.

If you and Pinnacor cannot agree on the fair cash value of your dissenting shares, then within 120 days after the effective date of the merger, either the surviving corporation in the Pinnacor merger or any stockholder who has complied with the conditions of Section 262 of the DGCL may file a petition in the Delaware Court of Chancery. The petition should request that the court determine the value of the shares of stock held by all of the stockholders who are entitled to appraisal rights. Neither Holdco nor Pinnacor has any intention at this time, nor any obligation, to file such a petition. If you and Pinnacor cannot agree on such a fair cash value and you do not file a petition within 120 days after the effective date of the merger, you will lose your appraisal rights.

5.    Appraisal of shares.

If a petition for appraisal is timely filed, the Delaware Court of Chancery will determine the stockholders who are entitled to appraisal rights. The Delaware Court of Chancery will then determine the fair value of the applicable shares held by the dissenting stockholders, exclusive of any value arising from the accomplishment or expectation of the Pinnacor merger, but together with a fair rate of interest, if any, to be paid on the amount determined to be the fair value. In determining the fair value, the court will consider all relevant factors. The Delaware Court of Chancery may determine the fair value to be more than, the same as, or less than the Pinnacor merger consideration. The costs and expenses of the appraisal proceeding may be assessed against Pinnacor and the dissenting stockholders, as the court deems equitable under the circumstances. However, you may request that the Delaware Court of Chancery allocate the expenses of the appraisal action incurred by any stockholder against the value of all of the shares entitled to appraisal.

6.    Withdrawal of demand.

You may withdraw your demand for appraisal and accept the Pinnacor merger consideration by delivering to Pinnacor a written withdrawal of your demand, except that (1) any attempt to withdraw your demand for appraisal made more than 60 days after the completion of the Pinnacor merger will require the written approval of Pinnacor, and (2) an appraisal proceeding in the Delaware Court of Chancery cannot be dismissed unless the court approves such dismissal.

Failure to follow the steps required by Section 262 of the DGCL for exercising appraisal rights may result in the loss of such rights (in which event a Pinnacor stockholder will be entitled to receive the applicable Pinnacor merger consideration with respect to such dissenting shares in accordance with the merger agreement). In view of the complexity of the provisions of Section 262 of the DGCL, Pinnacor stockholders who are considering objecting to the merger are urged to consult their own legal advisors.

Listing of Holdco Common Stock on Nasdaq National Market

Holdco will use reasonable best efforts to cause the shares of Holdco common stock that are to be issued in connection with the merger to be approved for listing on the Nasdaq National Market, subject to official notice of issuance, before the completion of the merger. The proposed symbol for the Holdco common stock is “MKTW,” which is the current trading symbol for MarketWatch.

Delisting and Deregistration of MarketWatch and Pinnacor Common Stock after the Merger

When the merger is completed, MarketWatch common stock and Pinnacor common stock will each be delisted from the Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934, as amended.

Restrictions on Sales of Holdco Common Stock by Affiliates of Holdco, MarketWatch and Pinnacor

The shares of Holdco common stock to be issued in connection with the merger will be registered under the Securities Act of 1933, as amended, and will be freely transferable under the Securities Act, except for shares of Holdco common stock issued to any person who is deemed to be an affiliate of either MarketWatch or Pinnacor at the time of the respective special meeting of stockholders or an affiliate of Holdco after the completion of the merger. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under the common control of either MarketWatch or Pinnacor at the time of the respective special meeting of stockholders and of Holdco after the completion of the merger. You will be notified if you are such an affiliate. Affiliates may not sell their shares of Holdco common stock except pursuant to:

•	an effective registration statement under the Securities Act covering the resale of those shares;

•	an exemption under paragraph (d) of Rule 145 under the Securities Act;

•	in accordance with Rule 144 under the Securities Act; or

•	any other applicable exemption under the Securities Act.

Holdco’s registration statement on Form S-4, of which this joint proxy statement-prospectus forms a part, does not cover the resale of shares of Holdco common stock to be received in the merger by the affiliates of MarketWatch or Pinnacor prior to the merger and Holdco after the completion of the merger.

Stockholder Lawsuit Challenging the Pinnacor Merger

On July 24, 2003, a shareholder class action lawsuit was filed against Pinnacor, Pinnacor’s current directors, a Pinnacor officer, and MarketWatch in the Delaware Court of Chancery. The plaintiffs filed an amended complaint on September 17, 2003, which named Holdco, Pine Merger Sub and Maple Merger Sub as defendants to the action. The lawsuit purports to be a class action filed on behalf of holders of the Pinnacor common stock who allegedly are or will be threatened with injury arising from actions by the defendants in connection with the merger. The lawsuit alleges that Pinnacor’s directors breached their fiduciary duties in proceeding with the merger by agreeing to a proposed purchase price that fails to adequately compensate Pinnacor stockholders for the loss of control of the company. The lawsuit alleges that MarketWatch knowingly aided and abetted these breaches of fiduciary duty in some unspecified way. The lawsuit also alleges that the Registration Statement on Form S-4, which includes this joint proxy statement-prospectus, contains material misrepresentations and omissions which render it defective. The lawsuit seeks an unspecified amount of damages and also an injunction against consummation of the proposed merger. The plaintiff has moved for expedited discovery and have requested the production of documents from Pinnacor and MarketWatch. Pinnacor and MarketWatch have begun producing documents responsive to the plaintiff’s request.

THE MERGER AGREEMENT

The following describes certain material provisions of the merger agreement entered into by the parties on July 22, 2003, which was subsequently amended on December 15, 2003. The following description of the merger agreement refers to the merger agreement, as amended, and does not purport to be complete and is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached as Annex A to this joint proxy statement-prospectus and is incorporated in this joint proxy statement-prospectus by reference. All MarketWatch stockholders and Pinnacor stockholders are urged to read the merger agreement carefully and in its entirety.

Holding Company and Merger Subsidiaries.    To accomplish the proposed merger between MarketWatch and Pinnacor, MarketWatch formed a new company, currently named NMP, Inc., to which we refer as “Holdco” or the “combined company” in this joint proxy statement-prospectus, with two wholly-owned subsidiaries, Maple Merger Sub and Pine Merger Sub.

Structure of the Merger.    At the closing of the merger, the following transactions will occur:

•	Pine Merger Sub will be merged with and into Pinnacor, and Pinnacor will be the surviving corporation. This is referred to as the Pinnacor merger in this joint proxy statement-prospectus.

•	Maple Merger Sub will be merged with and into MarketWatch, and MarketWatch will be the surviving corporation. This is referred to as the MarketWatch merger in this joint proxy statement-prospectus.

•	MarketWatch’s ownership in Holdco will be cancelled. See “The Merger Agreement—Cancellation” below.

As a result of the MarketWatch merger and the Pinnacor merger, MarketWatch and Pinnacor will each become a wholly-owned subsidiary of Holdco. After the merger is completed, Holdco will be renamed “MarketWatch.com, Inc.” MarketWatch, one of Holdco’s operating subsidiaries after the merger, will be renamed “MarketWatch Media, Inc.” and Pinnacor, the other Holdco operating subsidiary after the merger, will continue to be named “Pinnacor Inc.” Holdco, MarketWatch Media and Pinnacor will be separate companies after the merger is completed; however, if the combination of each of MarketWatch Media and Pinnacor into Holdco would not, when considered with the Pinnacor merger and the MarketWatch merger, result in recognition of income by the Pinnacor stockholders (except to the extent of cash received in the Pinnacor merger), the MarketWatch stockholders, Pinnacor, MarketWatch, or Holdco, shortly after consummation of the merger, we will merge each of MarketWatch Media and Pinnacor into Holdco.

Closing and Effective Time of the Merger.    The merger agreement provides that the closing will take place as soon as practicable after the satisfaction or waiver of the conditions to the Pinnacor merger and the MarketWatch merger contained in the merger agreement, unless some other time or date is agreed upon by MarketWatch and Pinnacor. The effective time of the merger will be the time when the certificates of merger for each of the MarketWatch merger and the Pinnacor merger are filed in accordance with the relevant provisions of Delaware law.

The Pinnacor Merger Consideration.     In the Pinnacor merger, a holder of Pinnacor common stock may elect to receive, for each share of Pinnacor common stock, either $2.42 in cash or 0.2659 of a share of Holdco common stock, also referred to as the exchange ratio. If a Pinnacor stockholder holds more than one share of Pinnacor common stock, that stockholder can elect to receive cash, stock, or a combination of cash and stock for their shares of Pinnacor common stock, but may ultimately receive a different mix of consideration than that elected based on the proration rules described below. Under the terms of the merger agreement, the aggregate cash consideration that Pinnacor stockholders will receive in the Pinnacor merger is $44.0 million, and accordingly, at the closing, an aggregate of 18,181,818 shares of Pinnacor common stock will be exchanged for cash, with the remaining outstanding shares of Pinnacor common stock being exchanged for Holdco common stock at the exchange ratio of 0.2659. Assuming that 40,911,519 shares of Pinnacor common stock are outstanding as of the closing of the merger, approximately 22,729,701 shares of Pinnacor common stock will be exchanged for Holdco common stock, at the exchange ratio of 0.2659. Pinnacor stockholders will receive cash in lieu of a fractional share of Holdco common stock. Elsewhere in this joint proxy statement-prospectus we refer to these share numbers on an approximate basis.

On the date of the merger agreement, MarketWatch and Pinnacor agreed that the exchange ratio and the per share cash consideration would be fixed and would be calculated based on $44 million in cash paid to the holders of outstanding shares of Pinnacor common stock, and 6.5 million shares of Holdco common stock issued to the holders of the fully diluted equity of Pinnacor. The parties agreed that the fully diluted equity of Pinnacor included the shares of Pinnacor common stock, including the restricted shares of Pinnacor common stock outstanding on June 30, 2003, the number of shares of Pinnacor common stock issuable upon exercise of the in-the-money stock options (as of June 30, 2003 with an exercise price of less than $2.42 per share), net of stock assumed to be repurchased at $2.42 per share using the proceeds of such exercise (the treasury stock method), and the then expected number of shares of Pinnacor common stock to be issued under Pinnacor’s employee stock purchase plan at the closing of the merger. That calculation resulted in the exchange ratio of 0.2659 per share and the per share cash consideration of $2.42.

Since the facts underlying the assumptions relating to the calculation of the exchange ratio may change between the date of the merger agreement and the closing of the merger, this fixed exchange ratio of 0.2659 is likely to result in more or less than the 6.5 million shares of Holdco common stock actually being issued to holders of Pinnacor common stock, in the aggregate, as a result of the Pinnacor merger. Shares of Holdco common stock will be issued in the Pinnacor merger as follows:

•	At the closing of the merger, in exchange for the outstanding shares of Pinnacor common stock (including shares of Pinnacor common stock to be issued under Pinnacor’s employee stock purchase plan at the closing of the merger).

•	After the closing of the merger, if and when exercised, upon the exercise of the Pinnacor stock options and warrants assumed by Holdco.

Since Pinnacor stockholders may, in the aggregate, elect to receive more cash than the $44.0 million that will be distributed in the Pinnacor merger, or alternatively, Pinnacor stockholders may, in the aggregate, elect to receive more stock than the number of shares of Holdco common stock available for distribution in the Pinnacor merger, the aggregate consideration will be apportioned between the Pinnacor stockholders based on the proration rules discussed below.

The Pinnacor Merger Proration Rules.    Based on differing preferences for cash and stock consideration among the Pinnacor stockholders, there are different potential scenarios for proration. Below, we describe three likely proration scenarios and provide an example of the application of the proration rules to each of these scenarios.

For purposes of these examples, we have assumed that at the closing, 40,911,519 shares of Pinnacor common stock will be outstanding, which is the number of shares of Pinnacor common stock outstanding as of November 19, 2003. Based on that number of outstanding shares of Pinnacor common stock, approximately 18,181,818 shares of Pinnacor common stock will be exchanged for cash and approximately 22,729,701 shares of Pinnacor common stock will be exchanged for Holdco common stock at the exchange ratio. For purposes of illustration, the numbers in these examples have been rounded to the nearest fourth digit following the decimal point.

Case 1:  Pinnacor stockholders, in the aggregate, elect to exchange shares of Pinnacor common stock for cash in an amount exceeding the $44.0 million cash portion of the aggregate consideration to be paid.

In this case, Holdco will calculate a proration factor for the Pinnacor shares for which a cash election has been made. This proration factor will equal (a) the total number of Pinnacor shares that can be exchanged for cash pursuant to the merger agreement, divided by (b) the number of Pinnacor shares for which a valid cash election has been made. As a result:

•	each share of Pinnacor common stock for which a stock election has been made will be exchanged for a fraction of a share of Holdco common stock equal to 0.2659;

•	each share of Pinnacor common stock for which no election has been made will be exchanged for a fraction of a share of Holdco common stock equal to 0.2659; and

•	each share of Pinnacor common stock for which a cash election has been made will be exchanged for:

1.	cash equal to $2.42 multiplied by the proration factor; and

2.	a fraction of a share of Holdco common stock equal to 0.2659 multiplied by one minus the proration factor.

Case 1 Example:

Assume for this case that a cash election has been made with respect to 24,546,911 shares, or approximately 60% of the assumed outstanding shares of Pinnacor common stock, at the closing. The cash proration factor will be:

18,181,818 divided by 24,546,911 = 0.7407.

Each share of Pinnacor common stock for which a share election has been made or for which no election has been made will be exchanged for a fraction of a share of Holdco common stock equal to 0.2659. Each share of Pinnacor common stock for which a cash election has been made will be exchanged for:

•	cash in the amount of $2.42 multiplied by 0.7407 = $1.7925; and

•	a fraction of a share of Holdco common stock equal to 0.2659 multiplied by (1 - 0.7407) = 0.0689.

For illustration purposes, in this Case 1 Example, a hypothetical Pinnacor stockholder who holds 1,000 shares of Pinnacor common stock would, based on the election scenarios described below, receive the following:

•	if that Pinnacor stockholder elects to receive all Holdco common stock or makes no election, the 1,000 shares of Pinnacor common stock would be exchanged for Holdco common stock by multiplying 1,000 by 0.2659, which would result in 265 shares of Holdco common stock and 0.9 of a share of Holdco common stock, which would be exchanged for $8.19 in cash.

•	if that Pinnacor stockholder elects to receive all cash, the 1,000 shares of Pinnacor common stock would be:

1.	exchanged for Holdco common stock by multiplying 1,000 by 0.0689, which would result in 68 shares of Holdco common stock and 0.9 of a share of Holdco common stock, which would be exchanged for $8.19 in cash; and also

2.	exchanged for cash by multiplying 1,000 by $1.7925, which would result in $1,792.50 in cash.

•	if that Pinnacor stockholder elects to receive cash for 500 shares of his Pinnacor common stock and Holdco common stock for his other 500 shares of Pinnacor common stock, his shares of Pinnacor common stock would be:

1.

exchanged for Holdco common stock by multiplying 500 by 0.2659, which would result in 132 shares of Holdco common stock and 0.95 of a share of Holdco common stock. That amount would be added to the number of shares of Holdco common stock to be exchanged for his cash electing shares, or 500 multiplied by 0.0689, which would result in 34 shares of Holdco common stock and 0.45 of a share of Holdco common stock. Since the fractional shares would be combined into a full share, in the aggregate, the stockholder’s Pinnacor common stock would be exchanged for

167 shares of Holdco common stock and the remaining 0.4 of a share of Holdco common stock would be exchanged for $3.64 in cash; and also

2.	exchanged for cash by multiplying 500 by $1.7925, which would result in $896.25 in cash.

Case 2:  Pinnacor stockholders, in the aggregate, elect to exchange shares of Pinnacor common stock for Holdco common stock in an amount exceeding the fixed number of shares of Holdco common stock available as the stock portion of the aggregate consideration to be paid.

In this case, Holdco will calculate a proration factor for the shares of Pinnacor common stock for which a stock election has been made. This proration factor will equal (x) the number of shares of Pinnacor common stock that can be exchanged for Holdco common stock pursuant to the merger agreement, divided by (y) the number of shares of Pinnacor common stock for which a valid stock election has been made. As a result:

•	each share of Pinnacor common stock for which a cash election has been made will be exchanged for cash in the amount of $2.42;

•	each share of Pinnacor common stock for which no election has been made will be exchanged for cash in the amount of $2.42; and

•	each share of Pinnacor common stock for which a share election has been made will be exchanged for:

1.	a fraction of a share of Holdco common stock equal to 0.2659 multiplied by the proration factor; and

2.	cash equal to $2.42 multiplied by one minus the proration factor.

Case 2 Example:

Assume for this case that a stock election has been made with respect to 36,820,367, or approximately 90% of the assumed outstanding shares of Pinnacor common stock at the closing. The stock proration factor will be:

22,729,701 divided by 36,820,367 = 0.6173.

Each share of Pinnacor common stock for which a cash election has been made or for which no election has been made will be exchanged for $2.42 in cash. Each share of Pinnacor common stock for which a stock election has been made will be exchanged for:

•	a fraction of a share of Holdco common stock equal to 0.2659 multiplied by 0.6173 = 0.1641; and

•	cash in the amount of $2.42 multiplied by (1 - 0.6173) = $0.9261.

For illustration purposes, in this Case 2 Example, a hypothetical Pinnacor stockholder who holds 1,000 shares of Pinnacor common stock would, based on the election scenarios described below, receive the following:

•	if that Pinnacor stockholder elects to receive all cash or makes no election, the 1,000 shares of Pinnacor common stock would be exchanged for cash by multiplying 1,000 by $2.42, which would result in $2,420.

•	if that Pinnacor stockholder elects to receive all stock, the 1,000 shares of Pinnacor common stock would be:

1.	exchanged for Holdco common stock by multiplying 1,000 by 0.1641, which would result in 164 shares of Holdco common stock and 0.1 of a share of Holdco common stock, which would be exchanged for $0.91 in cash; and also

2.	exchanged for cash by multiplying 1,000 by $0.9261, which would result in $926.10 in cash.

•	if that Pinnacor stockholder elects to receive cash for 500 shares of his Pinnacor common stock and Holdco common stock for his other 500 shares of Pinnacor common stock, his shares of Pinnacor common stock would be:

1.	exchanged for Holdco common stock by multiplying 500 by 0.1641, which would result in 82 shares of Holdco common stock and 0.05 of a share of Holdco common stock, which would be exchanged for $0.46 in cash; and also

2.	exchanged for cash by multiplying 500 by $2.42, which would result in $1210.00 in cash. That amount would be added to the cash to be exchanged for his stock electing shares, or 500 multiplied by $0.9261, which would result in $463.05 in cash, for an aggregate cash amount of $1,673.05.

In the two cases above, the form of election permits a stockholder who owns, alone or together with his or her affiliates, shares of Pinnacor common stock in more than one name or account, to specify how to allocate the cash paid and the Holdco common stock issued in the Pinnacor merger among the various accounts of the stockholder and, with their consent, his or her affiliates. Regardless of the allocation specified by a Pinnacor stockholder with respect to the various accounts, the cash and Holdco common stock received as merger consideration will be treated as allocated proportionately among any “blocks” of stock owned by the stockholder for purposes of computing such stockholder’s taxable gain or loss. See “Material United States Federal Income Tax Consequences of the Merger—Tax Consequences to Pinnacor Stockholders—Exchange for a Combination of Holdco Common Stock and Cash” beginning on page 92 for a discussion of how to compute gain or loss for tax purposes.

Case 3:  Pinnacor stockholders, in the aggregate, elect to exchange shares of Pinnacor common stock for cash and Holdco common stock in amounts below the cash and Holdco common stock portion of the aggregate consideration to be paid.

In this case, Holdco will calculate a cash proration factor and a stock proration factor for the shares of Pinnacor common stock for which no election has been made. The cash proration factor will equal (a) the positive difference between the number of shares of Pinnacor common stock that will be exchanged for cash pursuant to the merger agreement, and the number of shares of Pinnacor common stock for which a valid cash election has been made, divided by (b) the number of shares for which no election has been made. The stock proration factor will equal (x) the positive difference between the number of shares of Pinnacor common stock that will be exchanged for Holdco common stock pursuant to the merger agreement, and the number of shares of Pinnacor common stock for which a valid stock election has been made, divided by (y) the number of shares for which no election has been made. As a result:

•	each share of Pinnacor common stock for which a cash election has been made will be exchanged for cash in the amount of $2.42;

•	each share of Pinnacor common stock for which a stock election has been made will be exchanged for 0.2659 of a share of Holdco common stock; and

•	each share of Pinnacor common stock for which no election has been made will be exchanged for:

1.	cash equal to $2.42 multiplied by the cash proration factor; and

2.	a fraction of a share of Holdco common stock equal to 0.2659 multiplied by the stock proration factor.

Case 3 Example:

Assume for this case that a cash election has been made with respect to 12,273,456 shares, or approximately 30% of the assumed outstanding shares of Pinnacor common stock, a share election has been made with respect to another 12,273,456 shares of Pinnacor common stock and no election has been made with respect to the remaining 16,364,608, or approximately 40% of the assumed outstanding shares of Pinnacor common stock.

The non-electing cash proration factor will be: (18,181,818 minus 12,273,456) divided by 16,364,608 = 0.3610.

The non-electing stock proration factor will be: (22,729,701 minus 12,273,456) divided by 16,364,608 = 0.6390.

Each share of Pinnacor common stock for which a cash election has been made will be exchanged for $2.42. Each share of Pinnacor common stock for which a share election has been made will be exchanged for 0.2659 of a share of Holdco common stock. Each share for which no election has been made will be exchanged for:

•	cash in the amount of $2.42 multiplied by 0.3610 = $0.8736; and

•	a fraction of a share of Holdco common stock equal to 0.2659 multiplied by 0.6390 = 0.1699.

For illustration purposes, in this Case 3 Example, a hypothetical Pinnacor stockholder who holds 1,000 shares of Pinnacor common stock would, based on the election scenarios described below, receive the following:

•	if that Pinnacor stockholder elects to receive all cash, the 1,000 shares of Pinnacor common stock would be exchanged for cash by multiplying 1,000 by $2.42, which would result in $2,420.

•	if that Pinnacor stockholder elects to receive all Holdco common stock, the 1,000 shares of Pinnacor common stock would be exchanged for Holdco common stock by multiplying 1,000 by 0.2659, which would result in 265 shares of Holdco common stock and 0.9 of a share of Holdco common stock, which would be exchanged for $8.19 in cash.

•	if that Pinnacor stockholder elects to receive cash for 500 shares of his Pinnacor common stock and Holdco common stock for his other 500 shares of Pinnacor common stock, his shares of Pinnacor common stock would be:

1.	exchanged for Holdco common stock by multiplying 500 by 0.2659, which would result in 132 shares of Holdco common stock and 0.95 of a share of Holdco common stock, which would be exchanged for $8.65 in cash; and also

2.	exchanged for cash by multiplying 500 by $2.42, which would result in $1,210.00 in cash.

•	if that Pinnacor stockholder makes no election, his shares of Pinnacor common stock would be:

1.	exchanged for Holdco common stock by multiplying 1,000 by 0.1699, which would result in 169 shares of Holdco common stock and 0.9 of a share of Holdco common stock, which would be exchanged for $8.19 in cash; and also

2.	exchanged for cash by multiplying 1,000 by $0.8736, which would result in $873.60 in cash.

The forms of consideration that would be received by a Pinnacor stockholder pursuant to the examples set forth in each of the three cases described above are highly specific and are derived by using the general assumptions for each of these cases and the specific assumption about the Pinnacor stockholder owning 1,000 shares of Pinnacor common stock. Actual forms of merger consideration for each individual Pinnacor stockholder will differ based on the aggregate elections by all of the Pinnacor stockholders, each individual Pinnacor stockholder’s actual holdings, and the actual election made by each individual Pinnacor stockholder.

Pinnacor Stock Options, Warrants, Stock Purchase Rights and Restricted Stock.    Each outstanding Pinnacor stock option will become fully vested upon the completion of the Pinnacor merger. In connection with the Pinnacor merger, each outstanding Pinnacor stock option will be converted into an option to purchase the number of shares of Holdco common stock that is equal to the product of the number of shares of Pinnacor common stock that could have been purchased before the Pinnacor merger upon the exercise of the option multiplied by 0.2659 and rounded down to the nearest whole share. The exercise price per share of Holdco common stock for the converted option will be equal to the exercise price per share of Pinnacor common stock subject to the option before the conversion divided by 0.2659 and rounded up to the nearest whole cent. The other terms of each Pinnacor stock option applicable before the conversion will continue to apply to the converted option after the conversion.

When the Pinnacor merger is completed, each outstanding Pinnacor warrant will be converted into a warrant to purchase the number of shares of Holdco common stock that is equal to the product of the number of shares of Pinnacor common stock that could have been purchased before the Pinnacor merger upon the exercise of the warrant multiplied by 0.2659 and rounded down to the nearest whole share. The exercise price per share of Holdco common stock for the converted warrant will be equal to the exercise price per share of Pinnacor common stock subject to the warrant before the conversion divided by 0.2659 and rounded up to the nearest whole cent. The other terms of each Pinnacor warrant applicable before the conversion will continue to apply to the converted warrant after the conversion.

The current offering period under the Pinnacor employee stock purchase plan will terminate immediately prior to the closing of the Pinnacor merger. At that time, each outstanding purchase right under the plan will be automatically exercised and all accumulated payroll deductions will be applied toward the purchase of shares of Pinnacor common stock. Each share of Pinnacor common stock purchased upon the exercise of such purchase right will be treated as any other outstanding share of Pinnacor common stock and will entitle the holder to elect to receive $2.42 in cash or 0.2659 of a share of Holdco common stock as the merger consideration in connection with the Pinnacor merger.

When the Pinnacor merger is completed, each holder of a share of Pinnacor restricted stock may elect to receive, subject to proration, their merger consideration in the form of cash or shares of Holdco common stock, or a combination of both. Any unvested shares of Pinnacor restricted stock converted into Holdco common stock will continue to be subject to the restrictions set forth in the agreements under which such shares of Pinnacor restricted stock were issued. Any cash payable with respect to unvested shares of Pinnacor restricted stock will be placed in an escrow account for the benefit of the holders of such unvested shares of Pinnacor restricted stock and will be released from such escrow account in accordance with the vesting schedule applicable to such Pinnacor restricted stock. Pursuant to the terms of the merger agreement, Pinnacor restricted stock held by each of Messrs. Loevner and Obstler will become fully vested upon the completion of the Pinnacor merger.

The MarketWatch Merger Consideration.    In the MarketWatch merger, each share of MarketWatch common stock will be exchanged for one share of Holdco common stock.

MarketWatch Stock Options and Employee Stock Purchase Plan.    When the MarketWatch merger is completed, each outstanding MarketWatch stock option will be converted into an option to purchase the same number of shares of Holdco common stock at an exercise price per share equal to the exercise price per share of MarketWatch common stock subject to the option before the conversion. The other terms of each MarketWatch stock option applicable before the conversion, including the vesting schedule, will continue to apply to the converted option after the conversion.

When the MarketWatch merger is completed, each outstanding stock purchase right under the 2000 employee stock purchase plan will be converted into a right to purchase the same number of shares of Holdco common stock at a purchase price per share equal to the purchase price per share of MarketWatch common stock at which such stock purchase right was exercisable before the conversion. The other terms of each MarketWatch stock purchase right applicable before the conversion will continue to apply to the converted stock purchase right after the conversion.

Fractional Shares of Holdco Common Stock.    Pinnacor stockholders will not receive a fractional share of Holdco common stock in the Pinnacor merger. A Pinnacor stockholder who would otherwise have been entitled to a fraction of a share of Holdco common stock (after aggregation of all shares) will instead receive a cash payment (without interest) determined by multiplying the fractional share interest to which such holder would otherwise be entitled by $9.10.

Cancellation.    Each share of Pinnacor common stock held by Pinnacor or any subsidiary of Pinnacor immediately prior to the effective time of the Pinnacor merger will cease to be outstanding and will be cancelled and extinguished without the payment of any consideration. Each share of MarketWatch common stock held by MarketWatch or any subsidiary of MarketWatch immediately prior to the effective time of the MarketWatch merger will cease to be outstanding and will be cancelled and extinguished without the payment of any consideration. Each share of Holdco common stock held by MarketWatch immediately prior to the effective time of the MarketWatch merger will cease to be outstanding and will be cancelled and extinguished without the payment of any consideration.

Making the Election.

Exchange Agent.    Holdco has selected Mellon Investor Services, which is the transfer agent for MarketWatch, to serve as the exchange agent for purposes of affecting the election and proration rules.

Form of Election.    A BLUE form of election (which is also the transmittal letter) is included with this document. The BLUE form of election must be used to make the election to receive cash or Holdco common stock as merger consideration. To make an election, Pinnacor stockholders should:

•	submit to the exchange agent, using the brown kraft envelope provided with this joint proxy statement-prospectus, a properly completed and signed BLUE form of election accompanied by the certificate(s) representing the shares of Pinnacor common stock for which the election is being made; or

•	for Pinnacor stockholders whose shares are held in book-entry or street name form, refer to the BLUE form of election on how to instruct the broker, dealer, bank or other financial institution that holds the shares to make an election on such Pinnacor stockholders’ behalf.

Pinnacor stockholders of record who want to make an election, but are unable to furnish the exchange agent with their share certificate(s) prior to the election deadline referred to below, should use the guaranteed delivery procedures set forth in the BLUE form of election. Delivery of the certificate(s) must be guaranteed by an eligible guarantor institution, generally a bank, broker, dealer, material securities exchange or certain other financial institutions.

The BLUE form of election is also the transmittal letter, so that stockholders who have delivered a BLUE form of election with their shares of Pinnacor common stock to the exchange agent will not have to take any further action after the Pinnacor merger to receive their merger consideration.

If a Pinnacor stockholder delivers his or her BLUE form of election to the exchange agent after the election deadline or the BLUE form of election does not comply with the required procedures, the stockholder will not be regarded as having made an election. See the “Non-Electing Shares” section described below. Pinnacor stockholders should read the BLUE form of election for a more complete discussion of the election procedures.

Election Deadline.    The deadline for Pinnacor stockholders to make their election is 5:00 p.m., Eastern Time, on the date of the Pinnacor special meeting. If your shares are held in book-entry or street name form, your broker or financial institution must complete the procedures described above prior to the election deadline.

Changes, Revocation and Return of Shares.    Any Pinnacor stockholder may change his or her election prior to the election deadline:

•	by submitting a properly completed and signed revised BLUE form of election; or

•	in the case of stockholders whose shares are held in book-entry or street name form, by causing a new message with revised election information to be transmitted through DTC.

Any holder of shares of Pinnacor common stock may revoke his or her election at any time prior to the election deadline:

•	by written notice to the exchange agent; or

•	in the case of stockholders whose shares are held in book-entry or street name form, by causing a new message to be transmitted through DTC to the exchange agent withdrawing the shares previously deposited and specifying the name and number of the account at DTC to be credited.

If the merger agreement is terminated without the MarketWatch merger and the Pinnacor merger having been consummated, the exchange agent will return all certificates representing shares of Pinnacor common stock submitted or transferred to the exchange agent.

General.    Pinnacor stockholders with a preference as to the form of consideration they wish to receive for their shares of Pinnacor common stock should make an election. None of Holdco, MarketWatch, Pinnacor or the MarketWatch or Pinnacor boards of directors makes any recommendation about whether Pinnacor stockholders should make an election, or what election they should make. Each holder of shares of Pinnacor common stock must make his or her own decision about whether to make an election and, if so, what election to make.

It will take a period of time before the exchange agent can verify the BLUE forms of election and tabulate the election results. Consequently, the payment of the merger consideration to Pinnacor stockholders will begin as soon as reasonably practicable after the consummation of the merger.

Non-Electing Shares and Deemed Non-Electing Shares.    Shares of Pinnacor common stock for which a BLUE form of election is not submitted prior to the election deadline will be deemed to be shares for which no election has been made. If MarketWatch or the exchange agent determines that any election was not properly made, such election will have no force and effect, and the shares with respect to which such election was made will be deemed shares for which no election has been made. Neither MarketWatch nor the exchange agent has any obligation to inform any Pinnacor stockholder of any defect in the making of an election. If a Pinnacor stockholder submits his or her BLUE form of election with his or her share certificate(s) and the BLUE form of election is defective, the certificate(s) will be held by the exchange agent and exchanged for the merger consideration applicable to shares for which no election has been made after the merger is consummated. The stockholder will not need to complete and deliver to the exchange agent a separate letter of transmittal after the Pinnacor merger as described below. MarketWatch and the exchange agent reserve the right to waive defects in a BLUE form of election, including late delivery. However, waiver of defects is in their sole discretion.

General Procedures for MarketWatch Stockholders.    MarketWatch stockholders will not need to send in their share certificates in connection with the merger because after the completion of the merger Holdco will be renamed MarketWatch.com, Inc., the same company name on the existing MarketWatch share certificates and, in connection with the merger, MarketWatch stockholders will receive one share of Holdco common stock for each share of MarketWatch common stock held prior to the merger. After the merger is completed, your existing MarketWatch share certificate(s) represent(s) your ownership of the same number of shares of Holdco common stock as set forth on the certificate(s).

General Exchange Procedures for Non-Electing Pinnacor Stockholders.    As soon as reasonably practicable after the consummation of the merger, Holdco will cause the exchange agent to mail to holders of record of shares of Pinnacor common stock for which no election has been made, a letter of transmittal and instructions on surrendering their Pinnacor share certificates in exchange for the merger consideration they are entitled to receive.

Holders of certificates previously representing shares of Pinnacor common stock will not be paid dividends or distributions on any Holdco common stock they are entitled to receive as merger consideration and will not be paid cash in lieu of a fractional share of Holdco common stock, until the Pinnacor share certificates, as applicable, are surrendered for exchange. When the certificates are surrendered, any unpaid dividends declared by Holdco after the consummation of the merger and any cash in lieu of a fractional share of Holdco common stock will be paid without interest.

The exchange agent will deliver the merger consideration in exchange for lost, stolen or destroyed certificates if the owner of such certificates signs an affidavit of loss, theft or destruction, as appropriate. Holdco and the exchange agent may also, in its discretion, require the holder of such lost, stolen or destroyed certificates to deliver a bond in a reasonable sum as indemnity against any claim that might be made against Holdco with respect to alleged lost, stolen or destroyed certificates.

Representations and Warranties by Pinnacor.    Pinnacor made a number of representations and warranties in the merger agreement regarding aspects of its business, financial condition, structure and other facts pertinent to the transactions contemplated by the merger agreement.

The representations given by Pinnacor cover the following topics, among others, as they relate to Pinnacor and its subsidiaries:

•	corporate organization and its qualification to do business;

•	certificate of incorporation and bylaws;

•	capitalization;

•	authorization of the merger agreement;

•	that the transactions contemplated by the Pinnacor merger will not result in a violation of Pinnacor’s organizational documents, laws or contracts;

•	consents and regulatory approvals necessary to complete the Pinnacor merger and Pinnacor’s permits;

•	filings and reports with the Securities and Exchange Commission and financial statements;

•	the absence of material changes or events;

•	undisclosed liabilities;

•	material contracts;

•	litigation;

•	employee benefit plans and employment agreements;

•	labor and employment matters;

•	taxes;

•	environmental matters and applicable laws;

•	intellectual property;

•	compliance and permits;

•	waiver of anti-takeover statutes and stockholder rights plan;

•	customers and suppliers;

•	title to properties and absence of liens;

•	insurance coverage;

•	accounts receivable;

•	restrictions on business activities;

•	interested party transactions;

•	brokers and other transaction related fees; and

•	the opinion of Pinnacor’s financial advisor.

Representations and Warranties by MarketWatch.    MarketWatch made a number of representations and warranties in the merger agreement regarding aspects of its business, financial condition, structure and other facts pertinent to the transactions contemplated by the merger agreement.

The representations given by MarketWatch cover the following topics, among others, as they relate to MarketWatch and its subsidiaries:

•	corporate organization and its qualification to do business;

•	certificate of incorporation and bylaws;

•	capitalization;

•	authorization of the merger agreement;

•	that the transactions contemplated by the MarketWatch merger will not result in a violation of MarketWatch’s organizational documents, laws or contracts;

•	filings and reports with the Securities and Exchange Commission and financial statements;

•	the absence of material changes or events;

•	undisclosed liabilities;

•	litigation;

•	title to properties and absence of liens;

•	taxes;

•	brokers and other transaction related fees;

•	interested party transactions; and

•	the opinion of MarketWatch’s financial advisor.

The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to carefully read the sections of the merger agreement entitled “Representations and Warranties of Company” and “Representations and Warranties of Parent.”

Pinnacor’s Conduct of Business Before the Completion of the Merger.    Pinnacor agreed that until the earlier of the completion of the merger or the termination of the merger agreement, or unless MarketWatch consents in writing, Pinnacor and its subsidiaries will operate their businesses in the ordinary course and in a manner consistent with past practice and use commercially reasonable efforts to preserve substantially intact their business organization and keep available the services of its current officers, employees and consultants and preserve its relationships with customers, suppliers and others having significant business relations with Pinnacor and its subsidiaries.

Pinnacor also agreed that until the earlier of the completion of the merger or the termination of the merger agreement or unless MarketWatch consents in writing, Pinnacor and its subsidiaries would conduct their businesses in compliance with specific restrictions relating to, among other things, the following:

•	the modification of Pinnacor’s organizational documents;

•	the issuance, sale or other disposition of securities, except for the issuance of shares of Pinnacor common stock issuable pursuant to Pinnacor’s employee stock purchase plan or upon exercise of outstanding Pinnacor stock options or warrants;

•	the disposition or sale of any assets or inventory of Pinnacor or any of its subsidiaries unless in the ordinary course;

•	the acceleration, amendment or change of the period of exercisability of options or restricted stock or authorization of cash payments in exchange for any options;

•	the payment or authorization of dividends or other distributions;

•	the modification of its capital stock structure through splits, combinations, reclassifications, redemptions or repurchases;

•	the acquisition of other entities or assets;

•	the incurrence of indebtedness or the making of loans except for certain categories of indebtedness and loans, in each case in the ordinary course of business;

•	the making of capital expenditures;

•	any increase in the compensation payable to Pinnacor’s officers or employees, other than in the ordinary course in accordance with past practices, to employees who are not vice-president level or higher level employees, any grant of bonus, severance or termination pay, any entering into employment or severance agreements with any director, officer or other employee or any amendment of existing employment arrangements or entering into various new employment arrangements;

•	the taking of any actions that result in changes in accounting principles and procedures;

•	the making of material tax election inconsistent with past practices or the settling of tax liabilities;

•	the payment, discharge or satisfaction of claims, liabilities or obligations, other than in the ordinary course of business and consistent with past practices if reserved against on Pinnacor’s financial statements;

•	the waiver, modification or release of any confidentiality agreements;

•	the taking of any action that could reasonably be expected to delay the consummation, or otherwise adversely affect, the transactions contemplated by the merger agreement;

•	the revaluation of Pinnacor’s assets;

•	the ability to liquidate or dissolve;

•	the adoption of any plans or devices that have anti-takeover effects;

•	the modification of Pinnacor’s stockholders rights plan to allow entities other than MarketWatch or Holdco to acquire more than 15% of Pinnacor’s common stock;

•	the sale or acceleration of accounts receivable or any accrual of liabilities not in the ordinary course or the writing off of any notes or accounts receivable or portions thereof as uncollectible;

•	discharge any lien or pay any obligation or liability other than current liabilities;

•	the making of any gifts or the sale, transfer or exchange of any property for less than fair market value;

•	the making of any cash expenditures other than in the ordinary course, relating to the implementation of the merger agreement, including the payment of transaction expenses, the payment of director and officer insurance policies or the settlement of claims in the ordinary course;

•	the taking of any action relating to, or otherwise agreeing in writing to do, any of the above things; and

•	any actions that would make Pinnacor’s representations and warranties materially untrue.

The agreements related to the conduct of Pinnacor’s business in the merger agreement are complicated and not easily summarized. You are urged to carefully read the section of the merger agreement entitled “Conduct of Business Pending the Mergers.”

MarketWatch’s Conduct of Business Before the Completion of the Merger.    MarketWatch agreed that, until the earlier of the completion of the merger or the termination of the merger agreement or unless Pinnacor consents in writing, MarketWatch and its subsidiaries would conduct their businesses in compliance with specific restrictions relating to, among other things, the following:

•	the modification of MarketWatch’s organizational documents;

•	the taking of any action that could reasonably be expected to delay the consummation, or otherwise adversely affect, the transactions contemplated by the merger agreement;

•	the payment or authorization of dividends or other distributions;

•	the modification of its capital stock structure through splits, combinations, reclassifications, redemptions or repurchases;

•	the ability to liquidate or dissolve;

•	the taking of any action relating to, or otherwise agreeing in writing to do, any of the above things; and

•	any actions that would make MarketWatch’s representations and warranties materially untrue.

The agreements related to the conduct of MarketWatch’s business in the merger agreement are complicated and not easily summarized. You are urged to carefully read the section of the merger agreement entitled “Conduct of Business by the Parent or Holdco Pending the Mergers.”

No Other Negotiations Involving Pinnacor.    Until the merger is completed or the merger agreement is terminated, Pinnacor has agreed that it (and other related entities or individuals of Pinnacor) will not, directly or indirectly:

•	initiate, solicit, knowingly encourage or otherwise take any action to facilitate any inquiries or the making of a proposal relating to any alternative transaction, as defined below, or that may reasonably be expected to lead to any alternative transaction;

•	enter into any discussions or negotiations regarding any alternative transaction; or

•	agree to or endorse an alternative transaction.

Pinnacor has agreed to notify MarketWatch of any of the following:

•	all relevant terms of any inquiries and proposals mentioned in the first bullet of this “No Other Negotiations Involving Pinnacor” section;

•	copies of such written inquiries or proposals;

•	updates on any material changes to such inquiries or proposals;

•	any request received by Pinnacor for nonpublic information that Pinnacor reasonably believes would lead to an alternative transaction;

•	any request for an alternative transaction;

•	any inquiry received by Pinnacor with respect to, or which Pinnacor reasonably believes would lead to, an alternative transaction;

•	the identity of the person or group making any such request, alternative transaction or inquiry; and

•	updates as to any material changes with respect to any such request, alternative transaction or inquiry.

However, Pinnacor may furnish information, enter into a confidentiality agreement with or enter into discussions or negotiations with, any person or entity in response to an unsolicited bona fide written proposal by the person or group relating to an alternative transaction if:

•	Pinnacor’s board of directors determines in good faith, after consultation with and taking into account advice of its outside legal counsel, that the action is necessary for Pinnacor’s directors to comply with their fiduciary duties under applicable law;

•	Pinnacor’s board of directors believes that the alternative transaction is a superior proposal, as defined below, or may reasonably be expected to result in a superior proposal; and

•	prior to furnishing information or entering into discussions or negotiations with, any person or entity, Pinnacor:

•	provides written notice to MarketWatch that it is doing so; and

•	Pinnacor receives from such person or entity an executed confidentiality agreement on terms no less favorable than those contained in the confidentiality and exclusivity agreement between MarketWatch and Pinnacor dated May 1, 2003, as amended.

Further, in the event an alternative transaction constitutes a superior proposal, Pinnacor may withdraw, qualify, modify or propose to withdraw, qualify or modify its recommendation of the Pinnacor merger, or approve or recommend, or propose to approve or recommend an alternative transaction. In addition, Pinnacor is permitted to comply with Rule 14e-2 of the Securities Exchange Act of 1934 with regard to an alternative transaction.

Pinnacor has agreed to provide MarketWatch with at least 48 hours prior written notice, or such lesser prior written notice as provided to the members of Pinnacor’s board of directors, but in no event less than eight hours, of any meeting of Pinnacor’s board of directors at which Pinnacor’s board of directors is reasonably expected to consider a superior proposal, and to provide MarketWatch with at least five business days prior written notice, or such lesser prior notice as provided to the members of Pinnacor’s board of directors, but in no event less than 48 hours, of a meeting of Pinnacor’s board of directors at which Pinnacor’s board of directors is reasonably expected to recommend a superior proposal to its stockholders.

Pinnacor may enter into an agreement for a superior proposal so long as it has given MarketWatch the notices described in the paragraph above, and if after that time, MarketWatch proposes to amend the terms of the merger agreement, the board of directors of Pinnacor considers MarketWatch’s revised proposal and then provides MarketWatch with written notice, at least 24 hours before entering into an alternative transaction, reconfirming its view that the alternative transaction is a superior proposal to MarketWatch’s amended proposal to the merger agreement.

An “alternative transaction” means:

•	any transaction involving Pinnacor, where a third party seeks to acquire more than 15% of the outstanding equity securities of Pinnacor, whether from Pinnacor, pursuant to a tender offer or exchange offer, or otherwise;

•	any merger or other business combination where a third party would acquire more than 15% of the outstanding equity securities of Pinnacor or the resulting entity from such business combination;

•	any other transaction where a third party acquires control of all or substantially all of the assets of Pinnacor;

•	the adoption by Pinnacor of a plan of liquidation, a declaration of an extraordinary dividend, a recapitalization or other type of transaction that would involve either a change in Pinnacor’s outstanding capital stock or a distribution of assets of any kind to Pinnacor’s stockholders; or

•	the repurchase by Pinnacor of shares of its capital stock representing at least 15% or more of the aggregate voting power of all voting securities of Pinnacor.

A superior proposal means an unsolicited bona fide written proposal made by a third party relating to an alternative transaction on terms that Pinnacor’s board of directors believes, after consultation with and taking into account advice of its financial advisor and outside legal counsel, to be more favorable to Pinnacor’s stockholders than the Pinnacor merger, and where:

•	any amount of financing, to the extent required, is then reasonably certain of being obtained on a timely basis;

•	there is no condition to closing such alternative transaction relating to the performance or completion of due diligence with respect to Pinnacor by such third party; and

•	the alternative transaction is for more than 50% of the voting power of Pinnacor’s voting securities then outstanding, or all or substantially all of the assets of Pinnacor and its subsidiaries, taken as a whole.

Recommendations of the Boards of Directors.    MarketWatch and Pinnacor have each agreed to include in this joint proxy statement-prospectus the recommendations of their boards of directors to their respective stockholders concerning the adoption of the merger agreement or approval of the issuance of stock pursuant to the merger agreement, as the case may be. Notwithstanding this, the parties have agreed that nothing in the merger agreement will prevent the board of directors of Pinnacor from withdrawing the recommendation after terminating the merger agreement in the case of a superior proposal if the board of directors of Pinnacor determines, after consultation with and taking into account advice from outside legal counsel, that it is necessary, in order to comply with the board’s fiduciary duties under applicable law, to recommend the superior proposal to Pinnacor’s stockholders.

Access to Information.    MarketWatch and Pinnacor have each agreed to afford each other and their employees and representatives with reasonable access to their properties, books and records until the closing date.

Consents and Antitrust Filings.    Each of MarketWatch and Pinnacor has agreed to use all commercially reasonable efforts to:

•	obtain all consents, waivers, approvals, authorizations or orders, including all rulings, decisions or approvals by governmental agencies required to be obtained or made in connection with the merger agreement and the consummation of the transactions contemplated in the merger agreement; and

•	make all necessary filings, including those required under the HSR Act, required in connection with the authorization, execution and delivery of the merger agreement and the consummation of the transactions contemplated in the merger agreement.

In addition, MarketWatch and Pinnacor have agreed to take or omit to take such action as the other party reasonably requests to cause the parties to obtain any consents, waivers, approvals, authorizations or orders, agreeing to sell or otherwise dispose of assets, categories of assets or businesses of MarketWatch or Pinnacor or their respective subsidiaries, and to enter into agreements with the relevant governmental antitrust entity giving effect to those dispositions. However, neither party is obligated to take or omit to take any action (including the expenditure of funds or agreeing to sell assets):

•	that is to be effective prior to the closing of the merger; or

•	that would or could reasonably be expected to have, in the good faith opinion of the party affected, a material adverse effect on MarketWatch, Pinnacor, or their respective subsidiaries, taken as a whole, after the closing of the merger.

Notice of Certain Matters.    Each of MarketWatch and Pinnacor has agreed to promptly notify each other of:

•	the occurrence or non-occurrence of any event that would likely cause any representation or warranty in the merger agreement to be materially untrue or inaccurate; and

•	the failure by either of them to materially comply with or satisfy any covenant, condition or agreement in the merger agreement.

Further Assurances; Tax Treatment.    Each of MarketWatch and Pinnacor has agreed to:

•	use all commercially reasonable efforts to take all actions and do all things necessary, proper or advisable to consummate the transactions contemplated by the merger agreement;

•	use commercially reasonable efforts to cause either (i) each of the Pinnacor merger and the MarketWatch merger, taken together with any subsequent mergers of Holdco, MarketWatch and Pinnacor, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the regulations promulgated thereunder, or (ii) in the absence of subsequent mergers of Holdco, MarketWatch and Pinnacor, (A) the Pinnacor merger and the MarketWatch merger, taken together, to qualify as an exchange described in Section 351 of the Code and the regulations promulgated thereunder, and (B) the MarketWatch merger to qualify as a “reorganization” within the meaning of Section 368 of the Code and the regulations promulgated thereunder, and each of MarketWatch and Pinnacor has further agreed not to (both before and after consummation of the mergers) take any actions which could reasonably be expected to prevent such qualifications; and

•	cooperate with each other in obtaining the opinions of Morrison & Foerster LLP and Skadden, Arps, Slate, Meagher & Flom LLP.

Public Announcements.    Each of MarketWatch and Pinnacor has agreed to consult with each other before issuing any press release with respect to the merger or the merger agreement and has agreed not to issue such press release or make any public statement without the prior written consent of the other party.

Financial Statements; Audit.    Each of MarketWatch and Pinnacor have agreed that:

•	prior to the closing of the merger, Pinnacor has agreed to deliver to MarketWatch as soon as practicable, for each successive monthly period ending after June 30, 2003, an unaudited consolidated monthly balance sheet and related monthly statements of income, stockholders’ equity and changes in financial position of Pinnacor that are complete, accurate and correct and present fairly, in all material respects, the financial condition of Pinnacor, and which shall be in accordance with U.S. generally accepted accounting principles;

•	prior to the closing of the merger, Pinnacor has agreed to deliver to MarketWatch, as soon as practicable, for each successive monthly period after June 30, 2003, a true and correct summary of all accounts receivable of Pinnacor as at the end of such monthly period; and

•	upon request of MarketWatch, Pinnacor has agreed to use its commercially reasonable efforts to deliver to MarketWatch an audited balance sheet of Pinnacor as of September 30, 2003 accompanied by an audit report of Deloitte & Touche LLP as soon as is practicable, but in no event later than December 31, 2003.

Listing of Shares of Holdco Common Stock.    Holdco will use reasonable best efforts to cause the shares of Holdco common stock to be issued in connection with the merger to be approved for listing on the Nasdaq National Market, subject to official notice of issuance, before the completion of the merger. The proposed ticker symbol for Holdco common stock is “MKTW,” the same ticker symbol currently used by MarketWatch.

Form S-8.    Holdco will file a registration statement on Form S-8 for the shares of Holdco common stock issuable with respect to options under the stock option plans and purchase rights under the employee stock purchase plans of MarketWatch and Pinnacor and will use all commercially reasonable efforts to maintain the effectiveness of the Form S-8 prospectus for as long as any of the options under the stock option plans and rights to purchase stock under the purchase plans remain outstanding.

Conveyance Taxes.    MarketWatch and Pinnacor have agreed to cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable relating to the transactions contemplated by the merger agreement that are required or permitted to be filed on or before the closing of the merger.

Indemnification and Directors and Officers Insurance.    Holdco agreed to honor the obligations of Pinnacor pursuant to indemnification agreements between Pinnacor and its officers, directors and employees entered into before the completion of the Pinnacor merger. Holdco also agreed for five years after the completion of the Pinnacor merger to indemnify Pinnacor’s officers, directors and employees before the closing to the extent of the indemnification provisions included in Pinnacor’s current certificate of incorporation and bylaws. In addition, for five years after the completion of the Pinnacor merger, Holdco has agreed to maintain the same directors and officers’ liability insurance maintained on the date of the merger agreement by Pinnacor covering those directors and officers of Pinnacor who had been covered by such insurance at the time the merger agreement was executed, or, in the alternative, Holdco has agreed to maintain run-off or tail policies or endorsement policies providing coverage on substantially the same terms and conditions, for claims arising out of acts or conduct occurring on or prior to the completion of the Pinnacor merger and asserted within five years after the completion of the Pinnacor merger. However, Holdco is not required to pay, on an annual basis, more than 150% of the current annual premium paid by Pinnacor for that insurance, and if such insurance would exceed more than 150% of the current premium paid by Pinnacor, Holdco is required to purchase the maximum coverage possible for such amount.

Termination of Pinnacor Employee Benefit Plans.    Pinnacor agreed, immediately prior to the closing of the merger, to terminate any one or more of Pinnacor’s employee plans, as specified by MarketWatch. To facilitate the transition of Pinnacor employees to MarketWatch’s 401(k) plan, MarketWatch can direct Pinnacor to terminate its 401(k) plan prior to the closing of the merger.

Employee Matters.    Holdco has agreed to provide compensation (including base salary, commission and incentive compensation opportunities), and employee benefits to Pinnacor employees (including severance benefits) that are no less favorable in the aggregate than those provided by Pinnacor immediately prior to the closing of the merger, from the closing of the merger through December 31, 2003. After that time the Pinnacor employees will receive compensation and employee benefits under Holdco’s then-current policies, plans and programs. Eligible Pinnacor employees will receive a pro rata portion of his or her incentive bonus based on the achievement of specified corporate and individual performance targets based on the number of days during 2003 when such employee is employed by Pinnacor.

With respect to the Holdco employee benefit plans, Pinnacor employees will be credited with their prior employment service with Pinnacor except for purposes of determining eligibility and vesting under MarketWatch’s 401(k) plan. Holdco (or an affiliate) has agreed to assume responsibility for making COBRA healthcare continuation coverage available to eligible current and former Pinnacor employees and their beneficiaries.

As soon as possible after completion of the business combination, Holdco intends to restructure certain business operations of Pinnacor, with such activities involving the formulation of a detailed integration plan. The plan is anticipated to contain potential involuntary employee terminations, but management cannot reasonably anticipate its restructuring plans at this time, or estimate the impact the restructuring will have on the employees of either MarketWatch or Pinnacor.

Section 16 Matters.    The merger agreement also provides that MarketWatch and Pinnacor will take commercially reasonable efforts to approve in advance in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and the Skadden, Arps, Slate, Meagher & Flom LLP Securities Exchange Commission No-Action Letter (dated January 12, 1999) the transactions contemplated by the merger agreement with respect to each officer and director of MarketWatch and Pinnacor who is subject to Section 16 of the Exchange Act.

Conditions to the Completion of the Merger.    The obligations of MarketWatch and Pinnacor to complete the merger are subject to the satisfaction or waiver (where permissible) of each of the following conditions before the completion of the merger:

•	the registration statement of which this joint proxy statement-prospectus forms a part is declared effective, no stop order suspending its effectiveness is issued by the Securities and Exchange Commission and no proceeding for suspension of its effectiveness is initiated by the Securities and Exchange Commission;

•	no order, injunction, statue, rule or regulation is issued, enacted or effective that has the effect of making the merger illegal or otherwise prohibiting the completion of the merger;

•	the tax opinions described in “The Merger—Material United States Federal Income Tax Consequences of the Merger” are delivered by Skadden, Arps, Slate, Meagher & Flom LLP and Morrison & Foerster LLP to Pinnacor and MarketWatch, respectively;

•	the waiting period, and any extension thereof, applicable to the completion of the merger under the HSR Act or under any other foreign antitrust or combination law and any material filing, consent, approval or authorization legally required has expired, or was terminated or obtained, as applicable;

•	the merger agreement, the MarketWatch merger, the Pinnacor merger and the issuance of shares of Holdco common stock in the Pinnacor merger are approved by the requisite affirmative vote of the stockholders of Pinnacor and MarketWatch, as applicable; and

•	the Holdco common stock to be issued in the merger is authorized for quotation on the Nasdaq National Market.

MarketWatch’s obligations to complete the MarketWatch merger and the issuance of shares of Holdco common stock in the Pinnacor merger are subject to the satisfaction or waiver of each of the following additional conditions before the completion of the merger:

•	Pinnacor’s representations and warranties are true and correct as of the closing of the merger, except for those representations and warranties that address matters only as of a particular date which must be true and correct as of that date, and except to the extent that the failure of the representations and warranties to be so true and correct as of the closing of the merger would not have, individually or in the aggregate, a material adverse effect on Pinnacor and its subsidiaries;

•	Pinnacor has performed or complied in all material respects with all of its agreements and covenants required by the merger agreement to be performed or complied with by Pinnacor at or before the closing of the merger;

•	prior to the closing of the merger, Pinnacor has provided written notices to the holders of Pinnacor’s warrants issued in connection with Pinnacor’s acquisition of Stockpoint, Inc. so that Holdco is not required to assume those warrants; and

•	since the date of the merger agreement, there has been no material adverse effect on Pinnacor and its subsidiaries.

Pinnacor’s obligations to complete the Pinnacor merger are subject to the satisfaction or waiver of each of the following additional conditions before the completion of the Pinnacor merger:

•	MarketWatch’s representations and warranties are true and correct as of the closing of the merger, except for those representations and warranties that address matters only as of a particular date which must be true and correct as of that date, and except to the extent that the failure of the representations and warranties to be so true and correct as of the closing of the merger would not have, individually or in the aggregate, a material adverse effect on MarketWatch and its subsidiaries;

•	MarketWatch has performed or complied in all material respects with all of its agreements and covenants required by the merger agreement to be performed or complied with by MarketWatch at or before the closing of the merger; and

•	since the date of the merger agreement, there has been no material adverse effect on MarketWatch and its subsidiaries.

Termination of the Merger Agreement.    The merger agreement may be terminated at any time prior to the completion of the merger, whether before or after the approval and adoption of the merger agreement, by the respective boards of Pinnacor and MarketWatch:

•	by mutual written consent of MarketWatch and Pinnacor;

•	by MarketWatch or Pinnacor, if the merger has not been completed on or before March 31, 2004, except that this right to terminate the merger agreement is not available to any party whose willful failure to fulfill its obligations under the merger agreement was the cause of the merger not being consummated on or before that date;

•	by MarketWatch or Pinnacor, if a court or governmental authority has issued any order, decree or ruling that is final and nonappealable preventing the consummation of the merger, except that this right to terminate the merger agreement is not available to any party that has failed to comply with its obligations to obtain the necessary consents and take the necessary actions to consummate the merger;

•	by MarketWatch or Pinnacor, if the merger agreement has failed to receive the requisite vote for adoption at Pinnacor’s special meeting of stockholders; provided that this right to terminate is not available to Pinnacor where the failure to obtain the requisite vote was caused by or related to Pinnacor’s willful breach of the merger agreement; or

•	by MarketWatch or Pinnacor, if the merger agreement and approval of the issuance of shares of Holdco common stock to the Pinnacor stockholders in the Pinnacor merger has failed to receive the requisite vote at MarketWatch’s special meeting of stockholders; provided that this right to terminate the merger agreement is not available to MarketWatch where the failure to obtain such requisite vote shall have been caused by or related to MarketWatch’s willful breach of the merger agreement.

Furthermore, MarketWatch may terminate the merger agreement if any of the following occurs:

•	Pinnacor’s board of directors withholds, withdraws, modifies or changes its recommendation in a manner adverse to MarketWatch or resolves to do so;

•	Pinnacor’s board of directors endorses, approves or recommends any alternative transaction to the merger agreement, or resolves to do so;

•	Pinnacor fails to include in this joint proxy statement-prospectus its recommendation of the Pinnacor merger;

•	a tender offer or exchange offer for 15% or more of the outstanding shares of Pinnacor common stock has commenced, and the board of directors of Pinnacor has not recommended rejection of the tender offer or exchange offer by its stockholders within ten business days of its commencement;

•	the registration statement of which this joint proxy statement-prospectus is a part is declared effective (and Pinnacor can give adequate notice for a special meeting of stockholders thereafter) and Pinnacor fails to hold its special meeting of stockholders to approve the Pinnacor merger before March 31, 2004; or

•	upon a breach by Pinnacor of any of its representations, warranties or covenants in the merger agreement, or if any of Pinnacor’s representations or warranties has become untrue, but only if the corresponding condition to the completion of the Pinnacor merger would not be met, and the breach cannot be cured or was not cured within 30 days of the breach.

Furthermore, Pinnacor may terminate the merger agreement if any of the following occurs:

•	the board of directors of Pinnacor authorizes Pinnacor to enter into a binding written agreement concerning a transaction that constitutes a superior proposal, and Pinnacor has complied with its obligations under the merger agreement with respect to a competing transaction; or

•	upon a breach by MarketWatch of any of its representations, warranties or covenants in the merger agreement, or if any of MarketWatch’s representations or warranties has become untrue, but only if the corresponding condition to the completion of the merger would not be met, and the breach cannot be cured or was not cured within 30 days of the breach.

Expenses.    Except as described below, each party has agreed to pay all expenses it incurs in connection with the merger, whether or not the transaction is completed.

Pinnacor is required to pay MarketWatch an amount equal to reasonable actual out-of-pocket costs and expenses in connection with the merger transaction up to $1.5 million, within two business days after the termination of the merger agreement if the merger agreement is terminated:

•	by MarketWatch or Pinnacor, if the merger has not been completed on or before March 31, 2004 because Pinnacor’s condition relating to its representations or warranties was not met as of that date;

•	by MarketWatch or Pinnacor, if the merger agreement has failed to receive the requisite vote for adoption at Pinnacor’s special meeting of stockholders; provided that this right to terminate is not available to Pinnacor where the failure to obtain the requisite vote was caused by or related to Pinnacor’s willful breach of the merger agreement;

•	by MarketWatch, if:

•	Pinnacor’s board of directors withholds, withdraws, modifies or changes its recommendation in a manner adverse to MarketWatch or resolves to do so;

•	Pinnacor’s board of directors endorses, approves or recommends any alternative transaction to the merger agreement, or resolves to do so;

•	Pinnacor fails to include in this joint proxy statement-prospectus its recommendation of the Pinnacor merger;

•	a tender offer or exchange offer for 15% or more of the outstanding shares of Pinnacor common stock has commenced, and Pinnacor’s board of directors has not recommended rejection of the tender offer or exchange offer by its stockholders within ten business days of its commencement;

•	the registration statement of which this joint proxy statement-prospectus forms a part is declared effective (and Pinnacor can give adequate notice for a special meeting of stockholders thereafter) and Pinnacor fails to hold its special meeting of stockholders to approve the Pinnacor merger before March 31, 2004; or

•	upon a breach by Pinnacor of any of its representations, warranties or covenants in the merger agreement, or if any of Pinnacor’s representations or warranties has become untrue, but only if the corresponding condition to the completion of the Pinnacor merger would not be met, and the breach cannot be cured or was not cured within 30 days after the breach.

•	by Pinnacor, if the board of directors of Pinnacor authorizes Pinnacor to enter into a binding written agreement concerning a transaction that constitutes a superior proposal, and Pinnacor has complied with its obligations under the merger agreement with respect to a competing transaction.

MarketWatch is required to pay Pinnacor an amount equal to reasonable actual out-of-pocket costs and expenses in connection with the merger transaction up to $1.5 million, within two business days after the termination of the merger agreement if the merger agreement is terminated:

•	by MarketWatch or Pinnacor, if the merger is not completed on or before March 31, 2004 because MarketWatch’s condition relating to its representations or warranties was not met as of that date;

•	by MarketWatch or Pinnacor, if the adoption of the merger agreement and approval of the issuance of shares of Holdco common stock to the Pinnacor stockholders in the Pinnacor merger have failed to receive the requisite vote at MarketWatch’s special meeting of stockholders; provided that this right to terminate the merger agreement is not available to MarketWatch where the failure to obtain such requisite vote shall have been caused by or related to MarketWatch’s willful breach of the merger agreement; or

•	by Pinnacor, upon a breach by MarketWatch of any of its representations, warranties or covenants in the merger agreement or if any of MarketWatch’s representations or warranties have become untrue, but only if the corresponding condition to the completion of the merger would not be met, and the breach cannot be cured or was not cured within 30 days after the breach.

Termination Fee.    Pinnacor is also required to pay MarketWatch a termination fee in the amount of $3.0 million if the merger agreement is terminated:

•	by MarketWatch or Pinnacor, if the merger agreement fails to receive the requisite vote for adoption at Pinnacor’s special meeting of stockholders, and certain other conditions relating to a third-party alternative transaction to the merger described in this joint proxy statement-prospectus, as more fully described in the merger agreement, are met;

•	by MarketWatch, if any of the following has occurred:

•	Pinnacor’s board of directors withholds, withdraws, modifies or changes its recommendation in a manner adverse to MarketWatch or resolves to do so;

•	Pinnacor’s board of directors endorses, approves or recommends any alternative transaction to the merger agreement, or resolves to do so;

•	Pinnacor fails to include in this joint proxy statement-prospectus its recommendation of the Pinnacor merger;

•	a tender offer or exchange offer for 15% or more of the outstanding shares of Pinnacor common stock has commenced, and the board of directors of Pinnacor has not recommended rejection of the tender offer or exchange offer by its stockholders within ten business days of its commencement; or

•	the registration statement of which this joint proxy statement-prospectus forms a part is declared effective (and Pinnacor can give adequate notice for a special meeting of stockholders thereafter) and Pinnacor fails to hold its special meeting of stockholders to approve the Pinnacor merger before March 31, 2004; or

•	by Pinnacor, if the board of directors of Pinnacor authorizes Pinnacor to enter into a binding written agreement concerning a transaction that constitutes a superior proposal, and Pinnacor complies with its obligations under the merger agreement with respect to a competing transaction.

Extension, Waiver and Amendment of the Merger Agreement.    Pinnacor and MarketWatch may amend the merger agreement at any time prior to the closing of the merger. However, after the adoption of the merger agreement by the Pinnacor stockholders, Pinnacor and MarketWatch may not amend the merger agreement if the amendment by law would require further approval by Pinnacor’s stockholders.

At any time prior to the closing of the merger, Pinnacor or MarketWatch may extend the time for performance of any obligation or other act of the other party, waive any inaccuracy in the representations and warranties in the merger agreement or waive compliance by the other party with any agreement or condition contained in the merger agreement.

VOTING AGREEMENTS WITH PINNACOR STOCKHOLDERS

In connection with the execution and delivery of the merger agreement, MarketWatch entered into voting agreements with certain significant stockholders, executive officers and directors of Pinnacor and their affiliates. MarketWatch obtained customary voting agreements from those stockholders, executive officers and directors of Pinnacor and their affiliates who held significant numbers of shares of Pinnacor common stock in order to assure itself of a level of support from a significant portion of Pinnacor stockholders who would be required to approve the proposed transaction, and given the profile and status of these stockholders, provide an indicator to the market of their favorable view of the proposed merger. Based on their knowledge of MarketWatch and the proposed terms and conditions of the merger, these Pinnacor stockholders determined to support the proposed merger in this manner and, in light of the customary terms of the voting agreements, executed the voting agreements.

Prior to the expiration date of the voting agreements, at every meeting of Pinnacor’s stockholders called with respect to any of the following, and at every postponement or adjournment of such meeting, and on every action or approval by written consent of Pinnacor’s stockholders with respect to any of the following, the signatories to the voting agreements agree to vote his or its shares of Pinnacor common stock and, to the extent applicable, cause holders of record of such shares of Pinnacor common stock to vote:

•	in favor of approval of the merger agreement, the Pinnacor merger, the transactions contemplated by the Pinnacor merger and any matter that could reasonably be expected to facilitate the Pinnacor merger;

•	in favor of any alternative structure as may be agreed upon by MarketWatch and Pinnacor to effect the Pinnacor merger; provided that such alternative structure is on terms in the aggregate no less favorable to Pinnacor’s stockholders than the terms of the Pinnacor merger set forth in the merger agreement; and

•	against the consummation of any alternative transaction (other than any alternative structure proposed in the second bullet point above).

Pursuant to the terms of the voting agreements, each signatory to the agreement agreed not to, among other things:

•	transfer, sell, assign, give, exchange or pledge, or otherwise dispose of or encumber the shares of Pinnacor common stock owned on the date the voting agreements were entered into or acquired after such date;

•	deposit any shares of Pinnacor common stock into a voting trust or enter into any other voting agreement or arrangement with respect to such stock or grant any other proxy or power of attorney with respect to such stock, in each case, in a manner that conflicts or may conflict with the signatory’s obligations under the respective voting agreement; or

•	enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer, exchange or other disposition or transfer of any interest in or the voting of any shares of Pinnacor common stock, in each case, in a manner that conflicts or may conflict with the signatory’s obligations under the respective voting agreement.

In connection with the voting agreements, each signatory also delivered to MarketWatch an irrevocable proxy with respect to his or its shares of Pinnacor common stock subject to the respective voting agreement, allowing MarketWatch’s Chief Executive Officer, Chief Financial Officer and/or General Counsel, or their substitutes, to vote in favor of the matters set forth above. The irrevocable proxies will automatically terminate upon the valid termination of the voting agreements.

The voting agreements terminate upon the earlier to occur of the completion of the merger and the termination of the merger agreement in accordance with its terms.

The persons and entities that entered into the voting agreements are General Atlantic Partners 69, L.P., GAP Coinvestment Partners II, L.P., GapStar, LLC, RRE Ventures II L.P., RRE Ventures Fund II L.P., Kevin Clark, David Hodgson, Kirk Loevner, David Obstler, James D. Robinson and William Staib. Each of the voting agreements has the exact same terms and conditions except for the names of the parties to the agreements and the number of shares of Pinnacor common stock subject to the voting agreements.

VOTING AND WAIVER AGREEMENT WITH CBS AND PEARSON

In connection with the execution and delivery of the merger agreement, Pinnacor, MarketWatch, CBS and Pearson entered into a voting and waiver agreement on July 22, 2003, which was subsequently amended on December 15, 2003.

Pinnacor sought assurances from CBS and Pearson that they would both vote in favor of the proposed merger and waive their participation rights to maintain a percentage ownership in Holdco comparable to their current percentage ownership in MarketWatch. Given the composition of MarketWatch’s stockholder base, the approval of these two stockholders provided significant assurances that the proposed merger would be approved by MarketWatch’s stockholders. The waiver of the participation rights of each of CBS and Pearson pursuant to the execution of the voting and waiver agreement also assured that the Pinnacor stockholders and other MarketWatch stockholders would not be further diluted as a result of the merger.

Each of CBS and Pearson agreed to, prior to the expiration of the voting and waiver agreement, at every meeting of MarketWatch’s stockholders called with respect to any of the following, and at every postponement or adjournment of such meeting, and on every action or approval by written consent of MarketWatch’s stockholders with respect to any of the following, vote their shares of MarketWatch common stock, and, to the extent applicable, cause holders of record of such shares of MarketWatch common stock to vote in favor of approval of the merger agreement, the MarketWatch merger and the issuance of shares of Holdco common stock in the Pinnacor merger. CBS and Pearson have reserved the right to transfer their shares to a non-affiliated party who would not be required to vote in favor of the merger. In the course of negotiations, CBS and Pearson were willing to agree to vote in favor of the proposed merger and forego their participation rights, but each of CBS and Pearson insisted that they reserve their right to freely transfer their shares. While neither expressed any present desire or plan to transfer their shares of MarketWatch common stock, both wanted to preserve their limited ability to make investment decisions regarding their shares.

The voting and waiver agreement terminates upon the earliest to occur of (i) the completion of the merger, (ii) the termination of the merger agreement in accordance with its terms, (iii) March 31, 2004, or (iv) with respect to any MarketWatch common stock held by either of CBS or Pearson sold, transferred or otherwise disposed of to any person or entity other than, with respect to CBS, a controlled affiliate of Viacom Inc., and with respect to Pearson, a controlled affiliate of Pearson plc, at the time of effectiveness of such sale, transfer or disposition.

In connection with the voting and waiver agreement, each of CBS and Pearson delivered to Pinnacor an irrevocable proxy with respect to its shares of MarketWatch common stock subject to the voting and waiver agreement, allowing Pinnacor’s Chief Executive Officer and/or Chief Financial Officer, or their substitutes, to vote in favor of the matters set forth above. The irrevocable proxies will automatically terminate upon the valid termination of the voting and waiver agreement.

Furthermore, each of CBS and Pearson agreed that the transactions contemplated by the merger agreement will not trigger any of the participation rights they have in connection with a stockholders’ agreement they previously entered into with MarketWatch and each of them irrevocably waived any participation rights pursuant to the stockholders’ agreement. Each of CBS and Pearson also agreed that the conversion of MarketWatch common stock into shares of Holdco common stock in connection with the MarketWatch merger is not a “transfer” for purposes of, and shall not trigger any right of first refusal pursuant to, the stockholders’ agreement.

AFFILIATE AGREEMENTS WITH PINNACOR STOCKHOLDERS

In connection with the execution and delivery of the merger agreement, MarketWatch entered into affiliate agreements with certain significant stockholders, executive officers and directors of Pinnacor and their affiliates. Each of the affiliate agreements has the exact same terms and conditions except for the names of the parties to the agreements. Pursuant to the terms of the affiliate agreements, Holdco will be entitled to place appropriate legends on the certificates evidencing any Holdco common stock to be received by the signatories to the affiliate agreements in connection with the Pinnacor merger. Further, the signatories to the affiliate agreements also acknowledged the resale restrictions imposed by Rule 145 under the Securities Act of 1933, as amended, on shares of Holdco common stock to be received by them in the Pinnacor merger.

The persons and entities that entered into the affiliate agreements are General Atlantic Partners 69, L.P., GAP Coinvestment Partners II, L.P., GapStar, LLC, RRE Ventures II L.P., RRE Ventures Fund II L.P., Kevin Clark, James Davis, David Hodgson, Kirk Loevner, David Obstler, James D. Robinson, John Sculley and William Staib.

COMPARISON OF RIGHTS OF HOLDERS OF MARKETWATCH COMMON STOCK,

PINNACOR COMMON STOCK AND HOLDCO COMMON STOCK

This section of the joint proxy statement-prospectus describes the material differences between the rights of holders of MarketWatch common stock, Pinnacor common stock and Holdco common stock to be issued in the merger. While each of MarketWatch and Pinnacor believes that the following chart covers the material differences with respect to the rights of holders of common stock of MarketWatch, Pinnacor and Holdco, this summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents to which we refer for a more complete understanding of the differences among the rights of a stockholder of MarketWatch, Pinnacor and Holdco.

MarketWatch, Pinnacor and Holdco are each incorporated under the laws of the State of Delaware. The rights of their stockholders are governed by Delaware law and by their respective certificates of incorporation and bylaws. If the merger is completed, current Pinnacor stockholders and MarketWatch stockholders will become stockholders of Holdco, and their rights will be governed by Delaware law and the certificate of incorporation and bylaws of Holdco.

The Holdco certificate of incorporation and bylaws to be effective upon the completion of the merger are virtually identical to those currently in place for MarketWatch, and therefore the current rights of MarketWatch stockholders are as described in the table below for Holdco, except that the authorized capital shares of MarketWatch currently consist of 30,000,000 shares of common stock and 5,000,000 shares of preferred stock.

The following table summarizes the differences in the charter documents and other instruments of Holdco and Pinnacor that could materially affect the rights of the Pinnacor stockholders after the completion of the merger:

	Holdco		Pinnacor

Authorized Capital Shares

•	50,000,000 shares of common stock	•	100,000,000 shares of common stock

•	5,000,000 shares of preferred stock	•	20,000,000 shares of preferred stock

Voting Rights

•	One vote for each share held.	•	One vote for each share held.

•	No cumulative voting rights.	•	No cumulative voting rights.

•

Except as otherwise required by law, matters other than the election of directors are decided by the affirmative vote of the holders of a majority of the total number of shares of capital stock entitled to vote present or represented by proxy.

		•	Except as otherwise required by law, matters other than the election of directors are decided by the affirmative vote of the holders of a majority of the total number of shares of capital stock entitled to vote present or represented by proxy and entitled to vote on such question.

		•	“Business combinations” with interested stockholders under certain circumstances require the affirmative vote of at least 80% of the total number of shares of capital stock entitled to vote.

	Holdco		Pinnacor

Number and Election of Directors

•	The board of directors shall consist of one or more directors and the initial number of directors shall be fixed at 12.	•	The number of directors shall not be less than 3 nor more than 13. The number of directors is currently fixed at 7.

•	The number of directors may be changed by resolution of the board of directors.	•	The number of directors may be changed by resolution of the board of directors.

•	Directors are elected by a plurality of the votes of the shares present or represented by proxy at an annual or special meeting of stockholders.	•	Directors are elected by a plurality of the votes of the shares present or represented by proxy at an annual or special meeting of stockholders.

•	The board of directors is not classified. Each director serves until his or her successor is elected at the next annual meeting of stockholders.	•	The board of directors is classified into three classes, each as nearly equal in size as possible, with one class being elected each year. The directors of each class serve a 3 year term and hold office until his or her successor is elected at the annual meeting in the year in which his or her term expires.

Vacancies on the Board of Directors and Removal of Directors

•

Vacancies and newly created directorships resulting from an increase in the authorized number of directors may be filled by the stockholders, by a majority of directors then in office, though less than a quorum, or by a sole remaining director.

		•	A vacancy that results from an increase in the number of directors may be filled by a majority of directors then in office, provided that a quorum is present, and any other vacancy may be filled by a majority of directors then in office, even if less than a quorum.

•	Directors may resign at any time by giving written notice.	•	Directors may resign at any time by giving written notice.

•	Directors may be removed from office at any time, with or without cause, and only by the affirmative vote of a majority of the shares entitled to vote in the election of directors.	•	Directors may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of a majority of the voting power of the issued and outstanding capital stock entitled to vote in the election of directors.

	Holdco		Pinnacor

Amendments to the Certificate of Incorporation

•

Generally, under Delaware law, an amendment to a corporation’s certificate of incorporation requires the approval of the board of directors and the approval of holders of a majority of the outstanding stock entitled to vote on the amendment. The holders of the outstanding shares of a class are entitled to vote as a separate class on a proposed amendment that would increase or decrease the aggregate number of authorized shares of their class, increase or decrease the par value of the shares of their class, or alter or change the powers, preferences or special rights of the shares of their class in a way that affects them adversely.

		•	Pinnacor reserves the right to amend, alter, change or repeal any provision contained in its certificate of incorporation as provided by Delaware law.

•	Holdco reserves the right to amend, alter, change or repeal any provision contained in its certificate of incorporation as provided by Delaware law.	•	However, the affirmative vote of 80% of the outstanding power of the shares of capital stock entitled to vote at an election of directors is necessary to amend the following specific provisions of the certificate of incorporation: Article 5 (number of directors, classification of the board, term of directors, vacancy and removal of directors), Article 8 (requiring the affirmative vote of 80% of stockholders for the approval of business combinations with interested stockholders under certain circumstances), Article 9 (requirements for calling special meetings of stockholders), Article 10 (prohibition of action by written consent of the stockholders), Article 12 (amendments to bylaws) and Article 13 (amendments to the certificate of incorporation).

Amendments to Bylaws

•	Holdco’s bylaws may be adopted, amended, or repealed by the board of directors or by the affirmative vote of a majority of outstanding shares of capital stock entitled to vote.	•	Pinnacor’s board of directors has the power to adopt, amend, alter or repeal Pinnacor’s bylaws by the affirmative vote of at least a majority of the entire board of directors.

		•	Pinnacor’s bylaws also may be adopted, amended, altered or repealed by the affirmative vote of the holders of at least 80% of the voting power of shares of capital stock entitled to vote at an election of directors.

	Holdco		Pinnacor

Action by Written Consent of Stockholders

•

Under Delaware law, unless stated otherwise in the certificate of incorporation, any action which may be taken at an annual meeting or special meeting of stockholders may be taken without a meeting, if a consent in writing is signed by the holders of the outstanding stock having the minimum number of votes necessary to authorize the action at a meeting of stockholders.

		•	The right of stockholders to take action by written consent is specifically denied by Pinnacor’s certificate of incorporation.

•	Holdco’s certificate of incorporation includes no restrictions on action by written consent of stockholders.

Ability to Call Special Meetings of Stockholders

•	Under Delaware law, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in a corporation’s certificate of incorporation or bylaws.	•	Pinnacor’s certificate of incorporation and bylaws provide that special meetings of stockholders may be called by the chairman of the board, the chief executive officer or the board of directors. Pinnacor stockholders may not call a special meeting.
•

Holdco’s bylaws provide that special meetings of stockholders may be called by chairman of the board, a majority of the members of the board of directors, the chief executive officer or by any holder of at least 25% of the Holdco common stock.

Notice of Stockholder Action, Nomination of Directors

•

A stockholder may nominate a director or bring business before an annual meeting of stockholders only after providing notice to the Secretary of Holdco. With certain limited exceptions, such notice must be provided between 60 and 90 days prior to the anniversary of the prior annual meeting.

		•	A stockholder may only bring business before an annual meeting of stockholders after providing notice to the Secretary of Pinnacor. With certain limited exceptions, such notice must be provided between 60 and 90 days prior to the anniversary of the prior annual meeting.

•	Business may only be brought before special meetings of stockholders pursuant to Holdco’s notice of such a meeting.	•	Business may only be brought before special meetings of stockholders if it has been specified in the notice of the meeting given by or at the direction of the board of directors.

•

A stockholder may nominate a director at a special meeting of the stockholders only if notice is first provided to the Secretary of Holdco. Such notice must be provided between 60 days (or, if later, 10 days after notice of the special meeting) and 90 days prior to the special meeting.

		•	Nominations of directors at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors, may be made by the board of directors or by a stockholder after providing notice to the Secretary of Pinnacor. With

	Holdco		Pinnacor

•

A stockholder who holds at least 25% or more of the Holdco common stock may nominate a director or bring business before an annual or special meeting of the stockholders without first providing the notice described above to the Secretary of Holdco.

certain limited exceptions, such notice must be provided between 60 and 90 days prior to the anniversary of the prior annual meeting or, if the nomination is for the election of a director at a special meeting, no later than 10 days after notice of such special meeting was mailed or public disclosure of the special meeting was made, whichever occurs first.

Limitation of Personal Liability of Directors and Officers

•

Holdco’s certificate of incorporation provides that, to the fullest extent permitted by Delaware law, a director or officer of the corporation shall not be personally liable for monetary damages for breach of fiduciary duty as a director or officer.

		•	Pinnacor’s certificate of incorporation contains a substantially identical provision.

Indemnification of Directors and Officers

•	Holdco’s certificate of incorporation indemnifies its agents to the fullest extent permissible under Delaware law.	•	Pinnacor’s certificate of incorporation indemnifies its directors and officers to the fullest extent permissible under Delaware law. This indemnity includes the right to be paid by the corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

•

Holdco’s bylaws authorize it to provide insurance for its directors, officers or agents against any expense, liability or loss, whether or not Holdco would have the power to indemnify such a person against such expense, liability or loss under Delaware law.

		•	Pinnacor’s bylaws authorize it to provide insurance for its directors, officers or agents against any expense, liability or loss, whether or not Pinnacor would have the power to indemnify such a person against such expense, liability or loss under Delaware law.

State Anti-Takeover Statutes

Under the business combination statute of Delaware law, a corporation is prohibited from engaging in any business combination with an interested stockholder who, together with its affiliates or associates, owns, or who is an affiliate or associate of the corporation and within a three-year period did own, 15% or more of the corporation’s voting stock for a three year period following the time the stockholder became an interested stockholder, unless:

•	prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	the interested stockholder owned at least 85% of the voting stock of the corporation, excluding specified shares, upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder; or

•	at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized by the affirmative vote, at an annual or special meeting and not by written consent, of at least 66 2/3% of the outstanding voting shares of the corporation, excluding shares held by that interested stockholder.

A business combination generally includes:

•	mergers, consolidations and sales or other dispositions of 10% or more of the assets of a corporation to or with an interested stockholder;

•	specified transactions resulting in the issuance or transfer to an interested stockholder of any capital stock of the corporation or its subsidiaries; and

•	other transactions resulting in a disproportionate financial benefit to an interested stockholder.

The provisions of the Delaware business combination statute do not apply to a corporation if, subject to certain requirements, the certificate of incorporation or bylaws of the corporation contain a provision expressly electing not to be governed by the provisions of the statute or the corporation does not have voting stock listed on a national securities exchange, authorized for quotation on an inter-dealer quotation system of a registered national securities association or held of record by more than 2,000 stockholders.

Neither MarketWatch nor Pinnacor has adopted any provision in their respective certificate of incorporation to “opt-out” of the Delaware business combination statute. The statute is therefore applicable to business combinations involving either of MarketWatch or Pinnacor. Similarly, Holdco’s certificate of incorporation will not include any provision to “opt-out” of the Delaware business combination statute, and as a result the statute will apply to business combinations involving Holdco.

Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Holdco pursuant to the provisions described in the above section captioned “Comparison of Rights of Holders of MarketWatch Common Stock, Pinnacor Common Stock and Holdco Common Stock” under the subsections captioned “Limitation of Personal Liability of Directors and Officers” and “Indemnification of Directors and Officers,” Holdco has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

MANAGEMENT OF THE COMBINED COMPANY AFTER THE MERGER

Board of Directors of the Combined Company

We have agreed that, after the completion of the merger, Holdco will have eleven directors comprised of (i) the current nine directors of MarketWatch as described below, and (ii) two directors to be nominated by Pinnacor.

The following individuals are currently designated as members of the board of directors of Holdco:

Holdco Board of Directors	Age	Current Directorship
Lawrence S. Kramer	53	Chairman of the Board of Directors of MarketWatch
Peter Glusker	41	MarketWatch Director
Christie Hefner	51	MarketWatch Director
Andrew Heyward	53	MarketWatch Director
Philip Hoffman	45	MarketWatch Director
Robert H. Lessin	48	MarketWatch Director
Zachary Leonard	40	MarketWatch Director
Douglas W. McCormick	54	MarketWatch Director
Jeffrey F. Rayport	43	MarketWatch Director

Mr. Kramer has served as Chief Executive Officer and a member of MarketWatch’s board of directors since October 1997, and is the founder of MarketWatch.com, Inc. On November 15, 1999, Mr. Kramer was elected Chairman of the Board of MarketWatch. From February 1994 until October 1997, Mr. Kramer served as Vice President for News and Sports of Data Broadcasting Corporation. Mr. Kramer has spent more than twenty years in journalism, including serving as a financial reporter, Metro Editor and Assistant Managing Editor of The Washington Post, and most recently serving as Executive Editor of the San Francisco Examiner. He has been a recipient of National Press Club, Gerald E. Loeb and Associated Press Awards. During Mr. Kramer’s tenures at The Washington Post and the San Francisco Examiner, his staffs at each paper won a Pulitzer Prize. Mr. Kramer holds a B.S. degree in Journalism from Syracuse University and an M.B.A. degree from Harvard Business School. Mr. Kramer is a founding board member of the Online Publishers Association.

Mr. Glusker has served as a member of MarketWatch’s board of directors since April 2000. He has served as Senior Vice President of Viacom Interactive Ventures, a division of Viacom Inc. and formerly CBS Internet Group, since February 2000. Prior to this, from November 1999 through February 2000, Mr. Glusker was Managing Partner of The Accelerator Group, LLC. From September 1998 to November 1999, Mr. Glusker was a self-employed consultant. Mr. Glusker holds a B.A. degree from Wesleyan University and an M.B.A. degree from Stanford University.

Ms. Hefner has served as a member of MarketWatch’s board of directors since April 2001. She has served as Chairman of the Board and Chief Executive Officer of Playboy Enterprises, Inc. since November 1988. Ms. Hefner is also Chairman of the Board of Playboy.com. Ms. Hefner serves on the board of directors of the Magazine Publishers Association and Canyon Ranch Health Resorts. Ms. Hefner graduated with a B.A. degree in English and American Literature from Brandeis University.

Mr. Heyward has served as a member of MarketWatch’s board of directors since March 1998. He has served as President of CBS News, a division of CBS Broadcasting Inc., since January 1996. Mr. Heyward holds a B.A. degree in history and literature from Harvard University.

Mr. Hoffman has served as a member of MarketWatch’s board of directors since January 2003. He has served as Pearson’s Executive Vice President and Director of Corporate Finance since January 2002. From May 2000 to December 2001, Mr. Hoffman was Chief Executive Officer of Learning Network Inc., Pearson’s Internet based education business. From January 1999 through December 2000, Mr. Hoffman was President of Pearson Inc. From January 1997 through December 1998, Mr. Hoffman was Executive Vice President and Chief Administrative and Financial Officer of Penguin Group. Mr. Hoffman also serves on the board of Interactive

Data Corporation. Mr. Hoffman is a Certified Public Accountant and licensed attorney in New York and Connecticut and holds J.D. and M.S. degrees from Pace University and a B.S. degree from Fairfield University.

Mr. Lessin has served as a member of MarketWatch’s board of directors since February 1999. He has served as Vice Chairman of Jefferies & Company since October 2002. From October 2001 to October 2002, Mr. Lessin served as Chairman of SoundView Ventures and has served as a consultant to SoundView Ventures since October 2002. Mr. Lessin served as Chairman of SoundView Technology Group, Inc. from April 1998 through October 2001. Mr. Lessin also served as Chief Executive Officer of SoundView Technology Group, Inc. from April 1998 through February 2001. Mr. Lessin serves on the board of iParty Corp. and is the Chairman of the Board of Dawntreader Fund I and Dawntreader Fund II. Mr. Lessin holds a B.A. degree in applied physics and economics from Harvard College and an M.B.A. degree from the Harvard Business School.

Mr. Leonard has served as a member of MarketWatch’s board of directors since September 4, 2003. He is Managing Director, Europe, Middle East & Africa for the Financial Times, a division of Financial Times, Ltd., a wholly owned division of Pearson, plc, since 2002. Prior to this, Mr. Leonard was Chief Operating Officer for FT.com, the Financial Times Web site. He previously launched and managed both FT YourMoney, the personal finance portal, and FTMarketWatch.com, Europe’s leading Web site for private investors, where he was the Chief Executive Officer. He joined Pearson in 1999 following seven years at Fidelity Investments, and with 18 years experience in marketing, electronic commerce and communications in the US and Europe. Mr. Leonard holds a B.A. degree from Harvard University.

Mr. McCormick has served as a member of MarketWatch’s board of directors since December 2003. He has served as Chief Executive Officer of iVillage, Inc. since August 2000, was appointed to iVillage’s board of directors in February 1999, and was elected Chairman in April 2001. From February 1993 to March 1999, Mr. McCormick was President and Chief Executive Officer of Lifetime Television. Prior to Lifetime, Mr. McCormick held executive positions with The Samuel Goldwyn Company, Cable Health Network, Petry Television and KCOP-TV, Los Angeles. He was also the Founder and Chairman of McCormick Media, Inc., a New York-based firm specializing in digital media convergence and emerging digital networks. Mr. McCormick serves as a director on a number of boards of directors, including the Ad Council, the Cancer Research and Treatment Fund, and Agora Media. Mr. McCormick holds an M.B.A. degree from Columbia University.

Dr. Rayport has served as a member of MarketWatch’s board of directors since June 2001. He has served as Chief Executive Officer of Marketspace LLC (a Monitor Group company) since May 1999. Prior to this, Dr. Rayport was a faculty member in the Service Management Unit at Harvard Business School; he joined the School’s faculty in the Marketing Unit in September 1991. Dr. Rayport took a leave of absence from Harvard Business School in September 1998. Dr. Rayport serves on the boards of directors of ValueClick, Inc., a provider of Internet advertising solutions, and GSI Commerce, Inc., a developer and operator of online retailing and direct response marketing businesses, as well as on the boards of several private companies. Dr. Rayport earned an A.B. from Harvard College, an M.Phil. in International Relations at the University of Cambridge, an A.M. in the History of American Civilization and a Ph.D. in Business History at Harvard University.

Committees of the Board of Directors of the Combined Company

Upon the completion of the merger, the board of directors of the combined company initially will have the same committees as MarketWatch currently has, including:

•	an audit committee, which will initially be comprised of the current members of the audit committee of the board of directors of MarketWatch;

•	a compensation committee, which will initially be comprised of the current members of the compensation committee of the board of directors of MarketWatch; and

•	a nominating committee, which will initially be comprised of the current members of the nominating committee of the board of directors of MarketWatch.

Compensation for Members of the Board of Directors of the Combined Company

In accordance with the existing practice of MarketWatch, it is expected that the directors of the combined company who are also full-time employees of the combined company, or its operating subsidiaries, MarketWatch or Pinnacor after the merger, and the directors of the combined company who are deemed to be affiliates, will receive no additional compensation for their services as directors. Each non-employee and independent director of the combined company will receive compensation for service on the combined company’s board of directors as to be determined by the board of the combined company. We currently anticipate that the compensation structure for the directors of the combined company will be substantially comparable to MarketWatch’s current compensation structure for its directors as disclosed below.

Compensation of MarketWatch Directors

The following is a brief description of the current compensation arrangement with MarketWatch directors:

Cash Compensation.    Each of MarketWatch’s independent directors is entitled to receive an annual fee of $20,000, paid quarterly, for his or her services on the board. Each member of the audit committee, mergers and acquisitions committee, and compensation committee who is an independent director receives an additional annual fee of $10,000, paid quarterly, for his or her services on each respective committee. The chairperson of the audit committee and mergers and acquisitions committee who is an independent director receives an additional annual fee of $10,000, paid quarterly, for his or her services on each respective committee. Each member of any committee hereinafter authorized and established by MarketWatch’s board of directors and who is an independent director receives an additional annual fee of $5,000, paid quarterly, for his or her services on such a committee. MarketWatch’s directors are entitled to reimbursement of all reasonable out-of-pocket expenses incurred in connection with their attendance at board and board committee meetings.

1998 Directors Stock Option Plan.    Members of MarketWatch’s board who are not employees of, or employees of any company affiliated with, MarketWatch are eligible to participate in MarketWatch’s 1998 directors stock option plan. Option grants under the directors plan are automatic and nondiscretionary. The exercise price of these options is the fair market value of the MarketWatch common stock on the date of grant. Each eligible director who becomes a member of MarketWatch’s board is automatically granted an option to purchase 10,000 shares. At each annual meeting of stockholders, each eligible director is automatically granted an additional option to purchase 2,000 shares if he or she has served continuously as a member of the board since the date of his or her initial grant. The options have a term of 10 years. The options will terminate seven months after the date the director ceases to be a director or a consultant, or 12 months after a termination of service due to death or disability. All options granted under the directors plan vest as to one-third of the total shares subject to the option on each of the first three anniversaries of the grant date. Additionally, immediately prior to MarketWatch’s dissolution or liquidation or entering into a change in control transaction, the vesting of these options will accelerate, and the options will be exercisable in full for a period of up to seven months following the transaction. After that time, any unexercised options will expire.

In May 2003, MarketWatch granted an option under its 1998 directors stock option plan to each of Ms. Hefner and Messrs. Lessin and Rayport to purchase 2,000 shares of MarketWatch common stock at $7.97 per share, the fair market value of the MarketWatch common stock on the date of grant.

Compensation of Pinnacor Directors

The following is a brief description of the current compensation arrangement with Pinnacor directors:

Cash Compensation.    Pinnacor does not currently pay cash fees to its directors for attending board or committee meetings, but it reimburses non-employee directors for their reasonable expenses incurred in connection with attending these meetings.

Option Grants.    Pinnacor currently grants options only to new non-employee and independent members of its board of directors upon his or her election to the board of directors.

Executive Officers of the Combined Company

The following individuals have been initially designated as the executive officers of the combined company:

Name of Officer	Age	Position
Lawrence S. Kramer	53	Chief Executive Officer and Chairman of the Board of Directors
Kathleen Yates	49	President and Chief Operating Officer
Joan P. Platt	49	Chief Financial Officer
Douglas S. Appleton	39	General Counsel and Secretary
William Bishop	34	Executive Vice President and General Manager
Jamie Thingelstad	31	Chief Technology Officer
Scott Kinney	41	Executive Vice President, Licensing
Scot McLernon	45	Executive Vice President, Advertising Sales and Marketing
Dave Callaway	40	Editor-in-Chief

Mr. Kramer.    See the description above.

Ms. Yates has served as President and Chief Operating Officer of MarketWatch since December 2001. She is a veteran Internet media executive, having started or lead several Internet ventures since 1995. Her roles have included founder and Vice President/Business Development for Knight Ridder Digital, founding Board Member of CareerPath (now CareerBuilder) and Classified Ventures (parent company of HomeHunter.com, Cars.com and NewHomes.com), and Vice President/Product Development for Women.com. Prior to founding Knight Ridder Digital, Ms. Yates spent 13 years in executive positions with the San Jose Mercury News and its parent, Knight Ridder, Inc. She began as Assistant to the Publisher of the Mercury News in 1981, was promoted to Chief Financial Officer in 1982 and served as Senior Vice President and General Manager from 1988 to 1994. Ms. Yates earned an M.B.A. from Stanford University Graduate School of Business and graduated from Trinity College with a degree in Economics.

Ms. Platt has served as Chief Financial Officer of MarketWatch since December 1999. From May 1999 through November 1999, Ms. Platt was Chief Financial Officer of Indus International, a provider of enterprise asset management software. From April 1996 to April 1999, Ms. Platt served as Chief Financial Officer for Splash Technologies Holdings, Inc., a Sunnyvale-based international supplier of color servers. Previously, Ms. Platt served a 20-year tenure at Coopers & Lybrand, including 10 years as a partner, where she specialized in high technology companies. Ms. Platt is a Certified Public Accountant and holds a B.S. in business administration from The Pennsylvania State University.

Mr. Appleton has served as the General Counsel and Secretary of MarketWatch since March 2003. Prior to joining MarketWatch in March 2003, Mr. Appleton was the Associate General Counsel at Handspring, Inc., an innovator and manufacturer of handheld computer and wireless communicator products, and as General Counsel for SecuGen Corporation, a privately-held technology company that manufactures and develops fingerprint biometric devices. Mr. Appleton has also been a corporate lawyer with several leading corporate law firms, including Morrison & Foerster LLP in Palo Alto, California. Mr. Appleton holds a Bachelor of Arts degree from Brown University, and a law degree from the University of Maryland.

Mr. Bishop has served as Executive Vice President and General Manager of MarketWatch since June 2001. From October 2000 until June 2001, Mr. Bishop served as Executive Vice President of Business and Product Development. He served as Executive Vice President of Business Development from February 2000 until October 2000, and was Vice President of Business Development of MarketWatch from its formation in October 1997 until February 2000. Mr. Bishop holds a B.A. degree in East Asian Studies from Middlebury College and an M.A. degree in International Economics from Johns Hopkins University.

Mr. Thingelstad has served as Chief Technology Officer of MarketWatch since February 2002, and also served in that capacity from June 1999 until February 2001. From February 2001 to February 2002, he was self-

employed as an Internet industry consultant. From June 1996 to June 1999, Mr. Thingelstad served as Chief Technology Officer and a Director of BigCharts, Inc. Mr. Thingelstad attended the University of Minnesota’s Institute of Technology.

Mr. Kinney has served as Vice President of Licensing of MarketWatch since June 1999 and Executive Vice President of Licensing since February 2000. From May 1998 through June 1999, Mr. Kinney was the Chief Operating Officer and Chief Financial Officer for BigCharts, Inc. Mr. Kinney holds an undergraduate degree from Dartmouth College and an M.B.A. from Stanford University Graduate School of Business.

Mr. McLernon has served as Vice President of Advertising Sales of MarketWatch since January 1998 and Executive Vice President of Advertising Sales and Marketing since February 2000. From March 1997 until December 1997, he served as National Director of Advertising Sales with Quote.com, Inc., a financial news Web site operator. Mr. McLernon was also the National Director of Internet Strategy with Softbank Interactive Marketing, a subsidiary of Softbank Corp., a distributor and wholesaler of software and peripheral equipment for PCs, from March 1996 until March 1997. From June 1994 until March 1996, he served as Account Manager with Interactive Marketing Inc.

Mr. Callaway was named editor-in-chief of MarketWatch in March of 2003 after serving three years as executive editor and one year as managing editor. He has been a vice president in charge of all news operations since March 2000. Mr. Callaway has more than 15 years of journalism experience, including five years as a London correspondent for Bloomberg News and six years as a reporter and financial columnist for The Boston Herald. In 2001, Mr. Callaway was named one of the 100 most influential business journalists in the U.S. by The Journal of Financial Reporters. Mr. Callaway holds a B.A. and M.A. degree in journalism from the Medill School of Journalism at Northwestern University.

Compensation of the Executive Officers of the Combined Company

The form and amount of compensation to be paid to each of the combined company’s executive officers, other than agreements with MarketWatch or Pinnacor existing on the closing date of the merger, will be determined by the compensation committee of its board of directors. We currently anticipate that the compensation structure for the executive officers of the combined company will be substantially comparable to MarketWatch’s current compensation structure for its executive officers as disclosed below.

The following is a brief description of the compensation arrangements with certain of MarketWatch’s executive officers who will also become executive officers of the combined company.

Summary Compensation Table

The following table presents information concerning the compensation earned for services rendered to MarketWatch during each of fiscal 2002, 2001 and 2000 by MarketWatch’s Chief Executive Officer and its four other most highly compensated executive officers who were serving as executive officers at the end of fiscal 2002 (collectively, the “MKTW Named Executive Officers”).

Name and Principal Position	Fiscal Year	Annual Compensation		Long Term Compensation
		Salary (1)	Bonus (2)	Awards	Other Compensation (3)
Securities Underlying Options
Lawrence S. Kramer Chairman and Chief Executive Officer	2002 2001 2000	$315,000 300,683 274,992	$219,375 150,000 137,500	100,000 200,000 40,000	$10,796 9,686 9,555

Kathleen Yates (4) President and Chief Operating Officer	2002 2001 2000	275,016 22,918 —	137,500 — —	50,000 200,000 —	6,821 324 —

Joan P. Platt Chief Financial Officer	2002 2001 2000	275,016 261,949 250,841	103,125 97,500 75,000	162,500 — 25,000	6,521 5,786 5,261

Jamie Thingelstad (5) Chief Technology Officer	2002 2001 2000	192,260 13,092 200,000	86,000 — 30,500	70,000 — 100,000	5,944 1,284 3,217

Scott Kinney (6) Executive Vice President of Licensing	2002 2001 2000	234,656 239,110 155,400	45,937 45,938 77,500	75,161 — 25,000	9,914 8,768 3,926

(1)	The salaries include a nominal parking allowance.
(2)	Bonuses are reported in the fiscal year in which they are earned.
(3)	Other compensation consists of 401(k) matching contributions, health insurance premiums and group term life insurance premiums.
(4)	Ms. Yates became MarketWatch’s President and Chief Operating Officer in December 2001.
(5)	Mr. Thingelstad has served as MarketWatch’s Chief Technical Officer since February 2002 and also served in that capacity from July 1999 through February 2001.
(6)	Mr. Kinney’s salary for 2002 and 2001 includes a commission that approximates 35% of his base salary and is based on Mr. Kinney meeting certain sales goals for the year.

No compensation intended to serve as incentive for performance to occur over a period longer than one year was paid pursuant to a long-term incentive plan during 2002 to a MKTW Named Executive Officer. MarketWatch does not have any defined benefit or actuarial plan under which benefits are determined primarily by final compensation and years of service of the MKTW Named Executive Officers.

Stock Option Grants in Fiscal 2002

The following table presents information regarding the grant of stock options under MarketWatch’s 1998 equity incentive plan during fiscal 2002 to each of the MKTW Named Executive Officers. Generally, the options become exercisable with respect to one-third of the total shares subject to the option on each of the first three anniversaries of the grant date. The grants to Ms. Platt and Mr. Kinney of 112,500 shares and 25,161 shares, respectively, become exercisable with respect to one-third of the total shares subject to the option approximately six months after the grant date and become exercisable with respect to one-third of the remaining shares subject to the option approximately one and one-half years and two and one-half years after the grant date, respectively. The options have a term of 10 years.

Potential realizable value is based on the assumption that the MarketWatch common stock appreciates at the annual rate shown, compounded annually, from the date of grant until the expiration of the ten-year term. These numbers are calculated based on Securities and Exchange Commission requirements and do not reflect MarketWatch’s projection or estimate of future stock price growth. Actual gains, if any, on stock option exercises will be dependent on the future performance of MarketWatch common stock (and subject to the completion of the merger, the future performance of Holdco common stock). Potential realizable values are computed by (A) multiplying the number of shares of common stock subject to a given option by the market price per share of MarketWatch common stock on the date of grant; (B) assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table for the entire 10 year term of the option; and (C) subtracting from that result the aggregate option exercise price.

MarketWatch granted options to purchase an aggregate of 1,617,318 shares of common stock to all employees during 2002. Options are granted at an exercise price equal to the fair market value of MarketWatch common stock at the time of grant.

Name	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees In Fiscal 2001	Exercise Price Per Share	Expiration Date
					5%	10%
Lawrence S. Kramer	100,000	6.2%	$4.100	9/23/2012	$257,847	$653,434

Kathleen Yates	50,000	3.1	3.912	8/23/2012	123,012	311,736

Joan P. Platt	112,500	7.0	4.030	1/22/2012	285,125	722,563
	50,000	3.1	3.912	8/23/2012	123,012	311,736

Jamie Thingelstad	20,000	1.2	4.150	2/11/2012	52,198	132,281
	50,000	3.1	3.912	8/23/2012	123,012	311,736

Scott Kinney	25,161	1.6	4.030	1/22/2012	63,769	161,604
	50,000	3.1	3.912	8/23/2012	123,012	311,736

Aggregated Option Exercises in Fiscal 2002 and Option Values at December 31, 2002

The following table presents certain information concerning the exercise of stock options during fiscal 2002 by each of the MKTW Named Executive Officers, and the number and value at December 31, 2002 of unexercised options held by said individuals. The value of in-the-money options shown in the table below reflects the positive difference between the exercise price of each outstanding stock option and $4.891, the closing sale price per share of the MarketWatch common stock on December 31, 2002 as reported on the Nasdaq National Market.

Name	Number of Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at December 31, 2002		Value of Unexercised In-the-Money Options at December 31, 2002
			Vested	Unvested	Vested	Unvested
Lawrence S. Kramer	10,000	$7,800	323,332	246,668	$289,489	$392,033
Kathleen Yates	—	—	66,666	183,334	104,066	257,084
Joan P. Platt	—	—	54,166	133,334	46,617	120,691
Jamie Thingelstad	—	—	—	70,000	—	63,770
Scott Kinney	—	—	73,370	75,108	21,554	70,560

Employment Agreements with MarketWatch

Lawrence S. Kramer.    Mr. Kramer’s employment agreement, effective as of July 1, 2001, provides for a base salary of $315,000 from January 1, 2002 through June 30, 2004. Mr. Kramer is also eligible to receive an annual bonus of up to 100% of his annual base salary. The employment agreement has a term of three years. If Mr. Kramer’s employment is terminated without cause (as defined in his employment agreement), or he resigns because of a constructive termination (as defined in his employment agreement), he will be entitled to (A) receive an amount payable in equal monthly installments equal to the greater of (1) his then applicable base salary for a period of twelve months plus the target bonus for the year in which the termination occurs; or (2) his then applicable base salary and target bonus for the remainder of the term of the agreement; and (B) acceleration of vesting for all shares subject to the options held by him; such options will remain exercisable for the remainder of the periods specified in the respective option agreements. If Mr. Kramer’s employment is terminated because of a change in control (as defined in his employment agreement), he will be entitled to receive an acceleration of all of the shares subject to the options held by him; such options will remain exercisable for the remainder of the periods specified in the respective option agreements.

Kathleen Yates.    Ms. Yates’ employment agreement, effective as of December 1, 2001, provides for a base salary of $285,000 through December 31, 2004. Ms. Yates is also eligible to receive an annual bonus of up to 50% of her annual base salary. The employment agreement has a term of three years. If Ms. Yates’ employment is terminated without cause (as defined in her employment agreement) or she resigns for good reason (as defined in her employment agreement), she will be entitled to receive (A) an amount equal to her then-current base salary, payable in twelve monthly installments plus the target bonus for the year in which such termination occurs; and (B) acceleration of vesting for all shares subject to the options held by her; such options will remain exercisable for the remainder of the periods specified in the respective option agreements.

Joan P. Platt.    Ms. Platt’s employment agreement, effective as of March 15, 2003, provides for a base salary of $285,000 through December 31, 2005. Ms. Platt is also eligible to receive an annual bonus of up to 50% of her annual base salary. The employment agreement is effective through December 31, 2005. If Ms. Platt’s employment is terminated without cause (as defined in her employment agreement) or she resigns for good reason (as defined in her employment agreement), she will be entitled to receive (A) an amount equal to her then-current base salary, payable in twelve monthly installments plus the target bonus for the year in which such termination occurs; and (B) acceleration of vesting for all shares subject to the options held by her; such options will remain exercisable for the remainder of the periods specified in the respective option agreements.

Jamie Thingelstad.    Mr. Thingelstad’s employment agreement, effective as of January 1, 2002, provides for a base salary of $222,500 through December 31, 2004. Mr. Thingelstad is also eligible to receive an annual bonus of up to 40% of his annual base salary. The employment agreement has a term of three years. If Mr. Thingelstad’s employment is terminated without cause (as defined in his employment agreement) or he resigns for good reason (as defined in his employment agreement), he will be entitled to receive (A) an amount equal to his then-current base salary, payable in twelve monthly installments; and (B) acceleration of vesting for all shares subject to the options held by him; such options will remain exercisable for the remainder of the periods specified in the respective option agreements.

Scott Kinney.    In connection with MarketWatch’s acquisition of BigCharts Inc. in June 1999, Mr. Scott Kinney entered into an employment agreement with BigCharts, effective as of June 9, 1999. Mr. Kinney’s annual base salary of $180,000 per year, with an increase of five percent in each successive year, a target commission of up to 35% of his base salary and a bonus of up to 35% of his base salary. The original term of this agreement was five years. If Mr. Kinney is terminated without cause (as defined in his employment agreement) or he voluntarily terminates his employment for good reason (as defined in his employment agreement), Mr. Kinney will be entitled to receive (1) six months additional salary, payable in six equal installments; and (2) acceleration of vesting for the shares subject to the options held by him, such options will remain exercisable for the remainder of the periods specified in the respective option agreements. If Mr. Kinney is terminated for other cause (as defined in his employment agreement), he will be entitled to receive acceleration of all of the shares subject to the options held by him; such options will remain exercisable for the remainder of the periods specified in the respective option agreements. Within six months after a change in control (as defined in his employment agreement), if Mr. Kinney terminates his employment for good reason or is terminated without cause, he will be entitled to receive (A) a lump sum equal to one year’s salary and bonus; and (B) acceleration of vesting for all of the shares subject to the options held by him, such options will remain exercisable for the remainder of the periods specified in the respective option agreements.

Certain Relationships and Related Transactions with Respect to MarketWatch

Amended and Restated License Agreement with CBS

MarketWatch entered into an amended and restated license agreement with CBS in January 1999 under which CBS grants MarketWatch a non-exclusive license to utilize the CBS marks “CBS®” and the CBS “eye” design for use in connection with the operation of the CBS.MarketWatch.com Web site. CBS also granted MarketWatch a license to use current CBS Television News content related to business and financial news on the CBS.MarketWatch.com Web site. The amended and restated license agreement will expire on October 29, 2005.

Under the agreement, MarketWatch will pay CBS through October 29, 2005, a royalty based on (A) 8% of gross revenues up to and including $50.0 million; and (B) 6% of gross revenues in excess of $50.0 million. Gross revenues means gross operating revenues that are derived from an Internet service or Web site that (i) provides information or services of a financial nature; or (ii) uses the CBS trademarks licensed to MarketWatch. Gross revenue exclude revenues from Interactive Data Corporation, or IDC, a subsidiary of Pearson, an amount equal to certain commissions paid to sales representatives, revenues received from CBS affiliates and an amount equal to certain revenues attributable to an acquired company’s results of operations for the 12 months prior to the acquisition. Under MarketWatch’s amended and restated license agreement, MarketWatch expensed approximately $2.8 million and $2.1 million in the 2002 fiscal year and the nine months ended September 30, 2003, respectively, related to licensing of CBS news content and trademarks.

Under the amended and restated license agreement, CBS retains significant editorial control over the use and presentation of CBS Television News content and the CBS logo. As a result of these provisions, CBS will have the ability to prevent MarketWatch from displaying content on the CBS.MarketWatch.com Web site which it deems inappropriate, and from producing materials, such as marketing materials, which it does not approve. This control by CBS could prevent MarketWatch from engaging in desired marketing activities or from being perceived as an independent news organization, either of which could adversely affect MarketWatch’s brand awareness and brand name.

CBS is able to terminate MarketWatch’s right to use the CBS name, logo and news content or terminate the amended and restated license agreement in the event that a competitor of CBS directly or indirectly beneficially owns 15% or more of MarketWatch’s outstanding common stock or total voting power, or if MarketWatch:

•	issues to a CBS competitor a number of voting securities or actively participates in the acquisition by a CBS competitor, such that after the issuance or acquisition, such CBS competitor beneficially owns 9% or more of MarketWatch’s outstanding common stock or total voting power;

•	breaches a material term or condition of the amended and restated license agreement;

•	becomes insolvent or subject to bankruptcy or similar proceedings; or

•	discontinues using the MarketWatch mark and does not establish a substitute mark acceptable to CBS in its sole discretion.

Under the terms of the amended and restated license agreement, CBS is not permitted to license, or authorize another to license, the use of the CBS logo or name to others in connection with promoting any other

Internet service or Web site in the U.S. that has as its primary function and its principal theme and format the delivery of comprehensive real-time or delayed stock market quotations and financial news in the English language to consumers, which MarketWatch refers to as a Business Site. However, the following activities by CBS would not be prohibited:

•	licensing its logo or name to a Web site or Internet service that delivers general news, sports or entertainment, with a financial news segment or portion included;

•	licensing its name or logo to a Web site or Internet service outside the U.S.;

•	licensing its name or logo to Web sites that provide stock price ticker displays on the site;

•	any activity conducted by CBS and/or its affiliates prior to CBS’s signing of the amended and restated license agreement;

•	any activities of non-CBS owned television and radio station affiliates;

•	any Internet service in which CBS has an interest prior to signing the amended and restated license agreement;

•	any activity of Westwood One, Inc., if such activity does not produce a substantial portion of its revenues from a business site (as defined in the amended and restated license agreement); or

•	any transmissions of any signal of any type by and through CBS’s cable television operations.

Application of the Amended and Restated License Agreement After the Completion of the Merger.    CBS, MarketWatch and the combined company have agreed that the amended and restated license agreement will be assigned to the combined company effective upon the completion of the merger.

Amended and Restated Services Agreement with Pearson

MarketWatch entered into an amended and restated services agreement with Pearson, in January 1999, under which Pearson provided MarketWatch with a variety of support and hosting services. MarketWatch no longer uses any of Pearson’s support and hosting services. Under the original agreement, Pearson also agreed to make subscriber payments on a per subscriber basis for users of Pearson’s PC-based and Quotrek real-time quotes and to pay MarketWatch a fee based upon net revenues from subscriptions to MarketWatch RT and MarketWatch LIVE.

MarketWatch received $102,000 and $45,000 in revenue from Pearson for the 2002 fiscal year and the nine months ended September 30, 2003, respectively, for per-subscriber payments for users of Pearson’s PC-based and Quotrek real-time quotes under the amended and restated services agreement.

The amended and restated services agreement does not contain any exclusivity provisions or non-competition provisions. For example, Pearson could:

•	provide content or data to other Web sites including MarketWatch RT and MarketWatch LIVE; or

•	sell its services through other Web sites.

Application of the Amended and Restated Services Agreement After the Completion of the Merger.    Pearson, MarketWatch and the combined company have agreed that the amended and restated services agreement will be assigned to the combined company effective upon the completion of the merger.

Stock Purchase Agreement with CBS

Under the terms of a stock purchase agreement that MarketWatch entered into with CBS in March 2000, CBS agreed to provide an additional $30.0 million in advertising during the period from March 1, 2000 through May 5, 2002. In March 2002, $460,000 of the remaining advertising was extended to December 31, 2002. MarketWatch recorded $9.8 million and $56,000 in advertising expense for the 2002 fiscal year and the six months ended June 30, 2003, respectively, for advertising and promotion provided by CBS under this agreement. The $30.0 million contribution was delivered in full by June 30, 2003.

Stockholders’ Agreement with CBS and Pearson

MarketWatch entered into a stockholders’ agreement with CBS and Pearson in January 1999.

Board Nomination Rights.    The stockholders’ agreement provides that CBS and Pearson each has the right to nominate a number of candidates to MarketWatch’s board of directors based upon the percentage of MarketWatch’s outstanding voting securities then held by them, rounded up to the nearest whole number. So long as the amended and restated license agreement is in effect, CBS has the right to appoint at least one member to MarketWatch’s board of directors, regardless of its percentage ownership of MarketWatch common stock.

Right of First Refusal and Participation Rights.    The stockholders’ agreement provides that CBS and Pearson each has a right of first refusal in the event that either party desires to sell any of MarketWatch’s securities held by it to a third party. In addition, each of CBS and Pearson has the right to purchase from MarketWatch additional shares of MarketWatch’s common stock, or MarketWatch’s other voting securities or securities convertible into or exchangeable for common stock, if MarketWatch proposes to issue additional securities. In such a case, they would be able to purchase an amount, subject to certain limitations, necessary to maintain their then current percentage ownership, not to exceed their percentage ownership interest immediately after the closing of MarketWatch’s initial public offering, which was 38.3%.

If a competitor of CBS directly or indirectly acquires more than 30% of the voting power of Pearson or substantially all of Pearson’s assets at a time when Pearson beneficially owns at least 10% of MarketWatch’s outstanding common stock, CBS may within 45 days either:

•	purchase all of MarketWatch’s securities held by Pearson; or

•	require Pearson to place these securities in a trust, which would then dispose of the securities with a view to maximizing the sale price while disposing of such shares as promptly as reasonably practicable.

Pearson would forfeit its board representation in either event. MarketWatch cannot predict which option, if any, CBS would elect in such an event.

Pearson’s Non-Competition Obligations.    Pearson has agreed that until October 29, 2005 and subject to certain exceptions:

•	it will not, nor will it authorize or permit another to, sell advertising on any other Web site that has as its primary function and its principal theme and format the delivering of comprehensive real-time or delayed stock quotations and financial news in the English language to consumers; and

•	it will not use the Internet to sell real-time stock quotes in “snapshot” form.

Therefore, Pearson would be permitted to:

•	sell advertising on a general news, sports or entertainment Web site with a financial news segment;

•	provide data or content to any other Web site, regardless of its theme, so long as it does not sell data and content that are real-time snap, or user-requested, quotes;

•	host any other Web site; or

•	invest in any other Web site so long as it holds less than 5% of any stock or less than 10% of the indebtedness of that company.

MarketWatch’s Non-Competition Obligations.    In addition, MarketWatch has agreed not to sell, except through Pearson, any product or service that offers streaming real-time stock price quotes. This obligation expires on October 29, 2005 or, at such earlier time (i) as the amended and restated services agreement is terminated; (ii) upon the occurrence of a change of control of Pearson, as defined in the stockholders’ agreement; or (iii) at such time as Pearson shall hold less than 10% of MarketWatch’s then-outstanding voting securities.

Application of the Stockholders’ Agreement After the Completion of the Merger.    CBS, Pearson, MarketWatch and the combined company have agreed that the stockholders’ agreement will be amended and assigned to the combined company after the completion of the merger. Under the proposed amendment to the stockholders’ agreement, the combined company will observe and honor the rights that CBS and Pearson currently maintain with MarketWatch relating to board nomination rights, right of first refusal and participation rights; however, the parties agreed that (i) Pearson would not be subject to the non-competition provisions set forth above, and (ii) neither the combined company nor its two operating subsidiaries after the merger, MarketWatch and Pinnacor, would be subject to the non-competition provisions relating to MarketWatch as set forth above.

Registration Rights Agreement with CBS and Pearson

MarketWatch entered into a registration rights agreement with CBS and Pearson in January 1999. Either CBS or Pearson may demand that MarketWatch file a registration statement under the Securities Act covering all or a portion of the shares of MarketWatch’s common stock held by either of them, their affiliates or certain transferees. However, the securities to be registered must have a reasonably anticipated aggregate public offering price of at least $3.0 million. CBS and Pearson may each effect two such demand registrations. CBS and Pearson may also request that MarketWatch file a registration statement on Form S-3, provided that the aggregate public offering price is at least $1.0 million. CBS and Pearson can each request one Form S-3 registration per year, subject to MarketWatch’s right to delay the filing under specified circumstances. In addition, CBS and Pearson will have certain “piggyback” registration rights. However, the managing underwriter, if any, of any such offering has certain rights to limit the number of securities proposed to be included in such registration.

MarketWatch would bear all registration expenses incurred in connection with these registrations. Each of CBS and Pearson would pay all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of its securities.

The registration rights of CBS and Pearson, as the case may be, under the registration rights agreement will terminate when either CBS or Pearson, as the case may be, may sell all of its shares in a three-month period under Rule 144 promulgated under the Securities Act.

Application of the Registration Rights Agreement After the Completion of the Merger.    CBS, Pearson, MarketWatch and the combined company have agreed that the registration rights agreement will be assigned to the combined company after the completion of the merger.

Other Relationships with CBS

In the 2002 fiscal year and the nine months ended September 30, 2003, MarketWatch recognized revenue of $2.2 million and $1.9 million, respectively, from CBS for television and radio programming on CBS stations, and incurred expenses of $1.6 million and $923,000, respectively, for the production and distribution of television and radio programming provided by CBS.

MarketWatch leases certain facilities from CBS in San Francisco and New York under leases that expire in March 2008 and June 2010, respectively. For the 2002 fiscal year and the nine months ended September 30, 2003, MarketWatch paid CBS approximately $1.1 million and $949,000, respectively, in rent payments.

Other Relationships with Pearson

For the 2002 fiscal year and the nine months ended September 30, 2003, MarketWatch recognized revenue of $1.8 million and $1.2 million, respectively, related to the license of its data and tools to FT.com and Financial Times, subsidiaries of Pearson.

In the 2002 fiscal year and the nine months ended September 30, 2003, MarketWatch recognized costs to Pearson of $641,000 and $516,000, respectively, related to data feeds.

MarketWatch received $1.0 million and $0 in licensing revenue from Pearson for the 2002 fiscal year and the nine months ended September 30, 2003, respectively, for data provided to users of Pearson’s PC-based and Quotrek real-time quotes under the amended and restated services agreement.

Indemnification Agreements with Directors and Executive Officers

MarketWatch has entered into indemnification agreements with certain of its directors and executive officers. The agreements require MarketWatch to indemnify such individuals under the circumstances set forth in the agreements and to the fullest extent permitted by Delaware law.

MarketWatch believes that all of the transactions set forth above were made on terms no less favorable to MarketWatch than could have been obtained from unaffiliated third parties. All transactions with officers, directors and principal stockholders and their affiliates will continue to be approved by a majority of MarketWatch’s board of directors, including a majority of the independent and disinterested directors of its board, and will be on terms no less favorable to MarketWatch than could be obtained from unaffiliated third parties.

Certain Relationships and Related Transactions with Respect to Pinnacor

Kirk Loevner Employment Agreement.    Kirk Loevner’s employment agreement with Pinnacor, dated as of January 10, 2002, has an initial term of three years and provides for automatic one-year renewals thereafter. Pursuant to the agreement, Mr. Loevner serves as Pinnacor’s President and Chief Executive Officer. Mr. Loevner’s agreement provides for an initial annual salary of $250,000 (as of January 1, 2003, Mr. Loevner’s base salary was raised to $300,000 upon approval of the Pinnacor compensation committee and the Pinnacor board of directors), an annual bonus of up to 50% of annual salary (such bonus is contingent on certain performance objectives), participation at the highest level in all Pinnacor employee benefit plans and fringe benefit arrangements, an initial relocation allowance, and reimbursement for legal fees incurred by Mr. Loevner in connection with the preparation of the agreement. In addition, Mr. Loevner was granted an initial option under Pinnacor’s option plans to purchase 1,271,260 shares of Pinnacor common stock at an exercise price of $2.19 per share. If Mr. Loevner’s employment is terminated without cause, or he terminates his employment for good reason (each term, as defined in the agreement), then, during the twelve-month period following such termination, he will continue to receive his then-current compensation at a rate equal to the sum of (i) his then-current base salary plus (ii) 35% of his then-current target bonus in effect, as well as medical and other insurance benefits and a pro-rata portion of his bonus for the year in which the termination occurs. In addition, all options held by Mr. Loevner that would have vested within one year after termination, had he been employed during that period, will automatically vest on the date of his termination and will remain exercisable for a period of twelve months following such termination. In addition, if, during the twelve-month period following a change in control, Mr. Loevner is no longer President and Chief Executive Officer or Pinnacor terminates Mr. Loevner’s employment for any reason, all options held by Mr. Loevner will automatically vest on the date of his termination. Following his termination of employment for any reason, Mr. Loevner is subject to a six-month post-termination non-solicitation covenant, and, in the event Pinnacor or a successor company terminates Mr. Loevner’s employment for cause or Mr. Loevner terminates his employment without good reason, he is also subject to a six-month post-termination non-competition covenant. Pursuant to an amendment to the employment agreement, dated February 24, 2003, Pinnacor is obligated to pay to Mr. Loevner an additional payment to reimburse him for any excise tax imposed by Section 4999 of the Internal Revenue Code (or any similar excise tax) on any payment, including any excise tax payable in respect of such gross up payments, made to Mr. Loevner, whether under this agreement or otherwise.

David Obstler Employment Agreement.    Pinnacor is a party to a three-year employment agreement with one-year automatic renewals thereafter with David Obstler, dated March 8, 2000, and amended in April 2002.

Pursuant to this agreement, Mr. Obstler serves as Pinnacor’s Chief Financial Officer, Executive Vice President and Treasurer and currently receives an annual salary of $275,000 and a minimum annual bonus of $50,000. Furthermore, Mr. Obstler is eligible to participate in any bonus plans Pinnacor has for its senior executives on a level and on terms no less favorable than Pinnacor’s other senior executives, and participates at the highest level in all of Pinnacor’s benefit plans and fringe benefit arrangements. Under the agreement, Pinnacor is obligated to pay Mr. Obstler an additional payment to reimburse him for any excise tax imposed by Section 4999 of the Internal Revenue Code (or any similar excise tax) on any payment, including any excise tax payable in respect of such gross up payments, made to Mr. Obstler, whether under this agreement or otherwise. If Mr. Obstler’s employment is terminated without cause, or he terminates his employment for good reason, he will receive salary and continued insurance coverage for twelve months, and a guaranteed minimum bonus of $50,000 (as defined in his employment agreement), a prorated merit bonus for the year in which termination occurs and all equity awards that Pinnacor has granted to him (under the agreement or otherwise) will become vested to the extent that they would otherwise have vested within the year after termination and Mr. Obstler will be able to exercise his vested stock options for a period of twelve months after such termination or resignation date. Notwithstanding the foregoing, if Mr. Obstler is no longer the Chief Financial Officer of Pinnacor or his employment is terminated for any reason within twelve months of a change in control, all equity awards that Pinnacor has granted to him will become immediately vested and Mr. Obstler will be able to exercise his vested stock options for a period of twelve months after such termination. Mr. Obstler is subject to six-month post-termination non-competition and non-solicitation covenants.

William Staib Employment Agreement.    Pinnacor is a party to a three-year employment agreement with William Staib, dated August 16, 2001. Pursuant to the agreement, Mr. Staib serves as Pinnacor’s Executive Vice President of Technology and Products. In addition to providing for an annual salary of $215,000, participation at the highest level in all of Pinnacor’s employee benefit plans and fringe benefit arrangements, and an initial relocation allowance, Mr. Staib was granted an option to purchase 241,667 shares of Pinnacor’s common stock at an exercise price of $2.35 per share. If Mr. Staib’s employment is terminated without cause, or he terminates his employment for good reason (each term, as defined in the agreement), he will receive his base salary, medical and other insurance benefits for six months following termination. In addition, all options held by Mr. Staib that would have vested within one year after termination, had he been employed during that period, will automatically vest on the date of his termination. Following his termination of employment for any reason Mr. Staib is subject to a six-month post-termination non-solicitation covenant, and, in the event Pinnacor terminates Mr. Staib’s employment for cause or Mr. Staib terminates his employment without good reason, he is also subject to a six-month post-termination non-competition covenant. Pursuant to an amendment to the employment agreement, dated February 24, 2003, Pinnacor is obligated to pay to Mr. Staib an additional payment to reimburse him for any excise tax imposed by Section 4999 of the Internal Revenue Code (or any similar excise tax) on any payment, including any excise tax payable in respect of such gross up payments, made to Mr. Staib, whether under this agreement or otherwise.

Post-Fiscal Year End Developments.    On December 20, 2002, the Pinnacor board of directors approved various recommendations of its compensation committee regarding executive compensation matters to be effective in fiscal year 2003. Pursuant to such recommendations on January 1, 2003, Messrs. Loevner, Obstler and Staib were granted options to acquire 500,000, 100,000 and 100,000 shares of Pinnacor common stock and 100,000, 50,000 and 50,000 shares of restricted stock, respectively. In March 2003, the Pinnacor board of directors approved grants of options to acquire 400,000 and 300,000 shares of Pinnacor common stock to Messrs. Loevner and Obstler, respectively. All of the above-mentioned stock options have an exercise price equal to the fair market value of the Pinnacor common stock on the date of grant, as determined by the closing price of the Pinnacor common stock on the Nasdaq National Market. In June 2003, the Pinnacor board of directors approved an increase in Mr. Obstler’s annual salary to $275,000, and a $300,000 bonus for each of Messrs. Loerner and Obstler upon the completion of the merger and the termination or constructive termination of their employment.

Security Ownership of Certain Beneficial Owners and Management of MarketWatch

The following table presents information with respect to the beneficial ownership of MarketWatch common stock as of November 19, 2003 by (A) each stockholder who is known by MarketWatch to be the beneficial owner of more than 5% of MarketWatch common stock; (B) MarketWatch’s Chief Executive Officer and four other most highly compensated executive officers who were serving as executive officers at the end of 2002; (C) each of the current directors of MarketWatch; and (D) the directors and executive officers of MarketWatch as a group.

The percentage ownership is based on 17,474,460 shares of MarketWatch common stock outstanding at November 19, 2003. Shares of common stock that are subject to options currently exercisable or exercisable within 60 days after November 19, 2003, are deemed outstanding for the purpose of computing the percentage ownership of the person holding these options, but are not deemed outstanding for computing the percentage ownership of any other person. Beneficial ownership is determined under the rules of the Securities and Exchange Commission, and generally includes voting or investment power with respect to the securities. Unless indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. The address for each director and executive officer listed below is c/o MarketWatch.com, Inc., 825 Battery Street, San Francisco, California 94111.

	Shares Beneficially Owned
Name of Beneficial Owner	Number of Shares	Percent
5% Stockholders:
CBS Broadcasting Inc. (1) Westinghouse CBS Holding Company, Inc. (1) Viacom Inc. (1) NAIRI, Inc. (2) National Amusements, Inc. (2) Sumner M. Redstone (2) (3)	5,636,814	32.3%

Pearson International Finance Ltd. 80 Strand London, WC2R 0RL England	5,636,814	32.3%

Directors and Executive Officers:
Lawrence S. Kramer (4)	487,476	2.7%
Joan P. Platt (5)	123,123	*
Kathleen Yates (6)	166,145	*
Scott Kinney (7)	98,757	*
Jamie Thingelstad (8)	26,017	*
Christie Hefner (9)	8,665	*
Jeffrey F. Rayport (10)	7,332	*
Robert H. Lessin (11)	6,666	*
Peter Glusker	—	—
Andrew Heyward	—	—
Philip Hoffman	—	—
Zachary Leonard	—	—
Douglas W. McCormick	—	—
All 17 directors and executive officers as a group (12)	1,299,151	7.0%

*	Less than one percent.
(1)	The address for CBS Broadcasting Inc. (“CBSBI”), Westinghouse CBS Holding Company, Inc. (“W/ CBS HCI”) and Viacom Inc. (“Viacom”) is 1515 Broadway, New York, New York 10036.

(2)	The address for NAIRI, Inc. (“NAIRI”), National Amusements, Inc. (“NAI”) and Sumner M. Redstone is 200 Elm Street, Dedham, Massachusetts 02026.
(3)	This information is based on a Schedule 13D, filed with the Securities and Exchange Commission on July 25, 2003, which was jointly filed by CBSBI, W/ CBS HCI, Viacom, NAIRI, NAI and Mr. Redstone. The shares are indirectly held by W/ CBS HCI through its ownership of 100% of the outstanding stock of CBSBI and are indirectly held by Viacom through its ownership of 100% of the outstanding stock of W/ CBS HCI. Approximately 68% of Viacom’s voting stock is owned by NAIRI, which in turn is a wholly-owned subsidiary of NAI. Beneficial ownership is attributed to Mr. Redstone as Mr. Redstone is the Chairman of the Board and the beneficial owner of a controlling interest in NAI.
(4)	Includes options to purchase 426,666 shares of MarketWatch common stock.
(5)	Includes options to purchase 116,666 shares of MarketWatch common stock.
(6)	Includes options to purchase 149,999 shares of MarketWatch common stock.
(7)	Represents options to purchase 98,757 shares of MarketWatch common stock.
(8)	Includes options to purchase 23,332 shares of MarketWatch common stock.
(9)	Includes options to purchase 5,332 shares of MarketWatch common stock.
(10)	Represents options to purchase 7,332 shares of MarketWatch common stock.
(11)	Represents options to purchase 6,666 shares of MarketWatch common stock.
(12)	Includes options to purchase 1,193,248 shares of MarketWatch common stock.

Security Ownership of Certain Beneficial Owners and Management of Pinnacor

The following table sets forth information regarding the beneficial ownership of Pinnacor common stock as of November 19, 2003 by (A) each stockholder who is known by Pinnacor to be the beneficial owner of more than 5% of Pinnacor common stock; (B) Pinnacor’s Chief Executive Officer and two next most highly compensation executive officers of Pinnacor who were serving as executive officers at the end of 2002; (C) each of the current directors of Pinnacor; and (D) the directors and executive officers of Pinnacor as a group:

The percentage ownership is based on 40,911,519 shares of Pinnacor common stock outstanding at November 19, 2003. Shares of common stock that are subject to options currently exercisable or exercisable within 60 days after November 19, 2003, are deemed outstanding for the purpose of computing the percentage ownership of the person holding these options, but are not deemed outstanding for computing the percentage ownership of any other person. Beneficial ownership is determined under the rules of the Securities and Exchange Commission, and generally includes voting or investment power with respect to the securities. Unless indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. The address for each director and executive officer listed below is c/o Pinnacor Inc., 601 West 26th Street, 13th Floor, New York, NY 10001.

	Shares Beneficially Owned
Name of Beneficial Owner	Number of Shares	Percent
5% Stockholders:
Alan S. Ellman	2,540,748	6.2%
Entities affiliated with General Atlantic Partners, LLC (1)	7,190,448	17.6%
Directors and Executive Officers:
Kevin Clark (2)	1,850,774	4.4%
James Davis (3)	50,000	*
David Hodgson (1)	7,195,448	17.6%
Kirk Loevner (4)	1,370,130	3.3%
David Obstler (5)	770,611	1.9%
Kevin O’Connor (6)	139,921	*
James D. Robinson III (7)	2,883,106	7.0%
John Sculley (8)	80,000	*
William Staib (9)	497,777	1.2%
All 9 directors and executive officers as a group	14,837,767	33.4%

*	Less than one percent.
(1)	Consists of 5,835,624 shares of common stock owned by General Atlantic Partners 69, L.P. (“GAP 69”), 449,403 shares of common stock owned by GapStar, LLC (“GapStar”) and 905,421 shares of common stock owned by GAP Coinvestment Partners II, L.P. (“GAPCO II”). General Atlantic Partners, LLC (“GAP LLC”) is the general partner of GAP 69 and the sole member of GapStar. The managing members of GAP LLC (other than Klaus Esser) are also the general partners of GAPCO II, GAP LLC, GAP 69, GapStar and GAPCO II (collectively “General Atlantic”) are a “group” within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934, as amended. Mr. Hodgson is a managing member of GAP LLC and a general partner of GAPCO II. Mr. Hodgson disclaims beneficial ownership of all of such securities except to the extent of his pecuniary interest therein. The address of Mr. Hodgson and General Atlantic is c/o General Atlantic Service Corporation, 3 Pickwick Plaza, Greenwich, CT 06830. In addition, Mr. Hodgson owns directly 5,000 shares of Pinnacor common stock.
(2)	Includes options to purchase 1,474,836 shares of Pinnacor common stock.
(3)	Represents options to purchase 50,000 shares of Pinnacor common stock.
(4)	Includes options to purchase 932,630 shares of Pinnacor common stock and 100,000 shares of restricted Pinnacor common stock.
(5)	Includes options to purchase 713,102 shares of Common Stock and 50,000 shares of restricted Pinnacor common stock.
(6)	Includes options to purchase 35,000 shares of Pinnacor common stock.

(7)	Includes 32,364 shares owned by Mr. Robinson’s wife, Linda Robinson. Mr. Robinson disclaims beneficial ownership of these shares. This number also includes 497,459 shares of Pinnacor common stock held by RRE Ventures II L.P. and 87,022 shares of Pinnacor common stock held by RRE Ventures Fund II, L.P. Mr. Robinson is a member of RRE Ventures GP II, LLC, which indirectly exercises exclusive control over RRE Ventures II, L.P. and RRE Ventures Fund II, L.P. Mr. Robinson disclaims beneficial ownership of the shares held by RRE Ventures II, L.P. and RRE Ventures Fund II, L.P.
(8)	Includes options to purchase 50,000 shares of Pinnacor common stock.
(9)	Includes options to purchase 313,487 shares of Pinnacor common stock and 50,000 shares of restricted stock.

Equity Compensation Plan Information Relating to MarketWatch

All stock option plans under which the MarketWatch common stock is reserved for issuance have previously been approved by its stockholders. The following table provides summary information as of December 31, 2002 for all of MarketWatch’s stock option plans:

	Number of Shares of Common Stock to be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options
Stock Option Plans Approved by the MarketWatch Stockholders	3,281,723	$6.17

Equity Compensation Plan Information Relating to Pinnacor

All stock option plans under which the Pinnacor common stock is reserved for issuance have previously been approved by its stockholders. The following table provides summary information as of December 31, 2002 for all of Pinnacor’s stock option plans:

	Number of Shares of Common Stock to be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options
Stock Option Plans Approved by the Pinnacor Stockholders	6,948,957	$2.70

BUSINESS OF MARKETWATCH

MarketWatch is a leading financial media company providing Web-based comprehensive, real-time business news, financial programming and analytic tools through its Web sites, CBS.MarketWatch.com and BigCharts.com, and licensing a wide array of content and tools in custom-designed formats for brokerages and other online businesses. MarketWatch also sells subscription-based content for evaluating investment newsletters. MarketWatch produces the syndicated CBS MarketWatch Weekend television program, airs financial reports over the CBS Television Network, and provides business and financial news updates every 30 minutes on the MarketWatch Radio Network. MarketWatch has important strategic relationships with its principal stockholders, CBS and Pearson.

MarketWatch.com Web Properties

MarketWatch’s Web properties provide comprehensive business and financial news, financial programming and analytic tools, including historic charting capabilities from its BigCharts.com Web site, which MarketWatch acquired in June 1999. MarketWatch’s staff of approximately 80 professional journalists, including freelance journalists, offers real-time coverage of business and financial news and in-depth commentary on market-moving trends and events, all provided to its users free of charge. MarketWatch’s CBS.MarketWatch.com Web site also offers personal finance commentary and data, community features and other services designed to provide a “one-stop-shop” for its audience’s financial information needs. MarketWatch believes that offering comprehensive business news, financial programming and analytic tools is critical to its success as it enables the company to increase audience loyalty and sense of community, average usage time and repeat visits.

News and Editorial Content

The CBS.MarketWatch.com front page is carefully designed and frequently updated throughout the trading day by its journalists and editors in New York, Washington D.C., Chicago, San Francisco, Tokyo and London to inform its audience of the latest news as the news breaks. Unlike some of its Web-based competitors, MarketWatch does not rely exclusively on automatic editing and display systems. MarketWatch instead leverages its journalistic expertise to add a strong editorial framework to its content. From the CBS.MarketWatch.com Web site’s front page, users can access news stories, columns and headlines written by its reporters and by third parties, such as Reuters, Associated Press, Financial Times and PR Newswire, as well as stock quotes and other business and financial data and analytic tools. MarketWatch also has devoted staff to cover special areas of interest, including initial public offerings, investment conferences, the fixed income markets, mutual funds, mortgages, micro-cap stocks, futures and options and technology stocks.

MarketWatch works with CBS News’ global operations and presence to expand its coverage of international business and financial news. In addition to providing news coverage for the CBS.MarketWatch.com Web site, MarketWatch’s journalists provide financial news to CBS News and CBS Radio News programming. MarketWatch believes that providing news reports for CBS and working with CBS News journalists will create an opportunity to enhance its reputation and audience reach.

MarketWatch creates and publishes on the CBS.MarketWatch.com Web site real-time commentary and analysis of business and financial news and a number of regular columns by its experienced editorial staff. News features include real-time headlines, stock market news and updates and coverage of technology stocks, bond markets, initial public offerings and other areas of interest to its audience.

The CBS.MarketWatch.com Web site also offers selected audio and video clips of news reports recently broadcast on its CBS MarketWatch Weekend television show, the CBS Television Network, CBS Radio Network and its MarketWatch Radio Network. Users can also search a historical database of news stories by company name and ticker symbol.

Data and Analytic Tools

MarketWatch offers a variety of data and analytic tools which, together with its other real-time news and programming, are designed to provide a “one-stop-shop” for the financial and business needs of its audience. These include providing stock quotes from all major United States stock markets. These quotes are offered on varying delayed bases in accordance with respective exchange and foreign market rules, and links to other valuable information about a particular company, including related CBS.MarketWatch.com news stories, stories from other news services, summaries of filings and annual reports filed with the Securities and Exchange Commission, summaries of analysts’ reports and a variety of fundamental and technical information about a company’s stock. The CBS.MarketWatch.com Web site also provides information on various market and industry indices, commodity contracts and currency exchange rates.

In addition, MarketWatch’s BigCharts.com destination site is a leader in intra-day and historical stock price charting. The charting technology is also incorporated in the CBS.MarketWatch.com Web site to complement securities price quotes and is often used in the design of MarketWatch’s editorial content.

The CBS.MarketWatch.com Web site also has a sophisticated portfolio tracking service that offers a variety of features, including the ability to track up to 200 ticker symbols in multiple portfolios; track options, mutual funds and stocks on all major U.S. and select international exchanges; and download portfolio reports for use in spreadsheets, providing a wider set of choices for record keeping.

Online Advertising Sales

MarketWatch is focused on providing its advertisers with a large, demographically desirable audience. Over the last several years, MarketWatch increased the number of advertisers from industries other than financial services. MarketWatch believes that its Web sites attract users who as a group are more affluent and better educated than users of many other Web sites and, therefore, represent an attractive medium for companies that advertise and engage in commerce over the Internet. Advertisements are displayed throughout MarketWatch’s Web sites, including when a user enters the service, reviews a news story or accesses a quote, portfolio or chart.

MarketWatch currently derives, and expects to continue to derive significant revenue from online advertising sales. Its sales force seeks to provide advertisers unique advertising positions with creative and innovative advertising solutions. MarketWatch offers a variety of advertising options that may be purchased individually or in packages. MarketWatch’s portfolio of Web properties offers advertisers a strong, consistent brand with the opportunity to target their campaigns on the site of their choice or run a campaign across MarketWatch’s Web sites.

Content Licensing

MarketWatch’s licensing business focuses on business-to-business relationships with partners of all sizes to generate fee revenue. MarketWatch licenses interactive stock research tools such as charting, screeners, portfolios and alerts, along with news and editorial content from the CBS.MarketWatch.com newsroom and third-party news providers. MarketWatch’s clients include a wide variety of Internet Web site operators, with a particular focus on companies in the banking, brokerage, publishing and financial services industries.

MarketWatch’s licensing sales and development group works to provide customized solutions for businesses that want to seamlessly integrate financial charting, analytic tools and other financial content into their Web sites. MarketWatch’s clients may choose to purchase individual products or to work with MarketWatch’s designers and developers to create Web content that incorporates multiple products throughout their site. MarketWatch believes its investment in creating broad content relationships with industry-leading financial organizations, such as The Wall Street Journal Interactive, E*TRADE, Fidelity, Ameritrade, Merrill Lynch Online, Morgan Stanley and Charles Schwab, provides it with a unique opportunity to leverage MarketWatch’s financial content and technical infrastructure to deliver multiple revenue streams. MarketWatch’s content is generally copyrighted as its own on all of its licensing partners’ Web sites.

Subscription and Other Services

Increasingly, in addition to offering free content, subsidized by advertising on the CBS.MarketWatch.com Web site, MarketWatch is developing and selling subscription products, including the Hulbert Financial Digest, a publication devoted to tracking and analyzing investment newsletters, and the Calandra Report, a newsletter with real world profit-seeking strategies. The Web site newsletters are offered by paid subscription. In addition, CBS.MarketWatch.com launched a new online newsletter center featuring the Hulbert Financial Digest that also includes free content including a directory of financial newsletters as well as commentary about the financial newsletter industry, including features from and about top newsletter editors and their strategies.

The CBS.MarketWatch.com Web site offers, for a fee, third-party financial data and other services through integration with third-party Web sites, such as Hoover’s, Inc., which provides company profiles, or Baseline, which provides company research reports. MarketWatch receives a portion of the revenue from the sale of these products or services through the CBS.MarketWatch.com Web site.

The CBS.MarketWatch.com site also has free membership services available with personalized features and settings such as access to news alerts, links to members’ broker Web sites, personalized portfolios and charting, e-newsletters, archived content and other free offers.

Strategic Relationships

MarketWatch believes that its strategic relationships with its principal stockholders, CBS and Pearson, allow MarketWatch to differentiate the CBS.MarketWatch.com Web site as the pre-eminent brand for real-time business news and financial programming on the Web.

CBS

CBS Name and Logo.    In connection with its formation in 1997, MarketWatch entered into a license agreement, which was subsequently amended and restated, under which its Web site was renamed “CBS.MarketWatch.com” and MarketWatch was granted the right to use the CBS name and logo, as well as CBS Television Network news content in connection with the operation of the CBS.MarketWatch.com Web site. Under the terms of the amended and restated license agreement, MarketWatch pays CBS a percentage of its gross revenues, excluding certain revenue. The agreement is subject to termination if competitors of CBS acquire specified amounts of MarketWatch’s common stock or in other specific circumstances. MarketWatch’s license agreement with CBS will expire on October 29, 2005.

Reporting.    MarketWatch believes MarketWatch has increased and will continue to expand its brand awareness by providing financial news reports for CBS News and Infinity Broadcasting Radio. MarketWatch’s New York City-based bureau is located in CBS facilities and frequently works with CBS News staff to generate stories for distribution over the CBS broadcast network. MarketWatch files three market reports each day on CBS Newspath. MarketWatch’s correspondents also file customized daily reports to major CBS affiliates via satellite links, and produce periodic reports for the CBS Evening News weekend broadcasts and The Early Show on the CBS network. MarketWatch does not receive any cash payments from CBS for this reporting. However, MarketWatch believes such contributions help to strengthen its brand awareness.

Pearson/DBC

Initial Contribution by DBC.    At MarketWatch’s formation, Data Broadcasting Corporation, or DBC, contributed to MarketWatch certain assets related to its DBC Online/News Business that had been operating as departments within DBC since October 1995. In addition, DBC assigned to MarketWatch agreements for advertising and content, portions of its award-winning Web site, dbc.com, and its related trademarks, including “MarketWatch” and the MarketWatch Internet domain name. DBC, now known as Interactive Data Corporation, is now a majority-owned subsidiary of an affiliate of Pearson.

Data and Hosting.    Pearson currently provides real-time financial data to MarketWatch for dissemination to subscribers of certain of CBS.MarketWatch.com subscription services in exchange for a percentage of the subscription fee.

Marketing and Distribution

CBS has displayed the CBS.MarketWatch.com logo and domain name on the CBS Evening News with Dan Rather, CBS This Morning, The Early Show and on the news programming of the CBS Television Network and many affiliated television stations. The logo is usually displayed when business or financial news is covered during the broadcast. CBS is not obligated to continue to display MarketWatch’s logo or domain name in this particular manner.

MarketWatch uses journalist appearances on CBS Television and Infinity Radio news broadcasts and on certain affiliate station broadcasts to highlight the CBS.MarketWatch.com Web site and increase the association of the Web site with CBS. When making appearances, MarketWatch’s journalists are identified with the CBS.MarketWatch.com brand. The CBS MarketWatch Weekend television show was launched in September 1999. The CBS.MarketWatch.com Web site is also linked from CBS’s primary web sites cbs.com and cbsnews.com, as well as many of those owned and operated by CBS affiliate television stations. MarketWatch also has an agreement with Westwood One to distribute its content over the Westwood One Radio Network.

MarketWatch has entered into a number of distribution relationships to enhance its brand name recognition and audience reach. Key distribution relationships include:

•	Yahoo! Inc. Since 1999, Yahoo! Inc. has indexed certain of the CBS.MarketWatch.com news headlines in the finance section of Yahoo! with links to the CBS.MarketWatch.com Web site for payments per click to the CBS.MarketWatch.com site.

•	America Online. In September 1999, MarketWatch entered into a three-year distribution agreement with America Online, Inc., or AOL, to be a provider of business and financial news for AOL’s network including its proprietary services, AOL.com, CompuServe and Netscape. Under the agreement, MarketWatch created a co-branded site that enables AOL users to access its content and investment management tools through the AOL personal finance channel. MarketWatch has also collaborated with AOL in sales and marketing efforts.

Infrastructure and Operations

The CBS.MarketWatch.com Web site, the BigCharts.com Web site, and substantially all content licensing business are hosted in MarketWatch’s data centers in Lisle, Illinois and in New York, New York, which are co-locations with AT&T. MarketWatch operates multiple Web servers that run the Microsoft Windows 2000 operating systems and use Microsoft Internet Information Server.

Internet access in the Lisle and New York data centers is provided primarily by AT&T. The computer equipment used to operate its Web sites at all facilities is powered by uninterruptible power supplies. The AT&T co-location facilities are also equipped with backup generators to provide an indefinite amount of runtime in the event of a local utility failure.

Competition

The market for Internet services and products is relatively new, intensely competitive and rapidly changing. The number of Web sites on the Internet competing for consumers’ attention and spending has proliferated and

MarketWatch expects that competition will continue to intensify. MarketWatch competes, directly and indirectly, for advertisers, viewers, members and content providers with the following categories of companies:

•	publishers and distributors of traditional off-line media, such as television, radio and print, including those targeted to business, finance and investing needs, many of which have established or may establish Web sites, such as The Wall Street Journal and CNN;

•	general purpose consumer online services such as AOL and Microsoft Network, each of which provides access to financial and business-related content and services;

•	Web sites targeted to business, finance and investing needs, such as TheStreet.com and the Motley Fool;

•	Web search and retrieval and other online services, such as Google, Yahoo!, Lycos and other high-traffic Web sites, which offer quotes, financial news and other programming and links to other business and finance-related Web sites;

•	data companies that provide value-added tools, including charts, portfolios, and stock screeners, such as Reuters and Thomson Financial Corporation;

•	providers of standardized and customized investment research tools, such as Pinnacor and SmartMoney; and

•	publishers of financial news for an institutional audience such as Reuters and Dow Jones.

Intellectual Property

MarketWatch relies primarily on a combination of copyrights, trademarks, trade secret laws, its user policy and content license agreement and user agreement restrictions on disclosure and use to protect its intellectual property, such as its content, copyrights, trademarks, and trade secrets. MarketWatch also enters into confidentiality agreements with its employees and consultants, and seeks to control access to and distribution of its other proprietary information. MarketWatch also uses certain licensed technology, data and content from third parties.

MarketWatch licenses the CBS logo, trademarks and certain news content from CBS pursuant to the amended and restated license agreement. This agreement could terminate in certain circumstances and also involves a number of other risks.

Employees

MarketWatch has 201 full-time employees, 26 of these personnel worked in product and content development, 44 in sales and marketing, 81 in editorial, 25 in Web site operations and 25 in administration.

Description of Properties

MarketWatch’s principal administrative, sales, marketing and news facilities are located in approximately 24,000 square feet of office space in San Francisco, California, leased from CBS. This lease expires in March 2008. MarketWatch’s engineering, development, and licensing sales groups are based out of 20,000 square feet of leased space in Minneapolis, Minnesota. This lease expires in May 2009. A portion of MarketWatch’s news and sales teams are located out of 7,367 square feet of office spaces in New York, New York, also leased from CBS. MarketWatch also has data centers in Minneapolis, New York and Redwood City, California.

Legal Proceedings

On and after April 17, 2001, five shareholder class action lawsuits were filed against MarketWatch, certain of its current and former officers and directors, and a number of investment banks, including some of the underwriters of its initial public offering. The lawsuits were filed in the Southern District of New York. The complaints were consolidated into a single action. Plaintiffs allege that the underwriter defendants agreed to allocate stock in the initial public offering to certain investors in exchange for excessive and undisclosed commissions and agreements by those investors to make additional purchases of stock in the aftermarket at pre-determined prices. Plaintiffs allege that the prospectus for MarketWatch’s initial public offering was false and misleading in violation of the securities laws because it did not disclose these arrangements. The action against MarketWatch is being coordinated with approximately three hundred other nearly identical actions filed against other companies. The parties have recently reached a settlement where the company defendants are dismissed from the lawsuit in exchange for the companies assigning to the plaintiffs claims they may have against the underwriters. In addition, the settlement does not contemplate the payment of any company funds to the plaintiffs. A committee of MarketWatch’s board of directors approved the settlement proposal on June 25, 2003. The terms of the settlement and final documentation is still subject to approval by the court.

On July 24, 2003, a shareholder class action lawsuit was filed against Pinnacor, Pinnacor’s current directors, a Pinnacor officer, and MarketWatch in the Delaware Court of Chancery. The plaintiffs filed an amended complaint on September 17, 2003, which named Holdco, Pine Merger Sub and Maple Merger Sub as defendants to the action. The lawsuit purports to be a class action filed on behalf of holders of the Pinnacor common stock who allegedly are or will be threatened with injury arising from actions by the defendants in connection with the merger. The lawsuit alleges that Pinnacor’s directors breached their fiduciary duties in proceeding with the merger by agreeing to a proposed purchase price that fails to adequately compensate Pinnacor stockholders for the loss of control of the company. The lawsuit alleges that MarketWatch knowingly aided and abetted these breaches of fiduciary duty in some unspecified way. The lawsuit also alleges that the Registration Statement on Form S-4, which includes this joint proxy statement-prospectus, contains material misrepresentations and omissions which render it defective. The lawsuit seeks an unspecified amount of damages and also an injunction against consummation of the proposed merger. The plaintiff has moved for expedited discovery and have requested the production of documents from Pinnacor and MarketWatch. Pinnacor and MarketWatch have begun producing documents responsive to the plaintiff’s request.

There are no other material pending legal proceedings to which MarketWatch is a party.

Management’s Discussion and Analysis of Financial Condition and Results of Operations as of September 30, 2003 and for the Three and Nine Months Ended September 30, 2003 and 2002

This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements regarding MarketWatch’s expectations, beliefs, intentions or future strategies that are signified by the words “expects”, “anticipates”, “intends”, “believes”, or similar language. All forward-looking statements included in this Management’s Discussion and Analysis of Financial Condition and Results of Operations are based on information available to MarketWatch on November 13, 2003, and MarketWatch assumes no obligation to update any such forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements. In evaluating MarketWatch’s business, prospective investors should carefully consider the information set forth below under the caption “Risk Factors” in addition to the other information set forth in this joint proxy statement-prospectus. MarketWatch cautions investors that its business and financial performance are subject to substantial risks and uncertainties.

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with MarketWatch’s condensed consolidated financial statements as of September 30, 2003 and for the three and nine months ended September 30, 2003 and 2002 included elsewhere in this joint proxy statement-prospectus.

Overview

MarketWatch completed its initial public offering in January 1999. MarketWatch was formed in October 1997 as a Delaware limited liability company owned 50% each by Data Broadcasting Corporation, or DBC, now known as Interactive Data Corporation, or IDC, and CBS Broadcasting Inc., or CBS. MarketWatch was formed as the successor to DBC’s Online/News Business, which commenced operations in October 1995. Immediately prior to the closing of its initial public offering, MarketWatch was reorganized from a limited liability company into a corporation. In January 2001, an affiliate of Pearson, plc. acquired IDC’s stake in MarketWatch.

Since its formation, MarketWatch has operated as a multi-media provider of financial news and information, with services including news articles, feature columns, financial programming and analytic tools, such as stock quotes and charting. These services are available free of charge. MarketWatch sells advertising banners and sponsorships on MarketWatch’s sites; earns advertising revenue from its television and radio programming; licenses its content and tools to electronic brokers, financial publishers and portals; and sells subscriptions to its newsletters and other premium products.

MarketWatch currently has several agreements with its principal stockholders, including a license agreement with CBS whereby CBS licenses its trademark and certain news content to MarketWatch for royalties approximating 8% of all of MarketWatch’s net revenues other than revenue attributable to IDC and certain other revenue. The license agreement expires in October 2005.

As of September 30, 2003, CBS and an affiliate of Pearson collectively hold approximately 65% of MarketWatch’s outstanding common stock.

MarketWatch’s ability to generate significant revenue or maintain profitability in the future is uncertain. Further, in view of the rapidly evolving nature of its business and its limited operating history, MarketWatch has little experience forecasting its revenues. Therefore, MarketWatch believes that period-to-period comparisons of its financial results are not necessarily meaningful and you should not rely upon them as an indication of its future performance. To date, MarketWatch has incurred substantial costs to create, introduce and enhance its services, to develop content, to build brand awareness and to grow its business. Although MarketWatch achieved net income in the fourth quarter of 2002 and the first and third quarter of 2003 and was cash flow positive for the twelve months ended December 31, 2002 and the first three quarters of 2003, given the general economic uncertainty and the continued uncertainty of the advertising market, MarketWatch may not generate net income or remain cash flow positive for fiscal 2003 or any particular fiscal quarter. MarketWatch may also incur additional costs and expenses related to content creation, technology, marketing or acquisitions of businesses and technologies to respond to changes in its rapidly changing industry. These costs could have an adverse effect on MarketWatch’s future financial condition or operating results.

Results of Operations

Net Revenues

Net revenues are derived from the sale of advertising on MarketWatch’s Web sites, licensing of its content, advertising revenue from sponsored links, advertising revenues from its television and radio broadcasts, subscription sales of its newsletters, and other premium products and fees from MarketWatch’s membership center. During the first nine months ended September 30, 2003, MarketWatch reclassified certain broadcast and membership center revenues, previously disclosed as “Other,” into advertising revenues. Prior periods have been adjusted to be comparable with the current presentation.

Net revenues increased by 5% to $11.6 million for the three months ended September 30, 2003 from $11.0 million for the three months ended September 30, 2002, and increased 3% to $33.8 million for the nine months ended September 30, 2003 from $32.8 million for the nine months ended September 30, 2002. For the three and nine months ended September 30, 2003, advertising revenue increased $1.4 million, or 30% and $2.9 million, or 22%, respectively, as compared to the same periods in 2002. The increases in advertising revenue for the three and nine months ended September 30, 2003, as compared to prior year, were primarily due to a 170% and 31%, respectively, increase in the number of advertisers on MarketWatch’s Web sites and a 30% and 38%, respectively, improvement in rates charged for advertising sold on MarketWatch’s television program.

For the three and nine months ended September 30, 2003, licensing revenue decreased $929,000, or 15%, and $2.5 million, or 13%, respectively, as compared to the same period in 2002. For the three and nine months ended September 30, 2003, as compared to prior year, the decreases in licensing revenue were primarily due to the expiration of five year licensing commitment from IDC, which accounted for 34% and 38%, respectively, of the decrease, and the softness and consolidation of the financial services industry.

For the three and nine months ended September 30, 2003, subscription revenue increased $172,000, or 61% and $539,000, or 90%, respectively, as compared with the same periods in 2002. For the three and nine months ended September 30, 2003, the increases in subscription revenue, as compared to prior year, were primarily due to the acquisition of the Hulbert Financial Digest in April 2002, which represented 6% and 46%, respectively, and the launch of The Calandra Report subscription product in March 2003 and the Tech Indicator subscription product in July 2003, which represented 71% and 32%, respectively, of the total increase, as compared with the same periods in 2002. Substantially all of MarketWatch’s advertising customers purchase advertising under short-term contracts. Customers have ceased advertising on short notice without penalty. MarketWatch’s advertising revenues would be adversely affected if MarketWatch were unable to renew advertising contracts with existing customers or obtain new customers. MarketWatch expects to continue to derive a significant amount of its future net revenues from selling advertisements. The market for Web advertising is intensely competitive, therefore advertising rates could be subject to additional pricing pressure in the future. If MarketWatch is forced to reduce its advertising rates or it experiences lower CPMs (cost per thousand page views) across its Web sites for any reason, future advertising revenues could be adversely affected.

Licensing revenues depend on customer contract renewals and could decrease further if customers choose to renew for lesser amounts, terminate early or forego renewal, or MarketWatch does not obtain new customers. A significant amount of MarketWatch’s licensing revenue is earned from brokerages and financial services companies, which have experienced hardship due to the recent economic downturns. The amount of licensing revenues depends, in part, on the number of users these customers have each month. If the number of users were to decrease, MarketWatch’s licensing revenue would decrease. The growth of MarketWatch’s licensing revenues could also be limited as there are a limited number of brokerages and financial services companies to license MarketWatch’s content. In addition, certain license contracts guarantee the performance of MarketWatch’s Web sites. If MarketWatch’s sites do not perform as guaranteed, licensing revenue would be adversely affected.

Cost of Revenues

Cost of net revenues primarily consists of news staff compensation, royalties payable to CBS and content providers, bandwidth costs associated with serving pages on MarketWatch’s Web properties and licensing clients, fees paid for data, Web site infrastructure costs, costs of serving ads, exchange fees and communication lines, and costs related to subscriptions, including printing and mailing costs.

Cost of revenues increased by 7% to $4.6 million for the three months ended September 30, 2003 from $4.3 million for the three months ended September 30, 2002. Of the aggregate increase in cost of revenues for the three-month periods, 83% of the increase was attributable to additional employee costs for news and operations and 31% of the increase was from additional CBS royalty fees due to higher advertising revenue for the current quarter, offset by an 11% decrease in data source fees. Cost of revenues increased by 5% to $13.0 million for the nine months ended September 30, 2003 from $12.4 million for the nine months ended September 30, 2002. Of the aggregate increase in cost of revenues for the nine-month periods, 107% of the increase was attributable to additional employee costs for news and operations, offset by 22% decrease in advertising services costs due to renegotiations of MarketWatch’s supplier contracts. As a percentage of net revenues, cost of revenues were 40% and 39% for the three months ended September 30, 2003 and 2002, respectively, and 39% and 38% for the nine months ended September 30, 2003 and 2002, respectively.

Product Development

Product development expenses primarily consist of data source fees, compensation and benefits for Web site developers, designers and engineers to maintain the sites, software engineers, and expenses for contract programmers and developers.

Product development expenses decreased by 24% to $1.4 million for the three months ended September 30, 2003 from $1.9 million for the three months ended September 30, 2002. Of the aggregate decrease in product development expenses for the three-month periods, 51% of the decrease was attributable to lower compensation expense from a reduction in head count, and 33% of the decrease was from a reduction in production data fees due to renegotiations of supplier contracts. Product development costs decreased 4% to $5.0 million for the nine months ended September 30, 2003 from $5.2 million for the nine months ended September 30, 2002. The decrease in development costs for the nine-month period was primarily attributable to lower employee costs as MarketWatch had a reduction in headcount from the prior year. Product development expenses were 12% and 17% of net revenues for the three months ended September 30, 2003 and 2002, respectively, and 15% and 16% of net revenues for the nine months ended September 30, 2003 and 2002, respectively.

General and Administrative

General and administrative expenses primarily consist of compensation and benefits for finance, business development and administrative personnel, professional fees, public company costs and corporate depreciation charges.

General and administrative expenses increased by 4% to $2.8 million for the three months ended September 30, 2003 from $2.7 million for the three months ended September 30, 2002, and remained relatively flat for the nine months ended September 30, 2003 as compared to the same period a year ago. The aggregate increase in general and administrative expenses for the three months ended September 30, 2003 was primarily attributable to hiring an additional executive, which contributed additional expense equal to 100% of the total increase and an increase in insurance cost, which contributed additional expense equal to 31% of the total increase, offset primarily by a decrease in legal costs which offset 36% of the total amount of the increase. As a percentage of net revenues, general and administrative costs were 24% for each of the three months ended September 30, 2003 and 2002, and 25% and 26% for the nine months ended September 30, 2003 and 2002, respectively.

Sales and Marketing

Sales and marketing expenses primarily consist of in-kind promotion and advertising provided by CBS, online and offline advertisements, promotional materials, compensation, benefits and sales commissions to MarketWatch’s direct sales force.

Sales and marketing expenses decreased 17% to $2.5 million for the three months ended September 30, 2003 from $3.0 million for the three months ended September 30, 2002. Of the aggregate decrease in sales and marketing expenses for the three-month periods, 52% of the decrease was attributable to the termination of the CBS in-kind advertising as MarketWatch’s agreement with CBS expired in June 2002 and 43% was attributable to lower distribution costs paid to American Online, Inc., or AOL, and Yahoo! Inc. as these services decreased in the current year. Sales and marketing costs decreased 58% to $7.4 million for the nine months ended September 30, 2003 from $17.7 million for the nine months ended September 30, 2002, primarily due to a $9.5 million decrease in CBS in-kind advertising. As a percentage of net revenues, sales and marketing expenses were 22% and 27% for the three months ended September 30, 2003 and 2002, respectively, and 22% and 54% for the nine months ended September 30, 2003 and 2002, respectively.

Interest Income

Interest income was $115,000 and $180,000 for the three months ended September 30, 2003 and 2002, respectively. Interest income was $384,000 and $545,000 for the nine months ended September 30, 2003 and

2002, respectively. The $65,000 and $161,000 decreases for the three and nine months ended September 30, 2003 as compared to prior year were primarily due to declines in returns from lower interest rates resulting from economic downturn over the last year, slightly offset by the $6.8 million increase in cash from year to year.

Liquidity and Capital Resources

Since its inception in October 1997, MarketWatch has funded its operations primarily from cash contributed and advanced by IDC and CBS, revenues from advertising and licensing sales and the proceeds from its initial public offering. MarketWatch’s cash and cash equivalents totaled $47.9 million at September 30, 2003, compared to $43.3 million at December 31, 2002.

Cash provided by operating activities was $4.1 million for the nine months ended September 30, 2003, primarily due to a net income of $126,000 and an adjustment for the effect of non-cash charges for depreciation and amortization of $2.9 million, an increase in accounts payable and accrued expenses of $1.5 million and an increase in deferred revenue of $547,000, offset by an increase in prepaid expenses and accounts receivable of $914,000.

Cash provided by operating activities was $4.7 million for the nine months ended September 30, 2002, primarily consisting of a net loss of $10.5 million offset by non-cash charges of $9.6 million in advertising provided by CBS and $3.6 million in depreciation and amortization of property and equipment. Cash provided by operations for the nine months ended September 30, 2002 included a decrease in accounts receivable and an increase in accounts payable and accrued expenses, partially offset by an increase in prepaid and other assets and a decrease in deferred revenue.

Cash used in investing activities was $1.1 million for the nine months ended September 30, 2003 and consisted of payments of acquisition costs for the pending acquisition of Pinnacor, Inc. formerly known as ScreamingMedia, and capital expenditures for purchases of computer hardware and software.

Cash used in investing activities was $1.7 million for the nine months ended September 30, 2002 and consisted of capital expenditures for purchases of computer software, computer hardware and leasehold improvements related to leased facilities and the April 2002 purchase of Hulbert Financial Digest.

Cash provided by financing activities was $1.5 million for the nine months ended September 30, 2003 and reflected proceeds from the sale of common stock through MarketWatch’s employee stock purchase plan in February and August 2003 and stock option exercises during the nine-month period.

Cash provided by financing activities was $453,000 for the nine months ended September 30, 2002 and primarily reflected proceeds from the sale of common stock through MarketWatch’s employee stock purchase plan in February and August 2002.

As of September 30, 2003, commitments under non-cancelable operating leases totaled $9.9 million through December 31, 2010. Additionally, MarketWatch has certain agreements with AOL, to make payments for advertising and placement of its content on their Web site over the next year. As of September 30, 2003, MarketWatch is committed to pay $841,000 to AOL over the next 15 months.

MarketWatch believes its current cash position will be sufficient to meet its anticipated needs for working capital and capital expenditures for at least the next 12 months. MarketWatch may need to raise funds sooner if MarketWatch acquires any additional businesses, products or technologies. If additional funds were raised through the issuance of equity securities, the percentage ownership of MarketWatch’s then-current stockholders would be reduced. However, if CBS and/or Pearson elect to maintain their percentage interest pursuant to the exercise of their participation rights under their stockholders’ agreement with MarketWatch, then CBS and/or Pearson would not necessarily suffer a reduction in their respective ownership. Furthermore, such equity securities may have rights, preferences or privileges senior to those of MarketWatch’s common stock.

MarketWatch signed a definitive agreement on July 22, 2003 with Pinnacor, whereby MarketWatch will acquire Pinnacor. Under the terms of the agreement, a new company, Holdco, was formed to combine its business with Pinnacor’s business. Each of MarketWatch’s stockholders will receive one share of Holdco common for each share of MarketWatch’s common stock held by such stockholder. Each Pinnacor stockholder will have the right to receive either $2.42 in cash or 0.2659 of a share of Holdco common stock for each share of Pinnacor common stock held by such stockholder, subject to proration. The aggregate consideration to be paid to Pinnacor stockholders will be approximately $44.0 million in cash and approximately 6.5 million shares of Holdco common stock. The acquisition is subject to customary closing conditions, including the approval of MarketWatch and Pinnacor stockholders.

Quantitative and Qualitative Disclosures About Market Risk

Interest rate sensitivity.    The primary objective of MarketWatch’s investment activities is to preserve principal while maximizing the income it receive from its investments without significantly increasing risk. Some of the securities that MarketWatch has invested in may be subject to market risk. This means that a change in prevailing interest rates may cause the principal amount of the investment to fluctuate. For example, if MarketWatch holds a security that was issued with a fixed interest rate at the then-prevailing rate and the prevailing interest rate later rises, the principal amount of its investment will probably decline. To minimize this risk, MarketWatch maintains its portfolio of cash in money market funds and cash equivalents. In general, money market funds and short-term investments are not subject to market risk because the interest paid on such funds fluctuates with the prevailing interest rate. As of September 30, 2003, all of MarketWatch’s investments mature in 90 days or less.

Exchange Rate Sensitivity.    MarketWatch considers its exposure to foreign currency exchange rate fluctuations to be minimal, as it does not have any sales denominated in foreign currencies. MarketWatch has not engaged in any hedging transactions to date.

Management’s Discussion and Analysis of Financial Condition and Results of Operations as of December 31, 2002 and 2001 and for Each of the Three Years in the Period Ended December 31, 2002

This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements regarding MarketWatch’s expectations, beliefs, intentions or future strategies that are signified by the words “expects,” “anticipates,” “intends,” “believes” or similar language. All forward-looking statements included in this Management’s Discussion and Analysis of Financial Condition and Results of Operations are based on information available to MarketWatch on March 31, 2003, and MarketWatch assumes no obligation to update any such forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements. In evaluating MarketWatch’s business, prospective investors should carefully consider the information set forth previously under the caption “Risk Factors,” and in other sections of this joint proxy statement-prospectus. MarketWatch cautions investors that its business and financial performance are subject to substantial risks and uncertainties.

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with MarketWatch’s Consolidated Financial Statements as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002.

Overview

The year ended December 31, 2002 was a challenging year. Despite the continued economic downturn, MarketWatch generated net income for the first time in the fourth quarter of 2002 and positive operating cash flow for the twelve months ended December 31, 2002. MarketWatch was also able to decrease the cost of net revenues by 12% from the previous year to $16.3 million for fiscal 2002.

Organization

MarketWatch is a leading provider of business news, financial programming and analytic tools, with services including news articles, feature columns and analytic tools, such as stock quotes and charting. These services are available free of charge. MarketWatch sells advertising banners and sponsorships on its Web sites, earns advertising revenue from its television and radio programming, licenses its content and tools to electronic brokers, financial publishers and portals, and sells subscriptions to certain Interactive Data Corporation, or IDC, products and the Hulbert Financial Digest.

MarketWatch completed its initial public offering in January 1999. Prior to its initial public offering, MarketWatch was a joint venture owned 50% each by DBC, now known as IDC, and CBS, and was formed as a limited liability company in October 1997. MarketWatch was formed as the successor to DBC’s Online/News Business, which commenced operations in October 1995. Immediately prior to the closing of its initial public offering, MarketWatch was reorganized from a limited liability company into a corporation.

MarketWatch has several agreements with its principal stockholders, including the following:

•	upon conversion of MarketWatch into a corporation, CBS agreed to contribute $30.0 million in advertising through October 2002 which was delivered in full by June 30, 2000;

•	in May 2000, CBS contributed an additional $30.0 million in rate card advertising and promotion of which $29.9 million was delivered by December 31, 2002 and the delivery of the remaining $56,000 has been extended through April 25, 2003;

•	CBS licenses its trademark and certain news content for royalties approximating 8% of all of MarketWatch’s net revenues other than revenue attributable to IDC and certain other revenue. The license agreement expires in October 2005; and

•	IDC provided MarketWatch with part of its Web site infrastructure and certain operational and administrative services at IDC’s cost, as required by the Amended and Restated Services Agreement. IDC’s service obligation expires on October 29, 2005. MarketWatch ceased using these services in 2001. In addition, IDC paid a monthly, per subscriber fee for delivery of MarketWatch’s news to IDC subscribers, subject to a minimum payment of $100,000 per month. This obligation expired in October 2002.

In January 2000, MarketWatch entered into a joint venture agreement with the Financial Times Group, a part of Pearson plc, to establish Financial Times Marketwatch.com (Europe) Limited, an Internet-based provider of real-time business news, financial programming and analytical tools. In 2001 and 2000, MarketWatch contributed $1.5 million and $5.0 million, respectively, to the joint venture to fund operations in accordance with the agreement. In November 2001, MarketWatch signed a sale and purchase agreement with the Financial Times Group to transfer its ownership of the joint venture to the Financial Times Group. As part of the ownership transfer, MarketWatch signed a transitional services agreement with the Financial Times Group under which it would migrate the technology developed for the joint venture Web site to the Financial Times Group for a fee. The agreement also assigned certain equipment to MarketWatch that was owned by the joint venture. In addition, MarketWatch signed a license agreement with the Financial Times Group under which MarketWatch will provide certain content and tools for a monthly fee. MarketWatch’s portion of the loss in the joint venture was $1.5 million and $5.0 million for the years ended December 31, 2001 and 2000, respectively. Since MarketWatch no longer had a commitment to fund the joint venture, it reversed the previously recorded losses of $645,000 during the three months ended September 30, 2001.

In January 2001, Pearson plc, acquired Data Broadcasting Corporation’s 34.1% stake in MarketWatch.

The interests of CBS and Pearson International Finance Ltd., or Pearson, which is an affiliate of Pearson, plc, could conflict with the interests of MarketWatch’s other stockholders and, given their substantial stock ownership in the company, MarketWatch may not be able to resolve any future conflict with either of them on terms favorable to MarketWatch. CBS and Pearson may experience conflicts of interest in their business dealings with MarketWatch with respect to decisions involving business opportunities and other similar matters. The occurrence of any of these actions could adversely affect MarketWatch’s business.

Revenue

MarketWatch generates revenue from three primary sources: the sale of advertisements and sponsorships on its Web sites, the license of its content and tools, and other revenues including television, radio, membership center and subscription products. MarketWatch operates in one segment.

MarketWatch’s net revenues decreased by 3% from the previous year to $44.5 million for fiscal 2002. The decrease was primarily a result of a reduction in on-line advertising revenue due to a decrease in the number of advertisers on its Web site and smaller advertising buys from some existing customers. However, the decrease in net revenues was partially offset by an increase in subscription, radio and television revenue. The acquisition of the Hulbert Financial Digest in April 2002 and its related revenue stream contributed to the increase in subscription revenue.

MarketWatch’s ability to generate significant revenue or profits in the future remains uncertain due to the weakened economy. MarketWatch may not generate net income or remain cash flow positive for fiscal 2003 or any particular fiscal quarter. Further, in view of the rapidly evolving nature of MarketWatch’s business and its limited operating history, MarketWatch has little experience forecasting its revenues.

MarketWatch expects to derive a substantial portion of its revenues from advertising for the foreseeable future. Over the last two years, MarketWatch and other Web publishers have experienced a significant softening in demand for advertising services due to decreased spending on Web advertising by companies and due to general uncertainty about the economy. MarketWatch expects this reduced demand to continue for the foreseeable future. MarketWatch derives a majority of its revenues from the sale of advertisements under short-term contracts. Advertisers generally have the right to cancel a campaign with two weeks notice without penalty and some have done so in the past. Moreover, a substantial portion of MarketWatch’s on-line advertising revenue comes from Internet commerce and financial services companies that have been adversely affected by the recent market downturn, which has resulted in less spending for on-line advertising. If MarketWatch does not diversify its advertiser base and continue to attract advertisers from other industries, its business could be adversely affected. Also, the market for Web advertising is intensely competitive and advertising rates could be subject to pricing pressure in the future. If MarketWatch is forced to reduce its advertising rates, or if it experiences lower CPMs (cost per thousand page views) across its web sites for any reason, future revenues could be adversely affected.

MarketWatch’s licensing revenue depends on new customer contracts and customer contract renewals and could decrease if new business is not found or customers choose to renew for lesser amounts, terminate early, or forego renewal. A significant amount of MarketWatch’s licensing revenue is earned from brokerages and financial services companies. In many cases, the amount of licensing revenue depends on the number of qualified account holders these customers have each month. If the number of qualified account holders were to decrease, MarketWatch’s licensing revenue would decrease. A number of these brokerages and financial services companies have experienced a decrease in account holders as a result of recent market downturns. Also, the growth of MarketWatch’s licensing revenue could be limited as there are a limited number of brokerages and financial services companies.

Liquidity

At December 31, 2002, cash and cash equivalents totaled $43.3 million. MarketWatch believes its current cash position will be sufficient to meet its anticipated needs for working capital and capital expenditures for at least the next twelve months. However, MarketWatch may need to raise funds sooner if it acquires any additional businesses, products or technologies. MarketWatch is unable to predict whether and when any prospective acquisition will become available or the likelihood that any acquisition will be completed and successfully integrated. Further, MarketWatch cannot assure you that additional financing will be available in any required time frame on commercially reasonable terms, if at all.

Furthermore, MarketWatch believes that it will need to expand its operations in order to support its business. This expansion is likely to continue to place a significant strain on its resources. As MarketWatch grows, it may be necessary to implement new operational systems, procedures and controls. If MarketWatch is unable to accomplish any of these, its growth could be constrained and its business could be adversely affected.

Results of Operations

	Years Ended December 31,
	2002	2001	2000
	(in thousands, except per share data)
Net revenues:
Advertising	$16,036	$17,988	$34,952
Licensing	24,631	24,775	15,809
Other	3,857	3,093	3,146

Total net revenues	44,524	45,856	53,907
Cost of net revenues	16,339	18,623	21,012

Gross profit	28,185	27,233	32,895

Operating expenses:
Product development	6,954	8,308	8,725
General and administrative	11,315	12,600	14,211
Sales and marketing	20,279	29,975	47,130
Amortization of goodwill and intangibles	—	51,542	51,382
Restructuring costs	—	1,409	—

Total operating expenses	38,548	103,834	121,448

Loss from operations	(10,363)	(76,601)	(88,553)
Interest income	710	1,554	2,285
Loss in joint venture	—	(1,476)	(4,995)

Net loss	$(9,653)	$(76,523)	$(91,263)

Basic and diluted net loss per share	$(0.57)	$(4.60)	$(5.83)

Shares used in the calculation of basic and diluted net loss per share	16,959	16,648	15,659

	Years Ended December 31,
	2002	2001	2000
	(as a percentage of net revenues)
Net revenues:
Advertising	36%	39%	65%
Licensing	55	54	29
Other	9	7	6

Total net revenues	100	100	100
Cost of net revenues	37	41	39

Gross profit	63	59	61

Operating expenses:
Product development	16	18	16
General and administrative	25	28	26
Sales and marketing	46	65	88
Amortization of goodwill and intangibles	—	112	95
Restructuring costs	—	3	—

Total operating expenses	87	226	225

Loss from operations	(23)	(167)	(164)
Interest income	2	3	4
Loss in joint venture	—	(3)	(9)

Net loss	(22)%	(167)%	(169)%

Critical Accounting Policies and Estimates

This discussion and analysis of MarketWatch’s financial condition and results of operations are based upon its consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires MarketWatch to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, MarketWatch evaluates its estimates, including those related to bad debts, investments, goodwill, restructuring, contingencies and litigation. MarketWatch bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

MarketWatch believes the following critical accounting policies affect its more significant judgments and estimates used in the preparation of its consolidated financial statements:

MarketWatch generates its net revenues from three primary sources: the sale of advertising on its Web sites, the license of content, and other revenues including television, radio, membership center and subscription products.

Online advertising revenues, derived from the sale of advertisements and sponsorships on MarketWatch’s Web sites, are recognized using the lesser of the ratio of impressions delivered over total guaranteed impressions or on a straight line basis over the term of the contract in the period the advertising is displayed, provided that no significant obligations remain on MarketWatch’s part and collection of the resulting receivable is probable. MarketWatch’s obligations typically include guarantees of a minimum number of “impressions” or times that an advertisement is viewed by users of its Web sites. Additionally, certain sponsorship agreements provide links to third-party Web sites and generate either fixed transaction fees for monthly access or variable fees, which are dependent upon the number of transactions consummated at the third-party Web site by linked customers. Such amounts are recognized as revenue in the month earned.

Licensing revenues consist of revenue earned from the licensing of MarketWatch’s content and tools. License revenues consist of fixed monthly amounts related to the license of charting technology and news content that are recognized ratably over the term of the licensing agreement or amounts based on the number of third-party Web site subscribers that use the service each month.

Other revenues consist of revenue from MarketWatch’s television and radio shows, membership center revenues, and subscription revenues. MarketWatch produces a weekend television program for distribution on CBS affiliates and daily radio broadcasts for distribution by Westwood One Radio Network. MarketWatch shares in the revenue earned through the sale by CBS sales forces and Westwood One of advertising space during their respective television and radio programming. Revenue for the television program is recognized as the shows are aired and revenue is earned. Revenue for the radio show is recognized monthly as advertisements are run and earned. Membership center revenues consist of fees for leads generated from promotions placed in the membership center section of the CBS.MarketWatch.com Web site and are recognized in the month the leads are generated. Membership center customers pay MarketWatch a fixed fee for each customer that comes to its site and registers for such customer’s product from the CBS.MarketWatch.com Web site. Subscription revenue relates to customer subscriptions to the Hulbert Financial Digest, a publication devoted to tracking and analyzing investment newsletters, and IDC online services, MarketWatch RT and MarketWatch Live, which provide subscribers access to real-time exchange data and analytical products and are sold through MarketWatch’s Web sites. Revenue from subscriptions is recognized ratably over the subscription period. Deferred revenues relate to prepayments of license and advertising contracts and subscription fees for which amounts have been collected but for which revenue has not been recognized.

Revenues from barter transactions, in accordance with the provisions of Accounting Principles Board Opinion No. 29 “Accounting for Nonmonetary Transactions,” or APB 29, are recognized during the period in which the advertisements are displayed on MarketWatch’s Web sites. Under the provisions of APB 29, barter transactions are recorded at the fair value of the goods or services received. For the years ended December 31, 2002, 2001 and 2000, MarketWatch recognized $483,000, $1.5 million and $508,000, respectively, in barter revenue.

MarketWatch maintains an allowance for doubtful accounts for estimated losses from the inability of its customers to make required payments. MarketWatch analyzes specific accounts receivable, historical bad debts, customer concentrations, customer credit-worthiness, current economic trends and changes in its customer payment history when evaluating the adequacy of the allowance for doubtful accounts. Changes in the above factors can have a material impact on actual bad debts incurred.

As discussed in Note 2 of the MarketWatch.com, Inc. Notes to Consolidated Financial Statements as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002 found elsewhere in this joint proxy statement-prospectus, MarketWatch is required to regularly review all of its long-lived assets, including goodwill and other intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors MarketWatch considers important which could trigger an impairment review include, but are not limited to, significant underperformance relative to historical or projected future operating results, significant changes in the manner of use of the acquired assets or the strategy for its overall business, significant negative industry or economic trends, a significant decline in its stock price for a sustained period, and its market capitalization relative to net book value. When MarketWatch determines that an impairment review is necessary based upon the existence of one or more of the above indicators of impairment, it measures any impairment based on a projected undiscounted cash flow method. Significant judgement is required in the development of projected cash flows for these purposes including assumptions regarding the appropriate level of aggregation of cash flows, their term and discount rate as well as the underlying forecasts of expected future revenue and expense. MarketWatch has not recorded significant impairment charges for goodwill and intangible assets in the past. However, to the extent that events or circumstances cause its assumptions to change, MarketWatch may be required to record a charge in the future that could be material.

In conjunction with preparing its consolidated financial statements, MarketWatch must estimate its income taxes in each of the jurisdictions in which it operates. This process involves estimating MarketWatch’s actual current tax expense together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities. MarketWatch must then assess the likelihood that its deferred tax assets will be recovered from future taxable income and to the extent it believes that recovery is not likely, MarketWatch must establish a valuation allowance. Given that MarketWatch has incurred yearly losses since inception and therefore, has not been required to pay income taxes, MarketWatch has established a valuation allowance for the entire amount of its deferred tax assets at December 31, 2002. In the event that MarketWatch is able to realize its deferred tax assets in the future, an adjustment to the valuation allowance would increase income in the period that this is determined.

Recently Issued Accounting Pronouncements

In December 2002, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 148 (“SFAS 148”), “Accounting for Stock-Based Compensation—Transition and Disclosure.” SFAS 148 amends the Statement of Financial Accounting Standards Statement No. 123 (“SFAS 123”), “Accounting for Stock-Based Compensation.” Although the standard does not require use of fair value method of accounting for stock-based employee compensation, it does provide alternative methods of transition. It also amends the disclosure provisions of SFAS 123 and APB Opinion No. 28 (“APB 28”), “Interim Financial Reporting,” to require disclosure in the summary of significant accounting policies of the effects of an entity’s accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim consolidated financial statements. These amended transition and annual disclosure requirements are effective for interim periods and fiscal years ending after December 15, 2002. MarketWatch adopted this standard for its first quarter of fiscal year 2003.

Net Revenues

MarketWatch’s net revenues are derived from the sale of advertising on its Web sites, licensing of its content, distribution of television and radio broadcasts, subscription sales of Hulbert Financial Digest and IDC products, fees from its membership center and the sale of news to IDC, CBS and other customers. Net revenues decreased by 3% to $44.5 million for the year ended December 31, 2002 from $45.9 million for the year ended December 31, 2001. The decrease is primarily a result of a reduction in online advertising revenue, which was partially offset by an increase in subscription, radio and television revenue. Online advertising revenue declined due to a decrease in the number of advertisers on MarketWatch’s Web sites and smaller advertising buys from some existing customers. Spending by MarketWatch’s customers on Web advertising has primarily decreased in response to generally uncertain economic conditions. The increase in subscription revenue was due to the acquisition of the Hulbert Financial Digest in April 2002 and its related revenue stream. Radio and television advertising revenue increased due to an improvement in rates charged for advertising sold.

Net revenues decreased by 15% to $45.9 million for the year ended December 31, 2001 from $53.9 million for the year ended December 31, 2000. The decrease is primarily a result of a reduction in advertising revenue, which was partially offset by an increase in licensing revenue. Advertising revenue declined due to a decrease in the number of advertisers on MarketWatch’s Web sites and smaller advertising buys from some existing customers. Spending by MarketWatch’s customers on Web advertising has primarily decreased in response to generally uncertain economic conditions. The increase in license revenue was caused by several interrelated factors, including the increase in the number of licensees, increase in license products available and increased size and productivity of MarketWatch’s sales force.

Substantially all of MarketWatch’s advertising customers purchase advertising under short-term contracts. Customers can and have ceased advertising on short notice without penalty. Advertising revenues would be adversely affected if MarketWatch were unable to renew advertising contracts with existing customers or obtain new customers. MarketWatch expects to continue to derive a significant amount of its future net revenues from selling advertisements. The market for Web advertising is intensely competitive and has experienced a significant softening in demand. Therefore, advertising rates could be subject to pricing pressure in the future. If MarketWatch is forced to reduce its advertising rates or if it experiences lower CPMs (cost per thousand page views) across its Web sites for any reason, future revenues could be adversely affected.

License revenues depend on customer contract renewals and could decrease if customers choose to renew for lesser amounts, terminate early or forego renewal, or if MarketWatch does not obtain new customers. A significant amount of MarketWatch’s license revenue is earned from brokerages and financial services companies, which have experienced hardship due to the recent economic downturns. The amount of license revenues depends, in part, on the number of users these customers have each month. If the number of users were to decrease, MarketWatch’s license revenues would decrease. The growth of MarketWatch’s license revenues could also be limited as there are a limited number of brokerages and financial services companies to license its content. In addition, certain license contracts guarantee the performance of MarketWatch’s Web sites. If MarketWatch’s sites do not perform as guaranteed, license revenue would be adversely affected.

Net revenues in future periods remain uncertain due to the weakened economy.

Cost of Net Revenues

Cost of net revenues primarily consists of news staff compensation, royalties payable to CBS and content providers, bandwidth costs associated with serving pages on MarketWatch’s Web properties and licensing clients, fees paid for data, Web site infrastructure costs, costs of serving ads, exchange fees and communication lines and costs related to subscriptions, including printing and mailing costs. Cost of net revenues decreased by 12% to $16.3 million for the year ended December 31, 2002 from $18.6 million for the year ended December 31, 2001, and by 11% for the year ended December 31, 2001 from $21.0 million for the year ended December 31, 2000. As a percentage of net revenues, cost of net revenues were 37%, 41% and 39% for the years ended December 31, 2002, 2001 and 2000, respectively. Cost of net revenues decreased in 2002 from 2001 primarily due to the decrease in online advertising serving costs from the implementation of an in-house ad serving solution, a decrease in bandwidth costs and a decrease in data source fees from the negotiation of new contracts. Cost of net revenues decreased in 2001 from 2000 primarily due to the decrease in news production personnel and CBS production costs and the royalties’ payable due to CBS resulting from decreased revenues.

Product Development

Product development expenses primarily consist of data source fees, compensation and benefits for Web site developers, designers and engineers to maintain the sites and software engineers, and expenses for contract programmers and developers. Product development expenses decreased by 16% to $7.0 million for the year ended December 31, 2002 from $8.3 million for the year ended December 31, 2001, and decreased by 5% for the year ended December 31, 2001 from $8.7 million for the year ended December 31, 2000. As a percentage of net revenues, product development expenses were 16%, 18% and 16% for the years ended December 31, 2002, 2001 and 2000, respectively. Product development expenses decreased in 2002 from 2001 primarily due to a reduction in headcount, data source fees and equipment costs. Product development expenses decreased in 2001 from 2000 primarily due to a reduction in headcount and data source fees.

General and Administrative

General and administrative expenses primarily consist of compensation and benefits for finance, business development and administrative personnel, public company expenses, professional fees, corporate depreciation charges and charges for bad debt. General and administrative expenses decreased by 10% to $11.3 million for the year ended December 31, 2002 from $12.6 million for the year ended December 31, 2001, and decreased by 11% for the year ended December 31, 2001 from $14.2 million for the year ended December 31, 2000. As a percentage of net revenues, general and administrative costs were 25%, 28% and 26% for the years ended December 31, 2002, 2001 and 2000, respectively. General and administrative expenses decreased in 2002 from 2001 primarily due to a reduction in bad debt expense from improved aging of accounts receivable, decreased use of temporary help and a decrease in equipment expenses. General and administrative expenses decreased in 2001 from 2000 due primarily to a reduction in headcount, legal, travel and consulting expenses.

Sales and Marketing

Sales and marketing expenses primarily consist of non-cash promotion and advertising provided by CBS, online and offline advertisements, promotional materials, compensation, benefits and sales commissions to MarketWatch’s direct sales force and marketing personnel. Sales and marketing expenses decreased by 32% to $20.3 million for the year ended December 31, 2002 from $30.0 million for the year ended December 31, 2001, and decreased by 36% for the year ended December 31, 2001 from $47.1 million for the year ended December 31, 2000. As a percentage of net revenues, sales and marketing expenses were 46%, 65% and 88% for the years ended December 31, 2002, 2001 and 2000, respectively. Sales and marketing expenses decreased in 2002 from 2001 due to a decrease in CBS in-kind advertising, cash advertising spending, travel and related expenses and commissions due to lower sales. Sales and marketing expenses decreased in 2001 from 2000 due to similar factors.

MarketWatch records an expense at the time the in-kind advertising and promotion is provided by CBS under its agreement with CBS based on the rate card value of the advertising. Non-cash advertising expense relating to services provided by CBS was $9.8 million, $11.6 million and $17.4 million for the years ended December 31, 2002, 2001 and 2000, respectively.

Amortization of Intangibles

Of the $157.5 million purchase price for BigCharts, Inc., $152.5 million was allocated to goodwill, which was being amortized over 3 years, and $3.6 million was allocated to intangible assets, which was being amortized over periods ranging from 1.5 to 3.5 years. The adoption of FAS 142 on January 1, 2002 resulted in the cessation of amortization of MarketWatch’s goodwill balance. From this date, MarketWatch was required to periodically evaluate goodwill for impairment. Had amortization of its goodwill balance continued, MarketWatch would have recorded a charge of $21.2 million in 2002.

2001 Restructuring Plan

In response to the continuing economic slowdown, MarketWatch implemented a plan in the second quarter of 2001 to reduce costs and improve operating efficiencies by discontinuing initiatives and enhancements of its wireless and broadband businesses. MarketWatch recorded a restructuring charge of $1.4 million consisting primarily of severance and benefits of $300,000 related to the involuntary termination of approximately 35 employees; lease costs of $510,000 pertaining to the estimated future obligations for non-cancelable lease payments for excess facilities in California, New York and Minnesota that were vacated due to the reductions in workforce; write-off of leasehold improvements, furniture and fixtures, software and computer equipment with a net book value totaling $530,000; and legal and consulting costs of $70,000 related to the restructuring. At December 31, 2002, MarketWatch had $110,000 remaining in its restructuring accrual.

Interest Income

Interest income of $710,000 for the year ended December 31, 2002 decreased 56% from the prior year as a result of lower returns on investments. Interest income of $1.6 million for the year ended December 31, 2001 decreased 30% from the prior year due to continued depletion of cash in 2001 and lower returns on investments. Interest income of $2.3 million for the year ended December 31, 2000 resulted from income earned on the proceeds from MarketWatch’s initial public offering in January 1999, as well as the additional cash contributions by CBS and DBC in May 2000.

Loss in Joint Venture

On October 2, 2001, MarketWatch signed a non-binding memorandum of understanding, or MOU, to transfer its ownership in FTMarketwatch.com to the Financial Times Group, thereby eliminating the joint venture relationship. Prior to the signing of the MOU, MarketWatch recorded 50% of the loss incurred by FTMarketWatch.com based on its ownership in the joint venture through August 31, 2001. In November 2001, MarketWatch signed the purchase and sale agreement finalizing the transfer of its ownership in the joint venture to the Financial Times Group. As part of the ownership transfer, MarketWatch signed a transitional services agreement with the Financial Times Group under which MarketWatch would migrate the technology developed for the joint venture Web site to the Financial Times Group for a fee. The agreement also assigned certain equipment to MarketWatch that was owned by the joint venture. In addition, MarketWatch signed a license agreement with the Financial Times Group under which MarketWatch will provide content and tools for a monthly fee. MarketWatch’s portion of the loss related to the joint venture for the years ended December 31, 2001 and 2000 was $1.5 million and $5.0 million, respectively. Since MarketWatch no longer had a commitment to fund the joint venture, it reversed previously recorded losses of $645,000 during the three months ended September 30, 2001.

Liquidity and Capital Resources

Since inception, MarketWatch has funded its operations primarily from cash contributed and advanced by IDC and CBS, revenues from advertising and license sales and the proceeds of its initial public offering. At December 31, 2002, cash and cash equivalents totaled $43.3 million compared to $37.6 million at December 31, 2001 and $45.4 million at December 31, 2000.

Cash provided by operating activities was $7.3 million for the year ended December 31, 2002. The cash provided in 2002 was primarily due to the net loss of $9.7 million, offset by non-cash charges of $4.8 million in depreciation and amortization of property and equipment and $9.8 million in advertising provided by CBS. Significant sources of cash from operations for the year ended December 31, 2002 included a decrease in accounts receivable, partially offset by a decrease in accounts payable and accrued expenses. MarketWatch recognized $483,000 in barter revenue and marketing expense for the year ended December 31, 2002.

Cash used in operating activities was $2.3 million for the year ended December 31, 2001. The cash used in 2001 was primarily due to the net loss of $76.5 million, offset by non-cash charges of $57.7 million in depreciation and amortization of property and equipment and goodwill and intangibles, $11.6 million in advertising provided by CBS, the loss in the joint venture of $1.5 million and bad debt expense of $1.0 million. Significant sources of cash from operations for the year ended December 31, 2001 include a decrease in accounts receivable and prepaid expenses and other assets, partially offset by a decrease in accounts payable and accrued expenses. MarketWatch recognized $1.5 million in barter revenue and marketing expense for the year ended December 31, 2001.

Cash used in operating activities was $12.6 million for the year ended December 31, 2000. The cash used in 2000 was primarily due to a loss of $91.3 million, offset by non-cash charges of $17.4 million in advertising provided by CBS, $56.2 million in depreciation and amortization of property and equipment and goodwill and intangibles, and the loss in joint venture of $5.0 million. Significant uses of cash for operations for the year ended December 31, 2000 include costs associated with increased sales and marketing activities to establish and promote MarketWatch’s products and services, an increase in headcount and related expenses and an increase in accounts receivable, partially offset by an increase in accounts payable and accrued expenses. MarketWatch recognized $508,000 in barter revenue and marketing expense for the year ended December 31, 2000.

Cash used in investing activities was $2.1 million for the year ended December 31, 2002 and consisted primarily of capital expenditures and the purchase of the Hulbert Financial Digest. Capital expenditures have generally consisted of purchases of computer hardware and software and leasehold improvements related to leased facilities.

Cash used in investing activities was $5.9 million for the year ended December 31, 2001 and consisted primarily of additional investment in MarketWatch’s joint venture and capital expenditures. Capital expenditures have generally consisted of purchases of computer hardware and software and leasehold improvements related to leased facilities.

Cash used in investing activities was $9.2 million for the year ended December 31, 2000 and consisted primarily of an investment in MarketWatch’s joint venture and capital expenditures, partially offset by the sale of short-term investments.

Cash provided by financing activities was $456,000 and $517,000 for the years ended December 31, 2002 and 2001, respectively, and primarily reflects the proceeds from the employee stock purchase plan and stock option exercises throughout the respective years.

Cash provided by financing activities was $57.7 million for the year ended December 31, 2000 and primarily reflected the proceeds from the additional cash contribution from CBS and IDC. In May 2000, MarketWatch issued 1,136,814 shares of its common stock to IDC for $43.0 million in cash and the same number of shares to CBS for $13.0 million in cash and $30.0 million in rate card advertising and promotion over two years ended May 2002.

Contractual Obligations and Commercial Commitments

MarketWatch incurs various contractual obligations and commercial commitments in its normal course of business. Such obligations and commitments consist of the following as of December 31, 2002:

Operating lease obligations—MarketWatch has various operating leases covering facilities in San Francisco, California, Minneapolis, Minnesota, New York, New York, Washington DC, Los Angeles, California, Chicago, Illinois, and Dallas, Texas. Commitments under noncancellable operating leases totaled $11.3 million through December 31, 2010.

Commercial commitments—MarketWatch is committed to pay $1.5 million to AOL over the next two years. AOL has a unilateral right to cancel the agreement in November 2003. If AOL cancels the agreement in 2003, MarketWatch’s commitment would be reduced to $842,000.

MarketWatch believes its current cash position will be sufficient to meet its anticipated needs for working capital and capital expenditures for at least the next 12 months. MarketWatch may need to raise funds sooner if it acquires any additional businesses, products or technologies. MarketWatch is unable to predict whether and when any prospective acquisition will become available or the likelihood that any acquisition will be completed and successfully integrated. Further, MarketWatch cannot assure you that additional financing will be available to MarketWatch in any required time frame on commercially reasonable terms, if at all. If additional funds were raised through the issuance of equity securities, the percentage ownership of MarketWatch’s then-current stockholders would be reduced. However, if CBS or Pearson elects to maintain its percentage interest pursuant to the exercise of the purchase right under its respective stockholders’ agreement, then CBS or Pearson would not necessarily suffer a reduction in its ownership. Furthermore, such equity securities might have rights, preferences, or privileges senior to those of MarketWatch’s common stock.

Quantitative and Qualitative Disclosures About Market Risks

Interest Rate Sensitivity.    The primary objective of MarketWatch’s investment activities is to preserve principal while maximizing the income MarketWatch receives from its investments without significantly increasing risk. Some of the securities that MarketWatch has invested in may be subject to market risk. This means that a change in prevailing interest rates may cause the principal amount of the investment to fluctuate. For example, if MarketWatch holds a security that was issued with a fixed interest rate at the then prevailing rate and the prevailing interest rate later rises, the principal amount of its investment will probably decline. To minimize this risk, MarketWatch maintains its portfolio of cash in money market funds and short term investments classified as “available for sale.” In general, money market funds and short-term investments are not subject to market risk because the interest paid on such funds fluctuates with the prevailing interest rate. As of December 31, 2003, all of its investments mature in less than one year.

Exchange Rate Sensitivity.    MarketWatch considers its exposure to foreign currency exchange rate fluctuations to be minimal, as it does not have any sales denominated in foreign currencies. MarketWatch has not engaged in any hedging or other derivative transactions to date.

BUSINESS OF PINNACOR

Overview

Pinnacor is an outsourced provider of information and analytical applications to financial services companies and global corporations. Pinnacor delivers information-based applications and tools as well as customized data and news packages that help businesses cost-effectively serve their external or internal clients. Pinnacor’s solutions include market data and investment analysis tools for financial services firms; critical business information for the enterprise; and personalized portal applications and messaging services for wireless carriers and ISPs.

Pinnacor’s outsourced solutions provide:

•	technology and services for aggregating third-party and proprietary data;

•	extensive licensed databases of current and historical news, company fundamentals, market data and a broad spectrum of other information;

•	a broad set of pre-built, customizable application modules ranging from custom filtered news to portfolio tracking applications; and

•	flexible technology to enable customization and integration of information and applications into customer environments.

Pinnacor was incorporated in 1993 as The Interactive Connection, Inc. Until 1997, Pinnacor’s primary business focus was centered on Web design, development and consulting. In late 1998, Pinnacor’s business focus evolved into the aggregation and syndication of customized information over the Internet. In January 1999, Pinnacor changed its name from The Interactive Connection, Inc. to ScreamingMedia Inc. and in August 2000, Pinnacor issued shares of its common stock to the public in its initial public offering. In August 2001, Pinnacor acquired Stockpoint, Inc., a provider of online financial applications, investment analysis tools and market information. As a result of the acquisition, Pinnacor strengthened its offerings to the financial services industry, a key client sector, and reduced costs through economies of scale. In October 2002, Pinnacor changed its name from ScreamingMedia, Inc. to Pinnacor Inc. to better support its evolution as a solutions provider for financial services and enterprise businesses, and to better reflect its increasingly high-quality customer base. In November 2002, Pinnacor expanded its market share in the financial services industry through the purchase of the operating assets of Inlumen, Inc.

Pinnacor has over 480 customers and over 150 employees. Pinnacor is headquartered in New York, New York, has a sales office in San Francisco, California, and development offices in Coralville, Iowa and in Jerusalem, Israel.

Description of Property

Pinnacor’s corporate headquarters is located in New York City, New York, and occupies approximately 26,197 square feet of leased space. This space accommodates portions of Pinnacor’s sales force, customer service, marketing, development and quality assurance staff, systems engineers and its general and administrative staff. The lease expires in March 2009 with a lease termination option in March 2005 for a payment of $70,000. Pinnacor’s office in Coralville, Iowa, occupies approximately 25,600 square feet of leased space, with a lease that expires in September 2004. This space accommodates portions of Pinnacor’s data centers, systems engineers and development and quality assurance staff. Pinnacor has an office with approximately 4,852 square feet in San Francisco, California which houses a portion of Pinnacor’s sales personnel and systems engineering staff. This lease expired in November 2003, however, an extension of the lease through January 31, 2004 has been executed. Pinnacor also has a sales office space with approximately 8,137 square feet in London, England, and this lease expires in June 2005. A portion of the London office space has been sublet through the end of the lease. In connection with the Inlumen acquisition, Pinnacor acquired a lease for approximately 1,200 square feet of office space in Israel, which accommodates development staff. During May 2003, Pinnacor moved to a smaller location within the same building in Israel and currently retains approximately 730 square feet of office space expiring in May 2004. Additionally, Pinnacor acquired a lease for approximately 50 square feet of space in Carteret, New Jersey, which accommodates an additional data center. This lease expires in January 2004 with a month-to-month auto renewal thereafter.

Legal Proceedings

On July 24, 2003, a shareholder class action lawsuit was filed against Pinnacor, Pinnacor’s current directors, a Pinnacor officer, and MarketWatch in the Delaware Court of Chancery. The plaintiffs filed an amended complaint on September 17, 2003, which named Holdco, Pine Merger Sub and Maple Merger Sub as defendants to the action. The lawsuit purports to be a class action filed on behalf of holders of the Pinnacor common stock who allegedly are or will be threatened with injury arising from actions by the defendants in connection with the merger. The lawsuit alleges that Pinnacor’s directors breached their fiduciary duties in proceeding with the merger by agreeing to a proposed purchase price that fails to adequately compensate Pinnacor stockholders for the loss of control of the company. The lawsuit alleges that MarketWatch knowingly aided and abetted these breaches of fiduciary duty in some unspecified way. The lawsuit also alleges that the Registration Statement on Form S-4, which includes this joint proxy statement-prospectus, contains material misrepresentations and omissions which render it defective. The lawsuit seeks an unspecified amount of damages and also an injunction against consummation of the proposed merger. The plaintiff has moved for expedited discovery and have requested the production of documents from Pinnacor and MarketWatch. Pinnacor and MarketWatch have begun producing documents responsive to the plaintiff’s request.

Based on its review of the complaint, Pinnacor believes that the allegations in the complaint are without merit and intend, along with the individual defendants, to defend the actions vigorously.

Pinnacor is one of several defendants in an action commenced by Praedium II Broadstone LLC in the Supreme Court of the State of New York on September 5, 2003 alleging that the sale by Inlumen of certain assets pursuant to an asset purchase agreement to Pinnacor was a fraudulent conveyance. Pinnacor believes that the claims asserted against it are without merit because Pinnacor negotiated the asset purchase agreement in good faith and paid fair consideration for the assets under that agreement. Pinnacor is defending itself in that action vigorously.

There are no other material pending legal proceedings to which Pinnacor is a party.

Management’s Discussion and Analysis of Financial Condition and Results of Operations as of September 30, 2003 and for the Three and Nine Months Ended September 30, 2003 and 2002

The following discussion and analysis of Pinnacor’s financial condition and results of operations should be read together with Pinnacor’s Condensed Consolidated Financial Statements and related notes as of September 30, 2003 and for the three and nine months ended September 30, 2003 and 2002 contained elsewhere in this joint proxy statement-prospectus. This management’s discussion and analysis contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.

Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, through the use of words or phrases such as “intends,” “plans,” “will result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “projection” and “outlook”) are not historical facts and may be forward-looking and, accordingly, such statements involve estimates, assumptions, and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements.

Pinnacor cautions that actual results or outcomes could differ materially from those expressed in any forward-looking statements made by or on behalf of Pinnacor. Any forward-looking statement in this Management’s Discussion and Analysis of Financial Condition and Results of Operations speaks only as of November 14, 2003, and Pinnacor undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all of such factors. Further, management cannot assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

The Company

Pinnacor is an outsourced provider of information and analytical applications to financial services companies and global corporations.

Pinnacor delivers information-based applications and tools as well as customized data and news packages that help businesses cost-effectively serve their external or internal clients. Pinnacor’s solutions include market data and investment analysis tools for financial services firms; critical business information for the enterprise; and personalized portal applications and messaging services for wireless carriers and ISPs.

Critical Accounting Policies

The Securities and Exchange Commission, the SEC, has issued disclosure guidance for “critical accounting policies”. The SEC defines “critical accounting policies” as those that require application of management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods.

The following listing is not intended to be a comprehensive list of all of Pinnacor’s accounting policies. Pinnacor’s significant accounting policies are more fully described in Note 2 of the Notes to the Condensed Consolidated Financial Statements included in Pinnacor’s Annual Report on Form 10-K for the year ended December 31, 2002 as filed with the SEC on March 31, 2003. In many cases, the accounting treatment of a particular transaction is specifically dictated by accounting principles generally accepted in the United States of America, with no need for management’s judgment in their application. There are also areas in which management’s judgment in selecting any available alternative would not produce a materially different result.

Pinnacor has identified the following items as critical accounting policies to the company:

Revenue recognition:  Pinnacor’s revenue recognition policy is significant as its revenue is a key component of its results of operations. Pinnacor principally recognizes revenue pursuant to Staff Accounting Bulletin (SAB) 101, “Revenue Recognition in Financial Statements” as it relates to revenue derived from its Application Service Provider (ASP) model. In accordance with SAB 101, Pinnacor recognizes revenue when a signed contract exists, the fee is fixed and determinable, delivery has occurred and collection of the resulting receivable is probable. Generally, revenue is recognized ratably over the life of the applicable contract.

Goodwill and Other Intangible Assets:  Pinnacor’s intangibles consist primarily of goodwill from the acquisitions of Stockpoint, Inc. and Inlumen, Inc. accounted for under the purchase method and other intangible assets identified in the acquisition of Stockpoint. The other intangible assets acquired from Stockpoint were its trade name valued at $600,000 and customer list valued at $1,900,000. Under the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets”, the goodwill and indefinite lived trade name related to Pinnacor’s Stockpoint acquisition have not been periodically amortized during the three and nine months ended September 30, 2003, but instead are assessed for impairment at least annually. The customer list is carried at cost less accumulated amortization and the customer list is being amortized on a straight-line basis over its expected life, which is estimated to be four years.

Pinnacor is in the process of obtaining an independent valuation of the operating assets and liabilities it has acquired from Inlumen as well as identifying the intangible assets it has acquired in order to finalize the allocation of the purchase price of the transaction. Pinnacor will finalize its valuation as soon as possible or within one year of the acquisition date. Pinnacor’s preliminary allocation of the purchase price is subject to refinement based on the final determination of fair value. Goodwill from Pinnacor’s Inlumen acquisition has not been periodically amortized.

Costs of Computer Software Developed or Obtained for Internal Use:  Costs of computer software developed or obtained for internal use are capitalized while in the application development stage and are expensed while in the preliminary stage and post-implementation stage. Pinnacor amortizes these capitalized costs over the life of the systems, which is estimated to be two years. As of September 30, 2003, Pinnacor had capitalized a total of approximately $2,227,000 of internal development and software purchase costs relating to web-site development and Pinnacor’s proprietary content engine which were incurred during the application development stage. These costs were fully depreciated as of September 30, 2003.

Software Capitalization for Software Sold Externally:  Prior to 2002, Pinnacor had developed internal use software to provide its products to customers through its ASP model. During 2002, management decided to market Pinnacor’s internal use software as “Actrellis”, a standalone product. Pinnacor sold an insignificant amount of Actrellis software during 2002 and for the nine months ended September 30, 2003.

Use of Estimates:  Pinnacor’s preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Recent Developments

On July 22, 2003 Pinnacor entered into a definitive agreement whereby it will be acquired by MarketWatch. Under the terms of the agreement, a new company was formed to combine the businesses of MarketWatch and Pinnacor. Each Pinnacor shareholder will have the right to elect either $2.42 in cash or 0.2659 shares of the stock of the combined company for each share of Pinnacor stock, subject to pro-ration. Each MarketWatch shareholder will receive one share of stock in the combined company for each share of MarketWatch stock. The aggregate consideration paid to Pinnacor’s shareholders will be $44 million of cash and 6.5 million shares of the stock of the combined company. Based on the closing price and the number of outstanding shares of MarketWatch’s common stock on July 22, 2003, the aggregate purchase price for Pinnacor would be $103.2 million and Pinnacor’s stockholders would own approximately 27 percent of the combined company’s equity. In addition, upon the closing, Pinnacor will nominate two representatives to the combined company’s board of directors. The acquisition is subject to customary closing conditions, including regulatory approval and the approval of the MarketWatch and Pinnacor stockholders. The transaction is expected to be completed in the first quarter of 2004.

There are no material pending legal proceedings to which Pinnacor is a party, except that on July 24, 2003, a shareholder class action lawsuit, entitled Leifer v. Clark, et al., C.A. No. 20448-NC, was filed against Pinnacor, Pinnacor’s current directors, a Pinnacor officer and MarketWatch in the Delaware Chancery Court. The plaintiffs filed an amended complaint on September 17, 2003, which named the new company formed to combine the businesses of MarketWatch and Pinnacor, Pine Merger Sub and Maple Merger Sub as defendants to the action. The lawsuit purports to be a class action filed on behalf of holders of Pinnacor’s common stock who allegedly are or will be threatened with injury arising from actions by the defendants in connection with the merger. The lawsuit alleges that Pinnacor’s directors breached their fiduciary duties in proceeding with the merger by agreeing to a proposed purchase price that fails to adequately compensate Pinnacor shareholders for the loss of control of the company. The lawsuit alleges that MarketWatch knowingly aided and abetted these breaches of fiduciary duty in some unspecified way. The lawsuit also alleges that the registration statement on Form S-4, which includes the joint proxy statement-prospectus, contains material misrepresentations and omissions which render it defective. The lawsuit seeks an unspecified amount of damages and also an injunction against consummation of the proposed transaction. The plaintiff has moved for expedited discovery and has requested the production of documents from Pinnacor and MarketWatch. Pinnacor and MarketWatch have begun producing documents responsive to the plaintiff’s request.

Revenue

Pinnacor derives its revenue from the sale of hosted applications, customized information, processing and delivery of information as well as set-up, professional services, and maintenance.

Hosted Applications:  Pinnacor sells and hosts end-user applications that enable its customers to present and analyze information. Pinnacor sells individual applications such as stock quotes or charts and bundle many of its applications into business solutions that include the Financial Services, Business Information and Access Solutions Product Suites. Pinnacor’s contracts are fixed price and include a variable component if the customer exceeds the minimum page view, per article, real-time stock quote, short messaging services (SMS) or downloadable limit. Pinnacor recognizes the fixed component of revenue on a subscription basis, ratably over the contract term. Any variable component of revenue is recognized in the period the service was rendered.

Customized Information:  Pinnacor provides clients with information, which is provided as either customized data feeds or presented in its applications. Pinnacor charges clients based on the type and volume of information and recognize this revenue on a subscription basis, ratably over the contract term.

Processing and Delivery:  For clients that have direct relationships with information providers and for media clients with direct relationships to their customers, Pinnacor provides a technology platform for the delivery and integration of information. Pinnacor charges a processing and delivery fee based on the amount of data delivered. This revenue is recognized on a subscription basis ratably over the contract term.

Set-Up Fees:  From time to time, Pinnacor may charge its customers an explicit one-time set-up fee, or this set-up fee may be bundled within the recurring hosted applications fee. This set-up fee includes charges for the implementation of the client website and building custom filters that enable the customer to receive customized information. Set-up revenue is recognized ratably over the term of the related contract once the product has been implemented.

Professional Services:  From time to time, Pinnacor offers more sophisticated professional services, which include customization of products, systems integration services, the build-out of customized portals and platforms to allow its customers and partners to deliver real time alerts, personalized information including short messaging services (SMS) and other critical information to their subscribers and employees and other special projects including editorial services and consulting. Depending on the nature of the customization, this revenue is generally recognized as the service is performed or over the life of the related contract.

Maintenance:  Revenue for technical product support is recognized on a subscription basis, ratably over the contract term.

Pinnacor records billed amounts due from clients in excess of revenue recognized as deferred revenue on its balance sheet. Pinnacor’s contracts typically have lengths of one or two years. Pinnacor reports its revenue net of allowances and rebates.

Cost of Services

Cost of services consists of royalties to information providers as well as costs for bandwidth, storage of its servers in third-party network data centers, and certain costs associated with the maintenance of its infrastructure. Pinnacor also includes certain payroll and related expenses pertaining to staff and outsourced development associated with client implementation, developing custom applications, performing editorial and quality assurance services, and maintaining its network operations.

Pinnacor has several different arrangements with information providers. The majority of Pinnacor’s contracts are based on royalty fees that are calculated monthly, based on the volume of a provider’s information relayed to its customers or on a per client basis. In certain cases, the contractual agreement is based on fixed fees or subject to a minimum charge. Certain fixed fee arrangements include additional fees at a variable rate once its clients exceed a specified usage volume.

Research and Development Expenses

Research and development expenses consist primarily of salaries and related personnel costs associated with the research, design and development of software applications and services supporting its business. These include engineers that are developing and maintaining Pinnacor’s software and infrastructure and Pinnacor’s product managers.

Research and development costs are expensed as incurred until technological feasibility has been established for software to be sold in accordance with SFAS No. 86. To date, Pinnacor believes under its current software engineering processes that the establishment of technological feasibility and general release have substantially coincided. As a result, no software development costs have been capitalized to date for software developed for external sales. For software developed for internal use, expenses are capitalized while in the application development stage and expensed while in the preliminary and post implementation stages in accordance with SOP 98-1.

Sales and Marketing Expenses

Sales and marketing expenses include costs of sales and marketing personnel, as well as business development and customer support personnel, related overhead, commissions, advertising and promotion expenses, travel and entertainment expenses and other selling and marketing costs.

General and Administrative Expenses

General and administrative expenses consist primarily of personnel and related costs for general corporate functions including accounting, finance, human resources, legal and other administrative functions, as well as provisions for doubtful accounts and bad debt expense.

Stock-Based Compensation

In connection with the grant of stock options and restricted stock to employees, Pinnacor recognized deferred stock-based compensation (income) expense of approximately $7,000, $33,000, $40,000 and ($356,000) for the three and nine months ended September 30, 2003 and 2002, respectively. Stock-based compensation is a result of the issuance of stock options to employees, directors and affiliated parties with exercise prices per share determined for financial reporting purposes to be below the fair market value per share of its common stock at the date of the applicable grant. This difference is recorded as a reduction of stockholders’ equity and amortized as non-cash compensation expense on an accelerated basis over the vesting period of the related options. The income for the nine months ended September 30, 2002 relates to previously recognized but unearned stock-based compensation of forfeited, unvested stock options granted to terminated employees.

In connection with the granting of restricted stock to employees, Pinnacor recorded deferred stock-based compensation of $331,000, for the nine months ended September 30, 2003. There was no deferred stock-based compensation recorded in connection with the granting of stock options during the three months ended September 30, 2003 and the three and nine months ended September 30, 2002.

Results of Operations

The following table sets forth its unaudited results of operations as a percentage of revenue for the periods indicated.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2003	2002	2003	2002
Revenue	100%	100%	100%	100%

Operating expenses:
Cost of services (excluding depreciation of 1%, 2%, 1% and 2% for the three and nine months ended September 30, 2003 and 2002 respectively, shown below)	34%	34%	35%	32%
Research and development (excluding stock-based compensation of 0%, 0%, 0%, and 0% for the three and nine months ended September 30, 2003 and 2002, respectively, shown below)	22	22	21	22
Sales and marketing (excluding stock-based compensation of 0%, (1)%, 0%, and (3)% for the three and nine months ended September 30, 2003 and 2002, respectively, shown below)	18	24	18	28
General and administrative (excluding stock-based compensation of 0%, 1%, 0% and 2% for the three and nine months ended September 30, 2003 and 2002, respectively, shown below)	30	19	22	20
Depreciation and amortization	8	11	10	12
Stock-based compensation	—	—	—	(1)
Restructuring and asset abandonment charge	—	(27)	—	10

Total operating expenses	112	83	106	123

Operating loss	(12)	17	(6)	(23)
Other income (expense), net	3	4	3	5

Net income (loss)	(9)%	21%	(3)%	(18)%

Three Months Ended September 30, 2003 Compared to Three Months Ended September 30, 2002

Revenue.    Revenue totaled approximately $8.3 million for the three months ended September 30, 2003, an increase of approximately $200,000 or 2% from $8.1 million for the three months ended September 30, 2002. This increase was primarily due to an 8% increase in the average contract value per customer and the acquisition of Inlumen in November 2002 that accounted for approximately $1.0 million of revenue partially offset by a decrease in the total number of customers for the three months ended September 30, 2003.

Cost of Services.    Cost of services increased slightly to approximately $2.8 million for the three months ended September 30, 2003, an increase of approximately $100,000 or 4% from approximately $2.7 million for the three months ended September 30, 2002. As a percentage of revenue, and including Inlumen from its acquisition date, cost of services remained at approximately 34% for the three months ended September 30, 2003 and 2002. This net increase is due to an increase in personnel costs related to client customization allocated from research and development. This was partially offset by cost savings including renegotiated content fee contracts, monthly fees for housing its servers in third-party network data centers and other telecom costs.

Research and Development.    Research and development expenses increased slightly to $1.9 million for the three months ended September 30, 2003, an increase of approximately $100,000 or 6% from $1.8 million for the three months ended September 30, 2002. This was due to a decrease in certain personnel costs related to client customization allocated to cost of services. As a percentage of revenue, and including Inlumen from its acquisition date, research and development expenses remained at approximately 22% during the three months ended September 30, 2003 and 2002.

Sales and Marketing.    Sales and marketing expenses decreased to approximately $1.5 million for the three months ended September 30, 2003, a decrease of approximately $500,000 or 25%, from $2.0 million for the three months ended September 30, 2002. This was due to a decrease in compensation expense and travel and entertainment costs associated with the reduction of its sales force and a decrease in marketing programs. As a percentage of revenue, and including Inlumen from its acquisition date, sales and marketing expenses decreased to approximately 18% for the three months ended September 30, 2003 from approximately 24% for the three months ended September 30, 2002. The decrease in sales and marketing expense as a percentage of revenue resulted primarily from the significant reductions in sales and marketing expenditures outpacing the increase in revenue.

General and Administrative.    General and administrative expenses increased to $2.5 million for the three months ended September 30, 2003, an increase of approximately $1.0 million or 67%, from approximately $1.5 million for the three months ended September 30, 2002. This increase was due to professional fees of approximately $1.1 million in relation to the MarketWatch acquisition, announced on July 22, 2003. As a percentage of revenue, and including Inlumen from its acquisition date, general and administrative expenses increased to approximately 30% for the three months ended September 30, 2003 from 19% for the three months ended September 30, 2002. The increase in general and administrative expense as a percentage of revenue resulted primarily from general and administrative expenditures related to deal costs outpacing the increase in revenue.

Depreciation and Amortization.    Depreciation and amortization expense decreased to approximately $703,000 for the three months ended September 30, 2003, a decrease of approximately $200,000 or 22%, from approximately $906,000 for the three months ended September 30, 2002. As a percentage of revenue, and including Inlumen from its acquisition date, depreciation and amortization expense decreased to approximately 8% for the three months ended September 30, 2003 from approximately 11% for the three months ended September 30, 2002. The decrease in depreciation and amortization expense as a percentage of revenue was due the depreciation savings from the abandonment of $3.4 million of assets in its restructuring plan completed in June 2002, an overall decrease in the capital assets purchased and certain assets becoming fully depreciated. This was partially offset by the increase in the amortization of its customer list intangible from its Stockpoint acquisition of approximately $40,000 and approximately $69,000 of depreciation expense from capital assets acquired from Inlumen in the statement of operations for the three months ended September 30, 2003.

In connection with the acquisition of Inlumen, Pinnacor is in the process of obtaining an independent valuation of the assets and liabilities acquired, as well as identifying the intangible assets acquired in order to finalize the allocation of the purchase price of the transaction. The valuation will be finalized as soon as possible or within one year of the acquisition date.

Stock-Based Compensation.    In connection with the granting of stock options to employees, Pinnacor has recognized deferred stock-based compensation expense of approximately $7,000 and $33,000 for the three months ended September 30, 2003 and 2002, respectively. Included in stock-based compensation expense for the three months ended September 30, 2003 and 2002, Pinnacor has reversed previously recognized deferred stock-based compensation expense of approximately $20,000 and $60,000, respectively. This reversal relates to previously recognized but unearned stock-based compensation of forfeited, unvested stock options granted to terminated employees. In addition, due to the forfeiture of these options during the period, Pinnacor reversed future amortization expense of approximately $28,000 and $339,000, included in the balance sheet as deferred compensation, against paid-in capital for the three months ended September 30, 2003 and 2002, respectively. As a percentage of revenue, stock based compensation was 0% for the three months ended September 30, 2003 and 2002.

Restructuring and Asset Abandonment Charge.    In September 2002, management negotiated an early termination of a lease related to a facility previously restructured in 2001. This resulted in a reversal of previously recognized restructuring expense of approximately $2.4 million. This was offset by approximately $200,000 of certain other non-recurring expenses related to its name change.

Pinnacor incurred no such restructuring or asset abandonment charges for the three months ended September 30, 2003.

Other Income, Net.    Other income, net includes interest income from cash and cash equivalents and marketable securities offset by interest expense on capital leases. Other income, net, decreased to approximately $217,000 for the three months ended September 30, 2003, from approximately $340,000 for the three months ended September 30, 2002. This decrease was due to a reduction in overall interest rates and the interest income earned on lower cash balances, cash equivalents and investments in marketable securities.

Nine Months Ended September 30, 2003 Compared to Nine Months Ended September 30, 2002

Revenue.    Total revenue decreased to $25.1 million for the nine months ended September 30, 2003, a decrease of $1.3 million or 5% from $26.4 million for the nine months ended September 30, 2002. This decrease was primarily due to a decrease in the total number of customers partially offset by a 15% increase in the average contract value per customer and the acquisition of Inlumen in November 2002 that accounted for approximately $3.1 million of revenue for the nine months ended September 30, 2003.

Cost of Services.    Cost of services increased to approximately $8.7 million for the nine months ended September 30, 2003, an increase of approximately $100,000 or 1%, from $8.6 million for the nine months ended September 30, 2002. As a percentage of revenue, and including Inlumen from its acquisition date, cost of services increased to 35% for the nine months ended September 30, 2003 from 32% for the nine months ended September 30, 2002. This increase as a percentage of revenue is due to higher cost of services as a percentage of revenues due to an increase in personnel costs related to client customization. This was partially offset by cost savings including renegotiated content fee contracts, monthly fees for housing its servers in third-party network data centers and other telecom costs.

Research and Development.    Research and development costs decreased to approximately $5.4 million for the nine months ended September 30, 2003, a decrease of approximately $300,000 or 5%, from $5.7 million for the nine months ended September 30, 2002. This was primarily due to a net decrease in personnel costs as a result of fully realizing the savings from its restructuring plans and a greater allocation of salaries into cost of services related to client customization. As a percentage of revenue, and including Inlumen from its acquisition date, research and development expenses decreased to approximately 21% during the nine months ended September 30, 2003 from approximately 22% for the nine months ended September 30, 2002. This decrease in research and development expense as a percentage of revenue resulted from the reduction in research and development outpacing the decrease in revenue.

Sales and Marketing.    Sales and marketing expenses decreased to $4.7 million for the nine months ended September 30, 2003, a decrease of approximately $2.8 million or 37%, from $7.5 million for the nine months ended September 30, 2002. This was due to a decrease in marketing programs and a decrease in compensation, travel and entertainment costs associated with the reduction of its sales force. As a percentage of revenue, and including Inlumen from the acquisition date, sales and marketing expenses decreased to approximately 18% for the nine months ended September 30, 2003 from approximately 28% for the nine months ended September 30, 2002. The decrease in sales and marketing expense as a percentage of revenue resulted primarily from the significant reductions in sales and marketing expenditures outpacing the decrease in revenue.

General and Administrative.    General and administrative expenses increased to $5.5 million for the nine months ended September 30, 2003, an increase of approximately $100,000 or 2%, from $5.4 million for the nine months ended September 30, 2002. This was due to a significant decrease in bad debt expense, a decrease in facilities, personnel costs and professional fees, offset by an increase in certain professional fees incurred in relation to the MarketWatch acquisition. As a percentage of revenue, and including Inlumen from the acquisition date, general and administrative expenses increased to approximately 22% for the nine months ended September 30, 2003 from approximately 20% for the nine months ended September 30, 2002. The net increase in general and administrative expense as a percentage of revenue resulted primarily from the significant reductions in general and administrative expenditures offset by deal costs in relation to the MarketWatch acquisition outpacing the decrease in revenue.

Depreciation and Amortization.    Depreciation and amortization expense decreased to approximately $2.4 million for the nine months ended September 30, 2003, a decrease of approximately $800,000 or 25%, from $3.2 million for the nine months ended September 30, 2002. As a percentage of revenue, and including Inlumen from its acquisition date, depreciation and amortization expense decreased to approximately 10% for the nine months ended September 30, 2003 from approximately 12% for the nine months ended September 30, 2002. The decrease in depreciation and amortization expense as a percentage of revenue was due to the depreciation savings from the abandonment of $3.4 million of assets in its restructuring plan completed in June 2002, an overall decrease in the capital assets purchased and certain assets becoming fully depreciated. This was partially offset by the increase in the amortization of Pinnacor’s customer list intangible from its Stockpoint acquisition of approximately $277,000 and approximately $207,000 of depreciation expense from capital assets acquired from Inlumen included in the statement of operations for the nine months ended September 30, 2003.

Stock-Based Compensation.    In connection with the granting of stock options to employees, Pinnacor has recognized deferred stock-based compensation (income) expense of approximately $40,000 and ($356,000) for the nine months ended September 30, 2003 and 2002, respectively. Included in stock-based compensation expense for the nine months ended September 30, 2003 and 2002, Pinnacor has reversed previously recognized deferred stock-based compensation expense of approximately $56,000 and $812,000, respectively. This reversal relates to previously recognized but unearned stock-based compensation of forfeited, unvested stock options granted to terminated employees. In addition, due to the forfeiture of these options during the period, Pinnacor reversed future amortization expense of approximately $93,000 and $1.8 million, included in the balance sheet as deferred compensation, against paid-in capital for the nine months ended September 30, 2003 and 2002, respectively. As a percentage of revenue, stock based compensation increased to 0% for the nine months ended September 30, 2003 from approximately (1)% for the nine months ended September 30, 2002.

Restructuring and Asset Abandonment Charge.    Pinnacor recognized approximately $0 and $2.5 million in restructuring charges for the nine months ended September 30, 2003 and 2002, respectively. In June 2002 Pinnacor’s management took certain actions to further increase operational efficiencies and bring costs in line with revenues. These measures included asset impairment and abandonment charges, the involuntary terminations of 34 employees, from sales and marketing, research and development and general and administrative areas, and the closure of its UK satellite office. As a consequence, Pinnacor recorded a $4.6 million charge to operations during the second quarter of 2002 for severance-related payments to terminated employees, the accrual of future lease costs (net of estimated sublease income) and the write-off of fixed assets for office locations that were closed or consolidated and assets that were abandoned or impaired. In September 2002, Pinnacor’s management negotiated an early termination of a lease related to a facility previously restructured. This resulted in a reversal of previously recognized restructuring expense of approximately $2.4 million. This was offset by approximately $200,000 of certain other non-recurring expenses related to its name change.

Other Income, Net.    Other income, net includes interest income from cash and cash equivalents and marketable securities offset by interest expense on capital leases. Other income, net, decreased to approximately $780,000 for the nine months ended September 30, 2003, from approximately $1.3 million for the nine months ended September 30, 2002. This decrease was due to a reduction in overall interest rates and the interest income earned on lower cash balances, cash equivalents and investments in marketable securities.

Quarterly Operating Results

The following table sets forth its unaudited quarterly operating results (in thousands) for each of its last eight quarters. This information has been derived from its unaudited interim financial statements. In Pinnacor’s opinion, this unaudited information has been prepared on a basis consistent with its audited consolidated financial statements elsewhere contained herein and includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information for the quarters presented. Historical results for any quarter are not necessarily indicative of the results to be expected for any future period.

QUARTERLY OPERATING RESULTS

	December 31, 2001	March 31, 2002	June 30, 2002	September 30, 2002	December 31, 2002	March 31, 2003	June 30, 2003	September 30, 2003
	(In thousands except per share data)
Total revenue	$9,405	$9,411	$8,902	$8,051	$8,203	$8,341	$8,440	$8,347
Operating expenses:
Cost of services (excluding depreciation of $227, $247, $229, $164, $132, $102, $103 and $102 in the fourth quarter of 2001 through the third quarter of 2003, respectively, as shown below)	2,866	2,988	2,851	2,719	2,922	2,958	2,930	2,802
Research and development (excluding stock-based compensation of $236, $23, $(99), $(39), $187, $3, $(3) and $5 in the fourth quarter of 2001 through the third quarter of 2003, respectively, as shown below)	1,893	2,128	1,849	1,760	1,676	1,783	1,792	1,851
Sales and marketing (excludes stock-based compensation of $(196), $(734), $139, $(67), $(266), $17, $(7) and $(16) in the fourth quarter of 2001 through the third quarter of 2003, respectively, as shown below)	3,377	3,116	2,413	1,973	1,551	1,558	1,623	1,477
General and administrative (excludes stock-based compensation of $(296), $141, $141, $139, $246, $24, $(1) and $18 in the fourth quarter of 2001 through the third quarter of 2003, respectively, as shown below)	2,671	2,120	1,766	1,513	1,804	1,608	1,391	2,542
Depreciation and amortization	1,353	1,236	1,091	906	901	878	808	703
Stock-based compensation	(256)	(570)	181	33	167	44	(11	7
Restructuring and asset abandonment	—	—	4,645	(2,183)	—	—	—	—

Total operating expenses	11,904	11,018	14,796	6,721	9,021	8,829	8,533	9,382

Operating income (loss)	(2,499)	(1,607)	(5,894)	1,330	(818)	(488)	(93)	(1,035)
Other income	607	604	385	340	328	327	235	217

Income (loss) attributable to common stockholders	$(1,892)	$(1,003)	$(5,509)	$1,670	$(490)	$(161)	$142	$(818)

Basic net income (loss) per common share	$(0.04)	$(0.02)	$(0.13)	$0.04	$(0.01)	$0.00	$0.00	$(0.02)

Diluted net income (loss) per common share	$(0.04)	$(0.02)	$(0.13)	$0.04	$(0.01)	$0.00	$0.00	$(0.02)

Weighted-average number of shares used in computation of basic net loss per share	42,256	42,377	42,454	42,755	40,483	40,762	40,470	40,584

Weighted-average number of shares used in computation of diluted net loss per share	42,256	42,377	42,454	42,826	40,483	40,762	41,351	40,584

*	Certain reclassifications have been made to the 2001 financial statements to conform with the 2002 and 2003 presentation

Basic and Diluted Net Income (Loss) Per Common Share

Basic net income (loss) per share was computed by dividing net income (loss) attributable to common stockholders by the weighted average number of common shares outstanding during the period. Diluted net income per share is based on the assumption that options and warrants are included in the calculation of diluted net income per share, except when their effect would be anti-dilutive. Dilution is computed by applying the “treasury stock” method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later) and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

Liquidity and Capital Resources

Pinnacor has financed its operations through private sales of equity and debt securities and through its initial public offering. Sales of equity securities included $57.9 million of net proceeds from its August 2000 initial public offering of common stock and $46.2 million of net proceeds received from the July 2000 private placement of convertible preferred stock, which converted into common stock upon the completion of its initial public offering. As of September 30, 2003, Pinnacor had cash and cash equivalents and marketable securities of approximately $47.7 million.

Pinnacor has commitments to make future payments under various lease agreements for computer and networking equipment and its facilities leases. Future commitments under these leases are as follows:

Pinnacor commitments to make future payments under various lease agreements for computer and networking equipment and our facilities leases. Future commitments under these leases are as follows:

Contractual Cash Obligations	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
Capital lease obligations	$1,476,813	$1,058,875	$417,938	$—	$—
Operating leases	$4,326,117	$1,248,362	$1,505,935	$1,257,456	$314,364

Pinnacor operates from leased premises in New York and satellite offices in San Francisco, Iowa, and Israel. Pinnacor’s current aggregate annual rental obligations under these leases, including its abandoned UK office, are approximately $1.4 million for the year ended December 31, 2003. For the year ended December 31, 2002, Pinnacor negotiated a favorable buyout of one of its real estate leases for approximately $2.2 million. As a result of this buyout, Pinnacor reduced its expected future minimum lease payment obligation by approximately $3.3 million. For the nine months ended September 30, 2003 and 2002, Pinnacor’s capital expenditures were approximately $771,000 and $494,000, respectively. Capital expenditures were primarily for computers, hardware, software and networking equipment.

As of September 30, 2003, Pinnacor’s principal commitments consisted of obligations outstanding under a series of capital leases for computer and networking equipment and its facilities leases. In prior years, Pinnacor entered into other capital leases for the design and implementation of its financial systems. A leasing company is the beneficiary of a $1.6 million standby letter of credit with a bank securing its lease arrangement with them. At the end of each capital lease term, Pinnacor has the option to purchase the equipment, typically at the lesser of fair market value or approximately 10% of gross asset value. Pinnacor presently intends to exercise the purchase option for the majority of the leases. Pinnacor’s landlord is the beneficiary of a $175,000 irrevocable standby letter of credit with a financial institution securing its New York office lease arrangement with them.

For the nine months ended September 30, 2003 and 2002, the net cash used in operating activities was approximately $465,000 and $4.1 million, respectively. The net cash used in operating activities for the nine months ended September 30, 2003 resulted primarily from a net loss of approximately $836,000 an increase in prepaid expenses and other assets of approximately $541,000, a decrease in non-cash deferred revenue of approximately $3.5 million and a decrease in accrued restructuring expenses of approximately $215,000. This was offset by non-cash charges of approximately $2.4 million, a decrease in accounts receivable of approximately $1.0 million and an increase in accounts payable and accrued expenses of $1.2 million. The net cash used in operating activities for the nine months ended September 30, 2002 resulted primarily from net losses of $4.8 million, a decrease in accounts payable and accrued expenses of approximately $1.1 million, a non-cash decrease in deferred revenue of $3.7 million and a decrease in accrued restructuring expenses of approximately $3.5. This was offset by non-cash charges of approximately $6.3 million, a decrease in accounts receivable of approximately $2.2 million and a decrease in prepaid expenses and other current assets of approximately $658,000.

For the nine months ended September 30, 2003 and 2002, the net cash provided by investing activities was approximately $15.6 million and $8.9 million, respectively. The net cash provided by investing activities for the nine months ended September 30, 2003 resulted principally from the proceeds of matured long-term marketable securities reinvested into cash equivalents of approximately $16.7 million, offset by approximately $350,000 for the payments of exit costs associated with the acquisitions of Stockpoint and Inlumen, and approximately $771,000 for the purchase of property and equipment. The net cash provided by investing activities for the nine months ended September 30, 2002 was principally from the sale of marketable securities reclassified into cash and cash equivalents of $9.8 million, offset by approximately $494,000 for the purchase of property and equipment and approximately $339,000 for the payment of severance and exit costs related to the Stockpoint acquisition and $106,000 for the payment of the withheld portion of the Stockpoint purchase price.

For the nine months ended September 30, 2003 and 2002, the net cash used in financing activities was approximately $1.2 million and 4.4 million, respectively. The net cash used in financing activities for the nine months ended September 30, 2003 was primarily from repayments of its capital lease obligations of approximately $1.3 million and approximately $155,000 used for the repurchase of treasury stock offset by proceeds of approximately $237,000 from the exercise of stock options and stock purchases by employees. Net cash used in financing activities for the nine months ended September 30, 2002 was primarily from repayments of its capital lease obligations of $1.9 million and $3.1 million used for the repurchase of treasury stock offset by proceeds of $548,000 from the exercise of stock options.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Sensitivity.    Pinnacor does not enter into financial instrument transactions for trading purposes. Some of Pinnacor’s investments may be subject to market risk which means that a change in prevailing interest rates may cause the principal amount of the investment to fluctuate.

Exchange Rate Sensitivity.    Pinnacor considers its exposure to foreign currency exchange rate fluctuations to be minimal as Pinnacor currently does not have significant amount of revenue and assets denominated in a foreign currency and have minimal expenses paid in a foreign currency. Currently, the exposure is primarily related to revenue and operating expenses in the U.K. Accordingly, Pinnacor may be subject to exposure from adverse movements in foreign currency exchange rates in relation to these revenues and expenses. Pinnacor does not currently use derivative financial instruments. As of September 30, 2003 the effect of foreign exchange rate fluctuations was not material.

Management’s Discussion and Analysis of Financial Condition and Results of Operations as of December 31, 2002 and 2001 and for Each of the Three Years in the Period Ended December 31, 2002.

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the Consolidated Financial Statements and the related Notes as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002 contained elsewhere in this joint proxy statement-prospectus. This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, through the use of words or phrases such as “intends,” “plans,” “will result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “projection” and “outlook”) are not historical facts and may be forward-looking and, accordingly, such statements involve estimates, assumptions, and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements.

Pinnacor cautions that actual results or outcomes could differ materially from those expressed in any forward-looking statements made by or on behalf of Pinnacor. Any forward-looking statement in this Management’s Discussion and Analysis of Financial Condition and Results of Operations speaks only as of March 31, 2003, and Pinnacor undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all of such factors. Further, management cannot assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

The Business of Pinnacor

Pinnacor Inc. is an outsourced provider of information and analytical applications to financial services companies and global corporations.

Pinnacor delivers information-based applications and tools as well as customized data and news packages that help businesses cost-effectively serve their external or internal clients. Pinnacor’s solutions include market data and investment analysis tools for financial services firms, critical business information for the enterprise and personalized portal applications and messaging services for wireless carriers and ISPs.

Critical Accounting Policies

The Securities and Exchange Commission has recently issued disclosure guidance for “critical accounting policies.” The Securities and Exchange Commission defines “critical accounting policies” as those that require application of management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods.

The following listing is not intended to be a comprehensive list of all of Pinnacor’s accounting policies. Pinnacor’s significant accounting policies are more fully described in Note 2 of the Pinnacor Inc. Notes to Consolidated Financial Statements as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002 included elsewhere in this joint proxy statement-prospectus. In many cases, the accounting treatment of a particular transaction is specifically dictated by accounting principles generally accepted in the United States of America, with no need for management’s judgment in their application. There are also areas in which management’s judgment in selecting any available alternative would not produce a materially different result.

Pinnacor has identified the following items as its critical accounting policies:

Revenue recognition:    Pinnacor’s revenue recognition policy is significant as revenue is a key component of its results of operations. For the fiscal years ended 2002, 2001, and 2000, Pinnacor principally recognized revenue pursuant to Staff Accounting Bulletin (SAB) 101, “Revenue Recognition in Financial Statements” as it relates to revenue derived from Pinnacor’s Application Service Provider (ASP) model. In accordance with SAB 101, Pinnacor recognizes revenue when a signed contract exists, the fee is fixed and determinable, delivery has occurred and collection of the resulting receivable is probable. Generally, revenue is recognized ratably over the life of the applicable contract.

During 2002, Pinnacor sold its software as a standalone product and has recognized revenue in accordance with the provisions of the American Institute of Certified Public Accountants’ Statement of Position 97-2, “Software Revenue Recognition” (SOP 97-2). During the year ended December 31, 2002, Pinnacor did not recognize a significant amount of revenue under SOP 97-2.

During 2002, Pinnacor also sold software that required significant customization to implement and the revenue was recognized over the life of the applicable contracts in accordance with the provisions of the American Institute of Certified Public Accountants’ Statement of Position 81-1, “Accounting for Performance of Construction Type Contracts” (SOP 81-1). During the year ended December 31, 2002, Pinnacor has not recognized a significant amount of revenue under SOP 81-1.

Goodwill and Other Intangible Assets:    Pinnacor’s intangibles consist primarily of goodwill from the acquisitions of Stockpoint, Inc. and Inlumen, Inc. accounted for under the purchase method and other intangible assets identified in the acquisition of Stockpoint. The other intangible assets acquired from Stockpoint were its trade name valued at $600,000 and customer list valued at $1,900,000. Under the transition provisions of Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets”, the goodwill and indefinite lived trade name related to Pinnacor’s Stockpoint acquisition have not been periodically amortized during the year ended December 31, 2002, but instead are assessed for impairment at least annually. Under the transition provisions of SFAS No. 142, Pinnacor evaluated goodwill for impairment as of January 1, 2002 and has determined no impairment exists. The customer list is carried at cost less accumulated amortization. The customer list is being amortized on a straight-line basis over its expected life, which is estimated to be four years.

Pinnacor is in the process of obtaining an independent valuation of the operating assets and liabilities it has acquired from Inlumen as well as identifying the intangible assets it has acquired in order to finalize the allocation of the purchase price of the transaction. Pinnacor will finalize its valuation as soon as possible or within one year of the acquisition date. Pinnacor’s preliminary allocation of the purchase price is subject to refinement based on the final determination of fair value. Under the transition provisions of SFAS No. 142, goodwill from Pinnacor’s Inlumen acquisition has not been periodically amortized in fiscal 2002.

Costs of Computer Software Developed or Obtained for Internal Use:    Costs of computer software developed or obtained for internal use are capitalized while in the application development stage and are expensed while in the preliminary stage and post-implementation stage. Pinnacor amortizes these capitalized costs over the life of the systems, which is estimated to be two years. As of December 31, 2002, Pinnacor had capitalized a total of approximately $2,227,000 of internal development and software purchase costs relating to web-site development and Pinnacor’s proprietary content engine which were incurred during the application development stage. These costs were fully depreciated as of December 31, 2002.

Software Capitalization for Software Sold Externally:    Prior to 2002, Pininacor had developed internal use software to provide its products to customers through its ASP model. During 2002, management decided to market its internal use software as “Actrellis”, a standalone product. Pinnacor sold an insignificant amount of Actrellis software during 2002.

Pinnacor had developed its internal use software predecessor to Actrellis prior to the issuance of SOP 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use”. SOP 98-1 requires certain costs attributable to internally developed software to be capitalized in the application development stage. Since the application development of the software predecessor occurred prior to the issuance of SOP 98-1, no amounts related to this software have been capitalized to date.

During 2002, Pinnacor accounted for its costs related to Actrellis using the guidance of Statement of Financial Accounting Standards No. 86, “Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed” (“SFAS No. 86”). SFAS No. 86 requires that software development costs are subject to capitalization beginning when a product’s technological feasibility has been established and ending when a product is available for release to customers. Pinnacor’s software was released soon after technological feasibility was established. Costs subsequent to achieving technological feasibility under SFAS No. 86 were insignificant.

Use of Estimates:    Pinnacor’s preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Revenue

Pinnacor derives its revenue from the sale of hosted applications, customized data, processing and delivery of information as well as set-up, professional services, software and maintenance.

Hosted Applications:    Pinnacor sells and hosts end-user applications that enable its customers to present and analyze information. Pinnacor sells individual applications such as stock quotes or charts and bundles many of its applications into business solutions that include the Financial Services, Business Information and Access Solutions Product Suites. Pinnacor’s contracts are fixed price and include a variable component if the customer exceeds the minimum page view, per article, real-time stock quote, short messaging services (SMS) or downloadable limit. Pinnacor recognizes the fixed component of revenue on a subscription basis, ratably over the contract term. Any variable component of revenue is recognized in the period the service was rendered.

Customized Information:    Pinnacor provides clients with information, which is provided as either customized data feeds or presented in Pinnacor’s applications. Pinnacor charges clients based on the type and volume of information and recognizes this revenue on a subscription basis, ratably over the contract term.

Processing and Delivery:    For clients that have direct relationships with information providers and for media clients with direct relationships to their customers, Pinnacor provides a technology platform for the delivery and integration of information. Pinnacor charges a processing and delivery fee based on the amount of data delivered. This revenue is recognized on a subscription basis ratably over the contract term.

Set-Up Fees:    From time to time, Pinnacor may charge its customers an explicit one-time set-up fee, or this set-up fee may be bundled within the recurring hosted applications fee. This set-up fee includes charges for the implementation of the client website and building custom filters that enable the customer to receive customized information. Set-up revenue is recognized ratably over the term of the related contract once the product has been implemented.

Professional Services:    From time to time, Pinnacor offers more sophisticated professional services, which include customization of products, systems integration services, the build-out of customized portals and platforms to allow its customers and partners to deliver real time alerts, personalized information including short messaging services (SMS) and other critical information to their subscribers and employees and other special projects including editorial services and consulting. Depending on the nature of the customization, this revenue is generally recognized as the service is performed or over the life of the related contract.

Software:    During 2002, Pinnacor sold its software as a standalone product and recognized revenue in accordance with the provisions of the American Institute of Certified Public Accountants’ Statement of Position 97-2, “Software Revenue Recognition” (SOP 97-2). During the year ended December 31, 2002, Pinnacor did not recognize a significant amount of revenue under SOP 97-2. Pinnacor also sold software that required significant customization to implement and recognized the revenue over the life of the applicable contracts in accordance with the provisions of the American Institute of Certified Public Accountants’ Statement of Position 81-1,

“Accounting for Performance of Construction Type Contracts” (SOP 81-1). During the year ended December 31, 2002, Pinnacor did not recognize a significant amount of revenue under SOP 81-1.

Maintenance:    Revenue for technical product support is recognized on a subscription basis, ratably over the contract term.

Pinnacor records billed amounts due from clients in excess of revenue recognized as deferred revenue on its balance sheet. Pinnacor’s contracts typically have lengths of one or two years. Pinnacor reports its revenue net of allowances and rebates.

Cost of Services

Cost of services consists of royalties to information providers as well as costs for bandwidth, storage of its servers in third-party network data centers, and certain costs associated with the maintenance of Pinnacor’s infrastructure. Pinnacor also includes certain payroll and related expenses pertaining to staff and outsourced development associated with client implementation, developing custom applications, performing editorial and quality assurance services, and maintaining its network operations.

Pinnacor has several different arrangements with information providers. The majority of its contracts are based on royalty fees that are calculated monthly, based on the volume of a provider’s information relayed to its customers or on a per client basis. In certain cases, the contractual agreement is based on fixed fees or subject to a minimum charge. Certain fixed fee arrangements include additional fees at a variable rate once the client exceeds a specified usage volume.

Research and Development Expenses

Research and development expenses consist primarily of salaries and related personnel costs associated with the research, design and development of software applications and services supporting Pinnacor’s business. These include engineers that are developing and maintaining its software and infrastructure and its product managers.

Research and development costs are expensed as incurred until technological feasibility has been established for software to be sold in accordance with SFAS No. 86. To date, Pinnacor believes under its current software engineering processes that the establishment of technological feasibility and general release have substantially coincided. As a result, no software development costs have been capitalized to date for software developed for external sales. For software developed for internal use, expenses are capitalized while in the application development stage and expensed while in the preliminary and post implementation stages in accordance with SOP 98-1.

Sales and Marketing Expenses

Sales and marketing expenses include costs of sales and marketing personnel, as well as business development and customer support personnel, related overhead, commissions, advertising and promotion expenses, travel and entertainment expenses and other selling and marketing costs.

General and Administrative Expenses

General and administrative expenses consist primarily of personnel and related costs for general corporate functions including accounting, finance, human resources, legal and other administrative functions, as well as provisions for doubtful accounts and bad debt expense.

Stock Based Compensation

In connection with the grant of stock options to employees, Pinnacor recognized deferred stock-based compensation (income) expense of approximately $(189,000), $881,000 and $17.6 million for the years ended December 31, 2002, 2001 and 2000, respectively. Stock-based compensation is a result of the issuance of stock options to employees, directors and affiliated parties with exercise prices per share determined for financial reporting purposes to be below the fair market value per share of Pinnacor’s common stock at the date of the applicable grant. This difference is recorded as a reduction of stockholders’ equity and amortized as non-cash compensation expense on an accelerated basis over the vesting period of the related options. The income for the year ended December 31, 2002 relates to previously recognized but unearned stock-based compensation of forfeited, unvested stock options granted to terminated employees. In connection with the granting of stock options to employees, Pinnacor recorded deferred stock-based compensation of $0 for both years ended December 31, 2002 and 2001 and $17.5 million for the year ended December 31, 2000. Deferred stock-based compensation that will be subsequently amortized as expense, including options granted through December 31, 2002, is estimated to be as follows:

Period	Amount (In thousands)
Year ending December 31, 2003	$113
Year ending December 31, 2004	5

Total	$118

Results of Operations

The following table sets forth Pinnacor’s results of operations as a percentage of revenue for the periods indicated.

	For the Years Ended December 31,
	2002	2001	2000
Revenue	100%	100%	100%

Operating expenses:
Cost of services (excluding depreciation of 2%, 3%, and 3% for the years ended December 31 2002, 2001, and 2000, respectively, shown below)	33%	30%	27%
Research and development (excluding stock-based compensation of 0%, 0%, and 9% for the years ended December 31, 2002, 2001, and 2000, respectively, shown below)	21%	25%	29%
Sales and marketing (excluding stock-based compensation of (3)%, 0%, and 20% for the years ended December 31, 2002, 2001, and 2000, respectively, shown below)	26%	47%	95%
General and administrative (excluding stock-based compensation of 2%, 3%, and 51% for the years ended December 31, 2002, 2001, and 2000, respectively, shown below)	22%	42%	50%
Depreciation and amortization	12%	18%	17%
Restructuring and asset abandonment	7%	40%	—
Stock-based compensation	(1)%	3%	80%

Total operating expenses	120%	205%	298%

Operating loss	(20)%	(105)%	(198)%
Total other income, net	5%	11%	16%

Net loss	(15)%	(94)%	(182)%

*

Certain reclassifications have been made to the 2000 financial statements to conform with the 2002 and 2001 presentation. See Note 2 of the Pinnacor Inc. Notes to Consolidated Financial Statements as of

December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002 included elsewhere in this joint proxy statement-prospectus.

Years Ended December 31, 2001 and 2002

Revenue.    Revenue totaled approximately $34.6 million for the year ended December 31, 2002, an increase of $3.6 million or 12% from $31.0 million in the previous year. This net increase was primarily due to the purchase of Stockpoint, which accounted for approximately $17.1 million of revenue for the year ended December 31, 2002, compared to $6.8 million recognized during the year ended December 31, 2001. The statement of operations for the year ended December 31, 2001 includes the results of operations of Stockpoint commencing on August 21, 2001, the date of acquisition. The acquisition of Inlumen accounted for approximately $563,000 of revenue for the year ended December 31, 2002. The statement of operations for the year ended December 31, 2002 includes the results of operations of Inlumen commencing on November 20, 2002, the date of acquisition.

Assuming that Stockpoint was purchased on January 1, 2001 and historical revenues from the operations of Stockpoint were included in the consolidated results of operations for the entire fiscal year ended December 31, 2001, excluding the acquisition of Inlumen in 2002, revenues would have decreased by approximately $10.0 million or 23% from approximately $44.0 million for the year ended December 31, 2001 to approximately $34.0 million for the year ended December 31, 2002. This decrease is due to a decrease in Pinnacor’s customer base, partially offset by a 21% increase in the average contract value per customer.

In both 2002 and 2001, no customer accounted for more than 10% of revenue. Although Pinnacor’s total revenue has increased in aggregate in recent periods, management cannot be certain that total revenue will grow in future periods or that it will grow at similar rates as in the past.

Cost of Services.    Cost of services increased to $11.5 million for the year ended December 31, 2002, an increase of $2.3 million or 25%, from $9.2 million for the year ended December 31, 2001. This increase was primarily due to the purchase of Stockpoint, which accounted for approximately $4.7 million of cost of services for the year ended December 31, 2002, compared to $2.0 million recognized during the year ended December 31, 2001. The statement of operations for the year ended December 31, 2001 includes the results of operations of Stockpoint commencing on August 21, 2001, the date of acquisition. The acquisition of Inlumen accounted for approximately $233,000 of incremental cost of services for the year ended December 31, 2002. The statement of operations for the year ended December 31, 2002 includes the results of operations of Inlumen commencing on November 20, 2002, the date of acquisition. As a percentage of revenue, and including Stockpoint and Inlumen from their respective acquisition dates, cost of services increased to approximately 33% for the year ended December 30, 2002 from approximately 30% for the year ended December 31, 2001. This increase as a percentage of revenue is partially due to a one-time expense related to outsourced development work and higher cost of services as a percentage of revenues for the incremental gross profit associated with the acquisition of Inlumen offset by cost savings including monthly fees for housing Pinnacor’s servers in third-party network data centers and other telecom costs.

Assuming that Stockpoint was purchased on January 1, 2001 and historical cost of services from the operations of Stockpoint were included in the consolidated results of operations for the entire fiscal year ended December 31, 2001, and excluding the acquisition of Inlumen in 2002, cost of services would have decreased by $2.3 million or 17% from approximately $13.6 million for the year ended December 31, 2001 to approximately $11.3 million for the year ended December 31, 2002. This decrease was due to a decrease in overall content costs due to a decrease in customers, the number of employees in the implementation and data engineering, network operations and client solutions departments and a decrease monthly fees for housing Pinnacor’s servers in third-party network data centers and other telecom costs.

Research and Development.    Research and development expenses decreased to $7.4 million for the year ended December 31, 2002, a decrease of approximately $500,000 or 6%, from $7.9 million for the year ended December 31, 2001. This was primarily due to a decrease in personnel costs as a result of a full year of cost savings in 2002 as a result of Pinnacor’s 2001 restructuring plan. As a percentage of revenue, and including Stockpoint and Inlumen from their respective acquisition dates, research and development expenses decreased to approximately 21% for the year ended December 31, 2002 from approximately 25% for the year ended December 31, 2001. The decrease in research and development expense as a percentage of revenue resulted primarily because total revenue increased while Pinnacor had significant reductions in research and development expenditures. The acquisition of Inlumen accounted for approximately $50,000 of incremental research and development expense for the year ended December 31, 2002. The statement of operations for the year ended December 31, 2002 includes the results of operations of Inlumen commencing on November 20, 2002, the date of acquisition.

Assuming that Stockpoint was purchased on January 1, 2001 and historical research and development expenses from the operations of Stockpoint were included in the consolidated results of operations for the entire fiscal year ended December 31, 2001, and excluding the acquisition of Inlumen in 2002, research and development expense would have decreased by approximately $3.0 million or 29% from approximately $10.4 million for the year ended December 31, 2001 to approximately $7.4 million for the year ended December 31, 2002.

Sales and Marketing.    Sales and marketing expenses decreased to $9.1 million for the year ended December 31, 2002, a decrease of approximately $5.4 million or 37%, from $14.5 million for the year ended December 31, 2001. This was due to a significant decrease in marketing programs and a decrease in compensation expense associated with the reduction of Pinnacor’s sales force. As a percentage of revenue, and including Stockpoint and Inlumen from their respective acquisition dates, sales and marketing expenses decreased to approximately 26% for the year ended December 31, 2002 from approximately 47% for the year ended December 31, 2001. The decrease in sales and marketing expense as a percentage of revenue resulted primarily because total revenue increased while Pinnacor had significant reductions in sales and marketing expenditures. The acquisition of Inlumen accounted for approximately $31,000 of incremental sales and marketing expense for the year ended December 31, 2002. The statement of operations for the year ended December 31, 2002 includes the results of operations of Inlumen commencing on November 20, 2002, the date of acquisition.

Assuming that Stockpoint was purchased on January 1, 2001 and historical sales and marketing expenses from the operations of Stockpoint were included in the consolidated results of operations for the entire fiscal year ended December 31, 2001, and excluding the acquisition of Inlumen in 2002, sales and marketing expense would have decreased by approximately $9.7 million or 52% from approximately $18.8 million for the year ended December 31, 2001 to approximately $9.1 million for the year ended December 31, 2002.

General and Administrative.    General and administrative expenses decreased to $7.2 million for the year ended December 31, 2002, a decrease of $5.9 million or 45%, from $13.1 million for the year ended December 31, 2001. This was due to a significant decrease in bad debt expense, a decrease in facilities and personnel costs, professional fees, travel, and other office expenses. As a percentage of revenue, and including Stockpoint and Inlumen from their respective acquisition dates, general and administrative expenses decreased to approximately 22% for the year ended December 31, 2002 from approximately 42% for the year ended December 31, 2001. The decrease in general and administrative expense as a percentage of revenue resulted primarily because total revenue increased while Pinnacor had significant reductions in general and administrative expenditures. The acquisition of Inlumen accounted for approximately $22,000 of incremental expense for the year ended December 31, 2002. The statement of operations for the year ended December 31, 2002 includes the results of operations of Inlumen commencing on November 20, 2002, the date of acquisition.

Assuming that Stockpoint was purchased on January 1, 2001 and general and administrative expenses from the operations of Stockpoint were included in the consolidated results of operations for the entire fiscal year ended December 31, 2001, and adjusting for the acquisition of Inlumen in 2002, general and administrative expense would have decreased by approximately $8.9 million or 55% from approximately $16.1 million for the year ended December 31, 2001 to approximately $7.2 million for the year ended December 31, 2002.

Depreciation Expense.    Depreciation expense decreased to $4.1 million for the year ended December 31, 2002, a decrease of $1.3 million or 24%, from $5.5 million for the year ended December 31, 2001. As a percentage of revenue depreciation expense decreased to approximately 12% for the year ended December 31, 2002 from approximately 18% for the year ended December 31, 2001. The decrease in depreciation expense as a percentage of revenue was due to the depreciation savings from the abandonment of $3.4 million of assets in Pinnacor’s 2002 restructuring plan and $4.9 million of assets in its 2001 restructuring plan. Pinnacor has also decreased the amount of assets purchased to $910,994 at December 31, 2002 from $3.2 million at December 31, 2001 therefore causing overall depreciation to be less due to the decrease in its asset base.

Amortization of Intangibles.    In connection with the acquisition of Stockpoint, during the quarter ended September 30, 2002, an independent valuation of the assets and liabilities acquired was finalized resulting in the identification of other intangible assets acquired. As a result, Pinnacor has recognized approximately $198,000 in amortization expense during the year ended December 31, 2002 related to its customer list intangible. For the year ended December 31, 2003, Pinnacor expects its amortization expense related to the Stockpoint acquisition to be approximately $475,000.

In connection with the acquisition of Inlumen, Pinnacor is in the process of obtaining an independent valuation of the assets and liabilities acquired, as well as identifying the intangible assets acquired in order to finalize the allocation of the purchase price of the transaction. The valuation will be finalized as soon as possible or within one year of the acquisition date. For the year ending December 31, 2003, Pinnacor may incur additional amortization expense once it has identified intangible assets related to the acquisition.

Stock-based Compensation.    In connection with the granting of stock options to employees, Pinnacor has recognized deferred stock-based compensation (income) expense of approximately $(189,000) and $881,000 for the years ended December 31, 2002 and 2001, respectively. Included in stock-based compensation expense for the year ended December 31, 2002, Pinnacor has reversed previously recognized deferred stock-based compensation expense of approximately $1.2 million. This reversal relates to previously recognized but unearned stock-based compensation of forfeited, unvested stock options granted to terminated employees. In addition, due to the forfeiture of these options during the year, Pinnacor reversed future amortization expense of approximately $1.9 million, included in the balance sheet as deferred compensation, against paid-in capital. As a percentage of revenue, stock-based compensation decreased to (1)% for the year ended December 31, 2002 from approximately 3% for the year ended December 31, 2001.

Restructuring and Asset Abandonment.    Pinnacor recognized approximately $2.5 million and $12.2 million in restructuring charges in 2002 and 2001, respectively. During June 2002, management took certain actions to further increase operational efficiencies and bring costs in line with revenues. These measures included asset abandonment charges, the involuntary termination of 34 employees, from sales and marketing, research and development and general and administrative areas, and the closure of Pinnacor’s data center and UK satellite office. As a consequence, Pinnacor recorded a $4.6 million charge to operations during the second quarter of 2002 for severance-related payments to terminated employees, the accrual of future lease costs (net of estimated sublease income) and the write-off of fixed assets for office locations that were closed or consolidated and assets that were abandoned. As a result of these restructuring initiatives, Pinnacor expects to achieve annualized savings of approximately $5.0 million in operating expenses, including depreciation expense. However, there can be no assurance that such cost reductions can be realized or that the estimated costs of such actions will not change.

In September 2002, management negotiated an early termination of a lease related to a facility previously restructured in 2001. This resulted in a reversal of previously recognized restructuring expense of approximately $2.2 million.

Pinnacor recorded an approximately $12.2 million charge to operations during the third quarter of 2001 for severance-related payments to terminated employees, the accrual of future lease costs (net of estimated sublease income) and the write-offs of fixed assets for office locations that were closed or consolidated and assets that were abandoned or impaired.

Other Income, Net.    Other income, net includes interest income from cash and cash equivalents and marketable securities offset by interest expense on capital leases. Other income, net, decreased to approximately $1.7 million for the year ended December 31, 2002, from approximately $3.3 million for the year ended December 31, 2001. This decrease was due to a reduction in overall interest rates and the interest income earned on lower cash balances, cash equivalents, and investments in marketable securities. Additionally, in 2001 Pinnacor recorded a $400,000 one-time charge for the impairment of certain cost basis investments. There were no such charges in the 2002.

Years	Ended December 31, 2000 and 2001

Revenue.    Revenue totaled approximately $31.0 million for the year ended December 31, 2001, an increase of $9.1 million or 42% from $21.9 million in the previous year. This increase was primarily due to the acquisition of Stockpoint, which accounted for $6.8 million of revenue. After adjusting for the acquisition, revenues increased by $2.3 million, an increase of 11% over the prior year. This increase was due to an overall increase in fees per customer as a result of Pinnacor’s expanded product offerings and directing its sales efforts to enterprises that require larger, more comprehensive information solutions. Pinnacor’s average contract value increased approximately 52% over the prior year. Pinnacor experienced revenue growth even as it lost customers, most of which were smaller, internet related customers. In both 2001 and 2000, no customer accounted for over 10% of revenue.

Cost of Services.    Cost of services increased to $9.2 million for the year ended December 31, 2001, an increase of $3.3 million or 56% from $5.9 million for the year ended December 31, 2000. As a percentage of revenue, cost of services increased to approximately 30% for the year ended December 31, 2001 from approximately 27% for the year ended December 31, 2000. After adjusting for cost of services related to the acquisition of Stockpoint, of approximately $2.0 million, cost of services increased by $1.3 million to $7.2 million, an increase as a percentage of revenue over the prior year to 30% from 27%. The increase was primarily due to increases in certain payroll and related expenses, fees paid to network providers for bandwidth and monthly fees for housing Pinnacor’s servers in third-party network data centers.

Research and Development.    Research and development expenses increased to $7.9 million for the year ended December 31, 2001, an increase of $1.5 million or 23%, from $6.4 million for the year ended December 31, 2000. As a percentage of revenue, research and development expenses decreased to approximately 25% for the year ended December 31, 2001 from approximately 29% for the year ended December 31, 2000. After adjusting for research and development expense related to the Stockpoint acquisition, of approximately $1.1 million, research and development increased slightly by $400,000 to $6.8 million, a slight decrease as a percentage of revenue over the prior year to 28% from 29%. The absolute dollar increase was due to an increase in direct personnel costs and further development of Pinnacor’s Actrellis Integration server software suite and hosting platform.

Sales and Marketing.    Sales and marketing expenses decreased to $14.5 million for the year ended December 31, 2001, a decrease of $6.3 million or 30%, from $20.8 million for the year ended December 31, 2000. As a percentage of revenue, sales and marketing expenses decreased to approximately 47% for the year ended December 31, 2001 from approximately 95% for the year ended December 31, 2000. After adjusting for the additional sales and marketing expense related to the Stockpoint acquisition, sales and marketing expense decreased to $12.8 million, a decrease as a percentage of revenue to 53% from 95% in the prior year. This decrease is attributable to a significant headcount reduction in Pinnacor’s sales, marketing and information provider management departments and reductions in advertising, trade shows and other marketing related expenses. This offset an increase in commission expense that resulted from an increase in sales.

General and Administrative.    General and administrative expenses increased to $13.1 million for the year ended December 31, 2001, an increase of $2.3 million or 21% from $10.8 for the year ended December 31, 2000. As a percentage of revenue, general and administrative expenses decreased to approximately 42% for the year ended December 31, 2001 from approximately 50% for the year ended December 31, 2000. After adjusting for general and administrative costs related to the acquisition of Stockpoint of approximately $600,000, Pinnacor’s underlying general and administrative expenses increased to $12.5 million, an increase as a percentage of revenue to 52% from 50% in the prior year. The increase in general and administrative expenses was due to an increase in bad debt expense, certain professional fees including legal costs for failed merger and acquisition activity and an increase in corporate and franchise taxes.

Depreciation Expense.    Depreciation expense increased to $5.5 million for the year ended December 31, 2001, an increase of $1.8 million or 50%, from $3.6 million for the year ended December 31, 2000. As a percentage of revenue depreciation expense increased to approximately 18% for the year ended December 31, 2001 from approximately 17% for the year ended December 31, 2000. The increase in depreciation expense as a percentage of revenue was due to the increase in Pinnacor’s asset base in the year ended December 31, 2000. During 2000 Pinnacor purchased $7.9 million of fixed assets that were depreciated for a full year in 2001. This was partially offset by the depreciation savings from the abandonment of $4.9 million of assets in its 2001 restructuring plan implemented in the quarter ended September 30, 2001.

Restructuring and Asset Abandonment.    In July 2001 management took certain actions to further increase operational efficiencies and bring costs in line with revenues. These measures included the involuntary terminations of 74 employees, from sales and marketing, research and development and the general and administrative areas, as well as the consolidation of some of Pinnacor’s leased office space, the closure of several of its offices, and asset abandonment charges. As a consequence, Pinnacor recorded a $12.2 million charge to operations during the third quarter of 2001 for severance-related payments to terminated employees, the accrual of future lease costs (net of estimated sublease income) and the write-off of fixed assets for office locations that were closed or consolidated and assets that were abandoned or impaired. Pinnacor incurred no such restructuring charges for the year ended December 31, 2000.

Stock-based Compensation.    Pinnacor recognized stock-based compensation expense of approximately $881,000 and $17.6 million for the years ended December 31, 2001 and 2000, respectively. The decrease is primarily due to a reversal of unearned stock options. As a percentage of revenue, stock based compensation decreased to approximately 3% for the year ended December 31, 2001 from approximately 80% for the year ended December 31, 2000.

Other Income, Net.    Other income, net includes interest income from cash and cash equivalents and marketable securities offset by interest on capital leases. Other income, net, increased to $3.3 million for the year ended December 31, 2001, from $3.1 million for the year ended December 31, 2000. This net increase was due to an increase in interest income earned on higher balances, cash equivalents and investments in marketable securities, offset by a one-time charge for impaired investments and interest expense related to capital leases.

Net Loss Per Common Share

Basic net income (loss) per share was computed by dividing net income (loss) attributable to common stockholders by the weighted average number of common shares outstanding during the period. Diluted net income per share is based on the assumption that options and warrants are included in the calculation of diluted net income per share, except when their effect would be anit-dilutive. Dilution is computed by applying the “treasury stock” method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later) and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

Liquidity and Capital Resources

Pinnacor has financed its operations through private sales of equity and debt securities and through its initial public offering. Sales of equity securities included $57.9 million of net proceeds from an August 2000 initial public offering of common stock and $46.2 million of net proceeds received from the July 2000 private placement of convertible preferred stock, which converted into common stock upon the completion of Pinnacor’s initial public offering. As of December 31, 2002 and 2001, Pinnacor had cash and cash equivalents and marketable securities of approximately $50.7 million and $64.1 million, respectively.

Pinnacor has commitments to make future payments under various lease agreements for computer and networking equipment and its facilities leases. Future commitments under these leases are as follows:

Contractual Cash Obligations	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
Capital lease obligations	$2,757,670	$1,580,844	$1,176,826	—	—
Operating leases	$5,518,000	$1,478,000	$2,010,000	$1,244,000	$786,000

Pinnacor operates from leased premises in New York, satellite offices in San Francisco, Iowa, and Israel. Pinnacor’s current aggregate annual rental obligations under these leases, including its abandoned UK office, were approximately $1.8 and $2.1 million for the years ended December 31, 2002 and 2001, respectively. For the year ended December 31, 2002, Pinnacor negotiated a favorable buyout of one of its real estate leases for approximately $2.2 million. As a result of this buyout, Pinnacor reduced its expected future minimum lease payment obligation by approximately $3.3 million. For the years ended December 31, 2002 and 2001, Pinnacor’s capital expenditures were approximately $911,000 and $3.2 million, respectively. Capital expenditures were primarily for computers, hardware, software and professional services to design Pinnacor’s new financial systems and networking equipment.

As of December 31, 2002, Pinnacor’s principal commitments consisted of obligations outstanding under a series of capital leases for computer and networking equipment and its facilities leases. In prior years, Pinnacor entered into other capital leases for the design and implementation of its financial systems. A leasing company is the beneficiary of a $2.6 million standby letter of credit with a bank securing a lease arrangement with them. At the end of each capital lease term, Pinnacor has the option to purchase the equipment, typically at the lesser of fair market value or approximately 10% of gross asset value. Pinnacor presently intends to exercise the purchase option for the majority of the leases. Pinnacor’s landlord is the beneficiary of a $175,000 irrevocable standby letter of credit with a financial institution securing its New York office lease arrangement with them.

For the year ended December 31, 2002, the net cash used in operating activities was approximately $4.6 million. The net cash used in operating activities for the year ended December 31, 2002 resulted primarily from net losses of $5.3 million, a decrease in accounts payable and accrued expenses of approximately $1.0 million, a decrease in deferred revenue of approximately $3.4 million and a decrease in accrued restructuring and other expenses of approximately $3.7 million. This was offset by $7.0 million in net non-cash charges, a decrease in accounts receivable of approximately $1.2 million and a decrease in prepaid expenses and other assets of approximately $637,000.

For the year ended December 31, 2001, the net cash used in operating activities was approximately $14.8 million. The net cash used in operating activities for the year ended December 31, 2001 resulted primarily from net losses of $29.0 million, a decrease in accounts payable and accrued expenses of approximately

$4.2 million and a decrease in deferred revenue of approximately $352,000. This was offset by $12.8 million of net non-cash charges, a decrease in accounts receivable of approximately $1.2 million, a decrease in prepaid expense and other assets of approximately $321,000 and an increase in accrued restructuring and other expenses of approximately $4.5 million.

For the year ended December 31, 2000, the net cash used in operating activities was approximately $17.7 million. The net cash used in operating activities for the year ended December 31, 2000 resulted primarily from net losses of approximately $40.1 million and an increase in accounts receivable of approximately $3.6 million. This was offset by approximately $22.2 of net non-cash charges, a decrease in prepaid expenses and other assets of approximately $967,000, an increase in accounts payable and accrued expenses of approximately $1.0 million and an increase in deferred revenue of $1.8 million.

For the year ended December 31, 2002, the net cash provided by investing activities was approximately $9.3 million. The net cash provided by investing activities for the year ended December 31, 2002 resulted principally from the sale of marketable securities in order to fund operations of approximately $13.2 million, offset by approximately $2.4 million for the purchase of Inlumen, and approximately $512,000 for the withheld portion of purchase price and payment of exit costs associated with the acquisition of Stockpoint, and approximately $911,000 for the purchase of property and equipment.

For the year ended December 31, 2001, the net cash used in investing activities was approximately $26.7 million. The net cash used in investing activities for the year ended December 31, 2001 resulted from the purchase of marketable securities of approximately $8.8 million and approximately $3.2 million for the purchase of property and equipment. In addition, the acquisition of Stockpoint resulted in a net cash outflow of approximately $14.6 million, consisting primarily of debt repayments, severance and other exit costs.

For the year ended December 31, 2000, the net cash used in investing activities was approximately $47.7 million. The net cash used in investing activities for the year ended December 31, 2000 resulted from the purchase of marketable securities of approximately $39.8 million and approximately $7.9 million for the purchase of property and equipment.

For the year ended December 31, 2002, the net cash used in financing activities was approximately $4.9 million. The net cash used in financing activities for the year ended December 31, 2002 was primarily from repayments of Pinnacor’s capital lease obligations of approximately $2.4 million and approximately $3.2 million used for the repurchase of treasury stock offset by proceeds of approximately $633,000 from the exercise of stock options and from the issuance of common stock to employees through Pinnacor’s employee stock purchase plan.

For the year ended December 31, 2001, the net cash used in financing activities was approximately $1.8 million. The net cash used in financing activities for the year ended December 31, 2001 was primarily from repayments of Pinnacor’s capital lease obligations of approximately $2.8 million, offset by proceeds of approximately $1.1 million from the exercise of stock options and from the issuance of common stock to employees through Pinnacor’s employee stock purchase plan.

For the year ended December 31, 2000, the net cash provided by financing activities was approximately $101.6 million. The net cash provided by financing activities for the year ended December 31, 2000 was primarily the result of net proceeds from the sale of convertible preferred stock of $46.2 million, the net proceeds from the sale of common stock upon completion of the initial public offering of $57.9 million and the proceeds of approximately $765,000 from the exercise of stock options and warrants. This was offset by repayments of Pinnacor’s capital lease obligations of $2.2 million and payment for the repurchase of treasury stock for $1.0 million.

Pinnacor believes that its current cash and cash equivalents, and marketable securities will be sufficient to meet its operating expenses, for at least the next eighteen months. Pinnacor believes that changes in the market environment over the past year have increased the value of corporate cash reserves as well as the relative importance of bringing expenses more in line with revenues over time and reducing its reliance on external sources of capital. Management is extremely focused on monitoring costs. If Pinnacor undertakes additional significant acquisitions or makes significant strategic investments, it may need to raise additional funds at that time. Pinnacor may also need to raise additional funds if competitive pressures force Pinnacor to make unforeseen expenditures, such as to acquire or develop new technology. If Pinnacor needs to raise additional funds, it will likely do so through the issuance and sale of equity securities. If this were to occur, the percentage ownership of Pinnacor’s stockholders could be reduced, Pinnacor’s stockholders may experience additional dilution and these securities may have rights, preferences or privileges senior to those of Pinnacor’s stockholders. Pinnacor cannot assure you that additional financing will be available on favorable terms, or at all. If adequate funds are not available or are not available on acceptable terms, Pinnacor’s ability to fund its expansion, take advantage of unanticipated opportunities, develop or enhance services or products or otherwise respond to competitive pressures would be significantly limited. Pinnacor’s business, results of operations and financial condition could be materially adversely affected by these limitations.

Recent Accounting Pronouncements

In June 2001, the FASB issued SFAS No. 141, “Business Combinations”, and SFAS No. 142, “Goodwill and Other Intangible Assets”. SFAS No. 141 prohibits the use of the pooling-of-interest method for business combinations initiated after June 30, 2001 and also applies to all business combinations accounted for by the purchase method that are completed after June 30, 2001. Pinnacor has applied the provisions of SFAS No. 141 to its business acquisitions (see Note 4 of the Pinnacor Inc. Notes to Consolidated Financial Statements as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002 contained elsewhere in this joint proxy statement-prospectus). SFAS No. 142 is effective for fiscal years beginning after December 15, 2001. Under SFAS No. 142, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be evaluated at least annually and whenever events or circumstances indicate impairment may have occurred. Other identifiable intangible assets will continue to be amortized over their useful lives. Pinnacor adopted this standard as of January 1, 2002 and ceased amortizing goodwill and indefinite lived intangibles as of this date.

In July 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations”. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002, and establishes an accounting standard requiring the recording of the fair value of liabilities associated with the retirement of long-lived assets in the period in which they are incurred. Pinnacor believes that the adoption of SFAS No. 143 will not have a material effect on its financial position and operating results.

In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets.” SFAS No. 144, which supercedes SFAS No. 121, “Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of” and the accounting and reporting provisions of APB Opinion No. 30, “Reporting Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, Extraordinary, Unusual and Infrequently Occurring Events and Transactions”, and amends ARB No. 51, “Consolidated Financial Statements,” addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years, with early adoption encouraged. The provisions of this Statement are generally to be applied prospectively. Pinnacor has adopted SFAS No. 144 as of January 1, 2002. The adoption of SFAS No. 144 did not have a material effect on Pinnacor’s financial position and operating results.

In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”. SFAS No. 146 will supersede EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” SFAS No. 146 requires that costs associated with an exit or disposal plan be recognized when incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. Pinnacor believes that the adoption of SFAS No. 146 will not have a material effect on its financial position or operating results.

In November 2002, the FASB issued Financial Interpretation No. 45 (FIN 45) ”Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others” which elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements in FIN 45 are effective for financial statements of interim or annual periods ending after December 15, 2002. Pinnacor has provided information regarding commitments and contingencies relating to guarantees in Note 11 of the Pinnacor Inc. Notes to Consolidated Financial Statements as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002 included elsewhere in this joint proxy statement-prospectus.

In November 2002, the EITF reached a consensus on Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables.” EITF Issue 00-21 addresses certain aspects of the accounting by a vendor for arrangements under which the vendor will perform multiple revenue generating activities. The EITF will be effective for fiscal years beginning after June 15, 2003. Pinnacor is currently evaluating the effects of this change on their consolidated financial position and operating results.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of FASB No. 123”. SFAS No. 148 amends SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”) to provide alternative methods to account for the transition from the intrinsic value method of recognition of stock-based employee compensation in accordance with Accounting Principles Board Opinion No. 25 “Accounting for Stock Issued to Employees” to the fair value recognition provisions under SFAS No. 123. SFAS No. 148 provides two additional methods of transition and will no longer permit the SFAS No. 123 prospective method to be used for fiscal years beginning after December 15, 2003. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosure in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the pro forma effects had the fair value recognition provisions of SFAS No. 123 been used for all periods presented. Pinnacor is required to adopt the disclosure provisions of SFAS No. 148 as of December 31, 2002. The adoption of SFAS No. 148 did not have a significant impact on Pinnacor’s financial position and operating results.

Quantitative and Qualitative Disclosures about Market Risks

Interest Rate Sensitivity.    Pinnacor does not enter into financial instrument transactions for trading purposes. Some of its investments may be subject to market risk which means that a change in prevailing interest rates may cause the principal amount of the investment to fluctuate.

Exchange Rate Sensitivity.    Pinnacor considers its exposure to foreign currency exchange rate fluctuations to be minimal as it currently does not have significant amounts of revenue and assets denominated in a foreign currency and has minimal expenses paid in a foreign currency. Currently, the exposure is primarily related to revenue and operating expenses in the U.K. Pinnacor does not currently use derivative financial instruments. As of December 31, 2002 the effect of foreign exchange rate fluctuations was insignificant.

LEGAL MATTERS

The validity of the shares of Holdco common stock offered by this joint proxy statement-prospectus will be passed upon for Holdco by Morrison & Foerster LLP, counsel for Holdco and MarketWatch.

Morrison & Foerster LLP, counsel for Holdco and MarketWatch, will pass upon certain Federal income tax consequences of the merger for Holdco and MarketWatch. Skadden, Arps, Slate, Meagher & Flom LLP, counsel for Pinnacor, will pass upon certain Federal income tax consequences of the merger for Pinnacor.

EXPERTS

The consolidated financial statements of MarketWatch.com, Inc. as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002, included in this joint proxy statement-prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Pinnacor Inc. as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002, included in this joint proxy statement-prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Inlumen, Inc. as of December 31, 2001 and 2000 and for each of the two years in the period ended December 31, 2001, included in this joint proxy statement-prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

OTHER MATTERS

APPROVAL OF HOLDCO’S 2004 STOCK INCENTIVE PLAN

General

The stockholders of MarketWatch and Pinnacor, as the future stockholders of Holdco after the completion of the merger, are being asked to approve the adoption of a 2004 stock incentive plan for Holdco. The effectiveness of the 2004 stock incentive plan is contingent upon the requisite stockholder approval and the completion of the merger.

The stock incentive plan is intended to enable Holdco to attract and retain the best available personnel for positions, to provide additional incentive to employees, directors and consultants and to promote the success of its business. The Holdco board of directors believes that the company’s long term success is dependent upon the ability of Holdco and any parent or subsidiary of Holdco, including MarketWatch and Pinnacor after the completion of the merger, to attract and retain superior individuals who, by virtue of their ability and qualifications, make important contributions to the business.

The affirmative vote of a majority of the combined number of shares of the MarketWatch common stock, represented in person or by proxy, at the MarketWatch special meeting and the Pinnacor common stock, represented in person or by proxy, at the Pinnacor special meeting that are exchanged into shares of Holdco common stock in connection the Pinnacor merger, on an as converted to Holdco common stock basis, is required for the adoption of the 2004 stock incentive plan. All Pinnacor stockholders are encouraged to vote upon this proposal, regardless of whether or not a Pinnacor stockholder elects to receive all or a portion of the merger consideration in cash. We will not know at the time of the Pinnacor special meeting the allocation of the merger consideration. As a result, due to the proration rules described elsewhere in this joint proxy statement-prospectus, Pinnacor stockholders who elect to receive all or a portion of the merger consideration in cash and therefore would not otherwise be entitled to vote upon this proposal with respect to the Pinnacor common stock to be exchanged for cash, may instead receive Holdco common stock, in which case such Pinnacor stockholders would be entitled to vote upon this proposal.

The Board of Directors of Holdco unanimously recommends a vote FOR the approval of the 2004 stock incentive plan.

A general description of the principal terms of the stock incentive plan as proposed is set forth below. This description is qualified in its entirety by the terms of the stock incentive plan, a copy of which is attached to this joint proxy statement-prospectus as Annex E and is incorporated herein by reference.

General Description

Purpose.    The purpose of the stock incentive plan is to provide the employees, directors and consultants of Holdco and any parent or subsidiary of Holdco, including MarketWatch and Pinnacor after the completion of the merger, an incentive, through ownership of Holdco’s common stock, to continue in service to any of Holdco, or a parent or subsidiary of Holdco, and to help each of the companies compete effectively with other enterprises for the services of qualified individuals.

Shares Reserved for Issuance under the Stock Incentive Plan.    If approved by the stockholders, a total of 4,300,000 shares of Holdco common stock will be initially reserved for issuance under the stock incentive plan. The maximum aggregate number of shares which may be issued pursuant to all awards will be increased by any shares (up to a maximum of 2,700,000 shares) that are represented by awards under MarketWatch’s 1998 equity incentive plan that are forfeited, expire or cancelled without delivery of the shares or which result in forfeiture of the shares back to Holdco on or after the closing date of the merger. The foregoing share reserve and share limitations are subject to adjustment in the event of a stock split, stock dividend, or other similar changes in the common stock or capital structure of Holdco.

Administration.    The stock incentive plan is administered, with respect to grants to employees, directors, officers, and consultants, by the plan administrator, defined as the board or one or more committees designated by the board. With respect to grants to officers and directors, the committee shall be constituted in such a manner as to satisfy applicable laws, including Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and Section 162(m) of the Internal Revenue Code.

Terms and Conditions of Awards.    The stock incentive plan provides for the grant of stock options, restricted stock, stock appreciation rights, dividend equivalent rights, performance units and performance shares, collectively referred to as “awards.” Stock options granted under the stock incentive plan may be either incentive stock options under the provisions of Section 422 of the Internal Revenue Code, or non-qualified stock options. Incentive stock options may be granted only to employees. Awards other than incentive stock options may be granted to employees, directors and consultants. Under the stock incentive plan, awards may be granted to such employees, directors or consultants who are residing in non-U.S. jurisdictions as the plan administrator may determine from time to time.

Subject to applicable laws, the plan administrator has the authority, in its discretion, to select employees, directors and consultants to whom awards may be granted from time to time, to determine whether and to what extent awards are granted, to determine the number of shares of Holdco’s common stock or the amount of other consideration to be covered by each award (subject to the limitations discussed below under the section captioned

“Section 162(m) of the Code”), to approve award agreements for use under the stock incentive plan, to determine the terms and conditions of any award, to reduce the exercise or purchase price of any award issued under the stock incentive plan, to cancel an award at a time when its exercise or purchase price exceeds the fair market value of the underlying shares in exchange for another award, to construe and interpret the terms of the stock incentive plan and awards granted, to establish additional terms, conditions, rules or procedures to accommodate the rules or laws of applicable non-U.S. jurisdictions and to take such other action not inconsistent with the terms of the stock incentive plan as the plan administrator deems appropriate.

Each award granted under the stock incentive plan shall be designated in an award agreement. In the case of an option, the option shall be designated as either an incentive stock option or a non-qualified stock option. To the extent that the aggregate fair market value of shares of Holdco’s common stock subject to options designated as incentive stock options which become exercisable for the first time by a participant during any calendar year exceeds $100,000, such excess options shall be treated as non-qualified stock options.

The term of incentive stock options granted under the stock incentive plan may not be for more than ten years (or five years in the case of incentive stock options granted to any participant who owns stock representing more than 10% of the combined voting power of Holdco or any parent or subsidiary of Holdco). The term of all other awards granted under the stock incentive plan will be as determined by the plan administrator.

The stock incentive plan authorizes the plan administrator to grant incentive stock options at an exercise price not less than 100% of the fair market value of the common stock on the date the option is granted (or 110%, in the case of incentive stock options granted to any employee who owns stock representing more than 10% of the combined voting power of Holdco or any parent or subsidiary of Holdco). The exercise price of non-qualified stock options shall not be less than 85% of the fair market value of the common stock on the date the award is granted. In the case of a stock appreciation right, the base amount on which the stock appreciation is calculated shall be not less than 85% of the fair market value of the common stock on the date of grant. The exercise price of options and stock appreciation rights intended to qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code shall not be less than 100% of the fair market value of the common stock on the date the award is granted. The exercise price is generally payable in cash, check, previously acquired shares of Holdco common stock or with respect to options, payment through a broker-dealer sale and remittance procedure.

Under the stock incentive plan, the plan administrator may establish one or more programs under the stock incentive plan to permit selected grantees the opportunity to elect to defer receipt of consideration payable under an award. The plan administrator also may establish under the stock incentive plan separate programs for the grant of particular forms of awards to one or more classes of grantees. The awards may be granted subject to vesting schedules and restrictions on transfer and repurchase or forfeiture rights in favor of the company as specified in the award agreements to be issued under the stock incentive plan.

Termination of Service.    An award may not be exercised after the termination date of such award as set forth in the award agreement. In the event a participant in the stock incentive plan terminates service with Holdco or any parent or subsidiary of Holdco, an award may be exercised only to the extent provided in the award agreement. Where an award agreement permits a participant to exercise an award following termination of service, the award shall terminate to the extent not exercised on the last day of the specified period or the last day of the original term of the award, whichever comes first. Any award designated as an incentive stock option, to the extent not exercised within the time permitted by law for the exercise of incentive stock options following the termination of employment, shall convert automatically to a non-qualified stock option and thereafter shall be exercisable as such to the extent exercisable by its terms for the period specified in the award agreement.

Transferability of Awards.    Under the stock incentive plan, incentive stock options may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised during the lifetime of the participant only by the participant. Other awards shall be transferable by will or by the laws of descent or distribution and to the extent provided in the award agreement. The stock incentive plan permits the designation of beneficiaries by holders of awards, including incentive stock options.

Section 162(m) of the Code.    The maximum number of shares with respect to which options and stock appreciation rights may be granted to a participant during a fiscal year of Holdco is 1,000,000 shares. In addition, in connection with a participant’s commencement of continuous service (as defined in the stock incentive plan), a participant may be granted options and stock appreciation rights for up to an additional 500,000 shares which shall not count against the limit set forth in the previous sentence. The foregoing limitations shall be adjusted proportionately by the plan administrator in connection with any change in Holdco’s capitalization due to a stock split, stock dividend or similar event affecting the Holdco common stock and its determination shall be final, binding and conclusive.

Under Internal Revenue Code Section 162(m), no deduction is allowed in any taxable year of Holdco for compensation in excess of $1.0 million paid to a covered employee (the chief executive officer and four most highly paid other executive officers who are serving in such capacities as of the last day of such taxable year as reported for securities law purposes). An exception to this rule applies to compensation that is paid pursuant to a stock incentive plan approved by stockholders and that specifies, among other things, the maximum number of shares with respect to which options and stock appreciation rights may be granted to eligible participants under such plan during a specified period. Compensation paid pursuant to options or stock appreciation rights granted under such a plan and with an exercise price equal to the fair market value of Holdco common stock on the date of grant is deemed to be inherently performance-based, since such awards provide value to participants only if the stock price appreciates. To the extent required by Section 162(m) of the Internal Revenue Code or the regulations thereunder, in applying the foregoing limitation, if any option or stock appreciation right is canceled, the cancelled award shall continue to count against the maximum number of shares of participant with respect to which an award may be granted to a participant.

For awards of restricted stock, performance shares and performance units that are intended to qualify as performance-based compensation, the maximum number of shares with respect to which such awards may be granted to a participant in any fiscal year of Holdco is 500,000 shares. In connection with a participant’s commencement of continuous service, a participant may be granted restricted stock, performance shares and performance units for up to an additional 250,000 shares which shall not count against the limit set forth in the previous sentence. For awards of dividend equivalent rights, performance units and other awards to be settled in cash that are intended to qualify as performance-based compensation, the maximum amount payable with respect to all such awards granted to any one participant in any fiscal year of Holdco is $2,000,000. In connection with a participant’s commencement of continuous service, the maximum amount payable with respect to all such awards granted to any one participant may be increased by an additional $1,000,000 which shall not count against the limit set forth in the previous sentence.

In order for stock based awards other than options, stock appreciation rights and cash based awards to qualify as performance-based compensation, the plan administrator must establish a performance goal with respect to such award in writing not later than 90 days after the commencement of the services to which it relates and while the outcome is substantially uncertain. In addition, the performance goal must be stated in terms of an objective formula or standard. The stock incentive plan contains a list of performance criteria that may be considered by the plan administrator when granting performance-based awards.

Change in Capitalization.    Subject to any required action by Holdco’s stockholders, the number of shares of common stock covered by outstanding awards, the number of shares of common stock that have been authorized for issuance under the stock incentive plan, the exercise or purchase price of each outstanding award, the maximum number of shares of common stock that may be granted subject to awards to any participant in a fiscal year, and the like, shall be proportionally adjusted by the plan administrator in the event of (i) any increase or decrease in the number of issued shares of common stock resulting from a stock split, stock dividend, combination or reclassification or similar event affecting the Holdco common stock, (ii) any other increase or decrease in the number of issued shares of common stock effected without receipt of consideration by Holdco or (iii) as the plan administrator may determine in its discretion, any other transaction with respect to common stock including a corporate merger, consolidation, acquisition of property or stock, separation (including a spin-off or other distribution of stock or property), reorganization, liquidation (whether partial or complete) or any similar transaction; provided, however, that conversion of any convertible securities of Holdco shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the plan administrator and its determination shall be final, binding and conclusive.

Corporate Transaction.    Effective upon the consummation of a corporate transaction (as described below), all outstanding awards shall terminate. However, all such awards shall not terminate to the extent the contractual obligations represented by the award are assumed by the successor entity. In the event an outstanding award is assumed or replaced by the successor entity and the participant is terminated by the successor entity without cause within 12 months after the corporate transaction, the award shall automatically become fully vested and exercisable for all of the shares at the time represented by the award. In the event an outstanding award is not assumed or replaced by the successor entity in connection with a corporate transaction, the award shall automatically become fully vested and exercisable for all of the shares at the time represented by the award, immediately prior to the specified effective date of such corporate transaction.

A corporate transaction includes (i) the sale of all or substantially all of Holdco’s assets, (ii) the complete dissolution or liquidation of Holdco, (iii) a merger or consolidation in which Holdco is not the surviving entity, (iv) any reverse merger in which Holdco is the surviving entity but in which securities possessing more than 40% of the total combined voting power of Holdco’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger, or (v) the acquisition in a single or series of related transactions by any person or related group of persons of beneficial ownership of securities possessing more than 50% of the total combined voting power of Holdco’s outstanding securities.

Amendment, Suspension or Termination of the Stock Incentive Plan.    The Holdco board of directors may at any time amend, suspend or terminate the stock incentive plan. The stock incentive plan will terminate ten years from the date of its approval by the stockholders of MarketWatch and Pinnacor, unless terminated earlier by the Holdco board of directors. To the extent necessary to comply with applicable provisions of federal securities laws, state corporate and securities laws, the Internal Revenue Code, the rules of any applicable stock exchange or national market system, and the rules of any non-U.S. jurisdiction applicable to awards granted to residents therein, the company shall obtain stockholder approval of any such amendment to the stock incentive plan in such a manner and to such a degree as required.

Certain Federal Tax Consequences

The following summary of the federal income tax consequences of stock incentive plan transactions is based upon federal income tax laws in effect on the date of this joint proxy statement-prospectus. This summary does not purport to be complete, and does not discuss state, local or non-U.S. tax consequences.

Non-Qualified Stock Options.    The grant of a non-qualified stock option under the stock incentive plan will not result in any federal income tax consequences to the participant or to Holdco. Upon exercise of a non-qualified stock option, the participant is subject to income taxes at the rate applicable to ordinary compensation income on the difference between the option exercise price and the fair market value of the shares on the date of exercise. This income is subject to withholding for federal income and employment tax purposes. Holdco is entitled to an income tax deduction in the amount of the income recognized by the participant, subject to possible limitations imposed by Section 162(m) of the Internal Revenue Code and so long as Holdco withholds the appropriate taxes with respect to such income (if required) and the participant’s total compensation is deemed reasonable in amount. Any gain or loss on the participant’s subsequent disposition of the shares of common stock will receive long or short-term capital gain or loss treatment, depending on whether the shares are held for more than one year following exercise. Holdco does not receive a tax deduction for any such gain.

Incentive Stock Options.    The grant of an incentive stock option under the stock incentive plan will not result in any federal income tax consequences to the participant or to Holdco. A participant recognizes no federal taxable income upon exercising an incentive stock option (subject to the alternative minimum tax rules discussed below), and the company receives no deduction at the time of exercise. The Internal Revenue Service has issued proposed regulations that would subject participants to withholding at the time participants exercise an incentive stock option for Social Security and Medicare taxes (but not income tax) based upon the excess of the fair market value of the shares on the date of exercise over the exercise price. These proposed regulations, if adopted, would be effective only for the exercise of an incentive stock option that occurs two years after the regulations are issued in final form. In the event of a disposition of stock acquired upon exercise of an incentive stock option, the tax consequences depend upon how long the participant has held the shares of common stock. If the participant does not dispose of the shares within two years after the incentive stock option was granted, nor within one year after the incentive stock option was exercised, the participant will recognize a long-term capital gain (or loss) equal to the difference between the sale price of the shares and the exercise price. Holdco is not entitled to any deduction under these circumstances.

If the participant fails to satisfy either of the foregoing holding periods, he or she must recognize ordinary income in the year of the disposition, or a disqualifying disposition. The amount of such ordinary income generally is the lesser of (i) the difference between the amount realized on the disposition and the exercise price or (ii) the difference between the fair market value of the stock on the exercise date and the exercise price. Any gain in excess of the amount taxed as ordinary income will be treated as a long or short-term capital gain, depending on whether the stock was held for more than one year. Holdco, in the year of the disqualifying disposition, is entitled to a deduction equal to the amount of ordinary income recognized by the participant, subject to possible limitations imposed by Section 162(m) of the Internal Revenue Code and so long as Holdco withholds the appropriate taxes with respect to such income (if required) and the participant’s total compensation is deemed reasonable in amount.

The “spread” under an incentive stock option (i.e., the difference between the fair market value of the shares at exercise and the exercise price) is classified as an item of adjustment in the year of exercise for purposes of the alternative minimum tax.

Restricted Stock.    The grant of restricted stock will subject the recipient to ordinary compensation income on the difference between the amount paid for such stock and the fair market value of the shares on the date that the restrictions lapse. This income is subject to withholding for federal income and employment tax purposes. Holdco is entitled to an income tax deduction in the amount of the ordinary income recognized by the recipient, subject to possible limitations imposed by Section 162(m) of the Internal Revenue Code and so long as Holdco withholds the appropriate taxes with respect to such income (if required) and the participant’s total compensation is deemed reasonable in amount. Any gain or loss on the recipient’s subsequent disposition of the shares will receive long or short-term capital gain or loss treatment depending on how long the stock has been held since the restrictions lapsed. Holdco does not receive a tax deduction for any such gain.

Recipients of restricted stock may make an election under Section 83(b) of the Internal Revenue Code, or the Section 83(b) election, to recognize as ordinary compensation income in the year that such restricted stock is granted, the amount equal to the spread between the amount paid for such stock and the fair market value on the date of the issuance of the stock. If such an election is made, the recipient recognizes no further amounts of compensation income upon the lapse of any restrictions and any gain or loss on subsequent disposition will be long or short-term capital gain to the recipient. The Section 83(b) election must be made within thirty days from the time the restricted stock is issued.

Stock Appreciation Rights, Performance Shares and Performance Units.    Recipients of stock appreciation rights, or SARs, performance shares and performance units generally should not recognize income until such rights are exercised (assuming there is no ceiling on the value of the right). Upon exercise, the participant will normally recognize taxable ordinary income for federal income tax purposes equal to the amount of cash and the fair market value of the shares, if any, received upon such exercise. Participants who are employees will be subject to withholding for federal income and employment tax purposes with respect to income recognized upon exercise of an SAR, performance share or performance unit. Participants will recognize gain upon the disposition of any shares received on exercise of an SAR, performance share or performance unit equal to the excess of (i) the amount realized on such disposition over (ii) the ordinary income recognized with respect to such shares under the principles set forth above. That gain will be taxable as long or short-term capital gain depending on whether the shares were held for more than one year.

Holdco will be entitled to a tax deduction to the extent and in the year that ordinary income is recognized by the participant, subject to possible limitations imposed by Section 162(m) of the Internal Revenue Code and so long as Holdco withholds the appropriate taxes with respect to such income (if required) and the participant’s total compensation is deemed reasonable in amount.

Dividends and Dividend Equivalents.    Recipients of stock-based awards that earn dividends or dividend equivalents will recognize taxable ordinary income on any dividend payments received with respect to unvested or unexercised shares subject to such awards, which income is subject to withholding for federal income and employment tax purposes. Holdco is entitled to an income tax deduction in the amount of the income recognized by a participant, subject to possible limitations imposed by Section 162(m) of the Internal Revenue Code and so long as Holdco withholds the appropriate taxes with respect to such income (if required) and the individual’s total compensation is deemed reasonable in amount.

New Plan Benefits

As of the date of this joint proxy statement-prospectus, no officer, outside director, no associate of any director or officer, or any employee of Holdco, or any parent or subsidiary of Holdco, has been granted any awards under the proposed stock incentive plan. The benefits to be received pursuant to the stock incentive plan by the directors, officers and employees of Holdco and any parent or subsidiary of Holdco, including MarketWatch and Pinnacor after the completion of the merger, are not determinable at this time.

APPROVAL OF HOLDCO’S 2004 EMPLOYEE STOCK PURCHASE PLAN

General

The stockholders of MarketWatch and Pinnacor, as the future stockholders of Holdco after the completion of the merger, are being asked to approve the adoption of a 2004 employee stock purchase plan for Holdco. The effectiveness of the 2004 employee stock purchase plan is contingent upon the requisite stockholder approval and the completion of the merger.

The purpose of the purchase plan is to provide employees of Holdco and any designated parent or subsidiary, including MarketWatch and Pinnacor after the completion of the merger, with an opportunity to purchase Holdco common stock through accumulated payroll deductions. It is Holdco’s intention to have the purchase plan qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code. Accordingly, the provisions of the purchase plan will be construed so as to extend and limit participation in the purchase plan in a manner consistent with the requirements of the Internal Revenue Code. The purchase plan is intended to enable Holdco and any designated parent or subsidiary to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to current employees, and to promote the success of the business.

The affirmative vote of a majority of the combined shares of the MarketWatch common stock, represented in person or by proxy, at the MarketWatch special meeting and the Pinnacor common stock, represented in person or by proxy, at the Pinnacor special meeting that are exchanged into shares of Holdco common stock in connection the Pinnacor merger, on an as converted to Holdco common stock basis, is required for the adoption of the 2004 employee stock purchase plan. All Pinnacor stockholders are encouraged to vote upon this proposal, regardless of whether or not a Pinnacor stockholder elects to receive all or a portion of the merger consideration in cash. We will not know at the time of the Pinnacor special meeting the allocation of the merger consideration. As a result, due to the proration rules described elsewhere in this joint proxy statement-prospectus, Pinnacor stockholders who elect to receive all or a portion of the merger consideration in cash and therefore would not otherwise be entitled to vote upon this proposal with respect to the Pinnacor common stock to be exchanged for cash, may instead receive Holdco common stock, in which case such Pinnacor stockholders would be entitled to vote upon this proposal.

The Board of Directors of Holdco unanimously recommends a vote FOR the approval of the 2004 employee stock purchase plan.

A general description of the principal terms of the purchase plan as proposed is set forth below. This description is qualified in its entirety by the terms of the purchase plan, a copy of which is attached to this joint proxy statement-prospectus as Annex F and is incorporated by reference herein.

General Description

Purpose.    The purpose of the purchase plan is to provide the employees of Holdco and any designated parent or subsidiary, including MarketWatch and Pinnacor after the completion of the merger, who participate in the purchase plan with an opportunity to purchase Holdco common stock through payroll deductions. The purchase plan, and the right of participants to make purchases thereunder, is intended to qualify as an “employee stock purchase plan” under the provisions of Section 423 the Internal Revenue Code. Employees (including officers and directors) of Holdco and any designated parent or subsidiary are eligible to participate in the purchase plan. Members of the Holdco board of directors who are not employees are not eligible to participate.

Shares Reserved for Issuance under the Purchase Plan.    If approved by the stockholders, a total of 500,000 shares of Holdco common stock will be initially reserved for issuance under the purchase plan. The number of shares reserved for issuance under the purchase plan will increase annually beginning on the first business day of the 2005 calendar year by an amount equal to the lesser of (i) 200,000 shares, (ii) the number of shares purchased under the purchase plan in the preceding calendar year, or (iii) a lesser number of shares determined by the Holdco board of directors. The foregoing share reserve and share limitations are subject to adjustment in the event of a stock split, stock dividend, or other similar change in the common stock or capital structure of Holdco.

Administration.    The purchase plan will be administered by the Holdco board of directors, or a committee of the board as designated by the board from time to time, which has the authority to determine the terms and conditions under which shares are to be offered and corresponding options are to be granted under the purchase plan for any offer period designated under the purchase plan during the term of the purchase plan, and to resolve all questions relating to the administration of the plan.

Eligibility.    Any person who is employed by Holdco or any designated parent or subsidiary of Holdco for at least 20 hours per week and more than five months in a calendar year is eligible to participate in the purchase plan, provided that the employee is employed prior to the beginning of an offer period and subject to certain limitations imposed by Section 423(b) of the Internal Revenue Code. Eligible employees become participants in the purchase plan by delivering to Holdco (or its designee) a subscription agreement authorizing payroll deductions prior to the commencement of the applicable offer period. A copy of the form subscription agreement for the purchase plan is attached as Exhibit A to the copy of purchase plan attached hereto as Annex F.

Terms and Conditions.    Initially the purchase plan will implemented by consecutive six month offer periods. The Holdco board of directors may alter the duration of the offer periods, up to a maximum of

27 months, without stockholder approval. The price per share at which shares are sold under the purchase plan is equal to the lower of (1) 85% of the fair market value of the common stock on the date of commencement of the offer period, or the enrollment date, and (2) 85% of the fair market value of the common stock on the exercise date. The fair market value of Holdco common stock on a given date is the closing sale price of the common stock on the Nasdaq Stock Market as of such date.

Notwithstanding the foregoing, no employee shall be granted an option under the purchase plan (1) if immediately after the grant of the option, the employee would own 5% or more of the total combined voting power or value of all classes of stock of Holdco or any designated parent or subsidiary (including stock which may be purchased under the purchase plan or issued pursuant to any other options), or (2) which would permit the employee to buy more than $25,000 worth of stock (determined at the fair market value of the shares at the time the option is granted) in any calendar year, and (iii) employees shall not be permitted in any offer period to purchase more than 5,000 shares. The number of shares of common stock which may be purchased is subject to adjustment in the event of a stock split, stock dividend or other similar change in the common stock or the capital structure of Holdco.

A participant may increase (up to the 15% maximum) or decrease (down to 1%) the rate of his or her payroll deduction for the remainder of an offer period by filling out a change of status notice and delivering it to Holdco (or its designee). A copy of the form change of status for the purchase plan is attached as Exhibit B to the copy of purchase plan attached hereto as Annex F. The reduced rate will become effective with the first full payroll period commencing ten business days after Holdco (or its designee) receives the form unless the company elects to process changes more quickly. The participant’s subscription agreement (as modified by any change of status notice) will remain in effect for the entire offer period and each subsequent offer period, the participant further modifies his subscription or terminates his participation in the purchase plan.

A participant’s interest in a given offer period may be terminated by delivering to Holdco (or its designee) a change of status notice which indicates the participant’s withdrawal from the purchase plan. Such withdrawal may be elected at any time prior to the end of the applicable offer period. Any withdrawal by the participant of accumulated payroll deductions for a given offer period automatically terminates the participant’s interest in that offer period. If a participant withdraws from an offer period, payroll deductions will not resume at the beginning of the succeeding offer period unless the participant delivers to Holdco (or its designee) a new subscription agreement. The failure to remain in the continuous employ of Holdco, or any designated parent or subsidiary, for at least 20 hours per week and more than five months in a calendar year during an offer period will be deemed to be a withdrawal from that offer period.

Upon termination of a participant’s employment relationship with Holdco, or any designated parent or subsidiary, such participant’s interest in the offer period will be automatically terminated and the payroll deductions credited to such participant’s account during the offer period but not yet used to purchase shares will be returned to such participant without the purchase of any shares.

Holdco makes no cash contributions to the purchase plan, but bears the expenses of administration.

Transferability.    No rights or accumulated payroll deductions of a participant under the purchase plan may be pledged, assigned or transferred for any reason and any such attempt may be treated by Holdco as an election to withdraw from the purchase plan.

Corporate Transaction.    In the event of a corporate transaction (as described below), each option under the purchase plan shall be assumed by such successor corporation, unless the plan administrator, in the exercise of its sole discretion and in lieu of such assumption, determines to shorten the offer period then in progress by setting a new exercise date. A corporate transaction includes (i) the sale of all or substantially all of Holdco’s assets, (ii) the complete dissolution or liquidation of Holdco, (iii) a merger or consolidation in which Holdco is not the surviving entity, (iv) any reverse merger in which Holdco is the surviving entity but in which securities possessing more than 40% of the total combined voting power of Holdco’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger, or (v) the acquisition in a single or series of related transactions by any person or related group of persons of beneficial ownership of securities possessing more than 50% of the total combined voting power of Holdco’s outstanding securities.

Amendment, Suspension or Termination of the Purchase Plan.    The Holdco board of directors may at any time amend, suspend or terminate the purchase plan. The purchase plan will terminate ten years from the date of its approval by the stockholders of MarketWatch and Pinnacor, unless terminated earlier by the Holdco board of directors. To the extent necessary to comply with applicable provisions of federal securities laws, state corporate and securities laws, the Internal Revenue Code, the rules of any applicable stock exchange or national market system, and the rules of any non-U.S. jurisdiction applicable to awards granted to residents therein, Holdco shall obtain stockholder approval of any such amendment to the purchase plan in such a manner and to such a degree as required.

Certain Federal Tax Consequences

The following summary of the federal income tax consequences of purchase plan transactions is based upon federal income tax laws in effect on the date of this joint proxy statement-prospectus. This summary does not purport to be complete, and does not discuss state, local or non-U.S. tax consequences.

The purchase plan and the right of participants to make purchases thereunder are intended to qualify under the provisions of Section 421 and 423 of the Internal Revenue Code. Under these provisions, no income will be taxable to a participant at the time of grant of the option or purchase of shares. Amounts deducted from a participant’s pay under the purchase plan are part of the employee’s regular compensation and remain subject to federal, state and local income and employment withholding taxes.

Upon disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon the participant’s holding period. If the shares have been held by the participant for more than two years after the date of option grant and for more than one year from the purchase date of the shares, the lesser of (i) 15% of the fair market value of the shares on the date the option was granted or (ii) the difference between the fair market value of the shares on the date of the disposition of the shares and the purchase price will be treated as ordinary income. This amount of ordinary income will be added to a participant’s basis in the shares and any further gain will be treated as long-term capital gain. If the shares are disposed of before the expiration of the 2-year and 1-year holding periods described above, the excess of the fair market value of the shares on the exercise date over the purchase price will be treated as ordinary income. This amount of ordinary income will be added to a participant’s basis in the shares and any further gain or loss on such disposition will be long-term or short-term capital gain or loss, depending on the holding period.

There currently is no income tax withholding required upon the purchase or disposition of the shares by a participant. However, in the future, a participant may be subject to employment tax withholding (e.g., Social Security and Medicare) at the time of purchase. The United States Internal Revenue Service has issued proposed regulations which, if adopted, would subject a participant to withholding for Social Security and Medicare taxes (not including income tax) at the time of purchase based upon the difference between the fair market value of the shares on the date of purchase and the purchase price of the shares. These proposed regulations, if adopted, would be effective only for purchases under the purchase plan that occur two years after the regulations are issued in final form.

Holdco is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income reported by participants upon disposition of shares within two years from date of grant or within one tax year of the date of purchase (subject to the requirements of reasonableness). Holdco is required to report to the Internal Revenue Service any ordinary income recognized by a participant as a result of a disposition if such information is available to it. In the future, Holdco may be required to withhold (from a participant’s salary) the amount due as taxes on such ordinary income.

New Plan Benefits

As of the date of this joint proxy statement-prospectus, no director who is also an employee, officer or employee has been granted any awards under the proposed purchase plan. Outside directors of Holdco are not eligible to participate in the purchase plan. The benefits to be received pursuant to the stock incentive plan by the employee directors, officers and employees of Holdco and any designated parent or subsidiary, including MarketWatch and Pinnacor after the completion of the merger, are not determinable at this time.

Neither MarketWatch nor Pinnacor presently intends to bring any matters other than those described in this joint proxy statement-prospectus before its special meeting. Further, neither MarketWatch nor Pinnacor has any knowledge of any other matters that may be introduced by other persons. If any other matters do properly come before either company’s special meeting or any adjournment or postponement of either company’s special meeting, the persons named in the enclosed proxy forms of MarketWatch or Pinnacor, as applicable, will vote the proxies in keeping with their judgment on such matters.

STOCKHOLDER PROPOSALS

Holdco.  Subject to the completion of the merger, Holdco will hold an annual stockholder meeting in 2004 at such time and place to be determined by Holdco’s board of directors. Holdco stockholders will be appropriately notified of the time, place and transactions to be considered at the 2004 annual meeting of stockholders in accordance with the procedures set forth in Holdco’s certificate of incorporation and bylaws, as well as in compliance with Delaware law and the rules and regulations of the Securities and Exchange Commission.

MarketWatch.    MarketWatch will hold an annual stockholder meeting in 2004 only if the merger has not already been completed. MarketWatch’s bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders. In general, stockholder proposals and director nominations intended to be presented at MarketWatch’s 2004 annual meeting of stockholders must be received by the company at its corporate headquarters at 825 Battery Street, San Francisco, CA 94111, Attn: Douglas S. Appleton, Secretary, between March 1, 2004 and March 31, 2004, in order to be considered at the 2004 annual meeting. This notice requirement does not apply to (i) any stockholder holding at least twenty-five percent (25%) of MarketWatch’s outstanding common stock, or (ii) any stockholder who has an agreement with MarketWatch for the nomination of a person or persons for election to the board of directors. A copy of the full text of the bylaw provisions discussed above may be obtained by writing to MarketWatch’s Secretary at its corporate headquarters. In addition to MarketWatch’s bylaw provisions, stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at the 2004 annual meeting of the stockholders must be received by MarketWatch’s Secretary at its corporate headquarters no later than December 31, 2003, in order to be considered for inclusion in MarketWatch’s proxy materials for that meeting. The proxy holders will have discretionary authority to vote on any stockholder proposal presented at the 2004 annual meeting if MarketWatch fails to receive notice of such stockholder’s proposal for the meeting by March 15, 2004.

Pinnacor.    Pinnacor will hold an annual stockholder meeting in 2004 only if the merger has not already been completed. Stockholders may submit proposals on matters appropriate for stockholder action at the 2004 annual meeting of stockholders, consistent with regulations adopted by the Securities and Exchange Commission and Pinnacor’s bylaws. Proposals to be considered for inclusion in the proxy statement for Pinnacor’s 2004 annual meeting of stockholders must be received at Pinnacor’s principal executive offices at 601 West 26th Street, 13th Floor, New York, New York 10001: Attn: Francis Sheehan, Secretary, not later than December 31, 2003. Pinnacor’s bylaws provide, in general, that any stockholder wishing to have a stockholder proposal, other than a stockholder proposal included in Pinnacor’s proxy statement pursuant to Rule 14a-8, considered at an annual meeting of stockholders, must provide timely notice in writing. To be timely, a stockholder’s notice must be delivered to or mailed and received at Pinnacor’s principal executive offices not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. However, in the event that the annual meeting is called for a date that is not within 30 days before or after that anniversary date, notice by the stockholder in order to be timely must be received not later than the close of business on the tenth day following the date on which notice of the date of the annual meeting was mailed to stockholders or made public, whichever first occurs. Pinnacor’s bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders. Any such proposals should be mailed to Pinnacor’s principal executive offices to the attention of Francis Sheehan, Secretary. In addition, pursuant to Rule 14a-4 of the Exchange Act, if a stockholder wishing to have a stockholder proposal considered at an annual meeting of stockholders fails to notify Pinnacor in a timely fashion as described above, Pinnacor may use discretionary authority to vote when the proposal is raised at the annual meeting, without any discussion of the matter in the proxy statement.

WHERE YOU CAN FIND MORE INFORMATION

You should rely only on the information contained in this document or that which Holdco, MarketWatch and Pinnacor have referred you to. Holdco, MarketWatch and Pinnacor have not authorized anyone to provide you with any additional information.

Holdco has filed a registration statement on Form S-4 under the Securities Act with the Securities and Exchange Commission with respect to Holdco’s common stock to be issued in the merger. This joint proxy statement-prospectus constitutes the prospectus of Holdco filed as part of the registration statement. This joint proxy statement-prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted as provided by the rules and regulations of the Securities and Exchange Commission. The registration statement and its exhibits are available for inspection at the public reference facilities of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such information should be obtainable by mail, upon payment of the Securities and Exchange Commission’s customary charges, by writing to the Securities and Exchange Commission’s principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain information by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a website at www.sec.gov that contains reports, proxy statements and other information relating to MarketWatch and Pinnacor that have been filed via the EDGAR System. Such material should also be available for inspection at the offices of the Nasdaq National Market, located at 20 Broad Street, New York, New York 10005.

If you have any questions about the merger, please call MarketWatch Investor Relations at (415) 733-0500 if you are a MarketWatch stockholder or Mellon Investor Services at (877) 215-4706 (Toll Free) for the U.S., Canada or Puerto Rico or at (201) 329-8660 (Collect) for outside of the U.S., if you are a Pinnacor stockholder.

This joint proxy statement-prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this joint proxy statement-prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this joint proxy statement-prospectus nor any distribution of securities pursuant to this joint proxy statement-prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this joint proxy statement-prospectus by reference or in its affairs since the date of this joint proxy statement-prospectus. The information contained in this joint proxy statement-prospectus with respect to MarketWatch was provided by MarketWatch and the information contained in this joint proxy statement-prospectus with respect to Pinnacor was provided by Pinnacor.

MARKETWATCH.COM, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30, 2003	December 31, 2002
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$47,855	$43,328
Accounts receivable, net	5,804	5,364
Prepaid expenses	2,255	696

Total current assets	55,914	49,388
Property and equipment, net	4,435	6,680
Goodwill, net	22,429	22,429
Other assets	128	148

Total assets.	$82,906	$78,645

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,270	$3,198
Accrued expenses	6,169	4,233
Deferred revenue	1,464	917

Total current liabilities	10,903	8,348

Stockholders’ equity:
Preferred stock	—	—
Common stock	180	171
Additional paid-in capital	322,508	320,993
Contribution receivable	—	(56)
Accumulated deficit	(250,685)	(250,811)

Total stockholders’ equity	72,003	70,297

Total liabilities and stockholders’ equity	$82,906	$78,645

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MARKETWATCH.COM, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Net revenues:
Advertising	$5,907	$4,556	$16,481	$13,545
Licensing	5,214	6,143	16,176	18,667
Subscriptions	455	283	1,137	598

Total net revenues	11,576	10,982	33,794	32,810
Cost of net revenues	4,601	4,306	13,028	12,394

Gross profit	6,975	6,676	20,766	20,416

Operating expenses:
Product development	1,444	1,898	5,040	5,194
General and administrative	2,812	2,685	8,545	8,584
Sales and marketing	2,534	2,997	7,439	17,690

Total operating expenses	6,790	7,580	21,024	31,468

Income (loss) from operations	185	(904)	(258)	(11,052)
Interest income	115	180	384	545

Net income (loss)	$300	$(724)	$126	$(10,507)

Basic net income (loss) per share	$0.02	$(0.04)	$0.01	$(0.62)

Diluted net income (loss) per share	$0.02	$(0.04)	$0.01	$(0.62)

Shares used in the calculation of basic net income (loss) per share	17,382	17,028	17,267	16,925

Shares used in the calculation of diluted net income (loss) per share	18,754	17,028	18,503	16,925

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MARKETWATCH.COM, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Nine Months Ended September 30,
	2003	2002
Cash flows provided by operating activities:
Net income (loss)	$126	$(10,507)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Provision for bad debt	(66)	201
Depreciation and amortization	2,883	3,629
Non-cash charges from stockholder	56	9,555
Changes in operating assets and liabilities:
Accounts receivable	(374)	1,345
Prepaid expenses and other assets	(540)	(127)
Accounts payable and accrued expenses	1,462	616
Deferred revenue	547	(48)

Net cash provided by operating activities	4,094	4,664

Cash flows used in investing activities:
Purchase of property and equipment	(778)	(1,461)
Pinnacor acquisition costs	(313)	—
Purchase of Hulbert Financial Digest	—	(231)

Net cash used in investing activities	(1,091)	(1,692)

Cash flows provided by financing activities:
Issuance of common stock	1,524	453

Net cash provided by financing activities	1,524	453

Net change in cash	4,527	3,425
Cash and cash equivalents at the beginning of the period	43,328	37,637

Cash and cash equivalents at the end of the period	$47,855	$41,062

Supplemental disclosure of non-cash activity:
Acquisition cost for Pinnacor included in prepaid expenses and accounts payable	$686	$—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MARKETWATCH.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 1—Organization and Nature of Business

The Company

MarketWatch.com, Inc. (the “Company”) is a leading multimedia source for financial news and information. It was formed on October 29, 1997 as a Delaware limited liability company, and was jointly owned by Data Broadcasting Corporation, now known as Interactive Data Corporation (“IDC”), and CBS Broadcasting Inc. (“CBS”), with each owning a 50% interest in the Company. In January 1999, the Company reorganized as a corporation and completed an initial public offering of 3,162,500 shares of common stock. After the initial public offering, CBS and IDC each owned approximately 38% of the Company. In February 2000, IDC completed a merger with the specialist asset valuation business, or the FTAM, of the Financial Times Group, which is a part of Pearson plc. (“Pearson”). In January 2001, an affiliate of Pearson plc acquired IDC’s 34.1% stake in the Company.

Basis of Presentation

The interim financial data as of September 30, 2003 and for the three and nine months ended September 30, 2003 and 2002 is unaudited; however, in the opinion of the Company the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim periods. The results of operations for such periods are not necessarily indicative of the results expected for a full year or for any future period. These consolidated financial statements should be read in conjunction with the consolidated financial statements and related notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

During the first nine months ended September 30, 2003 the Company reclassified certain broadcast and membership center revenues, previously disclosed as “Other,” into advertising revenues. Prior periods have been adjusted to be comparable with the current presentation.

Note 2—Stock Based Compensation

The Company accounts for its stock-based employee compensation agreements in accordance with the provisions of Accounting Principles Board Opinion No. 25 (APB No.25), “Accounting for Stock Issued to Employees,” and its related interpretations, and has adopted the disclosure-only alternative of Statement of Financial Accounting Standards No. 123 (SFAS 123), as amended by Statement of Financial Accounting Standards No. 148 (SFAS 148), “Accounting for Stock-Based Compensation.” In accounting for stock-based transactions with non-employees, the Company records compensation expense in accordance with SFAS 123 and Emerging Issues Task Force 96-18, “Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.”

MARKETWATCH.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table illustrates the effect on income from continuing operations and earnings per share if the Company had applied the fair-value recognition provisions of SFAS 123 to stock-based employee compensation. The estimated fair value of each Company option is calculated using the Black-Scholes option-pricing model.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
	(in thousands, except per share data)
Net income (loss):
As reported	$300	$(724)	$126	$(10,507)
Stock-based employee compensation expense determined under fair value based method	$(646)	(904)	$(2,091)	$(2,980)

Pro forma net loss	$(346)	$(1,628)	$(1,965)	$(13,487)

Net income (loss) per share:
As reported, basic	$0.02	$(0.04)	$0.01	$(0.62)

As reported, diluted	$0.02	$(0.04)	$0.01	$(0.62)

Pro forma, basic	$(0.02)	$(0.10)	$(0.11)	$(0.80)

Pro forma, diluted	$(0.02)	$(0.10)	$(0.11)	$(0.80)

The Company calculated the fair value compensation expense associated with its stock-based employee compensation plans using the Black-Scholes model. The following assumptions were used for valuing option grants for the three and nine months ended September 30, 2003 and 2002: no dividend yield, weighted-average expected option term of fits years, risk-free interest rates of 1.9% and 3.8%, respectively, for the three months and 2.3% and 4.1%, respectively, for the nine months, and volatility factors of 55% and 105%, respectively, for the three months and 73% and 105%, respectively, for the nine months. The assumptions were used for calculating compensation expense associated with the employee stock purchase plan for the three and nine months ended September 30, 2003 and 2002 were: no dividend yield, weighted-average term of six months, risk-free interest rates of 1.2% and 1.7%, respectively, for the three months and 1.4% and 1.7%, respectively, for the nine months and volatility factors of 60% and 105%, respectively, for the three months and 76% and 105%, respectively, for the nine months.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company’s stock options have characteristics significantly different from those of traded options, and because changes with respect to the subjective assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

Because additional stock options are expected to be granted each year, the above pro forma disclosures are not representative of pro forma effects on reported financial results for future periods.

MARKETWATCH.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 3—Net Income (Loss) Per Share

Basic net income (loss) per share is computed using the weighted average number of shares of common stock. Diluted net income (loss) per share is computed using the weighted average number of shares of common stock and common equivalent shares outstanding during the period. Common equivalent shares consist of stock options (using the treasury stock method). Common equivalent shares are excluded from the computation if their effect is anti-dilutive.

Options to purchase 3,069,602 and 3,317,360 shares of common stock were outstanding at September 30, 2003 and 2002, respectively. Common equivalent shares of 1,372,061 and 1,236,108 were included in the computation of diluted net income per share for the three months and nine ended September 30, 2003, respectively, and they were related to shares issuable upon the exercise of stock options. Diluted loss per share for the three and nine-month periods ended September 30, 2002 is based only on the weighted-average number of shares outstanding during each of the periods, as the inclusion of any common share equivalents would have been anti-dilutive.

Note 4—Related Party Transactions

Under its license agreement with CBS, the Company expensed $839,000 and $745,000 for the three months ended September 30, 2003 and 2002, respectively, and $2.1 million and $1.9 million for each of the nine months ended September 30, 2003 and 2002, respectively, related to the licensing of CBS news content and trademarks. In addition, the Company recorded advertising expenses of $0 and $242,000 at rate card value for the three months ended September 30, 2003 and 2002, respectively, and $56,000 and $9.6 million for the nine months ended September 30, 2003 and 2002, respectively, for in-kind advertising and promotion provided by CBS. Rental payments to CBS for leasing of certain facilities were $320,000 and $286,000 for the three months ended September 30, 2003 and 2002, respectively, and $949,000 and $832,000 for the nine months ended September 30, 2003 and 2002, respectively.

Licensing revenues from IDC were $0 and $300,000 for the three months ended September 30, 2003 and 2002, respectively, and $0 and $900,000 for the nine months ended September 30, 2003 and 2002, respectively. Licensing revenues from FT.com and Financial Times, subsidiaries of Pearson, were $367,000 and $420,000 for the three months ended September 30, 2003 and 2002, respectively, and $1.2 million and $1.4 million for the nine months ended September 30, 2003 and 2002, respectively. The Company recognized costs to IDC of $119,000 and $135,000 for the three months ended September 30, 2003 and 2002, respectively, and $516,000 and $427,000 for the nine months ended September 30, 2003 and 2002, respectively, for data feeds. In addition, the Company recognized revenues of $610,000 and $533,000 for the three months ended September 30, 2003 and 2002, respectively, and $1.9 million and $1.6 million for the nine months ended September 30, 2003 and 2002, respectively, from television and radio programming on CBS stations. The Company recognized costs to CBS of $337,000 and $422,000 for the three months ended September 30, 2003 and 2002, respectively, and $923,000 and $1.3 million for the nine months ended September 30, 2003 and 2002, respectively, for production of television and radio programming.

IDC purchased $16,000 and $0 for the three months ended September 30, 2003 and 2002, respectively, and $38,000 and $33,000 for the nine months ended September 30, 2003 and 2002, respectively, of advertising under an insertion order.

At September 30, 2003 and December 31, 2002, $266,000 and $532,000, respectively, were included in accounts receivable for radio and television revenue due from CBS. In addition, $23,000 and $135,000, respectively, were included in the Company’s accounts receivable related to licensing and subscription revenues

MARKETWATCH.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

due from IDC, and $12,000 and $0, respectively, were included in the Company’s accounts receivable related to licensing revenues due from FT.com and Financial Times, subsidiaries of Pearson. At September 30, 2003 and December 31, 2002, the Company had a liability of $837,000 and $807,000, respectively, owed to CBS for royalty fees, a liability of $860,000 and $930,000, respectively, owed to CBS for television production and facilities costs, and a liability of $178,000 and $70,000, respectively, to IDC for data feeds.

Direct charges for subscription revenues for certain IDC data feeds were $9,000 and $10,000 for the three months ended September 30, 2003 and 2002, respectively, and $30,000 and $47,000 for the nine months ended September 30, 2003 and 2002, respectively.

Note 5—Restructuring Charges

In the second quarter of 2001, the Company implemented a plan to reduce costs and improve operating efficiencies by discontinuing initiatives and enhancements of its wireless and broadband businesses, and recorded a restructuring charge of $1.4 million. The restructuring charge consisted primarily of severance and benefits of $300,000 related to the involuntary termination of approximately 35 employees; the estimated lease costs of $510,000 pertaining to future obligations for non-cancelable lease payments for excess facilities; and the write-off of leasehold improvements, furniture and fixtures, software and computer equipment with a net book value of $530,000. The assets were taken out of service, as they were deemed unnecessary due to the reductions in workforce. In addition, the Company accrued for legal and consulting costs of $70,000 related to the restructuring. As of September 30, 2003, the Company had $30,000 remaining in its restructuring accrual for lease costs and other expenses. The remaining accrual will be paid in cash and the restructuring will be complete by December 31, 2003.

Note 6—Segment Reporting

The Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information,” establishes standards for reporting information about operating segments in a company’s financial statements. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. The Company operates in one segment.

Note 7—Acquisition and Related Litigation

The Company and Pinnacor Inc. (“Pinnacor”), formerly known as ScreamingMedia, signed a definitive agreement on July 22, 2003 whereby the Company will acquire Pinnacor. Under the terms of the agreement, a new company (“Holdco”) with two wholly-owned subsidiaries, Pine Merger Sub, Inc. (“Pine Merger Sub”) and Maple Merger Sub, Inc. (“Maple Merger Sub”), were formed to combine the businesses of the Company and Pinnacor. Each Company stockholder will receive one share of Holdco common stock for each share of the Company common stock held by such stockholder. Each Pinnacor stockholder will have the right to receive either $2.42 in cash or 0.2659 of a share of Holdco common stock for each share of Pinnacor common stock held by such stockholder, subject to proration. The aggregate consideration to be paid to Pinnacor stockholders will be approximately $44.0 million in cash and approximately 6.5 million shares of Holdco common stock. The acquisition is subject to customary closing conditions, including the approval of the Company and Pinnacor stockholders.

On July 24, 2003, a shareholder class action lawsuit was filed against Pinnacor, Pinnacor’s current directors, a Pinnacor officer, and the Company in the Delaware Court of Chancery. The plaintiff filed an amended

MARKETWATCH.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

complaint on September 17, 2003, which named Holdco, Pine Merger Sub and Maple Merger Sub as defendants to the action. The lawsuit purports to be a class action filed on behalf of holders of Pinnacor common stock who allegedly are or will be threatened with injury arising from actions by the defendants in connection with the proposed transaction. The lawsuit alleges that Pinnacor’s directors breached their fiduciary duties in proceeding with the sale of Pinnacor to the Company by agreeing to an inadequate purchase price, which fails adequately to compensate Pinnacor stockholders for the loss of control of the company. The lawsuit alleges that the Company knowingly aided and abetted these breaches of fiduciary duty in some unspecified way. The lawsuit also alleges that the Registration Statement on Form S-4, which was filed by Holdco, contained material misrepresentations and omissions which render it defective. The lawsuit seeks an unspecified amount of damages and also an injunction against consummation of the proposed transaction. The plaintiff has moved for expedited discovery and has requested the production of documents from Pinnacor and the Company. Pinnacor and the Company have begun producing documents responsive to the plaintiff’s request.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of MarketWatch.com, Inc.

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of MarketWatch.com, Inc. and its subsidiary at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 10 to the consolidated financial statements, the Company changed its method of accounting for goodwill and other intangible assets during 2002 in accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.”

PricewaterhouseCoopers LLP

San Francisco, California

January 27, 2003

MARKETWATCH.COM, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	December 31,
	2002	2001
ASSETS
Current assets:
Cash and cash equivalents	$43,328	$37,637
Accounts receivable, net of allowances for bad debts of $450 and $752 at December 31, 2002 and 2001, respectively	5,364	8,263
Prepaid expenses	696	756

Total current assets	49,388	46,656
Property and equipment, net	6,680	9,533
Goodwill, net	22,429	21,179
Other assets	148	145

Total assets	$78,645	$77,513

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,198	$4,004
Accrued expenses	4,233	4,162
Deferred revenue	917	296

Total current liabilities	8,348	8,462

Commitments and contingencies (Note 6)
Stockholders’ equity:
Preferred stock, $.01 par value; 5,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $ .01 par value; 30,000,000 shares authorized; 17,060,711 shares and 16,741,530 shares issued and outstanding at December 31, 2002 and 2001, respectively	171	168
Additional paid-in capital	320,993	319,940
Contribution receivable	(56)	(9,899)
Accumulated deficit	(250,811)	(241,158)

Total stockholders’ equity	70,297	69,051

Total liabilities and stockholders’ equity	$78,645	$77,513

The accompanying notes are an integral part of these consolidated financial statements.

MARKETWATCH.COM, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Years ended December 31,
	2002	2001	2000
Net revenues:
Online advertising	$16,036	$17,988	$34,952
Licensing	24,631	24,775	15,809
Other	3,857	3,093	3,146

Total net revenues	44,524	45,856	53,907
Cost of net revenues	16,339	18,623	21,012

Gross profit	28,185	27,233	32,895

Operating expenses:
Product development	6,954	8,308	8,725
General and administrative	11,315	12,600	14,211
Sales and marketing	20,279	29,975	47,130
Amortization of goodwill and intangibles	—	51,542	51,382
Restructuring costs	—	1,409	—

Total operating expenses	38,548	103,834	121,448

Loss from operations	(10,363)	(76,601)	(88,553)
Interest income	710	1,554	2,285
Loss in joint venture	—	(1,476)	(4,995)

Net loss	$(9,653)	$(76,523)	$(91,263)

Basic and diluted net loss per share	$(0.57)	$(4.60)	$(5.83)

Shares used in the calculation of basic and diluted net loss per share	16,959	16,648	15,659

The accompanying notes are an integral part of these consolidated financial statements.

MARKETWATCH.COM, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands, except share data)

	Common Stock		Additional Paid-in Capital	Deferred Compensation	Contribution Receivable	Accumulated Deficit	Total
	Shares	Amount
Balances, December 31, 1999	13,926,677	$139	$231,746	$(413)	$(8,952)	$(73,372)	$149,148
Issuance of common stock upon exercise of options	341,098	3	1,702				1,705
Amortization of deferred compensation				43			43
Compensation and other expenses related to option grants				370			370
Issuance of shares to DBC	1,136,814	12	42,988				43,000
Issuance of shares to CBS	341,044	4	12,997				13,001
Capital contribution receivable from CBS	795,770	8	29,992		(30,000)		—
Advertising received from CBS					17,413		17,413
Net loss						(91,263)	(91,263)

Balances, December 31, 2000	16,541,403	166	319,425	—	(21,539)	(164,635)	133,417
Issuance of common stock upon exercise of options	60,962	1	79				80
Issuance of common stock through employee stock purchase plan	139,165	1	436				437
Advertising received from CBS					11,640		11,640
Net loss						(76,523)	(76,523)

Balances, December 31, 2001	16,741,530	168	319,940	—	(9,899)	(241,158)	69,051
Issuance of common stock upon exercise of options	18,491	—	67				67
Issuance of common stock through employee stock purchase plan	162,039	2	387				389
Issuance of common stock upon acquisition of Hulbert Financial Digest	138,651	1	599				600
Advertising received from CBS					9,843		9,843
Net loss						(9,653)	(9,653)

Balances, December 31, 2002	17,060,711	$171	$320,993	$—	$(56)	$(250,811)	$70,297

The accompanying notes are an integral part of these consolidated financial statements.

MARKETWATCH.COM, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years ended December 31,
	2002	2001	2000
Cash flows provided by (used in) operating activities:
Net loss	$(9,653)	$(76,523)	$(91,263)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Provision for bad debt	—	1,020	1,046
Depreciation and amortization	4,753	57,713	56,196
Loss in joint venture	—	1,476	4,995
Noncash charges from stockholder	9,843	11,640	17,413
Changes in operating assets and liabilities:
Accounts receivable	2,978	2,555	(4,811)
Prepaid expenses and other assets	73	2,160	684
Accounts payable and accrued expenses	(746)	(2,469)	3,272
Deferred revenue	74	108	(156)

Net cash provided by (used in) operating activities	7,322	(2,320)	(12,624)

Cash flows used in investing activities:
Sale of short-term investments	—	—	4,979
Purchase of property and equipment	(1,856)	(4,440)	(9,210)
Acquisition of business, net of cash acquired	(231)	—	—
Investment in joint venture	—	(1,476)	(4,995)

Net cash used in investing activities	(2,087)	(5,916)	(9,226)

Cash flows provided by financing activities:
Issuance of common stock	456	517	57,706

Net cash provided by financing activities	456	517	57,706

Net change in cash	5,691	(7,719)	35,856
Cash and cash equivalents, at beginning of period	37,637	45,356	9,500

Cash and cash equivalents, at end of period	$43,328	$37,637	$45,356

Supplemental non-cash financing activities:
Common stock issued for acquisition of business	$600	—	—

The accompanying notes are an integral part of these consolidated financial statements.

MARKETWATCH.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Organization and Nature of Business

The Company

MarketWatch.com, Inc. (the “Company”), a leading multimedia source of financial news and information, was formed on October 29, 1997 in the state of Delaware as a limited liability company and was jointly owned by Data Broadcasting Corporation (“DBC”), now known as Interactive Data Corporation (“IDC”), and CBS Broadcasting Inc. (“CBS”), with each member owning a 50% interest in the Company.

In connection with the formation of the limited liability company, the Company, CBS and DBC entered into a contribution agreement (the “Contribution Agreement”), under which DBC contributed to the Company cash and DBC’s existing “Online/News” business, which primarily consisted of customer contracts and intellectual property, and CBS agreed to provide $50.0 million of rate card amount advertising and promotions over a period of five years in return for its ownership interest. Subsequently, the $50.0 million rate card amount was revised to $30.0 million upon completion of the Company’s initial public offering (see Note 3).

In addition, CBS and the Company entered into a license agreement dated October 29, 1997 (the “License Agreement”) where CBS, in exchange for a royalty of 30% of net advertising revenue, as defined, granted to the Company the non-exclusive right and license to use certain CBS news content and registered trademarks, including the CBS “Eye” design, until October 29, 2005, subject to termination on the occurrence of certain events. Subsequently, the 30% royalty was decreased to 8% (see Note 3). In addition, the Company entered into a services agreement with DBC (the “Services Agreement”) on October 29, 1997 under which DBC charged the Company for certain general services, the Company receives payment from DBC for supplying news and the Company receives a fee for licensing MarketWatch RT and MarketWatch Live.

On January 6, 2000, the Company entered into a joint venture agreement with the Financial Times Group, a part of Pearson plc, a British media company (“Pearson”) to establish Financial Times Marketwatch.com (Europe) Limited, an Internet provider of real time business news, financial programming and analytical tools. Under the agreement, the Company licensed its trademark and technology to the joint venture, contributed certain domain names and 500,000 pounds sterling in exchange for 500,000 shares of the joint venture. The Financial Times contributed trademarks for an ongoing royalty fee, provided 15.0 million pounds sterling worth of rate card advertising over five years and contributed 500,000 pounds sterling in cash for 500,000 shares in the joint venture. The Company recorded 50% of the loss incurred by FT MarketWatch.com based on our ownership percentage and accounted for the joint venture under the equity method.

In October 2001, the Company signed a non-binding memorandum of understanding (“MOU”) to transfer its ownership of the joint venture to the Financial Times Group. Since the Company no longer had a commitment to fund the joint venture, previously recorded losses of $645,000 were reversed during the three months ended September 30, 2001. In November 2001, the Company completed the sale and purchase agreement finalizing the transfer of ownership in the joint venture to the Financial Times Group. As part of the ownership transfer, the Company signed a transitional services agreement with the Financial Times Group under which the Company would migrate the technology developed for the joint venture Web site to the Financial Times Group for a fee. The agreement also assigned certain equipment to the Company that was owned by the joint venture. In addition, the Company signed a license agreement with the Financial Times Group under which it will provide content and tools for a monthly fee. The total contributions to the joint venture for the years ended December 31, 2001 and 2000 were $1.5 million and $5.0 million, respectively.

On May 5, 2000, the Company issued 1,136,814 shares of the Company’s common stock to DBC for $43.0 million in cash and the same number of shares to CBS for $13.0 million in cash and $30.0 million in rate card advertising and promotion, expiring May 5, 2002. The remaining $56,000 of rate card advertising and promotion from CBS has been extended through April 25, 2003.

In January 2001, an affiliate of Pearson acquired Data Broadcasting Corporation’s 34.1% stake in the Company.

MARKETWATCH.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 2—Summary of Significant Accounting Policies

Basis of Presentation

Investments in entities in which the Company can exercise significant influence, but are less than majority-owned and are not otherwise controlled by the Company, are accounted for under the equity method.

The Company operates in one segment.

The consolidated financial statements include the accounts of MarketWatch.com and its wholly owned subsidiary. All significant intercompany balances and transactions have been eliminated.

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect amounts reported in the consolidated financial statements. Actual results could differ from those estimates.

Revenue Recognition

The Company generates its net revenues from three primary sources: the sale of advertising on the Company’s Web sites; the license of content; and other revenues including television, radio, membership fees, and subscription products.

Advertising revenues, derived from the sale of advertisements and sponsorships on the Company’s Web sites, are recognized using the lesser of the ratio of impressions delivered over total guaranteed impressions or on a straight line basis over the term of the contract in the period the advertising is displayed, provided that no significant Company obligations remain and collection of the resulting receivable is probable. Company obligations typically include guarantees of a minimum number of “impressions” or times that an advertisement is viewed by users of the Company’s Web sites. Additionally, certain sponsorship agreements provide links to third-party Web sites and generate either fixed transaction fees for monthly access or variable fees, which are dependent upon the number of transactions consummated at the third-party Web site by linked customers. Such amounts are recognized as revenue in the month earned.

Licensing revenues consist of revenue earned from the licensing of MarketWatch content and tools. License revenues consist of fixed monthly amounts related to the license of financial tools and news content that are recognized ratably over the term of the licensing agreement or amounts based on the number of qualified account holders.

Other revenues consist of revenue from the Company’s television and radio shows, membership center revenues, and subscription revenues. The Company produces a weekend television program for distribution on CBS affiliates and daily radio broadcasts for distribution by Westwood One Radio Network. The Company shares in the revenue earned through the sale by CBS sales forces and Westwood One of advertising space during its television and radio programming, respectively. Revenue for the television program is recognized as the shows are aired and revenue is earned. Revenue for the radio show is recognized monthly as advertisements are run and earned. Membership center revenues consist of fees for leads generated from promotions placed in the membership center section of the Company’s Web site. Membership center customers pay MarketWatch a fixed fee for each customer that comes to their site and registers for their product from the Company’s Web site. Revenue from the membership center is recognized in the month the leads are generated. Subscription revenue relates to customer subscriptions to the Hulbert Financial Digest, a publication devoted to tracking and analyzing investment newsletters, and the IDC online services, MarketWatch RT and MarketWatch Live, which provide subscribers access to real-time exchange data and analytical products and are sold through the Company’s Web sites. Revenue from subscriptions is recognized ratably over the subscription period. Deferred revenues relate to prepayments of license and advertising contracts and subscription fees for which amounts have been collected but for which revenue has not been recognized.

MARKETWATCH.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Revenues from barter transactions, in accordance with the provisions of Accounting Principles Board Opinion No. 29 (“APB 29”), “Accounting for Nonmonetary Transactions,” are recognized during the period in which the advertisements are displayed on the Company’s Web sites. Under the provisions of APB 29, barter transactions are recorded at the fair value of the goods or services received. For the years ended December 31, 2002, 2001 and 2000, the Company recognized $483,000, $1.5 million and $508,000, respectively, in barter revenue.

The Company did not record barter revenue and the related expenses for advertising provided to AOL under an agreement in accordance with Emerging Issues Task Force 99-17, (“EITF 99-17”) “Accounting for Advertising Barter Transactions”. Under the provisions of EITF 99-17, revenue and expense should be recognized at fair value from an advertising barter transaction only if the fair value of the advertising surrendered in the transaction is determinable based on the entity’s own historical practice of receiving cash, marketable securities, or other consideration that is readily convertible to a known amount of cash for similar advertising from buyers unrelated to the counterparty in the barter transaction. Since these criteria were not met with respect to the Company’s barter agreement with AOL, the Company did not recognize revenue.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Property and Equipment

Property and equipment is recorded at cost and depreciated using the straight-line method over its estimated useful life, ranging from three to five years. Leasehold improvements are amortized using the straight-line method over the shorter of their useful lives or the remaining lease term. Depreciation and amortization expense relating to property and equipment for the years ended December 31, 2002, 2001 and 2000 was $4.8 million, $5.1 million and $3.3 million, respectively.

Intangible Assets and Goodwill

On January 1, 2002, the Company adopted SFAS No. 142, “Goodwill and other Intangible Assets” and ceased amortization of the Company’s goodwill balance. In lieu of amortization, the Company was required to perform an impairment review of its goodwill balance upon the initial adoption of SFAS No. 142 and, thereafter, periodically evaluate goodwill for impairment. The Company will use a two-step process to evaluate impairment. The first step is to identify a potential impairment by comparing the fair value of the Company to the carrying value, including goodwill. The second step of the goodwill impairment test measures the amount of the impairment loss (measured as of the beginning of the year of adoption), if any. The Company has completed the impairment review under SFAS No. 142 and has determined that an adjustment for impairment will not be required.

Amortization of goodwill and intangibles for the years ended December 31, 2002, 2001 and 2000 was $0, $52.0 million and $52.4 million, respectively, of which $0, $416,000 and $1.0 million, respectively, was included in cost of sales.

Net Loss per Share

The Company computes net loss per share in accordance with the provisions of Statement of Financial Accounting Standards No. 128 (“SFAS 128”), “Earnings per Share” and SEC Staff Accounting Bulletin No. 98 (“SAB 98”). Under the provisions of SFAS 128 and SAB 98, basic and diluted net loss per share are computed by dividing the net loss available to common stockholders for the period by the weighted average number of common shares outstanding for the period. The calculation of diluted net loss per share excludes all shares of common stock issuable upon exercise of employee stock options, as the effect of the exercise would be anti-dilutive.

MARKETWATCH.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Options to purchase 3,281,723, 1,828,026, and 3,033,537 shares of common stock were outstanding at December 31, 2002, 2001 and 2000, respectively, but were not included in the computation of diluted net loss per share because inclusion of such options would have been anti-dilutive.

Product Development Costs

Costs attributable to the development of new products are expensed as incurred. The Company develops software that enables users to access information on its Web sites and subscription services. Development costs incurred prior to technological feasibility are expensed as incurred. Costs eligible for capitalization have been immaterial for all periods presented.

Promotion and Advertising

Advertising costs are expensed as incurred. Promotion and advertising provided by CBS under the Contribution Agreement are recognized as an expense during the period in which the services are provided based on the rate card value of such services (See Notes 3 and 8). Advertising expense for the years ended December 31, 2002, 2001 and 2000 was $11.0 million, $15.1 million and $26.3 million, respectively.

Income Taxes

Income taxes are computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to a significant concentration of credit risk consist primarily of cash and cash equivalents and accounts receivable. Management deposits its cash with six financial institutions. Management periodically performs credit evaluations of its customers’ financial condition and generally does not require collateral on accounts receivable. As of December 31, 2002, 2001 and 2000, none of the Company’s customers accounted for 10% or more of its gross accounts receivable. The fair value of accounts receivable approximates cost due to their short-term nature.

Comprehensive Income

Effective January 1, 1998, the Company adopted the provisions of Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income,” which establishes standards for reporting comprehensive income and its components in consolidated financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources. During each of the three years in the period ended December 31, 2002, the Company has not had any significant transactions that are required to be reported in comprehensive income.

Stock-Based Compensation

The Company accounts for its stock-based employee compensation agreements in accordance with the provisions of Accounting Principles Board Opinion No. 25 (“APB No.25”), “Accounting for Stock Issued to Employees” and its related interpretations and complies with the disclosure provisions of Statement of Financial Accounting Standards No. 123 (“SFAS No. 123”), “Accounting for Stock Based Compensation.” In accounting for stock-based transactions with non-employees, the Company records compensation expense in accordance with SFAS No. 123 and Emerging Issues Task Force 96-18, “Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.”

MARKETWATCH.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table illustrates the effect on income from continuing operations and earnings per share if the Company had applied the fair-value recognition provisions of SFAS No. 123 to stock-based employee compensation. The estimated fair value of each Company option is calculated using the Black-Scholes option-pricing model.

	Year ended December 31,
	2002	2001	2000
Net loss:
As reported	$(9,653)	$(76,523)	$(91,263)
Stock-based employee compensation expense determined under fair value based method	(3,964)	(3,692)	(13,927)

Pro forma	$(13,617)	$(80,215)	$(105,190)

Net loss per share:
As reported	$(0.57)	$(4.60)	$(5.83)

Pro forma	$(0.80)	$(4.82)	$(6.72)

The Company calculated the fair value compensation expense associated with its stock-based employee compensation plans using the Black-Scholes model. The following assumptions were used for valuing option grants for the years ended December 31, 2002, 2001 and 2000: no dividend yield, weighted-average expected option term of four years, risk-free interest rates of 3.4%, 4.2% and 4.2%, respectively, and volatility factors of 105%, 115% and 108%, respectively. The assumptions used related to calculating compensation expense associated with the Purchase Plan for the years ended December 31, 2002, 2001 and 2000 were: no dividend yield, weighted-average term of six months, risk-free interest rates of 1.8%, 2.6% and 6.2%, respectively, and volatility factors of 105%, 115% and 118%, respectively.

According to the Black-Scholes option-pricing model, the weighted-average estimated fair value of employee stock option grants during 2002, 2001 and 2000 was $2.93, $2.44, and $15.66 per option, respectively, and the weighted-average fair value of shares granted under the Purchase Plan for the years ended December 31, 2002, 2001 and 2000 was $2.40, $2.37 and $5.51, respectively.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company’s stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

Because additional stock options are expected to be granted each year, the above pro forma disclosures are not representative of pro forma effects on reported financial results for future years.

Recently Issued Accounting Pronouncements

In December 2002, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 148 (“SFAS 148”), “Accounting for Stock-Based Compensation—Transition and Disclosure.” SFAS 148 amends the Statement of Financial Accounting Standards Statement No. 123 (“SFAS 123”), “Accounting for Stock-Based Compensation.” Although the standard does not require use of fair

MARKETWATCH.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

value method of accounting for stock-based employee compensation, it does provide alternative methods of transition. It also amends the disclosure provisions of SFAS 123 and APB Opinion No. 28 (“APB 28”), “Interim Financial Reporting,” to require disclosure in the summary of significant accounting policies of the effects of an entity’s accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim consolidated financial statements. These amended transition and annual disclosure requirements are effective for interim periods and fiscal years ending after December 15, 2002. The Company will adopt this standard for its first quarter of fiscal year 2003.

Note 3—Agreements with CBS and Pearson

In January 1999, the Company entered into a Stockholders’ Agreement (“Stockholders’ Agreement”) with CBS and IDC under which CBS reduced the advertising commitment from the Contribution Agreement to an aggregate rate card amount of $30.0 million in return for a change in the royalty rate payable under the License Agreement, extension of the License Agreement to 2005 and modification to certain non-competition provisions. Additionally, both CBS and Pearson, which acquired IDC’s 34.1% stake in the Company (see Note 1), have a right of first refusal in the event either party desires to sell any securities of the Company to a third-party or if the Company issues new securities.

In addition, the Company and CBS entered into an Amended and Restated License Agreement (the “Amended and Restated License”), which became effective immediately prior to the initial public offering. Under the Amended and Restated License, in return for the right to use the CBS name and logo as well as the CBS Television Network news content, the Company is obligated to pay a royalty to CBS of: (i) during 1999: (a) 8% of Gross Revenues (as defined below) in excess of $500,000 and up to and including $50.5 million and (b) 6% of Gross Revenues in excess of $50.5 million; and (ii) in subsequent years through the termination of the license agreement on October 29, 2005: (a) 8% of Gross Revenues up to and including $50.0 million and (b) 6% of Gross Revenues in excess of $50.0 million.

CBS has the right to terminate the agreement in certain circumstances, including the Company’s breach of a material term or condition of the agreement, insolvency, bankruptcy or other similar proceeding, discontinuance of use of the MarketWatch logo without providing an acceptable substitute, or acquisition or issuance of certain percentages of the Company’s common stock or voting power by or to a CBS competitor. In addition, CBS has retained significant editorial control over the use and presentation of the CBS news content and the CBS logo and has the ability to prevent the Company from displaying certain types of content, which are unacceptable to CBS.

Gross Revenues means gross operating revenues that are derived from an Internet service or Web site that provides information or services of a financial nature or uses the CBS trademarks licensed to the Company. Gross Revenues excludes certain revenues including those from Pearson, an amount equal to certain commissions paid to sales representatives and an amount equal to certain revenues attributable to an acquired company’s results of operations for the 12 months prior to the acquisition.

The terms of the Amended and Restated License do not prohibit CBS from licensing its name and logo to another Web site or Internet service that does not have as its primary function and its principal theme and format the delivering of comprehensive real-time or delayed stock market quotations and financial news in the English language to consumers. CBS is also not prohibited from licensing its news content to, or investing in, another Web site or Internet service.

In January 1999, the Company and IDC entered into an Amended and Restated Services Agreement (the “Amended Services Agreement”), in which IDC would provide the Company with hosting services, software

MARKETWATCH.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

programming assistance, data feeds, communications lines, office space and related facilities, network operations and Web site management services, as well as certain administrative and engineering services if requested by the Company. The Amended Services Agreement provides for IDC to grant the Company certain nonexclusive licenses to its data and information feeds and provides for certain network Web site hosting performance standards. IDC also paid the Company a monthly per subscriber fee ranging from $2.50 to $5.00, subject to a monthly minimum of $100,000 through October 2002, for delivery of the Company’s news to all IDC subscribers, as defined. The Company is also required to pay IDC 25% and 75% of subscription revenues for MarketWatch RTTM and MarketWatch LiveTM, respectively. The term of the Amended Services Agreement will expire on October 29, 2005.

In January 1999, the Company, CBS and Pearson entered into a Registration Rights Agreement (“Registration Agreement”). CBS and Pearson, and their affiliates and permitted transferees, were given certain registration rights for the securities of the Company held by them under the Registration Agreement.

In October 1999, CBS committed to provide advertising and promotions over a five-year period in return for its ownership position (see Note 1). The Company had recorded the $50.0 million commitment by CBS as a contribution receivable and reduced the receivable and recorded an expense based on the rate card amount of the advertising and promotion during the period provided. Under the terms of the Stockholders’ Agreement, the Company recorded a $20.0 million reduction to the contribution receivable and additional paid-in capital upon completion of the initial public offering. Under the terms of the stock purchase agreement that was entered into with CBS in March 2000, CBS agreed to provide an additional $30.0 million in advertising during the period from March 1, 2000 through April 25, 2003. As of December 31, 2002, CBS had delivered $29.9 million rate card amount of promotion and advertising under this commitment.

Note 4—Balance Sheet Components

Allowance for bad debts was as follows (in thousands):

	Years ended December 31,
	2002	2001	2000
Balance at beginning of period	$752	$628	$280
Charged to expenses	—	1,020	1,046
Write-off’s, net of recoveries	(302)	(896)	(698)

Balance at end of period	$450	$752	$628

Prepaid expenses were as follows (in thousands):

	December 31,
	2002	2001
Prepaid marketing	$239	$552
Other	457	204

	$696	$756

MARKETWATCH.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Property and equipment, net, consisted of the following (in thousands):

	December 31,
	2002	2001
Computers and equipment	$12,288	$11,767
Leasehold improvements	5,931	5,712
Furniture and fixtures	2,126	2,126

	$20,345	19,605
Less accumulated depreciation and amortization	(13,665)	(10,072)

Total property and equipment, net	$6,680	$9,533

Accrued expenses were as follows (in thousands):

	December 31,
	2002	2001
Accrued television production	$661	$715
Accrued royalty	807	812
Accrued compensation	1,432	1,258
Restructuring accrual	110	345
Deferred rent	745	530
Accrued other	478	502

	$4,233	$4,162

Note 5—Income Taxes

The components of the net deferred tax assets and liabilities were as presented below (in thousands):

	Years ended December 31,
	2002	2001	2000
Deferred tax assets:
Net operating loss carryforwards	$40,107	$37,446	$29,695
Property and equipment	3,595	3,377	1,281
Accruals and reserves	1,062	704	443

Total deferred tax assets	44,764	41,527	31,419
Deferred tax liabilities:
Intangible assets	—	(115)	(449)

Net deferred tax asset	44,764	41,412	30,970
Less valuation allowance	(44,764)	(41,412)	(30,970)

Deferred tax asset	$—	$—	$—

Due to the uncertainty surrounding the realization of the favorable tax attributes in future tax returns, the Company has placed a valuation allowance against its deferred tax asset. The valuation allowance for the years ended December 31, 2002, 2001 and 2000 increased by $3.4 million, $10.4 million, and $15.7 million, respectively.

At December 31, 2002, the Company had federal and state net operating loss carry-forwards of approximately $105.1 million and $75.0 million, respectively, available to offset future regular taxable income.

MARKETWATCH.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company’s net operating loss carryforwards expire on various dates after the year 2004 if not utilized. The availability of net operating losses to offset future taxable income may be limited as a result of ownership changes in 1999. The amount of such limitations, if any, has not been determined.

Deferred tax assets and related valuation allowances of approximately $23.0 million relate to certain U.S. operating loss carryforwards resulting from the exercise of employee stock options, the tax benefit of which, when recognized, will be accounted for as a credit to additional paid-in capital rather than a reduction of the income tax provision

The difference between the income tax benefit at the statutory rate of 34% and the Company’s effective tax rate was due primarily to the valuation allowance established to offset the deferred tax asset. The provision for income tax was different than the amount computed using the applicable statutory federal income tax rate with the difference for the years summarized below:

	Years ended December 31,
	2002	2001	2000
Provision computed at federal statutory rate	(34)%	(34)%	(34)%
State taxes, net of federal benefit	(4)	(5)	(5)
Amortization of goodwill	—	26	23
Other permanent differences	3	(1)	(1)
Tax losses not benefited	35	14	17

Provision for income taxes	—%	—%	—%

Note 6—Commitments and Contingencies

Leases

The Company subleased office space from CBS for its corporate headquarters in San Francisco, California through 2008, and its operations in New York City through 2010. In addition, the Company leases space in Minneapolis, Washington D.C., Chicago, Los Angeles, Boston and Dallas. Rent expense under the leased properties was $1.7 million, $1.6 million and $744,000 for the years ended December 31, 2002, 2001 and 2000, respectively. Future annual minimum lease payments under the leases are as follows (in thousands):

Year ending December 31,
2003	$1,843
2004	1,775
2005	1,901
2006	1,977
2007	2,043
Thereafter	1,712

$11,251

Commitments

The Company has entered into employment agreements with eight of its officers. These agreements expire through December 2004. Such agreements provide for annual salary levels ranging from $120,000 to $315,000, as well as annual bonuses of up to 100% of the base salary.

MARKETWATCH.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of December 31, 2002, the Company is committed to paying $1.5 million to AOL over the next two years in fulfillment of an agreement. AOL has the unilateral right to cancel the agreement in November 2003. If AOL cancels the agreement in 2003, the Company’s commitment would be reduced to $842,000. Under the agreement, the Company created a co-branded site that enables AOL members to access CBS.MarketWatch.com content and investment management tools through the AOL portal. The Company and AOL have also agreed to collaborate in sales and marketing efforts.

The Company maintains agreements with independent content providers for certain news, stock quotes and other information. The terms of these agreements are generally one to two years, with optional extension periods ranging from one to three years.

Contingencies

From time to time, the Company is subject to legal proceedings and claims in the ordinary course of business. The Company is not currently aware of any legal proceedings or claims that will have a material adverse effect on the Company’s financial position or results of operations.

Several plaintiffs have filed class action lawsuits in federal court against the Company, certain of its current and former officers and directors and its underwriters in connection with its January 1999 initial public offering. The complaints generally assert claims under the Securities Act, the Exchange Act and rules promulgated by the Securities and Exchange Commission. The complaints seek class action certification, unspecified damages in an amount to be determined at trial, and costs associated with the litigation, including attorneys’ fees. The Company believes that the lawsuits and claims asserted against MarketWatch.com pursuant to these class action complaints are without merit and intends to vigorously defend against these claims. The Company does not believe that any of these legal proceedings will have a material adverse effect on the Company’s results of operations. However, due to the inherent uncertainties of litigation, the Company cannot accurately predict the ultimate outcome of the litigation.

Note 7—Employee Benefit Plans

401K

The Company has a 401(k) deferred savings plan covering substantially all employees. Employee contributions were matched 25% by the Company, up to a maximum of $2,500 per employee per year in 2002 and 33% up to a maximum of $2,500 per year for 2001 and 2000. Matching contributions by the Company in the years ended December 31, 2002, 2001 and 2000 were approximately $192,000, $348,000 and $327,000, respectively.

Employee Stock Purchase Plan

Effective August 15, 2000, the Company’s Board of Directors adopted the Employee Stock Purchase Plan (the “Purchase Plan”), which provides for the issuance of a maximum of 500,000 shares of the Company’s common stock. Eligible employees can have up to 15% of their earnings withheld, up to certain maximums, to be used to purchase shares of the Company’s common stock on every February 14th and August 14th. The price of the common stock purchased under the Purchase Plan will be equal to 85% of the lower of the fair market value of the common stock on the commencement date of each six-month offering period or the specified purchase date. In addition, on each January 1, the aggregate number of shares of the Company’s common stock reserved for issuance under the Plan shall be increased automatically by a number of shares purchased under the Plan in the preceding calendar year, provided that the Board may in its sole discretion reduce the amount of the increase in any particular year. During the years ended December 31, 2002 and 2001, 162,039 and 139,165 shares, respectively, were purchased under the Purchase Plan. At December 31, 2002, 337,961 shares were available under the Purchase Plan for future issuance.

MARKETWATCH.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Stock Option Plans

In 1998, the Board of Directors adopted the 1998 Equity Incentive Plan (the “1998 Plan”) and the 1998 Directors’ Stock Option Plan (the “1998 Directors’ Plan”) and all outstanding employee options became part of the 1998 Plan. The 1998 Plan and 1998 Directors’ Plan became effective upon the completion of the Company’s initial public offering. Stockholders have approved both plans. In each of the calendar years 2000 and 2002, the Board of Directors reserved and stockholders subsequently approved an additional 1,500,000 shares for issuance under the 1998 Plan. In 2002, the Board of Directors reserved and the stockholders subsequently approved an additional 50,000 shares for issuance under the 1998 Directors plan. To date, the Company has reserved an aggregate of 4.65 million shares for issuance under both plans.

The 1998 Plan allows for the issuance of incentive stock options and non-qualified stock options. The 1998 Directors Plan allows for the issuance of non-qualified stock options. The stated exercise price of all options granted are not less than 100% of the fair market value on the date of grant. Options are generally granted for a term of ten years and vest one-third after each year of service over a three-year period.

Pursuant to the consummation of the acquisition of BigCharts during 1999, the Company assumed the BigCharts, Inc. 1995 Stock Plan (the “BigCharts Plan”). Options issued under the BigCharts Plan become exercisable over varying periods as provided in the individual plan agreements. BigCharts had issued 585,824 shares under the BigCharts Plan.

In June 2001, the Company offered a voluntary stock option exchange program that provided the Company’s employees and directors the opportunity to cancel certain stock options of the Company’s common stock, in exchange for new options to purchase 75% of the shares subject to the cancelled options six months and one day after the options were cancelled. The new options would be granted on or after January 19, 2002 at the then fair market value of the Company’s common stock. Options to purchase approximately 2.7 million shares were eligible for the exchange program. On July 18, 2001, the Company cancelled options to purchase approximately 989,000 shares, and granted new options to purchase approximately 725,000 shares on January 22, 2002.

The following summarizes the activity in the Company’s stock option plans:

	Options Outstanding	Weighted Average Exercise Price
Options outstanding, December 31, 1999	1,892,826	$21.11

Options granted at fair value	1,666,838	$20.80
Options cancelled	(335,029)	$35.68
Options exercised	(341,098)	$5.02

Options outstanding, December 31, 2000	2,883,537	$21.31

Options granted at fair value	572,010	$3.17
Options cancelled	(1,566,559)	$31.51
Options exercised	(60,962)	$1.32

Options outstanding, December 31, 2001	1,828,026	$8.15

Options granted at fair value	1,617,318	$4.04
Options cancelled	(145,130)	$7.73
Options exercised	(18,491)	$3.65

Options outstanding, December 31, 2002	3,281,723	$6.17

MARKETWATCH.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 31, 2002, 2001 and 2000, 1,203,569, 1,125,757 and 258,913 options were available for future grant, respectively, and 1,429,107, 813,651 and 806,432 options were exercisable, respectively. The weighted average exercise price and weighted average remaining contractual life of the vested options were $8.66 and 8.16 years, respectively, at December 31, 2002; $9.80 and 8.08 years, respectively, at December 31, 2001; and $13.18 and 8.62 years, respectively, at December 31, 2000.

For the year ended December 31, 2000, the Company expensed $43,000 of deferred compensation representing the difference between the deemed fair value by the Company’s Board of Directors of the common stock on the date of grant and the option exercise price on the date of grant. Deferred compensation was amortized over the three-year vesting period of the options. There were no amounts expensed related to deferred compensation for the years ended December 31, 2002 and 2001.

The following table summarizes information about options at December 31, 2002:

	Options Outstanding			Options Exercisable
Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$ 1.32 - $ 1.32	10,892	4.62	$1.32	10,892	$1.32
$ 1.74 - $ 3.91	1,180,780	8.99	$3.51	206,388	$3.06
$ 3.95 - $ 6.00	1,735,152	7.94	$4.15	894,495	$4.14
$ 7.50 - $11.00	102,965	5.34	$8.42	101,070	$8.37
$11.38 - $17.00	34,934	6.98	$14.29	27,932	$14.66
$18.81 - $26.00	75,840	7.38	$24.13	50,557	$24.13
$28.81 - $42.00	120,160	6.99	$37.57	116,773	$37.58
$49.19 - $74.00	21,000	6.65	$55.64	21,000	$55.64

$ 1.32 - $74.00	3,281,723	8.16	$6.17	1,429,107	$8.66

The Company recorded amortization expense of $370,000 for the year ended December 31, 2000 in connection with stock options issued for services. The Company estimated the fair value of options issued for services using the Black-Scholes option pricing model using the following assumptions: no dividend yield, weighted average contracted option term of 10 years, risk free interest rate of 4.94%, and an expected volatility factor of 97%. There were no amortization expenses related to the issuance of stock options for services for the years ended December 31, 2002 or 2001.

Note 8—Related Party Transactions

Under its license agreement with CBS, the Company expensed $2.8 million, $2.8 million, and $3.8 million for the years ended December 31, 2002, 2001 and 2000, respectively, related to licensing of CBS news content and trademarks. In addition, the Company has recorded advertising expenses of $9.8 million, $11.6 million, and $17.4 million at rate card value for the years ended December 31, 2002, 2001 and 2000, respectively, for advertising and promotion provided by CBS. Rental payments to CBS for leasing of certain facilities were $1.1 million, $1.1 million, and $559,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

Licensing revenues from IDC were $1.0 million, $1.4 million, and $2.7 million for the years ended December 31, 2002, 2001 and 2000, respectively. Licensing revenues from FT.com and Financial Times, subsidiaries of Pearson, were $1.8 million, $1.3 million and $374,000 for the years ended December 31, 2002,

MARKETWATCH.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2001 and 2000, respectively. The Company recognized costs to IDC of $641,000, $934,000 and $452,000, for the years ended December 31, 2002, 2001 and 2000, respectively, for data feeds. In addition, the Company recognized revenue of $2.2 million, $2.6 million and $2.6 million for the years ended December 31, 2002, 2001 and 2000, respectively, from television and radio programming on CBS stations. The Company recognized costs to CBS of $1.6 million, $1.5 million, and $969,000 for the years ended December 31, 2002, 2001 and 2000, respectively, for production of the television and radio programming.

IDC purchased $33,000, $123,000, and $298,000 for the years ended December 31, 2002, 2001 and 2000, respectively, of advertising under an insertion order. In 2000 IDC provided certain general services including accounting, network operations, hosting of the Company’s Web pages and data feeds totalling $735,000.

At December 31, 2002 and 2001, $532,000 and $1.0 million, respectively, were included in accounts receivable for radio and television revenue due from CBS; $135,000 and $338,000, respectively, were included in accounts receivable for license revenue due from IDC; and $0 and $406,000, respectively, were included in total accounts receivable for license revenue due from FT.com and Financial Times Information, Ltd. At December 30, 2002 and 2001, the Company had a liability of $807,000 and $812,000, respectively, owed to CBS for royalty fees and a liability of $70,000 and $218,000, respectively, due to IDC for data feeds.

Direct charges for subscription revenues for certain IDC data feeds were $58,000 and $136,000 for the years ended December 31, 2002 and 2001, respectively. Under the terms of the Amended and Restated Services Agreement, IDC agreed to provide the Company with certain general services including accounting, network operations, hosting of the Company’s Web pages and data feeds. Allocated charges for these services totaled $106,000 for the year ended December 31, 2001.

An executive of the Company was also a member of the Board of Directors of two customers. For the year ended December 31, 2000, an aggregate of $175,000 of advertising revenues were attributable to these customers.

Note 9—Restructuring Charges

In the second quarter of 2001, the Company implemented a plan to reduce costs and improve operating efficiencies by discontinuing initiatives and enhancements of our wireless and broadband businesses, and recorded a restructuring charge of $1.4 million. The restructuring charge consisted primarily of severance and benefits of $300,000 related to the involuntary termination of approximately 35 employees; the estimated lease costs of $510,000 pertaining to future obligations for non-cancellable lease payments for excess facilities; and the write-off of leasehold improvements, furniture and fixtures, software and computer equipment with a net book value of $530,000. The assets were taken out of service as they were deemed unnecessary due to the reductions in workforce. In addition, the Company accrued for legal and consulting costs of $70,000 related to the restructuring. As of December 31, 2002, the Company had paid out $300,000 related to severance and employee costs, $412,000 related to obligations under non-cancellable lease obligations, and $57,000 related to legal and consulting costs. At December 31, 2002, $110,000 remains to be paid out for lease costs and other expenses. The remaining accrual will be paid in cash and the restructuring will be complete by December 31, 2003.

MARKETWATCH.COM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 10—Change in Accounting for Goodwill and Certain Other Intangibles

In accordance with SFAS No. 142, goodwill amortization was discontinued as of January 1, 2002. The carrying amount of goodwill at December 31, 2002 totaled $22.4 million. Supplemental comparative disclosure as if the change had been retroactively applied to the prior year periods is as follows (in thousands, except per share amounts):

	Year Ended December 31,
	2002	2001	2000
Reported net loss	$(9,653)	$(76,523)	$(91,263)
Add back: Goodwill amortization	—	50,830	50,830
Add back: Intangible amortization	—	1,130	1,555

Adjusted net loss	$(9,653)	$(24,563)	$(38,878)

Basic and dilluted net loss per share:
Reported net loss per share	$(0.57)	$(4.60)	$(5.83)
Goodwill amortization	—	3.05	3.25
Intangible amortizaton	—	0.07	0.10

Adjusted net loss per share:	$(0.57)	$(1.48)	$(2.48)

Note 11—Comparative Quarterly Financial Data (unaudited) (in thousands, except share data)

	Quarter Ended
	March 31	June 30	September 30	December 31
2002
Net revenues	$9,816	$12,012	$10,982	$11,714
Gross profit	$5,942	$7,798	$6,676	$7,769
Net income (loss)	$(5,651)	$(4,132)	$(724)	$854
Net income (loss) per share, basic	$(0.34)	$(0.24)	$(0.04)	$0.05
Net income (loss) per share, diluted	$(0.34)	$(0.24)	$(0.04)	$0.05
Shares used in per share calculation, basic	16,792	16,954	17,028	17,060
Shares used in per share calculation, diluted	16,792	16,954	17,028	17,488

	Quarter Ended
	March 31	June 30	September 30	December 31
2001
Net revenues	$11,813	$11,868	$10,528	$11,647
Gross profit	$7,003	$7,094	$6,001	$7,135
Net loss	$(19,919)	$(19,711)	$(16,045)	$(20,848)
Net loss per share, basic and diluted	$(1.20)	$(1.19)	$(0.96)	$(1.25)
Shares used in per share calculation, basic and diluted	16,573	16,607	16,678	16,733

PINNACOR INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2003	December 31, 2002
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$29,040,526	$15,098,184
Marketable securities	18,690,656	35,611,212
Accounts receivable, net of allowance for doubtful accounts of $570,000 and $620,000 as of September 30, 2003 and December 31, 2002, respectively	4,262,244	5,253,667
Prepaid expenses	1,865,368	1,142,691

Total current assets	53,858,794	57,105,754
PROPERTY AND EQUIPMENT—Net of accumulated depreciation and amortization	4,530,796	5,791,930
GOODWILL	34,887,862	34,874,692
OTHER INTANGIBLE ASSETS—Net of accumulated amortization	1,945,833	2,302,083
OTHER ASSETS	612,585	793,866

TOTAL ASSETS	$95,835,870	$100,868,325

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$5,445,409	$4,610,897
Accrued restructuring and other expenses	550,413	765,292
Deferred revenue	4,869,331	8,333,593
Current portion of capital lease obligations	1,058,875	1,576,174

Total current liabilities	11,924,028	15,285,956
NONCURRENT LIABILITIES:
Capital lease obligations, less current portion	417,938	1,181,496

Total liabilities	12,341,966	16,467,452

STOCKHOLDERS’ EQUITY:
Common stock, $0.01 par value, 100,000,000 shares authorized and 45,310,095 and 44,848,386 issued and 40,885,316 and 40,539,207 outstanding at September 30, 2003 and December 31, 2002	453,101	448,484
Additional paid-in capital	225,591,769	225,121,104
Warrants	1,708,304	1,708,304
Deferred compensation	(315,799)	(118,233)
Treasury stock, 4,424,779 and 4,309,179 shares at September 30, 2003 and December 31, 2002, respectively, at cost	(4,301,299)	(4,146,680)
Accumulated deficit	(139,798,581)	(138,962,620)
Accumulated other comprehensive income	156,409	350,514

Total stockholders’ equity	83,493,904	84,400,873

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$95,835,870	$100,868,325

See accompanying notes to condensed consolidated financial statements.

PINNACOR INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002
NET REVENUE	$8,346,782	$8,050,994	$25,128,321	$26,363,796

OPERATING EXPENSES:
Cost of services (excluding depreciation of $102,310, $164,354, $307,443 and $640,647 for the three months ended September 30, 2003 and 2002 and the nine months ended September 30, 2003 and 2002, respectively, shown below)	2,801,918	2,719,283	8,689,643	8,558,395
Research and development (excluding stock-based compensation of $5,619, $(39,026), $5,977 and $(115,608) for the three months ended September 30, 2003 and 2002 and the nine months ended September 30, 2003 and 2002, respectively, shown below)	1,850,813	1,760,370	5,425,367	5,737,187
Sales and marketing (excluding stock-based compensation of $(16,427), $(66,615), $(6,337) and $(662,332) for the three months ended September 30, 2003 and 2002 and the nine months ended September 30, 2003 and 2002, respectively, shown below)	1,476,709	1,972,508	4,657,663	7,501,287
General and administrative (excluding stock-based compensation of $17,936, $139,083, $40,684 and $421,866 for the three months ended September 30, 2003 and 2002 and the nine months ended September 30, 2003 and 2002, respectively, shown below)	2,542,173	1,511,281	5,541,586	5,397,298
Depreciation and amortization	702,756	906,287	2,389,292	3,234,014
Stock-based compensation	7,128	33,442	40,324	(356,075)
Restructuring and asset abandonment charge	—	(2,182,600)	—	2,462,744

Total operating expenses	9,381,497	6,720,571	26,743,875	32,534,850

OPERATING INCOME (LOSS)	(1,034,715)	1,330,423	(1,615,554)	(6,171,054)

OTHER INCOME (EXPENSE):
Interest income	249,463	399,242	912,425	1,570,728
Interest expense	(32,306)	(59,485)	(132,832)	(242,106)

Total other income, net	217,157	339,757	779,593	1,328,622

NET INCOME (LOSS)	$(817,558)	$1,670,180	$(835,961)	$(4,842,432)

Basic net income (loss) per common share	$(0.02)	$0.04	$(0.02)	$(0.11)

Diluted net income (loss) per common share	$(0.02)	$0.04	$(0.02)	$(0.11)

Basic weighted-average number of shares of common stock outstanding	40,584,120	42,754,640	40,533,744	42,528,508
Effect of dilutive stock options and restricted stock	—	71,566	—	—

Diluted weighted-average number of shares of common stock outstanding	40,584,120	42,826,206	40,533,744	42,528,508

See accompanying notes to condensed consolidated financial statements.

PINNACOR INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the nine months ended September 30,
	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(835,961)	$(4,842,432)
Adjustments to reconcile net loss to net cash and cash equivalents used in operating activities:
Depreciation and amortization	2,389,292	3,234,014
Stock-based compensation	40,324	(356,075)
Provision for bad debts	(49,762)	—
Non-cash portion of restructuring charge	—	3,425,560
Changes in operating assets and liabilities:
Decrease in accounts receivable	1,038,016	2,196,879
(Increase) decrease in prepaid expenses and other assets	(541,396)	658,257
Increase (decrease) in accounts payable and accrued expenses	1,173,867	(1,087,682)
Decrease in deferred revenue	(3,464,261)	(3,747,137)
Decrease in accrued restructuring expenses	(214,879)	(3,539,387)

Net cash used in operating activities	(464,760)	(4,058,003)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(771,451)	(493,680)
Sale of investments and marketable securities	16,719,628	9,814,184
Payment for business acquired, net of cash received	—	(105,650)
Payment of severance, transaction and other exit costs related to businesses acquired	(349,821)	(338,586)

Net cash provided by investing activities	15,598,356	8,876,268

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of capital lease obligations	(1,280,857)	(1,890,667)
Proceeds from exercise of stock options and stock issued under employee stock purchase plan	237,399	548,220
Payment for the repurchase of treasury stock	(154,618)	(3,105,851)

Net cash used in financing activities	(1,198,076)	(4,448,298)

Effect of exchange rate changes on cash and cash equivalents	6,822	119,911

NET INCREASE IN CASH AND CASH EQUIVALENTS	13,942,342	489,878

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	15,098,184	15,189,440

CASH AND CASH EQUIVALENTS, END OF PERIOD	$29,040,526	$15,679,318

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest and income taxes are as follows:
Interest	$132,832	$242,106

Income taxes	$—	$—

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Fixed assets acquired under capital lease arrangements	$—	1,060,137

Issuance of restricted stock grant	$330,900	$—

See accompanying notes to condensed consolidated financial statements.

PINNACOR INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

For the Nine Months Ended September 30, 2003

(Unaudited)

1.    BASIS OF PRESENTATION

The condensed consolidated financial statements of which these notes are part have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations; however, in the opinion of the management of Pinnacor Inc. (the “Company”), the condensed consolidated financial statements include all adjustments, consisting only of normal recurring accruals, necessary to present fairly the financial information for such periods. These condensed consolidated financial statements should be read in conjunction with the Company’s consolidated financial statements and the notes thereto included in the Company’s annual report on Form 10-K, for the year ended December 31, 2002.

2.    IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

In November 2002, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others” which elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements in this Interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of FIN 45 as of January 1, 2003 has not had a material effect on the Company’s financial position and operating results.

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities”, (“FIN 46”). FIN 46 requires that companies that control another entity through interests other than voting interests should consolidate the controlled entity. FIN 46 applies to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest in after that date. The related disclosure requirements are effective immediately. The adoption of this interpretation has not had a significant impact on the Company’s consolidated financial position and results of operations.

In November 2002, the Emerging Issues Task Force (“EITF”) reached a consensus on Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables.” EITF Issue 00-21 addresses certain aspects of the accounting by a vendor for arrangements under which the vendor will perform multiple revenue generating activities. The EITF will be effective for fiscal years beginning after June 15, 2003. The Company is currently evaluating the effects of this change on its consolidated financial position and operating results.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of FASB Statement No. 123”. SFAS No. 148 amends SFAS No. 123, “Accounting for Stock-Based Compensation” to provide alternative methods to account for the transition from the intrinsic value method of recognition of stock-based employee compensation in accordance with APB Opinion No. 25, “Accounting for Stock Issued to Employees” to the fair value recognition provisions under SFAS No. 123. SFAS No. 148 provides two additional methods of transition and will no longer permit the SFAS No. 123 prospective method to be used for fiscal years beginning after December 15, 2003. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosure in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the pro-forma effects had the fair value recognition provisions of SFAS No. 123 been used for all periods presented. The

PINNACOR INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Company has adopted the disclosure provisions of SFAS No. 148 as of December 31, 2002 (see below). The adoption of SFAS No. 148 did not have a significant impact on the Company’s financial position and results of operations.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities” and is effective for contracts entered into or modified after June 30, 2003. The adoption of this Statement did not have a material effect on the Company’s financial position and operating results.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. This Statement will become effective for financial instruments entered into or modified after May 31, 2003, and otherwise shall be effective at the beginning of the first interim period beginning after June 15, 2003. For financial instruments created before the issuance date of this Statement and still existing at the beginning of the interim period of adoption, transition shall be achieved by reporting the cumulative effect of a change in an accounting principle by initially measuring the financial instruments at fair value or other measurement attribute required by this Statement. The adoption of this Statement did not have a material impact on the Company’s consolidated financial position or results of operations.

STOCK-BASED COMPENSATION

In connection with the grant of stock options and restricted stock to employees, the Company recognized (reversed) deferred stock-based compensation expense of approximately $7,000, $33,000, $40,000 and ($356,000) for the three and nine months ended September 30, 2003 and 2002, respectively. Stock-based compensation is a result of the issuance of stock options to employees, directors and affiliated parties with exercise prices per share determined for financial reporting purposes to be below the fair market value per share of the Company’s common stock at the date of the applicable grant. This difference is recorded as a reduction of stockholders’ equity and amortized as non-cash compensation expense on an accelerated basis over the vesting period of the related options. Stock-based compensation for restricted shares is recognized on a straight-line basis. The reversal for the nine months ended September 30, 2002 relates to previously recognized but unearned stock-based compensation of forfeited, unvested stock options granted to terminated employees. Grants of restricted stock are included in common stock outstanding.

At September 30, 2003, the Company has two stock-based employee compensation plans. The Company accounts for those plans under the recognition and measurement principles of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees”, and related Interpretations. Stock-based employee compensation cost is calculated when certain options were granted under those plans with exercise prices below the fair market value to the market value of the underlying common stock on the date of grant. Stock-based compensation for restricted shares is recognized on a straight-line basis. Stock- based compensation is deferred and amortized to expense generally over the vesting period of such option grants.

SFAS No. 123, “Accounting for Stock-Based Compensation,” provides for a fair value based method of accounting for employee options and options granted to non-employees and measures compensation expense using an option valuation model that takes into account, as of the grant date, the exercise price and expected life

PINNACOR INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

of the option, the current price of the underlying stock and its expected volatility, expected dividends on the underlying stock and its expected volatility, expected dividends on the stock, and the risk-free interest rate for the expected term of the options.

The following table illustrates the effect on net income and earnings per share as if the Company had applied the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation”, to stock-based employee compensation.

	For the three months ended September 30,		For the nine months ended September 30,
	2003	2002	2003	2002
Net income (loss) applicable to common stockholders as reported	$(817,558)	$1,670,180	$(835,961)	$(4,842,432)
Add (deduct): Stock-based employee compensation expenses included in reported net income (loss), less stock-based compensation expense related to restricted stock of $27,575, $0, $74,892 and $0 for the three and nine months ended September 30, 2003 and 2002, respectively	(20,447)	33,442	(34,568)	(356,075)
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(586,937)	(431,985)	(969,113)	(1,379,271)

Net income (loss) applicable to common stockholders, pro forma	$(1,406,942)	$1,271,637	$(1,839,642)	$(6,577,778)

Earnings per share:
Net income (loss) per common share as reported	$(0.02)	$0.04	$(0.02)	$(0.11)
Net income (loss) per common share, pro-forma	$(0.03)	$0.03	$(0.05)	$(0.15)

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model using the following weighted-average assumptions:

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002
Risk-free interest rate	1.99%	3.82%	2.83%	3.82%
Expected lives	3	5	3	5
Expected Volatility	57%	100%	47%	100%
Expected Dividend Yield	0%	0%	2.87%	0%

3.    OTHER COMPREHENSIVE INCOME (LOSS)

The Company reports other comprehensive income (loss) in accordance with SFAS No. 130, “Reporting Comprehensive Income” which requires the disclosure of comprehensive income (loss). SFAS No. 130 requires that in addition to net income (loss), a Company should report other comprehensive income (loss) consisting of gains and losses that bypass the traditional income statement and are recorded directly into stockholders’ equity on the balance sheet. The components of other comprehensive income (loss) for the Company consist of unrealized gains and losses relating to the translation of foreign currency and unrealized gains and losses relating to the Company’s investments in available-for-sale marketable securities. Comprehensive income (loss) was approximately $(900,000), $1.7 million, $(1.0) million and $(4.8) million for the three months ended September 30, 2003 and 2002 and the nine months ended September 30, 2003 and 2002, respectively.

PINNACOR INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

4.    ACQUISITIONS

On November 20, 2002, (the “Acquisition Date”) the Company’s wholly-owned subsidiary, Broad Acquisition Corp. completed the acquisition of the operating assets of Inlumen, Inc., (“Inlumen”) a Delaware corporation. The Company has accounted for the combination with Inlumen as a purchase business combination in accordance with SFAS No. 141. Inlumen is a provider of online financial applications, investment analysis tools and market information.

The results of Inlumen’s operations have been included in the Company’s consolidated statement of operations since the Acquisition Date.

The total purchase price was approximately $2.6 million that consisted of approximately $2.4 million cash paid, net of cash received of approximately $66,000 and $198,000 in acquisition expenses. Included in the $2.6 million of cash paid and pursuant to the purchase agreement, approximately $500,000 was placed in escrow for possible future purchase price adjustments. The escrow amount will be released on the anniversary date of the acquisition, pending any purchase price adjustments. The Company funded the acquisition through the use of its cash and cash equivalents.

The Company is in the process of obtaining an independent valuation of the assets and liabilities it has acquired as well as identifying the intangible assets it has acquired in order to finalize its allocation of the purchase price of the transaction. The Company will finalize its valuation as soon as possible or within one year of the acquisition date. The Company’s preliminary allocation of the purchase price is subject to refinement based on the final determination of fair value. The following table summarizes management’s preliminary estimated fair values of the assets acquired and liabilities assumed at the Acquisition Date.

Current assets	$470,541
Property and equipment	414,087
Goodwill and other intangible assets	2,278,116

Total assets acquired	3,162,744
Liabilities assumed	(537,667)

Total purchase price	$2,625,077

The unaudited pro forma information below represents the consolidated results of operations as if the acquisition of Inlumen occurred on January 1, 2002. The unaudited pro forma information has been included for comparative purposes and is not indicative of the results of operations of the consolidated Company had the acquisition of Inlumen occurred as of January 1, 2002, nor is it necessarily indicative of future results.

	Three Months Ended September 30, 2002	Nine Months Ended September 30, 2002
	(in thousands except per share data)	(in thousands except per share data)
Net revenue	$9,259	$30,281

Net income (loss) applicable to common stockholders	$535	$(9,391)

Pro forma basic net income (loss) per common share	$0.01	$(0.22)

Pro forma diluted net income (loss) per common share	$0.01	$(0.22)

Basic weighted-average number of shares of common stock outstanding	42,755	42,529
Diluted weighted average number of shares of common stock outstanding	42,826	42,529

PINNACOR INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

5.    RESTRUCTURING AND ASSET ABANDONMENT

During the year ended December 31, 2002, the Company recorded a restructuring and asset abandonment charge of $2.4 million. This charge consisted of two components (1) the reversal of accrued lease payments of $2.2 million upon settlement of a property previously restructured in 2001 and (2) a $4.6 million restructuring and asset abandonment charge related to management’s 2002 restructuring plan.

The following table summarizes the components of the Company’s 2002 restructuring and asset abandonment charge:

	Cost	Cash Payments Made	Non-cash Charges Utilized	Balance Remaining at September 30, 2003
Facility shutdowns	$520,430	$269,771	$7,796	$242,863
Workforce reductions	699,354	699,354	—	—
Asset abandonment charges	3,425,560	—	3,425,560	—

	$4,645,344	$969,125	$3,433,356	$242,863

The Company recorded charges (reversals) of approximately $0, $(2.2) million, $0 and $2.4 million for the three and nine months ended September 30, 2003 and 2002, respectively.

In September 2002, management of the Company negotiated an early termination of a lease related to a facility previously restructured in 2001. The negotiated terms included a cash payment of approximately $690,000, paid during 2002, and the forfeiture of a $128,000 security deposit. This resulted in a reversal of previously recognized restructuring expense of approximately $2.2 million.

During the quarter ended June 30, 2002, the Company recorded a $4.6 million restructuring and asset abandonment charge. This charge consisted of $3.4 million of asset abandonment charges, workforce reduction costs of approximately $700,000, and the shutdown or other rationalization of certain sales facilities and a data center of approximately $520,000. The 2002 Plan was materially completed as of December 31, 2002.

Rationalization entails the consolidation, shutdown or movement of facilities to achieve more efficient operations. Two locations, a sales office in Europe and a data center in the United States, were affected by these actions. Facility shutdown charges consisted of approximately $520,000 of lease cancellation payments through June 2005.

The workforce reduction charge of $700,000 included involuntary employee separation costs for 34 employees worldwide. The Company reduced headcount in sales and marketing, research and development and general and administrative areas. The affected employees received severance benefits pursuant to established severance policies or by governmentally mandated labor regulations.

As of December 31, 2002, all of the planned employee eliminations were completed. Cash severance payments of approximately $700,000 were made during the fiscal year ended December 31, 2002.

The $3.4 million asset abandonment charge consists of approximately $2.0 million for the abandonment of software modules and related professional services incurred in the design of the Company’s computing infrastructure and MIS systems as well as $1.4 million for the abandonment of leasehold improvements, furniture and fixtures, and computer and network equipment in conjunction with the Company’s facility and data center closures.

PINNACOR INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes the components of the Company’s 2001 restructuring charge:

	Cost	Cash Payments Made	Non-cash Charges Utilized	Balance Remaining at September 30, 2003
Facility shutdowns	$6,028,201	$3,290,856	$2,429,795	$307,550
Workforce reductions	1,297,019	1,297,019	—	—
Asset abandonment charges	4,913,982	—	4,913,982	—

	$12,239,202	$4,587,875	$7,343,777	$307,550

During fiscal year 2001, the Company recorded a $12.2 million restructuring charge. This charge consisted of $6.0 million for the shutdown or other rationalization of certain sales facilities, workforce reduction costs of $1.3 million and asset impairment charges of $4.9 million. The 2001 Plan was materially completed at the end of fiscal year 2001.

Rationalization entails the consolidation, shutdown or movement of facilities to achieve more efficient operations. Six locations, located in both the United States and Europe, were affected by these actions. Facility shutdown charges consisted of $4.8 million of lease cancellation payments and $1.2 million for expense recognition related to the termination of warrants issued to lessors.

The workforce reduction charge of $1.3 million included involuntary employee separation costs for 74 employees worldwide. The Company reduced headcount in sales and marketing, research and development and general and administrative areas. The affected employees received severance benefits pursuant to established severance policies or by governmentally mandated labor regulations. All of the planned employee eliminations were completed as of December 31, 2002. Cash severance payments of approximately $975,000 and $322,000 were made during the years ended December 31, 2001 and 2002, respectively.

The $4.9 million asset abandonment charge consists of $3.4 million for the abandonment of software modules and related professional services incurred in the design of the Company’s computing infrastructure and MIS systems as well as $1.5 million for the abandonment of leasehold improvements, furniture and fixtures and computer equipment in conjunction with the Company’s facility shutdowns.

6.    MARKETABLE SECURITIES

Marketable securities investments as of September 30, 2003 consist of the following:

	COST	UNREALIZED HOLDING GAINS	FAIR VALUE
Corporate Notes and Bonds	$18,646,146	$44,510	$18,690,656

	COST	FAIR VALUE
Due within one year	$8,531,689	$8,569,178
Due after one year through five years	10,114,457	10,121,478

Total marketable securities	$18,646,146	$18,690,656

Available-for-sale securities are carried at fair value, with unrealized gains and losses reported as a separate component of stockholders’ equity as of September 30, 2003. The Company does not hold these securities for speculative or trading purposes.

PINNACOR INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

7.    GOODWILL AND OTHER INTANGIBLE ASSETS

The Company operates in two reporting units, Financial Services and Business Information, under one principal business segment, for purposes of evaluating the recoverability of goodwill and indefinite lived intangibles.

The changes in the carrying amount of goodwill for the nine months ended September 30, 2003 is as follows:

Balance as of January 1, 2003	$34,874,692
Additional transaction costs related to the Inlumen acquisition	13,170

Balance as of September 30, 2003	$34,887,862

Goodwill at September 30, 2003 consisted of the following:

Stockpoint acquisition	$32,609,746
Inlumen acquisition	2,278,116

$34,887,862

At September 30, 2003 other intangible assets identified from the acquisition of Stockpoint consisted of the customer list, which is being amortized over four years with amortization expense being recorded in depreciation and amortization. In addition, the trade name, which has an indefinite life is not being amortized, but instead will be assessed for impairment at least annually. The Company had no other intangible assets as of September 30, 2003. The Company is in the process of obtaining an independent valuation and identifying the intangible assets it has acquired from the acquisition of the operating assets of Inlumen. The Company will finalize its valuation as soon as possible or within one year of the acquisition date.

The Company’s intangible assets and accumulated amortization consist of the following as of September 30, 2003:

	As of September 30, 2003		As of September 30, 2002
	Gross Carrying Value	Accumulated Amortization	Gross Carrying Value	Accumulated Amortization
Amortized Intangible Assets
Customer List	$1,900,000	$554,167	$1,900,000	$79,197
Unamortized Intangible Assets
Trade Name	$600,000	$—	$600,000	$—

Amortization charged to expense was approximately $119,000 and $356,000 for the three and nine months ended September 30, 2003. Amortization charged to expense was approximately $79,000 for the three and nine months ended September 30, 2002.

PINNACOR INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At September 30, 2003, estimated amortization expense for other intangible assets for the next five years is as follows

Year ending December 31,	Estimated Amortization Expense:
2003	$475,000
2004	$475,000
2005	$475,000
2006	$277,000

The Company’s annual impairment test of goodwill and indefinite lived intangible assets under SFAS No. 142 was conducted as of April 1, 2003. The result of this impairment test determined that these assets were not impaired.

8.    BASIC AND DILUTED NET INCOME (LOSS) PER COMMON SHARE

Basic net income (loss) per share was computed by dividing net income (loss) attributable to common stockholders by the weighted average number of common shares outstanding during the period. Diluted net income per share is based on the assumption that options and warrants are included in the calculation of diluted net income per share, except when their effect would be anti-dilutive. Dilution is computed by applying the “treasury stock” method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. Additionally, diluted net income per share also includes the unvested shares of restricted stock.

The conversion of 4,877,622 and 4,164,106 outstanding options and warrants outstanding as of September 30, 2003 and 2002 were not considered in the calculation of diluted net loss per share during the three and nine months ended September 30, 2003 and the nine months ended September 30, 2002 as the effect would be anti-dilutive.

9.    TREASURY STOCK

During the fiscal year 2002, the Board of Directors authorized a stock buy-back program to repurchase up to 2.0 million shares of the Company’s common stock. During the nine months ended September 30, 2003 the Company repurchased 115,600 shares of common stock at a cost of approximately $150,000. No shares were repurchased for the three months ended September 30, 2003 and the three and nine months ended September 30, 2002.

10.    RESTRICTED STOCK

The Company granted a total of 30,000 and 225,000 shares of restricted common stock (“Restricted Stock”) to executives of the Company, pursuant to the 2000 Plan, in June 2003 and January 2003, respectively. The Restricted Stock was issued under the terms and conditions set forth in the 2000 Plan. The Company did not receive proceeds from the issuance of the Restricted Stock. One-third of the Restricted Stock vests on the first anniversary of the grant date, and the remaining shares vest in eight equal quarterly installments thereafter, as long as the Company employs the executive. The value of restricted stock issued was $331,000 for the nine months ended September 30, 2003. The amount of stock-based compensation expense recognized was approximately $28,000 and $75,000 for the three and nine months ended September 30, 2003. There was no

PINNACOR INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

restricted stock issued, or expensed during the three months ended September 30, 2003 and the three and nine months ended September 30, 2002.

11.    PENDING DISPOSITION

On July 22, 2003 the Company entered into a definitive agreement whereby it will be acquired by MarketWatch.com, Inc. (“MarketWatch”). Under the terms of the agreement, a new company was formed to combine the businesses of MarketWatch and the Company. Each Company shareholder will have the right to elect either $2.42 in cash or 0.2659 shares of the stock of the combined company for each share of the Company’s common stock, subject to pro-ration. Each MarketWatch shareholder will receive one share of stock in the combined company for each share of MarketWatch stock. The aggregate consideration paid to the Company’s shareholders will be $44 million of cash and 6.5 million shares of the stock of the combined company. Based on the closing price and the number of outstanding shares of MarketWatch’s common stock on July 22, 2003, the aggregate purchase price for the Company would be $103.2 million and the Company’s stockholders would own approximately 27 percent of the combined company’s equity. In addition, upon the closing, the Company will nominate two representatives to the combined company’s board of directors. The acquisition is subject to customary closing conditions, including regulatory approval and the approval of the MarketWatch and Company stockholders. The transaction is expected to be completed in the first quarter of 2004. See Footnote 12 for pending litigation related to this matter.

12.    LITIGATION

There are no material pending legal proceedings to which the Company is a party, except that on July 24, 2003, a shareholder class action lawsuit, entitled Leifer v. Clark, et al., C.A. No. 20448-NC, was filed against the Company, the Company’s current directors, a Company officer and MarketWatch in the Delaware Chancery Court. The plaintiffs filed an amended complaint on September 17, 2003, which named the new company formed to combine the businesses of MarketWatch and the Company, Pine Merger Sub and Maple Merger Sub as defendants to the action. The lawsuit purports to be a class action filed on behalf of holders of the Company’s common stock who allegedly are or will be threatened with injury arising from actions by the defendants in connection with the merger. The lawsuit alleges that the Company’s directors breached their fiduciary duties in proceeding with the merger by agreeing to a proposed purchase price that fails to adequately compensate the Company’s shareholders for the loss of control of the company. The lawsuit alleges that MarketWatch knowingly aided and abetted these breaches of fiduciary duty in some unspecified way. The lawsuit also alleges that the registration statement on Form S-4, which includes the joint proxy statement-prospectus, contains material misrepresentations and omissions which render it defective. The lawsuit seeks an unspecified amount of damages and also an injunction against consummation of the proposed transaction. The plaintiff has moved for expedited discovery and has requested the production of documents from the Company and MarketWatch. The Company and MarketWatch have begun producing documents responsive to the plaintiff’s request.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of Pinnacor Inc.

New York, New York

We have audited the accompanying consolidated balance sheets of Pinnacor Inc. and Subsidiaries (the “Company”) as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders’ equity (deficiency) and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Pinnacor Inc. and Subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 3 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, “Goodwill And Other Intangible Assets”, effective January 1, 2002.

Deloitte & Touche LLP

New York, New York

January 30, 2003

PINNACOR INC.

CONSOLIDATED BALANCE SHEETS

	December 31, 2002	December 31, 2001
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$15,098,184	$15,189,440
Marketable securities	35,611,212	48,925,499
Accounts receivable, net of allowance for doubtful accounts of $619,762 and $1,130,000 as of December 31, 2002 and 2001, respectively	5,253,667	5,577,430
Prepaid expenses	1,142,691	1,402,467

Total current assets	57,105,754	71,094,836
PROPERTY AND EQUIPMENT—Net of accumulated depreciation and amortization	5,791,930	11,007,497
GOODWILL	34,874,692	34,063,396
OTHER INTANGIBLE ASSETS—Net of accumulated amortization	2,302,083	—
OTHER ASSETS	793,866	1,009,224

TOTAL ASSETS	$100,868,325	$117,174,953

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$4,610,897	$6,217,752
Accrued restructuring and other expenses	765,292	4,452,883
Deferred revenue	8,333,593	11,036,116
Current portion of capital lease obligations	1,576,174	2,138,723

Total current liabilities	15,285,956	23,845,474
NONCURRENT LIABILITIES:
Capital lease obligations, less current portion	1,181,496	1,857,707

Total liabilities	16,467,452	25,703,181

STOCKHOLDERS’ EQUITY:
Common stock, $0.01 par value, 100,000,000 shares authorized and 44,848,386 and 43,901,678 issued and 40,539,207 and 42,350,139 outstanding at December 31, 2002 and 2001, respectively	448,484	439,017
Additional paid-in capital	225,121,104	225,455,188
Warrants	1,708,304	1,638,388
Deferred compensation	(118,233)	(1,822,393)
Treasury stock, 4,309,179 and 1,551,539 at December 31, 2002 and 2001, respectively, at cost	(4,146,680)	(968,738)
Accumulated deficit	(138,962,620)	(133,630,005)
Accumulated other comprehensive income	350,514	360,315

Total stockholders’ equity	84,400,873	91,471,772

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$100,868,325	$117,174,953

See accompanying notes to consolidated financial statements.

PINNACOR INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31
	2002	2001	2000
NET REVENUE	$34,566,480	$30,951,528	$21,864,750

OPERATING EXPENSES:
Cost of services (excluding depreciation of $771,649, $803,634, and $656,282 for the years ended December 31, 2002, 2001 and 2000, respectively, shown below)	11,480,269	9,210,844	5,901,953
Research and development (excluding stock-based compensation of $71,565, $123,784 and $1,967,477 for the years ended December 31, 2002, 2001 and 2000, respectively, shown below)	7,413,552	7,853,478	6,354,821
Sales and marketing (excluding stock-based compensation of ($927,904), ($110,042) and $4,379,818 for the years ended December 31, 2002, 2001 and 2000, respectively, shown below)	9,052,212	14,512,318	20,763,115
General and administrative (excluding stock-based compensation of $667,783, $866,888 and $11,228,342 for the years ended December 31, 2002, 2001 and 2000, respectively, shown below)	7,200,120	13,111,678	10,848,327
Depreciation and amortization	4,134,882	5,456,470	3,633,805
Restructuring and asset abandonment	2,462,744	12,239,202	—
Stock-based compensation	(188,556)	880,630	17,575,637

Total operating expenses	41,555,223	63,264,620	65,077,658

OPERATING LOSS	(6,988,743)	(32,313,092)	(43,212,908)

OTHER INCOME (EXPENSE):
Interest income	1,963,486	4,157,740	3,446,425
Interest expense	(307,358)	(493,539)	(377,683)
Impairment of investments	—	(399,987)	—

Total other income, net	1,656,128	3,264,214	3,068,742

NET LOSS	(5,332,615)	(29,048,878)	(40,144,166)
Deemed preferred stock dividends	—	—	(50,523,221)

LOSS APPLICABLE TO COMMON STOCKHOLDERS	$(5,332,615)	$(29,048,878)	$(90,667,387)

Basic and diluted net loss per common share applicable to common stockholders	$(0.13)	$(0.73)	$(4.00)

Basic and diluted weighted-average number of shares of common stock outstanding	42,021,937	39,670,295	22,679,745

See accompanying notes to consolidated financial statements.

PINNACOR INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIENCY)

For the Years Ended December 31, 2002, 2001, and 2000

	Convertible Preferred Stock Series A		Common Stock		Additional Paid-in Capital	Warrants	Deferred Compensation	Common Stock		Accumulated Deficit	Accumulated Other Comprehensive Income		Comprehensive Loss	Total Stockholders’ Equity (Deficiency)
								Treasury Stock
	Shares	Amount	Shares	Amount				Shares	Amount
Balance, January 1, 2000	1,527,085	$15,271	14,040,600	$140,406	$22,820,644	$787,000	$(10,379,049)	1,565,079	$(19,311)	$(13,913,740)	$			$(548,779)
Issuance of stock options to employees					17,479,520		(17,479,520)							—
Warrant granted to sublessor						740,000								740,000
Exercise of warrant granted to sublessor			67,460	675	1,019,325	(740,000)		67,460	(1,000,000)					(720,000)
Exercise of stock options by employees			346,819	3,468	481,538									485,006
Warrant granted to advertising firm						102								102
Amortization of deferred compensation							17,402,137							17,402,137
Conversion of preferred stock—Series A, B, C	(1,527,085)	(15,271)	19,602,772	196,028	73,436,129									73,616,886
Preferred stock dividends					50,523,221					(50,523,221)				—
Initial public offering			5,481,700	54,817	57,884,153									57,938,970
Warrant granted to landlord						221,823								221,823
Issuance of stock from treasury stock					154,145			(31,000)	19,355					173,500
Comprehensive Loss
Net loss										(40,144,166)			$(40,144,166)	(40,144,166)
Unrealized gain on securities												30,184	30,184	30,184
Unrealized loss on foreign currency translation												(20,471)	(20,471)	(20,471)

Comprehensive loss													$(40,134,453)

Balance, December 31, 2000	—	—	39,539,351	395,394	223,798,675	1,008,925	(10,456,432)	(1,601,539)	(999,956)	(104,581,127)		9,713		109,175,192
Issuance of stock from treasury stock					118,633			50,000	31,218					149,851
Amortization of deferred compensation					(7,903,259)		8,634,039							730,780
Common stock issued for acquisition of Stockpoint			3,725,735	37,257	8,382,904									8,420,161
Warrants issued for acquisition of Stockpoint						629,463								629,463
Exercise of stock options by employees			457,253	4,572	639,925									644,497

PINNACOR INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIENCY)—(Continued)

For the Years Ended December 31, 2002, 2001, and 2000

	Convertible Preferred Stock Series A		Common Stock		Additional Paid-in Capital	Warrants	Deferred Compensation	Common Stock		Accumulated Deficit	Accumulated Other Comprehensive Income	Comprehensive Loss	Total Stockholders’ Equity (Deficiency)
								Treasury Stock
	Shares	Amount	Shares	Amount				Shares	Amount
Issuance of common stock to employees through employee stock purchase plan			179,339	1,794	418,310								420,104
Net loss										(29,048,878)		$(29,048,878)	(29,048,878)
Unrealized gain on securities											286,220	286,220	286,220
Unrealized gain on foreign currency translation											64,382	64,382	64,382

Comprehensive loss												$(28,698,276)

Balance, December 31, 2001	—	—	43,901,678	439,017	225,455,188	1,638,388	(1,822,393)	(1,551,539)	(968,738)	(133,630,005)	360,315		91,471,772
Exercise of stock options by employees			409,346	4,093	483,314								487,407
Issuance of common stock to employees through employee stock purchase plan			123,387	1,234	143,874								145,108
Amortization of deferred compensation					(1,892,716)		1,704,160						(188,556)
Additional warrants issued for acquisition of Stockpoint						69,916							69,916
Additional common stock issued for acquisition of Stockpoint			413,975	4,140	931,444								935,584
Shares repurchased in stock buyback program								(56,900)	(72,091)				(72,091)
Shares repurchased from estate of board member								(2,700,740)	(3,105,851)				(3,105,851)
Net loss										(5,332,615)		$(5,332,615)	(5,332,615)
Unrealized loss on securities											(62,881)	(62,881)	(62,881)
Unrealized gain on foreign currency translation											53,080	53,080	53,080

Comprehensive loss												$(5,342,416)	—

Balance, December 31, 2002	—	$—	44,848,386	$448,484	$225,121,104	$1,708,304	$(118,233)	(4,309,179)	$(4,146,680)	$(138,962,620)	$350,514		$84,400,873

See accompanying notes to consolidated financial statements.

PINNACOR INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2002	2001	2000
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(5,332,615)	$(29,048,878)	$(40,144,166)
Adjustments to reconcile net loss to net cash and cash equivalents used in operating activities:
Depreciation and amortization	4,134,882	5,456,470	3,633,805
Provision for bad debts	(522,175)	(20,000)	1,011,198
Stock-based compensation	(188,556)	730,780	17,402,137
Stock/warrants issued for services	—	149,850	173,500
Non-cash portion of restructuring charge	3,552,820	6,111,276	—
Impairment of investments	—	399,987	—
Changes in operating assets and liabilities:
Decrease (increase) in account receivable	1,157,717	1,184,605	(3,580,341)
Decrease in prepaid expenses and other assets	637,066	320,680	967,262
(Decrease) increase in accounts payable and accrued expenses	(999,984)	(4,150,262)	1,007,526
(Decrease) increase in deferred revenue	(3,362,043)	(351,871)	1,810,666
(Decrease) increase in accrued restructuring expenses	(3,687,591)	4,452,883	—

Net cash used in operating activities	(4,610,479)	(14,764,480)	(17,718,413)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of businesses, net of cash received	(2,437,010)	(7,846,632)	—
Payment for debt of business acquired	—	(5,900,000)	—
Payment of severance and other exit costs related to Stockpoint acquisition	(405,935)	(881,810)	—
Purchase of property and equipment	(910,994)	(3,208,964)	(7,886,702)
Sale of investments and marketable securities	13,195,567	—	—
Purchase of investments and marketable securities	—	(8,819,301)	(39,839,794)
Payment of consideration withheld relating to Stockpoint acquisition	(105,640)	—	—

Net cash provided by (used in) investing activities	9,335,988	(26,656,707)	(47,726,496)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of capital lease obligations	(2,380,257)	(2,823,452)	(2,238,215)
Payments for the repurchase of treasury stock	(3,177,942)	—	(1,000,000)
Proceeds from the issuance of Series C Preferred Stock, net	—	—	46,183,048
Proceeds from the issuance of common stock upon completion of IPO	—	—	57,938,970
Proceeds from exercise of warrants and stock options	487,406	644,497	765,006
Proceeds from issuance of common stock to employees through employee stock purchase plan	145,109	420,104	—

Net cash (used in) provided by financing activities	(4,925,684)	(1,758,851)	101,648,809

Effect of exchange rate changes on cash and cash equivalents	108,919	64,382	(20,471)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(91,256)	(43,115,656)	36,183,429
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	15,189,440	58,305,096	22,121,667

CASH AND CASH EQUIVALENTS, END OF YEAR	$15,098,184	$15,189,440	$58,305,096

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest and income taxes are as follows:
Interest	$307,372	$493,539	$377,682
Income taxes	$—	$—	$—
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Fixed assets acquired under capital lease arrangements	$1,060,137	$598,589	$7,026,242
Warrants issued for common stock to sublessor in connection with new lease	$—	$—	$740,000
Warrant issued to lessor in connection with lease	$—	$—	$221,823
Common stock grants issued to board members	$—	$149,850	$168,750
Common stock donated to University	$—	$—	$4,750
ACQUISITION OF BUSINESSES:
Fair value of assets acquired, net of cash received of $66,208 and $675,829, respectively	$3,152,745	$38,081,605	$—
Fair value of liabilities assumed	(537,668)	(14,131,647)	—

Purchase price, net of cash received	2,615,077	23,949,958	—
Debt assumed	—	(5,900,000)	—
Fair value of equity instruments issued	—	(9,049,623)	—
Consideration withheld	—	(1,111,154)	—
Accrued transaction costs	(178,067)	(42,549)	—

Payment for businesses acquired, net of cash received of $66,208 and $675,829, respectively	$2,437,010	$7,846,632	$—

See accompanying notes to consolidated financial statements.

PINNACOR INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    ORGANIZATION AND NATURE OF BUSINESS

Effective October 29, 2002, ScreamingMedia, Inc. changed its name to Pinnacor Inc. (“Pinnacor” or “the Company”). ScreamingMedia, Inc. was incorporated in the state of Delaware on January 22, 1999, for the purpose of reincorporating The InteractiveConnection, Inc. (“Interactive”), a corporation incorporated in the state of New York on August 16, 1993. On January 28, 1999, a merger took place between these two companies with ScreamingMedia, Inc. being the surviving corporation. The merger was treated as if it were a pooling of interests.

On November 20, 2002, Broad Acquisition Corp., a wholly-owned subsidiary of Pinnacor Inc. completed the acquisition of the operating assets of Inlumen, Inc. (Inlumen) a Delaware corporation. (See note 4). On August 21, 2001, Pinnacor acquired Stockpoint, Inc. (Stockpoint) pursuant to a merger of our newly-formed wholly-owned subsidiary SCRM Merger Corp. with and into Stockpoint with Stockpoint surviving as our wholly-owned subsidiary. This acquisition provided expanded financial services product offerings. Stockpoint is a provider of global online and wireless investment tools and financial market information. (See note 4).

Pinnacor Inc. is an outsourced provider of information and analytical applications to financial services companies and global corporations. We deliver information-based applications and tools as well as customized data and news packages that help businesses cost-effectively serve their external or internal clients. Pinnacor’s solutions include market data and investment analysis tools for financial services firms; critical business information for the enterprise; and personalized portal applications and messaging services for wireless carriers and ISPs.

2.    SIGNIFICANT ACCOUNTING POLICIES AND PROCEDURES

Basis of Presentation and Principles of Consolidation.    The consolidated financial statements include the accounts of Pinnacor Inc. (collectively, the “Company”) and its wholly owned subsidiaries. All significant inter-company balances and transactions have been eliminated in consolidation. The financial statements of the Company have been prepared on the accrual basis of accounting. A summary of the major accounting policies followed in the preparation of the accompanying financial statements, which conform to accounting principles generally accepted in the United States of America, is presented below.

Use of Estimates.    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Reclassifications.    Certain prior year amounts have been reclassified to conform to the 2002 presentation.

Cash and Cash Equivalents.    The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

Marketable Securities.    Marketable securities consist of corporate notes and bonds with a maturity date greater than three months when purchased. Management has classified Pinnacor’s marketable securities as available-for-sale securities in the accompanying consolidated financial statements.

Available-for-sale securities are carried at fair value, with unrealized gains and losses reported as a separate component of stockholders’ equity. Realized gains and losses on available-for-sale securities are included in other income. Gains and losses, both realized and unrealized, are measured using the specific identification method. Market value is determined by the most recently traded price of the security at the balance sheet date.

PINNACOR INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Property and Equipment and Related Depreciation and Amortization.    Property and equipment are stated at cost, and in the case of equipment under capital leases, the present value of the future minimum lease payments, less accumulated depreciation and amortization. Depreciation and amortization is calculated using the straight-line method over the estimated useful lives of the depreciable assets, which range from three to nine years, or, in the case of leasehold improvements, the lease term, if shorter. Improvements are capitalized, while repair and maintenance costs are charged to operations as incurred.

Goodwill.    Goodwill consists of the excess of the purchase price over the fair value of identifiable net assets of businesses acquired. The Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 141 “Business Combinations” (“SFAS 141”) effective July 1, 2001 and SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”) as of January 1, 2002.

SFAS 141 requires that all business combinations subsequent to June 30, 2001, be accounted for using the purchase method of accounting.

SFAS 142 requires that goodwill no longer be amortized; instead, goodwill is to be evaluated for impairment at least annually and whenever events or circumstances indicate impairment may have occurred. The assessment requires the comparison of the fair value of each of the Company’s reporting units to the carrying value of its respective net assets, including allocated goodwill. If the carrying value of the reporting unit exceeds its fair value, the Company must perform a second test to measure the amount of impairment. The second step of the goodwill impairment test compares the implied fair value of reporting unit goodwill with the carrying amount of that goodwill. The Company allocates the fair value of a reporting unit to all of the assets and liabilities of that unit as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the price paid to acquire the reporting unit. The excess of the fair value of a reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of goodwill. If the carrying amount of reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss shall be recognized by the Company in an amount equal to that excess (see Note 12).

Impairment of Long-Lived Assets.    The Company’s long-lived assets and identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the net carrying amount may not be recoverable. Management also reevaluates the periods of amortization of long-lived assets to determine whether events and circumstances warrant revised estimates of useful lives. The Company evaluates the carrying value of the long-lived assets in relation to the future undiscounted future cash flows of the asset when indications of impairment are present. If it is determined that an impairment in value has occurred, the excess of the carrying value of the asset will be written down to the present value of the expected future operating cash flows to be generated by the asset. The Company determined that, as of December 31, 2002 and 2001, there had been no impairment in the carrying value of long-lived assets.

Costs of Computer Software Developed or Obtained for Internal Use.    Costs of computer software developed or obtained for internal use are capitalized while in the application development stage and are expensed while in the preliminary stage and post-implementation stage. The Company amortizes these capitalized costs over the life of the systems, which is estimated to be two years. As of December 31, 2002, the Company had capitalized a total of approximately $2,227,000 of internal development and software purchase costs relating to web-site development and the Company’s proprietary content engine which were incurred during the application development stage. These costs were fully depreciated as of December 31, 2002.

Software Capitalization for Software Sold Externally:    Prior to 2002, the Company had developed internal use software to provide their products to customers through our ASP model. During 2002, management

PINNACOR INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

decided to market its internal use software as “Actrellis”, a standalone product. The Company sold an insignificant amount of Actrellis software during 2002.

The Company had developed its internal use software predecessor to Actrellis prior to the issuance of SOP 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use”. SOP 98-1 requires certain costs attributable to internally developed software to be capitalized in the application development stage. Since the application development of the software predecessor occurred prior to the issuance of SOP 98-1, no amounts related to this software have been capitalized to date.

During 2002, the Company accounted for its costs related to Actrellis using the guidance of SFAS No. 86, “Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed”. SFAS No. 86 requires that software development costs are subject to capitalization beginning when a product’s technological feasibility has been established and ending when a product is available for release to customers. The Company’s software was released soon after technological feasibility was established. Costs subsequent to achieving technological feasibility under SFAS No. 86 were insignificant.

Deferred Revenues.    Deferred revenues represents amounts billed in excess of revenues recognized. (See revenue recognition below.) Included in accounts receivable are amounts due (under contract) relating to deferred revenues.

Revenue Recognition.    The Company’s income is derived primarily from its services and related fees and is principally recognized ratably, over the term of the contract, as services are provided. Pursuant to Staff Accounting Bulletin (SAB) 101, the Company recognizes revenue when a signed contract exists, the fee is fixed and determinable, delivery has occurred, and the collection of the resulting receivable is probable. The Company also enters into multiple element arrangements whereby it earns revenue from a combination of services. Revenue from each element is recorded when the following conditions exist: (1) the product or service provided represents a separate earnings process; (2) revenue is allocated among the elements based on the fair value of the elements and; (3) the undelivered elements are not essential to the functionality of a delivered element. If the conditions for each element described above do not exist, revenue is recognized as earned using revenue recognition principles in accordance with SAB 101. The Securities and Exchange Commission (“SEC”) has recognized the diversity in practice in accounting for multiple element arrangements and the complexity of these arrangements and had asked the Emerging Issues Task Force (“EITF”) to provide additional accounting guidance on those transactions. In November 2002, the Task Force reached a consensus on Issue No. 00-21 “Revenue Arrangements with Multiple Deliverables”. The Task Force indicated that the guidance in the consensus is effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003. The Company is currently evaluating the effects of this change on their consolidated financial position and results of operations.

During 2002, we sold our software as a standalone product and have recognized revenue in accordance with the provisions of the American Institute of Certified Public Accountants’ Statement of Position 97-2, “Software Revenue Recognition” (SOP 97-2). During the year ended December 31, 2002, we did not recognize a significant amount of revenue under SOP 97-2. We also sold software that required significant customization to implement and we recognized the revenue over the life of the applicable contracts in accordance with the provisions of the American Institute of Certified Public Accountants’ Statement of Position 81-1, “Accounting for Performance of Construction Type Contracts” (SOP 81-1). During the year ended December 31, 2002, we did not recognize a significant amount of revenue under SOP 81-1.

Advertising Costs.    The costs of advertising are expensed as incurred.

PINNACOR INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Income Taxes.    The Company accounts for income taxes under the provisions of SFAS No. 109, “Accounting for Income Taxes”, pursuant to which deferred income tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates currently in effect. State and local taxes are based on factors other than income.

Foreign Currency Translation.    The functional currency of the Company’s wholly-owned subsidiaries in the UK is the local currency. Accordingly, all assets and liabilities of the foreign subsidiaries are translated into U.S. dollars at period-end exchange rates. Revenues and expenses are translated using the average rates during the period. The effects of foreign currency translation adjustments have been recorded as a separate component of stockholders’ equity. Foreign currency transaction gains and losses are included in consolidated net loss.

Comprehensive Income (Loss).    The Company reports other comprehensive income (loss) in accordance with SFAS No. 130, “Reporting Comprehensive Income”. SFAS No. 130 requires that in addition to net income (loss), a company should report other comprehensive income (loss) consisting of gains and losses which bypass the traditional income statement and are recorded directly into stockholders’ equity (deficiency) on the balance sheet. The components of other comprehensive income for the Company consist of unrealized gains and losses relating to the translation of foreign currency and unrealized gains and losses relating to the Company’s investments in marketable securities. Comprehensive loss was $5.3 million, $28.7 million, and $40.1 million for the years ended December 31, 2002, 2001, and 2000, respectively.

Segments.    The Company operates in one principal business segment, an outsourced provider of information and analytical applications to financial services companies and global corporations. Substantially all of the Company’s material operating results and identifiable assets are in the United States. In 2002, 2001, and 2000, no customer accounted for more than 10% of net revenue.

Net Loss Per Common Share.    Basic net loss per share was computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding. Diluted net loss per share has not been presented since the impact of options, warrants and the conversion of preferred shares would have been antidilutive (see “Stock-based Compensation” and notes 13, 14, and 15).

Fair Value of Financial Instruments.    The Company’s financial instruments, including cash and cash equivalents, accounts receivable, and accounts payable are carried at cost, which approximates their fair value because of the short-term maturity of these instruments and the relatively stable interest rate environment. Marketable securities are recorded at market value.

Derivatives.    SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended, established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. Under SFAS 133, certain contracts that were not formerly considered derivatives may now meet the definition of a derivative. The Company adopted SFAS 133 effective January 1, 2001 and because the Company does not currently utilize derivatives, the impact of the adoption was not material to the Company’s financial statements.

Stock-Based Compensation.    At December 31, 2002, the Company has two stock-based employee compensation plans, which are described more fully in Note 15. The Company accounts for those plans under the recognition and measurement principles of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees”, and related Interpretations. Stock-based employee compensation cost is calculated when certain options were granted under those plans with exercise prices below the fair market value to the market value of the underlying common stock on the date of grant. Stock- based compensation is deferred and amortized to expense generally over the vesting period of such option grants.

PINNACOR INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

SFAS No. 123, “Accounting for Stock-Based Compensation,” provides for a fair value based method of accounting for employee options and options granted to non-employees and measures compensation expense using an option valuation model that takes into account, as of the grant date, the exercise price and expected life of the option, the current price of the underlying stock and its expected volatility, expected dividends on the underlying stock and its expected volatility, expected dividends on the stock, and the risk-free interest rate for the expected term of the options.

The following table illustrates the effect on net income and earnings per share as if the company had applied the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” to stock-based employee compensation.

	Year Ended December 31,
	2002	2001	2000
Net loss applicable to common stockholders—as reported	$(5,332,615)	$(29,048,878)	$(90,667,387)
Add: Stock-based employee compensation expenses included in reported net loss	(188,556)	880,630	17,575,637
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(1,912,545)	(2,279,242)	(22,933,320)

Net loss applicable to common stockholders—pro forma	$(7,433,716)	$(30,447,490)	$(96,025,070)

Earnings per share:
Net loss per common share—as reported	$(0.18)	$(0.73)	$(4.00)

Net loss per common share—pro forma	$(0.19)	$(0.77)	$(4.23)

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model using the following weighted-average assumptions:

	Year Ended December 31,
	2002	2001	2000
Risk-free interest rate	3.80%	4.50%	6.00%
Expected lives	5	5	3–5
Expected Volatility	100.00%	146.00%	50–80%
Expected Dividend Yield	0.00%	0.00%	0.00%

3.    IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

In June 2001, the FASB issued SFAS No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 141 prohibits the use of the pooling-of-interest method for business combinations initiated after June 30, 2001 and also applies to all business combinations accounted for by the purchase method that are completed after June 30, 2001. The Company has applied the provisions of SFAS No. 141 to its business acquisitions (see Note 4). SFAS No. 142 is effective for fiscal years beginning after December 15, 2001. Under SFAS No. 142, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be evaluated at least annually and whenever events or circumstances indicate impairment may have occurred. Other identifiable intangible assets will continue to be amortized over their useful lives. The Company adopted this standard as of January 1, 2002 and ceased amortizing goodwill and indefinite lived intangibles as of this date.

PINNACOR INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In July 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations”. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002, and establishes an accounting standard requiring the recording of the fair value of liabilities associated with the retirement of long-lived assets in the period in which they are incurred. The Company believes that the adoption of SFAS No. 143 will not have a material effect on its financial position and operating results.

In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets”. SFAS No. 144, which supercedes SFAS No. 121, “Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of” and the accounting and reporting provisions of APB Opinion No. 30, “Reporting Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions”, and amends ARB No. 51, “Consolidated Financial Statements”, addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years, with early adoption encouraged. The provisions of this Statement are generally to be applied prospectively. The Company has adopted SFAS No. 144 as of January 1, 2002. The adoption of SFAS No. 144 did not have a material effect on our financial position and operating results.

In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”. SFAS No. 146 will supersede EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” SFAS No. 146 requires that costs associated with an exit or disposal plan be recognized when incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The Company believes that adoption of SFAS No. 146 will not have a material effect on its financial position and operating results.

In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others” which elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and measurement provisions of Interpretation No. 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements in this Interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. The Company has provided information relating to guarantees in Note 11 of the Notes to the Consolidated Financial Statements included herein.

In November 2002, the EITF reached a consensus on Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables.” EITF Issue 00-21 addresses certain aspects of the accounting by a vendor for arrangements under which the vendor will perform multiple revenue generating activities. The EITF will be effective for fiscal years beginning after June 15, 2003. The Company is currently evaluating the effects of this change on their consolidated financial position and operating results.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of FASB Statement No. 123”. SFAS No. 148 amends SFAS No. 123, “Accounting for Stock-Based Compensation” to provide alternative methods to account for the transition from the intrinsic value method of recognition of stock-based employee compensation in accordance with APB Opinion No. 25, “Accounting for Stock Issued to Employees” to the fair value recognition provisions under

PINNACOR INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

SFAS No. 123. SFAS No. 148 provides two additional methods of transition and will no longer permit the SFAS No. 123 prospective method to be used for fiscal years beginning after December 15, 2003. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosure in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the pro forma effects had the fair value recognition provisions of SFAS No. 123 been used for all periods presented. The Company is required to adopt the disclosure provisions of SFAS No. 148 as of December 31, 2002 (see note 2). The adoption of SFAS No. 148 did not have a significant impact on the Company’s financial position and results of operations.

4.    ACQUISITIONS

On November 20, 2002 (the “Acquisition Date”), the Company’s wholly-owned subsidiary, Broad Acquisition Corp. completed the acquisition of the operating assets of Inlumen, Inc. (“Inlumen”), a Delaware corporation. The Company has accounted for the combination with Inlumen as a purchase business combination in accordance with SFAS No. 141. Inlumen is a provider of online financial applications, investment analysis tools and market information.

The results of Inlumen’s operations have been included in the Company’s consolidated statement of operations since the Acquisition Date.

The total purchase price was approximately $2.6 million which consisted of approximately $2.4 million cash paid, net of cash received of approximately $66,000 and $188,000 in acquisition expenses. Included in the $2.6 million of cash paid and pursuant to the purchase agreement, approximately $500,000 was placed in escrow for possible future purchase price adjustments. The Company funded the acquisition through the use of its cash and cash equivalents.

The Company is in the process of obtaining an independent valuation of the assets and liabilities it has acquired as well as identifying the intangible assets it has acquired in order to finalize its allocation of the purchase price of the transaction. The Company will finalize its valuation as soon as possible or within one year of the acquisition date. The Company’s preliminary allocation of the purchase price is subject to refinement based on the final determination of fair value. The following table summarizes management’s preliminary estimated fair values of the assets acquired and liabilities assumed at the Acquisition Date.

Current assets	$473,711
Property and equipment	414,087
Goodwill and other intangible assets	2,264,946

Total assets acquired	3,152,744
Liabilities assumed	(537,667)

Total purchase price	$(2,615,077)

On August 21, 2001 (the “Merger Date”), Pinnacor Inc. (the “Company”) acquired Stockpoint, Inc. (“Stockpoint”) pursuant to a merger of our newly-formed wholly-owned subsidiary SCRM Merger Corp. with and into Stockpoint with Stockpoint surviving as our wholly-owned subsidiary (the “Merger”). The Company has accounted for the combination with Stockpoint as a purchase business combination under SFAS No. 141. Stockpoint is a provider of online financial applications, investment analysis tools and market information. As a result of the acquisition, the Company has strengthened its offerings to the financial services industry, a key client sector. It also expects to reduce costs through economies of scale.

PINNACOR INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The results of Stockpoint’s operations have been included in the Company’s consolidated statement of operations since the Merger Date.

The total purchase price agreed to was approximately $24.6 million and consisted of approximately $1,056,000 cash paid, 4.1 million shares of common stock issued, valued at approximately $9.4 million determined based on the average closing market price of Pinnacor’s common shares at the time of acquisition, warrants for the purchase of 362,000 shares of common stock valued at approximately $699,000 using the Black-Scholes Pricing Model, using an exercise price of $6.00, expected lives of 5 years, 146% volatility, 4.5% discount rate, and a Company stock price of $2.26, and Stockpoint debt of approximately $6.2 million paid off at the Merger Date. As part of the approximate $24.6 million purchase price agreed to and in addition to the aforementioned items, the Company paid approximately $5.9 million in other assumed debt subsequent to the Merger Date that was directly attributable to this transaction. Pursuant to the merger agreement, the Company withheld ten percent of the consideration agreed to be paid to Stockpoint’s equity holders, totaling approximately $1.1 million in cash, common stock and warrants for possible future purchase price adjustments. This holdback amount had not been placed in escrow and such withheld common shares and warrants have been issued in full during 2002. In addition, the Company incurred approximately $1.4 million in acquisition expenses. The Company funded the acquisition through the use of its cash and cash equivalents. The Company obtained an independent valuation of the assets (including other intangibles) and liabilities it has acquired and finalized its allocation of the purchase price of the transaction during the third quarter ended September 30, 2002. The following table summarizes the fair values of the assets acquired and liabilities assumed at the Merger Date.

Cash	$675,829
Current assets	3,166,819
Property and equipment	1,222,546
Other intangible assets	2,500,000
Goodwill	31,192,240

Total assets acquired	38,757,434
Current liabilities	(14,131,647)

Total purchase price	$(24,625,787)

Additionally, in connection with this acquisition, the Company recorded exit costs of $1,417,506 to exit certain Stockpoint activities. Of this amount, $1,287,745 was paid and $129,497 remains unpaid as of December 31, 2002. Such costs primarily relate to employee terminations and lease terminations and have been recorded as additions to goodwill.

The other intangible assets acquired from Stockpoint were its Trade Name valued at $600,000 and Customer List valued at $1,900,000. The Trade Name is an indefinite lived intangible and is not amortized, but rather reviewed annually (or more frequently if impairment indicators arise) for impairment. The Customer List is being amortized on a straight-line basis over 4 years.

PINNACOR INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The unaudited pro forma information below represents the consolidated results of operations as if the acquisition of Inlumen occurred on January 1, 2001 and the merger with Stockpoint occurred as of January 1, 2000. The unaudited pro forma information has been included for comparative purposes and is not indicative of the results of operations of the consolidated Company had the acquisition of Inlumen occurred as of January 1, 2001 or the merger with Stockpoint occurred as of January 1, 2000, nor is it necessarily indicative of future results.

	For the Year Ended December 31,
	2002 (000’s) Pinnacor/Inlumen	2001 (000’s) Pinnacor/Stockpoint	2001 (000’s) Pinnacor/Stockpoint/Inlumen	2000 (000’s) Pinnacor/Stockpoint
Net revenue	$38,954	$44,002	$52,081	$38,456

Net loss applicable to common stockholders	$(9,872)	$(31,986)	$(39,352)	$(48,080)

Net loss attributable to common stockholders	$(9,872)	$(31,986)	$(39,352)	$(99,015)

Pro forma basic net loss per common share	$(0.23)	$(0.76)	(0.94)	$(3.75)

Weighted-average number of shares of common stock outstanding	42,022	42,008	42,008	26,405

5.    RESTRUCTURING AND ASSET ABANDONMENT

During the year ended December 31, 2002, we recorded a restructuring and asset abandonment charge of $2.4 million. This charge consisted of two components (1) the reversal of accrued lease payments of $2.2 million upon settlement of a property previously restructured in 2001 and (2) a $4.6 million restructuring and asset abandonment charge related to management’s current year restructuring plan.

The following table summarizes the components of the Company’s 2002 restructuring and asset abandonment charge:

	Cost	Cash Payments Made	Non-cash Charges Utilized	Balance Remaining at December 31, 2002
Facility shutdowns	$520,430	$120,423	$7,796	$392,211
Workforce reductions	699,354	699,354	—	—
Asset abandonment charges	3,425,560	—	3,425,560	—

	$4,645,344	$819,777	$3,433,356	$392,211

In September 2002, our management negotiated an early termination of a lease related to a facility previously restructured in 2001. The negotiated terms included a cash payment of approximately $690,000, paid during 2002, and the forfeiture of a $128,000 security deposit. This resulted in a reversal of previously recognized restructuring expense of approximately $2.2 million.

During the quarter ended June 30, 2002, we recorded a $4.6 million restructuring and asset abandonment charge. This charge consisted of $3.4 million of asset abandonment charges, workforce reduction costs of approximately $700,000, and the shutdown or other rationalization of certain sales facilities and a data center of approximately $520,000. The 2002 Plan was materially completed as of December 31, 2002.

PINNACOR INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Rationalization entails the consolidation, shutdown or movement of facilities to achieve more efficient operations. Two locations, a sales office in Europe and a data center in the United States, were affected by these actions. Facility shutdown charges consisted of approximately $520,000 of lease cancellation payments through June 2005.

The workforce reduction charge of $700,000 included involuntary employee separation costs for 34 employees worldwide. The Company reduced headcount in sales and marketing, research and development and general and administrative areas. The affected employees received severance benefits pursuant to established severance policies or by governmentally mandated labor regulations.

As of December 31, 2002, all of the planned employee eliminations were completed. Cash severance payments of approximately $700,000 were made during the fiscal year ended December 31, 2002.

The $3.4 million asset abandonment charge consists of approximately $2.0 million for the abandonment of software modules and related professional services incurred in the design of our computing infrastructure and MIS systems as well as $1.4 million for the abandonment of leasehold improvements, furniture and fixtures, and computer and network equipment in conjunction with our facility and data center closures.

The following table summarizes the components of the Company’s 2001 restructuring charge:

	Cost	Cash Payments Made	Non-cash Charges Utilized	Balance Remaining at December 31, 2002
Facility shutdowns	$6,028,201	$3,110,322	$2,544,798	$373,081
Workforce reductions	1,297,019	1,297,019	—	—
Asset abandonment charges	4,913,982	—	4,913,982	—

	$12,239,202	$4,407,341	$7,458,780	$373,081

During fiscal year 2001, we recorded a $12.2 million restructuring charge. This charge consisted of $6.0 million for the shutdown or other rationalization of certain sales facilities, workforce reduction costs of $1.3 million and asset impairment charges of $4.9 million. The 2001 Plan was materially completed at the end of fiscal year 2001.

Rationalization entails the consolidation, shutdown or movement of facilities to achieve more efficient operations. Six locations, located in both the United States and Europe, were affected by these actions. Facility shutdown charges consisted of $4.8 million of lease cancellation payments and $1.2 million for expense recognition related to the termination of warrants issued to lessors.

The workforce reduction charge of $1.3 million included involuntary employee separation costs for 74 employees worldwide. The Company reduced headcount in sales and marketing, research and development and general and administrative areas. The affected employees received severance benefits pursuant to established severance policies or by governmentally mandated labor regulations. All of the planned employee eliminations were completed as of December 31, 2002. Cash severance payments of approximately $975,000 and $322,000 were made during the year ended December 31, 2001 and the year ended December 31, 2002, respectively.

The $4.9 million asset abandonment charge consists of $3.4 million for the abandonment of software modules and related professional services incurred in the design of our computing infrastructure and MIS systems as well as $1.5 million for the abandonment of leasehold improvements, furniture and fixtures and computer equipment in conjunction with our facility shutdowns.

PINNACOR INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

6.    PROVISION FOR IMPAIRMENT OF INVESTMENTS

During the third quarter of 2001, the Company wrote off approximately $400,000 as an impairment charge equal to the difference between the carrying value and the estimated values of certain of our long-term investments accounted for under the cost basis. The impairment charge is related to an other than temporary decline in their carrying value. There was no impairment charge for the year ended December 31, 2002.

7.    CONCENTRATION OF CREDIT RISK

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents, short-term investments and accounts receivable. Cash and cash equivalents are deposited with major financial institutions; at times, such balances with any one financial institution may be in excess of FDIC insurance limits. The Company has both short-term and long-term investments in various corporate bonds and commercial paper.

The Company extends credit based upon an evaluation of the customer’s financial condition and generally collateral is not required on accounts receivable. The Company maintains an allowance for doubtful accounts based upon factors surrounding the credit risk of customers, historical trends and other information. To date such losses have been within management’s expectations.

8.    MARKETABLE SECURITIES

Marketable securities investments as of December 31, 2002 and 2001 consist of the following:

	Cost	Unrealized Holding Gains December 31, 2002	Fair Value
Corporate Notes and Bonds	$35,357,690	$253,522	$35,611,212

	Cost	Fair Value
Due within one year	$12,967,651	$13,050,079
Due after one year through five years	22,390,039	22,561,133

Total marketable securities	$35,357,690	$35,611,212

	Cost	Unrealized Holding Gains December 31, 2001	Fair Value
Corporate Notes and Bonds	$48,609,095	$316,404	$48,925,499

	Cost	Fair Value
Due within one year	$27,776,292	$27,893,302
Due after one year through five years	20,832,803	21,032,197

Total marketable securities	$48,609,095	$48,925,499

Available-for-sale securities are carried at fair value, with unrealized gains and losses reported as a separate component of stockholders’ equity as of December 31, 2002 and December 31, 2001. The Company does not hold these securities for speculative or trading purposes.

PINNACOR INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

9.    PROPERTY AND EQUIPMENT

Major classifications of property and equipment are as follows:

	December 31,
	2002	2001
Software and computer equipment, including assets under capital leases	$12,027,310	$14,418,891
Leasehold improvements	601,201	1,791,274
Office furniture and equipment	1,698,468	2,123,251

	14,326,979	18,333,416
Less: accumulated depreciation and amortization	8,535,049	7,325,919

Property and equipment, net	$5,791,930	$11,007,497

Depreciation expense (including assets under capital leases) charged to expense was approximately $4.0, $5.5 and $3.6 million for the years ended December 31, 2002, 2001 and 2000 respectively.

Pinnacor Inc. Notes to Consolidated Financial Statements Years Ended December 31, 2002, 2001, and 2000

10.    INCOME TAXES

No provision for income taxes has been made because the Company has sustained cumulative losses since the commencement of operations. At December 31, 2002, the Company had net operating loss carryforwards (“NOLs”) of approximately $74.9 million, which will be available to reduce future taxable income. There may be some limitation on the use of these NOLs under the Internal Revenue Code Section 382 ownership change rules. The NOLs are expected to expire in the following years (in thousands):

Years Ending December 31,
2008	$1,175
2009	1,265
2010	1,956
2011	2,356
2012	3,349
2018	3,007
2019	11,221
2020	23,368
2021	21,664
2022	5,545

$74,906

In accordance with SFAS No. 109, the Company has computed the components of deferred income taxes as follows:

	December 31,
	2002	2001
Deferred tax assets	$45,153,000	$47,437,900
Less valuation allowance	(45,153,000)	(47,437,900)

Net deferred taxes	$—	$—

PINNACOR INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company’s NOLs primarily generated the deferred tax assets. At December 31, 2002 and 2001, a valuation allowance was provided as the realization of the deferred tax benefits is not likely.

The effective tax rate varies from the U.S. Federal statutory tax rate for the years ended December 31 2002, principally due to the following:

	2002	2001	2000
U.S. Federal statutory tax	34%	34%	35%
State and local taxes	8	10	12
Valuation allowance	(42)	(44)	(47)

Effective tax rate	—%	—%	—%

11.    COMMITMENTS

Office Leases.    The Company leases office space in New York, Miami, San Francisco, Iowa and London under non-cancelable operating leases expiring on various dates through March 31, 2009. These leases contain provisions for escalations due to increases in real estate taxes and operating costs.

The leases for our offices in Miami and London are no longer in use by the Company. The costs associated with these leases have been restructured as part of our 2002 and 2001 restructuring and asset abandonment charges, but the Company has remaining lease commitments as of December 31, 2002.

The following schedule reflects future required minimum lease payments at December 31, 2002, excluding the anticipated receipt of sublease income of approximately $223,000, $225,000 and $133,000 in 2003 through 2005, respectively.

Years Ending December 31,
2003	$1,478,000
2004	1,191,000
2005	819,000
2006	615,000
2007	629,000
Thereafter	786,000

Total	$5,518,000

Rent expense under these leases was $1,370,129, $2,060,902 and $1,329,029 for the years ended December 31, 2002, 2001 and 2000, respectively.

Equipment Leases.    Fixed assets included assets acquired under capital leases of $8,821,139, $7,761,002 and $7,026,242 at December 31, 2002, 2001 and 2000, respectively. The related accumulated amortization was approximately $1,645,187, $1,524,966 and $1,358,344 as of December 31, 2002, 2001 and 2000, respectively.

PINNACOR INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company is a lessee under several capital lease agreements expiring through 2005 with third parties for certain equipment. Future minimum lease payments under non-cancelable capital leases, together with the present value of the net minimum payments as of December 31, 2002, are as follows:

Year Ending December 31,	Amount
2003	$1,752,195
2004	1,035,247
2005	223,788

Total minimum lease payments	3,011,230
Less: amount representing interest	253,560

Present value of minimum capital lease payments	2,757,670
Less: current portion	1,576,174

Long-term capitalized lease obligations	$1,181,496

The assets and liabilities under capital leases are recorded at the present value of the minimum lease payments using effective interest rates ranging from 3.29% to 31.92% per annum as of December 31, 2002.

Letter of Credit.    A financial institution has extended a $2.6 million irrevocable standby letter of credit to the Company as collateral in a leasing arrangement. Our landlord is the beneficiary of a $175,000 irrevocable standby letter of credit with a financial institution securing our New York office lease arrangement with them.

Indemnification.    In the normal course of business, the Company enters into contracts in which it makes representations and warranties that the Company has the right to license the products and services that it licenses to customers, and that its products and services will not infringe on any third-parties intellectual property rights. Historically, there have been no material losses related to such warranties.

12.    GOODWILL AND OTHER INTANGIBLE ASSETS

Effective January 1, 2002, the Company adopted SFAS No. 142, “Goodwill and Other Intangible Assets,” under which goodwill and indefinite lived intangible assets are no longer amortized but instead are assessed for impairment at least annually. Under the transition provisions of SFAS No. 142, the Company tested goodwill for impairment and has determined that no impairment exists at January 1, 2002.

The Company operates in two reporting units, Financial Services and Business Information, under one principal business segment, for purposes of evaluating the recoverability of goodwill.

PINNACOR INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The changes in the carrying amount of goodwill for the years ended December 31, 2001 and 2002 are as follows:

Balance as of December 31, 2000	$—
Goodwill acquired as a result of the Stockpoint acquisition	34,063,396

Balance as of December 31, 2001	34,063,396
Additional transaction costs related to the Stockpoint acquisition	22,730
Purchase price allocation adjustments related to liabilities acquired in the Stockpoint acquisition	912,620
Fair market value study adjustment—property and equipment related to Stockpoint acquisition	111,000
Fair market value study adjustment—identified intangible assets related to Stockpoint acquisition	(2,500,000)
Goodwill acquired as a result of the Inlumen transaction	2,264,946

Balance as of December 31, 2002	$34,874,692

Goodwill at December 31, 2002 and 2001 consisted of the following:

	2002	2001
Stockpoint acquisition	$32,609,746	$34,063,396
Inlumen acquisition	2,264,946	—

	$34,874,692	$34,063,396

At December 31, 2002 other intangible assets identified from the acquisition of Stockpoint consisted of the Customer List which is being amortized over four years with amortization expense being recorded in depreciation and amortization. In addition, the Trade Name which has an indefinite life is not being amortized, but instead will be assessed for impairment at least annually. The Company had no other intangible assets as of December 31, 2001. The Company is in the process of obtaining an independent valuation and identifying the intangible assets it has acquired from the acquisition of the operating assets of Inlumen. The Company will finalize its valuation as soon as possible or within one year of the acquisition date.

The Company’s intangible assets and accumulated amortization consist of the following as of December 31, 2002:

	Gross Carrying Value	Accumulated Amortization
Amortized Intangible Assets
Customer List	$1,900,000	$197,917
Unamortized Intangible Assets
Trade Name	$600,000	$—

Amortization charged to expense was approximately $198,000 and $0 for the years ended December 31, 2002 and 2001, respectively.

PINNACOR INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 31, 2002, estimated amortization expense for other intangible assets for the next five years is as follows

Year	Estimated Amortization Expense:
2003	$475,000
2004	$475,000
2005	$475,000
2006	$277,000
2007	$—

Due to certain conditions, the Company re-evaluated the carrying value of goodwill and indefinite lived intangible assets under SFAS No. 142 as of December 31, 2002 and as a result of this impairment test determined that these assets were not impaired. Impairment tests will be conducted annually in April, or sooner if circumstances indicate an impairment may have taken place. Pinnacor Inc. Notes to Consolidated Financial Statements Years Ended December 31, 2002, 2001, and 2000

13.    REDEEMABLE CONVERTIBLE PREFERRED STOCK

In October 1999, the Company issued 2,678,572 shares of Series B Convertible Preferred Stock (“Series B Preferred Stock”) through a private placement for $30,000,000 resulting in net proceeds to the Company of $28,018,814. The outstanding shares of our Series B Convertible Preferred Stock automatically converted into 7,227,872 shares of common stock, upon completion of our initial public offering on August 2, 2000.

In July 2000, the Company issued 8,254,227 shares of Series C Convertible Redeemable Preferred Stock (“Series C Preferred Stock”) at a price of $5.81 per share to a group of institutional accredited investors, exempt from the registration requirements of the Securities Act pursuant to Section 4(2). This private placement resulted in net proceeds of $46,183,048. The Series C Preferred Stock was recorded at $46,183,048, which reflects the face amount of the preferred stock reduced by all issuance costs, resulting in a discount of $1,776,800. The outstanding shares of our Series C Convertible Preferred Stock automatically converted into 8,254,227 shares of common stock, upon completion of our initial public offering on August 2, 2000.

14.    STOCKHOLDERS’ EQUITY (DEFICIENCY)

In January 1999, the Company was reincorporated in the state of Delaware. Pursuant to that reorganization, common stockholders of Interactive received one share of common stock of the Company with a par value of $0.01 per share in exchange for each common share of Interactive with a par value of $0.0001 per share. In addition, each preferred stockholder of Interactive received 2.6984 shares of the Company’s common stock in exchange for each share of Interactive preferred stock owned. Shares of common treasury stock and shares of preferred treasury stock of Interactive were replaced by shares of common treasury stock of the Company at exchange rates of one for one and 2.6984 for one, respectively.

Stock Splits.    On July 17, 2000, the Board of Directors of the Company and the Company’s stockholders approved a one for 1.26 reverse stock split. On December 22, 1999, the Board of Directors of the Company approved a 100% stock dividend (two for one stock split). Additionally, on April 11, 2000, the Company effected a 1.7 for one stock split. As a result of such stock splits, one share of Series A Preferred Stock or Series B Preferred Stock became convertible into 2.6984 shares of common stock. The Company’s financial statements have been retroactively adjusted to show the effect of these stock splits for all periods presented.

Common Stock.    On August 2, 2000, the Company completed an initial public offering that, after inclusion of the exercise of the 481,700 share underwriter’s over-allotment, resulted in the issuance of 5,481,700

PINNACOR INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

shares of common stock. Simultaneously with the consummation of the initial public offering, each outstanding share of Series A, Series B and Series C Convertible Preferred Stock automatically converted into common stock, resulting in an additional 19,602,785 shares of common stock. Additionally, 8,836,976 shares of common stock are reserved for the employee stock purchase plan and the Company’s stock option plans at December 31, 2002.

On August 21, 2001, in connection with the acquisition of Stockpoint, the Company issued 3,725,735 shares of common stock valued at $8.4 million based on the average closing market price of Pinnacor’s common shares at the time of acquisition. In addition, 413,975 shares were issued during the third quarter of 2002 upon final settlement of the transaction.

Preferred Stock.    The Company is authorized to issue up to 20,000,000 shares of preferred stock. In March and April 1999, the Company issued 1,527,085 shares of Series A Convertible Preferred Stock (“Series A Preferred Stock”) through a private placement, in consideration of gross proceeds to the Company of $5,500,000. The outstanding shares of the Series A Convertible Preferred Stock were automatically converted into 4,120,686 shares of common stock upon completion of the initial public offering on August 2, 2000.

At the time of its initial public offering, the Company recorded an approximate $50.2 million preferred stock dividend comprising of (a) approximately $4.0 million representing the issuance costs of the Series B and Series C preferred stock that remained unaccreted as of August 2, 2000 and (b) approximately $46.2 million representing the unamortized portion of the amount by which the value of the common stock issued on conversion of the Series C preferred stock exceeded the proceeds the Company received on its issuance.

Treasury Stock.    At December 31, 1999 common treasury stock was comprised of 1,565,079 shares of common stock with a cost basis of $19,311. At January 1, 1999 preferred treasury stock consisted of 380,000 shares of preferred stock with a cost basis of $12,652. In January 1999, pursuant to the reorganization of the Company, the 380,000 shares of preferred stock held in treasury were converted to 1,025,397 shares of common stock held in treasury. There are no preferred shares of treasury stock at December 31, 1999.

During the fiscal year 2000, the Company issued 30,000 shares of common stock from shares held in treasury stock to a board member and recorded compensation expense of $168,750 in connection with such grants. Such compensation expense equaled the fair value of the stock at the time of issuance. In addition, during fiscal year 2000 the Company donated 1,000 shares of common stock to an educational institution, which was valued at $4,750, the fair value of the stock at the time of issuance.

During the fiscal year 2001, the Company issued a total of 50,000 shares of common stock from shares held in treasury stock to several board members and recorded compensation expense of $149,851 in connection with such grants. Such compensation expense equaled the fair value of the stock at the time of issuance.

During the fiscal year 2002, the Board of Directors authorized a stock buy-back program to repurchase up to 2.0 million shares of the Company’s common stock. As of December 31, 2002, approximately 57,000 shares had been repurchased for approximately $72,000 in connection with the buy-back program.

During the fiscal year 2002, the Board of Directors authorized the Company to repurchase 2,700,740 shares from the estate of a former board member at a price of $1.15 per share for a total purchase price of approximately $3.1 million. The purchase price was below the closing fair market value of the Company’s common stock on the date of purchase. The repurchase was completed as of December 31, 2002.

Warrants.    In June 1999, in connection with legal services provided, the Company issued a warrant to purchase up to 19,275 shares of Common Stock at an exercise price of $2.60 per share. The warrant was valued

PINNACOR INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

at $50,000, using the Black-Scholes options pricing model with the following assumptions: no dividend yield, a volatility factor of 50%, risk free interest rate of 6.0%, and an expected life of 5 years. The warrant may be exercised at any time prior to June 10, 2004. The exercise price and the number and type of securities for which the warrant is exercisable are subject to adjustment in the event the Company issues any stock dividends, combines or splits its Common Stock or issues rights to acquire Common Stock under certain circumstances.

In June 1999, in connection with architectural services provided, the Company issued a warrant to purchase up to 19,275 shares of Common Stock at an exercise price of $2.60 per share. The warrant was valued at $50,000, which was the invoiced amount of the services provided. The warrant may be exercised at any time prior to June 15, 2004. The exercise price and the number and type of securities for which the warrant is exercisable are subject to adjustment in the event the Company issues any stock dividends, combines or splits its Common Stock or issues rights to acquire Common Stock under certain circumstances.

On February 4, 2000, the Company entered into an agreement with another tenant with contiguous space in the building to sublease the space with consent of the landlord. The lease expires on January 31, 2009, and results in additional straight line rent expense of $513,000 per year. The Company issued a warrant to the tenant allowing the tenant the right to purchase 67,460 shares of the Company’s common stock at an exercise price of $4.15 per share. In addition, the tenant received the right to require the Company to buy back the warrant, or stock if the warrant was exercised, at $10.67 per share. The fair value of the common stock at the issuance date of the warrant was $14.82 per share. The value of the warrant was determined to be $740,000; such value was derived by using the Black-Scholes option pricing model. The value of the warrant was initially amortized ratably over the life of the additional space until September 2001 when the remaining unamortized balance of $596,111 was charged to expense as part of the Company’s restructuring and asset abandonment charge.

On March 9, 2000, the tenant exercised the warrant and received 67,460 shares of common stock for which the Company received $280,000. On June 22, 2000, the Company repurchased the 67,460 shares of common stock from the holder for $1,000,000 in accordance with the terms of the warrant agreement. These repurchased shares have been recorded as Treasury Stock in the Company’s financial statements.

On July 14, 2000, the Company entered into a lease modification agreement whereby it leased additional space from its primary landlord through March 2009. In connection with such lease, the Company granted the landlord a warrant to purchase 79,365 shares of Common Stock at an exercise price of $12.60 per share. The warrant may be exercised at any time prior to July 14, 2003. The exercise price and the number and type of securities for which the warrant is exercisable are subject to adjustment in the event the Company issues any stock dividends, combines or splits its Common Stock or issues rights to acquire Common Stock under certain circumstances. The fair value at the time of issuance was $12.00 per share. The value of the warrant has been determined to be $221,823. Such value was derived by using the Black-Scholes option pricing model with the following assumptions: no dividend yield, a volatility factor of 80%, a risk free interest rate of 5.32% and an expected life of seven months. The value of the warrant was initially amortized ratably over the life of the additional space until September 2001 when the remaining unamortized balance of $198,405 was charged to expense as part of the Company’s restructuring and asset abandonment charge.

On August 21, 2001 in connection with the acquisition of Stockpoint, the Company issued warrants for 326,033 shares of common stock with an exercise price of $6.00 each valued at $629,463. The warrants may be exercised at any time prior to August 21, 2006. The exercise price and the number and type of securities for which the warrant is exercisable are subject to adjustment in the event the Company issues any stock dividends, combines or splits its Common Stock or issues rights to acquire Common Stock under certain circumstances. The value of the warrants was derived by using the Black-Scholes option pricing model with the following assumptions: no dividend yield, a volatility factor of 146%, a risk free interest rate of 4.5% and expected lives of five years. In addition, warrants for 36,000 shares valued at approximately $70,000 were issued during 2002,

PINNACOR INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

upon final settlement of the transaction. The value of the warrants has been included in the purchase price of Stockpoint.

15.    STOCK OPTION PLAN

The Company has established the 1999 Stock Option Plan (the “1999 Plan”) to provide for the granting of nonqualified stock options and incentive stock options to employees, directors and advisors to reward them for service to the Company and to provide incentives for future service and enhancement of shareholder value. As amended in April 1999, the 1999 Plan authorized the issuance of stock options covering up to 6,746,032 shares of Common Stock. The options vest in accordance with the terms of the agreements entered into by the Company and the grantee of the options that range from immediate vesting to vesting ratably over a four-year period. A total of 5,468,790 options have been granted under this plan at December 31, 2002.

In the first quarter of 2000, the Company established the 2000 Equity Incentive Plan (the “2000 Plan”) to provide for the granting of options (including Incentive Stock Options), Restricted Stock, Phantom Stock, Stock Bonuses and other stock-based Awards to promote the long-term growth and profitability of the Company. The 2000 Plan is intended to provide key people with incentives to improve stockholder value and to contribute to the growth and financial success of the Company and attract, retain and reward employees. The maximum number of shares of the Common Stock reserved for issuance under the Plan is 3,174,603 shares. A total of 2,693,583 options to purchase common stock have been granted under this plan at December 31, 2002. As amended in June 2002, the 2000 Plan authorized an additional 2,000,000 share increase in options available for grant. The amended plan also establishes an evergreen provision that adds shares equal to 2% of the common stock outstanding on the first trading day of the year beginning on January 1, 2003. The resulting evergreen options that will be added to the plan in 2003 are 810,784 shares.

For the years ended December 31, 2002, 2001 and 2000, options to purchase 3,156,620, 3,077,490 and 3,108,549 shares of common stock were granted. The weighted-average grant date fair values were $1.98, $2.09 and $9.75 per share, respectively.

The Company has elected to follow APB Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and related interpretations in accounting for its employee stock options.

Transactions involving the Company’s stock options granted are summarized as follows:

	Number of Options (In Shares)	Weighted Average Exercise Price
Outstanding, January 1, 2000	4,907,911	$1.68
Granted	3,108,549	$5.90
Exercised	(346,819)	$1.40
Forfeited	(1,373,683)	$1.71

Outstanding, December 31, 2000	6,295,958	$3.34
Granted	3,077,490	$3.30
Exercised	(457,253)	$1.41
Forfeited	(2,489,385)	$4.39

Outstanding, December 31, 2001	6,426,810	$3.43
Granted	3,156,620	$1.98
Exercised	(409,346)	$1.19
Forfeited	(2,225,127)	$2.66

Outstanding, December 31, 2002	6,948,957	$2.70

PINNACOR INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

There were 2,230,493, 3,410,212 and 3,032,588 options vested and exercisable at December 31, 2000, December 31, 2001 and December 31, 2002, respectively.

The following information is as of December 31, 2002:

Range of Exercise Price	Number Outstanding (In Shares)	Weighted Average Remaining Contractual Life (In Years)	Weighted Exercise Price	Number Exercisable (In Shares)	Weighted Average Exercise Price
$0.37	59,893	0.75	$0.37	59,893	$0.37
$1.22-$1.91	1,408,020	4.07	$1.66	168,633	$1.36
$2.00-$2.88	4,943,523	3.09	$2.34	2,404,828	$2.43
$4.00-$4.69	54,250	2.81	$4.58	27,547	$4.59
$5.74-$5.75	188,513	2.32	$5.75	128,214	$5.75
$9.06-$12.13	294,758	2.54	$11.96	243,473	$11.98

In connection with the issuance of options to certain employees and directors at prices below fair market value, the Company had recorded deferred compensation of $118,233, $1,822,393 and $10,456,432 as of December 31, 2002, 2001 and 2000 respectively, net of recognized compensation expense (income) of ($188,556), $880,630 and $17,575,637, for the years ended December 31, 2002, 2001 and 2000 respectively. The expense represents the unamortized difference between the exercise price and the estimated fair market value of the Company’s common stock at such date. Such amount is included as a reduction of stockholders’ equity and is being amortized by charges to operations over the vesting period. The income for the year ended December 31, 2002 relates to previously recognized but unearned stock-based compensation of forfeited, unvested stock options granted to terminated employees.

16.    RETIREMENT PLAN

Effective December 1, 2000, the Company implemented the Pinnacor 401(k) Plan (the “2000 Savings Plan”) under Section 401(k) of the Internal Revenue Code. Under the 2000 Savings Plan, eligible employees may defer a portion of their pre-tax earnings, up to 15% of their pre-tax earnings not to exceed the Internal Revenue Service annual limit. Currently, there is no eligibility service requirement. The Company is not required to, but may match employee contributions. In addition, the Company may make a discretionary contribution to the Plan. The Company has not made any contributions to the plan to date.

17.    EMPLOYEE STOCK PURCHASE PLAN

During fiscal 2000, the Company established the Employee Stock Purchase Plan (the “ESPP Plan”) for the benefit of employees of the Company. The ESPP Plan is intended to provide the employees an opportunity to purchase common shares, par value $.01 per share. Employees may authorize a payroll deduction of any whole percentage from 1 percent to 15 percent each pay period. The option price per share subject to an offering shall be 85% of the fair market value of a share on the offering date or the exercise date, whichever is lower. The maximum number of shares reserved under the ESPP Plan is 674,603 shares, plus an annual increase to be added on the first day of the Company’s fiscal year beginning in 2001 equal to the lesser of (i) 158,730 shares, (ii) 0.5% of the shares outstanding on such date or (iii) a lesser amount determined by the ESPP Plan committee. As of December 31, 2002 and 2001, 302,726 and 179,339 shares, respectively, have been issued under the ESPP Plan.

PINNACOR INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

18.    QUARTERLY FINANCIAL DATA (UNAUDITED)

The following table presents unaudited quarterly results of operations for 2001 and 2002. This unaudited information has been prepared on the same basis as the audited consolidated financial statements. In the opinion of management, this table includes all adjustments, consisting only of normal recurring adjustments, that are considered necessary for a fair presentation of the Company’s financial position and results of operations for the quarters presented.

	Three Months Ended
	March 31, 2001	June 30, 2001	September 30, 2001	December 31, 2001	March 31, 2002	June 30, 2002	September 30, 2002	December 31, 2002
	(In thousands except for per share data)
Total revenue	$7,601	$6,701	$7,244	$9,405	$9,411	$8,902	$8,051	$8,203

Operating expenses:
Cost of services	2,219	1,887	2,239	2,866	2,988	2,851	2,719	2,922
Research and development	1,855	1,955	2,150	1,893	2,128	1,849	1,760	1,676
Sales and marketing	4,320	3,670	3,145	3,377	3,116	2,413	1,973	1,551
General and administrative	3,839	3,474	3,128	2,671	2,120	1,766	1,513	1,803
Depreciation and amortization	1,487	1,476	1,141	1,353	1,236	1,091	906	901
Stock-based compensation	(103)	1,066	173	(256)	(570)	181	33	168
Restructuring charge	—	—	12,239	—	—	4,645	(2,183)	—

Total operating expenses	13,617	13,528	24,215	11,904	11,018	14,796	6,721	9,021

Operating income (loss)	(6,016)	(6,827)	(16,971)	(2,499)	(1,607)	(5,894)	1,330	(818)
Other income	1,407	1,038	213	607	604	385	340	328

Loss applicable to common stockholders	$(4,609)	$(5,789)	$(16,758)	$(1,892)	$(1,003)	$(5,509)	$1,670	$(490)

Basic net loss per common share	$(0.12)	$(0.15)	$(0.42)	$(0.04)	$(0.02)	$(0.13)	$0.04	$(0.01)

Diluted net loss per common share	$(0.12)	$(0.15)	$(0.42)	$(0.04)	$(0.02)	$(0.13)	$0.04	$(0.01)

Basic weighted-average number of shares outstanding	37,964	38,097	40,087	42,256	42,377	42,454	42,755	40,483
Effect of dilutive stock options	—	—	—	—	—	—	71	—

Diluted weighted-average number of shares outstanding	37,964	38,097	40,087	42,256	42,377	42,454	42,826	40,483

19.    SUBSEQUENT EVENT

In January 2003, the Company issued to four executives of the Company a total of 225,000 shares of restricted stock (the “Restricted Stock”), pursuant to the 2000 Plan. The Restricted Stock was issued under the terms and conditions set forth in the 2000 Plan. The Company did not receive proceeds from the issuance of the Restricted Stock. One-third of the Restricted Stock vests on the first anniversary of the grant date, and the remaining shares vest in eight equal quarterly installments thereafter, as long as the executive is employed by the Company.

INLUMEN, INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS

	September 30,
	2002	2001
Assets
Current assets:
Cash	$6,317,228	$10,921,591
Accounts receivable, net of allowance for doubtful accounts of $75,320 and $184,915 at September 30, 2002 and 2001, respectively	315,141	770,480
Receivable from related parties	4,731	171,473
Prepaid and other current assets	521,108	397,173

Total current assets	7,158,208	12,260,717

Property and equipment, net of accumulated depreciation	1,556,706	3,855,432
Restricted cash	624,282	851,676
Investment in unconsolidated subsidiary	596,649	1,171,681
Goodwill, net	—	13,556,889

Total assets	$9,935,845	$31,696,395

Liabilities, Mandatorily Redeemable Convertible Preferred Stock and Stockholders’ Equity
Current liabilities:
Accounts payable	$572,143	$892,199
Accrued expenses	1,044,550	1,159,830
Deferred revenue	102,001	178,753
Other current liabilities	301,139	116,985
Due to related parties	510,000	510,000

Total current liabilities	2,529,833	2,857,767

Long term liabilities	1,255,060	530,847

Total liabilities	3,784,893	3,388,614

Mandatorily redeemable convertible preferred stock and stockholders’ equity:
Mandatorily redeemable convertible preferred stock, 32,767,389 shares authorized at September 30, 2002 and 2001
Series A mandatorily redeemable convertible preferred stock $0.01 par value, 23,466,794 shares outstanding	26,703,957	26,703,957
Series B mandatorily redeemable convertible preferred stock, $0.01 par value, 9,300,595 shares outstanding	31,074,548	31,074,548
Common stock, $0.01 par value, 42,232,611 shares authorized at September 30, 2002 and 2001 and 100 shares outstanding	1	1
Additional paid-in capital	1,628,254	2,017,983
Deferred compensation	—	(706,861)
Accumulated deficit	(53,255,808)	(30,781,847)

Total mandatorily redeemable convertible preferred stock and stockholders’ equity	6,150,952	28,307,781

Total liabilities, mandatorily redeemable convertible preferred stock and stockholders’ equity	$9,935,845	$31,696,395

INLUMEN, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	Nine Months Ended September 30,
	2002	2001
REVENUES	$3,917,202	$6,511,183

OPERATING EXPENSES:
Cost of services	1,772,849	2,895,899
Compensation and Benefits	3,856,227	6,561,899
Marketing	18,478	241,635
General operating expenses	2,383,128	2,910,998
Amortization of goodwill	—	3,361,104

Total operating expenses	8,030,682	15,971,535

Loss from operations	(4,113,480)	(9,460,352)

Other Income and net interest	(719,227)	(24,315)
Loss on equity investment	(358,519)	(755,819)

Loss before taxes	(5,191,226)	(10,240,486)
Provision for income taxes	—	112,061

Net loss	$(5,191,226)	$(10,352,547)

INLUMEN, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
	2002	2001
Cash flows from operating activities:
Net loss	$(5,191,226)	$(10,352,547)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	700,102	799,017
Allowance for doubtful accounts	67,594	—
Stock-based compensation	317,799	524,997
Amortization of goodwill	—	3,361,104
Goodwill impairment	—	—
Write-off of fixed assets	694,049	—
Loss on investment accounted for under the equity method	358,519	755,819
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(38,499)	420,936
(Increase) in restricted cash	(4,282)	(231,676)
Decrease in prepaid and other current assets	935	593,503
(Decrease) in accounts payable	(310,137)	(1,722,687)
Increase (decrease) in accrued expenses	127,242	(364,190)
Increase (decrease) in deferred revenue	27,025	(40,122)
(Decrease) increase in other current liabilities	(435,754)	102,077
Increase in due to related parties	—	510,000
Decrease in receivable from related parties	193,998	173,527
Increase in long term liabilities	6,495	135,137

Net cash used in operating activities	(3,486,140)	(5,335,105)

Cash flows from investing activities:
Purchases of property and equipment	(47,866)	(210,011)

Net cash used in investing activities	(47,866)	(210,011)

Cash flows from financing activities	—	—

Net decrease in cash	(3,534,006)	(5,545,116)
Cash, beginning of period	9,851,234	16,466,707

Cash, end of period	$6,317,228	$10,921,591

INLUMEN, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1.    Organization and Business

Inlumen, Inc. and subsidiaries (the “Company”) is a provider of real-time business information and market data to financial web sites and vertical business-to-business web based market places. The Company provides web sites with private labeled, targeted business news, stock quotes, charts and other client-driven, customized applications. The Company offers a comprehensive turnkey solution that can be deployed in a matter of days.

The Company was incorporated in the State of Delaware on March 9, 2000 under the name NewsAlert.com, Inc. On April 1, 2000 NewsAlert.com acquired all assets, liabilities and operations of NewsAlert, LLC in a tax free conversion, in exchange for 20,906,718 shares of Series A Redeemable Convertible Preferred Stock and 100 shares of common stock. This transaction was accounted for as a reorganization of entities under common control. NewsAlert, LLC, a Delaware limited liability company, was formed on June 29, 1999 to facilitate the sale of NewsAlert, Inc. (the predecessor). NewsAlert, LLC was dissolved in December 2000.

On April 7, 2000, NewsAlert.com’s name was changed to NewsAlert, Inc., and on October 2, 2000 NewsAlert, Inc. changed its name to Inlumen, Inc.

2.    Summary of Significant Accounting Policies

Principles of Consolidation—The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant accounting estimates used in the preparation of the Company’s financial statements include the realizability of deferred tax assets and liabilities, depreciation and amortization, and the valuation of equity instruments issued to employees and third-parties.

Cash, Cash Equivalents and Restricted Cash—The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. As of September 30, 2002 and 2001, the Company’s restricted cash was comprised of a certificate of deposit, renewable semi-anually with a major financial institution in the amount of approximately $620,000 and $850,000, respectively. The certificate of deposit is used to collateralize the lease on the Company’s premises and is included in non-current assets.

Depreciation and Amortization—Property and equipment is stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets, generally three years. Leasehold improvements are depreciated using the straight-line basis over the shorter of useful life of the assets or the lease term. Goodwill is generally amortized on a straight-line basis over five years. The Company periodically evaluates the recoverability of its long-lived assets based on anticipated cash flows generated from such underlying assets. Repair and maintenance costs are charged to operations as incurred.

Impairment of Long Lived Assets—The Company’s long-lived assets and identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the net carrying amount may not be recoverable. Management also revaluates the periods of depreciation and amortization of long-lived assets to determine whether events and circumstances warrant revised estimates of useful lives. When such events

INLUMEN, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

occur, the Company tests for impairment by comparing the carrying value of the long-lived asset to the estimated undiscounted future cash flows expected to result from use of the assets and their eventual disposition.

If the sum of the expected undiscounted future cash flows is less than the carrying amount of the assets, the Company would recognize an impairment loss. The amount of the impairment loss will be determined by comparing the carrying value of the long-lived asset to the present value of the future operating cash flows to be generated by the asset. The Company determined that, as of September 30, 2002, there has been no impairment in the carrying value of long-lived assets.

Stock-Based Compensation—Stock based compensation issued to employees is accounted for in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), and related interpretations. Stock-based awards to nonemployees are accounted for under the provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), and related interpretations.

Revenue Recognition—The Company generates revenue primarily from private label services web solutions. Private label service revenue consists primarily of financial content and application services provided to customers on their website and related set-up fees. Private label service revenue is recognized ratably when collection is considered probable, over the service delivery period, generally one to two years. Revenue for set-up fees is recognized ratably over the term of the contract, commencing with the service start date specified in the contract.

Deferred Revenues—Deferred revenue is primarily comprised of advanced billings to customers and the unamortized portion of set-up fees. At September 30, 2002 and 2001, the Company had deferred revenue of approximately $102,000 and $179,000, respectively.

Cost of Services—Cost of services includes data center hosting, content provider data streams, and related depreciation expense. Depreciation expense included in cost of services for the nine months ended September 30, 2002 and 2001, were approximately $273,000 and $226,000, respectively. Cost of services does not include certain costs to provide services such as salaries and benefits and other items which are reflected elsewhere in the statement of operations.

Income Taxes—Income taxes are accounted for under the asset and liability method pursuant to the provisions of SFAS 109, “Accounting for Income Taxes”, whereby deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date. A valuation allowance is provided to reduce the amount of deferred tax assets if it is considered more likely than not that some portion of, or all of, the deferred tax assets will not be realized.

Fair Value of Financial Instruments—The Company’s financial instruments including cash and cash equivalents, accounts receivable, accounts payable, and notes payable are carried at cost, which approximates their fair value because of the short-term maturity of those instruments.

Recent Accounting Pronouncements—In June 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141, “Business Combinations”. SFAS 141 applies to all business combinations initiated after June 30, 2001 and to all business combinations accounted for using the purchase method for which the date of

INLUMEN, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

the acquisition is July 1, 2001 or later. This statement requires all business combinations to be accounted for using one method, the purchase method. Under previously existing accounting pronouncements, business combinations were accounted for using one of two methods, the pooling-of-interest method or the purchase method. The adoption of this standard did not have any impact on the Company’s financial position or results of operations.

In June 2001, the FASB issued SFAS No. 142, “Goodwill and Other Intangible Assets”. SFAS 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets. Under SFAS 142, goodwill and certain intangible assets will no longer be amortized, but rather reviewed for impairment on a periodic basis. The provisions of this Statement are required to be applied starting with fiscal years beginning after December 15, 2001. SFAS 142 was required to be applied by the Company on January 1, 2002 and to be applied to goodwill and other intangible assets recognized in its financial statements at that date. Impairment losses for goodwill and certain intangible assets that arise due to the initial application of this Statement are to be reported as resulting from a change in accounting principle. Goodwill and intangible assets acquired after June 30, 2001, were subject immediately to the provisions of this Statement. The adoption of this standard did not have any impact on the Company’s financial position or results of operations.

In July 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations”, which requires the recognition of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the carrying amount of the related long-lived asset is correspondingly increased. Over time, the liability is accreted to its present value and the related capitalized charge is depreciated over the useful life of the asset. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. Management believes that the adoption of this standard will not have a significant impact on the Company’s financial position or results of operations.

In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. SFAS No. 144 retains the requirements of SFAS No. 121 to recognize an impairment loss only if the carrying value of a long-lived asset is not recoverable from its estimated undiscounted cash flows and to measure an impairment loss as the difference between the carrying value and fair value of the asset, but it establishes new standards for long-lived assets to be disposed of. The Company adopted the provisions of SFAS 144 effective January 1, 2002. The adoption of this standard did not have a significant impact on the Company’s financial position or results of operations.

In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” This statement eliminates the automatic classification of gain or loss on extinguishment of debt as an extraordinary item of income and requires that such gain or loss be evaluated for extraordinary classification under the criteria of Accounting Principles Board No. 30 “Reporting Results of Operations”. This statement also requires sales-leaseback accounting for certain lease modifications that have economic effects that are similar to sales-leaseback transactions, and makes various other technical corrections to existing pronouncements. This statement will be effective for the Company for the year ending December 31, 2003. Management believes that the adoption of this standard will not have a significant impact on the Company’s financial position or results of operations.

In July 2002, the Financial Accounting Standards Board issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 will supersede Emerging Issues Task Force Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” SFAS No. 146 requires that costs associated with an exit or disposal plan be recognized when incurred rather than at the date of a commitment to an exit or disposal plan.

INLUMEN, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. Management believes that the adoption of this standard will not have a significant impact on the Company’s financial position or results of operations.

On October 1, 2002, the FASB issued SFAS No. 147, “Acquisitions of Certain Financial Institutions.” SFAS No. 147 removes acquisitions of financial institutions from the scope of FASB Statement No. 72, “Accounting for Certain Acquisitions of Banking or Thrift Institutions”, and FASB Interpretation No. 9, “Applying APB Opinion Nos. 16 and 17 When a Savings and Loan Association or a Similar Institution is Acquired in a Business Combination Accounted for by the Purchase Method,” and requires that those transactions be accounted for in accordance with FASB Statements Nos. 141 and 142.

Additionally, this Statement amends FASB Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” to include in its scope long-term customer-relationship intangible assets of financial institutions such as depositor and borrower relationship intangible assets and credit cardholder intangible assets. Consequently, those intangible assets are subject to the same undiscounted cash flow recoverability test and impairment loss recognition and measurement provisions that Statement 144 requires for other long-lived assets that are held and used.

This statement became effective on October 1, 2002 and management believes that the adoption of this standard will not have a significant impact on the Company’s financial position or results of operations.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of FASB Statement No. 123.” SFAS No. 148 amends SFAS No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results.

This Statement permits two additional transition methods for entities that adopt the preferable method of accounting for stock-based employee compensation. Both of those methods avoid the ramp-up effect arising from prospective application of the fair value based method. In addition, to address concerns raised by some constituents about the lack of comparability caused by multiple transition methods, this Statement does not permit the use of the original Statement 123 prospective method of transition for changes to the fair value based method made in fiscal years beginning after December 15, 2003.

Management is currently evaluating the impact of this Statement on Company’s results of operations or financial position.

3.    CONCENTRATION OF CREDIT RISK

Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of cash, cash equivalents and accounts receivable. Substantially all of the Company’s cash and cash equivalents are managed by two major financial institutions and exceed FDIC and SIPC limits. Accounts receivable are typically unsecured and are derived from revenues earned from customers primarily located in the United States. The Company performs ongoing credit evaluations of its customers and maintains reserves for potential credit losses; historically, such losses have been within management’s expectations. At September 30, 2002 three customers accounted for 10% of the Company’s account receivable balance. At September 30, 2001, one customer accounted for 10% of the accounts receivable balance. At September 30, 2002 no customer

INLUMEN, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

accounted for more than 10% of net revenue. At September 30, 2001 one customer accounted for approximately 10% of net revenue.

4.    STOCK-BASED COMPENSATION

In connection with the issuance of options to certain employees and directors at prices below fair market value, the Company had recorded deferred compensation of approximately $1,987,000, representing the difference between the exercise price and the estimated fair market value of the Company’s common stock at the grant date. Such amount is included as a reduction of stockholders’ equity and is being amortized by charges to operations over the vesting period. The Company recognized compensation expense of approximately $317,799 and $524,997 related to amortization of deferred compensation for the nine months ended September 30, 2002 and 2001, respectively.

5.    SUBSEQUENT EVENT

On November 20, 2002, the Company’s operating assets were purchased by Pinnacor’s wholly-owned subsidiary, Broad Acquisition Corp. (the “Acquisition Corp”). The purchase price was approximately $2.4 million in cash.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Inlumen, Inc.

In our opinion, the accompanying consolidated balance sheets and the related statements of operations, changes in mandatorily redeemable convertible preferred stock and shareholders’ equity and of cash flows present fairly, in all material respects, the financial position of Inlumen, Inc. and subsidiaries (the “Company”) at December 31, 2001 and 2000, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

May 30, 2002, except for Note 13, as to which the date is  June 21, 2002.

INLUMEN, INC.

CONSOLIDATED BALANCE SHEETS

December 31, 2001 and 2000

	December 31
	2001	2000
Assets
Current assets:
Cash	$9,851,234	$16,466,707
Accounts receivable, net of allowance for doubtful accounts of $101,939 and $517,423 at December 31, 2001 and 2000, respectively	344,237	1,191,416
Prepaid and other current assets	522,044	990,676
Receivable from related parties	198,729	345,000

Total current assets	10,916,244	18,993,799

Property and equipment, net of accumulated depreciation	2,902,991	4,444,438
Restricted cash	620,000	620,000
Investment in unconsolidated subsidiary	955,168	1,927,500
Goodwill, net	—	16,917,993

Total assets	$15,394,403	$42,903,730

Liabilities, Mandatorily Redeemable Convertible Preferred Stock and Stockholders’ Equity
Current liabilities:
Accounts payable	$882,280	$2,453,925
Accrued expenses	917,308	1,524,020
Deferred revenue	74,976	218,875
Other current liabilities	736,893	14,908
Due to related parties	510,000	—

Total current liabilities	3,121,457	4,211,728

Long term liabilities	1,248,565	395,710

Total liabilities	4,370,022	4,607,438

Commitments and contingencies (Note 12)
Mandatorily redeemable convertible preferred stock and stockholders’ equity:
Mandatorily redeemable convertible preferred stock, 32,767,389 and 50,000,000 shares authorized at December 31, 2001 and 2000, respectively
Series A mandatorily redeemable convertible preferred stock $0.01 par value, 23,466,794 shares outstanding	26,703,956	26,703,956
Series B mandatorily redeemable convertible preferred stock, $0.01 par value, 9,300,595 shares outstanding	31,074,548	31,074,548
Common stock, $0.01 par value, 42,232,611 and 100,000,000 shares authorized at December 31, 2001 and 2000, respectively; 100 shares outstanding	1	1
Additional paid-in capital	1,628,254	2,017,983
Deferred compensation	(317,799)	(1,231,858)
Accumulated deficit	(48,064,579)	(20,268,338)
Total mandatorily redeemable convertible preferred stock and stockholders’ equity	11,024,381	38,296,292

Total liabilities, mandatorily redeemable convertible preferred stock and stockholders’ equity	$15,394,403	$42,903,730

The accompanying notes are an integral part of these financial statements.

INLUMEN, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

For the years ended December 31, 2001 and 2000

	2001	2000
Revenues (including revenue of $402,050 and $570,345 from related parties for 2001 and 2000, respectively)	$8,079,919	$10,226,772
Operating expenses:
Cost of services	3,338,180	3,737,524
Compensation and benefits	9,048,316	10,058,736
Marketing	269,606	5,073,107
General operating expenses	3,963,739	9,444,751
Amortization of goodwill	4,481,472	4,481,472
Restructuring and impairment	14,287,913	—

Total operating expenses	35,389,226	32,795,590

Loss from operations	(27,309,307)	(22,568,818)
Other income and net interest	530,918	617,723
Loss on equity investment	(972,332)	(367,500)

Total other income and expenses	(441,414)	250,223
Loss before taxes	(27,750,721)	(22,318,595)
Provision for income taxes	45,520	60,000

Net loss	$(27,796,241)	$(22,378,595)

INLUMEN, INC.

CONSOLIDATED STATEMENT OF CHANGES IN MANDATORILY REDEEMABLE

CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY

	Member’s Contributions	Series A Mandatory Redeemable Convertible Preferred Stock		Series B Mandatory Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Warrants	Deferred Compensation	Accumulated Deficit	Total
		Shares	Amount	Shares	Amount	Shares	Amount
Balance, January 1, 2000	$24,537,160	—	$—	—	$—	—	$—	$—	$451,000	$—	$(2,730,321)	$22,257,839
Sale of membership interest	2,500,000		—					—			—	2,500,000
Sale of membership interest at discount	422,000											422,000
Net loss for the period from January 1, 2000 to March 31, 2000											(2,110,257)	(2,110,257)
Effect of reorganization (Note 1)	(27,459,160)	20,906,718	23,069,436			100	1	145	(451,000)		4,840,578	—
Issuance of mandatorily redeemable convertible preferred stock Series A, net of $115,480 issuance costs		2,560,076	3,634,520									3,634,520
Issuance of mandatorily redeemable convertible preferred stock Series B, net of $175,452 issuance costs			—	9,300,595	31,074,548							31,074,548
Issuance of stock options to employees below fair value								1,987,364		(1,987,364)		—
Issuance of stock options to consultant								30,474		(30,474)		—
Amortization of options to consultant and deferred compensation										785,980		785,980
Net loss from the period April 1, 2000 through December 31, 2000											(20,268,338)	(20,268,338)

Balance, December 31, 2000	—	23,466,794	26,703,956	9,300,595	31,074,548	100	1	2,017,983	—	(1,231,858)	(20,268,338)	38,296,292
Amortization of deferred compensation	—	—	—							524,330		524,330
Issuance of stock options to consultant								71,676		(71,676)		—
Forfeiture of stock options								(461,405)		461,405		—
Net loss											(27,796,241)	(27,796,241)

Balance, December 31, 2001	$—	23,466,794	$26,703,956	9,300,595	$31,074,548	100	$1	$1,628,254	$—	$(317,799)	$(48,064,579)	$11,024,381

The accompanying notes are an integral part of these financial statements.

INLUMEN, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31, 2001 and 2000

	2001	2000
Cash flows from operating activities:
Net loss	$(27,796,241)	$(22,378,595)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,299,684	742,243
Allowance for doubtful accounts	(415,484)	416,187
Stock-based compensation	524,330	785,980
Amortization of goodwill	4,481,472	4,481,472
Goodwill impairment	12,436,521	—
Write-off of fixed assets	739,577	—
Non-cash charge on extension of warrant	—	422,000
Loss on investment accounted for under the equity method	972,332	367,500
Changes in operating assets and liabilities:
Increase in due to related parties	510,000	—
Decrease (increase) in accounts receivable	1,262,663	(561,992)
Increase in other assets	—	(620,000)
Decrease (increase) in prepaid and other current assets	468,632	(909,178)
(Decrease) increase in accounts payable	(1,571,645)	2,152,443
(Decrease) increase in accrued expenses	(606,712)	1,182,426
(Decrease) increase in deferred revenue	(143,899)	121,875
(Decrease) increase in other current liabilities	721,985	(392)
Decrease (increase) in receivable from related parties	146,271	(112,975)
Increase in long term liabilities	852,855	395,710

Net cash used in operating activities	(6,117,659)	(13,515,296)

Cash flows from investing activities:
Purchases of property and equipment	(497,814)	(4,661,551)
Equity investment in joint venture	—	(2,295,000)
Capitalization of internal software development costs	—	(382,576)

Net cash used in investing activities	(497,814)	(7,339,127)

Cash flows from financing activities:
Proceeds from sale of membership interest	—	2,500,000
Proceeds from issuance of Series A mandatorily redeemable convertible preferred stock	—	3,634,520
Proceeds from issuance of Series B mandatorily redeemable convertible preferred stock	—	31,074,548
Repayment of a note to related party	—	(174,089)

Net cash provided by financing activities	—	37,034,979

Net (decrease) increase in cash	(6,615,473)	16,180,556
Cash, beginning of period	16,466,707	286,151

Cash, end of period	$9,851,234	$16,466,707

Supplemental disclosure of non-cash investing and financing activities: During 2001 the Company acquired approximately $295,000 of assets under capital lease.

The accompanying notes are an integral part of these financial statements.

INLUMEN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Nature of Business and Organization

Inlumen, Inc. and subsidiaries (the “Company”) is a provider of real-time business information and market data to financial web sites and vertical business-to-business web based marketplaces. The Company provides web sites with private labeled, targeted business news, stock quotes, charts and other client-driven, customized applications. The Company offers a comprehensive turnkey solution that can be deployed in a matter of days.

The Company has incurred substantial net losses of $27,796,241 and $22,378,595 in 2001 and 2000 respectively. In addition the Company had negative cash flows from operations of $6,117,659 and $13,515,296 in 2001 and 2000, respectively. Management expects net losses and negative cash flows to continue for the foreseeable future. The Company may require additional financing to further implement its business plan. If additional funding is required, there is no assurance that the Company will be successful in obtaining additional financing. If the Company is unable to implement its business plan, to secure additional financing on terms they determine to be acceptable, management believes it has the ability to reduce certain discretionary spending.

Organization

The Company was incorporated in the state of Delaware on March 9, 2000 under the name NewsAlert.com, Inc. On April 1, 2000 NewsAlert.com acquired all assets, liabilities and operations of News Alert, LLC in a tax free conversion, in exchange for 20,906,718 shares of Series A Redeemable Convertible Preferred Stock and 100 shares of common stock (Note 7). This transaction was accounted for as a reorganization of entities under common control. News Alert, LLC, a Delaware limited liability company, was formed on June 29, 1999 to facilitate the sale of News Alert, Inc. (the “predecessor”). News Alert, LLC was dissolved in December 2000.

On April 7, 2000, NewsAlert.com’s name was changed to NewsAlert, Inc., and on October 2, 2000, NewsAlert, Inc. changed its name to Inlumen, Inc.

On October 7, 1999, News Alert Investors (“NAI”), an unaffiliated group of investors, acquired 80% of the outstanding membership interests of News Alert LLC. for $22,500,000. The purchase amount was comprised of $10,000,000 in cash and $12,500,000 in short-term notes. The amounts and terms of the notes are as follows:

a.    A promissory note and security agreement for $6,875,000 payable 60 days after the closing date, accruing interest at 8% per annum, collateralized by a guarantee from an affiliate of NAI and secured by a pledge of 24.44% of News Alert, LLC membership interests;

b.    A promissory note and security agreement for $3,375,000 payable 90 days after the closing date, accruing interest at 8% per annum and collateralized by a pledge of 24.00% of News Alert, LLC membership interests; and

c.    A promissory note and security agreement for $2,250,000 payable to the seller 120 days after the closing date, accruing interest at 8% per annum and collateralized by a pledge of 8% of News Alert, LLC membership interests.

On October 29, 1999, NAI made principal and interest payments of $10,058,000 toward the payment of the $6,875,000 and $3,375,000 promissory notes and interest. NAI issued a replacement note in the principal amount of $252,000 for the remainder of the balance due on the two notes. The note was due on December 31, 1999 and was collateralized by a pledge of 1.8% interest in the outstanding membership of the Company. The $252,000 replacement note including interest was paid on December 29, 1999.

On January 10, 2000, NAI made a principal and interest payment of $2,296,000 representing payment in full of the remaining $2,250,000 promissory note and interest.

INLUMEN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2.    Summary of Significant Accounting Policies

The consolidated financial statements are prepared in accordance with generally accepted accounting principles “GAAP” in the United States of America.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation. Certain reclassifications have been made to the prior year consolidated financial statements to conform with the current period presentation.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates. Significant estimates and assumptions made by the Company include those related to the useful lives of fixed assets, allowance for doubtful accounts and the recoverability of fixed assets and goodwill.

Revenue Recognition

The Company generates revenue primarily from private label services web solutions. Private label service revenue consists primarily of financial content and application services provided to customers on their web site and related set-up fees. Private label service revenue is recognized ratably when collection is considered probable, over the service delivery period, generally of one to two years. Revenue for set-up fees is recognized ratably over the term of the contract, commencing with the service start date specified in the contract.

Deferred revenue is primarily comprised of advanced billings to customers and the unamortized portion of set-up fees.

Cost of Services

Cost of services includes data center hosting, content provider data streams, and related depreciation expense. Depreciation expense included in cost of services for the years ended December 31, 2001 and 2000, were approximately $301,000 and $247,000, respectively. Cost of services does not include certain costs to provide services such as salaries and benefits and other items which are reflected elsewhere in the statement of operations.

Cash, Cash Equivalents, and Restricted Cash

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. As of December 31, 2001 and 2000, the Company’s restricted cash was comprised of a certificate of deposit, renewable semi-annually with a major financial institution in the amount of $620,000. The certificate of deposit is used to collateralize the lease on the Company’s premises and is included in non-current assets.

Fair Value of Financial Instruments

The Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, and notes payable, are carried at cost, which approximates their fair value because of the short-term maturity of these instruments.

INLUMEN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of cash, cash equivalents and accounts receivable. Substantially all of the Company’s cash and cash equivalents are managed by two major financial institutions and exceed FDIC and SIPC limits. Accounts receivable are typically unsecured and are derived from revenues earned from customers primarily located in the United States. The Company performs ongoing credit evaluations of its customers and maintains reserves for potential credit losses; historically, such losses have been within management’s expectations. At December 31, 2001 two customers accounted for 10% and 20% of the Company’s account receivable balance. At December 31, 2000, one customer, a related party (Note 6) accounted for 21% of the accounts receivable balance. This amount was received in 2001. In 2001 no customer accounted for more than 10% of net revenue. In 2000 one customer accounted for approximately 10% of net revenue.

Advertising Costs

Advertising costs are recorded as expense as incurred. The advertising expense totaled approximately $67,000 and $4.4 million in 2001 and 2000, respectively.

Depreciation and Amortization

Property and equipment is stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets, generally three years. Leasehold improvements are depreciated using the straight-line basis over the shorter of useful life of the assets or the lease term. The Company continually evaluates whether current events or circumstances warrant adjustments to the carrying value or estimated useful lives of fixed assets and intangible assets in accordance with the provisions of Statement of Financial Accounting Standards No. 121, “Accounting for the Impairment of Long-Lived Assets” (“SFAS 121”). Repair and maintenance costs are charged to operations as incurred.

Foreign Currency

The functional currency of the Company’s international subsidiaries is the US Dollar. Gains and losses from foreign currency transactions are included in the determination of operating expenses and were not material during the years ended December 31, 2001 and 2000.

Goodwill

Goodwill is amortized using the straight-line method over five years. The Company assesses the recoverability of its goodwill by determining whether the unamortized balance over its remaining life can be recovered through forecasted cash flows. If undiscounted forecasted cash flows indicate that the unamortized amounts will not be recovered, an adjustment is made to reduce the net amounts to an amount consistent with forecasted future cash flows discounted at a rate commensurate with the risk. Future cash flows are based on trends of historical performance and management’s estimate of future performance, giving consideration to existing and anticipated competitive and economic conditions.

Income Taxes

Income taxes are computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

INLUMEN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Internal Use Software Costs

The Company accounts for website and other software development and related costs in accordance with Statement of Position 98-1 (“SOP 98-1”), “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” During 2000 the Company capitalized approximately $383,000 of costs related to software developed or obtained for internal use and is being amortized over 2 years. Software amortization expenses for the year ended December 31, 2001 and 2000 were approximately $190,000 and $95,000, respectively.

In March 2000, the Emerging Issues Task Force “EITF” issued Statement 00-02, Accounting for Web Site Development Costs, which discusses the accounting for web site development costs. Effective for fiscal quarters beginning June 30, 2000, companies are required to adopt this pronouncement. The adoption of the pronouncement in 2000 did not have an effect on the Company’s financial statements.

Comprehensive Income (Loss)

Comprehensive income (loss) as defined includes all changes in equity (net assets) during a period from non-owner sources. For the years ended December 31, 2001 and 2000 comprehensive income (loss) was equal to net income.

Stock Based Compensation

Stock based compensation issued to employees is accounted for in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), and related interpretations. Stock-based awards to nonemployees are accounted for under the provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), and related interpretations.

3.    Property and Equipment

At December 31, 2001 and 2000, property and equipment is comprised of the following:

	2001	2000
Computer Equipment	$1,411,578	$1,405,057
Computer Software	818,883	721,833
Office Furniture and Equipment	1,104,804	700,104
Leasehold Improvements	1,565,996	2,346,582
Less: accumulated depreciation	(1,998,270)	(729,138)

Property and equipment, net	$2,902,991	$4,444,438

Depreciation expense for the years ended December 31, 2001 and 2000, was $1,299,684 and $742,243, respectively. Computer equipment at December 31, 2001 includes approximately $295,000 of assets under capital lease. In December 2001, the company wrote-off leasehold improvements of approximately $740,000 (Note 4).

4.    Restructuring and Impairment

In December 2001 the Company undertook a restructuring related to an under-utilized facility lease as a result of work force reductions throughout the year. In addition the Company assessed the recoverability of its remaining goodwill. The Company recorded a charge of approximately $12.4 million for the impairment of

INLUMEN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

goodwill, approximately $1.3 million charge related to a lease impairment and approximately $740, 000 of write-offs of leasehold improvements relating to the under-utilized facility. Approximately $429,000 and $943,000 of the lease impairment charge is included in other current liabilities and long term liabilities respectively.

The $12.4 million charge for impairment of goodwill represents the difference between the historical book value of the goodwill and the discounted estimated future cash flows expected from future operations. The Company estimated future cash flows based upon historical results, sales backlog and detailed expense projections. In addition, when developing these future projections, the Company considered business trends, prospects and market and economic conditions. Amortization expense for goodwill for the years ended December 31, 2001 and 2000, was approximately $4.5 million and $4.5 million, respectively.

The lease impairment includes lease payments through the end of the lease in 2010, offset by estimated sublease income, and brokerage fees related to finding a sub-leasee. The Company is actively seeking a sub-lease tenant.

5.    Income Taxes

The components of the provision (benefit) for income taxes are as follows:

	2001	2000
Current:
Federal	$—	$—
State/City	—	—
Foreign	45,520	60,000

	45,520	60,000
Deferred:
Federal	—	—
State/City	—	—
Foreign	—	—

	$45,520	$60,000

The Company’s deferred tax assets and liabilities are summarized as follows:

	2001	2000
Deferred tax assets:
Net operating losses	$8,194,400	$5,603,000
Amortization of goodwill	8,137,526	1,075,500
Other accounts	469,743	674,000
Depreciation	206,753	85,500

	17,008,422	7,438,000
Valuation allowance	(17,008,422)	(7,438,000)

Net deferred tax asset (liability)	$—	$—

The Company has approximately $17.8 million of net operating loss carryforwards which expire in 2021. The Company provided a full valuation allowance on the entire deferred tax asset balance to reflect the uncertainty regarding the realizability of these assets due to operating losses incurred since inception. Future ownership changes may limit the future utilization of these net operating loss carryforwards as defined by the federal and state tax codes.

INLUMEN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company’s effective tax rate differs from the U.S. Federal statutory tax rate of 35% as follows:

	2001	2000
Statutory federal income tax rate	(35.00)%	(35.00)%
State taxes, net of federal benefit	(9.36)	(8.60)
Foreign taxes and other nontaxable items	4.26	9.12
Other	3.76	0.64
Valuation allowance on deferred tax asset	36.51	34.17

Effective tax rate	0.17%	0.33%

6.    Joint Ventures and Related Parties

During 2000, the Company entered into a joint venture agreement with Fairfax Corporation Pty Limited (“Fairfax”) (“Joint Venture Agreement”), a shareholder of the Company, whereby Inlumen Asia Pacific Pte. Ltd. (“IAP”) was formed to deliver private label service to customers in the Asia Pacific region.

Pursuant to the terms of the Joint Venture Agreement, the Company invested $2,295,000 cash in exchange for 2,295,000 common (“ordinary”) shares of IAP. Fairfax invested $1,500,000 in cash in exchange for 1,500,000 ordinary shares of IAP and issued a Convertible Note for the amount of $705,000. The Note bears 8% interest and is convertible into 15.7% interest in ordinary shares of IAP. As the Company shares joint control over this entity with Fairfax, the investment is recorded under the equity method of accounting.

The Company recognized approximately $215,000 and $328,000 of revenue from IAP during the years ended December 31, 2001 and 2000, respectively. The Company has recorded a receivable from IAP of $199,000 and $328,000 as of December 31, 2001 and 2000 respectively. The Company also has a payable due IAP, shown as due to related parties, of $510,000 at December 31, 2001.

Additional related parties include two entities controlled by directors of the Company.

The Company recognized approximately $187,000 and $242,000 of private label services revenue from related parties during the years ended December 31, 2001 and 2000, respectively. The Company had $0 and $17,000 of receivables from related parties as of December 31, 2001 and 2000, respectively.

During 2000, the Company collected a receivable from a shareholder in the amount of $174,089. This receivable was established in 1999 in conjunction with the acquisition of membership interests of News Alert LLC by NAI.

7.    Stockholders’ Equity

Common Stock

The Company was authorized to issue up to 100,000,000 shares of Common Stock with a par value of $0.01 per share, of which 100 shares were issued and outstanding as of December 31, 2001 and 2000. During 2001 the Company reduced the authorized shares to 42,232,611.

Mandatorily Redeemable Convertible Preferred Stock

The Company was authorized to issue up to 50,000,000 shares of preferred stock with a par value of $0.01 per share, of which 23,466,794 shares are designated as Series A Mandatorily Convertible Preferred Stock (“Series A Stock”) and 9,300,595 shares are designated as Series B Mandatorily Convertible Preferred Stock (“Series B Stock”) as of December 31, 2000. During 2001, the Company reduced the authorized shares of preferred stock to 32,767,389 shares.

INLUMEN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Membership Interest

In February 2000, a member of NAI purchased membership interests, providing gross proceeds of $2,000,000. Additionally, a stockholder exercised its preemptive right and purchased membership interests providing gross proceeds of $500,000. In connection with the April 2000 reorganization (see Note 1) these membership interests were converted into 1,365,374 and 341,344 shares of Series A Preferred Stock at $1.4648 per share respectively.

Series A Stock

On May 19, 2000, a member of NAI exercised a warrant to purchase 2,048,061 shares of Series A Preferred Stock at $1.4648 per share (see Note 8) providing gross proceeds of $3,000,000. In addition, a stockholder exercised his preemptive right and purchased 512,015 shares of Series A Preferred Stock at $1.4648 per share, providing gross proceeds of $750,000.

Series B Stock

In June 2000, the Company sold 7,886,905 shares of Series B Preferred Stock to a third party at $3.36 per share providing gross proceeds of $26,500,000. In addition, existing stockholders purchased 1,413,690 shares of Series B Preferred Stock at $3.36 per share, providing gross proceeds of $4,750,000.

The Series A and Series B Preferred Stock have the following characteristics:

Voting

The holders of the preferred stock are entitled to vote, together with the holders of common stock, on all matters submitted to stockholders for a vote. Each preferred stockholder is entitled to the number of votes equal to the number of shares of common stock into which each preferred share is convertible at the time of such vote.

Dividends

The holders of the Series A Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors and out of funds legally available, dividends at the rate equal to any such dividend paid with respect to the Common Stock ratably as if each share of Series A Preferred Stock and each share of Series B Preferred Stock had been converted into common stock.

The holders of shares of Series B Preferred Stock, in preference to the holders of Common Stock and the Series A Preferred Stock, shall be entitled to receive, when and as declared by the Board of Directors and out of funds legally available, dividends at the rate of ten percent (10%) per annum on the original purchase price for the Series B Preferred Stock, computed on a per share basis from the date of issuance. The dividends shall be cumulative and shall accrue daily until paid. Upon conversion of the Series B Preferred Stock into Common Stock, any accrued dividends on the Series B Preferred Stock shall not be convertible into Common Stock and shall be extinguished. During the years ended December 31, 2001 and 2000, the Board of Directors did not declare dividends on Series B Preferred stock. As of December 31, 2001, dividends per share of $0.502 amounting to $4,669,955 were in arrears on Series B Preferred stock. As of December 31, 2000, dividends per share of $0.168 amounting to $1,562,500 were in arrears on Series B Preferred Stock.

Liquidation Preference

In the event of any liquidation, dissolution or winding up of the affairs of the Company (“Liquidation Event”), the holders of the then outstanding Series A and Series B Preferred Stock shall receive for each share an amount equal to the sum of $1.4648 and $3.36 per share of Series A and Series B Preferred Stock, respectively,

INLUMEN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

plus all declared but unpaid dividends, payable in preference and priority to any payments made to the holders of the then outstanding common stock. If upon any such Liquidation Event, the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock and the Series B Preferred Stock, the holders of shares of Series A Preferred Stock and the Series B Preferred Stock shall share ratably in any distribution for the remaining assets and funds of the Corporation based on the ratio of 56.5% to the holders of Series B Preferred Stock and 43.5% to the holders of Series A Preferred Stock. In addition to the events described above, the term Liquidation Event shall be deemed for the purpose to include the sale, merger, or consolidation of the Company where the Company would not be the surviving entity, or the Company would own less than 50.1% of the combined Company.

Conversion

Each share of preferred stock, at the option of the holder, is convertible into a number of fully paid shares of common stock as determined by dividing the respective preferred stock issue price by the conversion price in effect at the time. The initial conversion price of Series A and Series B Preferred Stock is $1.4648 and $3.36, respectively, and is subject to adjustment in accordance with antidilution provisions contained in the Company’s Articles of Incorporation. Conversion is automatic immediately upon the closing of a firm commitment underwritten public offering in which the public offering price equals or exceeds at least two times the Series B Liquidation Preference per share (adjusted to reflect subsequent stock dividends, stock splits or recapitalization) and the aggregate proceeds raised exceed $40,000,000.

8.    Warrant

On October 7, 1999, in connection with a $2,000,000 investment in NAI, a member of NAI entered into an agreement with NAI whereby the member and NAI would commence negotiations for a strategic joint venture to be established by the member and News Alert, LLC. If within 75 days, the parties had agreed to the joint venture, the member would have been issued, in consideration of the agreement, an additional $3,000,000 of interests in NAI, based on the same valuation and terms as that member’s initial investment in NAI. If no agreement was reached within 75 days, the member would have the right, at the end of the 75 day period, to purchase an additional $3,000,000 in member interests of NAI based on the same valuation and terms as that member’s initial investment in NAI.

Of the member’s $2,000,000 initial investment in NAI, $451,000 has been allocated as the value of the agreement.

The 75 day term of the agreement was extended by mutual agreement of the parties on December 23, 1999 and again on February 18, 2000. On May 19, 2000, the member exercised its right to purchase $3,000,000 of additional interests in NAI. In connection with the additional investment by the member, the Company recorded a charge to general and administrative expenses in the amount of approximately $422,000, representing the difference between the fair value of Series A Preferred Stock at the time of the last warrant extension date and the issuance price.

9.    Stock Incentive Plan

On April 24, 2000, the Company established the 2000 Stock Incentive Plan (the “Plan”) to provide for the granting of nonqualified stock options and incentive stock options to employees, directors and advisors to reward them for service to the Company and to provide incentives for future service and enhancement of shareholder value. The Plan authorized the issuance of stock options covering up to 4,800,000 shares of Common Stock. The options vest in accordance with the terms of the agreements entered into by the Company and the grantee of the options which range from immediate vesting to vesting ratably over a 3 year period. The weighted-average grant-date fair value of the stock options granted during 2001 and 2000 were $.03 and $.80 per share.

INLUMEN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Transactions involving the incentive stock options granted are summarized as follows:

	Number of Options	Weighted Average Exercise Price
Granted	3,762,817	$2.04
Cancelled	(87,500)	$1.86

Outstanding, Dec 31, 2000	3,675,317	$2.04
Granted	1,858,247	$.51
Cancelled	(1,437,925)	$1.50

Outstanding, Dec 31, 2001	4,095,639	$1.54

The following information is as of December 31, 2001:

Exercise Price	Options Outstanding	Weighted Average Remaining Contractual Life	Options Exercisable
		(in years)
$ .50	1,842,247	8.98	495,832
$1.46	1,333,992	7.73	878,661
$2.19	199,400	8.41	62,433
$3.36	540,000	8.44	360,000
$6.50	180,000	8.44	120,000

SFAS No. 123, “Accounting for Stock-Based Compensation,” provides for a fair value based method of accounting for employee options and options granted to non-employees and measures compensation expense using an option valuation model that takes into account, as of the grant date, the exercise price and expected life of the option, the current price of the underlying stock and its expected volatility, expected dividends on the stock, and the risk-free interest rate for the expected term of the options.

Had compensation cost been determined based on the fair value at the grant dates for awards in 2001 and 2000, consistent with the provisions of SFAS 123, the Company’s net loss would have been $28,015,821 and $22,714,215, respectively, for both years.

The fair value of options granted under the Plan for the year ended December 31, 2001 and 2000, in complying with SFAS No. 123, was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used: no dividend yield, a volatility factor of 0% for both years, risk-free interest rate of 3.91%, 6.0% and expected lives of 4 years for both years.

10.    Deferred Compensation

In connection with the issuance of options to certain employees and directors at prices below fair market value, the Company had recorded deferred compensation of approximately $1,987,000, representing the difference between the exercise price and the estimated fair market value of the Company’s common stock at the grant date. Such amount is included as a reduction of stockholders’ equity and is being amortized by charges to operations over the vesting period. The Company recognized compensation expense of approximately $524,000 and $768,000 related to amortization of deferred compensation for the years ended December 31, 2001 and 2000 respectively.

INLUMEN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A Principal member of the Predecessor issued certain employees the right, which was vested upon issuance, to receive an amount equivalent, in aggregate, to 3% of the membership interest in the Predecessor. This obligation will be payable in cash or securities upon the first to occur of: a) a sale by the member of its membership interest in the Predecessor, b) the date subsequent to an initial public offering of equity securities of the Predecessor or its successors, resulting in proceeds in excess of $12,000,000, when the member is permitted to sell its membership interests or, c) a merger or consolidation involving the Predecessor or its successors in a transaction where the member receives cash or publicly traded securities. These rights are contingent upon a future event and as a result no charge has been recorded for the value of such rights.

During 2000 the Company issued an option to acquire 15,000 shares of common stock at an exercise price of $1.46 per share in conjunction with consulting services provided. The option was valued at approximately $30,000 using the Black-Scholes option pricing model and is amortized over the vesting period. During the years ended December 31, 2001 and 2000, the Company recognized amortization of deferred compensation related to this option of approximately $12,000 and $18,000, respectively.

In October 2001 the Company issued an option to acquire 400,000 shares of common stock at an exercise price of $.50 per share in conjunction with consulting services provided. The option was valued at approximately $72,000 using the Black-Scholes option pricing model and is amortized over the vesting period. The assumptions used for the options were zero dividend yield, 80% volatility, a weighted average risk-free interest rate of 3.91%, and expected life of 4 years. During the year ended December 31, 2001, the Company recognized amortization of deferred compensation related to this option of approximately $6,000.

11.    401(k) Savings Plan

During 2000, the Company established a defined contribution savings plan under Section 401(k) of the Internal Revenue Code. This plan covers substantially all employees who meet minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pre-tax basis. Company contributions to the plan may be made at the discretion of the Board of Directors. To date there were no contributions made to the plan by the Company.

INLUMEN, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

12.    Commitments

The Company leases its office space under operating leases. For the years ended December 31, 2001 and 2000, total rent expense under the operating leases was approximately $916,000 and $1,254,000, respectively. Future minimum lease payments under capital and operating leases are as follows:

	Capital Lease	Operating Lease
Year ending December 31,
2002	$169,208	$1,052,037
2003	56,403	1,131,706
2004		1,130,580
2005		1,185,557
2006		1,225,538
Thereafter		4,401,770

Total minimum lease payments	225,611	$10,127,188

Less: Amount representing interest	20,084

Present value of minimum lease payments	205,527
Less: Current portion	150,661

	$54,866

Included in operating lease is approximately $3.6 million related to the underutilized facility (Note 4) for which a lease impairment charge of approximately $1.3 million has been recorded.

13.    Subsequent Event

On June 21, 2002 the Company bought out the remaining term of its office lease in United Kingdom for approximately $40,000. The corresponding reduction to operating lease commitments shown in Note 12 is approximately $332,000 per annum and $2.9 million in total.

ANNEX A

AGREEMENT AND PLAN OF MERGER

Dated as of July 22, 2003

i

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the “Agreement”) is entered into as of July 22, 2003, by and among NMP, Inc., a Delaware corporation (“Holdco”), MarketWatch.com, Inc., a Delaware corporation (“Parent”), Pinnacor Inc., a Delaware corporation (“Company”), Maple Merger Sub, Inc., a Delaware corporation (“Parent Merger Sub”) and a direct wholly-owned subsidiary of Holdco, and Pine Merger Sub, Inc., a Delaware corporation (“Company Merger Sub”) and a direct wholly owned subsidiary of Holdco.

WITNESSETH:

WHEREAS, the boards of directors of Parent and Company have each determined that it is advisable and in the best interests of each corporation and its respective stockholders for Parent and Company to enter into a strategic business combination in order to advance the long-term strategic business interests of Parent and Company upon the terms and subject to the conditions set forth herein;

WHEREAS, the combination of Company and Parent with a new holding company structure which is intended to achieve important business objectives shall be effected by the terms of this Agreement through the Mergers (as defined in Section 2.01);

WHEREAS, in furtherance thereof, the Board of Directors of each of Company, Parent, Holdco, Parent Merger Sub and Company Merger Sub has approved this Agreement and the applicable Merger in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”), and upon the terms and subject to the conditions set forth in this Agreement, pursuant to which the capital stock of Parent outstanding immediately prior to the Effective Time will be converted into the right to receive shares of common stock of Holdco and the capital stock of Company will be converted into the right to receive cash and shares of common stock of Holdco as set forth herein;

WHEREAS, concurrently with the consummation of the Parent Merger (as defined herein), Holdco will be renamed “MarketWatch.com, Inc.” and will become the parent corporation of Parent, as further described in Article II of this Agreement;

WHEREAS, for Federal income tax purposes, it is intended that the Mergers shall qualify as exchanges within the meaning of Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”), and that the Parent Merger will also constitute a reorganization within the meaning of Section 368(a) of the Code and the regulations promulgated thereunder;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent’s willingness to enter into this Agreement, General Atlantic Partners 69, L.P., GAP Coinvestment Partners II, L.P., GapStar, LLC, RRE Ventures II L.P., RRE Ventures Fund II L.P., Kevin Clark, David Hodgson, Kirk Loevner, David Obstler, James D. Robinson, and William Staib, stockholders of Company, are entering into voting agreements in the form attached hereto as Exhibits A (the “Company Voting Agreements”);

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent’s willingness to enter into this Agreement, General Atlantic Partners 69, L.P., GAP Coinvestment Partners II, L.P., GapStar, LLC, RRE Ventures II L.P., RRE Ventures Fund II L.P., Kevin Clark, James Davis, David Hodgson, Kirk Loevner, David Obstler, James D. Robinson, John Sculley, and William Staib, stockholders of Company, are entering into affiliate letters, substantially in the form attached hereto as Exhibit B (the “Company Affiliate Agreements”);

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Company’s willingness to enter into this Agreement, Pearson International Finance Ltd.

(“Pearson”) and CBS Broadcasting Inc. (“CBS”), stockholders of Parent, are entering into a voting and waiver agreement with Holdco, Parent and Company in the form attached hereto as Exhibit C (the “Parent Voting Agreement”); and

WHEREAS, for purposes of this Agreement, any term not defined in this Agreement shall have the meaning ascribed to it in Annex A—Definitions (such meaning to be equally applicable to both the singular and the plural forms of such defined term).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth in this Agreement, and intending to be legally bound hereby and thereby, the parties hereto agree as follows:

ARTICLE I.

HOLDING COMPANY AND SUBSIDIARIES

SECTION 1.01.  Organization of Holdco.  Parent has caused Holdco to be organized under the laws of the State of Delaware. The authorized capital stock of Holdco consists of 100 shares of common stock, par value $0.01 per share (the “Holdco Common Stock”), of which 100 shares have been issued to Parent. Parent shall take, and shall cause Holdco to take, all requisite action to cause the certificate of incorporation of Holdco to be in the form of Exhibit D-1 (the “Holdco Charter”) and the bylaws of Holdco to be in the form of Exhibit D-2 (the “Holdco Bylaws”), in each case, at the Effective Time (with such modifications to the Holdco Charter and Holdco Bylaws as Parent and Company agree to prior to the Effective Time).

SECTION 1.02.  Directors and Officers of Holdco.  At the Effective Time, the directors of Holdco shall consist of ten (10) representatives of Parent as designated by Parent prior to the Effective Time and two (2) representatives of Company as nominated by Company and approved by Parent prior to the Effective Time. At the Effective Time, the officers of Holdco shall be the officers of Parent then in effect. Each such director and officer shall remain in office until his or her successors are elected in accordance with the Holdco Bylaws.

SECTION 1.03.  Organization of Merger Subsidiaries.  Holdco has caused Parent Merger Sub and Company Merger Sub to be organized for the sole purpose of effectuating the Mergers contemplated herein. The authorized capital stock of Company Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which shares have been issued to Holdco at a price of $1.00 per share. The authorized capital stock of Parent Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which shares shall be issued to Holdco at a price of $1.00 per share.

SECTION 1.04.  Actions of Parent.  Parent, as the holder of all the outstanding shares of Holdco Common Stock, has approved this Agreement and shall cause Holdco, as the sole stockholder of each of the Merger Subsidiaries, to adopt this Agreement. Parent shall cause Holdco, and Holdco shall cause the Parent Merger Sub and Company Merger Sub, to perform their respective obligations under this Agreement.

ARTICLE II.

THE MERGERS; CERTAIN RELATED MATTERS

SECTION 2.01.  The Mergers.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, except as set forth on Schedule 2.01:

(a)    Company Merger Sub shall be merged with and into Company (the “Company Merger”). Company shall be the surviving corporation (the “Company Surviving Corporation”) in the Company Merger and shall continue its corporate existence under the laws of the State of Delaware. As a result of the Company Merger, Company shall become a wholly owned subsidiary of Holdco.

(b)    Parent Merger Sub shall be merged with and into Parent (the “Parent Merger”). Parent shall be the surviving corporation in the Parent Merger and shall continue its corporate existence under the laws of the State of Delaware. As a result of the Parent Merger, Parent shall become a wholly owned subsidiary of Holdco. The Company Merger and the Parent Merger are together referred to herein as the “Mergers.”

SECTION 2.02.  Closing.  Upon the terms and subject to the conditions set forth in Article VIII and the termination rights set forth in Article IX, the closing of the Mergers (the “Closing”) will take place on the first Business Day after the satisfaction or waiver (subject to applicable law) of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date) set forth in Article VIII, unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to by the parties hereto (the actual time and date of the Closing being referred to herein as the “Closing Date”). The Closing shall be held at the offices of Morrison & Foerster LLP, 425 Market Street, San Francisco, CA 94105, unless another place is agreed to by the parties hereto.

SECTION 2.03.  Effective Time.  As soon as practicable following the satisfaction or waiver (subject to applicable law) of the conditions set forth in Article VIII, at the Closing the parties shall file the Certificates of Merger (as defined below) with the Secretary of State of the State of Delaware in such form as is required by and executed and acknowledged in accordance with the relevant provisions of the DGCL and make all other filings or recordings required under the DGCL. The Mergers shall become effective at (i) the date and time both of the certificate of merger relating to the Company Merger (the “Company Certificate of Merger”) and the certificate of merger relating to the Parent Merger (the “Parent Certificate of Merger” together with the Company Certificate of Merger, the “Certificates of Merger”) are duly filed with the Secretary of State of the State of Delaware or (ii) such subsequent time as Parent and Company shall agree and as shall be specified in the Certificates of Merger; provided that both Mergers shall become effective at the same time (such time as the Mergers become effective being the “Effective Time”).

SECTION 2.04.  Effects of the Mergers.  At and after the Effective Time, the Mergers will have the effects set forth in the DGCL.

SECTION 2.05.  Charters and Bylaws.

(a)    Certificates of Incorporation.  The certificate of incorporation of Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the surviving corporation in the Company Merger and as of the Effective Time shall be amended to be identical to the certificate of incorporation of the Company Merger Sub, as in effect immediately prior to the Effective Time. The certificate of incorporation of Parent, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the surviving corporation in the Parent Merger and as of the Effective Time shall be amended to be identical to the certificate of incorporation of the Parent Merger Sub, as in effect immediately prior to the Effective Time, except that the name of the surviving corporation shall be changed to “MarketWatch Media, Inc.”

(b)     Bylaws.  The bylaws of Company, as in effect immediately prior to the Effective Time, shall be the bylaws of the surviving corporation in the Company Merger. The bylaws of Parent, as in effect immediately prior to the Effective Time, shall be the bylaws of the surviving corporation in the Parent Merger.

SECTION 2.06.  Officers and Directors.  The officers and directors of Company Merger Sub immediately prior to the Effective Time shall be the officers and directors of the surviving corporation in the Company Merger. The officers and directors of Parent Merger Sub immediately prior to the Effective Time shall be the officers and directors of the surviving corporation in the Parent Merger.

SECTION 2.07.  Effect on Company Common Stock.  As of the Effective Time, by virtue of the Company Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Company Merger Sub:

(a)     Common Stock of Company Merger Sub.  Each issued and outstanding share of common stock, par value $0.01 per share, of Company Merger Sub shall be converted into one fully paid and nonassessable share of common stock, par value $.0l per share, of the surviving corporation in the Company Merger.

(b)     Cancellation of the Company Owned Shares of Company Common Stock.  Each share of Company Common Stock held by the Company or any subsidiary of the Company immediately prior to the Effective Time shall cease to be outstanding and shall be cancelled and extinguished without any conversion thereof.

(c)     Conversion of Shares of Company Common Stock.

(i)    Definitions. As used in this Agreement (and in particular to this Section), the following terms shall have the meanings specified below:

“Cash Deficiency Ratio” means a fraction (A) whose numerator is the positive difference between the Cash Share Number and the Cash Electing Shares Number and (B) whose denominator is the number of Non-Electing Shares.

“Cash Distribution Amount” means Forty Four Million Dollars ($44,000,000).

“Cash Electing Share” means a Company Outstanding Share as to which a valid Election has been made to receive cash.

“Cash Electing Shares Number” means the number of Cash Electing Shares and the number of Company Dissenting Shares.

“Cash Proration Factor” means (A) the Cash Share Number divided by (B) the Cash Electing Shares Number.

“Cash Share Number” means the Cash Distribution Amount divided by the Per Share Amount.

“Company Outstanding Shares” mean the shares of Company Common Stock outstanding at the Effective Time.

“Exchange Ratio” means 0.2659.

“Non-Electing Shares” means all Company Outstanding Shares as to which a valid election to receive either cash or shares of Holdco Common Stock has not been made.

“Per Share Amount” means $2.42.

“Stock Deficiency Ratio” means a fraction (A) whose numerator equals the positive difference between the Stock Share Number and the Stock Electing Shares Number and (B) whose denominator is the number of Non-Electing Shares.

“Stock Electing Share” means a Company Outstanding Share as to which a valid Election has been made to receive a share of Holdco Common Stock.

“Stock Electing Shares Number” means the number of Stock Electing Shares.

“Stock Proration Factor” means (A) the Stock Share Number divided by (B) the Stock Electing Shares Number.

“Stock Share Number” means (A) the number of Company Outstanding Shares less (B) the Cash Share Number.

(ii)    General.  At and as of the Effective Time, by virtue of the Company Merger and without any action on the part of the holder of any shares of capital stock of either Holdco, Company Merger Sub, or the Company, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock to be cancelled pursuant to Section 2.07(b) and other than shares of Company Common Stock to which dissenters’ rights are exercised pursuant to Section 2.10, will be cancelled and extinguished and automatically converted (subject to Sections 3.12 and 3.13) into the right to receive, without any interest thereon, upon surrender of the certificate representing such shares in the manner provided in Article III (if not previously surrendered pursuant to Section 2.07(c)(vii)), cash, a fraction of a share of Holdco Common Stock, or a combination of cash or a fraction of a share of Holdco Common Stock as hereinafter provided, subject to Section 2.13.

(iii)    Elections.  Subject to Sections 2.07(c)(iv), (v) and (vi) below, each holder of shares of Company Common Stock shall be entitled, with respect to each share of Company Common Stock held by such holder, to elect to receive either:

(1)    cash equal to the Per Share Amount; or

(2)    a fraction of a validly issued, fully paid and nonassessable share of Holdco Common Stock equal to the Exchange Ratio.

(iv)    Excess of Cash Electing Shares.  If the Cash Electing Shares Number exceeds the Cash Share Number:

(1)    each Stock Electing Share and each Non-Electing Share shall be converted into the right to receive a fraction of a validly issued, fully paid and nonassessable share of Holdco Common Stock equal to the Exchange Ratio; and

(2)    each Cash Electing Share shall be converted into the right to receive (A) cash equal to the Per Share Amount multiplied by the Cash Proration Factor and (B) a fraction of a validly issued, fully paid and nonassessable share of Holdco Common Stock equal to (i) the Exchange Ratio multiplied by (ii) one minus the Cash Proration Factor.

(v)    Excess of Stock Electing Shares.  If the number of Stock Electing Shares Number exceeds the Stock Share Number:

(1)    each Cash Electing Share and each Non-Electing Share shall be converted into the right to receive cash equal to the Per Share Amount; and

(2)    each Stock Electing Share shall be converted into the right to receive (A) cash equal to (i) the Per Share Amount multiplied by (ii) one minus the Stock Proration Factor and (B) a fraction of a validly issued, fully paid and nonassessable share of a Holdco Common Stock equal to (i) the Exchange Ratio multiplied by (ii) the Stock Proration Factor.

(vi)    No Excess of Cash Electing Shares or Stock Electing Shares.  In the event that neither Section 2.07(c)(iv) nor Section 2.07(c)(v) above is applicable:

(1)    each Cash Electing Share shall be converted into the right to receive cash equal to the Per Share Amount.

(2)    each Stock Electing Share shall be converted into the right to receive a fraction of a validly issued, fully paid and nonassessable share of Holdco Common Stock equal to the Exchange Ratio; and

(3)    each Non-Electing Share shall be converted into the right to receive (A) cash in the amount of (i) the Per Share Amount multiplied by (ii) the Cash Deficiency Ratio, and (B) a fraction of a validly issued, fully paid and nonassessable share of Holdco Common Stock equal to (i) the Exchange Ratio multiplied by (ii) the Stock Deficiency Ratio.

(vii)    Exercise of Election.

(1)    Form of Election.  All elections in accordance with this Section 2.07(c) shall be made on a form designed for that purpose and mutually acceptable to the Company and Parent (a “Form of Election”) and mailed to holders of record of shares of the Company Common Stock as of the record date for the Company Stockholders Meeting or such other date as Parent and the Company mutually agree (the “Form of Election Record Date”). To the extent practicable, the Form of Election shall permit each holder that beneficially owns shares of the Company Common Stock, in more than one name or account, to specify how to allocate the cash paid and shares of Holdco Common Stock to be issued in the Merger among the various accounts that such holder beneficially owns. Parent and Company shall make available one or more Forms of Election as may be reasonably requested by any person or entity who becomes a holder (or beneficial owner) of shares of the Company Common Stock between the Form of Election Record Date and the close of business on the day prior to the Election Deadline.

(2)    Manner of Exercise.  For elections to be effective, (i) with respect to shares of Company Common Stock represented by stock certificates, an Election Form must be properly completed, signed, and actually received by the Exchange Agent and accompanied by the certificates representing all the shares of Company Common Stock (“Old Certificates”) as to which such an Election Form is being made, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company (or accompanied by an appropriate guarantee of delivery by an Eligible Guarantor Institution, as that term is defined in Rule 17Ad-15 promulgated pursuant to the Exchange Act, provided that such certificates are in fact delivered to the Exchange Agent by the time required in such guarantee, or an affidavit of lost certificate in accordance with Section 3.12), or (ii) with respect to shares of Company Common Stock that are held in book-entry form, Parent shall establish procedures for the delivery of such shares, which procedures shall be reasonably acceptable to the Company (either of (i) or (ii), an “Election”).

(3)    Election Deadline; Changes to the Election.  An Election must be received by the Exchange Agent not later than 5:00 p.m. New York City time on the Effective Date (such time hereinafter referred to as the “Election Deadline”) in order to be effective. Any shares of Company Common Stock for which the record holder has not, as of the Election Deadline, properly submitted a properly completed Election Form to the Exchange Agent will be deemed to be Non-Electing Shares. Any holder of shares of Company Common Stock who has made an Election may at any time prior to the Election Deadline change such holder’s election by submitting a revised Election Form, properly completed and signed, that is received by the Exchange Agent prior to the Election Deadline. In addition, all Election Forms shall automatically be revoked if the Exchange Agent is notified in writing by Parent and the Company that the Merger has been abandoned.

(4)    Deemed Non-Electing Shares.  Parent shall have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Election Forms have been properly completed, signed, and timely submitted or to disregard defects in forms. Any such determination of Parent or the Exchange Agent shall be conclusive and binding. Neither Parent nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form submitted to the Exchange Agent. Any shares of Company Common Stock that a holder is deemed to have not submitted a valid Election prior to the Election Deadline shall be deemed to be Non-Electing Shares. Failure to deliver shares of the Company Common Stock covered by such guarantee of delivery within the time set forth in such guarantee shall be deemed to invalidate any otherwise properly made Election.

(viii)    Exchange Agent Matters.  The Exchange Agent shall also make all the computation contemplated by this Section 2.07, including the determination of the number of Cash Electing Shares, Stock Electing Shares and Non-Electing Shares and, after consultation with Parent, all such computation will be conclusive and binding on the former holders of shares of the Company Common Stock absent manifest error. The Exchange Agent may, with the agreement of Parent and the Company, make such rules as are consistent with this Section 2.07 for the implementation of the Elections provided for herein as shall be necessary or desirable to effect fully such Elections. Prior to the Effective Time, Holdco and Parent will enter into an exchange agent and nominee agreement with the Exchange Agent, in a form reasonably acceptable to the Company, setting forth the procedures to be used in accomplishing the deliveries and other actions contemplated by this Section 2.07, the provision of which agreement may vary the provisions of such Section in any respect not material and adverse to the stockholders of the Company.

(ix)    Return of Shares of Company Common Stock.  In the event that this Agreement is terminated without the Merger having been consummated, Parent shall instruct the Exchange Agent to return all shares of Company Common Stock submitted or transferred to the Exchange Agent pursuant to Section 2.07(c)(vii).

The cash and shares of Holdco Common Stock into which shares of the Company Common Stock are convertible pursuant to the foregoing are referred to herein collectively as the “Company Merger Consideration.”

As a result of the Company Merger and without any action on the part of the holders thereof, at the Effective Time, all shares of the Company Common Stock shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of the Company Common Stock (such certificate or other evidence of ownership, a “Company Certificate”) shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right (subject to Section 2.07(b) and Section 2.10) to receive the applicable Company Merger Consideration with respect thereto and any cash in lieu of fractional shares of applicable Holdco Common Stock with respect thereto to be issued in consideration therefor and any dividends or other distributions to which holders of Company Common Stock become entitled in accordance with Article III upon the surrender of such Company Certificate.

SECTION 2.08.  Company Stock Options; Company Employee Stock Purchase Plan; Company Warrants.

(a)    At the Effective Time, each outstanding Company Stock Option shall fully vest and shall by virtue of the Company Merger be assumed by Holdco. Each Company Stock Option so assumed by Holdco under this Agreement will continue to have, and be subject to, the same terms and conditions of such option immediately prior to the Effective Time, except that (i) each Company Stock Option will be fully vested and exercisable, (ii) each Company Stock Option will be exercisable for a number of shares of Holdco Common Stock equal to that number of shares of Company Common Stock that were subject to such Company Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Holdco Common Stock, and (iii) the per share exercise price for the shares of Holdco Common Stock issuable upon exercise of such assumed Company Stock Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.

(b)    The current offering period under the Company Employee Stock Purchase Plan shall terminate immediately prior to the Effective Time. Each purchase right outstanding under the Company Employee Stock Purchase Plan immediately prior to the Effective Time (a “Company Purchase Right”) shall automatically be exercised immediately prior to the Effective Time (the “New Exercise Date”). The accumulated payroll deductions as of the New Exercise Date for each holder of a Company Purchase Right shall be applied toward the purchase of shares of Company Common Stock in accordance with the terms of the Company Employee Stock Purchase Plan. The shares of Company Common Stock issuable upon such exercise of each Company Purchase

Right shall be issued and outstanding immediately prior to the Effective Time and shall therefore be subject to the terms of this Agreement. Company shall use its best efforts to provide written notice of the Company Merger to holders of a Company Purchase Right at least ten (10) days prior to the Effective Time. The Company shall take such action, such that as of the date hereof, no change in payroll deduction rate may be made by any participants in the Company Employee Stock Purchase Plan.

(c)    As soon as practicable after the Effective Time, Holdco shall deliver to each holder of an outstanding Company Stock Option an appropriate notice setting forth such holder’s rights pursuant thereto and such Company Stock Options shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.08 after giving effect to the Company Merger). Holdco shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Holdco Common Stock for delivery upon exercise of such assumed Company Stock Options pursuant to the terms set forth in this Section 2.08.

(d)    At the Effective Time, each outstanding warrant to purchase shares of Company Common Stock (a “Company Stock Warrant”) other than the Stockpoint Warrants shall by virtue of the Company Merger be assumed by Holdco. Each Company Stock Warrant so assumed by Holdco under this Agreement will continue to have, and be subject to, the same terms and conditions of such warrant immediately prior to the Effective Time, except that (i) each Company Stock Warrant will be exercisable for a number of shares of Holdco Common Stock equal to that number of shares of Company Common Stock that were subject to such Company Stock Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Holdco Common Stock and (ii) the per share exercise price for the shares of Holdco Common Stock issuable upon exercise of such assumed Company Stock Warrant will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Stock Warrant was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.

(e)    As soon as practicable after the Effective Time, but in no event later than ten (10) business days after the Effective Time, Holdco shall deliver to each holder of an outstanding Company Stock Warrant an appropriate notice setting forth such holder’s rights pursuant thereto and such Company Stock Warrant shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.08 after giving effect to the Company Merger). Holdco shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Holdco Common Stock for delivery upon exercise of such assumed Company Stock Warrants pursuant to the terms set forth in this Section 2.08.

(f)    At the Effective Time, each outstanding share of the Company Common Stock issued pursuant to and subject to the restrictions set forth in Section 8 of the Company’s 2000 Equity Incentive Plan, as amended (each, a share of “Company Restricted Stock”) and held by the individuals listed on Exhibit 2.08(f) shall become fully vested and any restrictions with respect to such stock shall immediately lapse. At the Effective Time, each holder of a share of Company Restricted Stock, whether vested or unvested, shall be allowed to make an Election in accordance with Section 2.07 hereof, and any stock payable with respect to unvested shares of the Company Restricted Stock shall be converted to Holdco Common Stock and will continue to be subject to the restrictions set forth in the agreements under which such Company Restricted Stock were issued, or otherwise applicable to such Company Restricted Stock, and any cash payable with respect to unvested shares of the Company Restricted Stock pursuant to Section 2.07 hereof shall be placed in an escrow account for the benefit of holders of such unvested shares of the Company Restricted Stock, and shall be releasable from such escrow account in accordance with the vesting schedule of such Company Restricted Stock.

SECTION 2.09.  Certain Adjustments.  If, between the date of this Agreement and the Effective Time (and as permitted by Sections 6.01 and 6.02), the outstanding shares of Parent Common Stock or the outstanding shares of Company Common Stock shall have been increased, decreased, changed into or exchanged for a different number of shares or different class, in each case, by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the applicable Merger Consideration (as defined in Section 2.11(c)) shall be appropriately adjusted to provide to the holders of shares of Company Common Stock and shares of Parent Common Stock the same economic effect as contemplated by this Agreement prior to such event.

SECTION 2.10.  Company Appraisal Rights.

(a)    Notwithstanding anything in this Agreement to the contrary and unless provided for by applicable law, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are owned by stockholders who have properly perfected their rights of appraisal within the meaning of Section 262 of the DGCL (the “Company Dissenting Shares”) shall not be converted into the right to receive the applicable Company Merger Consideration with respect thereto, unless and until such stockholders shall have failed to perfect their right of appraisal under applicable law, but, instead, the holders thereof shall be entitled to payment of the appraised value of such Company Dissenting Shares in accordance with Section 262 of the DGCL. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right of appraisal, each share of Company Common Stock held by such stockholder shall thereupon be deemed to have been converted into the right to receive and become exchangeable for, at the Effective Time, the applicable Company Merger Consideration with respect thereto, in the manner provided for in Section 2.07.

(b)    Company shall give Parent (i) prompt notice of any demands for appraisal filed pursuant to Section 262 of the DGCL received by Company, withdrawals of such demands and any other instruments served or delivered in connection with such demands pursuant to the DGCL and received by Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands under the DGCL consistent with the obligations of Company thereunder. Company shall not, except with the prior written consent of Parent, (x) make any payment with respect to any such demand, (y) offer to settle or settle any such demand or (z) waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with the DGCL.

SECTION 2.11.  Effect on Shares of Parent Common Stock.  As of the Effective Time, by virtue of the Parent Merger and without any action on the part of the holder of any shares of Parent Common Stock or any shares of capital stock of Parent Merger Sub:

(a)    Common Stock of Parent Merger Sub.  Each issued and outstanding share of common stock, par value $0.01 per share, of Parent Merger Sub shall be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the surviving corporation in the Parent Merger.

(b)    Cancellation of the Parent-Owned Shares of Parent Common Stock and Holdco Common Stock.  Each share of Parent Common Stock held by the Parent or any subsidiary of the Parent immediately prior to the Effective Time shall cease to be outstanding and shall be cancelled and extinguished without any conversion thereof. Each share of Holdco Common Stock held by the Parent immediately prior to the Effective Time shall cease to be outstanding and shall be cancelled and extinguished without any conversion thereof.

(c)    Conversion of Shares of Parent Common Stock.  Each issued and outstanding share of Parent Common Stock (other than shares to be cancelled in accordance with Section 2.11(b)) shall be converted into the right to receive one fully paid and nonassessable share of Holdco Common Stock (the “Parent Merger Consideration” and, together with the Company Merger Consideration, the “Merger Consideration”).

As a result of the Parent Merger and without any action on the part of the holders thereof, at the Effective Time, all shares of Parent Common Stock shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of Parent Common Stock (a “Parent Certificate” and, together with the Company Certificates, the “Certificates”) shall thereafter cease to have any rights with respect to such shares of Parent Common Stock, except the right (subject to Section 2.11(b)) to receive the Parent Merger Consideration to be issued in consideration therefor and any dividends or other distributions to which holders of shares of Parent Common Stock become entitled in accordance with Article III upon the surrender of such Parent Certificate.

SECTION 2.12.  Parent Stock Options; Parent Employee Stock Purchase Plan.

(a)    At the Effective Time, each outstanding Parent Stock Option, whether or not vested, shall by virtue of the Parent Merger be assumed by Holdco. Each Parent Stock Option so assumed by Holdco under this Agreement will continue to have, and be subject to, the same terms and conditions of such option immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions and provisions regarding the acceleration of vesting on certain transactions, other than the transactions contemplated by this Agreement), except that (i) each Parent Stock Option will be exercisable (or will become exercisable in accordance with its terms) for a number of shares of Holdco Common Stock equal to that number of shares of Parent Common Stock that were subject to such Parent Stock Option immediately prior to the Effective Time and (ii) the per share exercise price for the shares of Holdco Common Stock issuable upon exercise of such assumed Parent Stock Option will be equal to the exercise price per share of Parent Common Stock at which such Parent Stock Option was exercisable immediately prior to the Effective Time.

(b)    At the Effective Time, each outstanding purchase right under the Parent 2000 Employee Stock Purchase Plan (a “Parent Purchase Right”) shall by virtue of the Parent Merger be assumed by Holdco. Each Parent Purchase Right so assumed by Holdco under this Agreement will continue to have, and be subject to, the same terms and conditions of such purchase right immediately prior to the Effective Time (including, without limitation, any vesting provisions and provisions regarding the acceleration of vesting on certain transactions, other than the transactions contemplated by this Agreement), except that (i) each Parent Purchase Right will become exercisable in accordance with its terms for a number of shares of Holdco Common Stock equal to that number of shares of Parent Common Stock that were subject to such Parent Purchase Right immediately prior to the Effective Time and (ii) the per share purchase price for the shares of Holdco Common Stock issuable upon exercise of such assumed Parent Purchase Right will be equal to the purchase price per share of Parent Common Stock at which such Parent Purchase Right was exercisable immediately prior to the Effective Time.

(c)    As soon as practicable after the Effective Time, Holdco shall deliver to each holder of an outstanding Parent Stock Option or Parent Purchase Right an appropriate notice setting forth such holder’s rights pursuant thereto and such Parent Stock Option and Parent Purchase Right shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.12 after giving effect to the Parent Merger). Holdco shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Holdco Common Stock for delivery upon exercise of such assumed Parent Stock Options or Parent Purchase Rights pursuant to the terms set forth in this Section 2.12.

SECTION 2.13.  Fractional Shares.  No certificate or scrip representing fractional shares of Holdco Common Stock or book-entry credit of the same shall be issued in the Company Merger upon the surrender for exchange of a Company Certificate that immediately prior to the Effective Time represented outstanding shares of Company Common Stock and such fractional shares interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Holdco. In lieu of any such fractional shares of Holdco Common Stock, each holder of Company Certificates who would otherwise have been entitled to a fraction of a share of Holdco Common Stock in exchange for such Company Certificate (after taking into account all Company Certificates delivered by such holder) pursuant to this Article shall receive from the Exchange Agent, as applicable, a cash payment determined by multiplying (A) the fractional share interest to which such holder would otherwise be entitled by (B) the Per Share Amount.

ARTICLE III.  EXCHANGE OF CERTIFICATES

SECTION 3.01.  Exchange Agent.  Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as the exchange agent for the purpose of exchanging certificates for the applicable Merger Consideration in the Mergers (the “Exchange Agent”).

SECTION 3.02.  Company Exchange Fund.  As necessary from time to time following the Effective Time, Holdco shall make available to the Exchange Agent for exchange in accordance with this Article III, (i) certificates evidencing Holdco Common Stock issuable pursuant to Section 2.07(c), (ii) the cash payable pursuant to Section 2.07(c), and (iii) cash payable in lieu of fractional shares pursuant to Section 2.13 (such certificates for shares of Holdco Common Stock, together with any dividends or distributions with respect thereto (as described below), and cash are hereinafter referred to as the “Company Exchange Fund”).

SECTION 3.03.  Company Exchange Procedures.  As soon as reasonably practicable after the Effective Time, Holdco shall cause the Exchange Agent to mail to each holder of record of Company Certificates who has not validly submitted (or has submitted and withdrawn) such holder’s Company Certificates to the Exchange Agent in accordance with Section 2.07(c)(vii) (other than Company Certificates representing shares of Company Common Stock as to which dissenters’ rights are exercised pursuant to Section 2.10 (i) a letter of transmittal in customary form (that shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon proper delivery of the Company Certificates to the Exchange Agent and shall contain such other customary provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for the shares of Holdco Common Stock and/or cash, as provided in Section 2.07(c), and cash in lieu of any fractional shares, as provided in Section 2.13. A holder that has validly surrendered and not withdrawn Company Certificates as provided in Section 2.07(c)(vii) or that surrenders Company Certificates for cancellation, together with a duly executed letter of transmittal and other required documents, to the Exchange Agent as provided in this Section 3.03, shall be entitled to receive in exchange therefor solely (A) that number of whole shares of Holdco Common Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested or is otherwise required by applicable Law or regulation), if any, into which their shares of Company Common Stock were converted at the Effective Time pursuant to Section 2.07(c), and/or (B) the cash that such holders have the right to receive pursuant to Section 2.07(c) in respect thereof, together with any cash in respect of fractional shares as provided in Section 2.13. The holder of shares of Company Common Stock upon their exchange, in whole or in part, for shares of Holdco Common Stock shall also receive any dividends or other distributions declared or made with a record date after the Effective Time with respect to such shares of Holdco Common Stock.

No interest will be paid or accrued on any cash or on any unpaid dividends or distributions payable to holders of Company Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, the Company Merger Consideration with respect to the Shares formerly represented thereby may be issued or paid to a transferee if the Company Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. The exchange of shares of Company Common Stock held directly or indirectly, by or through participants in the DTC shall be made in accordance with the customary procedures of the DTC and such participants.

SECTION 3.04.  Parent Exchange Fund.  At or prior to the Effective Time, Holdco shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of Parent Common Stock, certificates representing the shares of Holdco Common Stock issuable pursuant to Section 2.11 in exchange for outstanding shares of Parent Common Stock. Holdco agrees to make available to the Exchange Agent from time to time as needed, cash sufficient to pay any dividends and other distributions declared or made with a record date after the Effective Time with respect to such shares of Holdco Common Stock. Any such cash and certificates representing shares of Holdco Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the “Parent Exchange Fund.”

SECTION 3.05.  Parent Exchange Procedures.  Promptly after the Effective Time, Holdco shall cause the Exchange Agent to mail to each holder of a Parent Certificate (i) a letter of transmittal in customary form (that shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon proper delivery of the Company Certificates to the Exchange Agent and shall contain such other customary provisions as Parent may reasonably specify) and (ii) instructions for effecting the surrender of such Parent Certificates in exchange for shares of Holdco Common Stock as provided in Section 2.11, together with any dividends and other distributions with respect thereto. Upon surrender of a Parent Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Parent Certificate shall be entitled to receive in exchange therefor shares of Holdco Common Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested or is otherwise required by applicable law or regulation) representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 2.11 and (B) cash that such holder has the right to receive with respect to dividends and other distributions pursuant to Section 3.06.

No interest will be paid or will accrue on any cash payable pursuant to Section 3.06. In the event of a transfer of ownership of shares of Parent Common Stock that is not registered in the transfer records of Parent, one or more shares of Holdco Common Stock evidencing, in the aggregate, the proper number of shares of Parent Common Stock, and any dividends or other distributions to which such holder is entitled pursuant to Section 3.06, may be issued with respect to such shares of Parent Common Stock to such a transferee if the Parent Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. The exchange of Parent Shares held directly or indirectly, by or through participants in the DTC shall be made in accordance with the customary procedures of the DTC and such participants.

SECTION 3.06.  Distributions with Respect to Unexchanged Shares.  No dividends or other distributions with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Holdco Common Stock that such holder would be entitled to receive upon surrender of such Certificate and no cash payment in lieu of fractional shares of Holdco Common Stock shall be paid to any such holder pursuant to Section 2.13 until such holder shall surrender such Certificate in accordance with Sections 3.03 or 3.05, as applicable. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder thereof without interest, (a) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional shares of Holdco Common Stock to which such holder is entitled pursuant to Section 2.13 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Holdco Common Stock and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such shares of Holdco Common Stock.

SECTION 3.07.  No Further Ownership Rights in Shares of Company Common Stock or Parent Common Stock.  All shares of Holdco Common Stock issued and cash paid upon conversion of shares of Company Common Stock or Parent Common Stock in accordance with the terms of Article II and this Article III shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to shares of the Company Common Stock or Parent Common Stock.

SECTION 3.08.  Funding of Fractional Shares of Holdco Common Stock.  As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Holdco, and Holdco shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

SECTION 3.09.  Termination of Exchange Funds.  Any portion of the Exchange Funds that remains undistributed to the holders of Certificates for six months after the Effective Time shall, at Holdco’s request, be delivered to Holdco or otherwise on the instruction of Holdco, and any holders of the Certificates who have not theretofore complied with this Article III shall after such delivery look only to Holdco for the Merger Consideration with respect to shares of the Company Common Stock or Parent Common Stock formerly represented thereby to which such holders are entitled pursuant to Sections 2.07 or 2.11, any cash in lieu of fractional shares of Holdco Common Stock to which such holders are entitled pursuant to Section 2.13 and any dividends or distributions with respect to shares of Holdco Common Stock to which such holders are entitled pursuant to Sections 3.03 or 3.05. Any such portion of the Exchange Fund remaining unclaimed by holders of shares of Company Common Stock or Parent Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by law, become the property of Holdco free and clear of any claims or interest of any Person previously entitled thereto.

SECTION 3.10.  No Liability.  None of Holdco, Parent, Parent Merger Sub, Company, Company Merger Sub or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Funds delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

SECTION 3.11.  Investment of the Exchange Fund.  The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Holdco on a daily basis in Qualified Instruments; provided that no such investment or loss thereon shall affect the amounts payable to Company’s or Parent’s stockholders pursuant to Article II and the other provisions of this Article III. Any interest and other income resulting from such investments shall promptly be paid to Holdco.

SECTION 3.12.  Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Holdco, the posting by such Person of a bond in such reasonable amount as Holdco may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to shares of the Company Common Stock or Parent Common Stock formerly represented thereby, any cash in lieu of fractional shares of Holdco Common Stock, and unpaid dividends and distributions on Holdco Common Stock deliverable in respect thereof, pursuant to this Agreement.

SECTION 3.13.  Withholding Rights.  Holdco shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or Parent Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Holdco, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock or Parent Common Stock in respect of which such deduction and withholding was made by Holdco.

SECTION 3.14.  Further Assurances.  At and after the Effective Time, the officers and directors of Holdco will be authorized to execute and deliver, in the name and on behalf of Parent, Parent Merger Sub, Company or Company Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Parent, Parent Merger Sub, Company or Company Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in Holdco any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by Holdco as a result of, or in connection with, the Mergers.

SECTION 3.15.  Stock Transfer Books.  The stock transfer books of Company and Parent shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of shares of Company Common Stock or Parent Common Stock thereafter on the records of Company or Parent.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent that, except as set forth in the written disclosure schedule previously delivered by the Company to Parent, the paragraphs of which are numbered to correspond to the Sections of this Agreement (the “Company Disclosure Schedule”):

SECTION 4.01.  Organization and Qualification; Subsidiaries.  The Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such power, authority and Approvals would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company and each of its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Company Material Adverse Effect. Except as set forth in Section 4.01 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity (other than the Company’s subsidiaries).

SECTION 4.02.  Charter Documents.  The Company has heretofore furnished or made available to Parent a complete and correct copy of the charter documents (including the articles or certificate of incorporation and bylaws, if any), as most recently amended to date of the Company and each of its subsidiaries. Each such charter document is in full force and effect. Neither the Company nor any of its subsidiaries is in violation or any of the provisions of its respective charter documents.

SECTION 4.03.  Capitalization.  The authorized capital stock of the Company consists of one hundred million (100,000,000) shares of Company Common Stock and twenty million (20,000,000) shares of Company Preferred Stock. As of June 30, 2003, (i) 40,790,486 shares of Company Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, and issued in compliance with applicable securities laws, (ii) 4,424,779 shares of Company Common Stock were held in the Company’s treasury or by any subsidiary of the Company, (iii) 255,000 shares of the Company Common Stock are Company Restricted Stock, (iv) no shares of Company Preferred Stock were issued and outstanding, (v) 8,857,585 shares of Company Common Stock were reserved for future issuance pursuant to then outstanding employee stock options granted pursuant to the Company’s Stock Option Plans, and (vi) 734,868 shares of Company Common Stock were reserved for future issuance pursuant to outstanding Stock Warrants. No shares of Company Common Stock have been issued between March 31, 2003 and the date hereof, other than pursuant to the Company’s Stock Option Plans or as set forth in Section 4.03 of the Company Disclosure Schedule. Except for the Stockpoint Warrants, all other Company Stock Warrants may be assumed by Parent as provided in Section 2.08 of this Agreement without the consent of the holders thereof or any other Person. Except for Company Stock Options, the Company Purchase Rights and as set forth in Sections 4.03, 4.10 or 4.12 of the Company Disclosure Schedule, there are no options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued shares (or other equity interests) of the Company or of any subsidiary or obligating the Company or any of its subsidiaries to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions, or other equity interests in, the Company or any of its subsidiaries. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of the Company or of any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the shares of any of its subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any of its subsidiaries or any other entity. None of the options, warrants, rights, agreements, arrangements or commitments identified in Section 4.03 or 4.12 of the Company Disclosure Schedule provide that, absent action by the board of directors of the Company or a committee thereof, upon exercise or conversion the holder thereof shall receive cash, and no such action of the board of directors or a committee thereof has been taken. Except as set forth in Section 4.03 of the Company Disclosure Schedule, all of the outstanding shares of each of the Company’s subsidiaries (and all shares to be issued prior to the Effective Time) are or will be duly authorized, validly issued, fully paid and nonassessable, and issued in compliance with applicable securities laws, and all such shares are or will be owned by the Company free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges, encumbrances or rights or interests of others of any nature whatsoever (collectively, “Liens”), other than Liens for Taxes not yet due and payable. Except as set forth in Section 4.03 of the Company Disclosure Schedule, the Company has not granted or agreed to grant any registration rights for any shares of the capital stock of, or options, warrants, convertible securities or other equity interest in the Company or any of its subsidiaries. Except as disclosed in the Company SEC Reports, Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity, excluding securities in any publicly traded company held for investment by Company or any of its subsidiaries in accordance with and pursuant to Company’s formal investment policy and comprising less than 5% of the outstanding stock of such company.

SECTION 4.04.  Authority Relative to this Agreement.  The Company has all necessary corporate power and authority to execute and deliver this Agreement and subject only to obtaining any necessary stockholder approval of this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the approval and adoption of the Company Merger by a majority of the outstanding shares of the Company Common Stock entitled to vote in accordance with the DGCL and the Company’s certificate of incorporation and bylaws (the “Company Requisite Vote”) and the filing of the Company Certificate of Merger with the Secretary of State of Delaware as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent, Holdco, Parent Merger Sub and Company Merger Sub, as applicable, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms. The board of directors of the Company has unanimously determined (i) that it is advisable, consistent with and in furtherance of the long-term business strategy of the Company, and fair to, and in the best interests of the Company and the Company’s stockholders, for the Company to enter into a strategic business combination with Parent upon the terms and subject to the conditions of this Agreement, (ii) to approve and adopt this Agreement, the Company Merger, and the transactions contemplated hereby, and (iii) to recommend that the Company’s stockholders approve and adopt this Agreement, the Company Merger, and the transactions contemplated hereby (the “Company Recommendation”), and, subject to Section 6.03 hereof, such resolutions of the board of directors shall be in effect as of the Effective Time. The only vote of the holders of any class or series of stock of the Company necessary to approve the Company Merger, this Agreement and the other transactions contemplated by this Agreement is the Company Requisite Vote.

SECTION 4.05.  No Violation.  Except for the need to obtain the Company Requisite Vote and to file the Company Certificate of Merger with the Secretary of State of Delaware as required by the DGCL or as set forth in Section 4.05 of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated by this Agreement by the Company will not (i) conflict with or violate the certificate of incorporation or bylaws of the Company or any of its subsidiaries, (ii) conflict with or violate any federal, foreign, state or provincial law, rule, regulation, order, judgment or decree (collectively, “Laws”) applicable to the Company or any subsidiary or by which any of their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company’s or any subsidiary’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any contract, or result in the creation of a Lien on any of the properties or assets of the Company or any subsidiary pursuant to, any Material Contract or other note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any subsidiary is a party or by which the Company or any subsidiary or any of their respective properties are bound or affected, except in the case of clauses (ii) and (iii) for any such conflicts, violations, defaults or other occurrences that would not, individually or in the aggregate, have a Company Material Adverse Effect.

SECTION 4.06.  Governmental Approvals, Consents and Filings.

(a)    Except for the need to obtain the Company Requisite Vote and to file the Company Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL, no approval, authorization, consent, order, filing, registration or notification is required to be obtained by the Company or any of its subsidiaries from, or made or given by any of them to, any Governmental or Regulatory Authority or any other Person in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby except for (i) the filings and/or notices under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (“HSR Act”) and the expiration of the waiting periods thereunder; (ii) compliance with any applicable requirements of the Federal Securities Laws (as defined below), any applicable state or other local securities laws and the Nasdaq National Market; and (iii) such approvals, authorizations, consents, orders, filings, registrations or notifications that, have not had, or, if not obtained, made or given, individually or in the aggregate, are not likely to have a Company Material Adverse Effect.

(b)    The Company and each of its subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since February 16, 2000, with any Governmental or Regulatory Authority, and have paid all material fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental or Regulatory Authority in the ordinary course of the business of the Company or any of its subsidiaries, no Governmental or Regulatory Authority has initiated any proceeding or investigation or, to the knowledge of the Company, threatened any investigation into the business or operations of the Company or any of its subsidiaries since February 16, 2000, except for such proceedings or investigations the outcomes of which would not be reasonably expected, individually or in the aggregate, to have a Company Material Adverse Effect.

SECTION 4.07.  SEC Filings; Financial Statements.

(a)    The Company has filed all forms, reports, exhibits and other documents required to be filed with the Securities and Exchange Commission (the “SEC”) since February 16, 2000, and has made available to Parent, in the form filed with the SEC (i) its Quarterly Report on Form 10-Q for the period ended March 31, 2003, and its Annual Report on Form 10-K for the year ended December 31, 2002, (ii) all proxy statements relating to the Company’s meetings of stockholders (whether annual or special) held since June 12, 2001, (iii) all other reports or registration statements (other than reports on Forms 3, 4 or 5 filed on behalf of affiliates of the Company) filed by the Company with the SEC since February 16, 2000, and (iv) all amendments and supplements to all such reports and registration statements filed by the Company with the SEC (collectively, the “Company SEC Reports”). The Company SEC Reports (i) were prepared in accordance with the requirements of the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the SEC’s rules and regulations thereunder (collectively, the “Federal Securities Laws”), as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company’s subsidiaries is required to file any forms, reports or other documents with the SEC.

(b)    Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports was prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presented, in all material respects, the consolidated financial position of the Company and its subsidiaries as of the respective dates thereof and the consolidated results of its operations and cash flows and stockholder equity for the periods indicated, except that the unaudited interim financial statements were and are subject to normal and recurring year-end adjustments that were not and are not expected to be material in amount and the absence of footnotes.

(c)    The Company has heretofore furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to the Company SEC Reports or agreements, documents or other instruments that previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

(d)    Since the adoption of the Sarbanes-Oxley Act of 2002 (the “New Act”), the Company has complied in all material respects with the laws, rules and regulation promulgated under the New Act.

SECTION 4.08.  Absence of Certain Changes or Events.  Except as set forth in Section 4.08 of the Company Disclosure Schedule or in the Company SEC Reports, since December 31, 2002, the Company has conducted its business in the ordinary course and there has not occurred: (i) any Company Material Adverse Effect; (ii) any amendments or changes in the certificate of incorporation or bylaws of the Company or any of its subsidiaries; (iii) any damage to, destruction or loss of any asset of the Company or any of its subsidiaries, (whether or not covered by insurance) that has had or is reasonably likely to have a Company Material Adverse Effect; (iv) any change by the Company in its accounting methods, principles or practices; (v) any material change to any Company Stock Option Plans or Company Employee Plans, including the establishment of any new plans or any amendment that extends the extension of coverage under any plan to new groups of employees or other Persons not previously covered; (vi) any restructuring or reorganization of the Company or any of its subsidiaries; (vii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (viii) any revaluation of any of the Company’s or any subsidiary’s assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (ix) any sale, pledge, disposition of or encumbrance upon a material amount of property of the Company or of any of its subsidiaries, except in the ordinary course of business and consistent with past practice; (x) any material Tax election inconsistent with past practices or the settlement or compromise of any material Tax liability; (xi) any declaration, issuance or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) other than a dividend or distribution by a wholly-owned subsidiary to the Company; or (xii) the creation of any indebtedness for borrowed money or the issuance of any debt securities or the assumption, guarantee (other than guarantees of bank debt of a subsidiary entered into in the ordinary course of business) or endorsement or other accommodation whereby the Company or any of its subsidiaries became responsible for, the obligations of any person, or the making of any loans or advances, except in the ordinary course of business consistent with past practice.

SECTION 4.09.  No Undisclosed Liabilities.  Except as is disclosed in Section 4.09 of the Company Disclosure Schedule and in the Company SEC Reports, neither the Company nor any subsidiary has any liabilities (absolute, accrued, contingent, or otherwise) that are, in the aggregate, material to the business, operations or financial condition of the Company and its subsidiaries taken as a whole, except liabilities (a) adequately provided for in the Company’s audited balance sheet (including any related notes thereto) for the fiscal year ended December 31, 2002 or in the unaudited balance sheet (including any related notes thereto) for the fiscal quarters ended March 31, 2003 and June 30, 2003; (b) incurred since December 31, 2002 in the ordinary course of business and consistent with past practice; or (c) incurred in connection with this Agreement or the transactions contemplated hereby.

SECTION 4.10.  Material Contracts; No Violation.

(a)    Section 4.10(a) of the Company Disclosure Schedule includes a list of each of the following currently outstanding agreements under which the Company or any of its subsidiaries is a party or by which any of their assets are bound: (i) joint venture, partnership, technology sharing and non-competition agreements; (ii) intellectual property or content licensing agreements that involve expenditures by the Company in excess of $25,000 per annum, other than commercial shrink-wrap licenses; (iii) intellectual property or content licensing agreements that involve receipts by the Company in excess of $100,000 per annum, other than commercial shrink-wrap licenses; (iv) agreements with any consultant, independent contractor, employee, officer or director of the Company or any of its subsidiaries, (v) any other agreement evidencing a service arrangement between the Company or any of its subsidiaries with a third party, in each case for annual compensation in excess of $100,000; (vi) distribution agreements that involve expenditures or receipts in excess of $25,000; (vii) all loan agreements, indentures, mortgages, pledges, conditional sale or title retention agreements, security agreements, guaranties, standby letters of credit, equipment leases or lease purchase agreements in an amount equal to or exceeding $25,000 individually or $50,000 in the aggregate; and (viii) agreements, contracts or other instruments (including all amendments thereto) which, in each case, as of the date hereof, will be required to be filed by the Company with the SEC pursuant to the requirements of the Exchange Act as “material contracts” and have not been filed ((i) through (vi) collectively with all agreements, contracts and other instruments (including amendments thereto) that have been filed by the Company with the SEC, being, collectively, the “Material Contracts” of the Company and its subsidiaries). The Company has made available to Parent prior to the date hereof, true, correct and complete copies in all material respects of each such Material Contract.

(b)    Except as set forth in Section 4.10(b) of the Company Disclosure Schedule, (i) neither the Company nor any subsidiary has materially breached, is in default under, or has received written notice of any material breach of or default under, any Material Contract, (ii) to the knowledge of the Company, no other party to any of the Material Contracts has materially breached or is in default of any of its obligations thereunder, and (iii) each of the Material Contracts is in full force and effect.

(c)    Except as set forth in Section 4.10(c) of the Company Disclosure Schedule, none of the Material Contracts (i) is in conflict with or violates the certificate of incorporation or bylaws of the Company or any of its subsidiaries, (ii) to the knowledge of the Company, is in conflict with or violates any Laws, or (iii) is in material conflict with or materially violates any other Material Contract or other note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any subsidiary is a party or by which the Company or any subsidiary or any of their respective properties are bound or affected.

(d)    Except as set forth in Section 4.10(d) of the Company Disclosure Schedule, there has been no termination by a Major Customer of any customer contract since December 31, 2002.

(e)    Except as set forth in Section 4.10(e) of the Company Disclosure Schedule, no person is (i) materially renegotiating, or (ii) has requested a renegotiation of any material amount paid or payable to the Company or any of its subsidiaries under any Material Contract or any other term or provision of any Material Contract.

(f)    Neither the Company nor any of its subsidiaries has waived any of its material rights under any Material Contract.

(g)    Except as set forth in Section 4.10(g) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has guaranteed or otherwise agreed to cause, insure or become liable for, and has never pledged any of its assets to secure, the performance or payment of any existing material obligation or other liability of any third party.

(h)    The performance of the Material Contracts will not, to the knowledge of the Company, result in any violation of or failure to comply with any applicable law, except for such violations or noncompliance, that individually or in the aggregate, have not had and would not have a Company Material Adverse Effect.

(i)    To the knowledge of the Company, no person who is a third party to a Material Contract is in material breach or default of such Material Contract.

(j)    The Material Contracts identified in Section 4.10(a) of the Company Disclosure Schedule collectively constitute all of the Material Contracts necessary to enable the Company and its subsidiaries to conduct their respective businesses in the manner in which such businesses are currently being conducted.

SECTION 4.11.  Absence of Litigation.  Except as set forth in Section 4.11 of the Company Disclosure Schedule or the Company SEC Reports, (i) there are no claims, actions, suits, proceedings or investigations pending before any court, agency or tribunal, foreign or domestic, or, to the knowledge of the Company, threatened against the Company or against any subsidiary and (ii) there is no judgment, decree, injunction, rule or order of any Governmental or Regulatory Authority outstanding against the Company or its subsidiaries. The Company has made available true and complete copies of all material filings and correspondence related to any material legal action or proceeding involving the Company or any of its subsidiaries.

SECTION 4.12.  Employee Benefit Plans; Employment Agreements.

(a)    Section 4.12(a) of the Company Disclosure Schedule lists all (i) “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), sponsored by the Company and by each member of any trade or business (whether or not incorporated) that would be treated as a single employer with the Company under Section 4001 of ERISA or Section 414(b), (c), (m) or (o) of the Code (“Company ERISA Affiliate”); (ii) employment agreements providing for compensation, severance or other benefits, including, but not limited to, any individual benefit arrangement, policy or practice with respect to any current or former employee or director of the Company or a Company ERISA Affiliate, and (iii) other employee benefit, bonus or other incentive compensation, stock option, stock purchase, stock appreciation, severance pay, lay-off or reduction in force, change in control, sick pay, vacation pay, salary continuation, retainer, leave of absence, educational assistance, service award, employee discount, fringe benefit plans, arrangements, policies or practices, whether legally binding or not, that the Company or any Company ERISA Affiliate maintains, to which any of them contributes, or for which any of them has any obligation or liability, provided, however, that the term “Company Employee Plans” shall exclude any agreements with former employees under which the Company has no remaining monetary obligations (collectively, the “Company Employee Plans”).

(b)    Except as set forth in Section 4.12(b) of the Company Disclosure Schedule, neither the Company nor any Company ERISA Affiliate maintains or contributes to any plan or other arrangement (whether or not such plan or other arrangement constitutes a Company Employee Plan) that provides health benefits to an employee after the employee’s termination of employment or retirement except as required under Section 4980B of the Code and Sections 601 through 608 of ERISA.

(c)    (i)    The Company and its subsidiaries have materially complied with ERISA, the Code and all laws and regulations applicable to the Company Employee Plans and each Company Employee Plan has been maintained and administered in material compliance with its terms; and (ii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code and is the subject of a favorable determination opinion, notification or advisory letter from the Internal Revenue Service (the “IRS”) issued after January 1, 1989, and nothing has occurred that may reasonably be expected to adversely affect such determination. The Company and all Company ERISA Affiliates have administered each of the applicable Company Employee Plans in material compliance with the Small Business Job Protection Act of 1996 and subsequent legislation enacted through the date hereof, and Section 501 of the Code.

(d)    None of the Company Employee Plans is a defined benefit plan within the meaning of Section 3(35) of ERISA or a plan subject to the minimum funding standards set forth in Section 302 of ERISA and Section 412 of the Code, and neither the Company nor any Company ERISA Affiliate has ever sponsored, maintained or contributed to, or ever been obligated to contribute to, any such plan.

(e)    None of the Company Employee Plans is a “multiemployer plan” within the meaning of Section 3(37) of ERISA, and neither the Company nor any Company ERISA Affiliate has ever contributed to, or ever been obligated to contribute to, a multiemployer plan.

(f)    All reports, forms and other documents required to be filed with any government entity or furnished to employees, former employees or beneficiaries with respect to any Company Employee Plan (including without limitation, summary plan descriptions, Forms 5500 and summary annual reports) have been timely filed and furnished and are accurate.

(g)    With respect to the applicable Company Employee Plans, all required contributions for all periods ending prior to the Closing (including periods from the first day of the current plan year to the Closing) have been made or will have been made by the Company prior to the Closing.

(h)    All insurance premiums have been paid in full, subject only to normal retrospective adjustments in the ordinary course, with regard to the applicable Company Employees Plans for plan years ending on or before the Closing.

(i)    With respect to each Company Employee Plan:

(i)    no prohibited transactions (as defined in Sections 406 or 407 of ERISA or Section 4975 of the Code) have occurred for which a statutory exemption is not available;

(ii)    no action or claims (other than routine claims for benefits made in the ordinary course of plan administration for which plan administrative review procedures have not been exhausted) are pending, to the knowledge of the Company, threatened or imminent against or with respect to any Company Employee Plan, any employer who is participating (or who has participated) in such Company Employee Plan or any fiduciary (as defined in Section 3(21) of ERISA), of such Company Employee Plan except such actions or claims that would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect;

(iii)    neither the Company nor any fiduciary has any knowledge of any facts that could give rise to any such action or claim;

(iv)    such Company Employee Plan provides that, subject to certain limitations, it may be amended or terminated at any time and, except for benefits protected under Section 411(d) of the Code, all benefits payable to current, terminated employees or any beneficiary may be amended or terminated by the Company at any time without liability;

(v)    Neither the Company nor any Company ERISA Affiliate has any liability or is threatened with any liability (whether joint or several) (i) for any excise tax imposed by Sections 4971, 4975, 4976, 4977 or 4979 of the Code, or (ii) to a fine under Section 502 of ERISA.

(vi)    All of the Company Employee Plans, to the extent applicable, are in material compliance with the continuation of group health coverage provisions contained in Section 4980B of the Code and Sections 601 through 608 of ERISA;

(vii)    True, correct and complete copies of all documents creating or evidencing any Company Employee Plan have been delivered or made available to Parent, and true, correct and complete copies of all reports, forms and other documents required to be filed with any governmental entity or furnished to employees, former employees or beneficiaries (including, without limitation, summary plan descriptions, Forms 5500 and summary annual reports for all plans subject to ERISA, but excluding individual account statements and tax forms) have been delivered to Parent. There are no negotiations, demands or proposals that are pending or have been made that concern matters now covered, or that would be covered, by the type of agreements required to be listed in Section 4.12(a) of the Company Disclosure Schedule.

(viii)    All expenses and liabilities relating to all of the Company Employee Plans have been, and will on the Closing be fully and properly accrued on the Company’s books and records and disclosed in accordance with U.S. GAAP and in the applicable Company Employee Plan financial statements

(j)    Except as set forth in Section 4.12(j) of the Company Disclosure Schedule, every asset held under any of the Company Employee Plans may be liquidated or terminated without the imposition of any redemption fee, surrender charge, or comparable liability.

(k)    No Company Employee Plan is a self-insured employee welfare benefit plan (as defined in Section 3(1) of ERISA), including, without limitation, any such plan pursuant to which a stop-loss policy or contract applies.

SECTION 4.13.  Labor and Employment Matters.

(a)    Except as set forth in Section 4.13 of the Company Disclosure Schedule, (i) there are no controversies pending or, to the knowledge of the Company, threatened, between the Company or any of its subsidiaries and any of their respective employees; (ii) neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or by any of its subsidiaries nor does the Company or any of its subsidiaries know of any activities or proceedings of any labor union to organize any such employees, and (iii) neither the Company nor any of its subsidiaries has any knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company or of any of its subsidiaries.

(b)    Each of the Company and its subsidiaries is in compliance, and has not failed to be in compliance, with all applicable U.S. and non-U.S. laws, agreements and contracts relating to employment practices, terms and conditions of employment, and the employment of (i) current employees, consultants, independent contractors and “leased employees” (within the meaning of Section 414(n) of the Code) of the Company or any of its subsidiaries and (ii) employees, consultants, independent contractors and “leased employees” (within the meaning of Section 414(n) of the Code) of the Company or any of its subsidiaries who have been terminated since January 1, 2001, including all such U.S. and non-U.S. laws, agreements and contracts relating to wages, hours, collective bargaining, the payment of Social Security and other similar taxes, equal employment opportunity, employment discrimination, The Worker Adjustment and Retraining Notification Act (“WARN Act”), immigration, disability, civil rights, human rights, fair labor standards, occupational safety and health, workers’ compensation, pay equity, wrongful discharge and violation of the potential rights of such (i) current employees, consultants, independent contractors and “leased employees” (within the meaning of Section 414(n) of the Code) and (ii) employees, independent contractors and “leased employees” (within the meaning of Section 414(n) of the Code) who have been terminated since January 1, 2001, and has timely prepared and filed all appropriate forms (including Immigration and Naturalization Service Form I-9) required by any relevant Governmental or Regulatory Authority, except where the failure to be or have been in compliance would not be reasonably expected, individually or in the aggregate, to have a Company Material Adverse Effect.

(c)    Except as set forth on Section 4.13(c) of the Company Disclosure Schedule, to the knowledge of the Company, no officer or key employee, or any group of key employees, currently intends to terminate their employment with the Company, nor does the Company have a present intention to terminate the employment of any of the foregoing. Except as set forth in Section 4.13(c) of the Company Disclosure Schedule, the employment of each officer and employee of the Company is terminable at the will of the Company.

SECTION 4.14.  Taxes.

(a)    The Company and each of its subsidiaries have timely filed all Tax Returns required to be filed by any of them, and all such Tax Returns are accurate and complete in all material respects. All Taxes shown as payable on such Tax Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by the Company or its subsidiaries with respect to items or periods covered by such Tax Returns (whether or not shown on or reportable on such Tax Returns) or with respect to any period prior to the date of this Agreement (or an adequate reserve has been established for the payment of any such Taxes). There are no liens on any of the assets of the Company or any of its subsidiaries with respect to Taxes, other than liens for Taxes not yet due and payable.

(b)    The aggregate liability of the Company and its subsidiaries for unpaid Taxes for all periods ending on or before December 31, 2002 does not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes), reflected on the Company’s audited balance sheet for the fiscal year ended December 31, 2002, and the aggregate liability of the Company and its subsidiaries for unpaid Taxes for all periods ending on or before the Effective Time shall not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes), as such accruals are reflected on the Company’s audited balance sheet for the fiscal year ended December 31, 2002, as adjusted for operations and transactions in the ordinary course of business since December 31, 2002, in accordance with past custom and practice.

(c)    Neither the Company nor any of its subsidiaries has a material amount of income reportable for a taxable period ending after the Effective Time that is attributable to an activity or a transaction (other than activities or transactions entered into in the ordinary course of the business of the Company) occurring in or a change in accounting method made for a period ending on or prior to the Effective Time, including, without limitation, any adjustment pursuant to Section 481 of the Code. Neither the Company nor any of its subsidiaries is a “consenting corporation” under Section 341(f) of the Code.

(d)    There are no outstanding agreements or waivers extending the statutory period of limitation for assessment or collection of Tax with respect to the Company or any of its subsidiaries. The Company has made available to Parent (i) correct and complete copies of all federal and state income and franchise Tax Returns and any other material Tax Returns of the Company and its subsidiaries for 1998 and thereafter and (ii) relevant portions of income tax audit reports, statements of deficiencies, closing or other agreements received by the Company or any of its subsidiaries relating to Taxes. The Tax Returns of the Company and its subsidiaries have never been audited by a government or taxing authority, nor is any such audit in process, pending or threatened (either in writing or orally, formally or informally). No outstanding or pending deficiency for any amount of Tax has been proposed, asserted or assessed by a taxing authority against the Company or any of its subsidiaries, and neither the Company nor any of its subsidiaries has received notice or expects to receive notice that it has not filed a Tax Return or paid Taxes required to be filed or paid by it.

(e)    Neither the Company nor any of its subsidiaries has ever (i) been a party to any tax sharing agreement or tax indemnity agreement or (ii) assumed the Tax liability of any other person under contract. Neither the Company nor any of its subsidiaries has ever been a member of an affiliated group filing a consolidated federal income Tax Return, other than the group of which it currently is a member (the “Company Affiliated Group”). Neither the Company nor any of its subsidiaries is liable for the Taxes of any other person as a successor or transferee, or pursuant to any provision of federal, state, local or non-U.S. law, other than Taxes of other members of the Company Affiliated Group.

(f)    Neither the Company nor any of its subsidiaries is a party to any contract, agreement, plan or arrangement that, individually or collectively, could reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G or 162(m) of the Code. There is no contract, agreement, plan or arrangement to which Company or any of its subsidiaries is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code. The Company and each of its subsidiaries have withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and back-up withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party.

(g)    The Company has not been the “distributing corporation” (within the meaning of Section 355(c)(2) of the Code) with respect to a transaction described in Section 355 of the Code within the three-year period ending as of the date of this Agreement.

(h)    As used in this Agreement, (i) the term “Taxes” shall mean all taxes, however, denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign Governmental or Regulatory Authority or political subdivision of any such Governmental or Regulatory Authority, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, that the Company or its subsidiaries is required to pay, withhold or collect; and (ii) the term “Tax Returns” shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to back-up withholding and other payments to third parties.

SECTION 4.15.  Environmental Matters.

(a)    Each of the Company and its subsidiaries has obtained all licenses, permits, authorizations, approvals and consents from Governmental or Regulatory Authority that are required under any applicable Environmental Law in respect of its business or operations (“Environmental Permits”). Each of such Environmental Permits is in full force and effect and each of the Company and its subsidiaries is in compliance with the terms and conditions of all such Environmental Permits and with any applicable Environmental Law.

(b)    There is no Environmental Claim pending or to the knowledge of the Company threatened against the Company or any of its subsidiaries or to the knowledge of the Company, pending or threatened against any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries has or may have retained or assumed either contractually or by operation of law.

(c)    To the knowledge of the Company, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, threatened release or presence of any Hazardous Material that could form the basis of any Environmental Claim against the Company or any of its subsidiaries, or to the knowledge of the Company, against any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries has or may have retained or assumed either contractually or by operation of law.

(d)    To the knowledge of the Company, no site or facility now or previously owned, operated or leased by the Company or any of its subsidiaries is listed or proposed for listing on the National Priorities List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the rules and regulations thereunder (“CERCLA”).

(e)    No Liens have arisen under or pursuant to any Environmental Law on any site or facility owned, operated or leased by the Company or any of its subsidiaries, other than any such Liens that would not, individually or in the aggregate, have a Company Material Adverse Effect, and no action of any Governmental or Regulatory Authority has been taken or, to the knowledge of the Company, is in process that could subject any of such properties to such Liens.

(f)    The Company has delivered or otherwise made available for inspection to the Parent true, complete and correct copies and results of any material reports, studies, analyses, tests or monitoring possessed or initiated by the Company or any of its subsidiaries pertaining to Hazardous Materials in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Company or any of its subsidiaries, or regarding the Company’s or any of its subsidiaries’ compliance with applicable Environmental Laws.

(g)    As used herein: (i) “Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision; (ii) “Environmental Claim” means any claim, action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (A) the presence, or release or threatened release, of any Hazardous Materials at any location, whether or not owned or operated by the Company or any of its subsidiaries, or (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law; (iii) “Environmental Law” means any law or order of any Governmental or Regulatory Authority relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of Hazardous Material, pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment; and (iv) “Hazardous Material” means (A) any petroleum or petroleum products, flammable materials, radioactive materials, friable asbestos, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls (PCBs); (B) any chemicals or other materials or substances that are now or hereafter become defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants” or words of similar import under any Environmental Law; and (C) any other chemical or other material or substance, exposure to which is now or hereafter prohibited, limited or regulated by any Governmental or Regulatory Authority under any Environmental Law.

SECTION 4.16.  Intellectual Property.

(a)    Section 4.16(a) of the Company Disclosure Schedule lists (i) all Registered Proprietary Assets owned by Company or any of its subsidiaries, specifying the nature of the general right, any jurisdiction that has issued a registration with respect thereto or in which an application for such a registration is pending, and any applicable registration or application number, and (ii) all licenses, sublicenses and other agreements under which the Company or any of its subsidiaries has granted an exclusive license in any Proprietary Asset owned or licensed by Company or agreed not to license, sublicense or otherwise use any Proprietary Asset owned or licensed by Company. The Company and its subsidiaries own or have the right to use, as currently used or anticipated to be used, all Company Proprietary Assets (including without limitation those Proprietary Assets listed in Section 4.16(a) of the Company Disclosure Schedule), and except as set forth on Section 4.16(a) of the Company Disclosure Schedule, upon Closing, will continue to own or have the right to use all such Proprietary Assets as currently used, free and clear of all Liens and royalty obligations.

(b)    The Company and its subsidiaries have taken reasonable measures and precautions to protect the confidentiality of their trade secrets and other information of a confidential or proprietary nature. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, and except as set forth in Section 4.16(b) of the Company Disclosure Schedule, without limiting the generality of the foregoing, all current and former employees, agents, independent contractors and consultants of the Company and any of its subsidiaries have entered into and executed a confidentiality agreement that has industry standard protections and conditions protecting Company’s trade secrets. A true and complete form of the Company’s confidentiality agreement has been provided to the Parent. To the knowledge of the Company, none of its employees, agents, independent contractor or consultants who have signed the Company’s confidentiality agreement is in violation of that confidentiality agreement.

(c)    Except as set forth in Section 4.16(c) of the Company Disclosure Schedule, to the knowledge of the Company, all Registered Proprietary Assets held by Company or its subsidiaries are valid, subsisting and in full force and effect.

(d)    Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, and except as set forth in Section 4.16(d) of the Company Disclosure Schedule, to the knowledge of the Company, neither the Company nor its subsidiaries, nor the conduct of the business of Company or its subsidiaries, are infringing or misappropriating (including without limitation due to methods, content or processes used by the Company or its subsidiaries). Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, and except as set forth in Section 4.16(d) of the Company Disclosure Schedule, Company has not received any written notice, claim or other communication of any actual, alleged, or potential infringement or misappropriation of, any Proprietary Asset owned or used by any other person or entity within the last three (3) years. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, and except as forth in Section 4.16(d) of the Company Disclosure Schedule, to the knowledge of the Company, no other person or entity is infringing or misappropriating, and no Proprietary Asset owned or used by any other person or entity infringes or misappropriates, any Company Proprietary Assets.

(e)    Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, with respect to any licenses or other agreements listed or that should have been listed under Section 4.10(a) of the Company Disclosure Schedule, there are no defaults or threatened defaults by the Company, its subsidiaries or any other party under such agreements.

(f)    Except as set forth in Section 4.16(f) of the Company Disclosure Schedule, there are no judgments, arbitration awards, decrees or orders or other proceedings pending, outstanding, threatened or concluded with respect to or affecting the Company Proprietary Assets.

(g)    Except as set forth in Section 4.16(g) of the Company Disclosure Schedule, to the knowledge of the Company, Company has not, since June 30, 2002, made any refunds, individually, in excess of $25,000 for such period, for the failure to comply with its representations or warranties as to the accuracy or timeliness of any content, services or goods.

(h)    All current and former employees, agents and consultants of the Company and its subsidiaries who have contributed to or participated in the conception or development of any aspect of a Proprietary Asset relating to the business of the Company or its subsidiaries as currently conducted, and as currently planned or contemplated to be conducted, have executed appropriate agreements with Company and its subsidiaries, in accordance with applicable federal and state law, that have accorded the Company and its subsidiaries full, effective, exclusive and original ownership of all rights in such Proprietary Assets.

(i)    In each case in which Company or its subsidiaries have acquired any Proprietary Assets from any person or entity, Company or its subsidiary (as applicable) has, to the knowledge of the Company, obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Proprietary Asset (including the right to seek past and future damages with respect thereto) to Company or its subsidiary (as applicable).

(j)    All necessary registration, maintenance and renewal fees in connection with each item of Registered Proprietary Assets have been paid and all necessary documents and certificates in connection with such Registered Proprietary Assets have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Proprietary Assets. Except as set forth in Section 4.16(j) of the Company Disclosure Schedule, there are no actions that must be taken by Company or its subsidiaries within one hundred eighty (180) days following the date of this Agreement, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Registered Proprietary Assets. To the maximum extent provided for by, and in accordance with, applicable laws and regulations, Company and its subsidiaries have recorded in a timely manner each such assignment of a Registered Proprietary Asset assigned to Company or its subsidiaries with the relevant governmental authority, including the United States Patent and Trademark Office (the “PTO”), the U.S. Copyright Office or their respective counterparts in any relevant foreign jurisdiction, as the case may be.

(k)    Neither this Agreement nor the Mergers will result in (i) Company or its subsidiaries granting to any third party any new material right or access to, or with respect to, any Proprietary Asset owned by, or licensed to Company or its subsidiaries; (ii) Company or its subsidiaries being bound by, or subject to, any new non-compete or other restriction on the operation or scope of its businesses, including the business of the Company and its subsidiaries as currently conducted, and as it is currently planned or contemplated to be conducted; or (iii) Company or its subsidiaries being obligated to pay any new material royalties or other amounts to any third party.

SECTION 4.17.  Compliance; Permits.

(a)    Except as set forth in Section 4.17 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is in conflict with, or in default or violation of (i) any Laws applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (ii) any Material Contract to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except for any conflicts, defaults or violations that (individually or in the aggregate) would not cause the Company or any of its subsidiaries to lose any material benefit or incur any material liability. No investigation or review by any governmental or regulatory body or authority is pending, or to the knowledge of the Company, threatened against the Company or its subsidiaries, nor has any governmental or regulatory body or authority indicated an intention to conduct the same, other than, in each such case, those the outcome of which could not, individually or in the aggregate, reasonably be expected to have the effect of prohibition or materially impairing any business practice of the Company or any of its subsidiaries, any acquisition of a material property by the Company or any of its subsidiaries, or the conduct of business by the Company or any of its subsidiaries.

(b)    The Company and its subsidiaries hold all permits, license, variances, exemptions, orders and approval from governmental authorities that are material to the operation of the business of the Company and its subsidiaries taken as a whole (collectively, the “Company Permits”). The Company and its subsidiaries are in compliance in all material respect with the terms of the Company Permits.

(c)    Except for the need to obtain the Company Requisite Vote and to file the Company Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL, to the knowledge of the Company, no event or circumstance exists that would cause the Company or any of its subsidiaries to be deemed to be out of compliance with any Law or Company Permit, except where the failure to so comply has not had and would not have a Company Material Adverse Effect.

SECTION 4.18.  Antitakeover Statutes; Stockholder Rights Plan.  The board of directors of the Company has approved this Agreement and the transactions contemplated hereby and neither Section 203 of the DGCL nor any other antitakeover or similar statute or regulation applies or purports to apply to the transactions contemplated hereby. Other than the Company’s Rights Agreement and except as set forth in Section 4.18 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to any “stockholder rights” plan or any similar antitakeover plan or device. Prior to the time this Agreement is executed, the board of directors of the Company has taken all action necessary, if any, to exempt under or make not subject to Section 203 of the DGCL and to ensure no stockholder of the Company will have any rights under any Company stockholder rights agreement as a result of, (i) the execution of this Agreement, (ii) the Company Merger and (iii) the other transactions contemplated hereby.

SECTION 4.19.  Customers and Suppliers.

(a)    Section 4.19(a) of the Company Disclosure Schedule sets forth a list of each customer that accounted for revenues to the Company and its subsidiaries in the aggregate of more than one hundred thousand dollars

($100,000) during the six months ended June 30, 2003 (each a “Major Customer”), together with in each case the amount of revenues generated from each Major Customer during such period. Except as set forth in Section 4.19(a) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is engaged in any material dispute with any Major Customer, and no Major Customer has provided the Company with written notice of termination of such Major Customer’s business relationship with the Company or any of its subsidiaries. Except as set forth in Section 4.19(a) of the Company Disclosure Schedule, to the knowledge of the Company, no Major Customer intends to materially limit or reduce its business relations with the Company or any of its subsidiaries.

(b)    Section 4.19(b) of the Company Disclosure Schedule sets forth a list of each supplier of goods or services to the Company and its subsidiaries (including the content providers) (i) who is a supplier of critical or key elements (including with respect to the Company Proprietary Assets) for the operation of the businesses of the Company and its subsidiaries or (ii) to whom the Company and its subsidiaries paid in the aggregate more than fifty thousand dollars ($50,000) during the six months ended June 30, 2003 (each a “Major Supplier”), together with in each case the amount paid to each Major Supplier during such period. Except as set forth in Section 4.19(b) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is engaged in any material dispute with any Major Supplier, and no Major Supplier has provided the Company with written notice of termination of such Major Supplier’s business relationship with the Company or any of its subsidiaries. Except as set forth in Section 4.19(a) of the Company Disclosure Schedule, to the knowledge of the Company, no Major Supplier intends to materially limit or reduce its business relations with the Company or any of its subsidiaries.

SECTION 4.20.  Title to Property.

(a)    The Company and its subsidiaries own or lease no material real property other than as set forth in Section 4.20 of the Company Disclosure Schedule or the Company SEC Reports. Except as reflected in the Company’s financial statements included in the Company SEC Reports, each of the Company and its subsidiaries has good and valid title to all of its respective owned properties and assets, free and clear of all Liens except Liens for Taxes not yet due and payable and such liens or other imperfections of title, if any, that do not materially detract from the value of or materially interfere with the present use of property affected thereby; and, to the knowledge of the Company, all leases pursuant to which the Company or any subsidiary leases from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of the Company, under any of such leases, any existing material default or event of default (or event that with notice or lapse of time, or both, would constitute a material default and in respect of which the Company or any of its subsidiaries, as applicable, has not taken adequate steps to prevent such a default from occurring).

(b)    Neither the Company nor any of its subsidiaries has received notice from any Governmental or Regulatory Authority requiring material work to be done or material improvements to be made upon any property owned or leased by the Company or any of its subsidiaries.

(c)    Neither the Company nor any of its subsidiaries has received notice from any lessor of any property leased by the Company or any of its subsidiaries requiring it to make a material repair, or to pay for any material repair of, any property leased by the Company or any of its subsidiaries which material repairs remain unremedied, and if any such leased property were to be surrendered in its present condition, such leased property would be required to be accepted by the lessor in such condition under the terms of the applicable lease.

(d)    Except as set forth in Section 4.20 of the Company Disclosure Schedule, no consent is required by the lessor under any lease agreement relating to any property leased by the Company or any of its subsidiaries to the transactions contemplated by this Agreement in order for said lease to remain in full force and effect after the Closing.

(e)    All tangible assets owned or used by the Company and its subsidiaries in the operation of their respective businesses are in good operating condition and in a good state of maintenance and repair and are adequate for such businesses as currently conducted, except as would not be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

SECTION 4.21.  Insurance.

(a)    Section 4.21(a) of the Company Disclosure Schedule lists all material insurance policies maintained by or on behalf of the Company or any of its subsidiaries (specifying all material terms thereof including types of coverage, coverage amounts, deductible amounts, and annual premium amounts) (the “Company Insurance Policies”). Each of the policies identified in Section 4.21(a) of the Company Disclosure Schedule is in full force and effect.

(b)    There is no pending claim under or based upon any of the policies identified in Section 4.21(a) of the Company Disclosure Schedule, and, to the knowledge of the Company, no event has occurred, and no condition or circumstances exists, that likely would (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such claim, except for any such claim, event, condition or circumstances that, individually or in the aggregate, has not had and would not have a Company Material Adverse Effect.

(c)    Section 4.21(c) of the Company Disclosure Schedule lists all material claims made by the Company under the Company Insurance Policies during the three (3) years prior to the date hereof.

(d)    Except as set forth in Section 4.21 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has received any notice or other communication (in writing or, to the knowledge of the Company, otherwise) regarding (i) any actual or possible cancellation or invalidation of any of the policies identified in Section 4.21(a) of the Company Disclosure Schedule or regarding any actual or possible material adjustment in the amount of the premiums payable with respect to any of said policies; (ii) any actual or possible refusal of coverage under, or any actual or possible rejection of any material claim under, any of the policies identified in Section 4.21(a) of the Company Disclosure Schedule; or (iii) any written indication that the issuer of any of the policies identified in Section 4.21(a) of the Company Disclosure Schedule may be unwilling or unable to perform any of its obligations thereunder.

SECTION 4.22.  Accounts Receivable.  Section 4.22 of the Company Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable of the Company as of June 30, 2003. All existing accounts receivable of the Company represent valid obligations of customers of the Company arising from bona fide transactions entered into in the ordinary course of business and are subject to reserves reflected in the consolidated financial statements contained in the SEC Reports or, with respect to accounts receivable arising subsequent to the date hereof, to reserves established in the ordinary course and consistent with past practice. Where known material collection problems exist, such problems have been disclosed in Section 4.22 of the Company Disclosure Schedule.

SECTION 4.23.  Restrictions on Business Activities.

(a)    Except as set forth in Section 4.23(a) of the Company Disclosure Schedule, neither the Company or any of its subsidiaries has granted material rights to develop, distribute, market or sell its products and services to any Person, or is bound by any agreement that, affects the exclusive right of the Company or any of its subsidiaries to develop, distribute, license, market or sell its products and services.

(b)    Except as set forth in Section 4.23(b) of the Company Disclosure Schedule, there is no agreement providing for most favored nation or similar clauses, exclusivity or restriction of competition, or any judgment, injunction, order or decree, binding upon the Company or any of its subsidiaries, that has or could be expected to have the effect of prohibiting or materially impairing the conduct of business by the Company or any of its subsidiaries, or restricting any transaction between the Company and its subsidiaries.

SECTION 4.24.  Interested Party Transactions.  There are no obligations between the Company or any of its subsidiaries, on the one hand, and any of the officers or directors of the Company or any of its subsidiaries, or any stockholders holding more than 1% of the outstanding securities of the Company, or any members of their immediate families, on the other hand, other than (i) for payment of regular salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company or its subsidiaries and (iii) for other standard employee benefits made generally available to all employees. To the Company’s knowledge, or as set forth in Section 4.24 of the Company Disclosure Schedule, no officer or director of the Company or any of its subsidiaries (or any members of their immediate families), or any stockholder affiliated with such officer or director, has any direct or indirect ownership interest in any firm or corporation (a) with which the Company or its subsidiaries is affiliated, (b) with which the Company or its subsidiaries has a business relationship or (c) that competes with the Company or its subsidiaries, other than passive investments in publicly traded companies (representing less than 1% of such company) that may compete with the Company and its subsidiaries.

SECTION 4.25.  Brokers; Fees.  No broker, finder or investment banker (other than Citigroup Global Markets Inc. (“Citigroup”), is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and Citigroup pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder. The Company has heretofore furnished on Section 4.25 of the Company Disclosure Schedule all fees, expenses and commissions the Company expects to incur in connection with the transactions contemplated hereunder, including all severance-related expenses.

SECTION 4.26.  Opinion of Financial Advisor.  The board of directors of the Company has received the opinion of the Company’s financial advisor, Citigroup, to the effect that, as of the date of this Agreement, the Company Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock, a written copy of which opinion will be provided to Parent solely for informational purposes after receipt thereof by the Company.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent and (with respect to Sections 5.01, 5.03 , 5.04, 5.05, and 5.07 through 5.13 as such Sections shall relate to Holdco, except that with respect to Holdco (other than in the case of the first two sentences of Section 5.03(b)) any references to the “Effective Time” or “at the Effective Time” shall be deemed to be mean “immediately prior to the Effective Time”) Holdco hereby represent and warrant to the Company that, except as set forth in the written disclosure schedule previously delivered by Parent to the Company, the paragraphs of which are numbered to correspond to the Sections of this Agreement (the “Parent Disclosure Schedule”):

SECTION 5.01.  Organization and Qualification; Subsidiaries.  Parent, Holdco and each of their subsidiaries are corporations duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and have the requisite corporate power and authority and are in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such power, authority and Approvals would not, individually or in the aggregate, have a Parent Material Adverse Effect. Holdco, Parent and each of their subsidiaries are duly qualified or licensed as a foreign corporation to do business, and are in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Parent Material Adverse Effect.

SECTION 5.02.  Certificate of Incorporation and Bylaws.  Parent has heretofore furnished to the Company a complete and correct copy of the certificate of incorporation and bylaws, as amended to date, of Parent. Such certificate of incorporation and bylaws of Parent are in full force and effect. The Parent is not in violation of any of the provisions of its certificate of incorporation or bylaws.

SECTION 5.03.  Capitalization.

(a)    The authorized capital stock of Parent consists of (i) 30,000,000 shares of Parent Common Stock and (ii) 5,000,000 shares of Preferred Stock, $0.01 par value (“Parent Preferred Stock”). As of March 31, 2003, (1) 17,222,722 shares of Parent Common Stock were issued and outstanding, all of which are validly issued fully paid and nonassessable, and issued in compliance with applicable securities laws, (2) no shares of Parent Preferred Stock were issued and outstanding (3) no shares of capital stock were held in its treasury, and (4) 5,451,204 shares of Parent Common Stock were reserved for issuance pursuant to outstanding options under Parent’s Stock Option Plans. No shares of Parent Common Stock have been issued between March 31, 2003 and the date hereof, except for shares issued upon exercise of options outstanding under Parent’s Stock Option Plans. Except for Parent Stock Options, Parent Purchase Rights and as set forth in Section 5.03(a) of the Parent Disclosure Schedule and as described in the Parent SEC Reports, there are no options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans, stock equivalents or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued common stock of Parent or any of its subsidiaries or obligating Parent or any of its subsidiaries to issue or sell any shares of common stock of, or options, warrants, convertible securities, subscriptions, or other equity interests in, Parent or any of its subsidiaries. All shares of Parent Common Stock subject to the issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of Parent or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or the common stock of any subsidiary. Except as set forth in Section 5.03(a) of the Parent Disclosure Schedule or as will not have a Parent Material Adverse Effect, all of the outstanding shares of common stock (or other equity interests) of each of Parent’s subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and issued in compliance with applicable securities laws and all such shares are owned by Parent or another subsidiary free and clear of all Liens, other than Liens for Taxes not yet due and payable. Parent is the owner of all outstanding shares of capital stock of each of its subsidiaries and all such shares are duly authorized, validly issued, fully paid and nonassessable, and were issued in compliance in all material respects with applicable securities laws. Except as set forth in Section 5.03(a) of the Parent Disclosure Schedule, Parent has not granted or agreed to grant any registration rights for any shares of the capital stock of, or options, warrants, convertible securities or other equity interest in Parent. Except as disclosed in the Parent SEC Reports, Parent does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity, excluding securities in any publicly traded company held for investment by Parent or any of its subsidiaries in accordance with and pursuant to Parent’s formal investment policy and comprising less than 5% of the outstanding stock of such company.

(b)    At the Effective Time, the authorized capital stock of Holdco will consist of (i) 50,000,000 shares of Holdco Common Stock and (ii) 5,000,000 shares of Preferred Stock, $0.01 par value (“Holdco Preferred Stock”). At the Effective Time, (1) the shares of Holdco Common Stock that will be issued and outstanding (including the shares of Holdco Common Stock to be issued pursuant to the Parent Merger and Company Merger, to the extent issued) will be validly issued, fully paid and nonassessable, and issued in compliance with applicable securities laws, (2) no shares of Holdco Preferred Stock will be issued and outstanding, and (3) no shares of capital stock will be held in its treasury. No shares of Holdco Common Stock will be issued between the date hereof and the Closing Date. At the Effective Time, except pursuant to the provisions of Articles I and II of this Agreement, and as set forth in Section 5.03(b) of the Parent Disclosure Schedule, there will be no options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans, stock equivalents or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued common stock of Holdco or any of its subsidiaries or obligating Holdco or any of its subsidiaries to issue or sell any shares of common stock of, or options, warrants, convertible securities, subscriptions, or other equity interests in, Holdco or any of its subsidiaries. All shares of Holdco Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. There will be no obligations, contingent or otherwise, of Holdco or any of its subsidiaries to repurchase, redeem or otherwise acquire any Holdco Common Shares or the common stock of any subsidiary. Except as set forth in Section 5.03(b) of the Parent Disclosure Schedule, all of the outstanding shares of common stock (or other equity interests) of each of Holdco’s subsidiaries will be duly authorized, validly issued, fully paid and nonassessable, and issued in compliance with applicable securities laws and all such shares will be owned by Holdco or another subsidiary free and clear of all Liens, other than Liens for Taxes not yet due and payable. Holdco will be the owner of all outstanding shares of capital stock of each of its subsidiaries and all such shares will be duly authorized, validly issued, fully paid and nonassessable, and will be issued in compliance in all material respects with applicable securities laws. At the Effective Time, except as set forth in Section 5.03(b) of the Parent Disclosure Schedule, Holdco will not have granted or agreed to grant any registration rights for any shares of the capital stock of, or options, warrants, convertible securities or other equity interest in Holdco or any of its subsidiaries. At the Effective Time, Holdco will not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity, excluding the Parent Merger Sub, the Company Merger Sub, and securities in any publicly traded company to be held for investment by Holdco or any of its subsidiaries in accordance with and pursuant to Holdco’s formal investment policy and comprising less than 5% of the outstanding stock of such company.

(c)    Holdco, Parent Merger Sub, and Company Merger Sub were formed solely for the purpose of engaging in the transactions contemplated by this Agreement, have engaged in no other business activities and have conducted their operations only as contemplated in this Agreement. Except for obligations or liabilities incurred by Holdco, Parent Merger Sub, and Company Merger Sub in connection with their incorporation or organization, this Agreement and any other agreements, arrangements or transactions contemplated by this Agreement, neither of Holdco, Parent Merger Sub, or Company Merger Sub have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

SECTION 5.04.  Authority Relative to this Agreement.  The Parent and Holdco each has all necessary corporate power and authority to execute and deliver this Agreement and subject to obtaining any necessary stockholder approval of this Agreement and the Parent Merger, to perform its respective obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Holdco and the consummation by Parent and Holdco of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Holdco, and no other corporate proceedings on the part of Parent and Holdco are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the approval and adoption of the Parent Merger by a majority of the holders of the outstanding shares of Parent Common Stock entitled to vote in accordance with the DGCL and Parent’s certificate of incorporation and bylaws and the approval of the issuance of the shares of Holdco Common Stock in the Company Merger (the “Parent Requisite Vote”) and the filing of the Parent Certificate of Merger with the Secretary of State of Delaware as required by the DGCL). This Agreement has been duly and validly executed and delivered by Parent, Holdco, Parent Merger Sub and Company Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid, and binding obligation of Parent, Holdco, Parent Merger Sub and Company Merger Sub, enforceable against each in accordance with its terms. The board of directors of Parent has determined (i) that it is advisable, consistent with and in furtherance of the long-term business strategy of the Parent, and fair to, and in the best interest of the Parent and Parent’s stockholders, for the Company to enter into a strategic business combination with the Company upon the terms and subject to the conditions of this Agreement, (ii) to approve and adopt this Agreement, the Parent Merger, the issuance of the shares of Holdco Common Stock in the Company Merger and the transactions contemplated hereby and (iii) to recommend that the Parent’s stockholders approve and adopt this Agreement, the Parent Merger, and the transactions contemplated hereby and such resolutions of the board of directors shall be in effect as of the Effective Time. As of the date hereof, the only vote of holders of any class or series of stock of Parent or Holdco necessary to approve this Agreement (with respect to Parent’s obligations), the Parent Merger, the issuance of the shares of Holdco Common Stock in the Company Merger and the other transaction contemplated by this Agreement is the vote of CBS and Pearson pursuant to the Parent Voting Agreement.

SECTION 5.05.  No Violation.  Except for the need to obtain the Parent Requisite Vote and to file the Parent Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL, or as set forth in Section 5.05(a) of the Parent Disclosure Schedule, the execution, delivery and the performance of this Agreement and the consummation of the transactions contemplated by this Agreement by Parent and Holdco will not, (i) conflict with or violate the certificate of incorporation or bylaws of Parent or Holdco, (ii) conflict with or violate any Laws applicable to the Parent or Holdco or any subsidiary or by which any of their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Parent’s, Holdco’s or any of their subsidiary’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any contract, or result in the creation of a Lien on any of the properties or assets of the Parent, Holdco or any of their subsidiaries pursuant to, any material contract filed as an exhibit or required to be filed as an exhibit to the Parent SEC Reports or other note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent, Holdco or any of their subsidiaries is a party or by which Parent, Holdco or any their subsidiaries or any of their respective properties are bound or affected, except in the case of clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

SECTION 5.06.  SEC Filings; Financial Statements.

(a)    Parent has filed all forms, reports, exhibits and other documents required to be filed with the SEC since January 15, 1999 and has made available to the Company, in the form filed with the SEC, (i) its Quarterly Report on Form 10-Q for the period ended March 31, 2003 and its Annual Report on Form 10-K for the fiscal year ended December 31, 2002, (ii) all proxy statements relating to Parent’s meetings of stockholders (whether annual or special) held since January 15, 1999, (iii) all other reports or registration statements (other than reports on Form 3, 4 or 5 filed on behalf of affiliates of the Parent) filed by Parent with the SEC since January 15, 1999, and (iv) all amendments and supplements to all such reports and registration statements filed by Parent with the SEC (collectively, the “Parent SEC Reports”). The Parent SEC Reports (i) were prepared in accordance with the requirements of the Federal Securities Laws, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Parent’s subsidiaries is required to file any forms, reports or other documents with the SEC.

(b)    Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports has been prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presented, in all material respects, the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of its operations and cash flows and stockholder equity for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments that were not or are not expected to be material in amount and the absence of footnotes.

(c)    Parent has heretofore furnished to the Company a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to the Parent SEC Reports or agreements, documents or other instruments that previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act.

(d)    Since the adoption of the New Act, Parent has complied in all material respects with the laws, rules and regulation under the New Act.

SECTION 5.07.  Absence of Certain Changes or Events.  Except as set forth in Section 5.07 of the Parent Disclosure Schedule or the Parent SEC Reports, since December 31, 2002, each of Parent and Holdco has conducted its business in the ordinary course and there has not occurred: (i) any Parent Material Adverse Effect; (ii) any amendments or changes in the certificate of incorporation or bylaws of Parent or Holdco (other than amendments to increase the authorized common stock of Parent); (iii) any damage to, destruction or loss of any asset of Parent or Holdco, (whether or not covered by insurance) that has had or is reasonably likely to have a Parent Material Adverse Effect; (iv) any change by Parent or Holdco in its accounting methods, principles or practices; (v) any revaluation of any of Parent’s, Holdco’s or any subsidiary’s assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (vi) any sale, pledge, disposition of or encumbrance upon a material amount of property of Parent, Holdco or of any subsidiary, except in the ordinary course of business and consistent with past practice; or (vii) any declaration, issuance or payment of any dividend or other distribution (whether in cash, stock or property or any thereof), other than inter-company dividends or distributions among Parent and any of its wholly-owned direct and indirect subsidiaries.

SECTION 5.08.  No Undisclosed Liabilities.  Except as is set forth in the Parent SEC Reports, none of Parent, Holdco or any of their subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) that are, in the aggregate, material to the business, operations or financial condition of the Parent, Holdco and their subsidiaries taken as a whole, except liabilities (a) adequately provided for in the Parent’s audited balance sheet (including any related notes thereto) as of December 31, 2002 or in the unaudited balance sheet (including any related notes thereto) for the fiscal quarter ended March 31, 2003, or (b) incurred since December 31, 2002 in the ordinary course of business and consistent with past practice, or (d) incurred in connection with this Agreement or the transactions contemplated thereby.

SECTION 5.09.  Absence of Litigation.  Except as set forth in the Parent SEC Reports, (i) there are no claims, actions, suits, proceedings or investigations pending before any court, agency or tribunal, foreign or domestic, or to the knowledge of the Parent, threatened against Parent, Holdco or against any of their subsidiaries and (ii) there is no judgment, decree, injunction, rule or order of any Governmental or Regulatory Authority outstanding against Parent, Holdco or any of their subsidiaries.

SECTION 5.10.  Title to Property.  Parent, Holdco and their subsidiaries own or lease no material real property other than as set forth in Section 5.10 of the Parent Disclosure Schedule or the Parent SEC Reports. Except as reflected in Parent’s financial statements included in the Parent SEC Reports, each of Parent, Holdco and their subsidiaries has good and valid title to all of their respective properties and assets, free and clear of all Liens except Liens for taxes not yet due and payable and such liens or other imperfections of title, if any, that do not materially detract from the value or of materially interfere with the present use of the property affected thereby; and, to the knowledge of Parent, all leases pursuant to which Parent, Holdco or any subsidiary leases from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of Parent under any of such leases, any existing material default or event of default (or event that with notice or lapse of time, or both, would constitute a material default and in respect of which Parent, Holdco or any of their subsidiaries, as applicable, has not taken adequate steps to prevent such a default from occurring).

SECTION 5.11.  Taxes.  Parent and its subsidiaries have filed all Tax Returns required to be filed by them, and have duly paid or made adequate provision on their financial statements for the payment of all Taxes that have been incurred or are due and payable.

SECTION 5.12.  Broker; Fees.  No broker, finder or investment banker (other than UBS Securities LLC (formerly UBS Warburg LLC) (“UBSW”) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Holdco. Parent and Holdco have heretofore furnished to the Company a complete and correct copy of all agreements between Parent or Holdco and UBSW pursuant to which such firm would be entitled to any payment relating to the transaction contemplated hereunder.

SECTION 5.13.  Interested Party Transactions.  There are no obligations between the Parent, Holdco or any of their subsidiaries, on the one hand, and any of the officers or directors of Parent, Holdco or any of their subsidiaries, or any stockholders holding more than 1% of the outstanding securities of the Parent or Holdco, or any members of their immediate families, on the other hand, other than (i) for payment of regular salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Parent, Holdco or their subsidiaries and (iii) for other standard employee benefits made generally available to all employees. To Parent’s and Holdco’s knowledge, or as set forth in Section 5.13 of the Parent Disclosure Schedule, no officer or director of the Parent, Holdco or any of their subsidiaries (or any members of their immediate families), or any stockholder affiliated with such officer or director, has any direct or indirect ownership interest in any firm or corporation (a) with which the Parent, Holdco or any of their subsidiaries is affiliated, (b) with which the Parent, Holdco or any of their subsidiaries has a business relationship or (c) that competes with the Parent, Holdco or their subsidiaries, other than passive investments in publicly traded companies (representing less than 1% of such company) that may compete with the Parent, Holdco and their subsidiaries.

SECTION 5.14.  Opinion of Financial Advisor.  The board of directors of Parent has received the opinion of its financial advisor, UBSW, that as of the date of this Agreement, the consideration to be paid to the Company’s stockholders is fair from a financial point of view to Parent. Parent will deliver to the Company a written copy of such opinion solely for informational purposes after receipt thereof by Parent.

ARTICLE VI.

CONDUCT OF BUSINESS PENDING THE MERGERS

SECTION 6.01.  Conduct of Business by the Company Pending the Mergers.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company covenants and agrees that, unless Parent shall otherwise agree in writing or as required or permitted under this Agreement, the Company shall conduct its business and shall cause the business of its subsidiaries to be conducted only in, and the Company and its subsidiaries shall not take any action, except in the ordinary course of business and in a manner consistent with past practice; and the Company shall use all commercially reasonable efforts to preserve substantially intact the business organization of the Company and its subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its subsidiaries and to preserve the present relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or any subsidiary has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement and except for transfers of cash among the Company and its wholly-owned subsidiaries pursuant to the Company’s ordinary cash management policies as disclosed in Section 6.01 of the Company Disclosure Schedule, neither the Company nor any subsidiary shall, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent:

(a)    amend or otherwise change the Company’s certificate of incorporation or bylaws;

(b)    issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of Company capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of Company capital stock, or any other ownership interest (including, without limitation, any phantom interest) of the Company, any subsidiary or any of its affiliates, except for the issuance of shares of Company Common Stock issuable to participants in the Company’s Employee Stock Purchase Plan or upon the exercise of outstanding Company Stock Options or Company Stock Warrants; or

(c)    sell, pledge, lease or otherwise dispose of or encumber any assets or inventory of the Company or of any subsidiary (except for (i) sales of assets or inventory in the ordinary course of business and in a manner consistent with past practice, (ii) dispositions of obsolete or worthless assets, and (iii) pledges of assets pursuant to existing agreements), or take any action that would reasonably be expected to result in any damage to, destruction or loss of any material asset of the Company (whether or not covered by insurance);

(d)    except as is contemplated by this Agreement, or the applicable award agreement or Employee Plan, accelerate, amend or change the period (or permit any acceleration, amendment or change) of exercisability of options or restricted stock granted under the Employee Plans (including the Company Stock Option Plans) or authorize cash payments in exchange for any options granted under any of such plans;

(e)    (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its common stock, except that a subsidiary may declare and pay a dividend to the Company, (ii) split, combine or reclassify any of its common stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its common stock, (iii) amend the terms of, repurchase (including without limitation through its currently existing stock buy-back programs), redeem or otherwise acquire, or permit any subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of a subsidiary, or propose to do any of the foregoing;

(f)    (i) acquire (by merger, consolidation, or acquisition of stock or assets) any company, corporation, partnership or other business organization or division thereof, or enter into or amend any contract, agreement, commitment or arrangement to effect any such acquisition, except with respect to those transactions as set forth in Section 6.01(f) of the Company Disclosure Schedule, (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee (other than guarantees of bank debt of a subsidiary entered into in the ordinary course of business) or endorse or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except in each case in the ordinary course of business consistent with past practice (including pursuant to existing credit lines and lease facilities); (iii) except in the ordinary course of business or otherwise provided or permitted by this Agreement, to enter into or amend any material agreement or contract that provides for the sale, license, or purchase by the Company or any of its subsidiaries of assets, including without limitation any licensing or technology transfer agreement; (iv) have or make any capital expenditures or commitment for the purchase of fixed assets in excess of $410,000 in the aggregate in the third quarter of 2003 and amounts to purchase assets under capital leases under existing contracts on the date hereof, in accordance with their terms, in the fourth quarter of 2004, without the consent of Parent, which consent shall not be unreasonably withheld; or (v) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 6.01(f);

(g)    except as set forth in Section 6.01(g) of the Company Disclosure Schedule or as required by Law, increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of employees of the Company or of any subsidiary who are not vice-president level or higher level employees of the Company in the ordinary course of business and in accordance with past practices, or grant any bonus, severance or termination pay to, or enter into any employment or severance agreement with any director, officer (except for officers who are terminated on an involuntary basis and payments relating thereto made pursuant to written agreements outstanding on the date hereof as set forth on the Company Disclosure Schedule) or other employee of the Company or of any subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees, except, in each case, as may be required by Law or as contemplated by this Agreement;

(h)    take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable), except as required by concurrent changes in GAAP or Federal Securities Law applicable to companies generally;

(i)    make any material Tax election inconsistent with past practices or settle or compromise any material federal, state, local or foreign Tax liability or agree to an extension of a statute of limitations;

(j)    pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements of the Company or incurred since the date of such financial statements;

(k)    waive the benefits of, agree to modify in any manner, terminate, release any person from or fail to enforce any confidentiality or similar agreement to which Company or any of its subsidiaries is a party or of which Company or any of its subsidiaries is a beneficiary;

(l)    engage in any action or enter into any transaction or authorize any action to be taken or transaction to be entered into that could reasonably be expected to delay the consummation of, or otherwise adversely affect, any of the transactions contemplated by this Agreement, including the taking of any action that would prevent the Mergers, taken together from qualifying as an exchange described under Section 351 of the Code;

(m)    undertake any revaluation of any of the Company’s or any subsidiary’s assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business and consistent with past practice, or in accordance with GAAP consistently applied;

(n)    adopt a plan of complete or partial liquidation or dissolution of Parent or any of its material subsidiaries;

(o)    except for the existing Company Rights Agreement, adopt any similar antitakeover plan or device, or enter into any other arrangement that has an antitakeover effect, or that otherwise would limit the ability of Holdco to consummate the Company Merger, or any of the other transactions contemplated hereby;

(p)    amend the Company Rights Agreement in any manner that would permit any person other than Parent or its affiliates, including Holdco to acquire more than 15% of the Company Commons, or redeem the Company Rights;

(q)    except as reflected on the balance sheet dated June 30, 2003 and covered by an adequate reserve therefor, make any sale or acceleration of accounts receivable or any accrual of liabilities not in the ordinary course or write off any notes or accounts receivable or portions thereof as uncollectible other than in the ordinary course or as required by GAAP;

(r)    discharge any lien or pay any obligation or liability (whether absolute, accrued, contingent or otherwise) other than current liabilities shown on the balance sheet dated June 30, 2003, and current liabilities incurred thereafter or liabilities incurred in the ordinary course and not required under GAAP to be reflected on such balance sheet;

(s)    make any gifts or sell, transfer or exchange any property for less than the fair value thereof;

(t)    make any cash expenditure other than (i) in the ordinary course of business, (ii) in connection with the implementation of the transactions contemplated by this Agreement, including payment of transaction expenses, (iii) in connection with payments for director and officer insurance policies or (iv) in connection with the settlement of claims in the ordinary course of business as permitted in Section 6.01(j); or

(u)    take, or agree in writing or otherwise to take, any of the actions described in Sections 6.01(a) through (t) above, or any action that would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform its covenants hereunder.

SECTION 6.02.  Conduct of Business by the Parent or Holdco Pending the Mergers.  Except as contemplated by this Agreement, during the period from the date hereof to the Effective Time or earlier termination of this Agreement, neither Parent not any of its subsidiaries nor Holdco, without the prior written consent of the Company (which consent will not be unreasonably withheld), shall:

(a)    amend or otherwise change its certificate of incorporation or bylaws (other than as provided for in Section 1.01);

(b)    engage in any action or enter into any transaction or permit any action to be taken or transaction to be entered into that could reasonably be expected to delay the consummation of, or otherwise adversely affect, any of the transactions contemplated by this Agreement, including the taking of any action that would prevent the Mergers, taken together from qualifying as an exchange described under Section 351 of the Code;

(c)    (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its common stock, except that a subsidiary may declare and pay a dividend to the Company, (ii) split, combine or reclassify any of its common stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its common stock, (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of a subsidiary, or propose to do any of the foregoing;

(d)    adopt a plan of complete or partial liquidation or dissolution of Parent or any of its material subsidiaries; or

(e)    take, or agree in writing or otherwise to take, any of the actions described in Sections 6.02(a) through (d) above, or any action that would make any of the representations or warranties of the Parent contained in this Agreement untrue or incorrect or prevent the Parent from performing or cause the Parent not to perform its covenants hereunder.

SECTION 6.03.  Competing Transactions.

(a)    The Company shall not, and shall not permit or authorize the Company’s subsidiaries, its and their officers, directors, employees, controlled affiliates, agents or other representatives (including without limitation any investment banker, financial advisor, attorney or accountant retained by it or any of its subsidiaries), directly or indirectly, to initiate, solicit or knowingly encourage (including by way of furnishing nonpublic information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal relating to, or that may reasonably be expected to lead to, any Alternative Transaction, or enter into discussions (except as to the existence of these provisions) or negotiate with any person or entity in furtherance of such inquiries or to obtain an Alternative Transaction, or agree to, or endorse, any Alternative Transaction and the Company shall notify (within 24 hours after the Company attains knowledge thereof) Parent of all relevant terms of any such inquiries or proposals received by the Company or by any subsidiary or by any such officer, director, employee, agent, investment banker, financial advisor, attorney, accountant or other representative relating to any of such matters and if such inquiry or proposal is in writing, the Company shall deliver or cause to be delivered (within 24 hours of receipt) to Parent a copy of such inquiry or proposal and update Parent (within 24 hours of receipt) as to any material changes (and provide Parent with copies of same if in writing) with respect to such inquiry or proposal, it being understood that Parent shall hold any such inquiry or proposal or term confidential pursuant to the terms of the Confidentiality Agreement; provided, however, that nothing contained in this subsection (a) shall prohibit the board of directors of the Company, any of its subsidiaries, and each of their officers, directors, employees, affiliates, agents or other representatives (including without limitation any investment banker, financial advisor, attorney or accountant retained by it or any of its subsidiaries) from (i) furnishing information to, entering into a confidentiality agreement with, or entering into discussions or negotiations with, any persons or entity in connection with an unsolicited bona fide proposal in writing by such person or entity relating to an Alternative Transaction if, and only to the extent that (A) the board of directors of the Company determines in good faith, after consultation with and taking into account advice of its outside legal counsel, that such action is necessary to comply with its fiduciary duties under Delaware law, (B) such action is in response to an unsolicited bona fide written proposal made by a third party relating to an Alternative Transaction on terms that the Company’s board of directors believes, after consultation with and taking into account advice from the Company’s financial advisor and outside legal counsel to be more favorable to the Company’s stockholders than the Company Merger or may reasonably be expected to result in an Alternative Transaction on terms that the Company’s board of directors believes taking into account advice from the Company’s financial advisor and outside legal counsel would be more favorable to the Company’s stockholders than the Company Merger, and in each case (I) any amount of financing, to the extent required, is (in the good faith judgment of the Company’s board of directors, after consultation with the Company’s financial advisors and outside legal counsel) then reasonably certain of being obtained on a timely basis, (II) there is no condition to closing such Alternative Transaction relating to the performance or completion of due diligence (it being understood that customary closing conditions relating to the accuracy of representations and warranties shall not be deemed to be such a condition) with respect to the Company by such third party, and (III) such Alternative Transaction is for more than 50% of the voting power of the voting securities of the Company then outstanding or all or substantially all of the assets of the Company and its subsidiaries, taken as a whole (a “Superior Proposal”), and (C) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity the Company (x) provides written notice to Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, and (y) the Company receives from such person or entity an executed confidentiality agreement with terms no less restrictive than those contained in the Confidentiality Agreement; (ii) complying with Rule 14e-2 promulgated under the Exchange Act or from making any legally required disclosure to stockholders with regard to an Alternative Transaction; provided, however, that neither Company nor its Board of Directors nor any committee thereof shall, except in the event that such Alternative Transaction constitutes a Superior Proposal, withdraw, qualify, or modify, or propose to withdraw, qualify or modify, its position with respect to the Company Merger or this Agreement or approve or recommend, or propose to approve or recommend an Alternative Transaction; or (iii) in the event of a Superior Proposal, to enter into an agreement or understanding with respect to the Superior Proposal; provided, however, that if Parent proposes to amend this Agreement after receipt of a notice described under Section 6.03(c) below, the board of directors of the Company shall consider such proposed amendments and shall not enter into any agreement regarding such Alternative Transaction unless it has provided the Parent with written notice, at least twenty-four (24) hours in advance of entering into such agreement, which notice shall indicate that the board of directors has reconfirmed its view that such Alternative Transaction remains a Superior Proposal.

(b)    The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any parties (other than Parent) conducted heretofore with respect to any Alternative Transaction. The Company agrees not to release any third party from any confidentiality or standstill agreement to which the Company is a party.

(c)    In addition to the foregoing, the Company shall (i) provide Parent with at least forty-eight (48) hours prior written notice (or such lesser prior written notice as provided to the members of the Company’s board of directors but in no event less than eight (8) hours) of any meeting of the Company’s board of directors at which the Company’s board of directors is reasonably expected to consider a Superior Proposal and (ii) provide Parent with at least five (5) business days prior written notice (or such lesser prior notice as provided to the members of the Company’s board of directors but in no event less than forty-eight (48) hours) of any meeting of the Company’s board of directors at which the Company’s board of directors is reasonably expected to recommend a Superior Proposal to its stockholders.

(d)    In addition to the obligations of the Company set forth in this Section 6.03, the Company shall advise Parent (within 48 hours of receipt) orally and in writing of any request received by the Company for nonpublic information which the Company reasonably believes would lead to an Alternative Transaction or of any Alternative Transaction, or any inquiry received by the Company with respect to or that the Company reasonably should believe would lead to any Alternative Transaction or inquiry, and the identity of the person or group making any such request, Alternative Transaction or inquiry. The Company will update Parent (within 24 hours thereof) as to any material changes with respect to such request, Alternative Transaction or inquiry.

(e)    The Company shall use commercially reasonable efforts to ensure that the officers, directors and employees of the Company and of each subsidiary and any investment banker or other advisor or representative retained by the Company are aware of the restrictions described in this Section.

ARTICLE VII.

ADDITIONAL AGREEMENTS

SECTION 7.01.  Registration Statement; Joint Proxy Statement.

(a)    As promptly as reasonably practicable after the execution of this Agreement, (i) Parent and the Company shall prepare and each file with the SEC proxy materials that shall constitute the joint proxy statement (together with any amendments thereof or supplements thereto, (the “Proxy Statement”)) relating to the meeting of the Company’s stockholders (the “Company Stockholders’ Meeting”) and the meeting of Parent’s stockholders (the “Parent Stockholders’ Meeting” and, together with the Company Stockholders’ Meeting, the “Stockholders’ Meetings”) to be held to consider adoption of this Agreement and approval of the Mergers (including, in the case of the Parent Stockholders Meeting, the issuance of the shares of Holdco Common Stock in the Company Merger), and (ii) Holdco shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of shares of Holdco common Stock to be issued to the stockholders of the Company and the Parent pursuant to the Mergers. Each of Parent and the Company shall use commercially reasonable efforts to cause the Registration Statement to become effective as promptly as practicable, and to keep the Registration Statement effective as long as is necessary to consummate the Mergers and the transactions contemplated hereby. The Company shall furnish all information concerning the Company as Parent may reasonably request in connection with such actions and the preparation of the Registration Statement. As promptly as practicable after the Registration Statement shall have become effective, the Company shall mail the Proxy Statement to its stockholders and Parent shall mail the Proxy Statement to its stockholders. The Proxy Statement and all other proxy materials shall be subject to the review and reasonable approval of Parent and the Company.

(b)    Subject to the obligations of Parent and the Company under applicable Law, no amendment or supplement to the Proxy Statement or the Registration Statement will be made by Parent or the Company without the approval of Parent and the Company. Holdco and Parent will advise the Company promptly after receipt of notice thereof, of the time at which the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the shares of Holdco Common Stock issuable in connection with the Mergers for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information and each of Parent and the Company, as applicable, will advise the other, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information.

(c)    The information supplied by Parent for inclusion in the Registration Statement and the Proxy Statement (if applicable) shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company or the stockholders of Parent, (iii) the time of each of the Stockholders’ Meetings, and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Parent or any of its Subsidiaries, or their respective officers or directors, that should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement is discovered by Parent, Parent shall promptly inform the Company thereof. All documents that Parent is responsible for filing with the SEC in connection with the Mergers or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(d)    The information supplied by the Company for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company or the stockholders of Parent, (iii) the time of each of the Stockholders’ Meetings and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any of its subsidiaries, or their respective officers or directors, that should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement is discovered by the Company, the Company shall promptly inform Parent. All documents that the Company is responsible for filing with the SEC in connection with the Mergers or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

SECTION 7.02.  Stockholders’ Meetings; Board Recommendations.

(a)    The Company, acting through its Board of Directors, shall, subject to and according to applicable law and its certificate of incorporation and bylaws, promptly and duly call, give notice of, convene and hold as soon as practicable to ensure obtaining requisite stockholder approval following the date on which the Registration Statement becomes effective, the Company Stockholders’ Meeting for the purpose of voting to approve and adopt this Agreement and the Company Merger (the “Company Voting Proposal”). The board of directors of the Company shall, subject to the fiduciary duties of the board of directors of the Company under applicable Law, (i) recommend approval and adoption of the Company Voting Proposal by the stockholders of the Company and include in the Proxy Statement such recommendation and (ii) take all reasonable and lawful action to solicit and obtain such approval and take all other action necessary or advisable to secure the vote or consent of the Company stockholders required by Delaware Law or applicable Nasdaq National Market requirements to obtain such approval; provided, however, that the board of directors of the Company may withdraw such recommendation (and be relieved of its duty to solicit approval of Company’s stockholders but only after the Company terminates this Agreement in accordance with Section 9.01(g)), if (but only if) (i) the board of directors of the Company has received a Superior Proposal and (ii) such board of directors after consultation with and taking into account advice from its outside legal counsel determines that it is necessary, in order to comply with its fiduciary duties under applicable law, to recommend such Superior Proposal to the stockholders of the Company. The Company stockholder vote required for the approval of the Company Voting Proposal shall be a majority of the outstanding shares of Company Common Stock on the record date for the Company Stockholders’ Meeting.

(b)    The Parent, acting through its Board of Directors, shall, subject to and according to applicable law and its certificate of incorporation and bylaws, promptly and duly call, give notice of, convene and hold as soon as practicable to ensure obtaining requisite stockholder approval following the date on which the Registration Statement becomes effective, the Parent Stockholders’ Meeting for the purpose of voting to approve and adopt this Agreement, the Parent Merger, and the issuance of the shares of Holdco Common Stock in the Company Merger (the “Parent Voting Proposal”). The board of directors of the Parent shall take all reasonable and lawful action to solicit and obtain such approval and take all other action necessary or advisable to secure the vote or consent of the Parent stockholders required by Delaware Law or applicable Nasdaq National Market requirements to obtain such approval.

(c)    Nothing contained in this Section 7.02 shall prevent Company or Parent from adjourning or postponing the Company Stockholders’ Meeting or the Parent Stockholders’ Meeting, as the case may be, if there are insufficient shares of Company Common Stock or Parent Common Stock, as the case may be, necessary to conduct business at their respective stockholders’ meetings. Parent and the Company shall use all commercially reasonable efforts to hold the Stockholders’ Meetings on the same day and as soon as practicable after the date on which the Registration Statement becomes effective, it being understood that for purposes of determining what is “as promptly as practicable” for the purposes of this sentence the parties shall take into account the status of regulatory approvals and related waiting periods.

SECTION 7.03.  Access to Information; Confidentiality.  Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject, the Company and Parent shall each (and shall cause each of their subsidiaries to) afford to the officers, employees, accountants, investment bankers, legal counsel and other representatives of the other, reasonable access, during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period. The Company and Parent each shall (and shall cause each of their subsidiaries to) furnish promptly to the other all information concerning its business, properties, assets, legal and financial condition, and personnel as such other party may reasonably request, and each shall make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the other’s business, properties assets, legal and financial condition, and personnel as either party may reasonably request. Each party shall keep such information confidential in accordance with the terms of the Confidentiality and Exclusivity Agreement, entered into on May 1, 2003, as amended by the parties on May 31, 2003 (the “Confidentiality Agreement”), between Parent and the Company. The Company and Parent shall file all reports required to be filed by each of them with the SEC between the date of this Agreement and the Effective Time and shall deliver to the other party copies of such reports promptly after the same are filed.

SECTION 7.04.  Consents; Approvals.  The Company and Parent shall coordinate and cooperate with one another and shall each use all commercially reasonable efforts to obtain (and shall each refrain from taking any willful action that would impede obtaining) all consents, waivers, approvals, authorizations or orders (including, without limitation, all rulings, decisions or approvals by any Governmental or Regulatory Authority), and the Company and Parent shall make all filings (including, without limitation, the pre-merger notification filings required under the HSR Act, as amended, and all other filings with Governmental or Regulatory Authorities) required in connection with the authorization, execution and delivery of this Agreement by the Company and Parent and the consummation by them of the transactions contemplated hereby, excepting only those merger notification filings with foreign jurisdictions for which the failure to file would not have a Material Adverse Effect on the Company or the transactions contemplated hereby. Without limiting the generality of the foregoing, each party shall take or omit to take such action as the other party shall reasonably request to cause the parties to obtain any of the aforementioned consents, waivers, approvals, authorizations or orders, including, without limitation, holding separate and agreeing to sell or otherwise dispose of, assets, categories of assets or businesses of Parent or Company or any of their respective subsidiaries (and to enter into agreements with the relevant governmental antitrust entity giving effect thereto), provided that the foregoing shall not obligate either party to take or omit to take any action (including, without limitation, the expenditure of funds or any such holding separate and agreeing to sell or otherwise dispose of assets, categories of assets or businesses) that is to be effective prior to the Closing or that would or could reasonably be expected to have, in the good faith opinion of such party a Material Adverse Effect on Parent, Company, or their respective subsidiaries, taken as a whole after the Closing. The Company and Parent shall furnish all information required to be included in the Company Proxy Statement and the Registration Statement, or for any application or other filing to be made pursuant to the rules and regulations of any Governmental or Regulatory Authority in connection with the transactions contemplated by this Agreement. Except where prohibited by applicable statutes and regulations, and subject to the Confidentiality Agreement, each party shall coordinate with one another in preparing and exchanging such information, and shall promptly provide the other (or its counsel) with copies of all filings, presentations or submissions made by such party with any Governmental or Regulatory Authority in connection with this Agreement or the transactions contemplated hereby.

SECTION 7.05.  Intentionally Omitted.

SECTION 7.06.  Notification of Certain Matters.  The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty contained in this Agreement to be materially untrue or inaccurate, and (ii) any failure of the Company or Parent, as the case may be, to materially comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, as the case may be; provided, however, that the delivery of any notice pursuant to this Section 7.06 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice and further provided that failure to give such notice shall not be treated as a breach of covenant for the purposes of Section 8.02(b) or 8.03(b) unless the failure to give such notice results in material prejudice to the other party. No disclosure by any party pursuant to this Section 7.06, however, shall be deemed to amend or supplement the disclosures set forth on Company Disclosure Schedule or the Parent Disclosure Schedule or prevent or cure any misrepresentation, breach of warranty or breach of covenant.

SECTION 7.07.  Further Assurances; Tax Treatment.

(a)    Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to otherwise satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement.

(b)    Each of Parent and the Company shall use commercially reasonable efforts to cause the Mergers to qualify, and will not (both before and after consummation of the Mergers) take any actions which could reasonably be expected to prevent the Mergers from qualifying as exchanges with the meaning of Section 351 of the Code and the Parent Merger qualifying as a reorganization under the provisions of Section 368 of the Code.

(c)    Each of Parent and the Company shall cooperate with each other in obtaining the opinions of Morrison & Foerster LLP and Skadden, Arps, Slate, Meagher and Flom LLP described in Section 8.01(c). In connection therewith, each of Parent and the Company shall deliver to such counsel customary representation letters in form and substance satisfactory to such counsel.

SECTION 7.08.  Public Announcements.  Parent and the Company shall consult with each other before issuing any press release with respect to the Mergers or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may upon the advice of counsel be required by law, or the Nasdaq National Market if it has used all reasonable efforts to consult with the other party. Each of Parent and Company shall make all necessary filings with Governmental or Regulatory Authorities and shall promptly provide the other party with copies of filings made by such party between the date hereof and the Effective Time.

SECTION 7.09.  Comfort Letters; Financial Statements; Audit.

(a)    Upon request of Parent, Company shall use commercially reasonable efforts to cause to be delivered to Parent a letter (the “Company Comfort Letter”) of Deloitte & Touche LLP, Independent Accountants, addressed to Parent and dated as of a date within five days before the date the Proxy Statement is first mailed to each company’s respective stockholders, in form and substance reasonably satisfactory to Parent and customary in scope and substance for “comfort” letters delivered by independent public accountants in connection with proxy statements similar to the Proxy Statement.

(b)    Upon request of Company, Parent shall use commercially reasonable efforts to cause to be delivered to Company a letter (the “Parent Comfort Letter”) of PricewaterhouseCoopers LLP, Independent Accountants,

addressed to Company and dated as of a date within five days before the date the Proxy Statement is first mailed to each company’s respective stockholders, in form and substance reasonably satisfactory to Company and customary in scope and substance for “comfort” letters delivered by independent public accountants in connection with proxy statements similar to the Proxy Statement.

(c)    Prior to the Closing Date, Company will deliver to Parent as soon as practicable, for each successive monthly period ending after June 30, 2003, an unaudited consolidated monthly balance sheet and related monthly statements of income, stockholder’s equity and changes in financial position of Company. Such financial statements shall be complete, accurate and correct and present fairly, in all material respects, the financial condition of Company, as of the end of each such monthly period, and shall present fairly, in all material respects, the results of operations for each of the monthly periods then ended, in accordance with GAAP consistently applied except for the absence of footnotes thereto, normal year-end adjustments consistent with past practices or as contemplated by this Agreement.

(d)    Prior to the Closing Date, Company will deliver to Parent, as soon as practicable, for each successive monthly period after June 30, 2003, a true and correct summary of all accounts receivable of Company as at the end of such monthly period.

(e)    Upon request of Parent, the Company will use its commercially reasonable efforts to provide that an audited balance sheet of the Company as of September 30, 2003 accompanied by an audit report of Deloitte & Touche LLP is delivered to Parent by the Effective Time, if practicable, or as soon thereafter as is practicable, but in no event later than November 28, 2003, it being understood that delivery of such audited balance sheet shall not be deemed to constitute a condition to consummation of the Mergers, nor shall the Effective Time be delayed in order to permit receipt of such audited balance sheet and report if all conditions to the Mergers are otherwise satisfied. Notwithstanding any other provision in this Agreement, Parent hereby agrees to pay all of Deloitte & Touche LLP’s or other outside accounting firm’s fees and expenses associated with the process set forth in this Section 7.09(e) unless (i) this Agreement is terminated and (ii) the provisions of Section 9.03(c) are triggered as a result of such termination, in which case, the Company shall pay all of Deloitte & Touche LLP’s or other outside accounting firm’s fees and expenses associated with the process set forth in this Section 7.09(e) in addition to any other expenses payable by the Company under Section 9.03(c), and, if applicable, Section 9.03(b).

SECTION 7.10.  Listing of Shares of Holdco Common Stock.  Holdco shall use all commercially reasonable efforts to cause the shares of Holdco Common Stock to be issued in the Mergers to be approved for quotation on the Nasdaq National Market prior to the Effective Time. Holdco shall use all commercially reasonable efforts to cause the shares of Holdco Common Stock, when issued upon exercise of Company Stock Options, the Company Purchase Rights, the Parent Stock Options, and the Parent Purchase Rights, to be approved for quotation on the Nasdaq National Market.

SECTION 7.11.  Form S-8.  Holdco shall file with the SEC, no later than 30 days after the Effective Time, a registration statement on Form S-8 (or any successor form) relating to shares of Holdco Common Stock issuable pursuant to assumed awards under the Company Stock Options, the Company Purchase Rights, the Parent Stock Options, and the Parent Purchase Rights, and shall use all commercially reasonable efforts to maintain the current status of the prospectus contained therein, as well as comply with applicable state securities or “blue sky” laws, for so long as the Company Stock Options, the Company Purchase Rights, the Parent Stock Options, and the Parent Purchase Rights remain outstanding.

SECTION 7.12.  Conveyance Taxes.  Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time.

SECTION 7.13.  Director and Officer Liability.

(a)    From and after the Effective Time, Holdco will, and will cause the surviving corporation in the Company Merger to, fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements between the Company and its present or former officers, directors and employees immediately prior to the Effective Time (the “Indemnified Parties”), subject to applicable Law. For five years after the Effective Time, Holdco will cause the Company Surviving Corporation to indemnify and hold harmless the Indemnified Parties in respect of acts or omissions occurring prior to the Effective Time to the extent provided under the Company’s certificate of incorporation and bylaws in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of five years from the Effective Time in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by Law. For a period of five years after the Effective Time, Holdco shall cause to be maintained in effect the policies of directors’ and officers’ liability insurance currently maintained by the Company for the benefit of those persons who are covered by such policies (or Holdco and/or the Company Surviving Corporation may substitute therefor run-off or tail policy or endorsement policies with a reputable insurance company covering on substantially the same terms and conditions claims arising out of acts or conduct occurring on or prior to the Effective Time asserted within the five year period after the Effective Time); provided, however, that in no event shall Holdco and/or the Company Surviving Corporation be required to expend on an annual basis in excess of 150 percent of the annual premium currently paid by the Company for such coverage, and provided further, that if the annual premium for such coverage exceeds such annual amount, Holdco and/or the Company Surviving Corporation shall purchase a policy with the greatest coverage available for such 150 percent of the current annual premium, and provided further that if certain elements of coverage of such directors’ and officers’ liability insurance are not being made available by national directors and officers insurance carriers after the Effective Time, then neither Holdco nor the Company Surviving Corporation will be required to provide such coverage.

(b)    This Section 7.13 is intended to be for the benefit of, and shall be enforceable by the Indemnified Parties and their heirs and personal representatives and shall be binding on Holdco and the surviving corporation in the Company Merger and its successors and assigns. In the event Holdco or the surviving corporation in the Company Merger or its successor or assign (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successor or assign of Holdco or the surviving corporation in the Company Merger, as the case may be, shall honor the obligations set forth with respect to Holdco or the surviving corporation in the Company Merger, as the case may be, in Section 7.13.

SECTION 7.14.  Action by Parent and Company’s Boards.  Prior to the Effective Time, Parent and Company shall use all commercially reasonable efforts to approve in advance in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and the Skadden, Arps, Slate, Meagher & Flom LLP SEC No-Action Letter (dated January 12, 1999) any dispositions of Parent Common Stock or Company Common Stock, as applicable (including derivative securities with respect to Parent Common Stock or Company Common Stock) or acquisitions of Holdco Common Stock (including derivative securities with respect to Holdco Common Stock) resulting from the transactions contemplated by this Agreement by each officer or director of Parent or Company who is subject to Section 16 of the Exchange Act (or who will become subject to Section 16 of the Exchange Act as a result of the transactions contemplated hereby) with respect to equity securities of Parent or Company.

SECTION 7.15.  Certain Employee Benefits Matters.  At Parent’s direction, Company shall, immediately prior to the Closing Date, terminate any one or more of the Company Employee Plans as specified by Parent, subject to closing of the transactions contemplated herein and in any such event, no further contributions shall be made to the Company Employee Plans. In the event Parent directs Company to terminate one or more of the Company Employee Plans, Company shall provide to Parent (i) executed resolutions by the Board of Directors of Company authorizing the termination of such plan or plans; and (ii) if applicable, an executed amendment to the

Plans sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder so that the tax-qualified status of the Plan will be maintained at the time of termination.

SECTION 7.16.  Company Rights Agreement.  The Board of Directors of the Company shall take all action to the extent necessary (including amending the Company Rights Agreement) in order to render the Company Rights inapplicable to the Company Merger and the other transactions contemplated by this Agreement. Except in connection with the foregoing sentence, the Board of Directors of Company shall not, without the prior written consent of Parent (except immediately prior to the entry into a Superior Proposal), (i) amend the Company Rights Agreement or (ii) take any action with respect to, or make any determination under, the Company Rights Agreement, including a redemption of the Company Rights, in each case in order to facilitate any Alternative Transaction with respect to Company.

SECTION 7.17.  Additional Employee Matters.

(a)     Employee Benefit Plans; Existing Arrangements.  For the period commencing on the Closing Date and ending on December 31, 2003, Holdco shall provide, or shall cause Parent to provide, the employees of the Company, including those employees who are inactive as a result of short-term or long-term disability or a leave of absence (collectively, the “Company Employees”) with compensation (including base salary, commission, and Incentive Bonus) and employee benefits (including but not limited to severance benefits in accordance with the Company’s past practices) that are no less favorable in the aggregate than the compensation and employee benefits provided to the Company Employees as of the date hereof. Each eligible Company Employee will receive a portion of his/her Incentive Bonus based on (i) the achievement by the Company of the corporate performance targets under such Incentive Bonus, and (ii) the achievement by the Company Employee of his/her individual performance targets provided under his/her Incentive Bonus arrangement (as reasonably determined based on past practices of the Company), proportionate to the number of days employed in 2003 relative to the full year irrespective of whether such Company Employee is employed by the Company at the time payment is made. On and after January 1, 2004, the Company Employees shall receive compensation in accordance with Holdco’s then-effective policies, and, to the extent permissible under applicable Law, Company Employees shall be entitled to participate in employee benefit plans of Holdco or Parent (as applicable) in which similarly situated employees of Holdco or Parent are eligible to participate (as applicable), including, without limitation, participation in the Parent 401(k) Plan.

(b)    Credit for Service.  Subject to the requirements of applicable Law and the terms of the applicable plans, Holdco or Parent (as applicable) shall cause the Company Employees to be given full credit for all service with the Company or an affiliate of the Company prior to the Closing for purposes of eligibility, vesting and determination of the level of benefits under any employee benefit plans or arrangements of Holdco, Parent or any affiliate of Holdco or Parent (as applicable) in which such Company Employees participate from and after the Closing (other than Parent’s 401(k) Plan or its successor plan, and subject to any applicable waiting periods applicable to new participants in such plan). Subject to the approval of any insurance carrier and to the extent consistent with applicable Law, Holdco or Parent (as applicable) shall, or shall cause an affiliate of Holdco or Parent to make commercially reasonable efforts to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to Company Employees under any welfare plan in which such employees may be eligible to participate after the Closing, other than limitations or waiting periods that are already in effect with respect to such Company Employees and that have not been satisfied as of the Closing under any welfare plan of the Company or any affiliate of the Company in which such Company Employees participate immediately prior to the Closing Date, and (ii) provide each Company Employee with credit for any co-payments and deductibles paid prior to the Closing in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans in which such employees are eligible to participate after the Closing, as if those deductibles or co-payments had been paid under the welfare plans in which such employees are eligible to participate after the Closing. Without limiting the generality of the foregoing, subject to the applicable limitations imposed under the Holdco or Parent vacation and leave of absence policies, all vacation, sickness and long service leave, holiday and personal days accrued by the

Company Employees prior to the Closing shall be honored by the surviving corporation in the Company Merger, Holdco and Parent or an affiliate of the surviving corporation in the Company Merger, Holdco or Parent after the Closing (as applicable).

(c)    401(k) Plan.  In the event Parent directs Company to terminate the Company’s 401(k) plan (the “Company 401(k) Plan”), effective as of the date of the termination of the Company 401(k) Plan, Company Employees shall no longer actively participate in such plan. In such event, Holdco or Parent (as applicable) shall designate a tax-qualified defined contribution plan of Holdco, Parent or one of their affiliates (such plan(s), the “Parent 401(k) Plan”) that either (i) currently provides for the receipt from Company Employees of “eligible rollover distributions” (as such term is defined under Section 402 of the Code) or (ii) shall be amended as soon as practicable following the Closing Date to provide for the receipt from the Company Employees of eligible rollover distributions. As soon as practicable following the Closing Date, the surviving corporation in the Company Merger shall provide Holdco or Parent (as applicable) with such documents and other information as Holdco or Parent (as applicable) shall reasonably request to assure itself that the accounts of the Company Employees would be eligible rollover distributions. Each Company Employee who is a participant in the Company 401(k) Plan shall be given the opportunity to receive a distribution of his or her account balance and shall be given the opportunity to elect to “roll over” such account balance to the Parent 401(k) Plan, subject to and in accordance with the provisions of such plan(s) and applicable Law. The Company shall provide Holdco or Parent (as applicable) with copies of such personnel and other records of the Company pertaining to the Company Employees and such records of any agent or representative of the Company pertaining to the Company Employees and such records of any agent or representative of the Company, in each case pertaining to the Company 401(k) Plan and as Holdco or Parent (as applicable) may reasonably request in order to administer and manage the accounts and assets rolled over to the Parent’s 401(k) Plan.

(d)    COBRA.  Effective as of the Closing Date, Holdco, Parent or an affiliate of Holdco or Parent (as applicable) shall assume all obligations with respect to the provision of notices, election periods and benefits pursuant to Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA (“COBRA”) to all current and former employees of the Company (and their beneficiaries) who, as of the Closing Date, are receiving, entitled to receive or entitled to elect to receive continuation of group health plan coverage to COBRA.

(e)    Employment Agreements.  Effective as of the Closing Date, Holdco, Parent or an affiliate of Holdco or Parent (as applicable) shall use commercially reasonable efforts to enter into employment agreements with those individuals mutually agreed to by Parent and Company on such terms and conditions as are mutually agreed upon by and between Holdco or Parent (as applicable) and each such individual.

ARTICLE VIII.

CONDITIONS TO THE MERGERS

SECTION 8.01.  Conditions to Obligations of Each Party to Effect its Respective Merger.  The respective obligations of each party to effect the Company Merger and Parent Merger shall be subject to the satisfaction or waiver by the other party (where permissible) at or prior to the Effective Time of the following conditions:

(a)    Effectiveness of the Registration Statement.  The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose and no similar proceeding in respect of the Proxy Statement shall have been initiated or threatened by the SEC;

(b)    No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Mergers shall be in effect; and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Mergers, which makes the consummation of the Mergers illegal or otherwise prohibits consummation of the Mergers;

(c)    Tax Opinions.

(i)    Company shall have received an opinion of Skadden, Arps, Slate, Meagher and Flom LLP, in form and substance reasonably satisfactory to Company, on the basis of certain facts, representations (including those contained in the representation letters described in Section 7.07(c) of this Agreement) and assumptions set forth in such opinion, dated the Effective Time, to the effect that the Mergers shall qualify as exchanges within the meaning of Section 351 of the Code.

(ii)    Parent shall have received an opinion of Morrison & Foerster LLP, in form and substance reasonably satisfactory to Parent, on the basis of certain facts, representations (including those contained in the representation letters described in Section 7.07(c) of this Agreement) and assumptions set forth in such opinion, dated the Effective Time, to the effect that the Mergers shall qualify as exchanges within the meaning of Section 351 of the Code and that the Parent Merger shall qualify as a reorganization within the meaning Section 368(a) of the Code;

(d)    Antitrust Waiting Periods; Approvals.  Any waiting period (and any extension thereof) or approvals applicable to the consummation of the Mergers under the HSR Act or any foreign antitrust or combination Law or material filings, consents, approvals and authorizations legally required to be obtained to consummate the Mergers shall have expired, been terminated or obtained, as applicable;

(e)    Stockholder Approvals.  This Agreement, the Mergers and the issuance of the shares of Holdco Common Stock in the Company Merger shall have been approved and adopted by the requisite affirmative vote of the stockholders of the Company and Parent, as applicable, in accordance with DGCL, the rules of Nasdaq National Market, and the Company Certificate of Incorporation and the Parent Certificate of Incorporation, respectively; and

(f)    Nasdaq National Market Listing.  The shares of Holdco Common Stock to be issued pursuant to the Parent Merger and the Company Merger shall have been approved for quotation on the Nasdaq National Market.

SECTION 8.02.  Additional Conditions to Obligations of Parent.  The obligations of Parent to effect the Parent Merger are also subject to the following conditions:

(a)    Representations and Warranties.  The representations and warranties of the Company contained in this Agreement shall be true and correct on and as of the Effective Time, except (i) those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such date (subject to the qualifications in clause (ii) below)); and (ii) where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein) would not have, individually or in the aggregate, a Company Material Adverse Effect, with the same force and effect as if made on and as of the Effective Time, and Parent shall have received a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer of the Company;

(b)    Agreements and Covenants.  The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Parent shall have received a certificate to such effect signed by the President and Chief Financial Officer of the Company;

(c)    Consents Obtained.  The material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made by the Company for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby (the “Material Consents”) are listed on Schedule 8.02(c), shall have been obtained and made by the Company;

(d)    Stockpoint Warrants.  Prior to the Effective Time, the Company shall have provided the necessary written notices to all holders of warrants for shares of Company Common Stock issued in connection with the

Company’s acquisition of Stockpoint, Inc. (the “Stockpoint Warrants”), such that such warrants will expire prior to the Effective Time and not be assumed by Holdco pursuant to Section 2.08; and

(e)    Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect.

SECTION 8.03.  Additional Conditions to Obligation of the Company.  The obligation of the Company to effect the Company Merger is also subject to the following conditions:

(a)    Representations and Warranties.  The representations and warranties of Parent contained in this Agreement shall be true and correct on and as of the Effective Time, except (i) those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date (subject to the qualifications in clause (ii) below)), and (ii) where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein) would not have, individually or in the aggregate, a Parent Material Adverse Effect, with the same force and effect as if made on and as of the Effective Time, and the Company shall have received a certificate to such effect signed by the President and Chief Financial Officer of Parent;

(b)    Agreements and Covenants.  Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and the Company shall have received a certificate to such effect signed by the President and Chief Financial Officer of Parent; and

(c)    Material Adverse Effect.  Since the date of this Agreement, there shall not have been a Parent Material Adverse Effect.

ARTICLE IX.  TERMINATION

SECTION 9.01.  Termination.  This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company and Parent:

(a)    by mutual written consent duly authorized by the boards of directors of each of Parent and the Company; or

(b)    by either Parent or the Company, if the Effective Time shall not have occurred on or before December 31, 2003 (the “Outside Date”) (provided that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose willful failure to fulfill any obligation under this Agreement has been a cause of, or resulted in, the failure of the Mergers to be consummated on or before such date); or

(c)    by either Parent or the Company, if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Mergers, except if the party relying on such order, decree or ruling or other action has not complied with its obligations under Sections 7.04 and 7.07; or

(d)    by Parent or the Company, if at the Company Stockholders’ Meeting (including any adjournment or postponement thereof), the Company Requisite Vote as required by the DGCL shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 9.01(d) shall not be available to the Company where the failure to obtain the Company Requisite Vote shall have been caused by or related to the Company’s willful breach of this Agreement; or

(e)    by Parent or the Company, if at the Parent Stockholders’ Meeting (including any adjournment or postponement thereof), the Parent Requisite Vote as required by the DGCL and the Nasdaq National Market shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 9.01(e) shall not be available to Parent where the failure to obtain the Parent Requisite Vote shall have been caused by or related to Parent’s willful breach of this Agreement; or

(f)    by Parent, if (i) the board of directors of the Company withholds, withdraws, modifies or changes the Company Recommendation in a manner adverse to Parent, or shall have resolved to do so (it being understood that any communication to stockholders pursuant to Rule 14d-9(f) of the Exchange Act shall not be deemed to be a withdrawal, modification or change), (ii) the board of directors of the Company endorses, approves or recommends any Alternative Transaction, or shall have resolved to do so (it being understood that any communication to stockholders pursuant to Rule 14d-9(f) of the Exchange Act shall not be deemed to be a withdrawal, modification or change), (iii) the Company shall have failed to include in the Proxy Statement the Company Recommendation, (iv) a tender offer or exchange offer for 15% or more of the outstanding shares of stock of the Company has commenced, and the board of directors of the Company has not recommended rejection of such tender offer or exchange offer by its stockholders within ten (10) business days of the commencement thereof pursuant to Rule 14e-2 of the Exchange Act, or (v) the Registration Statement is effective, and for any reason (other than the inability to provide adequate notice under the DGCL subsequent to such effectiveness) the Company fails to call and hold the Company Stockholders’ Meeting, by the Outside Date; or

(g)    by the Company, only if prior to the Company Stockholders’ Meeting, on five (5) business days prior written notice to Parent, if the Board of Directors of the Company authorizes the Company to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal; provided that the Company shall have complied with all its obligations under Section 6.03 hereof and with applicable requirements of Section 9.03 hereof, including payment of the Fee (as defined in Section 9.03(b) hereof) pursuant to Section 9.03(b) hereof; or

(h)    by Parent, if there has been a breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or any such representation and warranty shall have become untrue, in either case only if (i) the conditions set forth in Section 8.02(a) or Section 8.02(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, and (ii) the breach of a condition by the Company or the inaccuracy of the Company’s representation and warranty has not been promptly cured within 30 days following receipt by the Company of written notice of such breach (provided, however that no cure period shall be required under this Section 9.01(h) for a breach which by its nature cannot be cured); or

(i)    by Company, if there has been a breach by the Parent of any of its representations, warranties, covenants or agreements contained in this Agreement, or any such representation and warranty shall have become untrue, in either case only if (i) the conditions set forth in Section 8.03(a) or Section 8.03(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, and (ii) the breach of a condition by the Parent or the inaccuracy of the Parent’s representation and warranty has not been promptly cured within 30 days following receipt by the Parent of written notice of such breach (provided, however that no cure period shall be required under this Section 9.01(i) for a breach which by its nature cannot be cured).

SECTION 9.02.  Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or stockholders except (i) as set forth in Sections 9.03 and 10.01 hereof, and (ii) nothing herein shall relieve any party from liability for any willful breach of its representations, warranties, covenants or agreements set forth in this Agreement.

SECTION 9.03.  Fees and Expenses.

(a)    Except as set forth in this Section 9.03, (i) all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses if the Mergers are not consummated, or (ii) if the Mergers are consummated, then, Holdco shall cause such fees and expenses to be paid; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys’ fees, incurred in relation to the printing and filing of the Proxy Statement (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto, and all SEC and other regulatory filing fees, including without limitation any HSR and foreign antitrust filing fees.

(b)    The Company shall pay Parent a fee of $3,000,000 in cash (the “Fee”), in addition to any Parent Expenses (as defined in Section 9.03(c) hereof) that have been paid to Parent pursuant to Section 9.03(c) hereof, upon the earliest to occur of the following events:

(i)    the termination by Parent or the Company pursuant to Section 9.01(d) if (x) an Alternative Transaction has been proposed to the Company or its stockholders at or prior to the time the Company Requisite Vote is sought to be obtained (an “Alternative Proposal”), or (y) any Third Party shall have publicly announced an intention to make an Alternative Proposal with respect to the Company at or prior to the time the Company Requisite Vote is sought to be obtained, and either: (A) such proposed Alternative Transaction has not been absolutely and unconditionally withdrawn or abandoned by such Third Party (unless the Company’s board of directors publicly announces that it unconditionally rejects the Alternative Proposal within ten (10) business days after the announcement thereof by the Third Party); or (B) notwithstanding the withdrawal of such Alternative Transaction as provided in the foregoing clause (A), an agreement for an Alternative Transaction is entered into, or an Alternative Transaction is consummated within twelve (12) months of the date the Company Requisite Vote is sought to be obtained as provided above; or

(ii)    the termination of this Agreement by Parent pursuant to Section 9.01(f); or

(iii)    the termination of this Agreement by Company pursuant to Section 9.01(g).

(c)    Upon the termination by Parent or the Company pursuant to (i) Section 9.01(b) as a result of the failure by the Company to satisfy the conditions set forth in Section 8.02 (a), (ii) Section 9.01(d), (iii) Section 9.01(f), (iv) Section 9.01(g), or (v) Section 9.01(h), the Company shall pay Parent an amount equal to reasonable actual out-of-pocket costs and expenses (not in excess of an aggregate of $1,500,000) that Parent has incurred and is expected to incur after such termination in connection with the transactions contemplated by this Agreement (the “Parent Expenses”), and which amount shall represent the entire amount that Parent is entitled to receive with respect to such expenses, including, but not limited to, fees and expenses of Parent’s counsel, accountants and financial advisors.

(d)    The Company acknowledges that the agreements contained in Sections 9.03(b) and 9.03(c) are an integral part of the transactions contemplated by this Agreement, that the damages resulting from the termination of this Agreement as referred to in Sections 9.03(b) and 9.03(c) are uncertain and incapable of accurate calculation and that the amounts payable pursuant to Sections 9.03(b) and 9.03(c) are reasonable forecasts of the actual damages which may be incurred by the Parent under such circumstances, that the amounts payable pursuant to Sections 9.03(b) and 9.03(c) hereof constitute liquidated damages and not a penalty, and further that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to pay in a timely manner the amounts due pursuant to Sections 9.03(b) and 9.03(c) and, in order to obtain such payment, Parent makes a claim that results in a judgment against Company for the amounts set forth in Section 9.03(b) and 9.03(c), the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in Section 9.03(b) and 9.03(c) at the prime rate of Bank of America N.T. & S.A. in effect on the date such payment was required to be made.

(e)    Upon the termination by Parent or the Company pursuant to (i) Section 9.01(b) as a result of the failure by the Parent to satisfy the conditions set forth in Section 8.03(a), (ii) Section 9.01(e), or (iii) Section 9.01(i) above, Parent shall pay the Company an amount equal to reasonable actual out-of-pocket costs and expenses (not in excess of an aggregate of $1,500,000) that Company has incurred and is expected to incur after such termination in connection with the transactions contemplated by this Agreement (the “Company Expenses”), and which amount shall represent the entire amount that the Company is entitled to receive with respect to such expenses, including, but not limited to, fees and expenses of the Company’s counsel, accountants and financial advisers.

(i)    The Fee payable pursuant to Sections 9.03(b)(ii) and 9.03(b)(iii) hereof, and Expenses payable pursuant to Section 9.03(c) and 9.03(e) hereof, shall be paid within two (2) business days after the termination of the Agreement.

(ii)    The Fee payable pursuant to Section 9.03(b)(i) hereof shall be paid within two (2) business days after the later of (x) the termination of the Agreement and (y) the date on which the contingencies described in Section 9.03(b)(i) shall have been satisfied.

(f)    Payment of the fees or expenses described in this Section 9.03 shall not be in lieu of damages incurred in the event of a willful breach of this Agreement.

ARTICLE X.

GENERAL PROVISIONS

SECTION 10.01.  Effectiveness of Representations, Warranties and Agreements; Knowledge, Etc.

(a)    The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 9.01(a) through (i), as the case may be, except that the agreements set forth in Article I, the penultimate sentence of Section 7.03, Section 7.08, and Section 9.02 shall survive termination indefinitely and the agreements and liabilities set forth or otherwise described in Section 9.03 shall survive termination indefinitely. The Confidentiality Agreement shall survive termination of this Agreement as provided therein.

SECTION 10.02.  Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address which shall be effective upon receipt) or sent by electronic transmission, with confirmation received, to the telefacsimile number specified below:

(a)    If to Parent:

MarketWatch.com, Inc.

825 Battery Street

San Francisco, CA 94111

Fax: (415) 392-1972

Attention: Doug Appleton, Esq.

With copies to (which shall not constitute notice):

Morrison & Foerster LLP

425 Market Street

San Francisco, CA 94105

Fax: (415) 268-7522

Attention: Robert Townsend, Esq.

(b)    If to the Company:

Pinnacor Inc.

601 West 26th Street

13th Floor

New York, NY 10001

Fax: (212) 691-1483

Attention: David Obstler

With copies to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Fax: (212) 735-2000

Attention: Thomas H. Kennedy, Esq.

SECTION 10.03.  Amendment.  This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that, after approval of the Company Merger by the stockholders of the Company, no amendment may be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

SECTION 10.04.  Waiver.  At any time prior to the Effective Time, any party hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

SECTION 10.05.  Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 10.06.  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

SECTION 10.07.  Entire Agreement.  This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and undertakings (other than the Confidentiality Agreement), both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

SECTION 10.08.  Assignment.  This Agreement shall not be assigned by operation of law or otherwise, except that Parent may assign all or any of its rights hereunder to any affiliate provided that no such assignment shall relieve the assigning party of its obligations hereunder.

SECTION 10.09.  Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except as provided in Section 7.13 hereof.

SECTION 10.10.  Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

SECTION 10.11.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware applicable to contracts executed and fully performed within the State of Delaware, without regard to the conflicts of laws provisions thereof.

SECTION 10.12.  Counterparts Signature; Facsimile Delivery.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, and delivered by facsimile, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 10.13.  WAIVER OF JURY TRIAL.  EACH OF PARENT, HOLDCO, PARENT MERGER SUB, COMPANY MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Holdco, Parent, Company, Parent Merger Sub and the Company Merger Sub have caused this Agreement and Plan of Merger to be executed as of the date first written above by their respective officers thereunto duly authorized.

HOLDCO

By:	/S/ LARRY KRAMER
Name:	Larry Kramer
Title:	CEO

PARENT

By:	/S/ LARRY KRAMER
Name:	Larry Kramer
Title:	CEO

COMPANY

By:	/S/ DAVID OBSTLER
Name:	David Obstler
Title:	CFO

PARENT MERGER SUB

By:	/S/ LARRY KRAMER
Name:	Larry Kramer
Title:	CEO

COMPANY MERGER SUB

By:	/S/ LARRY KRAMER
Name:	Larry Kramer
Title:	CEO

[Signature Page to the Agreement and Plan of Merger]

Annex A—Definitions

For convenience, terms that are defined in the Agreement may be listed in this Annex and shall refer to the section in the document where such term is defined; provided, however that any incorrect reference shall be of no force and effect, shall not in any way alter the meaning of such term, and that the actual definition of such term in the Agreement shall govern the meaning of such term. Terms that are not otherwise defined in the Agreement shall have the respective meanings specified therefore in this Annex A.

1.	[reserved]

2.	“Agreement” is defined in the introductory paragraph of the Agreement.

3.	“affiliates” means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person.

4.	“Alternative Proposal” is defined in Section 9.03(b)(i) of the Agreement.

5.	“Alternative Transaction” means any of the following: (i) transaction pursuant to which any Third Party seeks to acquire, directly or indirectly, more than 15 percent of the outstanding Shares, whether from the Company or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving the Company pursuant to which any Third Party acquires more than 15 percent of the outstanding equity securities of the Company or the entity surviving such merger or business combination, (iii) any other transaction pursuant to which any Third Party acquires control of all or substantially all of the assets of the Company (including for this purpose the outstanding equity securities of the Company’s subsidiaries), (iv) the adoption by the Company of a plan of liquidation, the declaration or payment by the Company of an extraordinary dividend on any of its shares of capital stock or the effectuation by the Company of a recapitalization or other type of transaction that would involve either a change in the Company’s outstanding capital stock or a distribution of assets of any kind to the holders of such capital stock or (v) the repurchase by the Company or any of its subsidiaries of shares of the Company’s capital stock representing at least 15 percent or more of the aggregate voting power of all voting securities of the Company; provided, however, that the term Alternative Transaction shall not include any acquisition of securities by a broker dealer in connection with a bona fide public offering of such securities.

6.	“Approvals” is defined in Section 4.01 of the Agreement.

7.	“business day” means any day other than a day on which banks in San Francisco are required or authorized to be closed.

8.	“Cash Balances” means the total amount of cash and cash equivalents, as such terms are defined under GAAP and as applied by the Company with respect to its publicly filed consolidated financial statements.

9.	“Cash Deficiency Ratio” is defined in Section 2.07(c)(i) of the Agreement.

10.	“Cash Distribution Amount” is defined in Section 2.07(c)(i) of the Agreement.

11.	“Cash Electing Shares Number” is defined in Section 2.07(c)(i) of the Agreement.

12.	“Cash Proration Factor” is defined in Section 2.07(c)(i) of the Agreement.

13.	“Cash Share Number” is defined in Section 2.07(c)(i) of the Agreement.

14.	“CERCLA” is defined in Section 4.15(d) of the Agreement.

15.	“Certificates” is defined in Section 2.11(c) of the Agreement.

16.	“Certificates of Merger” is defined in Section 2.03 of the Agreement.

17.	“Citigroup” is defined in Section 4.25 of the Agreement.

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18.	“Closing” is defined in Section 2.02 of the Agreement.

19.	“Closing Date” is defined in Section 2.02 of the Agreement.

20.	“COBRA” is defined in Section 7.17(d) of the Agreement.

21.	“Code” is defined in the recitals to the Agreement.

22.	“Company” is defined in the introductory paragraph of the Agreement.

23.	“Company 401(k) Plan” is defined in Section 7.17(c) of the Agreement.

24.	“Company Affiliate Letter” is defined in Section 7.05 of the Agreement.

25.	“Company Affiliated Group” is defined in Section 4.14(e) of the Agreement.

26.	“Company Certificate” is defined in Section 2.07(c)(ix) of the Agreement.

27.	“Company Certificate of Merger” is defined in Section 2.03 of the Agreement.

28.	“Company Comfort Letter” is defined in Section 7.09(a) of the Agreement.

29.	“Company Common Stock” means a share of the Company’s common stock, par value $0.01.

30.	“Company Disclosure Schedule” is defined in the introductory paragraph of Article IV of the Agreement.

31.	“Company Dissenting Shares” is defined in Section 2.10(a) of the Agreement.

32.	“Company Employees” is defined in Section 7.17(a) of the Agreement.

33.	“Company Employee Plans” is defined in Section 4.12(a) of the Agreement.

34.	“Company Employee Stock Purchase Plan” means the Company’s Employee Stock Purchase Plan, as amended.

35.	“Company ERISA Affiliate” is defined in Section 4.12(a) of the Agreement.

36.	“Company Exchange Fund” is defined in Section 3.02 of the Agreement.

37.	“Company Expenses” is defined in Section 9.03(e) of the Agreement.

38.	“Company Insurance Policies” is defined in Section 4.21(a) of the Agreement.

39.	“Company Merger” is defined in Section 2.01(a) of the Agreement.

40.	“Company Merger Sub” is defined in the introductory paragraph of the Agreement.

41.	“Company Merger Consideration” is defined in Section 2.07(c)(ix) of the Agreement.

42.	“Company Outstanding Shares” is defined in Section 2.07(c)(i) of the Agreement.

43.	“Company Permits” is defined in Section 4.17(b) of the Agreement.

44.	“Company Proprietary Assets” means all material Proprietary Assets that are used or proposed to be used in the business of the Company or any of its subsidiaries or otherwise owned, controlled or licensed by Company and its subsidiaries.

45.	“Company Purchase Right” is defined in Section 2.08(b) of the Agreement.

46.	“Company Recommendation” is defined in Section 4.04 of the Agreement.

47.	“Company Requisite Vote” is defined in Section 4.04 of the Agreement.

48.	“Company Rights Agreement” shall mean the Company’s currently existing rights agreement which provides for certain anti-takeover effects.

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49.	“Company SEC Reports” is defined in Section 4.07(a) of the Agreement.

50.	“Company Stock Option” means an option to acquire shares of Company Common Stock including, but not limited to, options issued under the Company’s 1999 Stock Option Plan and the 2000 Equity Incentive Plan.

51.	“Company’s Stock Option Plans” means the Company’s 1999 Stock Option Plan, 2000 Equity Incentive Plan and Company Employee Stock Purchase Plan.

52.	“Company Stock Warrant” is defined in Section 2.08(d) of the Agreement.

53.	“Company Stockholders’ Meeting” is defined in Section 7.01(a) of the Agreement.

54.	“Company Surviving Corporation” is defined in Section 2.01(a) of the Agreement.

55.	“Company Voting Agreements” is defined in the recitals to the Agreement.

56.	“Company Voting Proposal” is defined in Section 7.02(a) of the Agreement.

57.	“Confidentiality Agreement” is defined in Section 7.03 of the Agreement.

58.	“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

59.	“DGCL” is defined in the recitals to the Agreement.

60.	“DTC” means the Depository Trust Company.

61.	“Effective Time” is defined in Section 2.03 of the Agreement.

62.	“Election” is defined in Section 2.07(c)(vii)(2) of the Agreement.

63.	“Election Deadline” is defined in Section 2.07(c)(vii)(3) of the Agreement.

64.	“Environmental Claim” is defined in Section 4.15(g) of the Agreement.

65.	“Environmental Law” is defined in Section 4.15(g) of the Agreement.

66.	“Environmental Permits” is defined in Section 4.15(a) of the Agreement.

67.	“ERISA” is defined in Section 4.12(a) of the Agreement.

68.	“Exchange Act” is defined in Section 4.07(a) of the Agreement.

69.	“Exchange Agent” is defined in Section 3.01 of the Agreement.

70.	“Exchange Ratio” is defined in Section 2.07 of the Agreement.

71.	“Federal Securities Laws” is defined in Section 4.07(a) of the Agreement.

72.	“Fee” is defined in Section 9.03(b) of the Agreement.

73.	“Form of Election” is defined in Section 2.07(c)(vii)(1) of the Agreement.

74.	“Form of Election Record Date” is defined in Section 2.07(c)(vii)(1) of the Agreement.

75.	“GAAP” is defined in Section 4.07(b) of the Agreement.

76.	“Governmental or Regulatory Authority” is defined in Section 4.15(g) of the Agreement.

77.	“Hazardous Material” is defined in Section 4.15(g) of the Agreement.

78.	“Holdco” is defined in the introductory paragraph of the Agreement.

79.	“Holdco Bylaws” is defined in Section 1.01 of the Agreement.

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80.	“Holdco Charter” is defined in Section 1.01 of the Agreement.

81.	“Holdco Common Stock” is defined in Section 1.01 of the Agreement.

82.	“Holdco Preferred Stock” is defined in Section 5.03(b) of the Agreement.

83.	“HSR Act” is defined in Section 4.06(a) of the Agreement.

84.	“IRS” is defined in Section 4.12(c) of the Agreement.

85.	“Incentive Bonus” means a bonus payable under the Company’s 2003 bonus plan.

86.	“knowledge” means the actual knowledge of such Person’s executive officers (determined in accordance with Rule 16a-1(f) under the Exchange Act) and directors after reasonable inquiry.

87.	“Laws” is defined in Section 4.05 of the Agreement.

88.	“Liens” is defined in Section 4.03 of the Agreement.

89.	“Lock-Up Agreements” is defined in the recitals to the Agreement.

90.	“Major Customer” is defined in Section 4.19(a) of the Agreement.

91.	“Major Supplier” is defined in Section 4.19(b) of the Agreement.

92.	“Material Adverse Effect” when used in connection with the Company or any of its subsidiaries, or Parent or Holdco or any of their respective subsidiaries, as the case may be, means any change or effect that, individually or in the aggregate, is or could reasonably be expected to be materially adverse to the business, assets (including intangible assets), financial condition or results of operations of the Company and its respective subsidiaries (a “Company Material Adverse Effect”) or Parent or Holdco and their respective subsidiaries (a “Parent Material Adverse Effect”), respectively, in each case taken as a whole, but other than those adverse changes or effects occurring as a result of (i) general economic, market or industry conditions (including, without limitation, any change in trading prices, in and of itself and without the occurrence of any other Material Adverse Effect, of either Parent’s or the Company’s outstanding publicly traded equity securities), or (ii) any loss of customers by Company that the Company can reasonably show to Parent to have resulted from the announcement of the execution of this Agreement.

93.	“Material Consents” is defined in Section 8.02(c) of the Agreement.

94.	“Material Contracts” is defined in Section 4.10(a) of the Agreement.

95.	“Mergers” is defined in Section 2.01(b) of the Agreement.

96.	“Merger Consideration” is defined in Section 2.11(c) of the Agreement.

97.	“New Act” is defined in Section 4.07(d) of the Agreement.

98.	“New Exercise Date” is defined in Section 2.08(b) of the Agreement.

99.	“Non-Electing Shares” is defined in Section 2.07(c)(i) of the Agreement.

100.	“Old Certificates” is defined in Section 2.07(c)(vii)(2) of the Agreement.

101.	“Outside Date” is defined in Section 9.01(b) of the Agreement.

102.	“Parent” is defined in the introductory paragraph of the Agreement.

103.	“Parent 401(k) Plan” is defined in Section 7.17(c) of the Agreement.

104.	“Parent Affiliate Letter” is defined in Section 7.05 of the Agreement.

105.	“Parent Certificate” is defined in Section 2.11(c) of the Agreement.

106.	“Parent Certificate of Merger” is defined in Section 2.03 of the Agreement.

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107.	“Parent Comfort Letter” is defined in Section 7.09(b) of the Agreement.

108.	“Parent Common Stock” means a share of the Parent’s common stock, par value $0.01.

109.	“Parent Disclosure Schedule” is defined in the introductory paragraph of Article V of the Agreement.

110.	“Parent Expenses” is defined in Section 9.03(c) of the Agreement.

111.	“Parent Merger” is defined in Section 2.01(b) of the Agreement.

112.	“Parent Merger Consideration” is defined in Section 2.11(c) of the Agreement.

113.	“Parent Merger Sub” is defined in the introductory paragraph of the Agreement.

114.	“Parent Preferred Stock” is defined in Section 5.03(a) of the Agreement.

115.	“Parent Purchase Right” is defined in Section 2.12(b) of the Agreement.

116.	“Parent Requisite Vote” is defined in Section 5.04 of the Agreement.

117.	“Parent SEC Reports” is defined in Section 5.06(a) of the Agreement.

118.	“Parent Stock Option” means an option to acquire shares of Parent Common Stock including, but not limited to, options issued under the Parent’s 1998 Directors Stock Option Plan and the 1998 Equity Incentive Plan.

119.	“Parent Stockholders’ Meeting” is defined in Section 7.01(a) of the Agreement.

120.	“Parent Voting Agreement” is defined in the recitals to the Agreement.

121.	“Parent Voting Proposal” is defined in Section 7.02(b) of the Agreement.

122.	“Parent’s Stock Option Plans” means Parent’s 1998 Directors Stock Option Plan, 1998 Equity Incentive Plan and 2000 Employee Stock Purchase Plan.

123.	“Per Share Amount” is defined in Section 2.07(c)(i) of the Agreement.

124.	“Person” means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

125.	“Proprietary Asset” means any patent, patent application, business processes, trademark (whether registered or unregistered and whether or not relating to a published work), trademark application, trade secret, know-how, rights in data or databases, trade name, trade dress, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, computer software, internet domain registrations or other internet-related assets such as web sites, invention or design together with all rights therein, thereunder or thereto.

126.	“Proxy Statement” is defined in Section 7.01(a) of the Agreement.

127.	“PTO” is defined in Section 4.16(j) of the Agreement.

128.	“Qualified Instruments” shall mean obligations of or guaranteed by the United States of America or certificates of deposit, bank repurchase agreements or bankers acceptances of commercial banks with capital exceeding $500 million.

129.	“Registered Proprietary Assets” means all United States, international and foreign: (i) patents, including applications therefor; (ii) registered trademarks, applications to register trademarks, including intent-to-use applications, or other registrations or applications related to trademarks; (iii) copyright registrations and applications to register copyrights; (iv) maskwork registrations and applications to register maskworks; and (v) any other intellectual property rights that are the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority at any time.

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130.	“Registration Statement” is defined in Section 7.01(a) of the Agreement.

131.	“Releases” is defined in the recitals to the Agreement.

132.	“SEC” is defined in Section 4.07(a) of the Agreement.

133.	“Securities Act” is defined in Section 4.07(a) of the Agreement.

134.	“Stock Deficiency Ratio” is defined in Section 2.07(c)(i) of the Agreement.

135.	“Stock Electing Share Number” is defined in Section 2.07(c)(i) of the Agreement.

136.	“Stock Proration Factor” is defined in Section 2.07(c)(i) of the Agreement.

137.	“Stock Share Number” is defined in Section 2.07(c)(i) of the Agreement.

138.	“Stockholder’s Meetings” is defined in Section 7.01(a) of the Agreement.

139.	“Stockpoint Warrants” is defined in Section 8.02(d) of the Agreement.

140.	“subsidiary” or “subsidiaries” of the Company, the Surviving Company, Parent or any other person means (i) a corporation or other entity in which the Company, the Surviving Company, Parent or such other person, as the case may be, owns, directly or indirectly, 50% or more of the shares of capital stock or other securities having ordinary voting power to elect the board of directors or any similar governing body or (ii) any partnership, limited liability company or other unincorporated entity of which the Company, the Surviving Company, Parent or such other person, as the case may be, is the general partner or of which it owns, directly or indirectly, securities or other ownership interests which entitle them to receive more than 50% of the distributions made by such partnership, limited liability company or other entity.

141.	“Superior Proposal” is defined in Section 6.03(a) of the Agreement.

142.	“Taxes” is defined in Section 4.14(h) of the Agreement.

143.	“Tax Returns” is defined in Section 4.14(h) of the Agreement.

144.	“Third Party” means any person (or group of persons) other than Parent or its affiliates.

145.	“UBSW” is defined in Section 5.12 of the Agreement.

146.	“WARN Act” is defined in Section 4.13(b) of the Agreement.

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FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made as of December 15, 2003, by and among NMP, Inc., a Delaware corporation (“Holdco”), MarketWatch.com, Inc., a Delaware corporation (“Parent”), Pinnacor Inc., a Delaware corporation (“Company”), Maple Merger Sub, Inc., a Delaware corporation (“Parent Merger Sub”) and a direct wholly-owned subsidiary of Holdco, and Pine Merger Sub, Inc., a Delaware corporation (“Company Merger Sub”) and a direct wholly owned subsidiary of Holdco.

RECITALS

A.    Holdco, Parent, Company, Parent Merger Sub, and Company Merger Sub entered into that certain Agreement and Plan of Merger dated as of July 22, 2003 (the “Agreement”).

B.    Pursuant to Section 10.03 of the Agreement, the parties now desire to amend the Agreement as provided herein.

NOW, THEREFORE, the parties hereto hereby agree as follows:

AGREEMENT

1.    Capitalized terms that are not defined in this Amendment have the respective meanings set forth in the Agreement.

2.    The second recital to the Agreement is hereby deleted in its entirety and the following is hereby substituted therefor:

“WHEREAS, the combination of Company and Parent which is intended to achieve important business objectives shall be effected by the terms of this Agreement through the Mergers and, potentially, the Roll-Up Mergers (as defined in Section 2.14);”

3.    The fifth recital to the Agreement is hereby deleted in its entirety and the following is hereby substituted therefor:

“WHEREAS, for Federal income tax purposes, it is intended that the Parent Merger, or the Parent Merger taken together with the Parent Roll-Up Merger (as defined herein), shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder, and that either the Company Merger taken together with the Company Roll-Up Merger (as defined herein) shall qualify as a reorganization described in Section 368(a) of the Code and the regulations promulgated thereunder or, if there are no Roll-Up Mergers (as defined herein), the Parent Merger and the Company Merger, taken together, shall constitute an exchange governed by Section 351 of the Code and the regulations promulgated thereunder;”

4.    A new Section 2.14 is hereby added to the Agreement as follows:

“SECTION 2.14.    Roll-Up Mergers

As soon as possible following the Effective Time of the Mergers, the parties shall determine the percentage (the “Cash Percentage”) of the Company Merger Consideration (including, for purposes of this Section 2.14, cash paid pursuant to the exercise of appraisal rights and cash received as damages or otherwise pursuant to the shareholder class action lawsuit filed on July 24, 2003), by value, represented by the Cash Distribution Amount

(including, for purposes of this Section 2.14, but without duplication of any amount, cash paid pursuant to the exercise of appraisal rights, cash paid in lieu of fractional shares of Holdco Common Stock and cash received as damages or otherwise pursuant to the shareholder class action lawsuit filed on July 24, 2003). Such determination shall be based upon the fair market value of a share of Holdco Common Stock as of the Effective Time, which shall equal the mean between the high and low trading prices of a share of Holdco Common Stock as reported on the Nasdaq National Market either on the date that includes the Effective Time or, if there is no trading in Holdco Common Stock on such date, then on the first subsequent date on which Holdco Common Stock is listed for trading. If the Cash Percentage is less than or equal to fifty-five percent (55%), (i) Parent shall be merged, as soon as possible following the Effective Time, into Holdco, with Holdco surviving (the “Parent Roll-Up Merger”), and (ii) Company shall be merged, as soon as possible following the Effective Time, into Holdco, with Holdco surviving (the “Company Roll-Up Merger,” and, together with the Parent Roll-Up Merger, the “Roll-Up Mergers”).

5.    Section 6.01(l) of the Agreement is hereby deleted in its entirety and the following is hereby substituted therefor:

“(l)    engage in any action or enter into any transaction or authorize any action to be taken or transaction to be entered into that could reasonably be expected to delay the consummation of, or otherwise adversely affect, any of the transactions contemplated by this Agreement, including the taking of any action that would prevent either (i) the Company Merger, taken together with the Company Roll-Up Merger, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the regulations promulgated thereunder, or (ii) if there are no Roll-Up Mergers, the Parent Merger and the Company Merger, taken together, from qualifying as an exchange described under Section 351 of the Code and the regulations promulgated thereunder;”

6.    Section 6.02(b) of the Agreement is hereby deleted in its entirety and the following is hereby substituted therefor:

“(b)    engage in any action or enter into any transaction or permit any action to be taken or transaction to be entered into that could reasonably be expected to delay the consummation of, or otherwise adversely affect, any of the transactions contemplated by this Agreement, including the taking of any action that would prevent either (i) each of the Company Merger and the Parent Merger, taken together with its respective Roll-Up Merger, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the regulations promulgated thereunder, or (ii) if there are no Roll-Up Mergers, the Company Merger and the Parent Merger, taken together, from qualifying as an exchange described under Section 351 of the Code and the regulations promulgated thereunder;”

7.    Section 7.07(b) of the Agreement is hereby deleted in its entirety and the following is hereby substituted therefor:

“(b)    Each of Parent and the Company shall use commercially reasonable efforts to cause either (i) each of the Company Merger and the Parent Merger, taken together with its respective Roll-Up Merger, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the regulations promulgated thereunder, or (ii) if there are no Roll-Up Mergers, (A) the Company Merger and the Parent Merger, taken together, to qualify as an exchange described in Section 351 of the Code and the regulations promulgated thereunder, and (B) the Parent Merger to qualify as a “reorganization” within the meaning of Section 368 of the Code and the regulations promulgated thereunder. In addition, neither Parent nor the Company will (both before and after consummation of the Mergers and, if applicable, the Roll-Up Mergers) take any actions which could reasonably be expected to prevent such qualifications.”

8.    Section 7.09(e) of the Agreement is hereby deleted in its entirety and the following is hereby substituted therefor:

“(e)    Upon request of Parent, the Company will use its commercially reasonable efforts to provide that an audited balance sheet of the Company as of September 30, 2003 accompanied by an audit report of Deloitte &

Touche LLP is delivered to Parent by the Effective Time, if practicable, or as soon thereafter as is practicable, but in no event later than December 31, 2003, it being understood that delivery of such audited balance sheet shall not be deemed to constitute a condition to consummation of the Mergers, nor shall the Effective Time be delayed in order to permit receipt of such audited balance sheet and report if all conditions to the Mergers are otherwise satisfied. Notwithstanding any other provision in this Agreement, Parent hereby agrees to pay all of Deloitte & Touche LLP’s or other outside accounting firm’s fees and expenses associated with the process set forth in this Section 7.09(e) unless (i) this Agreement is terminated and (ii) the provisions of Section 9.03(c) are triggered as a result of such termination, in which case, the Company shall pay all of Deloitte & Touche LLP’s or other outside accounting firm’s fees and expenses associated with the process set forth in this Section 7.09(e) in addition to any other expenses payable by the Company under Section 9.03(c), and, if applicable, Section 9.03(b).”

9.    Section 8.01(c) of the Agreement is hereby deleted in its entirety and the following is hereby substituted therefor:

“(c)    Tax Opinions.

(i)    Company shall have received an opinion of Skadden, Arps, Slate, Meagher and Flom LLP, in form and substance reasonably satisfactory to Company, on the basis of certain facts, representations (including those contained in the representation letters described in Section 7.07(c) of this Agreement) and assumptions set forth in such opinion, dated the Effective Time, to the effect that, for United States federal income tax purposes, (A) except with respect to cash received in lieu of fractional shares, the Company stockholders who receive Holdco Common Stock as part of the Company Merger Consideration will recognize no gain or loss in the Company Merger (taken together with the Company Roll-Up Merger or, if there is no Company Roll-Up Merger, taken together with the Parent Merger) except that such stockholders will recognize gain to the extent of cash received, if any, as part of the Company Merger Consideration, and (B) the Company will recognize no gain or loss in the Company Merger (taken together with the Company Roll-Up Merger or, if there is no Company Roll-Up Merger, taken together with the Parent Merger).

(ii)    Parent shall have received an opinion of Morrison & Foerster LLP, in form and substance reasonably satisfactory to Parent, on the basis of certain facts, representations (including those contained in the representation letters described in Section 7.07(c) of this Agreement) and assumptions set forth in such opinion, dated the Effective Time, to the effect that, for United States federal income tax purposes, (A) none of Holdco, Parent, Parent Merger Sub, Company Merger Sub and the Parent stockholders will recognize any gain or loss solely as a result of the Parent Merger (taken together with the Parent Roll-Up Merger or, if there is no Parent Roll-Up Merger, either taken together with the Company Merger or considered in isolation), (B) except with respect to cash received in lieu of fractional shares, the Company stockholders who receive Holdco Common Stock as part of the Company Merger Consideration will recognize no gain or loss in the Company Merger (taken together with the Company Roll-Up Merger or, if there is no Company Roll-Up Merger, taken together with the Parent Merger) except that such stockholders will recognize gain to the extent of cash received, if any, as part of the Company Merger Consideration, and (C) the Company will recognize no gain or loss in the Company Merger (taken together with the Company Roll-Up Merger or, if there is no Company Roll-Up Merger, taken together with the Parent Merger).”

10.    Section 9.01(b) of the Agreement is hereby deleted in its entirety and the following is hereby substituted therefor:

“(b)    by either Parent or the Company, if the Effective Time shall not have occurred on or before March 31, 2004 (the “Outside Date”) (provided that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose willful failure to fulfill any obligation under this Agreement has been a cause of, or resulted in, the failure of the Mergers to be consummated on or before such date); or”

11.    This Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, and delivered by facsimile, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

12.    All references in any document or agreement to the Agreement shall refer to the Agreement, as amended hereby.

13.    To the extent, if any, that a provision of this Amendment conflicts with or differs from any provision of the Agreement, such provision of this Amendment shall prevail and govern for all purposes and in all respects.

14.    As specifically amended by this Amendment, the Agreement shall remain in full force and effect.

[Execution Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first written above.

HOLDCO

By	/s/ Larry Kramer

Name	Larry Kramer

Title	CEO

PARENT

By	/s/ Larry Kramer

Name	Larry Kramer

Title	CEO

COMPANY

By	/s/ Kirk Loevner

Name	Kirk Loevner

Title	CEO

PARENT MERGER SUB

By	/s/ Larry Kramer

Name	Larry Kramer

Title	CEO

COMPANY MERGER SUB

By	/s/ Larry Kramer

Name	Larry Kramer

Title	CEO

ANNEX B

[ UBS Letterhead]

July 22, 2003

The Board of Directors

MarketWatch.com, Inc.

825 Battery St.

San Francisco, CA 94111

Dear Members of the Board:

We understand that MarketWatch.com, Inc., a Delaware corporation (“MarketWatch” or the “Company”), is considering a transaction whereby the Company will enter into a business combination with Pinnacor, Inc., a Delaware corporation (“Pinnacor” or the “Target”). Pursuant to the terms of an Agreement and Plan of Merger (the “Purchase Agreement”), a wholly owned subsidiary of a new holding company (“Holdco”) will merge with and into the Target and another wholly owned subsidiary of Holdco will merge with and into the Company (together, the “Transaction”). As a result of the Transaction, the Target and the Company will become wholly owned subsidiaries of Holdco. Pursuant to the terms of the Purchase Agreement, (a) each issued and outstanding share of common stock of the Target, par value of $0.01 per share (“Target Common Stock”), including all issued and outstanding options, warrants or other stock issuance agreements, will be converted into the right to receive (x) 0.2659 shares of common stock, par value of $0.01 per share, of Holdco (“Holdco Common Stock”) or (y) $2.42 in cash, in each subject to the proration provisions of the Purchase Agreement (the aggregate number of shares of Holdco Common Stock and aggregate amount of cash to be paid by Holdco to the holders of Target Common Stock in the Transaction is referred to collectively as the “Target Consideration”), and (b) each issued and outstanding share of common stock of the Company, par value $0.01 per share (“Company Common Stock”), including all outstanding options, warrants or other stock issuance agreements, will be converted into the right to receive one share of Holdco Common Stock.

The terms and conditions of the Transaction are more fully set forth in the Purchase Agreement.

You have requested our opinion as to the fairness to the Company from a financial point of view of the Target Consideration to be paid by Holdco to the holders of Target Common Stock in the Transaction.

UBS Securities LLC (“UBS”) has acted as financial advisor to the Board of Directors of the Company in connection with the Transaction and will receive a fee for its services. UBS will also receive a fee upon delivery of this opinion. In the ordinary course of business, UBS, its successors and affiliates may trade securities of the Company or the Target and may in the future trade shares of Holdco for their own accounts and the accounts of their customers, and accordingly, may at any time hold a long or short position in such securities.

Our opinion does not address the Company’s underlying business decision to effect the Transaction or constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction. At your direction, we have not been asked to, nor do we, offer any opinion as to the material terms of the Purchase Agreement or the form of the Transaction. We express no opinion as to what the value of Holdco Common Stock will be when issued pursuant to the Purchase Agreement or the prices at which it will trade in the future. In rendering this opinion, we have assumed, with your consent, that the final executed form of the Purchase Agreement does not differ in any material respect from the draft that we have examined, and that the Company and the Target will comply with all the material terms of the Purchase Agreement.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and historical financial information relating to the Company and Target, (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of the Company, including estimates and financial forecasts prepared by management of the Company, that were provided to us by the Company and not publicly available, (iii) reviewed certain internal financial information and other data relating to the business

B-1

and financial prospects of the Target, including estimates and financial forecasts prepared by the managements of the Company and the Target and not publicly available, (iv) conducted discussions with members of the senior managements of the Company and the Target concerning the businesses and financial prospects of the Company, the Target and Holdco, (v) reviewed publicly available financial and stock market data with respect to the Company, the Target and certain other companies in lines of business similar to those of the Company and the Target, (vi) compared the financial terms of the Transaction with the publicly available financial terms of certain other transactions which we believe to be generally relevant, (vii) considered certain pro forma effects of the Transaction on Holdco’s financial statements and reviewed certain estimates of synergies expected to result from the Transaction prepared by Company management, (viii) reviewed drafts of the Purchase Agreement, and (ix) conducted such other financial studies, analyses, and investigations, and considered such other information as we deemed necessary or appropriate.

In connection with our review, with your consent, we have not assumed any responsibility for independent verification for any of the information reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or Target, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts, estimates, pro forma effects and calculations of synergies referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of each company providing such information as to the future performance of their respective companies and the combined company. In addition, we have assumed with your approval that the future financial results, including synergies, referred to above will be achieved at the times and in the amounts projected by management of the Company. In particular, we have assumed that the aggregate cash portion of the Target Consideration will be approximately equal to the Target’s cash balance at closing less fees and expenses. We have also assumed, with your consent, that the Company merger and the Target merger will qualify for U.S. federal income tax purposes as exchanges within the meaning of Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”), and that the Company merger will also constitute a reorganization within the meaning of Section 368(a) of the Code and the regulations promulgated thereunder. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any material adverse effect on the Company, the Target, Holdco and/or the Transaction. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

Based upon and subject to the foregoing, it is our opinion that, as the date hereof, the Target Consideration to be paid by Holdco to the holders of Target Common Stock in the Transaction is fair, from a financial point of view, to the Company.

Very truly yours,

UBS SECURITIES LLC

By:	/S/ JEFF SINE	By:	/S/ NAVID MAHMOODZADEGAN

Name:	Jeff Sine	Name:	Navid Mahmoodzadegan
Title:	Managing Director	Title:	Managing Director

B-2

ANNEX C

[ LETTERHEAD OF CITIGROUP GLOBAL MARKETS INC.]

July 22, 2003

The Board of Directors

Pinnacor Inc.

601 West 26th Street, 13th floor

New York, New York 10001

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of Pinnacor Inc. (“Pinnacor”) of the Pinnacor Merger Consideration (as defined below) provided for in an Agreement and Plan of Merger (the “Merger Agreement”), to be entered into among MarketWatch.com, Inc. (“MarketWatch”), NMP, Inc., a wholly owned subsidiary of MarketWatch (“Holdco”), Maple Merger Sub, Inc. (“MarketWatch Merger Sub”) and Pine Merger Sub, Inc. (“Pinnacor Merger Sub”), each a wholly owned subsidiary of Holdco, and Pinnacor. As more fully described in the Merger Agreement, (i) Pinnacor Merger Sub will be merged with and into Pinnacor (the “Pinnacor Merger”) and MarketWatch Merger Sub will be merged with and into MarketWatch (the “MarketWatch Merger” and, together with the Pinnacor Merger, the “Transaction”) as a result of which Pinnacor and MarketWatch will become wholly owned subsidiaries of Holdco and (ii) each outstanding share of the common stock, par value $0.01 per share, of Pinnacor (“Pinnacor Common Stock”) will be converted in the Pinnacor Merger into the right to receive, at the election of the holder thereof and subject to certain limitations and procedures set forth in the Merger Agreement (as to which we express no opinion), either (x) $2.42 in cash (the “Cash Consideration”), or (y) 0.2659 of a share (the “Stock Consideration” and, together with the Cash Consideration, the “Pinnacor Merger Consideration”) of the common stock, par value $0.01 per share, of Holdco (“Holdco Common Stock”), or a combination thereof. The Merger Agreement provides that the aggregate Cash Consideration payable in the Pinnacor Merger will not exceed $44.0 million.

In arriving at our opinion, we reviewed execution forms of the Merger Agreement and certain related documents and held discussions with certain senior officers, directors and other representatives and advisors of Pinnacor and certain senior officers and other representatives and advisors of MarketWatch concerning the businesses, operations and prospects of Pinnacor and MarketWatch. We examined certain publicly available business and financial information relating to Pinnacor and MarketWatch as well as certain financial forecasts (including adjustments thereto) and other information and data relating to Pinnacor and MarketWatch which were provided to or otherwise discussed with us by the managements of Pinnacor and MarketWatch, including information relating to the potential strategic implications and operational benefits anticipated by the managements of Pinnacor and MarketWatch to result from the Transaction. We reviewed the financial terms of the Transaction as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of Pinnacor Common Stock and the common stock, par value $0.01 per share, of MarketWatch (“MarketWatch Common Stock”); historical and projected operating data of Pinnacor and MarketWatch; and the capitalization and financial condition of Pinnacor and MarketWatch. We considered, to the extent publicly available, the financial terms of certain other transactions effected which we considered relevant in evaluating the Transaction and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Pinnacor and MarketWatch. We also evaluated certain pro forma financial effects of the Transaction on MarketWatch. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the managements of Pinnacor and MarketWatch that no relevant information has been omitted or remains undisclosed to us. With respect to financial forecasts

The Board of Directors

Pinnacor Inc.

July 22, 2003

and other information and data relating to Pinnacor and MarketWatch provided to or otherwise reviewed by or discussed with us, we have been advised by the respective managements of Pinnacor and MarketWatch that such forecasts (including adjustments thereto) and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Pinnacor and MarketWatch as to the future financial performance of Pinnacor and MarketWatch, the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated to result from the Transaction and the other matters covered thereby. We have assumed, with your consent, that the Transaction will be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Pinnacor or MarketWatch or the contemplated benefits of the Transaction. Representatives of Pinnacor have advised us, and we further have assumed, that the final terms of the Merger Agreement and related documents will not vary materially from those set forth in the execution forms reviewed by us. We also have assumed, with your consent, that the Transaction will be treated as a tax-free transaction for Pinnacor, MarketWatch and Holdco for federal income tax purposes. We are not expressing any opinion as to what the value of Holdco Common Stock actually will be when issued or the price at which Holdco Common Stock will trade or otherwise be transferable at any time. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Pinnacor or MarketWatch nor have we made any physical inspection of the properties or assets of Pinnacor or MarketWatch. We were not requested to, and we did not, solicit third party indications of interest in the possible acquisition of all or a part of Pinnacor, nor were we requested to consider, and our opinion does not address, the relative merits of the Transaction as compared to any alternative business strategies that might exist for Pinnacor or the effect of any other transaction in which Pinnacor might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

Citigroup Global Markets Inc. has acted as financial advisor to Pinnacor in connection with the proposed Transaction and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Transaction. We will receive a fee in connection with the delivery of this opinion. We and our affiliates in the past have provided services to certain affiliates of Pinnacor unrelated to the proposed Transaction, for which services we and our affiliates have received compensation. We and our affiliates also in the past have provided services to MarketWatch and certain of its affiliates, and currently are providing services to certain affiliates of MarketWatch, unrelated to the proposed Transaction, for which services we and our affiliates have received and expect to receive compensation. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Pinnacor and MarketWatch for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Pinnacor, MarketWatch and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Pinnacor in its evaluation of the proposed Transaction, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to the form of the Pinnacor Merger Consideration to be elected or how such stockholder should vote or act on any other matter relating to the proposed Transaction.

The Board of Directors

Pinnacor Inc.

July 22, 2003

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Pinnacor Merger Consideration to be received by the holders of Pinnacor Common Stock is fair, from a financial point of view, to such holders.

Very truly yours,

/s/    Citigroup Global Markets Inc.

CITIGROUP GLOBAL MARKETS INC.

ANNEX D

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX E

NMP, INC.

2004 STOCK INCENTIVE PLAN

1.    Purposes of the Plan.  The purposes of this Plan are to attract and retain the best available personnel, to provide additional incentives to Employees, Directors and Consultants and to promote the success of the Company’s business.

2.    Definitions.  As used herein, the following definitions shall apply:

(a)         “Administrator” means the Board or any of the Committees appointed to administer the Plan.

(b)        “Applicable Laws” means the legal requirements relating to the Plan and the Awards under applicable provisions of federal securities laws, state corporate and securities laws, the Code, the rules of any applicable stock exchange or national market system, and the rules of any non-U.S. jurisdiction applicable to Awards granted to residents therein.

(c)         “Assumed” means that pursuant to a Corporate Transaction either (i) the Award is expressly affirmed by the Company or (ii) the contractual obligations represented by the Award are expressly assumed (and not simply by operation of law) by the successor entity or its Parent in connection with the Corporate Transaction with appropriate adjustments to the number and type of securities of the successor entity or its Parent subject to the Award and the exercise or purchase price thereof which preserves the compensation element of the Award existing at the time of the Corporate Transaction as determined in accordance with the instruments evidencing the agreement to assume the Award.

(d)        “Award” means the grant of an Option, SAR, Dividend Equivalent Right, Restricted Stock, Performance Unit, Performance Share, or other right or benefit under the Plan.

(e)         “Award Agreement” means the written agreement evidencing the grant of an Award executed by the Company and the Grantee, including any amendments thereto.

(f)         “Board” means the Board of Directors of the Company.

(g)        “Cause” means, with respect to the termination by the Company or a Related Entity of the Grantee’s Continuous Service, that such termination is for “Cause” as such term is expressly defined in a then-effective written agreement between the Grantee and the Company or such Related Entity, or in the absence of such then-effective written agreement and definition, is based on, in the determination of the Administrator, the Grantee’s: (i) willful failure to substantially perform his or her duties, other than a failure resulting from his or her Disability; (ii) a material and willful violation of a federal or state law or regulation applicable to the business of the Company or a Related Entity or that adversely affects the image of the Company or a Related Entity; (iii) commission of a willful act that constitutes gross misconduct and is injurious to the Company or a Related Entity; or (iv) material breach of any agreement with the Company or a Related Entity.

(h)        “Code” means the Internal Revenue Code of 1986, as amended.

(i)         “Committee” means any committee composed of members of the Board appointed by the Board to administer the Plan.

(j)         “Common Stock” means the common stock of the Company.

(k)        “Company” means NMP, Inc., a Delaware corporation.

(l)         “Consultant” means any person (other than an Employee or a Director, solely with respect to rendering services in such person’s capacity as a Director) who is engaged by the Company or any Related Entity to render consulting or advisory services to the Company or such Related Entity.

(m)       “Continuous Service” means that the provision of services to the Company or a Related Entity in any capacity of Employee, Director or Consultant is not interrupted or terminated. In jurisdictions requiring notice in advance of an effective termination as an Employee, Director or Consultant, Continuous Service shall be deemed terminated upon the actual cessation of providing services to the Company or a Related Entity notwithstanding any required notice period that must be fulfilled before a termination as an Employee, Director or Consultant can be effective under Applicable Laws. Continuous Service shall not be considered interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Related Entity, or any successor, in any capacity of Employee, Director or Consultant, or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity of Employee, Director or Consultant (except as otherwise provided in the Award Agreement). An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave. For purposes of each Incentive Stock Option granted under the Plan, if such leave exceeds ninety (90) days, and reemployment upon expiration of such leave is not guaranteed by statute or contract, then the Incentive Stock Option shall be treated as a Non-Qualified Stock Option on the day three (3) months and one (1) day following the expiration of such ninety (90) day period.

(n)        “Corporate Transaction” means any of the following transactions:

(i)      a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated;

(ii)     the sale, transfer or other disposition of all or substantially all of the assets of the Company;

(iii)    the complete liquidation or dissolution of the Company;

(iv)    any reverse merger or series of related transactions culminating in a reverse merger (including, but not limited to, a tender offer followed by a reverse merger) in which the Company is the surviving entity but in which securities possessing more than forty percent (40%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger or the initial transaction culminating in such merger but excluding any such transaction or series of related transactions that the Administrator determines shall not be a Corporate Transaction; or

(v)     acquisition in a single or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities but excluding any such transaction or series of related transactions that the Administrator determines shall not be a Corporate Transaction.

(o)        “Covered Employee” means an Employee who is a “covered employee” under Section 162(m)(3) of the Code.

(p)        “Director” means a member of the Board or the board of directors of any Related Entity.

(q)        “Disability” means as defined under the long-term disability policy of the Company or the Related Entity to which the Grantee provides services regardless of whether the Grantee is covered by such policy. If the Company or the Related Entity to which the Grantee provides service does not have a long-term disability plan in place, “Disability” means that a Grantee is unable to carry out the responsibilities and functions of the position held by the Grantee by reason of any medically determinable physical or mental impairment for a period of not less than ninety (90) consecutive days. A Grantee will not be considered to have incurred a Disability unless he or she furnishes proof of such impairment sufficient to satisfy the Administrator in its discretion.

(r)         “Dividend Equivalent Right” means a right entitling the Grantee to compensation measured by dividends paid with respect to Common Stock.

(s)         “Employee” means any person, including an Officer or Director, who is in the employ of the Company or any Related Entity, subject to the control and direction of the Company or any Related Entity as to both the work to be performed and the manner and method of performance. The payment of a director’s fee by the Company or a Related Entity shall not be sufficient to constitute “employment” by the Company.

(t)         “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(u)        “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i)      If the Common Stock is listed on any established stock exchange or a national market system, including without limitation The Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the date of determination (or, if no closing sales price or closing bid was reported on that date, as applicable, on the last trading date such closing sales price or closing bid was reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii)     If the Common Stock is regularly quoted on an automated quotation system (including the OTC Bulletin Board) or by a recognized securities dealer, but selling prices are not reported, the Fair Market Value of a share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the date of determination (or, if no such prices were reported on that date, on the last date such prices were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii)    In the absence of an established market for the Common Stock of the type described in (i) and (ii), above, the Fair Market Value thereof shall be determined by the Administrator in good faith.

(v)        “Grantee” means an Employee, Director or Consultant who receives an Award under the Plan.

(w)        “Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Grantee’s household (other than a tenant or employee), a trust in which these persons (or the Grantee) have more than fifty percent (50%) of the beneficial interest, a foundation in which these persons (or the Grantee) control the management of assets, and any other entity in which these persons (or the Grantee) own more than fifty percent (50%) of the voting interests.

(x)        “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code

(y)        “Non-Qualified Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(z)         “Officer” means a person who is an officer of the Company or a Related Entity within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(aa)       “Option” means an option to purchase Shares pursuant to an Award Agreement granted under the Plan.

(bb)       “Parent” means a “parent corporation”, whether now or hereafter existing, as defined in Section 424(e) of the Code.

(cc)       “Performance-Based Compensation” means compensation qualifying as “performance-based compensation” under Section 162(m) of the Code.

(dd)      “Performance Shares” means Shares or an Award denominated in Shares that may be earned in whole or in part based on the passage of time or upon attainment of performance criteria as determined by the Administrator.

(ee)       “Performance Units” means an Award that may be earned in whole or in part based on the passage of time or upon attainment of performance criteria as determined by the Administrator and that may be settled for cash, Shares or other securities or a combination of cash, Shares or other securities as determined by the Administrator.

(ff)        “Plan” means this 2004 Stock Incentive Plan.

(gg)      “Related Entity” means any Parent or Subsidiary of the Company and any business, corporation, partnership, limited liability company or other entity in which the Company or a Parent or a Subsidiary of the Company holds a substantial ownership interest, directly or indirectly.

(hh)      “Replaced” means that pursuant to a Corporate Transaction the Award is replaced with a comparable stock award or a cash incentive program of the Company, the successor entity (if applicable) or Parent of either of them that preserves the compensation element of such Award existing at the time of the Corporate Transaction and provides for subsequent payout in accordance with the same (or a more favorable) vesting schedule applicable to such Award. The determination of Award comparability shall be made by the Administrator and its determination shall be final, binding and conclusive.

(ii)        “Restricted Stock” means Shares issued under the Plan to the Grantee for such consideration, if any, and subject to such restrictions on transfer, rights of first refusal, repurchase provisions, forfeiture provisions, and other terms and conditions as established by the Administrator.

(jj)        “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor thereto.

(kk)      “SAR” means a stock appreciation right entitling the Grantee to Shares or cash compensation, as established by the Administrator, measured by appreciation in the value of Common Stock.

(ll)        “Share” means a share of the Common Stock.

(mm)    “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

3.    Stock Subject to the Plan.

(a)    Subject to the provisions of Section 10, below, the maximum aggregate number of Shares that may be issued pursuant to all Awards (including Incentive Stock Options) is 4,300,000 Shares. In addition, the maximum aggregate number of Shares that may be issued pursuant to all Awards (including Incentive Stock Options) shall be increased by any Shares (up to a maximum of 2,700,000 Shares) that are represented by awards under the Company’s 1998 Equity Incentive Plan that are forfeited, expire or are cancelled without delivery of the Shares or that result in forfeiture of the Shares back to the Company on or after the closing date of the merger of MarketWatch.com, Inc. and Pinnacor Inc. pursuant to the terms and conditions of a certain Agreement and Plan of Merger, dated July 22, 2003, by and among the Company, MarketWatch.com, Inc., Pinnacor Inc., Maple Merger Sub, Inc. and Pine Merger Sub, Inc. The Shares to be issued pursuant to Awards may be authorized, but unissued, or reacquired Common Stock.

(b)    Any Shares covered by an Award (or portion of an Award) that is forfeited, canceled or expires (whether voluntarily or involuntarily) shall be deemed not to have been issued for purposes of determining the maximum aggregate number of Shares that may be issued under the Plan. Shares that actually have been issued under the Plan pursuant to an Award shall not be returned to the Plan and shall not become available for future issuance under the Plan, except that if unvested Shares are forfeited, or repurchased by the Company at the lower of their original purchase price or their Fair Market Value at the time of repurchase, such Shares shall become available for future grant under the Plan.

4.    Administration of the Plan.

(a)    Plan Administrator.

(i)    Administration with Respect to Directors and Officers.  With respect to grants of Awards to Directors or Employees who are also Officers or Directors of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws and to permit such grants and related transactions under the Plan to be exempt from Section 16(b) of the Exchange Act in accordance with Rule 16b-3. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board.

(ii)    Administration With Respect to Consultants and Other Employees.  With respect to grants of Awards to Employees or Consultants who are neither Directors nor Officers of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. The Board may authorize one or more Officers to grant such Awards and may limit such authority as the Board determines from time to time.

(iii)    Administration With Respect to Covered Employees.  Notwithstanding the foregoing, grants of Awards to any Covered Employee intended to qualify as Performance-Based Compensation shall be made only by a Committee (or subcommittee of a Committee) that is comprised solely of two or more Directors eligible to serve on a committee making Awards qualifying as Performance-Based Compensation. In the case of such Awards granted to Covered Employees, references to the “Administrator” or to a “Committee” shall be deemed to be references to such Committee or subcommittee.

(iv)    Administration Errors.  In the event an Award is granted in a manner inconsistent with the provisions of this subsection (a), such Award shall be presumptively valid as of its grant date to the extent permitted by the Applicable Laws.

(b)    Powers of the Administrator.  Subject to Applicable Laws and the provisions of the Plan (including any other powers given to the Administrator hereunder), and except as otherwise provided by the Board, the Administrator shall have the authority, in its discretion:

(i)        to select the Employees, Directors and Consultants to whom Awards may be granted from time to time hereunder;

(ii)       to determine whether and to what extent Awards are granted hereunder;

(iii)      to determine the number of Shares or the amount of other consideration to be covered by each Award granted hereunder;

(iv)      to approve forms of Award Agreements for use under the Plan;

(v)        to determine the terms and conditions of any Award granted hereunder;

(vi)      to amend the terms of any outstanding Award granted under the Plan, provided that any amendment that would adversely affect the Grantee’s rights under an outstanding Award shall not be made without the Grantee’s written consent;

(vii)     to, without stockholder approval, (A) reduce the exercise or purchase price of any Option or other Award issued under the Plan and (B) cancel an Option or other Award at a time when its exercise or purchase price exceeds the Fair Market Value of the underlying Shares in exchange for another Option, Restricted Stock, or other Award;

(viii)    to construe and interpret the terms of the Plan and Awards, including without limitation, any notice of award or Award Agreement, granted pursuant to the Plan;

(ix)      to establish additional terms, conditions, rules or procedures to accommodate the rules or laws of applicable non-U.S. jurisdictions and to afford Grantees favorable treatment under such rules or laws; provided, however, that no Award shall be granted under any such additional terms, conditions, rules or procedures with terms or conditions that are inconsistent with the provisions of the Plan; and

(x)        to take such other action, not inconsistent with the terms of the Plan, as the Administrator deems appropriate.

(c)    Indemnification.  In addition to such other rights of indemnification as they may have as members of the Board or as Officers or Employees of the Company or a Related Entity, members of the Board and any Officers or Employees of the Company or a Related Entity to whom authority to act for the Board, the Administrator or the Company is delegated shall be defended and indemnified by the Company to the extent permitted by law on an after-tax basis against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any claim, investigation, action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any Award granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by the Company) or paid by them in satisfaction of a judgment in any such claim, investigation, action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such claim, investigation, action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct; provided, however, that within thirty (30) days after the institution of such claim, investigation, action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at the Company’s expense to defend the same.

5.    Eligibility.  Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants. Incentive Stock Options may be granted only to Employees of the Company or a Parent or a Subsidiary of the Company. An Employee, Director or Consultant who has been granted an Award may, if otherwise eligible, be granted additional Awards. Awards may be granted to such Employees, Directors or Consultants who are residing in non-U.S. jurisdictions as the Administrator may determine from time to time.

6.    Terms and Conditions of Awards.

(a)    Types of Awards.  The Administrator is authorized under the Plan to award any type of arrangement to an Employee, Director or Consultant that is not inconsistent with the provisions of the Plan and that by its terms involves or might involve the issuance of (i) Shares, (ii) cash or (iii) an Option, a SAR, or similar right with a fixed or variable price related to the Fair Market Value of the Shares and with an exercise or conversion privilege related to the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions. Such awards include, without limitation, Options, SARs, sales or bonuses of Restricted Stock, Dividend Equivalent Rights, Performance Units or Performance Shares, and an Award may consist of one such security or benefit, or two (2) or more of them in any combination or alternative.

(b)    Designation of Award.  Each Award shall be designated in the Award Agreement. In the case of an Option, the Option shall be designated as either an Incentive Stock Option or a Non-Qualified Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of Shares subject to Options designated as Incentive Stock Options that become exercisable for the first time by a Grantee during any calendar year (under all plans of the Company or any Parent or Subsidiary of the Company) exceeds $100,000, such excess Options, to the extent of the Shares covered thereby in excess of the foregoing limitation, shall be treated as Non-Qualified Stock Options. For this purpose, Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the grant date of the relevant Option.

(c)    Conditions of Award.  Subject to the terms of the Plan, the Administrator shall determine the provisions, terms, and conditions of each Award including, but not limited to, the Award vesting schedule, repurchase provisions, rights of first refusal, forfeiture provisions, form of payment (cash, Shares, or other consideration) upon settlement of the Award, payment contingencies, and satisfaction of any performance criteria. The performance criteria established by the Administrator may be based on any one of, or combination of, the following: (i) increase in share price, (ii) earnings per share, (iii) total stockholder return, (iv) operating margin, (v) gross margin, (vi) return on equity, (vii) return on assets, (viii) return on investment, (ix) operating income, (x) net operating income, (xi) pre-tax profit, (xii) cash flow, (xiii) revenue, (xiv) expenses, (xv) earnings before interest, taxes and depreciation, (xvi) economic value added, (xvii) market share, (xviii) personal management objectives, and (xix) other measures of performance selected by the Administrator. Partial achievement of the specified criteria may result in a payment or vesting corresponding to the degree of achievement as specified in the Award Agreement.

(d)    Acquisitions and Other Transactions.  The Administrator may issue Awards under the Plan in settlement, assumption or substitution for, outstanding awards or obligations to grant future awards in connection with the Company or a Related Entity acquiring another entity, an interest in another entity or an additional interest in a Related Entity whether by merger, stock purchase, asset purchase or other form of transaction.

(e)    Deferral of Award Payment.  The Administrator may establish one or more programs under the Plan to permit selected Grantees the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of performance criteria, or other event that absent the election would entitle the Grantee to payment or receipt of Shares or other consideration under an Award. The Administrator may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, Shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Administrator deems advisable for the administration of any such deferral program.

(f)    Separate Programs.  The Administrator may establish one or more separate programs under the Plan for the purpose of issuing particular forms of Awards to one or more classes of Grantees on such terms and conditions as determined by the Administrator from time to time.

(g)    Individual Limitations on Awards.

(i)    Individual Option and SAR Limit.  The maximum number of Shares with respect to which Options and SARs may be granted to any Grantee in any fiscal year of the Company shall be 1,000,000 Shares. In connection with a Grantee’s commencement of Continuous Service, a Grantee may be granted Options and SARs for up to an additional 500,000 Shares that shall not count against the limit set forth in the previous sentence. The foregoing limitations shall be adjusted proportionately in connection with any change in the Company’s capitalization pursuant to Section 10, below. To the extent required by Section 162(m) of the Code or the regulations thereunder, in applying the foregoing limitations with respect to a Grantee, if any Option or SAR is canceled, the canceled Option or SAR shall continue to count against the maximum number of Shares with respect to which Options and SARs may be granted to the Grantee. For this purpose, the repricing of an Option (or in the case of a SAR, the base amount on which the stock appreciation is calculated is reduced to reflect a reduction in the Fair Market Value of the Common Stock) shall be treated as the cancellation of the existing Option or SAR and the grant of a new Option or SAR.

(ii)    Individual Limit for Restricted Stock, Performance Shares and Performance Units.  For awards of Restricted Stock, Performance Shares and Performance Units that are intended to be Performance-Based Compensation, the maximum number of Shares with respect to which such Awards may be granted to any Grantee in any fiscal year of the Company shall be 500,000 Shares. In connection with a Grantee’s commencement of Continuous Service, a Grantee may be granted Restricted Stock, Performance Shares and Performance Units for up to an additional 250,000 Shares that shall not count against the limit set forth in the previous sentence. The foregoing limitations shall be adjusted proportionately in connection with any change in the Company’s capitalization pursuant to Section 10, below. To the extent required by Section 162(m) of the Code or the regulations thereunder, in applying the foregoing limitations with respect to a Grantee, if any award of Restricted Stock, Performance Shares and Performance Units is canceled, such canceled award shall continue to count against the maximum number of Shares with respect to which awards of Restricted Stock, Performance Shares and Performance Units may be granted to the Grantee. If the vesting or receipt of Shares under an Award is deferred to a later date, any amount (whether denominated in Shares or cash) paid in addition to the original number of Shares subject to such Award will not be treated as an increase in the number of Shares subject to such Award if the additional amount is based either on a reasonable rate of interest or on one or more predetermined actual investments such that the amount payable by the Company at the later date will be based on the actual rate of return of a specific investment (including any decrease as well as any increase in the value of an investment).

(iii)    Individual Limit for Dividend Equivalent Rights, Performance Units and Other Awards.  For awards of Dividend Equivalent Rights, Performance Units and other Awards to be settled in cash that are intended to be Performance-Based Compensation, the maximum amount payable with respect to all such Awards granted to any one individual in any fiscal year of the Company is $2,000,000. In connection with a Grantee’s commencement of Continuous Service, the maximum amount payable with respect to all such Awards granted to any one individual may be increased by an additional $1,000,000 that shall not count against the limit set forth in the previous sentence. If the payment of the Award is deferred to a later date, any amount paid in excess of the amount that was originally payable to the Grantee under the Award will not be treated as an increase in the amount of the Award if the additional amount is based either on a reasonable rate of interest or on one or more predetermined actual investments such that the amount payable by the Company at the later date will be based on the actual rate of return of a specific investment (including any decrease as well as any increase in the value of an investment).

(h)    Early Exercise.  The Award Agreement may, but need not, include a provision whereby the Grantee may elect at any time while an Employee, Director or Consultant to exercise any part or all of the Award prior to full vesting of the Award. Any unvested Shares received pursuant to such exercise may be subject to a repurchase right in favor of the Company or a Related Entity or to any other restriction the Administrator determines to be appropriate.

(i)    Term of Award.  The term of each Award shall be the term stated in the Award Agreement, provided, however, that the term of an Incentive Stock Option shall be no more than ten (10) years from the date of grant thereof. However, in the case of an Incentive Stock Option granted to a Grantee who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the term of the Incentive Stock Option shall be five (5) years from the date of grant thereof or such shorter term as may be provided in the Award Agreement.

(j)    Transferability of Awards.  Incentive Stock Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Grantee, only by the Grantee. Other Awards shall be transferable by will and by the laws of descent and distribution, and during the lifetime of the Grantee, by gift or pursuant to a domestic relations order to members of the Grantee’s Immediate Family to the extent and in the manner determined by the Administrator. Notwithstanding the foregoing, the Grantee may designate a beneficiary of the Grantee’s Award in the event of the Grantee’s death on a beneficiary designation form provided by the Administrator.

(k)    Time of Granting Awards.  The date of grant of an Award shall for all purposes be the date on which the Administrator makes the determination to grant such Award, or such other date as is determined by the Administrator.

7.    Award Exercise or Purchase Price, Consideration and Taxes.

(a)    Exercise or Purchase Price.  The exercise or purchase price, if any, for an Award shall be as follows:

(i)        In the case of an Incentive Stock Option:

(A)    granted to an Employee who, at the time of the grant of such Incentive Stock Option owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the per Share exercise price shall be not less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant; or

(B)    granted to any Employee other than an Employee described in the preceding paragraph, the per Share exercise price shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(ii)      In the case of a Non-Qualified Stock Option, the per Share exercise price shall be not less than eighty-five percent (85%) of the Fair Market Value per Share on the date of grant.

(iii)     In the case of a SAR, the base amount on which the stock appreciation is calculated shall be not less than eighty-five (85%) of the Fair Market Value per Share on the date of grant.

(iv)     In the case of Option and SARs intended to qualify as Performance-Based Compensation, the exercise price shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(v)       In the case of other Awards intended to qualify as Performance-Based Compensation, (A) the exercise or purchase price of the Award, if any, may be such price as determined by the Administrator or (B) the Award may be issued as a bonus without any payment made by the Grantee.

(vi)     In the case of all other Awards, such price as is determined by the Administrator.

(vii)    Notwithstanding the foregoing provisions of this Section 7(a), in the case of an Award issued pursuant to Section 6(d), above, the exercise or purchase price for the Award shall be determined in accordance with the provisions of the relevant instrument evidencing the agreement to issue such Award.

(b)    Consideration.  Subject to Applicable Laws, the consideration to be paid for the Shares to be issued upon exercise or purchase of an Award including the method of payment, shall be determined by the Administrator (and, in the case of an Incentive Stock Option, shall be determined at the time of grant). In addition to any other types of consideration the Administrator may determine, the Administrator is authorized to accept as consideration for Shares issued under the Plan the following, provided that the portion of the consideration equal to the par value of the Shares must be paid in cash or other legal consideration permitted by the Delaware General Corporation Law:

(i)        cash;

(ii)      check;

(iii)    with respect to Options, payment through a broker-dealer sale and remittance procedure pursuant to which the Grantee (A) shall provide written instructions to a Company designated brokerage firm to effect the immediate sale of some or all of the purchased Shares and remit to the Company sufficient funds to cover the aggregate exercise price payable for the purchased Shares and (B) shall provide written directives to the Company to deliver the certificates for the purchased Shares directly to such brokerage firm in order to complete the sale transaction;

(iv)     surrender of Shares or delivery of a properly executed form of attestation of ownership of Shares as the Administrator may require which have a Fair Market Value on the date of surrender or attestation equal to the aggregate exercise price of the Shares as to which said Award shall be exercised, provided, however, that Shares acquired under the Plan or any other equity compensation plan or agreement of the Company must have been held by the Grantee for a period of more than six (6) months; or

(v)       any combination of the foregoing methods of payment.

(c)    Taxes.  No Shares shall be delivered under the Plan to any Grantee or other person until such Grantee or other person has made arrangements acceptable to the Administrator for the satisfaction of any

non-U.S., federal, state, or local income and employment tax withholding obligations, including, without limitation, obligations incident to the receipt of Shares or the disqualifying disposition of Shares received on exercise of an Incentive Stock Option. Upon exercise of an Award the Company shall withhold or collect from Grantee an amount sufficient to satisfy such tax obligations.

8.    Exercise of Award.

(a)    Procedure for Exercise; Rights as a Stockholder.

(i)        Any Award granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator under the terms of the Plan and specified in the Award Agreement.

(ii)      An Award shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Award by the person entitled to exercise the Award and full payment for the Shares with respect to which the Award is exercised, including, to the extent selected, use of the broker-dealer sale and remittance procedure to pay the purchase price as provided in Section 7(b)(iii).

(b)    Exercise of Award Following Termination of Continuous Service.

(i)        An Award may not be exercised after the termination date of such Award set forth in the Award Agreement and may be exercised following the termination of a Grantee’s Continuous Service only to the extent provided in the Award Agreement.

(ii)      Where the Award Agreement permits a Grantee to exercise an Award following the termination of the Grantee’s Continuous Service for a specified period, the Award shall terminate to the extent not exercised on the last day of the specified period or the last day of the original term of the Award, whichever occurs first.

(iii)     Any Award designated as an Incentive Stock Option to the extent not exercised within the time permitted by law for the exercise of Incentive Stock Options following the termination of a Grantee’s Continuous Service shall convert automatically to a Non-Qualified Stock Option and thereafter shall be exercisable as such to the extent exercisable by its terms for the period specified in the Award Agreement.

9.    Conditions Upon Issuance of Shares.

(a)    Shares shall not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares pursuant thereto shall comply with all Applicable Laws, and shall, when appropriate as determined by the Administrator in its discretion, be further subject to the approval of counsel for the Company with respect to such compliance.

(b)    As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any Applicable Laws.

10.    Adjustments Upon Changes in Capitalization.  Subject to any required action by the stockholders of the Company, the number of Shares covered by each outstanding Award, and the number of Shares that have been authorized for issuance under the Plan but as to which no Awards have yet been granted or that have been returned to the Plan, the exercise or purchase price of each such outstanding Award, the maximum number of Shares with respect to which Awards may be granted to any Grantee in any fiscal year of the Company, as well as any other terms that the Administrator determines require adjustment shall be proportionately adjusted for (i) any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Shares, or similar transaction affecting the Shares, (ii) any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company, or

(iii) as the Administrator may determine in its discretion, any other transaction with respect to Common Stock including a corporate merger, consolidation, acquisition of property or stock, separation (including a spin-off or other distribution of stock or property), reorganization, liquidation (whether partial or complete) or any similar transaction; provided, however that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator and its determination shall be final, binding and conclusive. Except as the Administrator determines, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason hereof shall be made with respect to, the number or price of Shares subject to an Award.

11.    Corporate Transactions.

(a)    Termination of Award to Extent Not Assumed in Corporate Transaction.  Effective upon the consummation of a Corporate Transaction, all outstanding Awards under the Plan shall terminate. However, all such Awards shall not terminate to the extent they are Assumed in connection with the Corporate Transaction.

(b)    Acceleration of Award Upon Corporate Transaction.

(i)    Corporate Transaction.  Except as provided otherwise in an individual Award Agreement, in the event of a Corporate Transaction and:

(A)    for the portion of each Award that is Assumed or Replaced, then such Award (if Assumed), the replacement Award (if Replaced), or the cash incentive (if Replaced) program automatically shall become fully vested, exercisable and payable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at fair market value) for all of the Shares at the time represented by such Assumed or Replaced portion of the Award, immediately upon termination of the Grantee’s Continuous Service if such Continuous Service is terminated by the successor company or the Company without Cause within twelve (12) months after the Corporate Transaction; and

(B)    for the portion of each Award that is neither Assumed nor Replaced, such portion of the Award shall automatically become fully vested and exercisable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at fair market value) for all of the Shares at the time represented by such portion of the Award, immediately prior to the specified effective date of such Corporate Transaction.

(c)    Effect of Acceleration on Incentive Stock Options.  Any Incentive Stock Option accelerated under this Section 11 in connection with a Corporate Transaction shall remain exercisable as an Incentive Stock Option under the Code only to the extent the $100,000 dollar limitation of Section 422(d) of the Code is not exceeded. To the extent such dollar limitation is exceeded, the excess Options shall be treated as Non-Qualified Stock Options.

12.    Effective Date and Term of Plan.  The Plan shall become effective upon its approval by the stockholders of the Company. It shall continue in effect for a term of ten (10) years unless sooner terminated. Subject to Applicable Laws, Awards may be granted under the Plan upon its becoming effective.

13.    Amendment, Suspension or Termination of the Plan.

(a)    The Board may at any time amend, suspend or terminate the Plan; provided, however, that no such amendment shall be made without the approval of the Company’s stockholders to the extent such approval is required by Applicable Laws.

(b)    No Award may be granted during any suspension of the Plan or after termination of the Plan.

(c)    No suspension or termination of the Plan (including termination of the Plan under Section 12, above) shall adversely affect any rights under Awards already granted to a Grantee.

14.    Reservation of Shares.

(a)    The Company, during the term of the Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

(b)    The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

15.    No Effect on Terms of Employment/Consulting Relationship.  The Plan shall not confer upon any Grantee any right with respect to the Grantee’s Continuous Service, nor shall it interfere in any way with his or her right or the right of the Company or any Related Entity to terminate the Grantee’s Continuous Service at any time, with or without Cause, and with or without notice. The ability of the Company or any Related Entity to terminate the employment of a Grantee who is employed at will is in no way affected by its determination that the Grantee’s Continuous Service has been terminated for Cause for the purposes of this Plan.

16.    No Effect on Retirement and Other Benefit Plans.  Except as specifically provided in a retirement or other benefit plan of the Company or a Related Entity, Awards shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company or a Related Entity, and shall not affect any benefits under any other benefit plan of any kind or any benefit plan subsequently instituted under which the availability or amount of benefits is related to level of compensation. The Plan is not a “Retirement Plan” or “Welfare Plan” under the Employee Retirement Income Security Act of 1974, as amended.

17.    Unfunded Obligation.  Grantees shall have the status of general unsecured creditors of the Company. Any amounts payable to Grantees pursuant to the Plan shall be unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974, as amended. Neither the Company nor any Related Entity shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Grantee account shall not create or constitute a trust or fiduciary relationship between the Administrator, the Company or any Related Entity and a Grantee, or otherwise create any vested or beneficial interest in any Grantee or the Grantee’s creditors in any assets of the Company or a Related Entity. The Grantees shall have no claim against the Company or any Related Entity for any changes in the value of any assets that may be invested or reinvested by the Company with respect to the Plan.

ANNEX F

NMP, INC.

2004 EMPLOYEE STOCK PURCHASE PLAN

The following constitute the provisions of the 2004 Employee Stock Purchase Plan of NMP, Inc.

1.    Purpose.  The purpose of the Plan is to provide Employees of the Company and its Designated Parents or Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Code and the applicable regulations thereunder. The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

2.    Definitions.  As used herein, the following definitions shall apply:

(a)      “Administrator” means either the Board or a committee of the Board that is responsible for the administration of the Plan as is designated from time to time by resolution of the Board.

(b)     “Applicable Laws” means the legal requirements relating to the administration of employee stock purchase plans, if any, under applicable provisions of federal securities laws, state corporate and securities laws, the Code and the applicable regulations thereunder, the rules of any applicable stock exchange or national market system, and the rules of any foreign jurisdiction applicable to participation in the Plan by residents therein.

(c)      “Board” means the Board of Directors of the Company.

(d)     “Code” means the Internal Revenue Code of 1986, as amended.

(e)      “Common Stock” means the common stock of the Company.

(f)      “Company” means NMP, Inc., a Delaware corporation.

(g)     “Compensation” means an Employee’s base salary, wages, commissions, overtime and shift premiums received from the Company or one or more Designated Parents or Subsidiaries, including such amounts of base salary, wages, commissions, overtime and shift premiums as are deferred by the Employee (i) under a qualified cash or deferred arrangement described in Section 401(k) of the Code, or (ii) to a plan qualified under Section 125 of the Code. Compensation does not include bonuses, annual awards, other incentive payments, reimbursements or other expense allowances, fringe benefits (cash or noncash), moving expenses, deferred compensation, contributions (other than contributions described in the first sentence) made on the Employee’s behalf by the Company or one or more Designated Parents or Subsidiaries under any employee benefit or welfare plan now or hereafter established, and any other payments not specifically referenced in the first sentence.

(h)     “Corporate Transaction” means any of the following transactions:

(1)    a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated;

(2)    the sale, transfer or other disposition of all or substantially all of the assets of the Company (including the capital stock of the Company’s subsidiary corporations);

(3)    the complete liquidation or dissolution of the Company;

(4)    any reverse merger or series of related transactions culminating in a reverse merger (including, but not limited to, a tender offer followed by a reverse merger) in which the Company is the surviving entity but in which securities possessing more than forty percent (40%) of the total combined

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voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger or the initial transaction culminating in such merger but excluding any such transaction or series of related transactions that the Administrator determines shall not be a Corporate Transaction; or

(5)    acquisition in a single or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities but excluding any such transaction or series of related transactions that the Administrator determines shall not be a Corporate Transaction.

(i)      “Designated Parents or Subsidiaries” means the Parents or Subsidiaries that have been designated by the Administrator from time to time as eligible to participate in the Plan.

(j)      “Effective Date” means February 15, 2004. However, should any Parent or Subsidiary become a Designated Parent or Subsidiary after such date, then the Administrator, in its discretion, shall designate a separate Effective Date with respect to the employee-participants of such Designated Parent or Subsidiary.

(k)     “Employee” means any individual, including an officer or director, who is an employee of the Company or a Designated Parent or Subsidiary for purposes of Section 423 of the Code. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the individual’s employer. Where the period of leave exceeds ninety (90) days and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated on the ninety-first (91st) day of such leave, for purposes of determining eligibility to participate in the Plan.

(l)      “Enrollment Date” means the first day of each Offer Period.

(m)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(n)     “Exercise Date” means the last day of each Offer Period (or Purchase Period, if applicable).

(o)     “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(1)    If the Common Stock is listed on any established stock exchange or a national market system, including without limitation The Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the date of determination (or, if no closing sales price or closing bid was reported on that date, as applicable, on the last trading date such closing sales price or closing bid was reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(2)    If the Common Stock is regularly quoted on an automated quotation system (including the OTC Bulletin Board) or by a recognized securities dealer, but selling prices are not reported, the Fair Market Value of a share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the date of determination (or, if no such prices were reported on that date, on the last date such prices were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(3)    In the absence of an established market for the Common Stock of the type described in (1) and (2), above, the Fair Market Value thereof shall be determined by the Administrator in good faith.

(p)     “Offer Period” means an Offer Period established pursuant to Section 4(a) hereof.

(q)     “Parent” means a “parent corporation” of the Company, whether now or hereafter existing, as defined in Section 424(e) of the Code.

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(r)      “Participant” means an Employee of the Company or Designated Parent or Subsidiary who has completed a subscription agreement as set forth in Section 5(a) and is thereby enrolled in the Plan.

(s)      “Plan” means this Employee Stock Purchase Plan.

(t)      “Purchase Period” means a period specified as such pursuant to Section 4(b) hereof.

(u)     “Purchase Price” shall mean an amount equal to 85% of the Fair Market Value of a share of Common Stock on the Enrollment Date or on the Exercise Date, whichever is lower.

(v)     “Reserves” means, as of any date, the sum of (1) the number of shares of Common Stock covered by each then outstanding option under the Plan that has not yet been exercised and (2) the number of shares of Common Stock that have been authorized for issuance under the Plan but not then subject to an outstanding option.

(w)    “Subsidiary” means a “subsidiary corporation” of the Company, whether now or hereafter existing, as defined in Section 424(f) of the Code.

3.    Eligibility.

(a)    General.  Any individual who is an Employee on a given Enrollment Date shall be eligible to participate in the Plan for the Offer Period commencing with such Enrollment Date. No individual who is not an Employee shall be eligible to participate in the Plan.

(b)    Limitations on Grant and Accrual.  Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) if, immediately after the grant, such Employee (taking into account stock owned by any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own stock and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Parent or Subsidiary, or (ii) that permits the Employee’s rights to purchase stock under all employee stock purchase plans of the Company and its Parents or Subsidiaries to accrue at a rate that exceeds Twenty-Five Thousand Dollars (US$25,000) worth of stock (determined at the Fair Market Value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time. The determination of the accrual of the right to purchase stock shall be made in accordance with Section 423(b)(8) of the Code and the regulations thereunder.

(c)    Other Limits on Eligibility.  Notwithstanding Subsection (a), above, the following Employees shall not be eligible to participate in the Plan for any relevant Offer Period: (i) Employees whose customary employment is 20 hours or less per week; (ii) Employees whose customary employment is for not more than 5 months in any calendar year; (iii) Employees who are not employed by the Company or a Designated Parent or Subsidiary prior to the beginning of the applicable Offer Period; and (iv) Employees who are subject to rules or laws of a foreign jurisdiction that prohibit or make impractical the participation of such Employees in the Plan.

4.    Offer Periods.

(a)    The Plan shall be implemented through overlapping or consecutive Offer Periods until such time as (i) the maximum number of shares of Common Stock available for issuance under the Plan shall have been purchased or (ii) the Plan shall have been sooner terminated in accordance with Section 19 hereof. The maximum duration of an Offer Period shall be twenty-seven (27) months. Initially, the Plan shall be implemented through consecutive Offer Periods of six (6) months’ duration commencing each February 15 and August 15 following the Effective Date (except that the initial Offer Period shall commence on the Effective Date and shall end on August 14, 2004).

(b)    A Participant shall be granted a separate option for each Offer Period in which he or she participates. The option shall be granted on the Enrollment Date and shall be automatically exercised on the

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last day of the Offer Period. However, with respect to any Offer Period, the Administrator may specify shorter Purchase Periods within an Offer Period, such that the option granted on the Enrollment Date shall be automatically exercised in successive installments on the last day of each Purchase Period ending within the Offer Period.

(c)    Except as specifically provided herein, the acquisition of Common Stock through participation in the Plan for any Offer Period shall neither limit nor require the acquisition of Common Stock by a Participant in any subsequent Offer Period.

5.    Participation.

(a)    An eligible Employee may become a Participant in the Plan by completing a subscription agreement authorizing payroll deductions in the form of Exhibit A to this Plan (or such other form or method (including electronic forms) as the Administrator may designate from time to time) and filing it with the designated payroll office of the Company at least ten (10) business days prior to the Enrollment Date for the Offer Period in which such participation will commence, unless a later time for filing the subscription agreement is set by the Administrator for all eligible Employees with respect to a given Offer Period.

(b)    Payroll deductions for a Participant shall commence with the first partial or full payroll period beginning on the Enrollment Date and shall end on the last complete payroll period during the Offer Period, unless sooner terminated by the Participant as provided in Section 10.

6.    Payroll Deductions.

(a)    At the time a Participant files a subscription agreement, the Participant shall elect to have payroll deductions made during the Offer Period in amounts between one percent (1%) and not exceeding fifteen percent (15%) of the Compensation that the Participant receives during the Offer Period.

(b)    All payroll deductions made for a Participant shall be credited to the Participant’s account under the Plan and will be withheld in whole percentages only. A Participant may not make any additional payments into such account.

(c)    A Participant may discontinue participation in the Plan as provided in Section 10, or may increase or decrease the rate of payroll deductions during the Offer Period by completing and filing with the Company a change of status notice in the form of Exhibit B to this Plan (or such other form or method (including electronic forms) as the Administrator may designate from time to time) authorizing an increase or decrease in the payroll deduction rate. Any increase or decrease in the rate of a Participant’s payroll deductions shall be effective with the first full payroll period commencing ten (10) business days after the Company’s receipt of the change of status notice unless the Company elects to process a given change in participation more quickly. A Participant’s subscription agreement (as modified by any change of status notice) shall remain in effect for successive Offer Periods unless terminated as provided in Section 10. The Administrator shall be authorized to limit the number of payroll deduction rate changes during any Offer Period.

(d)    Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) herein, a Participant’s payroll deductions shall be decreased to 0%. Payroll deductions shall recommence at the rate provided in such Participant’s subscription agreement, as amended, at the time when permitted under Section 423(b)(8) of the Code and Section 3(b) herein, unless such participation is sooner terminated by the Participant as provided in Section 10.

7.    Grant of Option.  On the Enrollment Date, each Participant shall be granted an option to purchase (at the applicable Purchase Price) a maximum of 5,000 shares of Common Stock during the applicable Offer Period, subject to adjustment as provided in Section 18 hereof; provided (i) that such option shall be subject to the limitations set forth in Sections 3(b), 6 and 12 hereof. Exercise of the option shall occur as provided in Section 8, unless the Participant has withdrawn pursuant to Section 10, and the option, to the extent not exercised, shall expire on the last day of the Offer Period with respect to which such option was granted. Notwithstanding the

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foregoing, shares subject to the option may only be purchased with accumulated payroll deductions credited to a Participant’s account in accordance with Section 6 of the Plan. In addition, to the extent an option is not exercised on each Purchase Date, the option shall lapse and thereafter cease to be exercisable.

8.    Exercise of Option.  Unless a Participant withdraws from the Plan as provided in Section 10, below, the Participant’s option for the purchase of shares of Common Stock will be exercised automatically on each Exercise Date, by applying the accumulated payroll deductions in the Participant’s account to purchase the number of full shares subject to the option by dividing such Participant’s payroll deductions accumulated prior to such Exercise Date and retained in the Participant’s account as of the Exercise Date by the applicable Purchase Price. No fractional shares will be purchased; any payroll deductions accumulated in a Participant’s account that are not sufficient to purchase a full share shall be carried over to the next Offer Period (or Purchase Period, if applicable) or returned to the Participant, if the Participant withdraws from the Plan. Notwithstanding the foregoing, any amount remaining in a Participant’s account following the purchase of shares on the Exercise Date due to the application of Section 423(b)(8) of the Code or Section 7, above, shall be returned to the Participant and shall not be carried over to the next Offer Period (or Purchase Period, if applicable). During a Participant’s lifetime, a Participant’s option to purchase shares hereunder is exercisable only by the Participant.

9.    Delivery.  Upon receipt of a request from a Participant after each Exercise Date on which a purchase of shares occurs, the Company shall arrange the delivery to such Participant, as promptly as practicable, the shares purchased upon exercise of the Participant’s option in a manner determined by the Administrator in its discretion.

10.    Withdrawal; Termination of Employment.

(a)    A Participant may either (i) withdraw all but not less than all the payroll deductions credited to the Participant’s account and not yet used to exercise the Participant’s option under the Plan or (ii) terminate future payroll deductions, but allow accumulated payroll deductions to be used to exercise the Participant’s option under the Plan at any time by giving written notice to the Company in the form of Exhibit B to this Plan (or such other form or method (including electronic forms) as the Administrator may designate from time to time). If the Participant elects withdrawal alternative (i) described above, all of the Participant’s payroll deductions credited to the Participant’s account will be paid to such Participant as promptly as practicable after receipt of notice of withdrawal, such Participant’s option for the Offer Period will be automatically terminated, and no further payroll deductions for the purchase of shares will be made during the Offer Period. If the Participant elects withdrawal alternative (ii) described above, no further payroll deductions for the purchase of shares will be made during the Offer Period, all of the Participant’s payroll deductions credited to the Participant’s account will be applied to the exercise of the Participant’s option on the next Exercise Date (subject to Sections 3(b), 6, 7 and 12), and after such Exercise Date, such Participant’s option for the Offer Period will be automatically terminated and all remaining accumulated payroll deduction amounts shall be returned to the Participant. If a Participant withdraws from an Offer Period, payroll deductions will not resume at the beginning of the succeeding Offer Period unless the Participant delivers to the Company a new subscription agreement.

(b)    Upon termination of a Participant’s employment relationship (as described in Section 2(k)) prior to the next scheduled Exercise Date, the payroll deductions credited to such Participant’s account during the Offer Period but not yet used to exercise the option will be returned to such Participant or, in the case of his/her death, to the person or persons entitled thereto under Section 14, and such Participant’s option will be automatically terminated without exercise of any portion of such option.

11.    Interest.  No interest shall accrue on the payroll deductions credited to a Participant’s account under the Plan.

12.    Stock.

(a)    Subject to adjustment upon changes in capitalization of the Company as provided in Section 18, the maximum number of shares of Common Stock that shall be made available for sale under the Plan shall be

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500,000 shares, plus an annual increase to be added on the first business day of each calendar year beginning in 2005 equal to the lesser of (i) 200,000 shares, (ii) the number of shares purchased under the Plan in the preceding calendar year, or (iii) a lesser number of shares determined by the Administrator. With respect to any amendment to increase the total number of shares of Common Stock under the Plan, the Administrator shall have discretion to disallow the purchase of any increased shares of Common Stock for Offer Periods in existence prior to such increase. If the Administrator determines that on a given Exercise Date the number of shares with respect to which options are to be exercised may exceed (x) the number of shares then available for sale under the Plan or (y) the number of shares available for sale under the Plan on the Enrollment Date(s) of one or more of the Offer Periods in which such Exercise Date is to occur, the Administrator may make a pro rata allocation of the shares remaining available for purchase on such Enrollment Dates or Exercise Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine to be equitable, and shall either continue all Offer Periods then in effect or terminate any one or more Offer Periods then in effect pursuant to Section 19, below. Any amount remaining in a Participant’s payroll account following such pro rata allocation shall be returned to the Participant and shall not be carried over to any future Offer Period (or Purchase Period, if applicable), as determined by the Administrator.

(b)    A Participant will have no interest or voting right in shares covered by the Participant’s option until such shares are actually purchased on the Participant’s behalf in accordance with the applicable provisions of the Plan. No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date of such purchase.

(c)    Shares to be delivered to a Participant under the Plan will be deposited into a brokerage account for the benefit of the Participant and his or her spouse, as designated in the Participant’s subscription agreement.

13.    Administration. The Plan shall be administered by the Administrator, which shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Every finding, decision and determination made by the Administrator shall, to the full extent permitted by Applicable Law, be final and binding upon all persons.

14.    Designation of Beneficiary.

(a)    Each Participant will file a written designation of a beneficiary who is to receive any shares and cash, if any, from the Participant’s account under the Plan in the event of such Participant’s death. If a Participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.

(b)    Such designation of beneficiary may be changed by the Participant (and the Participant’s spouse, if any) at any time by written notice. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living (or in existence) at the time of such Participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Administrator), the Administrator shall deliver such shares and/or cash to the spouse (or domestic partner, as determined by the Administrator) of the Participant, or if no spouse (or domestic partner) is known to the Administrator, then to the issue of the Participant, such distribution to be made per stirpes (by right of representation), or if no issue are known to the Administrator, then to the heirs at law of the Participant determined in accordance with Section 27.

15.    Transferability.  No payroll deductions credited to a Participant’s account, options granted hereunder, or any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in Section 14 hereof) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Administrator may, in its sole discretion, treat such act as an election to withdraw funds from an Offer Period in accordance with Section 10.

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16.    Use of Funds.  All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions or hold them exclusively for the benefit of Participants. All payroll deductions received or held by the Company may be subject to the claims of the Company’s general creditors. Participants shall have the status of general unsecured creditors of the Company. Any amounts payable to Participants pursuant to the Plan shall be unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974, as amended. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Administrator, the Company or any Designated Parent or Subsidiary and a Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant’s creditors in any assets of the Company or a Designated Parent or Subsidiary. The Participants shall have no claim against the Company or any Designated Parent or Subsidiary for any changes in the value of any assets that may be invested or reinvested by the Company with respect to the Plan.

17.    Reports.  Individual accounts will be maintained for each Participant in the Plan. Statements of account will be given to Participants at least annually, which statements will set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased and the remaining cash balance, if any.

18.    Adjustments Upon Changes in Capitalization; Corporate Transactions.

(a)    Adjustments Upon Changes in Capitalization.  Subject to any required action by the stockholders of the Company, the Reserves, the Purchase Price, the maximum number of shares that may be purchased in any Offer Period, as well as any other terms that the Administrator determines require adjustment may be proportionately adjusted for (i) any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, (ii) any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company, or (iii) as the Administrator may determine in its discretion, any other transaction with respect to Common Stock including a corporate merger, consolidation, acquisition of property or stock, separation (including a spin-off or other distribution of stock or property), reorganization, liquidation (whether partial or complete) or any similar transaction; provided, however that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment, if any, shall be made by the Administrator and its determination shall be final, binding and conclusive. Except as the Administrator determines, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason hereof shall be made with respect to, the Reserves and the Purchase Price.

(b)    Corporate Transactions.  In the event of a proposed Corporate Transaction, each option under the Plan shall be assumed by such successor corporation or a parent or subsidiary of such successor corporation, unless the Administrator, in the exercise of its sole discretion and in lieu of such assumption, determines to shorten the Offer Period then in progress by setting a new Exercise Date (the “New Exercise Date”). If the Administrator shortens the Offer Period then in progress in lieu of assumption in the event of a Corporate Transaction, the Administrator shall notify each Participant in writing at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that either:

(1)    the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offer Period as provided in Section 10; or

(2)    the Company shall pay to the Participant on the New Exercise Date an amount in cash, cash equivalents, or property as determined by the Administrator that is equal to the excess, if any, of (i) the Fair Market Value of the shares subject to the option over (ii) the Purchase Price due had the Participant’s option been exercised automatically under Subsection (b)(i) above. In addition, all remaining accumulated payroll deduction amounts shall be returned to the Participant.

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(c)    For purposes of Subsection 18, an option granted under the Plan shall be deemed to be assumed if, in connection with the Corporate Transaction, the option is replaced with a comparable option with respect to shares of capital stock of the successor corporation or Parent thereof. The determination of option comparability shall be made by the Administrator prior to the Corporate Transaction and its determination shall be final, binding and conclusive on all persons.

19.    Amendment or Termination.

(a)    The Administrator may at any time and for any reason terminate or amend the Plan. Except as provided in Section 18, no such termination can adversely affect options previously granted, provided that the Plan or any one or more Offer Periods may be terminated by the Administrator on any Exercise Date or by the Administrator establishing a new Exercise Date with respect to any Offer Period (and/or any Purchase Period, if applicable) then in progress if the Administrator determines that the termination of the Plan or such one or more Offer Periods is in the best interests of the Company and its stockholders. Except as provided in Section 18 and this Section 19, no amendment may make any change in any option theretofore granted that adversely affects the rights of any Participant without the consent of affected Participants. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other Applicable Law), the Company shall obtain stockholder approval of any amendment in such a manner and to such a degree as required.

(b)    Without stockholder consent and without regard to whether any Participant rights may be considered to have been “adversely affected,” the Administrator shall be entitled to limit the frequency and/or number of changes in the amount withheld during Offer Periods, implement and/or change the length of Purchase Periods within any Offer Period, determine the length of any future Offer Period, determine whether future Offer Periods shall be consecutive or overlapping, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, establish additional terms, conditions, rules or procedures to accommodate the rules or laws of applicable foreign jurisdictions, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable and that are consistent with the Plan, in each case to the extent consistent with the requirements of Code Section 423 and other Applicable Laws.

20.    Notices.  All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Administrator at the location, or by the person, designated by the Administrator for the receipt thereof.

21.    Conditions Upon Issuance of Shares.  Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all Applicable Laws and shall, when appropriate as determined by the Administrator in its discretion, be further subject to the approval of counsel for the Company with respect to such compliance. As a condition to the exercise of an option, the Company may require the Participant to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned Applicable Laws or is otherwise advisable. In addition, no options shall be exercised or shares issued hereunder before the Plan shall have been approved by stockholders of the Company as provided in Section 23.

22.    Term of Plan.  The Plan shall become effective upon its approval by the stockholders of the Company. It shall continue in effect for a term of ten (10) years unless sooner terminated under Section 19.

23.    No Employment Rights.  The Plan does not, directly or indirectly, create any right for the benefit of any employee or class of employees to purchase any shares under the Plan, or create in any employee or class of

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employees any right with respect to continuation of employment by the Company or a Designated Parent or Subsidiary, and it shall not be deemed to interfere in any way with such employer’s right to terminate, or otherwise modify, an employee’s employment at any time.

24.    No Effect on Retirement and Other Benefit Plans.  Except as specifically provided in a retirement or other benefit plan of the Company or a Designated Parent or Subsidiary, participation in the Plan shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company or a Designated Parent or Subsidiary, and shall not affect any benefits under any other benefit plan of any kind or any benefit plan subsequently instituted under which the availability or amount of benefits is related to level of compensation. The Plan is not a “Retirement Plan” or “Welfare Plan” under the Employee Retirement Income Security Act of 1974, as amended.

25.    Effect of Plan.  The provisions of the Plan shall, in accordance with its terms, be binding upon, and inure to the benefit of, all successors of each Participant, including, without limitation, such Participant’s estate and the executors, administrators or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of such Participant.

26.    Governing Law.  The Plan is to be construed in accordance with and governed by the internal laws of the State of California without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the parties, except to the extent the internal laws of the State of California are superseded by the laws of the United States. Should any provision of the Plan be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.

27.    Dispute Resolution.  The provisions of this Section 27 (and as restated in the Subscription Agreement) shall be the exclusive means of resolving disputes arising out of or relating to the Plan. The Company and the Participant, or their respective successors (the “parties”), shall attempt in good faith to resolve any disputes arising out of or relating to the Plan by negotiation between individuals who have authority to settle the controversy. Negotiations shall be commenced by either party by notice of a written statement of the party’s position and the name and title of the individual who will represent the party. Within thirty (30) days of the written notification, the parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to resolve the dispute. If the dispute has not been resolved by negotiation, the parties agree that any suit, action, or proceeding arising out of or relating to the Plan shall be brought in the United States District Court for the Northern District of California (or should such court lack jurisdiction to hear such action, suit or proceeding, in a California state court in the County of San Francisco) and that the parties shall submit to the jurisdiction of such court. The parties irrevocably waive, to the fullest extent permitted by law, any objection the party may have to the laying of venue for any such suit, action or proceeding brought in such court. THE PARTIES ALSO EXPRESSLY WAIVE ANY RIGHT THEY HAVE OR MAY HAVE TO A JURY TRIAL OF ANY SUCH SUIT, ACTION OR PROCEEDING. If any one or more provisions of this Section 27 shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

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Exhibit A

NMP, Inc. 2004 Employee Stock Purchase Plan

SUBSCRIPTION AGREEMENT

Effective with the Offer Period beginning on:

☐  February 15, 2004    or    ☐  August 15, 2004

1.	Personal Information. All shares of the Company’s Common Stock purchased under the NMP, Inc. 2004 Employee Stock Purchase Plan (the “ESPP”) must be deposited into a brokerage account for the benefit of the Employee and his or her spouse (if applicable). Please complete your personal information requested below.

Complete the information about your spouse only if you would like the shares to be deposited into a brokerage account for the benefit of you and your spouse as the joint owners of any Common Stock of the Company that you purchase under the ESPP.

Please Print Clearly:

Your Legal Name
(Last) (First) (MI)	Location	Department

Street Address
Daytime Telephone

City, State/Country, Zip
E-Mail Address

Social Security No. - - Employee I.D. No.
	Manager	Mgr. Location

Legal Name of Spouse
(Last) (First) (MI)

Street Address
Daytime Telephone

City, State/Country, Zip
E-Mail Address

Social Security No. - -

2.	Eligibility Any Employee whose customary employment is more than 20 hours per week and more than 5 months per calendar year, who was an Employee prior to the beginning of the applicable Offer Period and who does not hold (directly or indirectly) five percent (5%) or more of the combined voting power of the Company, a parent or a subsidiary, whether in stock or options to acquire stock is eligible to participate in the ESPP; provided, however, that Employees who are subject to the rules or laws of a foreign jurisdiction that prohibit or make impractical the participation of such Employees in the ESPP are not eligible to participate.

3.	Definitions. Each capitalized term in this Subscription Agreement shall have the meaning set forth in the ESPP.

4.	Subscription. I hereby elect to participate in the ESPP and subscribe to purchase shares of the Company’s Common Stock in accordance with this Subscription Agreement and the ESPP. I have received a complete copy of the ESPP and a prospectus describing the ESPP and understand that my participation in the ESPP is in all respects subject to the terms of the ESPP. The effectiveness of this Subscription Agreement is dependent on my eligibility to participate in the ESPP.

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5.	Payroll Deduction Authorization. I hereby authorize payroll deductions from my Compensation during the Offer Period in the percentage specified below (payroll reductions may not exceed 15% of Compensation nor the limitation under Section 423(b)(8) of the Code and the regulations

Percentage to be Deducted (circle one)		1%	2%	3%	4%	5%	6%	7%	8%
	9%	10%	11%	12%	13%	14%	15%

thereunder):

I understand that the Company is not obligated to segregate my payroll deductions or hold them exclusively for my benefit. All payroll deductions received or held by the Company are subject to the claims of the Company’s general creditors, and I do not have rights greater than those of any unsecured creditor of the Company.

6.	ESPP Accounts and Purchase Price. I understand that all payroll deductions will be credited to my account under the ESPP. No additional payments may be made to my account. No interest will be credited on funds held in the account at any time including any refund of the account caused by withdrawal from the ESPP. All payroll deductions shall be accumulated for the purchase of Company Common Stock at the applicable Purchase Price determined in accordance with the ESPP.

7.	Withdrawal and Changes in Payroll Deduction. I understand that I may discontinue my participation in the ESPP at any time prior to an Exercise Date as provided in Section 10 of the ESPP, but if I do not withdraw from the ESPP, any accumulated payroll deductions will be applied automatically to purchase Company Common Stock. I may increase or decrease the rate of my payroll deductions in whole percentage increments to not less than one percent (1%) on one occasion during any Offer Period by completing and timely filing a Change of Status Notice. Any increase or decrease will be effective for the full payroll period occurring after ten (10) business days from the Company’s receipt of the Change of Status Notice.

8.	Perpetual Subscription. I understand that this Subscription Agreement shall remain in effect for successive Offer Periods until I withdraw from participation in the ESPP, or termination of the ESPP.

9.	Taxes. I have reviewed the ESPP prospectus discussion of the federal tax consequences of participation in the ESPP and consulted with tax consultants as I deemed advisable prior to my participation in the ESPP. I hereby agree to notify the Company in writing within thirty (30) days of any disposition (transfer or sale) of any shares purchased under the ESPP if such disposition occurs within two (2) years of the Enrollment Date (the first day of the Offer Period during which the shares were purchased) or within one (1) year of the Exercise Date (the date I purchased such shares), and I will make adequate provision to the Company for foreign, federal, state or other tax withholding obligations, if any, which arise upon the disposition of the shares. In addition, the Company may withhold from my Compensation any amount necessary to meet applicable tax withholding obligations incident to my participation in the ESPP, including any withholding necessary to make available to the Company any tax deductions or benefits contingent on such withholding.

10.

Dispute Resolution.    The provisions of this Section 10 and Section 27 of the ESPP shall be the exclusive means of resolving disputes arising out of or relating to the Plan. The Company and I, or our respective successors (the “parties”), shall attempt in good faith to resolve any disputes arising out of or relating to the Plan by negotiation between individuals who have authority to settle the controversy. Negotiations shall be commenced by either party by notice of a written statement of the party’s position and the name and title of the individual who will represent the party. Within thirty (30) days of the written notification, the parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to resolve the dispute. If the dispute has not been resolved by negotiation, the Company and I agree that any suit, action, or proceeding arising out of or relating to the Plan shall be brought in the United States District Court for the Northern District of California (or should such court lack jurisdiction to hear such action, suit or proceeding, in a California state court in the County of San Francisco) and that we shall submit to the jurisdiction of such court. The Company and I irrevocably waive, to the fullest extent permitted by law, any objection we may have to the laying of venue for any such suit, action or proceeding

F-A-2

brought in such court. THE COMPANY AND I ALSO EXPRESSLY WAIVE ANY RIGHT WE HAVE OR MAY HAVE TO A JURY TRIAL OF ANY SUCH SUIT, ACTION OR PROCEEDING. If any one or more provisions of this Section 10 or Section 27 of the ESPP shall for any reason be held invalid or unenforceable, it is the specific intent of the Company and me that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

11.	Designation of Beneficiary. In the event of my death, I hereby designate the following person or trust as my beneficiary to receive all payments and shares due to me under the ESPP:

☐  I am single    ☐  I am married

Beneficiary (please print)	Relationship to Beneficiary (if any)
(Last) (First) (MI)
Street Address

City, State/Country, Zip

12.	Termination of ESPP. Subject to Section 19 of the ESPP, which generally prohibits any changes that adversely affect my rights without my consent, I understand that the Company nevertheless has the right, exercisable in its sole discretion, to amend or terminate the ESPP at any time, and a termination may be effective as early as an Exercise Date, including the establishment of an alternative date for an Exercise Date within each outstanding Offer Period.

Date:	Employee Signature:

spouse’s signature (if beneficiary is other than spouse)

F-A-3

Exhibit B

NMP, Inc. 2004 Employee Stock Purchase Plan

CHANGE OF STATUS NOTICE

Participant Name (Please Print)

Social Security Number

Withdrawal From ESPP

I hereby withdraw from the NMP, Inc. 2004 Employee Stock Purchase Plan (the “ESPP”) and agree that my option under the applicable Offer Period will be automatically terminated and all accumulated payroll deductions credited to my account will be refunded to me or applied to the purchase of Common Stock depending on the alternative indicated below. No further payroll deductions will be made for the purchase of shares in the applicable Offer Period and I shall be eligible to participate in a future Offer Period only by timely delivery to the Company of a new Subscription Agreement.

☐	Withdrawal and Purchase of Common Stock

Payroll deductions will terminate, but your account balance will be applied to purchase Common Stock on the next Exercise Date. Any remaining balance will be refunded.

☐	Withdrawal Without Purchase of Common Stock

Entire account balance will be refunded to me and no Common Stock will be purchased on the next Exercise Date provided this notice is submitted to the Company ten (10) business days prior to the next Exercise Date.

☐	Change in Payroll Deduction

I hereby elect to change my rate of payroll deduction under the ESPP as follows (select one):

Percentage to be Deducted (circle one)	1%	2%	3%	4%	5%	6%	7%	8%
9%	10%	11%	12%	13%	14%	15%

An increase or a decrease in payroll deduction will be effective for the first full payroll period commencing no fewer than ten (10) business days following the Company’s receipt of this notice, unless this change is processed more quickly.

☐	Change of Beneficiary ☐ I am single ☐ I am married

This change of beneficiary shall terminate my previous beneficiary designation under the ESPP. In the event of my death, I hereby designate the following person or trust as my beneficiary to receive all payments and shares due to me under the ESPP:

Beneficiary (please print)	Relationship to Beneficiary (if any)

(Last) (First) (MI)

Street Address

City, State/Country, Zip

Date:	Employee Signature:

spouse’s signature (if new beneficiary is other than spouse)

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification Of Directors And Officers

Section 145(a) of the General Corporation Law of the State of Delaware (“DGCL”) provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.

Section 145(g) of the DGCL provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law.

Article VIII of the Registrant’s Certificate of Incorporation to be effective upon completion of the merger will provide for indemnification of directors, officers and other persons as follows:

A.    To the fullest extent permitted by law, no director of the corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the DGCL is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

B.    To the extent permitted by applicable law, the corporation is also authorized to provide indemnification of (and advancement of expenses to) agents (and any other persons to which Delaware law permits this corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to the corporation, its stockholders, and others.

Article 6 of the Registrant’s bylaws to be effective upon completion of the merger will provide that:

Section 6.1    Indemnification of Officers and Directors.    Each person who was or is made a party to, or is threatened to be made a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she (or a person of whom he or she is the legal representative), is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer of another corporation (including any subsidiary of the corporation), or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, shall be indemnified and held harmless by the corporation to the fullest extent permitted by the DGCL, against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators.

Section 6.2    Advance of Expenses.    The corporation shall pay all expenses (including attorneys’ fees) incurred by such a director or officer in defending any such proceeding as they are incurred in advance of its final disposition; provided, however, that if the DGCL then so requires, the payment of such expenses incurred by such a director or officer in advance of the final disposition of such proceeding shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it should be determined ultimately that such director or officer is not entitled to be indemnified under this Article 6 or otherwise; and provided, further, that the corporation shall not be required to advance any expenses to a person against whom the corporation directly brings a claim, in a proceeding, alleging that such person has breached his or her duty of loyalty to the corporation, committed an act or omission not in good faith or that involves intentional misconduct or a knowing violation of law, or derived an improper personal benefit from a transaction.

Section 6.3    Non-Exclusivity of Rights.    The rights conferred on any person in this Article 6 shall not be exclusive of any other right that such person may have or hereafter acquire under any statute, provision of the certificate of incorporation, bylaws, agreement, vote or consent of stockholders or disinterested directors, or otherwise. Additionally, nothing in this Article 6 shall limit the ability of the corporation, in its discretion, to indemnify or advance expenses to persons whom the corporation is not obligated to indemnify or advance expenses pursuant to this Article 6.

Section 6.4    Indemnification Contracts.    The board of directors is authorized to cause the corporation to enter into indemnification contracts with any director, officer, employee or agent of the corporation, or any person serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including employee benefit plans, providing indemnification rights to such person. Such rights may be greater than those provided in this Article 6.

See also the undertakings set out in Item 22 herein.

Item 21.    Exhibits And Financial Statement Schedules

(a)    See Exhibit Index.

(b)    The following financial statements have been filed as a part of this Registration Statement on Form S-4:

1.	Index to the Financial Statements of MarketWatch.com, Inc.:

Description—Years Ended December 31, 2002 and 2001:

Report of PricewaterhouseCoopers LLP, Independent Accountants

Consolidated Balance Sheets as of December 31, 2002 and 2001

Consolidated Statements of Operations for the years ended December 31, 2002, 2001 and 2000

Consolidated Statements of Stockholders’ Equity for the years ended December 31, 2002, 2001 and 2000

Consolidated Statements of Cash Flows for the years ended December 31, 2002, 2001 and 2000

Notes to Consolidated Financial Statements for the years ended December 31, 2002, 2001 and 2000

Description—Nine Months Ended September 30, 2003:

Condensed Consolidated Balance Sheets as of September 30, 2003 (unaudited) and December 31, 2002

Unaudited Condensed Consolidated Statements of Operations for the three and nine months ended September 30, 2003 and 2002

Unaudited Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2003 and 2002

Notes to Condensed Consolidated Financial Statements as of September 30, 2003 (unaudited)

Description:  Schedules of MarketWatch.com, Inc.:

All other schedules of MarketWatch are omitted because they are not applicable or the required information is included in the attached consolidated financial statements or the related notes for the year ended December 31, 2002 and the quarter ended September 30, 2003.

2.	Index to the Financial Statements of Pinnacor Inc.:

Description—Years Ended December 31, 2002 and 2001:

Report of Deloitte & Touche LLP, Independent Auditors

Consolidated Balance Sheets as of December 31, 2002 and 2001

Consolidated Statements of Operations for the years ended December 31, 2002, 2001 and 2000

Consolidated Statements of Changes in Stockholders’ Equity (Deficiency) for the years ended December 31, 2002, 2001 and 2000

Consolidated Statements of Cash Flows for the years ended December 31, 2002, 2001 and 2000

Notes to Consolidated Financial Statements for the years ended December 21, 2002, 2001 and 2000

Description—Nine Months Ended September 30, 2003:

Condensed Consolidated Balance Sheets as of September 30, 2003 (unaudited) and December 31, 2002

Unaudited Condensed Consolidated Statements of Operations for the three and nine months ended September 30, 2003 and 2002

Unaudited Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2003 and 2002

Notes to Condensed Consolidated Financial Statements as of September 30, 2003 (unaudited)

Description: Schedules of Pinnacor Inc.

All other schedules of Pinnacor are omitted because they are not applicable or the required information is included in the attached consolidated financial statements or the related notes for the year ended December 31, 2002 and the quarter ended September 30, 2003.

3.	Index to the Financial Statements of Inlumen, Inc.:

Description—Years Ended December 31, 2001 and 2000:

Report of PricewaterhouseCoopers LLP, Independent Accountants

Consolidated Balance Sheets as of December 31, 2001 and 2000

Consolidated Statements of Operations for the years ended December 31, 2001 and 2000

Consolidated Statements of Changes in Mandatorily Redeemable Convertible Preferred Stock and Stockholders’ Equity for the year ended December 31, 2001

Consolidated Statements of Cash Flows for the years ended December 31, 2001 and 2000

Notes to Consolidated Financial Statements for the years ended December 31, 2001 and 2000

Description—Quarter Ended September 30, 2002:

Unaudited Consolidated Balance Sheets as of September 30, 2002 and 2001

Unaudited Consolidated Statements of Operations for the nine months ended September 30, 2002 and 2001

Unaudited Consolidated Statements of Cash Flows for the nine months ended September 30, 2002 and 2001

Notes to Unaudited Consolidated Financial Statements for the nine months ended September 30, 2002 and 2001

Description:  Schedules of Inlumen, Inc.

All other schedules of Inlumen are omitted because they are not applicable or the required information is included in the attached consolidated financial statements or the related notes for the years ended December 31, 2001 and 2000 and the quarter ended September 30, 2002.

(c)	Opinions

1.	Opinion of UBS, attached as Annex B to the joint proxy statement-prospectus which is part of this registration statement.

2.	Opinion of Citigroup Global Markets Inc., attached as Annex C to the joint proxy statement-prospectus which is part of this registration statement.

Item 22.    Undertakings

The undersigned Registrant hereby undertakes:

(1)    that before any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

(2)    that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)    to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form S-4 under the Securities Act of 1933, within one business day of receipt of any such request, and to send the incorporated documents by first class mail or other equally prompt means, including information contained in documents filed after the effective date of the registration statement through the date of responding to such request; and

(4)    to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim of indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, California on December 15, 2003.

NMP, INC. (Registrant)

By:	/s/ LAWRENCE S. KRAMER

Lawrence S. Kramer Chief Executive Officer and Chairman (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lawrence S. Kramer, Joan P. Platt and Douglas S. Appleton, or each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments to this Registration Statement on Form S-4, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their, his or her substitutes or substitute, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* Lawrence S. Kramer	Chief Executive Officer and Chairman (Principal Executive Officer)	December 15, 2003

/s/ JOAN P. PLATT Joan P. Platt	Chief Financial Officer (Principal Financial and Accounting Officer)	December 15, 2003

* Peter Glusker	Director	December 15, 2003

* Christie Hefner	Director	December 15, 2003

* Andrew Heyward	Director	December 15, 2003

* Philip Hoffman	Director	December 15, 2003

* Robert Lessin	Director	December 15, 2003

Signature	Title	Date

* Jeffrey Rayport	Director	December 15, 2003

* Zachary Leonard	Director	December 15, 2003

/S/ DOUGLAS W. MCCORMICK Douglas W. McCormick	Director	December 15, 2003

*By:	/s/ JOAN P. PLATT

Joan P. Platt Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Exhibit Title
2.1	Agreement and Plan of Merger, dated July 22, 2003, by and among NMP, Inc., MarketWatch.com, Inc., Pinnacor Inc., Maple Merger Sub, Inc. and Pine Merger Sub, Inc. (Incorporated by reference to Exhibit 99.1, filed with MarketWatch.com, Inc.’s Report on Form 8-K (File No. 000-25113) on July 23, 2003).

2.2	Amendment No. 1 to the Agreement and Plan of Merger, dated December 15, 2003, by and among NMP, Inc., MarketWatch.com, Inc., Pinnacor Inc., Maple Merger Sub, Inc. and Pine Merger Sub, Inc. (Incorporated by reference to Exhibit 99.1 filed with MarketWatch.com, Inc.’s Report on Form 8-K (File No. 000-25113) on December 15, 2003).

3.1	Registrant’s Certificate of Incorporation.†

3.2	Registrant’s Bylaws.†

4.1	Form of Specimen Stock Certificate for Registrant’s Common Stock.†

4.2	Registration Rights Agreement dated January 13, 1999, by and among MarketWatch.com, Inc., CBS Broadcasting Inc. and Data Broadcasting Corporation (Incorporated by reference to Exhibit 4.02, filed with MarketWatch.com, Inc.’s Annual Report on Form 10-K (File No. 000-25113) on March 31, 1999).

4.3	Stockholders’ Agreement dated January 13, 1999, by and among MarketWatch.com, Inc., MarketWatch LLC, CBS Broadcasting Inc. and Data Broadcasting Corporation (Incorporated by reference to Exhibit 4.03, filed with MarketWatch.com, Inc.’s Annual Report on Form 10-K (File No. 000-25113) on March 31, 1999).

5.1	Opinion of Morrison & Foerster LLP, together with consent.†

8.1	Revised Tax Opinion of Morrison & Foerster LLP, together with consent.*

8.2	Revised Tax Opinion of Skadden, Arps, Slate, Meagher & Flom LLP, together with consent.*

9.1	Form of Voting Agreement, dated as of July 22, 2003, by and among NMP, Inc., MarketWatch.com, Inc. and Each of Certain Stockholders of Pinnacor Inc. (Incorporated by reference to Exhibit 99.3, filed with MarketWatch.com, Inc.’s Report on Form 8-K (File No. 000-25113) on July 23, 2003).

9.2	Voting and Waiver Agreement, dated July 22, 2003, by and among MarketWatch.com, Inc., NMP, Inc., Pinnacor Inc., CBS Broadcasting Inc. and Pearson International Finance Ltd. (Incorporated by reference to Exhibit 99.2, filed with MarketWatch.com, Inc.’s Report on Form 8-K (File No. 000-25113) on July 23, 2003).

10.1	Form of Affiliate Agreement, dated as of July 22, 2003, by and among NMP, Inc., MarketWatch.com, Inc. and Each of Certain Stockholders of Pinnacor Inc. (Incorporated by reference to Exhibit 99.4, filed with MarketWatch.com, Inc.’s Report on Form 8-K (File No. 000-25113) on July 23, 2003).

10.2	Lease, dated as of August 27, 1998, between MarketWatch.com, Inc. and CBS Corporation (Incorporated by reference to Exhibit 10.06, filed with MarketWatch.com, Inc.’s Registration Statement on Form S-1 (File No. 333-65569) on October 13, 1998).

10.3	Amended and Restated License Agreement, dated January 13, 1999, between MarketWatch.com, Inc. and CBS Broadcasting Inc. (Incorporated by reference to Exhibit 10.07, filed with MarketWatch.com, Inc.’s Annual Report on Form 10-K (File No. 000-25113) on March 31, 1999).

10.4	Amended and Restated Services Agreement, dated January 13, 1999, between MarketWatch.com, Inc. and Data Broadcasting Corporation (Incorporated by reference to Exhibit 10.08, filed with MarketWatch.com, Inc.’s Annual Report on Form 10-K (File No. 000-25113) on March 31, 1999).

Exhibit Number	Exhibit Title

10.5	Amended and Restated Employment Agreement, dated as of July 1, 2002, between MarketWatch.com, Inc. and Lawrence S. Kramer (Incorporated by reference to Exhibit 10.31, filed with MarketWatch.com, Inc.’s Quarterly Report on Form 10-Q (File No. 000-25113) on November 14, 2002).

10.6	Employment Agreement, dated December 1, 2001, between MarketWatch.com, Inc. and Kathleen Yates (Incorporated by reference to Exhibit 10.26, filed with MarketWatch.com, Inc.’s Quarterly Report on Form 10-Q (File No. 000-25113) on November 14, 2002).

10.7	Amended and Restated Employment Agreement, dated as of March 10, 2003, between MarketWatch.com, Inc. and Joan Platt (Incorporated by reference to Exhibit 10.30, filed with MarketWatch.com, Inc.’s Quarterly Report on Form 10-Q (File No. 000-25113) on November 14, 2002).

10.8	Employment Agreement, dated as of October 2, 2000, between MarketWatch.com, Inc. and William Bishop (Incorporated by reference to Exhibit 10.21, filed with MarketWatch.com, Inc.’s Quarterly Report on Form 10-Q (File No. 000-25113) on November 14, 2000).

10.9	Employment Agreement, dated April 28, 1999, between MarketWatch.com, Inc. and Scott Kinney (Incorporated by reference to Exhibit 10.23, filed with MarketWatch.com, Inc.’s Annual Report on Form 10-K (File No. 000-25113) on April 1, 2002).

10.10	Employment Agreement, dated January 1, 2002, between MarketWatch.com, Inc. and Scot McLernon (Incorporated by reference to Exhibit 10.27, filed with MarketWatch.com, Inc.’s Quarterly Report on Form 10-Q (File No. 000-25113) on November 14, 2002).

10.11	Employment Agreement, dated January 1, 2002, between MarketWatch.com, Inc. and Dave Callaway (Incorporated by reference to Exhibit 10.28, filed with MarketWatch.com, Inc.’s Quarterly Report on Form 10-Q (File No. 000-25113) on November 14, 2002).

10.12	Employment Agreement, dated February 11, 2002, between MarketWatch.com, Inc. and Jamie Thingelstad (Incorporated by reference to Exhibit 10.29, filed with MarketWatch.com, Inc.’s Quarterly Report on Form 10-Q (File No. 000-25113) on November 14, 2002).

10.13	Employment Agreement, effective as of March 17, 2003, between MarketWatch.com, Inc. and Douglas S. Appleton (Incorporated by reference to Exhibit 10.32, filed with MarketWatch.com, Inc.’s Quarterly Report on Form 10-Q (File No. 000-25113) on May 15, 2003).

10.14	Master Agreement No. 2430, dated December 9, 1999, between Pinnacor Inc. and Cisco Systems Capital Corp (Incorporated by reference to Exhibit 10.1, filed with Pinnacor Inc.’s Registration Statement on Form S-1 (File No. 333-30548) initially filed on February 16, 2000).

10.15	Agreement of Lease, dated March 31, 1999, between Pinnacor Inc. and 601 West Associates LLC (Incorporated by reference to Exhibit 10.2.1, filed with Pinnacor Inc.’s Registration Statement on Form S-1 (File No. 333-30548) initially filed on February 16, 2000).

10.16	First Lease Modification Agreement, dated June 18 1999, between Pinnacor Inc. and 601 West Associates LLC (Incorporated by reference to Exhibit 10.2.2, filed with Pinnacor Inc.’s Registration Statement on Form S-1 (File No. 333-30548) initially filed on February 16, 2000).

10.17	Lease Modification and Expansion Agreement, dated July 14, 2000, between Pinnacor Inc. and 601 West Associates, LLC (Incorporated by reference to Exhibit 10.27, filed with Pinnacor Inc.’s Registration Statement on Form S-1 (File No. 333-30548) initially filed on February 16, 2000).

10.18	Warrant Agreement, dated June 7, 1999, between Pinnacor Inc. and Deutsche Bank Securities Inc. (Incorporated by reference to Exhibit 10.3, filed with Pinnacor Inc.’s Registration Statement on Form S-1 (File No. 333-30548) initially filed on February 16, 2000).

Exhibit Number	Exhibit Title
10.19	Warrant Agreement, dated June 10, 1999, between Pinnacor Inc. and Carter, Ledyard, Milburn, LLP (Incorporated by reference to Exhibit 10.4, filed with Pinnacor Inc.’s Registration Statement on Form S-1 (File No. 333-30548) initially filed on February 16, 2000).

10.20	Warrant Agreement, dated June 15, 1999, between Pinnacor Inc. and Hut Sachs Studio (Incorporated by reference to Exhibit 10.9, filed with Pinnacor Inc.’s Registration Statement on Form S-1 (File No. 333-30548) initially filed on February 16, 2000).

10.21	Warrant Agreement, dated August 16, 2000, between Pinnacor Inc. and Mad Dogs and Englishmen (Incorporated by reference to Exhibit 10.23, filed with Pinnacor Inc.’s Registration Statement on Form S-1 (File No. 333-30548) initially filed on February 16, 2000).

10.22	Master Lease Agreement, dated March 2, 2000, between Pinnacor Inc. and Jacom Computer Services, Inc. (Incorporated by reference to Exhibit 10.20, filed with Pinnacor Inc.’s Registration Statement on Form S-1 (File No. 333-30548) initially filed on February 16, 2000).

10.23	Lease Agreement, dated February 17, 2000, between Pinnacor Inc. and Working Capital Technologies of America (Incorporated by reference to Exhibit 10.21, filed with Pinnacor Inc.’s Registration Statement on Form S-1 (File No. 333-30548) initially filed on February 16, 2000).

10.24	Lease Agreement, dated June 13, 2000, between Pinnacor Inc. and Northbridge House Limited (Incorporated by reference to Exhibit 10.22, filed with Pinnacor Inc.’s Registration Statement on Form S-1 (File No. 333-30548) initially filed on February 16, 2000).

10.25	Registrant’s 2004 Equity Incentive Plan (included as Annex E to the joint proxy statement-prospectus forming a part of this registration statement and incorporated herein by reference).*

10.26	Registrant’s 2004 Employee Stock Purchase Plan (included as Annex F to the joint proxy statement-prospectus forming a part of this registration statement and incorporated herein by reference).*

10.27	Amendment No. 1 to Voting and Waiver Agreement, dated December 15, 2003, by and among MarketWatch.com, Inc., NMP, Inc., Pinnacor Inc., CBS Broadcasting Inc. and Pearson International Finance Ltd. (Incorporated by reference to Exhibit 99.2 filed with MarketWatch.com, Inc.’s Report on Form 8-K (File No. 000-25113) on December 15, 2003).

23.1	Consent of PricewaterhouseCoopers LLP, independent accountants.*

23.2	Consent of Deloitte & Touche LLP, independent auditors.*

23.3	Consent of PricewaterhouseCoopers LLP, independent accountants.*

23.4	Consents of Morrison & Foerster LLP (included as part of its opinions filed as Exhibits 5.1 and 8.1).*

23.5	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included as part of its opinion filed as Exhibit 8.2).*

24.1	Power of Attorney (See Page II-6 of Registration Statement on Form S-4).

99.1	Form of Proxy for MarketWatch.com, Inc.’s Special Meeting of Stockholders.*

99.2	Form of Proxy for Pinnacor, Inc.’s Special Meeting of Stockholders.*

99.3	Form of Merger Consideration Form of Election.*

99.4	Consent of UBS Securities LLC.†

99.5	Consent of Citigroup Global Markets Inc.†

†	Previously filed.
*	Filed herewith.